Form 10-K, Exhibit 13
period 1993-12-31
ST PAUL BANCORP INC
filed 1994-03-30
CIK 810578

FINANCIAL HIGHLIGHTS
- --------------------------------------------------------------------------------
AT OR FOR THE YEARS ENDED DECEMBER 31 --  DOLLARS IN THOUSANDS EXCEPT PER
SHARE AMOUNTS

                                                                                                                          Exhibit 13


                                                                        1993                    1992                    1991
                                                                    -----------              -----------             -----------
EARNINGS AND DIVIDENDS
Net interest income before provision for loan losses. . . . . .     $   123,955              $   112,843             $    98,804
Provision for loan losses . . . . . . . . . . . . . . . . . . .          10,750                   10,625                  11,100
Net income  . . . . . . . . . . . . . . . . . . . . . . . . . .          41,387                   37,685                  27,192
Earnings per share: (1)
  Primary . . . . . . . . . . . . . . . . . . . . . . . . . . .            2.03                     2.00                    1.48
  Fully diluted . . . . . . . . . . . . . . . . . . . . . . . .            2.03                     1.98                    1.48
Dividends per share (1) . . . . . . . . . . . . . . . . . . . .            0.27                     0.27                    0.27

PERFORMANCE RATIOS
Net yield on average earning assets . . . . . . . . . . . . . .            3.46%                    3.27%                   2.84%
Return on average assets  . . . . . . . . . . . . . . . . . . .            1.10                     1.05                    0.76
Return on average equity  . . . . . . . . . . . . . . . . . . .           12.77                    13.88                   11.15
Interest rate spread at end of period . . . . . . . . . . . . .            3.30                     3.48                    2.95
One-year gap to total assets. . . . . . . . . . . . . . . . . .           16.79                    16.84                   12.47

AVERAGE BALANCES
Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $ 3,748,798              $ 3,586,412             $ 3,599,824
Deposits  . . . . . . . . . . . . . . . . . . . . . . . . . . .       3,219,672                2,987,859               2,862,153
Loans receivable (including loans held for sale)  . . . . . . .       2,455,559                2,400,233               2,465,436
MBS (including MBS held for sale) . . . . . . . . . . . . . . .         664,812                  657,331                 743,164
Earning assets  . . . . . . . . . . . . . . . . . . . . . . . .       3,581,613                3,448,896               3,483,467
Loan servicing portfolio  . . . . . . . . . . . . . . . . . . .         811,203                  931,670                 917,670

LENDING AND FUNDING ACTIVITIES
Increase (decrease) in deposits . . . . . . . . . . . . . . . .     $   267,494              $   (19,295)            $   338,686
Loans originated and acquired . . . . . . . . . . . . . . . . .         846,659                  591,332                 490,813
Principal repayments on loans . . . . . . . . . . . . . . . . .         628,353                  531,958                 336,226
Loans sold  . . . . . . . . . . . . . . . . . . . . . . . . . .         153,448                  212,491                  92,939

ASSET QUALITY
Non-performing loans . . . . . . . . . . . . . . . . . . . . . .    $    29,667              $    29,359             $    45,486
Real estate owned    . . . . . . . . . . . . . . . . . . . . . .         19,924                   19,049                  34,046
Non-performing assets (2)  . . . . . . . . . . . . . . . . . . .         49,591                   48,408                  79,532
Non-performing assets to total assets  . . . . . . . . . . . . .           1.34%                    1.38%                   2.17%
Loan loss reserves . . . . . . . . . . . . . . . . . . . . . . .    $    46,574              $    48,681             $    46,164
Loan loss reserves to total loans  . . . . . . . . . . . . . . .           1.98%                    2.10%                   1.88%
Loan loss reserves to non-performing loans . . . . . . . . . . .         156.99                   165.81                  101.49

STOCKHOLDERS'  EQUITY AND REGULATORY CAPITAL RATIOS
Stockholders'  equity (3) . . . . . . . . . . . . . . . . . . .     $   347,329              $   287,341             $   252,888
Shares outstanding (1)  . . . . . . . . . . . . . . . . . . . .      19,683,981               18,258,158              18,057,833
Stockholders'  equity per share (1)  . . . . . . . . . . . . . .    $     17.65              $     15.74             $     14.00
Stockholders'  equity to average assets  . . . . . . . . . . . .           9.27%                    8.01%                   7.03%
Tangible capital . . . . . . . . . . . . . . . . . . . . . . . .           9.50                     7.71                    6.52
Core capital . . . . . . . . . . . . . . . . . . . . . . . . . .           9.50                     7.71                    6.52
Core capital to risk-weighted assets . . . . . . . . . . . . . .          15.33                    11.47                    9.30
Risk-based capital . . . . . . . . . . . . . . . . . . . . . . .          16.67                    12.82                   11.00

STOCK PRICE INFORMATION (1)
High . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $    20 5/8              $    15 3/4             $    10 7/8
Low  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         13 1/4                    8 5/8                   4 3/4
Close  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         18 3/4                   15 3/8                   8 7/8
P/E Ratio (4)  . . . . . . . . . . . . . . . . . . . . . . . . .           9.24x                    7.67x                   5.97x

(1) Restated for the three-for-two stock split on January 4, 1994. (2) Excluded from non-performing assets are troubled-debt restructured loans, which totaled $15.6 million, $25.0 million and $26.0 million at December 31, 1993, 1992 and 1991, respectively.
(3) See  Note R - Stockholders'  Equity  for a reconciliation of St.Paul Bancorp stockholders  equity to regulatory capital. (4)
Based upon primary earnings per share.
                                                                                                                                  1
- ------------------------------------------------------------------------------------------------------------------------------------

FIVE YEAR SUMMARY

DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS - AT OR FOR THE YEAR ENDED DECEMBER 31

                                                               1993          1992         1991         1990         1989
                                                           ----------    ----------   ----------   ----------   ----------
SUMMARY OF FINANCIAL CONDITION:
ASSETS:
  Cash and cash equivalents                                $  336,331    $  311,567   $  314,623   $  168,411   $  241,544
  Marketable-debt securities                                  142,051       107,732       25,410       40,435          691
  Mortgage-backed securities                                  733,649       643,941      717,354      689,066      643,870
  Loans receivable-net of accumulated provision             2,304,319     2,270,198    2,415,540    2,404,760    2,320,371
  Other assets                                                189,026       166,822      190,316      143,561      166,205
                                                           ----------    ----------   ----------   ----------   ----------
   Total Assets                                            $3,705,376    $3,500,260   $3,663,243   $3,446,233   $3,372,681
                                                           ----------    ----------   ----------   ----------   ----------
                                                           ----------    ----------   ----------   ----------   ----------
Liabilities and Stockholders' Equity:
  Deposits                                                 $3,252,618    $2,985,124   $3,004,419   $2,665,733   $2,581,769
  Borrowings                                                   63,970       186,408      334,528      497,471      483,282
  Other liabilities                                            41,459        41,387       59,232       41,744       68,594
  Subordinated capital notes                                        -             -       12,176       11,951       14,745
  Stockholder's equity                                        347,329       287,341      252,888      229,334      224,291
                                                           ----------    ----------   ----------   ----------   ----------
   Total liabilities and stockholders' equity              $3,705,376    $3,500,260   $3,663,243   $3,446,233   $3,372,681
                                                           ----------    ----------   ----------   ----------   ----------
                                                           ----------    ----------   ----------   ----------   ----------
SUMMARY OF OPERATIONS:
Interest income                                            $  256,937    $  278,687   $  321,291   $  316,275   $  302,308
Interest expense                                              132,982       165,844      222,487      227,661      221,239
                                                           ----------    ----------   ----------   ----------   ----------
  Net interest income                                         123,955       112,843       98,804       88,614       81,069
Provision for loan losses                                      10,750        10,625       11,100       35,652       21,656
                                                           ----------    ----------   ----------   ----------   ----------
  Net interest income after provision for loan losses         113,205       102,218       87,704       52,962       59,413
Net gain on assets sold                                         2,150         3,024        2,680          473        1,589
Income from real estate operations                              2,969         2,442        2,037        6,525        3,188
Other income                                                   27,387        22,882       17,930       15,285       12,835
General and administrative expense                             82,747        71,240       64,754       62,797       56,309
Loss on foreclosed real estate                                  2,516         1,316        1,898        2,266        4,631
Income taxes                                                   19,061        20,325       16,507        3,252        5,450
                                                           ----------    ----------   ----------   ----------   ----------
  Income before extraordinary items                            41,387        37,685       27,192        6,930       10,635
Extraordinary items, net of income taxes                            -             -            -        1,470            -
                                                           ----------    ----------   ----------   ----------   ----------
  Net income                                               $   41,387    $   37,685   $   27,192   $    8,400   $    10,635
                                                           ----------    ----------   ----------   ----------   ----------
                                                           ----------    ----------   ----------   ----------   ----------
Earnings before extraordinary item per share: (1)
  Primary                                                  $     2.03    $     2.00   $     1.48   $     0.38   $     0.57
  Fully diluted                                                  2.03          1.98         1.48         0.38         0.57
                                                           ----------    ----------   ----------   ----------   ----------
Earnings per share: (1)
  Primary                                                  $     2.03    $     2.00   $     1.48   $     0.46   $     0.57
  Fully diluted                                                  2.03          1.98         1.48         0.46         0.57
                                                           ----------    ----------   ----------   ----------   ----------
SELECTED FINANCIAL AND OTHER DATA:
Stockholders' equity                                       $  347,329    $  287,341   $  252,888   $  229,334   $  224,291
Earning assets to interest bearing liabilities                   1.07%         1.06%        1.06%        1.06%        1.05%
Weighted average rate on loans, MBS and investments              6.96          7.74         8.91         9.72         9.75
Weighted average cost of money                                   3.66          4.26         5.96         7.24         7.50
Interest rate spread                                             3.30          3.48         2.95         2.48         2.25
Return on average assets (2)                                     1.10          1.05         0.76         0.25         0.33
Average equity as a percentage of average assets (2)             8.64          7.57         6.78         6.80         6.76
Return on average stockholders' equity (net worth) (2)          12.77         13.88        11.15         3.66         4.82
Dividends per share (1)                                    $     0.27    $     0.27   $     0.27   $     0.27   $     0.25
Dividend payout ratio (3)                                       13.15%        13.35%       18.04%       58.01%       44.16%
Number of full-time equivalent employees                        1,046           883          829          804          845
Number of office locations                                         50            40           37           34           33

(1) Restated for the three-for-two stock split on January 4, 1994. (2) Average balances for the year ended December 31, 1989 based on monthly balances. All others based on daily balances. (3) Based upon primary earnings per share.

MANAGEMENT'S DISCUSSION AND ANALYSIS

St.Paul Bancorp, Inc. ("St.Paul Bancorp" or the "Company") is the holding company for St.Paul Federal Bank For Savings (the "Bank"), the largest independent savings institution headquartered in Illinois. The Company is headquartered in Chicago, Illinois and its principal business currently consists of the operations of its wholly-owned subsidiary, the Bank. The Company also owns and operates two other subsidiaries, Annuity Network, Inc., ("Annuity Network") which sells annuity products, and St.Paul Financial Development, ("St.Paul Financial"), which primarily engages in single-family real estate development in the Chicago metropolitan area.

         The Bank is a consumer-oriented retail financial institution, operating 50 banking offices throughout the Chicago metropolitan area, including 15 "in store" full-service offices located in OMNI grocery superstores. The in-store banking offices provide the Bank access to an expanded retail customer base. Through each of its banking offices, the Bank attracts retail deposits in the neighborhoods and surrounding suburbs of metropolitan Chicago with high levels of home ownership and favorable savings patterns. Deposit accounts in the Bank are insured by the Federal Deposit Insurance Corporation ("FDIC").

        Funds obtained from the retail banking facilities are invested in a variety of loan products and investment securities. The Bank focuses its current lending activities on the origination and purchase of mortgages secured by 1-4 family residential properties. In addition to originating loans in its local market area, the Bank utilizes a correspondent loan program to originate 1-4 family mortgages in Illinois, Wisconsin, Indiana, Michigan, and Ohio. Prior to 1990, the Bank also originated, on a nationwide basis (primarily in California), loans secured by multi-family real estate and, to a lesser extent, loans secured by commercial real estate. At December 31, 1993, $1.06 billion, or 28.6% of total assets, were comprised of loans secured by multi-family real-estate properties, of which $632.4 million, or 17.2% of total assets, represented multi-family loans secured by real estate located in California. Also, $73.0 million or 2.0% of the Company's total assets at December 31, 1993 included loans secured by commercial real estate, other than multi-family. The Bank does not currently originate multi-family or commercial real estate loans, except to facilitate the sale of real estate owned ("REO"). The Bank also repurchases loans sold with recourse in certain circumstances. The Bank plans to originate mortgage loans secured by 5-35 unit apartment buildings in the Chicago area in 1994. See "NOTE U - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET CREDIT RISK" and "CREDIT."

        A variety of consumer loan products, including home equity loans, secured lines of credit, and education, auto and credit card loans (1) are offered through the retail banking offices. The Bank also invests in mortgage-backed securities ("MBS"), government and government agency securities and other high-quality, liquid securities.

        Management's focus on retail operations includes significant diversification of income sources beyond net interest income. The Bank services approximately 146,000 checking accounts, which generate significant fee income. The Bank engages in mortgage banking activities and operates 174 automated teller machines ("ATMs") throughout the Chicago metropolitan area. Through subsidiaries (Investment Network, Inc. and St.Paul Service, Inc.), the Bank offers discount brokerage services and a full line of insurance products in its banking offices. Prior to June 30, 1993, the Bank also owned St.Paul Financial. Effective June 30, 1993, St.Paul Financial was sold at its fair market value by the Bank to its parent company, St.Paul Bancorp, in order to provide more flexibility to St.Paul Financial.

        By law, the Bank is substantially limited in its investment choices. In general, the Bank is permitted to invest in loans secured by mortgages on real estate, securities, and, to a lesser extent, consumer and commercial loans. Presently, the Bank is primarily exposed to portfolio credit risks associated with residential real estate, both

__________
(1) ALTHOUGH THE BANK DISPOSED OF ITS CREDIT CARD PORTFOLIO DURING 1993, A CREDIT CARD PRODUCT IS STILL OFFERED BY THE BANK THROUGH AN AGENCY AGREEMENT WITH ANOTHER LENDER.

single-family and multi-family. Naturally, as real estate market values decline, the risk of actual losses in the mortgage loan portfolio increases. See
"CREDIT" for additional discussion.

        Management generally relies on deposits, loan repayments and borrowings to finance the lending and investing activities of the Bank. Earnings of the Bank are susceptible to interest rate risk to the extent that deposits and borrowings reprice on a different basis and in different periods than securities and loans. The Bank tries to structure its balance sheet to reduce its exposure to interest rate risk and to maximize its return on equity, commensurate with risk levels that do not jeopardize the financial safety and soundness of the institution. See "INTEREST RATE RISK" for further discussion.

STATEMENT OF CONDITION

St.Paul Bancorp reported total assets of $3.7 billion at December 31, 1993 compared to $3.5 billion at December 31, 1992, an increase of $205.1 million or 5.86%. Generally, the growth in the Company s balance sheet during the year was attributable to the acquisition of Elm Financial in February 1993. See "ACQUISITION ACTIVITIES" for further details.

        Cash and cash equivalents totaled $336.3 million at year end, compared to $311.6 million at the end of 1992. See "LIQUIDITY" for further discussion.

        Marketable-debt securities (consisting of U.S. government and government agency securities at December 31, 1993 and 1992. See "NOTE B - CASH AND CASH EQUIVALENTS" and "NOTE C - MARKETABLE-DEBT SECURITIES" for further detail.) totaled $142.1 million at December 31, 1993 compared to $107.7 million at December 31, 1992, an increase of $34.3 million. During 1993, $115.9 million of marketable-debt securities were purchased, $55.9 million were acquired through the Elm acquisition, and $137.5 million of securities matured. At December 31, 1993, 48.6% of the marketable-debt security portfolio had adjustable-interest rate characteristics. The weighted average interest rate earned on the marketable-debt security portfolio was 4.21% at December 31, 1993 compared to 4.35% at the end of the prior year.

        MBS increased $89.7 million during 1993 to total $733.6 million at year end. Activity in the MBS portfolio during 1993 included the purchase of $282.9 million of securities, the acquisition of $57.2 million of securities from Elm Financial and principal repayments totaling $252.8 million. At December 31, 1993, 74.3% of the MBS had an adjustable interest rate (a portion of which had initial fixed interest rates for periods ranging from one to five years) compared to 50.7% at December 31, 1992. At December 31, 1993, the weighted average rate earned on the MBS portfolio was 5.91% compared to 7.26% at December 31, 1992.

        Loans receivable totaled $2.35 billion at December 31, 1993 compared to $2.32 billion at December 31, 1992, an increase of $32.0 million or 1.38%. Affecting loan receivable balances during 1993 were the origination and purchase of $476.5 million of loans, the acquisition of $228.8 million of loans receivable from Elm Financial, and principal repayments of $628.4 million. At year end, 71.7% of the loan portfolio was comprised of adjustable-rate loans (a portion of which have initial fixed interest rates for periods ranging from one to five years) compared to 73.6% at December 31, 1992. The weighted average interest rate earned on loans receivable was 7.88% at the end of the current year, compared to 8.52% at December 31, 1992. See "RESULTS OF OPERATIONS - COMPARISON OF YEARS ENDED DECEMBER 31, 1993 AND 1992 - INTEREST INCOME" for discussion of floors on adjustable-rate loans.

        The acquisition of Elm Financial also contributed $6.2 million of office properties and equipment, $3.3 million of additional real estate held for investment and $1.4 million of accrued interest receivable.

        Deposits increased 9.0% or $267.5 million during 1993 to total $3.25 billion at year end. The growth in the deposit portfolio during the year was attributable to the acquisition of $312.2 million of deposits from Elm Financial, partly offset by $44.7 million of net withdrawals (including $17.2 million of withdrawals from accounts acquired from Elm Financial). At December 31, 1993, 54.1% of the deposit portfolio was comprised of certificates of deposit ("CDs") compared to 58.5% at December 31, 1992.

        The issuance of $34.5 million of subordinated debt by St.Paul Bancorp in 1993 represented the only significant new borrowing during the year, while almost $158 million of debt was repaid.

        Stockholders' equity increased $60.0 million or 20.9% during 1993. The issuance of 1,292,313 of shares in connection with the acquisition of Elm Financial and $41.4 million of net income recorded for the year generated most of the increase in stockholders' equity. Also during 1993, the Company paid $5.1 million of dividends on its common stock compared to $4.8 million in 1992. See "CAPITAL" for further discussion.

        See "LIQUIDITY" and "INTEREST RATE RISK" discussions following for further details.

ACQUISITION ACTIVITIES

On February 23, 1993, the Company acquired Elm Financial Services, Inc.
("Elm Financial"), the holding company for Elmhurst Federal Savings Bank ("Elmhurst Federal"), an FDIC-insured savings bank, for approximately $49.2 million. The purchase price was comprised of cash payments totaling $26.7 million and 1,292,313 shares of Company stock (as adjusted for the three-for-two stock split on January 4, 1994). At February 23, 1993, Elm Financial reported total assets of $366.2 million, total deposits of $311.4 million, and stockholders' equity of $47.6 million.

        The acquisition of Elm Financial added eight full service offices to the Bank's branch network and significantly expanded the Bank's presence in eastern Du Page County, Illinois. The increased market exposure from Elmhurst Federal's banking offices supports and enhances the Bank's deposit and residential lending activities on a cost efficient basis. The acquired offices also are used to originate loans and sell annuity products, insurance and discount brokerage services.

        See "NOTE Y - ACQUISITION OF ELM FINANCIAL" for further detail.

LIQUIDITY

Cash and cash equivalents (i.e., amounts due from depository institutions, federal funds sold, and marketable-debt securities with original maturities of less than 90 days) at December 31, 1993 totaled $336.3 million, slightly higher than cash and cash equivalents at December 31, 1992 of $311.6 million. Average cash and cash equivalents were $355.4 million during 1993, relatively unchanged from average cash and cash equivalents during 1992 of $348.5 million. In addition to providing liquidity for operations, a high level of short-term marketable-debt securities has traditionally provided protection against contracting margins during periods of rapidly rising interest rates.

         In 1994, Management intends to reduce cash and cash equivalents in an effort to enhance investment earnings. Although some extension in the average duration of the liquidity portfolio is expected, the reduction in excess liquidity will primarily result from increased loan originations and the purchase of adjustable-rate or balloon MBS.

        Management has targeted as its goal in 1994 the origination of $1.0 billion in residential mortgage loans. However, Management is prepared to acquire MBS or whole loans if the goal cannot be obtained.

        These originations and purchases are expected to add incremental interest income by providing a higher yield than otherwise would be generated by short-term marketable-debt securities. Subject to their periodic and lifetime caps, adjustable-rate loans and MBS also provide significant interest rate risk protection against rising market rates. Since interest rate floors are currently in effect on $894.2 million of adjustable-rate loans, rate-sensitive assets may not reprice as quickly as rate-sensitive liabilities, despite the current positive one-year GAP of 16.79%. See "INTEREST RATE RISK" discussion following.

Sources of Funds. The major sources of funds during 1993 were $628.4 million of principal repayments on loans receivable, $252.8 million of principal repayments on MBS, $137.5 million of maturities in the marketable-debt securities portfolio and proceeds from the sale of mortgage loans of $153.4 million. In comparison, the major sources of funds during 1992 were $532.0 million of principal repayments on loans receivable, $290.9 million of principal repayments on MBS, proceeds from the sale of loans receivable totaling $212.5 million, and marketable-debt security maturities of $82.4 million.

        The low interest rate environment experienced during 1993 and 1992 spurred high levels of refinancing activity during both the current and prior year, resulting in high levels of loan and MBS repayments. The high level of refinancing activity also allowed the Company to originate a high volume of mortgage loans during those same periods. Since the Company's policy is to sell conforming, fixed-rate mortgage loans to the secondary market, the Company executed an unusually high level of loan sales in both 1993 and 1992. Included in the loan sales activity for both 1993 and 1992 were the sale of $25.2 million and $50.0 million, respectively, of adjustable-rate loans (previously held for investment) that borrowers converted to fixed interest rates.

        During 1993, Management emphasized the origination of adjustable-rate loans, which allowed the Company to retain a higher percentage of its loan originations for portfolio rather than for sale in the secondary market. This contributed to the $48.4 million reduction in mortgage loan sales in 1993 relative to 1992.

        An increase in the level of marketable-debt securities held in the investment portfolio corresponded with the increase in marketable-debt security maturities during 1993 compared to 1992.

        The Company issued $34.5 million of subordinated capital notes during 1993. See "HOLDING COMPANY LIQUIDITY" discussion on page 23 for further details.

        At December 31, 1993, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Under SFAS No. 115, Management will have greater flexibilty in selling securities classified as available-for-sale. At December 31, 1993, $485.5 million of marketable-debt securities and MBS were classified as available for sale. See "NOTE A - SIGNIFICANT ACCOUNTING POLICIES," "NOTE B - CASH AND CASH EQUIVALENTS," "NOTE C - MARKETABLE-DEBT SECURITIES," and "NOTE D - MORTGAGE-BACKED SECURITIES" for further detail.

        Sources of funds and liquidity in future periods may be reduced by a curtailment of mortgage loan refinancing activity associated with a rise in market interest rates. However, looking forward into 1996 and beyond, the balloon maturities of multi-family and commercial real estate loans may significantly increase sources of funds and liquidity. See "Credit" for further discussion of these balloon maturities.

          See also "CONSOLIDATED STATEMENTS OF CASH FLOWS" for further details.

Uses of Funds. The major uses of funds in 1993 include loan originations and purchases of $617.8 million, MBS purchases of $282.9 million, $115.9 million of marketable-debt security purchases, and the repayment of $155.8 million of borrowings. Also, $44.7 million was used to fund withdrawals from the deposit portfolio during 1993. In comparison, the major uses of funds in 1992 included $591.3 million of loan originations and purchases, $218.2 million for the purchase of MBS, marketable-debt security purchases totaling $164.6 million, and the repayment of $161.5 million of borrowings. Also, $19.3 million of funds were used for net withdrawals from the deposit portfolio during 1992.

        Despite the high level of loan originations in 1993 and 1992 (see discussion above), the aggregate loan portfolio continued to shrink as repayment activity outpaced originations. Liquidity generated from the declining loan receivable portfolio was used during 1993 and 1992 to repay debt and acquire securities that have high credit quality, low risk-based capital requirements, favorable yields (including the adjustable-rate characteristics of many investments and MBS), and are includable in the qualified thrift lender test. Management anticipates that it will continue to rely on the acquisition of adjustable-rate and balloon MBS in 1994 to supplement loan originations. The level of new investment in these securities will depend upon demand for the Bank's loan products and the extent that Management chooses to reduce liquidity.

        Liquidity generated by loan repayments in excess of new loan originations allowed the Company to repay $92.3 million of FHLB advances, $20.0 million of floating rate notes and $43.5 million of other borrowings during 1993. In comparison, excess liquidity during 1992 was used to repay $57.1 million of FHLB advances, $12.4 million of subordinated capital notes, and $92.0 million of other borrowings.

        Net deposit outflows were relatively low during both 1993 and 1992. Certificates of deposit ("CDs") declined $124.5 million during 1993(2) compared to a $240.6 million decline in 1992. Savings and checking accounts increased $89.6 million during the current year(2) compared to a $221.3 million increase during 1992. Management believes that the lack of consumer demand for CDs in this low interest rate environment caused the decline in the CD portfolio and the accumulation of funds in savings accounts. If interest rates begin to rise, a portion of the savings account balances may be quickly withdrawn, which may impact liquidity in future periods. Higher checking account balances during 1993 are primarily attributable to an increase in the number of checking account relationships from 110,000 at December 31, 1992 to 146,000 at December 31, 1993.

        See "CONSOLIDATED STATEMENTS OF CASH FLOWS" for further details.
- ------------
(2) EXCLUDING BALANCE ACQUIRED FROM ELM FINANCIAL.

Holding Company Liquidity. At December 31, 1993, St.Paul Bancorp had $17.6 million of cash and cash equivalents and $989,000 of marketable-debt securities. Most of St.Paul Bancorp's U.S. government agency securities were used to collateralize borrowings for the Employee Stock Ownership Plan. See "NOTE P - OTHER BORROWINGS" for further detail.

        St.Paul Bancorp's sources of liquidity include dividends received from its three subsidiaries (the Bank, Annuity Network, and St.Paul Financial (3)), borrowings obtained in the securities market, and proceeds from the issuance of Company stock. During 1993, St.Paul Bancorp received dividends from the Bank and Annuity Network totalling $25.9 million (4) and $300,000, respectively, and received $33.4 million of proceeds from the issuance of $34.5 million of subordinated debt. The Company also received $1.0 million for the issuance of 134,513 shares of common stock under the stock option plan. See "NOTE S - STOCK OPTION PLAN" for further details. Applicable rules and regulations of the OTS impose limitations on capital distributions by the Bank to St.Paul Bancorp. Currently, the Bank is treated as a "Tier 1 Institution" for purposes of paying dividends. A Tier 1 Institution may make capital distributions during a calendar year up to the greater of (i) 100% of net income to date during the calendar year, plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased-in requirement) at the beginning of the calendar year, or (ii) 75% of its net income over the most recent four-quarter period. Earnings and cash flows of Annuity Network available for dividends to St.Paul Bancorp are affected by a revenue lease sharing arrangement with St.Paul Service, Inc., an insurance brokerage subsidiary of the Bank. This agreement was designed to compensate St.Paul Service, Inc. for providing Annuity Network access to its customers.

        Uses of liquidity for St.Paul Bancorp include the payment of dividends, debt service for its subordinated debt, funds required for the operations of its non-bank subsidiaries, the acquisition of St.Paul Financial and other general corporate purposes. During 1993, St.Paul Bancorp paid $5.1 million of dividends to shareholders and $2.6 million of interest on its subordinated debt. The Company also used $16.4 million to acquire(5) and fund the operations of St.Paul Financial. Beginning in 1994, St.Paul Bancorp will increase its dividend payment per share from $0.27 per share to $0.30 per share on an annual basis. This increase in the dividend will increase dividends paid to shareholders by approximately $650,000 during 1994 compared to 1993. On January 13, 1994, St.Paul Bancorp also announced its intention to acquire up to 984,000 shares of its outstanding common stock (or approximately 5% of shares outstanding) from time to time over the first six months of 1994 through open market and privately negotiated transactions.

        Dividends and other distributions on St.Paul Bancorp stock are subject to restrictions agreed upon by the Company in connection with the issuance of $34.5 million of subordinated notes in 1993. See "NOTE R - STOCKHOLDERS EQUITY" and "NOTE X - PARENT COMPANY ONLY FINANCIAL INFORMATION" for further detail.

Regulatory Liquidity Requirement. Savings institutions are required to maintain average daily balances of liquid assets equal to a specified percentage of the institution's average net withdrawable deposits plus short-term borrowings. Liquid assets include cash, certain time deposits, federal funds sold, certain corporate debt securities, securities of the United States government, and specified state and federal agency obligations. This liquidity requirement may be changed from time to time by the Director of the OTS to any amount within the range of 4% to 10% depending upon the economic conditions and the deposit flows of savings institutions. During 1993, the Bank held average regulatory liquidity of $482.8 million which ranged between a low of $412.3 million and a high of $512.3 million during 1993. At December 31, 1993, the Bank's regulatory liquidity of 14.1% or $460.7 million, exceeded the current regulatory liquidity requirement of 5% by $296.9 million or 9.1%. Management expects that the Bank's excess liquidity in 1994 will be significantly lower than in 1993.

CAPITAL

Stockholders' equity of St.Paul Bancorp was $347.3 million at December 31, 1993 or 9.27% of average assets for the year ended December 31, 1993. In comparison, stockholders' equity at December 31, 1992 was $287.3 million or 8.01% of average assets for the year ended

- --------------
(3) CURRENTLY, ST.PAUL FINANCIAL REDEPLOTS ALL OF ITS CASH FLOW INTO ITS OPERATIONS. THE COMPANY DOES NOT ANTICIPATE RECEIVING DIVIDENDS FROM ST.PAUL FINANCIAL IN THE NEAR FUTURE. (4) DIVIDENDS RECEIVED FROM THE BANK DURING 1993 WERE USED TO ACQUIRE ELM FINANCIAL. (5) $9.2 MILLION OF THE $16.4 MILLION WAS PAID TO THE BANK FOR THE ACQUISITION OF ST.PAUL FINANCIAL.

December 31, 1992. The growth in stockholders' equity in 1993 primarily resulted from $41.4 million of net income, the issuance of 1,292,313 shares of common stock to shareholders of Elm Financial, and $4.6 million of unrealized gains on marketable-debt securities (net of taxes) recorded in connection with the adoption of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." These increases were partly offset by the payment of $5.1 million of dividends to shareholders and a $2.2 million net increase in borrowings by the Employee Stock Ownership Plan. See "CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY," "NOTE A - SIGNIFICANT ACCOUNTING POLICIES," "NOTE B - CASH AND CASH EQUIVALENTS," "NOTE C - MARKETABLE-DEBT SECURITIES," "NOTE D - MORTGAGE-BACKED SECURITIES," "NOTE R - STOCKHOLDERS' EQUITY," "NOTE T - EMPLOYEE BENEFIT PLANS" AND "NOTE Y - ACQUISITION OF ELM FINANCIAL" for further detail. In January 1994, the Company announced that it intends to acquire up to 984,000 shares of its outstanding common stock (or approximately 5% of shares outstanding) from time to time over the first six months of 1994 through open market and privately negotiated transactions. The reacquired shares will be held as treasury stock and will reduce the level of stockholders' equity in future periods. Management's primary objectives in reacquiring the shares are to increase return on equity and earnings per share for those shares of the Company's stock that will remain outstanding.

        During 1993, the Bank continued to exceed the core, tangible, and risk-based regulatory capital requirements by wide margins. See "NOTE R - STOCKHOLDER'S EQUITY" for further details. Office of Thrift Supervision ("OTS") regulatory capital requirements for federally-insured institutions such as the Bank include minimum ratios of core and tangible capital to adjusted total assets of 3.0% and 1.5%, respectively. Savings institutions also are required to maintain a ratio of total regulatory capital to risk-weighted assets of 8.0%. Total regulatory capital for purposes of the risk-based capital requirements consists of core capital and supplementary capital (to the extent supplementary capital does not exceed core capital). Supplementary capital includes such items as general valuation allowances ("GVAs"), subject to certain limitations.

        The OTS has issued notice of a proposed regulation that would require all but the most highly rated savings institutions to maintain a ratio of core capital to total assets of between 4% and 5%. If the Bank were required to meet a 4% core capital ratio as of December 31, 1993, its excess core capital would have been $201.5 million versus $238.1 million under current requirements.

        In 1993, the OTS issued a regulation which adds an interest rate risk component to the risk-based capital requirement associated with "excess interest rate risk." Under the new regulation, an institution is considered to have excess interest rate risk if, based upon a 200-basis point change in market interest rates, the market value of an institution's capital changes by more than 2%. In this situation, the percent change in the market value of capital in excess of 2% is added to the institution's risk-based capital requirement. The new regulation became effective on January 1, 1994.

        At December 31, 1993, the Bank does not have "excess interest rate risk" as defined in the OTS regulation and currently would not be subject to an additional risk-based capital requirement. Had the Bank been subjected to a higher risk-based capital requirement, its excess risk-based capital (which totaled 8.68% or $195.9 million at December 31, 1993) would have been reduced.

        Additionally, under the Federal Deposit Insurance Corporation Improvement Act, the OTS is required to publish regulations to ensure that its risk-based capital standards take adequate account of concentration of credit risk, risk from non-traditional activities, and actual performance and expected risk of loss on multi-family mortgages. The proposed OTS regulations have not yet been issued.

        Capital requirements higher than the generally applicable minimum requirement may be established for a particular savings institution if the OTS determines that the institution's capital was or may become inadequate in view of its particular circumstances. Individual minimum capital requirements may be appropriate where the savings institution is receiving special supervisory attention, has a high degree of exposure to interest rate risk, or poses other safety or soundness concerns. No such requirements have been established for the Bank.

        At December 31, 1993, the Bank is considered "well capitalized" under the OTS' prompt corrective action reg-ulations based upon ratios of Tier 1 leverage capital, Tier 1 risk-based capital and total risk-based capital of 9.50%, 15.33%, and 16.67%, respectively.

INTEREST RATE RISK

The Company's asset/liability program includes strategies that maximize net interest income while managing the sensitivity of earnings to interest rate fluctuations. The purpose of the asset/liability management plan is to promote the following objectives:

> attain consistently strong net interest margins;
> preserve the capital of the Bank;
> match maturities and repricing characteristics of assets and liabilities within a specified range;
> diversify sources and uses of funds; and > respond effectively to the product needs of customers.

        Applying a combination of interest-rate risk management techniques such as simulation and GAP analysis, Management assesses the effects of changes in interest rates upon net interest income and the market value of portfolio equity. Management's ability to successfully manage interest rate risk is, in part, reflected in the consistent growth of net interest income as presented in the "FIVE YEAR SUMMARY" shown on page 18.

        In order to prepare for various interest rate scenarios, Management monitors interest rate risk on an ongoing basis through financial simulation models. The internal financial simulations project that the Company s net interest income should remain relatively stable in periods of either sharp declines or sharp increases in market interest rates. While simulations are useful interest rate risk tools, their results only represent forecasts and consequently may not be indicative of actual financial performance in the future.

        "GAP" is the ratio of interest-rate sensitive assets to interest-rate sensitive liabilities over a period, expressed as a percent of total assets. The historical trend of the GAP at one, three and five years is presented below. A positive GAP indicates that cumulative interest-rate sensitive assets exceed cumulative interest-rate sensitive liabilities at the dates indicated, and suggests that net interest income would increase if market rates increased. A negative GAP would suggest the reverse effect. The following schedule presents the ratio of cumulative GAP to total assets as of December 31 (6):

                   1993        1992       1991      1990      1989
- -----------------------       -----      -----     -----     -----
One year          16.79%      16.84%     12.4%     6.51%     (0.55)%
Three years       10.94        4.06       2.02     8.50       7.77
Five years        10.63        5.68       1.83     7.03       1.92
                  -----       -----      -----     -----     -----

        Generally, the Company's policy is to maintain a balanced GAP. Management considers a range of plus or minus 15% to be a desirable one-year GAP position. Theoretically, this GAP position will provide a consistent net interest margin, while minimizing risks associated with changes in market interest rates. Due to the relatively low level of market interest rates, Management allowed the positive GAP position to exceed the desired range during the past several years.

        Additionally, interest rate floors are in effect on $894.2 million of adjustable-rate 1-4 family and multi-family loans at December 31, 1993. Floors establish a minimum rate for ARMs, even though the fully indexed rate on ARMs may be lower. As a result, these loans will not reprice until the fully-indexed ARM rate exceeds the existing floor rate. At December 31, 1993, the weighted average difference between the fully-indexed rate and the loan floors was 172 basis points. Under GAP analysis, these loans are treated as if they are repricing when contractually scheduled. Despite their treatment under GAP, rates in these loans will not actually adjust until the underlying indices increase an average of 172 basis points. The floors create an artificial fixed-rate loan for a period of time and, consequently, overstate the positive GAP results unless interest rates were to increase precipitously. See "RESULTS OF OPERATIONS - COMPARISON OF YEARS ENDED DECEMBER 31, 1993 AND 1992-INTEREST INCOME." During 1993, the earnings of the Company benefitted from rate floors on most of its ARMs; in the event that short-term interest rates increase, the yield on the ARM portfolio will not increase until the fully-indexed ARM rates surpass existing floors. See "CREDIT" for a discussion of the future balloon maturities of multi-family and commercial real estate loans.

        GAP analysis has other inherent problems. For example, despite a positive one-year GAP position during 1993 and 1992, the net interest margin improved significantly during those two years even though interest rates declined. Theoretically, a declining interest rate environment should have reduced the net interest margin. Also,

- -----------
(6) PRIOR TO 1993, OTS ASSUMPTIONS FOR PREPAYMENT AND WITHDRAWAL RATES WERE USED. ASSUMPTIONS USED FOR 1993'S GAP WERE BASED UPON MANAGEMENT ESTIMATES.

an institution's assets could theoretically reprice on the first day of the year and the institution's liabilities could reprice on the last day of the year but be perfectly matched under GAP. In this example, the institution actually would be exposed to interest rate risk the entire year because of the repricing differences. Additionally, in accordance with SFAS No.115, the contractual maturity of available-for-sale securities may not be indicative of the securities repricing since these securities can be sold prior to maturity.

        As a result, the OTS has been searching for an interest rate risk management technique that goes beyond GAP

KEY CREDIT STATISTICS

At or For the Year Ended December 31 - Dollars in thousands

                                                                        1993                    1992                     1991
                                                       ---------------------     -------------------    ---------------------
LOAN PORTFOLIO BY PRODUCT
Real Estate Dependent Loans:
1-4 family .........................................    $ 1,187,210      50.5%   $ 1,085,679     46.7%   $ 1,154,058      46.7%
5-35 family ........................................         38,460       1.6         46,771      2.0         58,680       2.4
Other multi-family .................................      1,026,007      43.6      1,097,281     47.1      1,167,888      47.2
Commercial real estate .............................         73,094       3.1         66,812      2.9         65,134       2.6
Land ...............................................         10,307       0.4          3,126      0.1          2,304       0.1
                                                        -----------     -----    -----------    -----    -----------     -----
Total real estate dependent loans ..................      2,335,078      99.2      2,299,669     98.8      2,448,064      99.0
Consumer loans .....................................         19,572       0.8         27,517      1.2         24,535       1.0
                                                        -----------     -----    -----------    -----    -----------     -----
Total loans ........................................    $ 2,354,650     100.0%   $ 2,327,186    100.0%   $ 2,472,599     100.0%
                                                        -----------     -----    -----------    -----    -----------     -----
                                                        -----------     -----    -----------    -----    -----------     -----
REAL ESTATE DEPENDENT LOANS BY STATE
Illinois ...........................................    $ 1,069,735      45.8%   $   939,293     40.8%   $   991,597      40.5%
California .........................................        748,445      32.1        847,966     36.9        967,453      39.5
Other (7) ..........................................        516,898      22.1        512,410     22.3        489,014      20.0
                                                        -----------     -----    -----------    -----    -----------     -----
Total ..............................................    $ 2,335,078     100.0%   $ 2,299,669    100.0%   $ 2,448,064     100.0%
                                                        -----------     -----    -----------    -----    -----------     -----
                                                        -----------     -----    -----------    -----    -----------     -----

NON-PERFORMING ASSETS
Real Estate Dependent Loans:
  1-4 family .......................................    $    11,202      22.6%   $    12,759     26.4%   $     8,943      11.2%
  5-35 family ......................................          1,970       4.0          1,994      4.1              -         -
  Other multi-family ...............................         10,938      22.1         13,565     28.0         33,712      42.4
  Commercial real estate ...........................          2,597       5.2              -        -          1,582       2.0
  Land .............................................          2,406       4.9              -        -              -         -
                                                        -----------     -----    -----------    -----    -----------     -----
  Subtotal .........................................         29,113      58.8         28,318     58.5         44,237      55.6
Consumer loans .....................................            555       1.1          1,041      2.2          1,249       1.6
Real Estate Owned:
  1-4 family .......................................    $     4,925       9.9%   $     2,776      5.7%  $      3,185       4.0%
  5-35 family ......................................              -         -            750      1.5            750       0.9
  Other multi-family ...............................         14,998      30.2         14,133     29.2         28,428      35.8
  Commercial real estate ...........................              -         -          1,390      2.9          1,683       2.1
  Land .............................................              -         -              -        -              -         -
                                                        -----------     -----    -----------    -----    -----------     -----
  Subtotal .........................................         19,923      40.1         19,049     39.3         34,046      42.8
                                                        -----------     -----    -----------    -----    -----------     -----
Total non-performing assets ........................    $    49,591     100.0%   $    48,408    100.0%       $79,532     100.0%
                                                        -----------     -----    -----------    -----    -----------     -----
                                                        -----------     -----    -----------    -----    -----------     -----

KEY CREDIT RATIOS                                                                                        1993       1992     1991
                                                                                                         ------     ------   ------
Net charge-offs to average loans receivable and foreclosed real estate ...............................     0.69%     0.41%     0.46%
Net California charge-offs to average California loans receivable and foreclosed real estate .........     2.01      0.32      0.26
Loan loss reserve to total loans .....................................................................     1.98      2.10      1.88
Loan loss reserve to non-performing loans ............................................................   156.99    165.81    101.49
Non-performing assets to total assets ................................................................     1.34      1.38      2.17
General valuation allowance to non-performing assets .................................................    85.41     97.30     58.65
General valuation allowance to non-performing assets, plus TDRs ......................................    64.92     64.13     44.21

- --------------------
(7) NO CONCENTRATION IN ANY OTHER STATE EXCEEDED 5% OF THE LOAN PORTFOLIO. SEE "NOTE W - CONCENTRATION OF CREDIT RISK" FOR FURTHER DETAILS.

analysis. The OTS has developed a Net Portfolio Value analysis which involves simulating the market value of an institution's interest-bearing assets and liabilities under various rate shocks. The OTS has developed a complex model to compute each institution's Net Portfolio Value under the prescribed rate shocks. The regulatory agency also requires that each thrift use its own net portfolio value model and monitor its market value position on a quarterly basis. The Bank has been in full compliance with this regulation and has been monitoring Net Portfolio Value for the past several years. See "CAPITAL" for further discussion.

CREDIT

At December 31, 1993, the loans receivable portfolio was primarily comprised of mortgages on 1-4 family residences and multi-family dwellings.
The loan portfolio also included, but to a much lesser extent, multi-family loans secured by 5-35 unit apartment buildings, commercial real estate loans, land loans and consumer loans. For 1994, Management hopes to produce a total of $1.0 billion of new loans. See "LIQUIDITY" for further detail.

        During 1993, Management continued to concentrate on 1-4 family mortgage loan originations, while reducing multi-family loan balances. Origination of 1-4 family loans totaled $535.6 million during the year, while $228.2 million of 1-4 family loans were acquired from Elm Financial. Currently, the Company does not originate or purchase multi-family or commercial real estate loans secured by collateral located outside the state of Illinois, except to facilitate the sale of REO, or in connection with the repurchase of loans sold with recourse. The multi-family loan portfolio was reduced by $79.6 million during 1993. Since the Company does not currently originate new multi-family loans outside of Illinois or commercial real estate loans, principal payments should continue to reduce the balances in these portfolios. When these loans mature, the mortgages will either be repaid or, depending upon the economic advantages to the Company at that time, be refinanced or foreclosed. In evaluating whether to refinance an existing multi-family loan, Management will consider the current economic climate, portfolio risks, prevailing real estate market conditions, and underwriting standards. Approximately 75% of the multi-family and commercial loan portfolio matures in years 1996 through 1998.

        In addition to its emphasis on originating 1-4 family real estate loans during 1994, Management also plans to originate loans secured by 5-35 unit apartment buildings in the Chicago metropolitan area. Generally, loans originated through this new apartment loan origination program will be first mortgage loans, will have a loan to value ratio no higher than 80% and a debt cover ratio of at least 120%, will be personally guaranteed by the borrowers, and will not exceed $2.0 million. Independent appraisals will be obtained in accordance with federal regulations or as deemed warranted by Management. The Loan Servicing Department of the Bank will conduct annual inspections of the real estate serving as collateral and an annual analysis of the borrowers' operating statements will be performed. Management's goal for 1994 originations under this new real estate lending program is approximately $50 million and Management intends to retain these assets in its loan portfolio.

        To supplement its direct 1-4 family loan production, the Bank continued to expand its Illinois correspondent business as well as its out-of-state correspondent lending during 1993. The out-of-state correspondents are active in states near Illinois, including Wisconsin, Indiana, Michigan and Ohio. At December 31, 1993, $300.9 million of loans held in the loan portfolio were originated through correspondents, of which $203.1 million were secured by real estate located in Illinois. Of the $97.8 million of loans secured by real estate outside of Illinois, the majority (or 70.0%) were secured by real estate located in the state of Wisconsin. Management uses the established underwriting standards of the Bank to originate correspondent loans and utilizes its credit review function to monitor the credit quality of these loans.

        Most of the correspondent loans were originated with the intent to hold for investment. During 1993, 92.9% of loans originated through correspondents had an adjustable-interest rate (although some of the adjustable-rate products may have an initial fixed-rate term from one to five years). A significant percent of the loans originated through correspondents were in excess of $200,000 and were considered "non-conforming" to government sponsored agencies (i.e., FNMA and FHLMC). Management believes that these non-conforming loans present a higher degree of risk than the conforming 1-4 family residential loan portfolio, because a larger loan could become more costly to liquidate upon foreclosure, depending upon the depth of the particular real estate market.

         The Bank has purchased 1-4 family ARM mortgage loans when either the demand for primary adjustable-rate mortgage products is low or when attractively priced, adjustable-rate products are available in the secondary market. Occasionally, the loans acquired through wholesale transactions were originated in real estate markets other than the Chicago metropolitan area. Loan purchases have been infrequent in recent years. Purchased loans held in the loan portfolio at December 31, 1993, totaled $188.6 million, of which $57.5 million were fully serviced by Bank personnel. In comparison, $259.2 million of purchased loans were held in the loan portfolio at December 31, 1992, of which $86.4 million were fully serviced by Bank personnel.

        In addition to originating loans to be held to maturity, the Company participates in secondary market activities by securitizing fixed-rate whole loans with FNMA and FHLMC and selling the MBS/participation certificate to various institutional investors. This practice enables the Company to satisfy the demand for such loans in its local communities, to meet asset and liability objectives of Management, and to develop a source of fee income through loan servicing. In prior years, some of the loan sales were enhanced through recourse provisions. At December 31, 1993, the Company serviced $138.6 million of multi-family and commercial real estate loans and $76.2 million of 1-4 family loans that were sold subject to recourse provisions. All loans sold with recourse are evaluated for credit risk on the same basis as if the loans were held in the loan portfolio. See "NOTE U -- FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET CREDIT RISK" for further details.

        Real estate market values are specific to local real estate markets and are based on the economic climate and the forces of supply and demand for property. As changes in real estate markets occur, the risk of actual losses in the loan portfolio will change. At December 31, 1993, the largest concentration of collateral supporting 1-4 family loans was located in Illinois, while the largest concentrations of collateral supporting multi-family real estate loans were located in California (57.7%), Washington State (8.3%), and Illinois (7.9%). See "NOTE W - CONCENTRATION OF CREDIT RISK" for further detail. The Bank sustained only minimal losses as a result of the earthquake in Southern California on January 17, 1994. See "NOTE Z - SUBSEQUENT EVENTS" for further detail.

        California contains many distinct real estate markets. Changing demographics, the defense industry restructuring, high unemployment and other weaknesses in the California economy have adversely influenced, to varying degrees, recent valuations of real estate throughout California. To date, the southern California loan portfolio has been adversely impacted to a far greater extent than the northern California portfolio.

        The Company recorded $17.2 million in net charge-offs on loans and REO during 1993, compared to $9.8 million during 1992 and $11.4 million during 1991. Of the $17.2 million of charge-offs in 1993, $1.7 million represented specific reserves established prior to 1993. Net charge-offs to average loans receivable and foreclosed real estate (8) totaled 0.69% during the current year, substantially higher than the ratios for 1992 and 1991 of 0.41% and 0.46%, respectively. Included in the 1993 charge-offs and charge-off ratio were $14.2 million of losses from California loans. The continued economic slump in California adversely affected the level of net charge-offs and the charge-off ratio in the current year.

        In general, the California real estate markets where the loan portfolio has been the most adversely affected by the weak economy encompass Riverside and San Bernardino counties (the "Inland Empire"). In the aggregate, the remaining multi-family real estate loan exposure in these markets totals $25.9 million and represents approximately 0.7% of total assets. Most of the California charge-offs in 1993 related to loans secured by real estate located in the Inland Empire. Management believes that the significant deterioration of the assets located in the Inland Empire has been addressed through charge-offs, specific valuation allowances, and foreclosures during 1993.

        The Company also recognized losses on loans in the San Fernando Valley region related to recent declines in real estate values in that market; and Management believes that this market could still be vulnerable to further economic declines. Multi-family real estate loans secured by

___________
(8) $6.1 MILLION OR ONE-THIRD OF CHARGE-OFFS RECORDED DURING 1993 RELATED TO ASSETS THAT WERE PREVIOUSLY SOLD BUT WERE REPURCHASED IN CONNECTION WITH RECOURSE PROVISIONS.

assets in the San Fernando Valley totaled only $17.7 million or 0.5% of total assets at December 31, 1993. All of the loans in this market are classified; however, the Company received a $475,000 principal repayment in 1994 on an $8 million loan secured by collateral located in this market.

        Management continues to monitor all of its California markets closely and, although market conditions can change, Management believes it has provided adequate reserves for the inherent risks in the portfolio at this time. The Bank's experience in California will be affected by the timing of the economic recovery in the state. Many economists have indicated that a full recovery in California is likely to occur in late 1994 or early 1995. Management does not believe it is feasible to predict which regions will recover earliest or to know the pace and timing of the real estate recovery there. Though Management believes that reserves are adequate, Management expects to recognize additional charge-offs on California loans until that economy recovers.

        Non-performing assets (9) totaled $49.6 million at December 31, 1993 compared to $48.4 million at December 31, 1992. Non-performing assets include both non-performing loans and real estate owned ("REO"). See "NOTE A - SIGNIFICANT ACCOUNTING POLICIES" for a description of non-performing loans. See "NOTE E - LOANS RECEIVABLE" and "NOTE W - CONCENTRATION OF CREDIT RISK" for further details.

        Non-performing loans totaled $29.7 million at December 31, 1993 compared to $29.4 million at December 31, 1992. Non-performing multi-family and commercial real estate loans totaled $17.9 million at the end of the current year compared to $15.6 million at the end of the prior year. Contributing to the slight increase in multi-family and commercial real estate loan delinquencies during the year was the net effect of $49.2 million of new delinquencies, $25.5 million of foreclosures (including in-substance foreclosures), payoffs or other payments to cure $14.6 million of delinquencies and $6.2 million of charge-offs. $7.5 million of non-performing loans were secured by real-estate located in California at December 31, 1993, compared to $13.6 million at December 31, 1992.

        The accumulated provision for loan losses at December 31, 1993 was $46.6 million compared to $48.7 million at December 31, 1992, a decrease of $2.1 million. See "NOTE F - ACCUMULATED PROVISION FOR LOAN LOSSES" for further detail. On a quarterly basis, the Loan Loss Reserve Committee of the Board of Directors ("Reserve Committee") reviews the adequacy of the accumulated provision for loan losses and current loss provision after evaluating the results of the loan loss reserve methodology. The Reserve Committee carefully evaluates the various risk components which are inherent in each of the portfolios, including off-balance sheet items. The risk components which are evaluated include the results of individual credit reviews, the level of non-performing and classified assets, geographic concentrations of credit, national economic conditions, trends in real estate values, the impact of changing interest rates on principal amortization and borrower debt service coverage (10), as well as historical loss experience, peer group comparisons, and the regulatory guidance issued by the OTS and other regulatory bodies.

         The loan loss provision recorded during 1993 maintains the accumulated provision for loan losses at levels considered prudent by the Reserve Committee. The level of provision recorded during the current year was significantly affected by the level of charge-offs in the Inland Empire, as well as the remaining uncertainties surrounding the anticipated recovery of the California economy. Based on analysis of available information, the Reserve Committee believes that the loan loss reserve methodology results in accumulated provisions for loan losses which are adequate in view of the risks inherent in the loan portfolio. The federal regulators have the authority to order the Bank to establish additional reserves if they disagree with the Reserve Committee's assessment of the adequacy of the accumulated provision for loan losses.

        During 1993, Management adjusted its loan loss methodology to conform to the OTS Regulatory Bulletin
- -------------------

(9) EXCLUDED FROM NON-PERFORMING ASSETS ARE TROUBLED-DEBT RESTRUCTURINGS PERFORMING IN ACCORDANCE WITH THE RESTRUCTURED MORTGAGE NOTES, WHICH TOTALED $15.6 MILLION AT DECEMBER 31, 1993 AND $25.0 MILLION AT DECEMBER 31, 1992.
(10) BECAUSE THE MAJORITY OF MULTI-FAMILY AND COMMERCIAL REAL ESTATE LOANS ARE CURRENTLY AT THEIR INTEREST RATE FLOORS, INCREASES IN INTEREST RATES UP TO THE LOAN FLOORS WILL HAVE NO IMPACT ON THE REQUIRED LOAN PAYMENTS, WHICH WE BELIEVE MITIGATES SOME OF THE CREDIT RISK ATTENDANT TO HIGHER INTEREST RATES. SEE "INTEREST RATE RISK" FOR FURTHER DETAIL.

("RB") No. 31, "Classification of Assets." This bulletin represents examiner guidance for classifying and valuing impaired loans. Generally, the loan loss reserve methodology already conformed with the guidance established under the bulletin.

        In May 1993, the Financial Accounting Standards Board ("FASB") issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." SFAS No. 114 requires that impaired loans that are within the scope of the statement be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral-dependent. The shortfall between the impaired loan's net carrying amount and its computed value shall be provided for by creating a valuation allowance with a corresponding charge to bad-debt expense or by adjusting an existing valuation allowance for the impaired loan with a corresponding charge or credit to bad debt expense. Management plans to adopt the new rules beginning in 1994. Because the Company currently carries those loans that would be considered "impaired" under SFAS No. 114 at the fair value of the underlying collateral, the effect of the adoption of the new rules will not have an adverse impact on the results of operation. Upon adoption of SFAS No. 114, the Bank will no longer account for REO in-substance in accordance with Financial Reporting Release No. 28. Instead, loans will be classified as REO when the Bank receives physical possession of the debtor's assets regardless of whether formal foreclosure proceedings take place.

Other Real Estate Owned ("REO"). REO totaled $19.9 million at the end of
1993 compared to $19.0 million at the end of the prior year. At December 31, 1993, $9.0 million of REO was located in California compared to $4.2 million at December 31, 1992. $15.0 million of the REO balances at December 31, 1993 were comprised of multi-family and commercial real estate loans while $16.3 million of REO was comprised of multi-family and commercial real estate loans at the end of the prior year. During 1993, the Company foreclosed on $37.7 million of loans receivable and posted charge-offs and valuation allowances against multi-family and commercial REO totaling $3.0 million. The Company successfully reduced REO balances through the sale of 11 properties totaling $31.8 million during 1993. In connection with these sales in 1993, the Company provided $26.5 million of loans. These financings were provided at market interest rates and generally included at least a 20% cash down payment. See "NOTE W - CONCENTRATION OF CREDIT RISK" for further details.

        The accumulated provision for real estate losses totaled $819,000 at December 31, 1993 compared to $2.4 million at December 31, 1992. See "NOTE I - FORECLOSED REAL ESTATE" for further detail. In accordance with the Company's accounting policy, REO assets are initially recorded at the lower of their net book value or fair value, less estimated selling costs. The accumulated provision for loan losses is charged for any excess of net book value over fair value at the foreclosure, or in-substance foreclosure, date. Subsequent to foreclosure, the accumulated provision for foreclosed real estate losses is used to establish specific valuation allowances on individual REO properties as declines in market value occur and to provide general valuation allowances for possible losses associated with risks inherent in the REO portfolio.

RESULTS OF OPERATIONS
COMPARISON OF YEARS ENDED
DECEMBER 31, 1993 AND 1992.

General. Net income during 1993 totaled $41.4 million or $2.03 per share compared to $37.7 million or $2.00 per share recorded in 1992. The benefit provided by an $11.1 million improvement in net interest income and higher other income of $4.2 million was partly offset by an $11.5 million increase in general and administrative ("G&A") expenses and a $1.2 million increase in foreclosed real estate losses. A decline in the effective income tax rate from 35.0% in 1992 to 31.5% in 1993 also contributed to the higher level of net income in 1993.

        The $11.1 million improvement in net interest income was produced by a $32.9 million reduction in interest expense, partly offset by a $21.8 million decline in interest income. The higher level of net interest income corresponded with an expansion of the net interest margin ("NIM") from 3.27% in 1992 to 3.46% in 1993. The growth in the NIM is not surprising since the interest rate spreads reported in 1993 were among the highest spreads ever reported by the Company. See discussion of interest rate floors below. The most significant factors that contributed to the decline in interest expense during the year were a drop in deposit rates from 4.10% at December 31, 1992 to 3.56% at December 31, 1993 and the "parking" of funds by consumers in low-cost regular savings accounts during this low interest rate environment. On the asset side, most of the reduction in interest income was associated with a 64-basis point reduction in loan rates and a 134-basis point reduction in MBS rates. These declines were caused by both the origination and purchases of assets at rates lower than the portfolio average, the repayment of relatively high rate loans and MBS, and downward repricing of adjustable-rate assets held in portfolio. The Company's ability to sustain the current level of net interest income in future periods is largely dependent upon the maintenance of the interest rate spread, the relative size and interest rate repricing characteristics of interest earning assets compared to interest bearing liabilities, and asset quality.

        The Company's interest rate spread was 3.30% at December 31, 1993, 18 basis points lower than the interest rate spread at December 31, 1992 of 3.48%. Many forces influence the magnitude of the interest rate spread, most notably: interest rate floors in effect on adjustable-rate loans; the Company's ability to originate loans and the availability of attractively priced loans and MBS in the secondary market; the performance of the economy; the actions of the Board of Governors of the Federal Reserve System; the Company's asset/liability management actions; and market interest rates generally. As higher interest rate loans continue to be prepaid in this low interest rate environment, or if there is a moderate increase in market interest rates such that loans at their floors do not reprice, the Company faces the possibility of a continued contraction in its interest rate spread.

Interest Income. Interest income totaled $256.9 million in 1993 compared to $278.7 million during the prior year, a decline of $21.8 million. Most of the reduction in income was caused by a $14.8 million decline in interest income on loans receivable and an $8.2 million decrease in interest income from MBS, although lower interest income earned on investments contributed $1.2 million to the decline.

        Lower interest income on loans receivable of $14.8 million resulted from a $19.6 million decline associated with lower yields, partly offset by a $4.8 million increase produced by higher loans receivable balances. The yield on the loan portfolio declined 80 basis points from 8.87% during 1992 to 8.07% in the current year. A large portion of the decline in loan yield was associated with downward repricing of adjustable-rate loans and, to a lesser extent, the reinvestment of proceeds from the repayment of relatively high interest rate loans into lower yielding loans receivable.

         Although the yield on loans receivable was adversely affected by downward repricing on adjustable-rate loans, the yield on loans receivable would have been lower if not for interest rate floors in effect on most of the adjustable-rate mortgages held in portfolio. Approximately 61-basis points of the 8.07% loan yield, or approximately $15.0 million of interest income earned during the year, was attributable to interest rate floors on loans receivable. At December 31, 1993, approximately $894.2 million of loans were at their weighted average floor of 8.07%. Had the floors not been in effect on these loans, their weighted average interest rate would have been 6.35%, or 172-basis points lower.

        Loans receivable averaged $2.46 billion during the current year compared to $2.40 billion in 1992, an increase of $55.3 million. The acquisition of approximately $228.8 million of loans from Elm Financial, partly offset by loan repayments in excess of loans originated for portfolio, produced the growth in average loans receivable.

         Interest income earned on MBS declined $8.2 million during 1993 primarily as a result of a 132-basis point decline in yield. The yield on MBS totaled 7.68% during 1992 compared to only 6.36% during 1993. Consistent with the Company's experience with loans receivable, the decline in yield resulted from downward repricing of adjustable-rate securities held in portfolio and, to a lesser extent, the reinvestment of principal repayments from relatively high-rate MBS into lower-yielding MBS.

        MBS balances averaged $664.8 million during 1993, up slightly from average balances in 1992 of $657.3 million. The increase in average balances associated with the acquisition of $57.2 million of MBS from Elm Financial and 1993 MBS purchases was mostly offset by principal repayments. The small increase in average MBS balances produced an additional $568,000 of income in the current year.

        The increase in interest income from investments was primarily generated by a $3.1 million increase in income from marketable-debt securities, partly offset by lower income generated by cash equivalents. Liquidity provided by loan repayments in excess of origination were reinvested in marketable-debt securities, causing interest income from marketable-debt securities to increase in 1993. Lower short-term market interest rates and, to a lesser extent, lower cash equivalent balances caused the reduction in interest income from cash and cash equivalents. See "LIQUIDITY" for a discussion of Management's 1994 investment plans for cash and cash equivalents and marketable-debt securities.

Interest Expense. Interest expense totaled $133.0 million during 1993 compared to $165.8 million during the prior year, a decline of $32.9 million or 19.8%. Approximately two-thirds of the lower interest expense was associated with lower expense on deposits, and the remaining decline was associated with lower interest expense on borrowings.

        The $23.0 million reduction in interest expense on deposits was produced by a $33.6 million decline associated with lower deposit rates, partly offset by a $10.6 million increase associated with higher average deposit balances. The average rate paid on deposits dropped 106 basis points during the year from 4.86% for 1992 compared to 3.80% for 1993. Lower short-term market interest rates allowed Management to reduce the rate paid on all of its deposit products. The average rate also benefits, but to a much lesser extent, from the change in the composition of deposits away from CDs to lower cost savings and checking accounts. Deposit balances averaged $3.22 billion during the current year, compared to $2.99 billion in 1992. Most of the increase in average balances is attributable to the acquisiton of approximately $312.2 million of deposits from Elm Financial in February 1993.

        Most of the reduction in interest expense on borrowings was associated with the reduction in average borrowing balances of $123.3 million. Excess liquidity provided by loan repayments in excess of originations in 1993 allowed Management to reduce its reliance on borrowed funds to support operations. A 91-basis point reduction in short-term borrowing rates, from 7.65% during 1992 to 6.74% in 1993 also produced a $1.2 million decline in interest expense.

Provision for Loan Losses. The Company recorded a provision for loan losses of $10.8 million during 1993, relatively unchanged from the provision recorded during the prior year. See "CREDIT" for further discussion of loss provisions and the adequacy of the accumulated provision for loan losses. In May 1993, SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" was issued. See "CREDIT" and "NOTE A - SIGNIFICANT ACCOUNTING POLICIES" for further discussion of the adoption of SFAS No. 114.

Other Income. Other income totaled $32.5 million in 1993 compared to $28.3 million in 1992, an increase of $4.2 million or 14.7%. The most significant improvement in other income in 1993 occurred in other fee income (including checking and ATM fees), which increased $4.5 million or 44.2%. Increases in both the number of transactions and fees charged per transaction contributed to the improvement. Higher discount brokerage commissions, associated with higher trading volumes and the expansion of Investment Network into all of the Bank's branches in 1992, and interest income received on a tax refund produced most of the remaining increase in other income.

        Net gains on asset sales totaled $2.1 million during 1993 compared to $3.0 million during 1992. Approximately two-thirds of the lower gains was associated with a reduction in the sale of adjustable-rate loans (previously held by the Company for investment) that converted to a fixed interest rate. The remaining decline in gains is primarily associated with lower originations of fixed-rate loans that are sold in the secondary market. Effective December 31, 1993, the Company adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," and $485.5 million of securities were classified as available-for-sale. Gains and losses on assets sold may be impacted in future periods as the available-for-sale portfolio is actively managed. At December 31, 1993, the Company had $7.4 million (or $4.6 million on an after-tax basis) of unrealized gains on securities classified as available for sale. See "NOTE A - SIGNIFICANT ACCOUNTING POLICIES," "NOTE B - CASH AND CASH EQUIVALENTS,"
"NOTE C - MARKETABLE-DEBT SECURITIES," and "NOTE D - MORTGAGE-BACKED
SECURITIES" for further detail.

        The low interest rate environment experienced during 1993 and the recent stock market performance encouraged retail investors to pursue alternatives to traditional investments, which produced most of the growth in discount brokerage commissions. Demand for discount brokerage services in future periods may change in response to interest rate movements, performance of the stock market and consumer preferences.

        Beginning in 1994, the Company discontinued its trading account activities. Revenues generated by the trading account in 1993 were immaterial. Under SFAS No. 115, MBS acquired through mortgage banking operations will be held by the Bank as trading account assets. Since the Bank's policy generally is to dispose of these securities shortly after securitization, under forward sell commitments, Management does not anticipate recording significant trading account gains or losses on these assets.

General & Administrative Expenses. General & Administrative ("G&A") expenses increased $11.5 million or 16.2% during 1993. Most of the increase in costs during the current year was associated with the acquisition of eight branch offices from Elm Financial, the opening of two additional branches, the installation of 25 ATMs during 1993, additional costs associated with OMNI facilities opened during 1992, and a 36,000 increase in the number of checking accounts serviced from 110,000 at December 31, 1992 to 146,000 at December 31, 1993. Additional compensation and benefit costs were also incurred in 1993 as a result of expanded hours and services provided by other branches and support departments of the Bank.

        The growth in G&A expenses experienced in 1993 and 1992 will likely continue into 1994. Since the acquisition of Elm Financial occurred on February 23, 1993, only about ten months of expenses for the newly acquired branches were reflected in operations in 1993. Additionally, the assumption of an obligation to service additional ATMs during 1993 should cause ATM servicing costs (including compensation, benefits, and occupancy, equipment and other office expense) to increase in 1994. However, 1994's operations should benefit by close to $1.0 million from lower premiums on FDIC insurance in 1994 compared to 1993.

         The FASB has issued several accounting standards in recent years, primarily related to recognition of expense for compensation and benefits. SFAS No. 106, "Employers' Accounting for Post-Retirement Benefits Other Than Pensions," was adopted on a prospective basis during 1993. This statement requires that the projected future cost of providing post-retirement benefits, such as health care and life insurance, be recognized as an expense as employees render service, instead of when the benefits are paid. The impact of the adoption of this standard on G&A expenses in 1993 was $125,000 and is expected to be even lower in future periods. SFAS No. 112, "Employers' Accounting for Post-Employment Benefits," was issued in November 1992. This statement requires that the projected future cost of providing post-employment benefits (other than retirements), such as medical insurance, be recognized as an expense as employees render service, instead of when the benefits are paid. Management estimates that the adoption of SFAS No. 112 will have a minimal impact on G&A expenses and expects to apply the new rules on a prospective basis beginning in the first quarter of 1994.

        In addition to accounting standards issued by the FASB, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 93-6, "Employers' Accounting for Employee Stock Ownership Plans," in November 1993. Under this accounting guidance, compensation expense is charged for the fair value of shares released to employee accounts in the period in which the shares are committed to be released. Management estimates that this SOP will have a minimal impact on G&A expenses and expects to apply the new rules on a prospective basis beginning in the first quarter of 1994.

Loss on Foreclosed Real Estate. The Company recorded a loss on foreclosed real estate of $2.5 million during 1993 compared to $1.3 million during 1992. Provisions for foreclosed real estate losses were relatively level between the two periods. Generally, the higher loss in 1993 resulted from lower gains on the sale of real estate. See "CREDIT" and "NOTE I - FORECLOSED REAL ESTATE" for further details.

        Income Taxes. Despite higher pre-tax earnings of $2.4 million and a 1% increase in the federal statutory rate in 1993, income taxes declined by $1.3 million. The recognition of $1.1 million of tax refunds and an increase in the statutory rates used to value deferred tax assets allowed the effective tax rate to decline from 35.0% in 1992 to 31.5% in 1993. The Company anticipates that its effective tax rate will more closely approximate the blended statutory federal and state rates in future periods.

RATE/VOLUME ANALYSIS (11)
- --------------------------------------------------------------------------------
YEAR ENDING DECEMBER 31 - DOLLARS IN THOUSANDS

                                                             1993 VS 1992                               1992 VS 1991
                                                      INCREASE/(DECREASE) DUE TO                INCREASE/(DECREASE) DUE TO
                                                                                  TOTAL                                    TOTAL
                                                VOLUME        RATE               CHANGE         VOLUME       RATE         CHANGE
                                                ----------------------------------------    -------------------------------------
CHANGE IN INTEREST INCOME:
Loans receivable ............................   $   4,819     $   (19,600)   $  (14,781)    $  (6,228)   $ (21,207)   $ (27,435)
Mortgage-backed securities ..................         568          (8,752)       (8,184)       (7,009)      (6,921)     (13,930)
Marketable-debt securities ..................       3,143             (27)        3,116         2,014       (1,079)         935
Trading accounts ............................          58             (19)           39           (41)        (107)        (148)
Federal funds ...............................         578            (145)          433          (922)        (918)      (1,840)
Other short-term investments ................        (939)         (1,434)       (2,373)        4,501       (4,687)        (186)
                                                                             -----------                              ----------
   Total interest income ....................                                   (21,750)                                (42,604)

CHANGE IN INTEREST EXPENSE:
Deposits ....................................      10,623         (33,583)      (22,960)        7,907      (49,722)     (41,815)
Short-term borrowings .......................      (5,313)         (1,218)       (6,531)       (4,613)        (503)      (5,116)
Long-term borrowings ........................      (3,656)            285        (3,371)       (7,916)      (1,796)      (9,712)
                                                                             -----------                              ----------
  Total interest expense ....................                                   (32,862)                                (56,643)
                                                                             -----------                              ----------
NET CHANGE IN NET INTEREST INCOME
BEFORE PROVISION FOR LOAN LOSSES ............                                $   11,112                               $  14,039
                                                                             -----------                              ----------
                                                                             -----------                              ----------

RESULTS OF OPERATIONS
COMPARISON OF YEARS ENDED
DECEMBER 31, 1992 AND 1991.

General. Net income was $37.7 million during 1992 compared to $27.2 million during 1991, a $10.5 million or 38.6% improvement. An expansion in net interest income of $14.0 million and other income of $5.7 million contributed to the improvement. These benefits were partly offset by higher general and administrative expenses of $6.5 million and higher income taxes of $3.8 million.

        Lower interest income of $42.6 million was more than offset by a $56.6 million decline in interest expense during 1992, which caused net interest income to improve by $14.0 million. The net interest income to improve by $14.0 million. The net interest margin ("NIM") also improved 43-basis points from 2.84% during 1991 to 3.27% during 1992. A drop in the average rate paid on deposits of 168-basis points during 1992 generated most of the improvement. Approximately two-thirds of the lower deposit costs were associated with lower rates paid on CDs and the remaining decline was associated with lower rates paid on checking, savings and money market accounts. On the asset side, downward repricing of adjustable rate loans and MBS and the reinvestment of funds in earning assets at substantially lower rates offset the benefit provided by lower average deposit rates, which limited the improvement in the NIM to only 43-basis points.

        At December 31, 1992, the Company achieved an interest rate spread of 3.48%, well in excess of its interest rate spread of 2.95% at December 31, 1991. A 166-basis point decline in the rate paid on deposits from December 31, 1991 to December 31, 1992, partly offset by a 116-basis point decline in asset yields during 1992, generated the 53-basis point expansion in the interest rate spread.

Interest Income. Interest income was $42.6 million lower during 1992 compared to 1991, primarily as a result of the decline in market interest rates.

- -------------
(11) THIS ANALYSIS ALLOCATES THE CHANGE IN INTEREST INCOME AND EXPENSE RELATED TO VOLUME BASED UPON THE CHANGE IN AVERAGE BALANCES AND PRIOR PERIODS APPLICABLE YIELDS OR RATES PAID. THE CHANGE IN INTEREST INCOME AND EXPENSE RELATED TO RATE IS BASED UPON THE CHANGE IN YIELDS OR RATES PAID AND THE PRIOR PERIOD AVERAGE BALANCES. CHANGES DUE TO BOTH RATE AND VOLUME HAVE BEEN ALLOCATED TO VOLUME AND RATE CHANGES IN PROPORTION TO THE RELATIONSHIP OF THE ABSOLUTE DOLLAR AMOUNTS OF THE CHANGE IN EACH. THE ABOVE ALLOCATION PROCEDURES HAVE BEEN APPLIED CONSISTENTLY IN 1993, 1992 AND 1991. THE EFFECT OF NON-PERFORMING LOANS AND AN ADDITIONAL DAY IN 1992 HAVE BEEN INCLUDED IN THE RATE VARIANCE.

        Interest income from loans receivable was $27.4 million lower during 1992 compared to 1991, primarily as a result of an 88-basis point decline in loan yield to 8.87% during 1992. Approximately two-thirds of the lower loan yield was associated with downward repricing of adjustable-rate loans in the loan portfolio. The remaining decline was primarily associated with asset originations at lower rates. Lower average loan receivable balances of $65.2 million also caused a decline in interest income of $6.2 million. Loan repayments outpaced the origination of loans retained for portfolio during most of 1992, which caused average loans receivable balances to decline.

        Interest income from MBS declined $13.9 million during 1992. Approximately of the reduction was associated with lower average MBS balances of $85.8 million and the remaining decline was associated with a 98-basis point lower yield. The decline in average MBS balances reflected both the lack of availability of attractively priced MBS and the high level of loan refinancing activity during the year. The reduction in MBS yield from 8.66% in 1991 to 7.68% in 1992 was largely attributable to the acquisition of MBS at lower rates during the year. The lower rates on 1992 purchases reflected the general decline in market interest rates on high quality MBS.

        Investment interest income was $15.2 million during 1992 compared to $16.5 million during 1991. The benefit provided to investment interest income by higher average investment balances of $116.5 million was more than offset by a 210-basis point reduction in investment yield. The decline in investment yield from 6.00% during 1991 to 3.90% during 1992 reflected a general decline in market rates during 1992. Higher average investment balances during 1992 reflected the accumulation of liquidity during 1992 and the latter part of 1991.

        See "RATE/VOLUME ANALYSIS" and "AVERAGE BALANCES, INTEREST AND AVERAGE YIELDS" for further detail.

        Interest Expense. Interest expense was $56.6 million lower during 1992 compared to 1991 as a result of reductions in interest expense on deposits of $41.8 million and interest expense on borrowings of $14.8 million.

        A decline in average rates paid on deposits from 6.54% during 1991 to 4.86% during 1992 primarily caused the lower interest expense on deposits. 1992's deposit rates benefitted from a 161-basis point reduction in rates paid on CDs from December 31, 1991 to December 31, 1992 and a reduction in rates paid on core accounts (i.e., checking, savings and money market accounts) from 3.94% to 2.67% during the same period. An increase in average deposits from $2.86 billion during 1991 to $2.99 billion in 1992 partly offset the benefit to interest expense provided by lower average rates. Average balances during 1992 benefitted more than average balances during 1991 from deposit growth occurring in the last half of 1991.

        Interest expense on borrowings was $14.8 million lower during 1992 as a result of lower average borrowing balances of $161.5 million. The high level of loan and MBS repayments during 1992 and deposit growth during the latter half of 1991 allowed the Company to repay FHLB advances and obligations arising from the sale of assets under repurchase agreements during those same periods. These repayments contributed to lower average borrowing balances in 1992. Also, lower average rates paid on borrowings of 57-basis points resulted in a $2.3 million reduction in borrowing expense during 1992. Lower rates on borrowings were reflective of steadily declining market interest rates during most of 1992.

        Of the $14.8 million decrease in interest expense on borrowings, $9.7 million was associated with long-term borrowings and $5.1 million was associated with short-term borrowings. Lower average long-term borrowing balances of $101.4 million and lower average long-term borrowing rates of 88-basis points contributed to the decline in long-term expense. Most of the reduction in long-term borrowing balances was associated with the reclassification of FHLB advances and reverse repurchase agreements from long-term to short-term. The average rate paid on long-term borrowings declined from 8.52% during 1991 to 7.64% during 1992, which provided a $1.8 million benefit to interest expense in 1992.

        Short-term borrowing expense was $5.1 million lower during 1992 primarily as a result of a $60.1 million reduction in average short-term borrowing balances. The average rate paid on short-term borrowings was 7.65% during 1992 compared to 7.90% during 1991. The rate paid on short-term borrowings declined by only 25-basis points compared to an 88-basis point reduction in long-term rates because relatively high-cost FHLB advances migrated from long-term to short-term during 1992.

        See "RATE/VOLUME ANALYSIS" and "AVERAGE BALANCES, INTEREST AND AVERAGE YIELDS" for further detail.

Provision for Loan Losses. Provisions for loan losses totaled $10.6 million during 1992, or $475,000 lower than loan loss provisions recorded in 1991 of $11.1 million. During 1992, the Company recorded net loan charge-offs of $8.1 million compared to $11.2 million during 1991. The net effect of 1992's provision for loan losses and net charge-offs was to increase the accumulated provision for loan losses by $2.5 million over amounts reported at December 31, 1991.

Other Income. The Company increased other income from $22.6 million during 1991 to $28.3 million during 1992. Most of the improvement was associated with higher other fee income of $2.0 million, higher discount brokerage fees of $1.8 million, and higher commissions on annuity sales.

        Approximately one-half of the improvement in other fee income was associated with improvements in ATM revenues and the remaining improvement was caused by higher fees on checking accounts resulting from both higher volumes and charges. The lower interest rate environment encouraged retail investors to pursue non-traditional deposit products in order to obtain higher return, resulting in higher revenue from discount brokerage activities and annuity sales. During 1992, Management completed the opening of discount brokerage operations (Investment Network) in all of its stand-alone branch offices.

        Net gains on asset sales were $344,000 higher during 1992 compared to 1991. Also, mortgage-banking operations generated loan servicing fees equivalent to 39-basis points of its average loan servicing portfolio during 1992 and 1991. The relatively low carrying amount of the purchased mortgage servicing rights and excess loan servicing fee receivable allowed the Company to earn loan servicing fees in excess of a "normal" level for the industry.

        An increase in the number of lots sold by St.Paul Financial generated a $405,000 improvement in income from real estate operations in 1992.

General and Administrative Expenses. The Company incurred an additional
$6.5 million of general and administrative expenses during 1992 compared to 1991. The most significant increases in general and administrative expenses occurred in compensation and benefits and other expenses. An increase in the number of employees associated with the opening of five OMNI in-store branches between April 1991 and September 1992 and additional pension expense caused most of the $3.0 million increase in compensation and benefit costs in 1992. Other expenses were $1.5 million higher during 1992 as a result of additional consulting, insurance and lending expenses.

        An increase in the Bank's deposit base caused FDIC insurance premiums to increase by $739,000 during 1992. Occupancy, data processing and other office expense, and advertising expense all increased during 1992. The expansion of the branch network during 1992 contributed to the increase in these expenses.

Loss on Foreclosed Real Estate. The Company incurred a $1.3 million loss on foreclosed real estate during 1992, compared to a $1.9 million loss during 1991. The lower loss during 1992 resulted from higher gains on REO sales of $1.6 million, partly offset by additional net foreclosed real estate operating expenses of $1.1 million. REO loss provisions, representing declines in the fair value of REO, were $1.8 million during 1992, slightly more favorable than the $1.9 million of provisions recorded during 1991.

Income Taxes. Income taxes totaled $20.3 million or 35.0% of pre-tax income during 1992 compared to $16.5 million or 37.8% of pre-tax income during 1991. The lower effective income tax rate during 1992 resulted from a decline in the effective state income tax rate.

AVERAGE BALANCES, INTEREST AND AVERAGE YIELDS

At or for the year ending December 31  - Dollars in thousands

                              1993                       1993                            1992                          1991
                         ---------------   -----------------------------    --------------------------   ---------------------------
                                           Average                          Average                      Average
                         Balance    Rate   Balance(a)   Interest   Yield    Balance(a)  Interest Yield   Balance(a)  Interest  Yield
                         ---------------   -----------------------------    --------------------------   ---------------------------
Investments:
  Marketable-debt
  securities..........  $  142,051  4.21%  $  147,546   $  6,222    4.22%   $   73,025  $  3,106  4.25%  $   31,475  $  2,171  6.90%
  Trading account.....                          5,122        117    2.28         2,695        78  2.89        3,450       226  6.55
  Federal funds ......      56,200  2.93       49,360      1,491    3.02        30,685     1,058  3.45       50,837     2,898  5.70
  Other
  investments (b) ....     223,616  3.52      259,214      8,630    3.33       284,927    11,003  3.86      189,105    11,189  5.92
                        ----------  ----   ----------   --------    ----    ----------  --------  ----   ----------  --------  ----
Total investments ....     421,867  3.68      461,242     16,460    3.57       391,332    15,245  3.90      274,867    16,484  6.00
Mortgage-backed
  securities .........     733,649  5.91      664,812     42,269    6.36       657,331    50,453  7.68      743,164    64,383  8.66
Loans receivable (c) .   2,379,390  7.87    2,455,559    198,208    8.07     2,400,233   212,989  8.87    2,465,436   240,424  9.75
                        ----------  ----   ----------   --------    ----    ----------  --------  ----   ----------  --------  ----
Total interest-earning
  assets  ............  $3,534,906  6.96%  $3,581,613   $256,937    7.17%   $3,448,896  $278,687  8.08%  $3,483,467  $321,291  9.22%
                        ----------  ----   ----------   --------    ----    ----------  --------  ----   ----------  --------  ----
                        ----------  ----   ----------   --------    ----    ----------  --------  ----   ----------  --------  ----
Deposits (d) .........  $3,252,618  3.56%  $3,219,672   $122,273    3.80%   $2,987,859  $145,233  4.86%  $2,862,153  $187,048  6.54%
Borrowings:
  Short-term
  borrowings (e) .....         263  6.95       71,264      4,805    6.74       148,117    11,336  7.65      208,193    16,452  7.90
  Long-term
  borrowings (e) .....      59,467  9.35       74,894      5,904    7.88       121,381     9,275  7.64      222,815    18,987  8.52
                        ----------  ----   ----------   --------    ----    ----------  --------  ----   ----------  --------  ----
Total borrowings .....      59,730  9.34      146,158     10,709    7.33       269,498    20,611  7.65      431,008    35,439  8.22
                        ----------  ----   ----------   --------    ----    ----------  --------  ----   ----------  --------  ----
Total interest-bearing
  liabilities ........  $3,312,348  3.66%  $3,365,830   $132,982    3.95%   $3,257,357  $165,844  5.09%  $3,293,161  $222,487  6.76%
                        ----------  ----   ----------   --------    ----    ----------  --------  ----   ----------  --------  ----
                        ----------  ----   ----------   --------    ----    ----------  --------  ----   ----------  --------  ----
Excess of
  interest-earning
  assets over
  interest-bearing
  liabilities ........  $  222,558         $  215,783                       $  191,539                   $  190,306
                        ----------         ----------                       ----------                   ----------
                        ----------         ----------                       ----------                   ----------
  Ratio of
  interest-earning
  assets over
  interest-bearing
  liabilities ........        1.07               1.06                             1.06                         1.06
                        ----------         ----------                       ----------                   ----------
                        ----------         ----------                       ----------                   ----------
Net interest income ..                                  $123,955                        $112,843                     $ 98,804
                                                        --------                        --------                     --------
                                                        --------                        --------                     --------
Interest rate spread .              3.30%
                                    ----
                                    ----
"Average" interest
  rate spread ........                                              3.22%                         2.99%                        2.46%
                                                                    ----                          ----                         ----
                                                                    ----                          ----                         ----
Net yield on average
  earning assets .....                                              3.46%                         3.27%                        2.84%
                                                                    ----                          ----                         ----
                                                                    ----                          ----                         ----

(A) ALL AVERAGE BALANCES BASED ON DAILY BALANCES. (B) INCLUDES INVESTMENT IN FEDERAL HOME LOAN BANK STOCK, DEPOSITS AT FEDERAL HOME LOAN BANK, AND OTHER SHORT-TERM INVESTMENTS. (C) INCLUDES LOANS HELD FOR SALE AND LOANS PLACED ON NON-ACCRUAL. (D) PRIOR YEAR AMOUNTS HAVE BEEN RECLASSIFIED TO CONFORM TO THE 1993 PRESENTATION. (E) INCLUDES FHL BANK ADVANCES, FLOATING-RATE NOTES, OTHER BORROWINGS, AND SUBORDINATED CAPITAL NOTES. EXCLUDES ESOP LOAN.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
- --------------------------------------------------------------------------------
DOLLARS IN THOUSANDS - AT DECEMBER 31

                                                                                            1993                 1992
                                                                                    ------------         ------------
ASSETS:
  Cash and cash equivalents-Note B
   Cash and amounts due from depository institutions.........................       $     87,805         $     72,940
   Federal funds sold .......................................................             56,200               49,000
   Short-term marketable-debt securities
     (Market: December 31, 1993-$192,326; December 31, 1992-$189,618)........            192,326              189,627
                                                                                    ------------         ------------
   Total cash and cash equivalents...........................................            336,331              311,567
  Marketable-debt securities-Notes C and P
   (Market: December 31, 1993-$142,876; December 31, 1992-$107,367)..........            142,051              107,732
  Mortgage-backed securities-Notes D and P
   (Market: December 31, 1993-$733,314; December 31, 1992-$654,411)..........            733,649              643,941
  Loans receivable-Notes E and O.............................................          2,350,893            2,318,879
  Less: accumulated provision for loan losses-Note F.........................             46,574               48,681
                                                                                    ------------         ------------
   Net loans receivable .....................................................          2,304,319            2,270,198
  Loans held-for-sale, at lower of cost or market-Note G
   (Market: December 31, 1993-$28,616; December 31, 1992-$19,090)............             28,497               19,019
  Accrued interest receivable-Note H.........................................             20,247               22,059
  Foreclosed real estate-Note I
   (Net of accumulated provision for losses: December 31, 1993-$819;
     December 31, 1992-$2,404)...............................................             19,105               17,945
  Real estate held for investment-Note J.....................................             11,237               10,497
  Investment in Federal Home Loan Bank Stock-Note K..........................             31,290               30,720
  Office properties and equipment-Note L.....................................             40,865               33,526
  Prepaid expenses and other assets-Note M...................................             37,785               33,056
                                                                                    ------------         ------------
Total assets.................................................................       $  3,705,376         $  3,500,260
                                                                                    ------------         ------------
                                                                                    ------------         ------------
LIABILITIES:
  Deposits-Note N............................................................       $  3,252,618         $  2,985,124
  FHL Bank advances-Note O...................................................              7,219               99,501
  Other borrowings-Note P....................................................             56,751               86,907
  Advance payments by borrowers for taxes and insurance......................             19,513               19,467
  Other liabilities-Note Q...................................................             21,946               21,920
                                                                                    ------------         ------------
  Total liabilities..........................................................          3,358,047            3,212,919

COMMITMENTS-NOTES U AND V

STOCKHOLDERS' EQUITY:-NOTES R, S AND Z
  Preferred stock (par value $0.01 per share: authorized-10,000,000
   shares; none issued)......................................................                  -                    -
  Common stock (par value $0.01 per share: authorized-40,000,000 shares;
   outstanding at December 31, 1993-19,683,981 shares,
   outstanding at December 31, 1992-18,258,158 shares).......................                197                  183
  Paid-in capital............................................................            136,609              115,253
  Retained income, substantially restricted                                              210,215              173,976
  Unrealized gain on securities, net of taxes-Notes B, C and D...............              4,594                    -
  SFAS No. 87 adjustment, net of taxes-Note T................................                (46)                   -
  Borrowings by employee stock ownership plan-Notes P and T..................             (4,240)              (2,071)
                                                                                    ------------         ------------
  Total stockholders' equity.................................................            347,329              287,341
                                                                                    ------------         ------------
Total liabilities and stockholders' equity...................................       $  3,705,376         $  3,500,260
                                                                                    ------------         ------------
                                                                                    ------------         ------------

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
- --------------------------------------------------------------------------------
FOR THE YEARS ENDED DECEMBER 31 - DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS


                                                                                                   SFAS     BORROWINGS
                                           COMMON STOCK                                          NO. 87    BY EMPLOYEE        TOTAL
                                       ------------------  PAID-IN    RETAINED    UNREALIZED    ADJUST-   STOCK OWNER- STOCKHOLDERS
                                           SHARES  AMOUNT   CAPITAL      INCOME        GAINS       MENT      SHIP PLAN       EQUITY
Balance at
  December 31, 1990...............     11,993,205  $120    $112,975    $118,739     $     -     $     -    $ (2,500)    $229,334
Three-for-two
  stock split-Note Z..............      5,996,603    60         (60)          -           -           -           -            -
Issuance of common stock
  under stock option
  plan-Note S.....................         68,025     1         452           -           -           -           -          453
Net income........................                    -           -      27,192           -           -           -       27,192
Cash dividends paid to stock-
  holders ($0.27 per share)......               -     -           -      (4,805)          -           -           -       (4,805)
Repayments of
  principal Note P................              -     -           -           -           -           -         714          714
                                      -----------  ----    --------   ---------     -------     -------    --------     --------
Balance at
  December 31, 1991...............    18,057,833   $181    $113,367    $141,126           -           -      (1,786)    $252,888
                                      -----------  ----    --------   ---------     -------     -------    --------     --------
                                      -----------  ----    --------   ---------     -------     -------    --------     --------
Issuance of common stock
   under stock option plan-
   Note S.........................       200,325      2       1,886          -            -           -           -        1,888
Net income........................             -      -           -     37,685            -           -           -       37,685
Cash dividends paid to
  stock holders
  ($0.27 per share)...............             -      -           -     (4,835)           -           -           -       (4,835)
Repayments of
  principal-Note P................              -     -           -           -           -           -         715          715

Additional
  borrowings-Note P...............              -     -           -           -           -           -      (1,000)      (1,000)
                                      -----------  ----    --------   ---------     -------     -------    --------     --------
Balance at
  December 31, 1992...............     18,258,158  $183    $115,253   $173,976      $     -     $     -    $ (2,071)    $287,341
                                      -----------  ----    --------   ---------     -------     -------    --------     --------
                                      -----------  ----    --------   ---------     -------     -------    --------     --------
Issuance of common stock-
  under stock option plan-Note S..        134,513     1       1,625           -           -           -           -        1,626
Issuance of common stock to
  Elm Financial -
  shareholders-Note Y............       1,292,313    13      19,753           -           -           -           -       19,766
Net income........................              -     -           -      41,387           -           -           -       41,387
Retirement of fractional
  shares..........................         (1,003)    -         (22)          -           -           -                      (22)
Cash dividends paid to stock-
  holders ($0.27 per share).......              -     -           -      (5,148)          -           -           -       (5,148)
Unrealized gain on
  securities, net of taxes-
  Notes B, C and D................              -     -           -           -       4,594           -           -        4,594
SFAS No. 87 adjustment, net of
  taxes-Note T....................              -     -           -           -           -         (46)          -          (46)
Repayments of
  principal-Note P................              -     -           -           -           -           -         714          714

Additional
  borrowings-Note P...............              -     -           -           -           -           -      (2,883)      (2,883)
                                      -----------  ----    --------   ---------     -------     -------    --------     --------
Balance at
  December 31, 1993...............     19,683,981  $197    $136,609   $210,215      $4,594      $   (46)   $ (4,240)    $347,329
                                      -----------  ----    --------   ---------     -------     -------    --------     --------
                                      -----------  ----    --------   ---------     -------     -------    --------     --------

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF INCOME
- -------------------------------------------------------------------------------
FOR THE YEARS ENDED DECEMBER 31   DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS

                                                                        1993            1992           1991
                                                                    --------        --------       --------
INTEREST INCOME:
Loans receivable..............................................      $198,208        $212,989       $240,424
Mortgage-backed securities....................................        42,269          50,453         64,383
Marketable-debt securities....................................         6,222           3,106          2,171
Trading account...............................................           117              78            226
Federal funds.................................................         1,491           1,058          2,898
Other short-term investments..................................         8,630          11,003         11,189
                                                                    --------        --------       --------
  Total interest income.......................................       256,937         278,687        321,291

INTEREST EXPENSE:
Deposits......................................................       122,273         145,233        187,048
Short-term borrowings.........................................         4,805          11,336         16,452
Long-term borrowings..........................................         5,904           9,275         18,987
                                                                    --------        --------       --------
  Total interest expense......................................       132,982         165,844        222,487
                                                                    --------        --------       --------
  Net interest income.........................................       123,955         112,843         98,804
Provision for loan losses Note-F..............................        10,750          10,625         11,100
                                                                    --------        --------       --------
Net interest income after provision for loan losses...........       113,205         102,218         87,704

OTHER INCOME:
Loan servicing fees...........................................         1,694           3,643          3,544
Other fee income..............................................        14,794          10,258          8,274
Net gain on assets sold.......................................         2,150           3,024          2,680
Net trading account gain (loss)...............................            65             (20)            (3)
Discount brokerage commissions................................         6,298           4,935          3,129
Income from real estate operations............................         2,969           2,442          2,037
Insurance and annuity commissions.............................         3,408           3,643          2,706
Other.........................................................         1,128             423            280
                                                                    --------        --------       --------
  Total other income..........................................        32,506          28,348         22,647

GENERAL AND ADMINISTRATIVE EXPENSE:
Salaries and employee benefits................................        42,551          36,989         33,949
Occupancy, equipment and other office expense.................        19,097          15,573         14,872
Advertising...................................................         5,184           4,015          3,501
Federal deposit insurance.....................................         9,521           7,317          6,578
Other.........................................................         6,394           7,346          5,854
                                                                    --------        --------       --------
  General and administrative expense..........................        82,747          71,240         64,754
Loss on foreclosed real estate-Note I.........................         2,516           1,316          1,898
                                                                    --------        --------       --------
Income before income taxes....................................        60,448          58,010         43,699
Income taxes-Note Q...........................................        19,061          20,325         16,507
                                                                    --------        --------       --------
  Net income..................................................     $  41,387       $  37,685       $ 27,192
                                                                   ---------       ---------       ---------
                                                                   ---------       ---------       ---------

EARNINGS PER SHARE:
  Primary ....................................................     $    2.03       $    2.00       $   1.48
  Fully diluted...............................................          2.03            1.98           1.48
                                                                   ---------       ---------       ---------
                                                                   ---------       ---------       ---------
DIVIDENDS PER SHARE...........................................     $    0.27       $    0.27       $   0.27
                                                                   ---------       ---------       ---------
                                                                   ---------       ---------       ---------

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF CASH FLOWS
- -------------------------------------------------------------------------------
FOR THE YEARS ENDED DECEMBER 31   DOLLARS IN THOUSANDS

                                                                                               1993        1992          1991
OPERATING ACTIVITIES:
                                                                                         ----------   ----------    ----------
Net income                                                                               $   41,387  $   37,685     $  27,192
Adjustments to reconcile net income to net cash provided by operating activities:
  Provision for loan losses..........................................................        10,750      10,625        11,100
  Provision for losses on foreclosed real estate.....................................         1,879       1,828         1,900
  Provision for depreciation.........................................................         4,719       4,138         3,827
  Assets originated and acquired for sale............................................      (141,261)   (164,039)      (76,150)
  Sale of assets held for sale.......................................................       128,203     162,508        72,482
  Decrease in accrued interest receivable ...........................................         3,229       2,877         3,260
  Increase in prepaid expenses and other assets......................................        (4,047)     (3,698)       (8,294)
  Increase (decrease) in other liabilities...........................................        (4,102)    (15,705)       14,549
  Net amortization of yield adjustments..............................................          (757)     (5,434)       (1,386)
  Other items, net...................................................................       (15,391)        641         1,145
                                                                                         ----------   ----------    ----------
   Net cash provided by operating activities                                                 24,609      31,426        49,625
                                                                                         ----------   ----------    ----------
INVESTING ACTIVITIES:
Principal repayments on loans receivable.............................................       628,353     531,958       336,226
Loans originated and purchased for investment........................................      (476,549)   (427,293)     (414,663)
Loans receivable sold................................................................        35,866      49,983        20,457
Principal repayments on mortgage-backed securities...................................       252,826     290,912       148,768
Mortgage-backed securities purchased for investment..................................      (282,896)   (218,224)     (217,697)
Sale of mortgage-backed securities held for investment...............................         2,940           -        41,244
Maturities of marketable-debt securities ............................................       137,523      82,399        35,010
Purchase of marketable-debt securities...............................................      (115,946)   (164,588)      (19,827)
Additions to real estate held for investment.........................................        (6,053)     (6,824)       (5,233)
Real estate sold.....................................................................        18,749      17,841         3,414
(Increase) decrease in investment in Federal Home Loan Bank stock....................         1,897        (171)       (1,744)
Purchase of office properties and equipment                                                  (6,669)     (5,076)       (5,446)
Proceeds from sales of office properties and equipment...............................           819          58           809
Acquisition of Elm Financial, net of cash and cash equivalents acquired of $11,002...       (15,655)          -             -
                                                                                         ----------   ----------    ----------
   Net cash provided (used) by investing activities                                         175,205     150,975       (78,682)
                                                                                         ----------   ----------    ----------
FINANCING ACTIVITIES:
Net increase in checking and savings deposits........................................       (20,402)     55,131        91,158
Proceeds from sales of certificates of deposit.......................................       279,581     305,712       570,797
Payments for maturing certificates of deposit........................................      (303,906)   (380,138)     (323,269)
Net proceeds from issuance of subordinated notes.....................................        33,422           -             -
Repayment of FHL Bank advances.......................................................       (92,279)    (57,061)      (92,623)
Increase in FHL Bank advances........................................................             -         638        26,637
Decrease in other borrowings, net....................................................       (63,505)    (91,982)      (96,243)
Repayment of subordinated capital notes..............................................             -     (12,434)            -
Interest credited on subordinated capital notes......................................             -         146           225
Redemption bonus on subordinated capital notes.......................................             -         144             -
Dividends paid to stockholders.......................................................        (5,148)     (4,835)       (4,805)
Net proceeds from exercise of stock options..........................................         1,021       1,362           453
Decrease in advance payments by borrowers for taxes and insurance....................        (3,834)     (2,140)        2,939
                                                                                         ----------   ----------    ----------
   Net cash provided (used) by financing activities..................................      (175,050)   (185,457)      175,269
                                                                                         ----------   ----------    ----------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.....................................        24,764      (3,056)      146,212
Cash and cash equivalents at beginning of period.....................................       311,567     314,623       168,411
                                                                                         ----------   ----------    ----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD...........................................    $  336,331   $ 311,567    $  314,623
                                                                                         ----------   ----------    ----------
                                                                                         ----------   ----------    ----------

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE A
Summary of Significant Accounting Policies
Principles of Consolidation: The consolidated financial statements are comprised of the accounts of St. Paul Bancorp, Inc. (the "Company") and its wholly-owned subsidiaries, St. Paul Federal Bank For Savings (the "Bank"), St. Paul Financial Development, Inc. ("St. Paul Financial"), and Annuity Network, Inc ("Annuity Network, Inc."). The financial statements of St. Paul Federal Bank For Savings include the accounts of its subsidiaries.

Cash and Cash Equivalents: Cash and cash equivalents in the Consolidated Statements of Financial Condition and Cash Flows include cash, amounts due from depository institutions, federal funds sold, and marketable debt securities with original maturities of three months or less.

Marketable-Debt Securities and Mortgage-Backed Securities ("MBS"): On
December 31, 1993, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." In accordance with the statement, prior period financial statements have not been restated to reflect the change in accounting principle. The ending balances of stockholders' equity was increased by $4.6 million (including a $2.8 million deferred income tax adjustment) to reflect the net unrealized holding gains on securities classified as available-for-sale previously carried at amortized cost.

        Under SFAS No. 115, the carrying amount of securities is dependent upon their classification as held-to-maturity, trading, or available for sale. The accounting for securities in each of the three categories is as follows:

Held-to-Maturity: Investment securities that are classified as held-to-maturity are recorded at cost, net of unamortized premiums and discounts. Discounts and premiums are amortized using the interest method over the remaining contractual life of the assets, adjusted for actual prepayments as appropriate. Interest income is charged or credited for any remaining unamortized discounts and premiums when MBS are repaid prior to their contractual maturities. Declines in value judged to be other than temporary are included in gains on asset sales.

        At December 31, 1993, Management classified only those securities that it had the positive intent and ability to hold to maturity in this category. Prior to the adoption of SFAS No. 115, all investments were classified as held-to-maturity and accounted for on an amortized cost basis.

Trading Account: Trading account assets are carried at fair value, with any unrealized gains and losses included in earnings. The Company has not transferred assets between the trading account, held-to-maturity, and available for sale categories. At December 31, 1993 and 1992, the Company had no open trading account positions. The adoption of SFAS No. 115 had no impact on the accounting for trading account assets since the prior accounting policy conformed to the new statement.

Available-For-Sale: Investment securities classified as available-for-sale are recorded at fair value, with the unrealized gains and losses included as a separate component of stockholders equity. Discounts and premiums are amortized using the interest method over the remaining contractual life of the assets, adjusted for actual prepayments as appropriate. Interest income is charged or credited for any remaining unamortized discounts and premiums when MBS are repaid prior to their contractual maturities. Realized gains and losses and declines in value judged to be other than temporary are included in gains on asset sales. The cost of securities sold is based on a specific identification method. Prior to the adoption of SFAS No. 115, investments that were considered to be held-for-sale were recorded at the lower of cost or market value. At December 31, 1992, the Company had no investments classified as held-for-sale.

Loans Receivable: Loans receivable held to maturity are recorded at cost, net of unamortized discounts and premiums and net deferred loan origination fees. Net deferred loan origination fees are comprised of loan origination and commitment fees and certain direct origination costs which are deferred when loans are originated. Discounts, premiums, and deferred loan origination fees are amortized using the interest method over the remaining contractual life of the assets, adjusted for actual prepayments as appropriate. Interest income is charged or credited for any unamortized discounts, premiums, and net deferred loan origination fees when loans receivable are repaid prior to their contractual maturities.

        Interest income on loans is credited to income when earned. The Bank provides an allowance for accrued interest on loans deemed potentially uncollectible. The provision is accounted for as a reduction of interest income and the allowance is netted against accrued interest receivable. Whenever the accrual of interest is stopped, previously accrued but uncollected interest income is reversed. Thereafter, interest is recognized only as cash is received until the loan is reinstated. 1-4 family and consumer loans generally are placed on non-accrual status when they become 90 days delinquent. Multi-family and commercial real estate loans are placed on non-accrual status when they become 60 days delinquent. The accrual of interest on government insured loans and single-family mortgages with original loan to value ratios of 80% or less is not discontinued regardless of delinquency.

        Interest income on troubled debt restructured loans ("TDRs") is recorded as actual interest payments are collected. Interest added to loan balances reflects the terms of the loan restructurings; any interest capitalized to the balances of these loans is fully reserved by reducing interest income.

        Any reserves for uncollectible loan principal is provided for through the Bank's loan loss allowance. See discussion following.

Accumulated Provision for Loan Losses: The accumulated provision for loan losses is evaluated on a quarterly basis by the Loan Loss Reserve Committee (the "Reserve Committee") of the Board of Directors based upon the Company's loan loss reserve methodology. The accumulated provision for loan losses reflects the Reserve Committee's best estimate of the reserves needed against the perceived credit risks of the Bank. However, actual results could differ from this estimate. The Reserve Committee carefully evaluates the various risk components which are inherent in each of the portfolios, including off-balance sheet items. The risk components which are evaluated include the results of individual credit reviews, the level of non-performing and classified assets, geographic concentrations of credit, national economic conditions, trends in real estate values, the impact of changing interest rates on principal amortization and borrower debt service coverage, as well as historical loss experience, peer group comparisons, and regulatory guidance issued by the Office of Thrift Supervision and other regulatory bodies. Additions to the reserve are reflected in current operations. Charge-offs to the accumulated provision for loan losses are made when loan principal is considered uncollectible. The Bank also establishes specific reserves on individual loans when a portion of an asset is classified as "loss" for regulatory accounting purposes. Recoveries are credited to the accumulated provision for loan losses when realized.

        While the Reserve Committee uses available information to recognize losses on loans, future additions to the reserves may be necessary based on changes in economic conditions. In addition, various regulatory agencies periodically review the Bank's accumulated provision for losses on loans. Such agencies have the authority to require the Bank to recognize additions to the reserves at the time of their examination.

        In May 1993, the Financial Accounting Standards Board ("FASB") issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." SFAS No. 114 requires that impaired loans that are within the scope of the statement be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral-dependent. The shortfall between the impaired loan's net carrying amount and its computed value shall be provided for by creating a valuation allowance for the "impaired" loan with a corresponding charge to bad debt expense or by adjusting the existing valuation allowance for the "impaired" loan with a corresponding charge or credit to bad debt expense. The Company plans to adopt the new rules beginning in 1994. Because the Bank currently carries those loans that would be considered "impaired" under SFAS No. 114 at the fair value of the underlying collateral, the effect of the adoption of the new rules will not have an adverse impact on the Company s results of operations. Upon adoption of SFAS No. 114, the Bank will no longer account for REO in-substance in accordance with Financial Reporting Release No. 28. Instead, loans will be classified as REO when the Bank receives physical possession of the debtor s assets regardless of whether formal foreclosure proceedings take place.

Loans Held-For-Sale: Loans held-for-sale are comprised of 1-4 family real estate loans originated for resale in the secondary market and certain education loans. Loans are identified as held-for-sale before or soon after origination or purchase and are caused at the lower of cost or market value on an individual basis.

        Loans held-for-sale are recorded at the lower of cost or market, with the lower of cost or market adjustment included in earnings. The lower of cost or market values are determined on an individual loan basis. The fair value of loans held-for-sale are based on actual sales contracts and bids published by the secondary market.

Real Estate Owned ("REO") and REO In-Substance Foreclo-sures: REO and
REO in-substance foreclosures initially are recorded at the lower of net book value or fair value, less estimated costs to sell. The accumulated provision for loan losses is charged for any excess of net book value over fair value at the foreclosure or in-substance foreclosure date. Subsequent to foreclosure, the accumulated provision for foreclosed real estate losses is used to establish specific valuation allowances on individual REO properties as declines in market value occur and to provide general reserves for possible losses associated with risks inherent in the REO portfolio. In evaluating the adequacy of the accumulated provision for foreclosed real estate losses, Management considers the market value of specific real estate assets in relationship to their book values, economic conditions, local trends in real estate value, historical loss experience, property management and the regulatory climate.

Loan Servicing Fees and Related Receivables: The Bank services mortgage loans that have been sold to investors. Fees earned for servicing loans owned by investors are reported as income when the related mortgage loan payments are collected. Loan servicing costs are charged to expense as incurred.

        When mortgage loans are sold, the gain or loss on the transaction is adjusted to recognize an excess service fee receivable. In general, the excess service fee receivable represents the present value of the interest rate spread (net of normal servicing fees) inherent in the future payments to be serviced by the Company over the estimated life of the underlying mortgage loans. The excess service fee receivable is amortized as an adjustment to loan servicing fee income using the interest method over the remaining contractual term.

        The Bank also owns the right to service loans for others. Capitalized purchased mortgage servicing rights are amortized in proportion to, and over the period of, estimated net servicing income.

Office Properties and Equipment: Office properties and equipment, including assets under capital leases, are carried at cost.

Depreciation and amortization are computed principally using the straight-line method over estimated useful lives of the assets and the remaining term of capital leases, respectively.

"Employee Benefits: Net pension costs are based on the provisions of SFAS No. 87, Employers' Accounting for Pensions." The actuarially determined pension benefits are based on the projected unit credit method.

        The Company adopted SFAS No. 106, "Employers' Accounting for Post-Retirement Benefits Other than Pensions," during 1993. This statement requires that the projected future cost of providing post-retirement benefits, such as health care and life insurance, be recognized as an expense as employees render service, instead of when the benefits are paid. The impact of the adoption of this standard on the results of operations in 1993 was $125,000 and is expected to be even lower in future periods.

        In November 1992, the FASB issued SFAS No. 112, "Employers' Accounting for Post-Employment Benefits." This statement requires that the projected future cost of providing post-employment benefits (other than retirement), such as medical insurance, be recognized as an expense as employees render service, instead of when the benefits are paid. Management estimates that the adoption of SFAS No. 112 will have a minimal impact on the results of operations and expects to apply the new rules on a prospective basis beginning in the first quarter of 1994.

        The Company has established an Employee Stock Ownership Plan ("ESOP") for its employees. Currently, the Company accounts for the ESOP borrowings and Company stock acquired by the ESOP in accordance with the American Institute of Certified Public Accountants ("AICPA") Statement of Position ("SOP") No. 76-3, "Accounting Practices for Certain Employee Stock Ownership Plans." Compensation expense is charged for the contributions made by the Bank to service the ESOP borrowing and other contributions approved by the Company. In November 1993, the AICPA issued SOP 93-6, "Employers' Accounting for Employee Stock Ownership Plans." Under this accounting guidance, compensation expense is charged for the fair value of shares released to employee accounts in the period in which the shares are committed to be released. The Company estimates that this SOP will have a minimal impact on the results of operations and expects to apply the new rules on a prospective basis beginning in the first quarter of 1994.

Income Taxes: The Company files a consolidated tax return with its wholly-owned subsidiaries. The Company provides for income taxes based upon the provisions of SFAS No. 109, "Accounting for Income Taxes." The provision for income tax expense is determined using the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred taxes arise because certain transactions affect the determination of taxable income for financial reporting purposes in periods different from the period in which the transactions affect taxable income for tax return purposes. Current tax expense is provided based upon the actual tax liability incurred for tax return purposes.

Earnings Per Share: Earnings per share are based on the weighted average number of shares outstanding. Primary and fully diluted earnings per share are computed using the treasury stock method. Stock options represent the only common stock equivalent of the Company. Earnings per share for all periods presented have been restated for the three-for-two stock split issued to stockholders on January 4, 1994.

Fair Value of Financial Instruments: SFAS No. 107, "Disclosures about
Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based upon estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including discount rates and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS No. 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts reported do not represent the underlying value of the Bank.

Reclassifications: Certain prior year amounts have been reclassified to conform to the 1993 presentation.

NOTE B
Cash and Cash Equivalents
The following tables present the amortized cost and market values of cash and short-term investments as of December 31, 1993 and 1992. At December 31, 1993, all of the short-term investments are classified as available-for-sale and mature within 90 days.

DOLLARS IN THOUSANDS                            DECEMBER 31, 1993
- ----------------------------------------------------------------------------
                                               GROSS        GROSS
                               AMORTIZED  UNREALIZED   UNREALIZED     MARKET
                                    COST       GAINS       LOSSES      VALUE
By Type:
Cash and amounts
 due from depository
 institutions..............     $ 87,805     $     -    $       -   $ 87,805
Federal funds sold.........       56,200           -            -     56,200
Short-term marketable-debt
 securities:
U.S. Treasury securities...       15,502           1            -     15,503
U.S. agency securities.....      176,839           -           16    176,823
                                --------     -------    ---------   --------
Total cash and cash
 equivalents                    $336,346     $     1    $      16   $336,331

                                --------     -------    ---------   --------
                                --------     -------    ---------   --------

DOLLARS IN THOUSANDS                            DECEMBER 31, 1992
- ----------------------------------------------------------------------------
                                               GROSS        GROSS
                               AMORTIZED  UNREALIZED   UNREALIZED     MARKET
                                    COST       GAINS       LOSSES      VALUE
By Type:
Cash and amounts
 due from depository
 institutions..............     $ 72,940     $     -    $       -   $ 72,940
Federal funds sold.........       49,000           -            -     49,000
Short-term marketable-debt
 securities:
U.S. Treasury securities...        7,048           -            -      7,048
U.S. agency securities.....      182,579           -            9    182,570
                                --------     -------    ---------   --------
Total cash and cash
 equivalents...............     $311,567     $     -    $       9   $311,558
                                --------     -------    ---------   --------
                                --------     -------    ---------   --------

The fair value of cash and amounts due from depository institutions approximates their carrying amount. The fair value of short-term investments were determined based on bid prices published in financial newspapers or bid quotations received from securities dealers. The net adjustment to unrealized holding losses on short-term marketable-debt securities classified as available for sale at December 31, 1993 totaled $15,000 and was included in stockholders equity as "unrealized gain on securities, net of taxes."

Included in "cash and amounts due from depository institutions" at December 31, 1993 is a $29.4 million reserve requirement maintained with the Federal Reserve Bank of Chicago.

NOTE C
Marketable-Debt Securities
The following tables present the amortized cost and market values of marketable-debt securities at December 31, 1993 and 1992:

DOLLARS IN THOUSANDS                            DECEMBER 31, 1993
- ----------------------------------------------------------------------------
                                               GROSS        GROSS
                               AMORTIZED  UNREALIZED   UNREALIZED     MARKET
                                    COST       GAINS       LOSSES      VALUE
Available-for-Sale:
U.S. Treasury securities...     $ 33,418      $  106    $      60   $ 33,464
U.S. agency securities.....       68,205         150           14     68,341
                                --------     -------    ---------   --------
                                 101,623         256           74    101,805
                                --------     -------    ---------   --------
Held-to-Maturity:
U.S. Treasury securities...       19,542         272           34     19,780
U.S. agency securities.....       20,704         587            -     21,291
                                --------     -------    ---------   --------
                                  40,246         859           34     41,071
                                --------     -------    ---------   --------
Total marketable-debt
 securities                     $141,869      $1,115    $     108   $142,876
                                --------     -------    ---------   --------
                                --------     -------    ---------   --------



DOLLARS IN THOUSANDS                            DECEMBER 31, 1992
- ----------------------------------------------------------------------------
                                               GROSS        GROSS
                               AMORTIZED  UNREALIZED   UNREALIZED     MARKET
                                    COST       GAINS       LOSSES      VALUE
U.S. Agency securities          $107,732      $   89    $     454   $107,367
                                --------     -------    ---------   --------
                                --------     -------    ---------   --------

The fair value of marketable-debt securities was determined based on bid prices published in financial newspapers or bid quotations received from securities dealers. The net adjustment to unrealized holding gains on marketable-debt securities classified as available-for-sale at December 31, 1993 totaled $182,000 and was included in stockholders' equity as "unrealized gain on securities, net of taxes."

No marketable-debt securities were sold in 1993, 1992 or 1991.

        The following table summarizes, by amortized cost and market value, the maturity distribution of marketable-debt securities at December 31, 1993 based upon contractual maturities:

DOLLARS IN THOUSANDS                  MATURITY SCHEDULE AS OF DECEMBER 31, 1993
- -------------------------------------------------------------------------------
                                               1 YEAR   1 YEAR TO
                                              OR LESS   5 YEARS         TOTAL
Amortized Cost:
Available-for-sale...............            $ 21,254    $ 80,369    $101,623
Held-to-maturity.................                   -      40,246      40,246
                                             --------    --------    --------
Total amortized costs............            $ 21,254    $120,615    $141,869
                                             --------    --------    --------
                                             --------    --------    --------
Market Value:
Available-for-sale...............            $ 21,220    $ 80,585    $101,805
Held-to-maturity.................                   -      41,071      41,071
                                             --------    --------    --------
Total market value...............            $ 21,220    $121,656    $142,876
                                             --------    --------    --------
                                             --------    --------    --------

        At December 31, 1993, $989,000 of the short-term U.S. Treasury securities are pledged as collateral for an ESOP borrowing.

NOTE D
Mortgage-Backed Securities
The following tables present the amortized cost and market values of MBS at December 31, 1993 and 1992:

DOLLARS IN THOUSANDS                            DECEMBER 31, 1993
- ----------------------------------------------------------------------------
                                               GROSS        GROSS
                               AMORTIZED  UNREALIZED   UNREALIZED     MARKET
                                    COST       GAINS       LOSSES      VALUE
Available-for-Sale:
 FHLMC.................         $ 54,964    $ 2,525       $     -   $ 57,489
 FNMA..................           71,999      3,433            49     75,383
 GNMA..................            2,283         32             3      2,312
 Privately issued......           54,885      1,330            43     56,172
                                --------     -------    ---------   --------
                                 184,131      7,320            95    191,356

Held-to-Maturity:
 FHLMC.................         $132,300    $   204       $   233   $132,271
 FNMA..................           92,097          2           361     91,738
 Privately issued......          317,896        640           587    317,949
                                --------     -------    ---------   --------
                                 542,293        846         1,181    541,958
                                --------     -------    ---------   --------
Total MBS..............         $726,424    $ 8,166       $ 1,276  $ 733,314
                                --------     -------    ---------   --------
                                --------     -------    ---------   --------

DOLLARS IN THOUSANDS                            DECEMBER 31, 1992
- ----------------------------------------------------------------------------
                                               GROSS        GROSS
                               AMORTIZED  UNREALIZED   UNREALIZED     MARKET
                                    COST       GAINS       LOSSES      VALUE
FHLMC...................        $ 83,352     $ 2,655     $      7   $ 86,000
FNMA....................         121,331       4,423           63    125,691
GNMA....................           6,368         133           84      6,417
Privately issued........         432,890       7,086          138    439,838
                                --------     -------    ---------   --------
Total MBS...............         643,941      14,297          292    657,946
                                --------     -------    ---------   --------
                                --------     -------    ---------   --------

The market values of MBS were determined based on bid quotations received from securities dealers. The net adjustment to unrealized holding gains on MBS classified as available-for-sale at December 31, 1993 totaled $7.2 million and was included in stockholders' equity as "unrealized gain on securities, net of taxes."

        The amortized cost of MBS used to collateralize certain deposits, securities sold under agreements to repurchase, recourse arrangements, and various other borrowings was $56.6 million at December 31, 1993 and $110.4 million at December 31, 1992.

        $81.1 million and $139.3 million of MBS held at December 31, 1993 and 1992, respectively, are loans securitized and serviced by the Bank.

The following table summarizes, by amortized cost and market value, contractual maturities of MBS held as of December 31, 1993:

DOLLARS IN THOUSANDS                 MATURITY SCHEDULE AS OF DECEMBER 31, 1993
- ------------------------------------------------------------------------------
                           1 YEAR   1 YEAR TO  5 YEARS TO   MORE THAN
                          OR LESS     5 YEARS    10 YEARS    10 YEARS    TOTAL
Amortized Cost:
Available-
 for-sale..........      $ 2,660     $ 12,626    $ 21,443   $147,402  $184,131
Held-to-
 maturity..........        7,834       37,185      63,153    434,121   542,293
                         -------     --------    --------   --------- --------
                         $10,494     $ 49,811    $ 84,596   $581,523  $726,424
                         -------     --------    --------   --------- --------
                         -------     --------    --------   --------- --------
Market Value:
Available-for-
 sale..............      $ 2,764     $ 13,122    $ 22,284   $153,186  $191,356
Held-to-
 maturity..........        7,829       37,162      63,114    433,853   541,958
                         -------     --------    --------   --------- --------
                         $10,593     $ 50,284    $ 85,398   $587,039  $733,314
                         -------     --------    --------   --------- --------
                         -------     --------    --------   --------- --------

        During 1993, $3.0 million of MBS were sold resulting in a net gain of $167,000 and a tax liability of $53,000. No sales of MBS occurred during 1992. During 1991, $41.2 million of MBS were sold resulting in a net gain of $443,000 and a tax liability of $172,000.

NOTE E
Loans Receivable
Loans receivable as of December 31, 1993 and 1992 are summarized as follows:

DOLLARS IN THOUSANDS                                                                            1993                  1992
- ------------------------------------------------------------------------------------------------------------------------------------
                                                                                        CARRYING               CARRYING
                                                                                          AMOUNT  FAIR VALUE     AMOUNT   FAIR VALUE
REAL ESTATE LOANS:
1-4 family units:
 Adjustable-rate....................................................................  $  515,062  $  528,180 $  544,030  $  550,475
 Adjustable-rate with initial fixed period of 3-5 years.............................     235,357     236,654    150,803     152,241
 Fixed-rate.........................................................................     436,791     459,580    390,846     400,507
5-35 family units...................................................................      38,460      38,125     46,771      46,360
Other multi-family units............................................................   1,026,007   1,046,993  1,097,281  $1,086,251
Commercial..........................................................................      73,094      70,871     66,812      64,707
Land and land development...........................................................      10,307      10,307      3,126       3,126
                                                                                      ----------  ---------- ----------  ----------
Real estate loans...................................................................   2,335,078   2,390,710  2,299,669   2,303,668
                                                                                      ----------  ---------- ----------  ----------
CONSUMER LOANS:
Secured by deposits.................................................................       2,300       2,300      2,374       2,374
Education (guaranteed)..............................................................       2,171       2,171      2,131       2,131
Home improvement....................................................................       1,118       1,118      1,601       1,601
Automobile..........................................................................      13,816      13,816      9,621       9,621
Credit card and personal............................................................         167         167     11,790      11,790
                                                                                      ----------  ---------- ----------  ----------
   Consumer loans...................................................................      19,572      19,572     27,517      27,517
                                                                                      ----------  ---------- ----------  ----------
Contract amount of loans receivable.................................................   2,354,650   2,410,282  2,327,186   2,331,185
DEDUCT:
Unearned discounts..................................................................        (452)          -     (4,860)          -
Deferred loan fees..................................................................      (3,305)          -     (3,447)          -
                                                                                      ----------  ---------- ----------  ----------
Loans receivable....................................................................   2,350,893           -  2,318,879   2,331,185
Allowance for loan losses...........................................................     (46,574)          -    (48,681)          -
                                                                                      ----------  ---------- ----------  ----------
Net loans receivable................................................................  $2,304,319  $2,410,282 $2,270,198   2,331,185
                                                                                      ----------  ---------- ----------  ----------
                                                                                      ----------  ---------- ----------  ----------
Combined weighted average interest rate of loans receivable.........................        7.88%                  8.52%
                                                                                      ----------             ----------
                                                                                      ----------             ----------

        The fair value of 1-4 family mortgages was based upon quotes received from the secondary market.

        The fair value of multi-family and commercial real estate and land loans was calculated based on an estimate of the timing of future cash flows, discounted at a rate that reflects an estimate of current market rates for these types of loans. The discount rate for the Bank's classified loans was adjusted for the inherent credit risk in those assets. The estimate of the timing of cash flows was based on the same prepayment assumptions used for regulatory interest rate risk reporting. Most of the Bank's multi-family and commercial real estate and land loans are adjustable-rate mortgages, and currently benefit from rate floors considerably above existing market rates.

        The Bank's current accounting policy is to reduce the carrying amount of certain classified loans to the fair value of the underlying collateral through charge-offs. The Bank's $46.6 million and $48.7 million of allowance for loan losses at December 31, 1993 and 1992, respectively, are in addition to those fair value adjustments. See "Note F - Accumulated Provision for Loan Losses."

        The fair value of consumer loans approximates their market values since the loans generally reprice frequently at market interest rates.

DOLLARS IN THOUSANDS                                            TDRS
- ----------------------------------------------------------------------------
                                                              DECEMBER 31
                                                            1993        1992
                                                         -------------------
Aggregate recorded investment.......................     $15,646     $25,043
Interest collected and recorded as income...........           -       1,155
Total interest in accordance with original terms....       1,203       2,428
                                                         -------    --------
                                                         -------    --------

All loans reported as TDRs at December 31, 1993 and December 31, 1992 were performing in accordance with the terms of the debt restructurings.

        At December 31, 1993, the Bank had a $1.4 million commitment to lend additional funds to one borrower in connection with TDRs.

NOTE F
Accumulated Provision for Loan Losses
Activity in the accumulated provision for loan losses is summarized as follows:

DOLLARS IN THOUSANDS
- -------------------------------------------------------------------------------
                                               REAL ESTATE    CONSUMER   TOTAL
                                                     LOANS       LOANS   LOANS
Balance at December 31, 1990..................     $45,025  $ 1,212   $ 46,237
Provision for losses.........................       10,386      714     11,100
Charge-offs..................................      (10,697)    (507)   (11,204)
Recoveries...................................           29        2         31
                                                   -------  -------   --------
Balance at December 31, 1991.................       44,743    1,421     46,164
Provision for losses.........................        9,425    1,200     10,625
Charge-offs..................................       (7,545)    (695)    (8,240)
Recoveries...................................          127        5        132
Transfers....................................          769     (769)         -
                                                   -------  -------   --------
Balance at December 31, 1992.................      $47,519  $ 1,162   $ 48,681
Provision for losses.........................       10,250      500     10,750
Acquired from Elm Financial..................          929        -        929
Charge-offs..................................      (14,050)    (306)   (14,356)
Recoveries...................................          521       49        570
Transfers                                              813     (813)        -
                                                   -------  -------   --------
Balance at December 31, 1993.................      $45,982  $   592   $ 46,574
                                                   -------  -------   --------
                                                   -------  -------   --------

NOTE G
Loans Held-for-Sale
Loans held-for-sale as of December 31, 1993 and 1992 are as follows:

                                                     DECEMBER 31
DOLLARS IN THOUSANDS                            1993            1992
- --------------------------------------------------------------------------
                                            COST     MARKET      COST     MARKET
1-4 family real
 estate loans.........................  $ 21,022   $ 21,141 $ 12,801   $ 12,872
Education loans.......................     7,475      7,475    6,218      6,218
                                        --------   -------- --------   --------
Loans held-for-sale...................  $ 28,497   $ 28,616 $ 19,019   $ 19,090
                                        --------   -------- --------   --------
                                        --------   -------- --------   --------







The following are related mortgage servicing portfolio statistics at and for the years ended December 31, 1993, 1992, and 1991:

                                                       DECEMBER 31
DOLLARS IN THOUSANDS                            1993          1992          1991
- --------------------------------------------------------------------------------
Total Mortgage
 servicing portfolio...................   $2,933,865    $3,030,096  $  3,162,043
Loans serviced for others..............      719,747       894,400       939,424
Loans serviced and
  held in MBS portfolio................      109,000       179,000       246,000
                                          ----------    ----------   -----------
                                          ----------    ----------   -----------

NOTE H
Accrued Interest Receivable
Accrued interest receivable as of December 31, 1993 and 1992 consisted of the following:

                                                               DECEMBER 31
DOLLARS IN THOUSANDS                                         1993       1992
- -----------------------------------------------------------------------------
Accrued Interest Receivable:
Investments......................................         $ 2,068    $ 1,390
MBS..............................................           4,493      5,079
Loans receivable.................................          13,686     15,590
                                                          -------    -------
Total accrued interest receivable................         $20,247    $22,059
                                                          -------    -------
                                                          -------    -------

Accrued interest receivable is considered a financial instrument under SFAS No. 107, "Disclosures about Fair Value of Financial Instruments." Because this receivable is highly liquid and potentially uncollectible accrued interest is reserved, its fair value approximates its carrying amount.

NOTE I
Foreclosed Real Estate
The components of foreclosed real estate are as follows:

                                                      DECEMBER 31
DOLLARS IN THOUSANDS                                 1993         1992
- --------------------------------------------------------------------------
REO...........................................    $ 8,295      $ 3,519
Loans recharacterized as REO..................     11,629       16,830
                                                  -------      -------
                                                   19,924       20,349
Less accumulated provision for REO losses.....       (819)      (2,404)
                                                  -------      -------
                                                  $19,105      $17,945
                                                  -------      -------
                                                  -------      -------

The following schedule provides a roll-forward of the accumulated provision for REO losses:

DOLLARS IN THOUSANDS                             1993      1992      1991
- -------------------------------------------------------------------------
Balance at January 1.....................     $ 2,404   $ 2,228    $  561
Provision for losses.....................       1,879     1,828     1,900
Charge-offs..............................      (3,510)   (1,777)     (661)
Recoveries...............................          46       125       428
                                              -------   -------    ------
Balance at December 31...................     $   819   $ 2,404    $2,228
                                              -------   -------    ------
                                              -------   -------    ------

The following schedule provides details of the results of operations on foreclosed real estate for the years ending December 31, 1993, 1992, and 1991. The schedule summarizes operating revenues and expense for each foreclosed real estate property on a gross basis for 1993 and 1992 and on a net basis for 1991:

DOLLARS IN THOUSANDS                             1993      1992      1991
- -------------------------------------------------------------------------
Income on foreclosed
 real estate............................      $ 1,749   $ 2,868    $  693
Expense on foreclosed
 real estate............................        2,573     4,026       730
                                              -------   -------   -------
Net operating loss
 on foreclosed real estate..............         (824)   (1,158)      (37)
Gains on sale of
 foreclosed real estate.................          187     1,670        39
Provision for losses on REO.............       (1,879)   (1,828)   (1,900)
                                              -------   -------   -------
Loss on foreclosed real estate..........      $(2,516)  $(1,316)  $(1,898)
                                              -------   -------   -------
                                              -------   -------   -------

NOTE J
Real Estate Held for Investment
Income from real estate development operations is summarized as follows:

DOLLARS IN THOUSANDS                             1993      1992      1991
- -------------------------------------------------------------------------
Sale of real estate.....................      $11,326   $ 6,843   $ 4,827
Cost of sales...........................        8,357     4,401     2,790
                                              -------   -------   -------
Gross margin on
 real estate operations.................        2,969     2,442     2,037
Other income............................           97       139       162
General and administrative
 expense................................       (1,096)   (1,000)     (846)
Interest income, net
 of interest expense....................          300       198       153
                                              -------   -------   -------
Income before income taxes..............      $ 2,270   $ 1,779   $ 1,506
                                              -------   -------   -------
                                              -------   -------   -------

Interest capitalized to the balance of real estate held for investment amounted to $570,000, $218,000 and $11,000 during 1993, 1992, and 1991, respectively.

NOTE K
Federal Home Loan Bank Stock

As a member of the Federal Home Loan Bank ("FHLB") system, the Bank is required to maintain a specified level of investment in FHLB stock. The capital stock is issued at $100 par, and the required amount of ownership is generally calculated as a percentage of aggregate outstanding mortgages. The investment in FHLB stock is carried on the Consolidated Statements of Financial Condition at cost. The market value of FHLB stock equals its book value since the shares can be resold to the FHLB or other member banks at its par value of $100 per share.

        Dividends earned on FHLB stock were $1.9 million, $1.7 million, and $2.0 million in 1993, 1992, and 1991, respectively. Dividend income has been classified as investment interest income on the Consolidated Statements of Income.

        FHLB stock is used as collateral for FHLB advances.

NOTE L
Office Properties and Equipment
Office properties and equipment are summarized as follows:

                                                         DECEMBER 31
DOLLARS IN THOUSANDS                                 1993          1992
- -----------------------------------------------------------------------
Cost:
Land......................................       $  8,521     $  6,978
Buildings and improvements................         35,608       29,567
Furniture, fixtures and equipment.........         23,410       20,896
Leasehold improvements....................          2,305        2,141
                                                   ------       ------
                                                   69,844       59,582
Less allowances for
 depreciation and amortization............         28,979       26,056
                                                   ------       ------
                                                 $ 40,865     $ 33,526
                                                   ------       ------
                                                   ------       ------

In connection with a branch acquisition in 1991, the Bank entered into a capital lease agreement for the use of the branch facility. Although the lease has a term of 25 years, the Bank has the option to purchase the facility during 1996, or any time after October 1999. The Bank also has operating leases on certain office properties. Rent expense incurred in connection with these leases was $2.0 million, $1.7 million, and $1.5 million for 1993, 1992, and 1991, respectively.

Minimum future capital and operating lease commitments are summarized as follows:

DOLLARS IN THOUSANDS                                YEAR ENDING DECEMBER 31
                                                    CAPITAL       OPERATING
                                                     LEASES          LEASES
- ---------------------------------------------------------------------------
1994..........................................     $    443         $ 1,484
1995..........................................          458           1,441
1996..........................................          459           1,265
1997..........................................          436           1,113
1998..........................................          468             976
Later years...................................       16,125           5,895
                                                   --------         -------
 Total........................................     $ 18,389         $12,174
                                                   --------         -------
                                                   --------         -------
Less amount representing interest.............      (17,147)
                                                   --------
                                                   --------
Present value of net minimum lease
   payments under capital lease...............     $  1,242
                                                   --------
                                                   --------


NOTE M
Prepaid Expenses and Other Assets
Prepaid expenses and other assets are summarized as follows:

                                                            DECEMBER 31
DOLLARS IN THOUSANDS                                       1993     1992
- ---------------------------------------------------------------------------
Deferred tax asset (net)-Note Q......................    $10,658   $18,951
Excess of purchase price over fair value
   of assets acquired................................      1,792     2,377
Excess servicing fee receivable......................      1,348     1,290
Purchased mortgage servicing rights..................         99       207
Other prepaid assets and deferred charges............     23,888    10,231
                                                         -------   -------
                                                         $37,785   $33,056
                                                         -------   -------
                                                         -------   -------

The amortization of the excess of purchase price over fair value of assets acquired (i.e., goodwill) amounted to $270,000, $308,000, and $169,000 for 1993, 1992 and 1991, respectively.

The Company estimates the fair market value of its excess servicing fee receivable to be $1.3 million at both December 31, 1993 and 1992. The fair value of this asset was determined based upon the present value of anticipated loan servicing cashflows, discounted at a market rate of interest for assets with similar risk.

Note N
Deposits
Deposit balances are summarized as follows:

                                                                            WEIGHTED AVERAGE
                                                                           INTEREST RATE AS OF
                                                                              DECEMBER 31
DOLLARS IN THOUSANDS                                                          1993    1992              1993              1992
                                                                                                 AMOUNT        %     AMOUNT       %
- ---------------------------------------------------------------------------------------------------------------------------------
CORE ACCOUNTS:
Interest bearing checking..............................................      1.78%    2.47%  $  252,854     7.8%  $  182,995    6.1%
Non-interest bearing checking..........................................      0.00     0.00       81,579     2.5       82,182    2.8
Other non-interest bearing accounts....................................      0.00     0.00       51,811     1.6       41,329    1.4
Savings accounts.......................................................      2.42     3.04      801,868    24.7      665,303   22.3
Money market accounts..................................................      2.71     3.14      300,994     9.3      265,290    8.9
                                                                            -----    -----   ----------   -----   ---------- ------
Core accounts..........................................................      2.16     2.67    1,489,106    45.9    1,237,099   41.5
CERTIFICATES OF DEPOSIT:*
3 months and under.....................................................      2.75     3.20       59,015     1.8       92,903    3.1
6 months...............................................................      3.06     3.60      262,855     8.1      299,339   10.0
7 months...............................................................      3.00     3.30        5,962     0.2        8,032    0.3
9 months...............................................................      3.30     3.97       22,702     0.7       51,086    1.7
12 months..............................................................      3.47     4.12      315,380     9.7      302,547   10.1
15 months..............................................................      4.50     5.08       23,948     0.7       42,284    1.4
18 months..............................................................      3.95     4.68      144,615     4.4      233,684    7.8
24 months..............................................................      4.89     5.24      137,864     4.2      132,924    4.5
30 months..............................................................      4.80     5.34      196,376     6.0       97,894    3.3
36 months..............................................................      5.85     6.78      162,607     5.0      144,068    4.8
48 months..............................................................      6.85     7.31       16,558     0.5       12,802    0.4
60 months..............................................................      7.01     7.75      292,146     9.0      237,872    8.0
84-120 months..........................................................      6.53     6.94       45,342     1.4       20,001    0.7
Jumbo accounts.........................................................      3.38     3.81       27,828     0.9       37,249    1.2
Other..................................................................      7.74     9.39       50,314     1.5       35,340    1.2
                                                                            -----    -----   ----------   -----   ---------- ------
Certificates of deposit ...............................................      4.73%    5.09%  $1,763,512    54.1%  $1,748,025   58.5%
                                                                            -----    -----   ----------   -----   ---------- ------
Total deposits.........................................................      3.56%    4.10%  $3,252,618   100.0%  $2,985,124  100.0%
                                                                            -----    -----   ----------   -----   ---------- ------
                                                                            -----    -----   ----------   -----   ---------- ------
Accrued interest.......................................................                      $    3,057           $    3,451
                                                                                             ----------           ----------
                                                                                             ----------           ----------
Total deposit-related liabilities......................................                      $3,255,675           $2,988,575
                                                                                             ----------           ----------
                                                                                             ----------           ----------

*Based upon original maturities.

The following table presents the carrying amount and fair value of core accounts and certificates of deposits ("CDs") at December 31, 1993 and 1992:

                                                           DECEMBER 31
DOLLARS IN THOUSANDS                               1993                   1992
- ------------------------------------------------------------------------------
                                   CARRYING        FAIR    CARRYING       FAIR
                                     AMOUNT       VALUE      AMOUNT      VALUE
Core accounts
 with no stated
 maturities...................   $1,489,106  $1,489,106  $1,237,099  $1,237,099
CDs...........................    1,763,512   1,784,205   1,748,025   1,766,164
                                 ----------  ----------  ----------  ----------
                                 $3,252,618  $3,273,311  $2,985,124  $3,003,263
                                 ----------  ----------  ----------  ----------
                                 ----------  ----------  ----------  ----------


        Under SFAS No. 107, the fair value of core deposit accounts with no stated maturity, such as savings, checking, and money market accounts, is considered to be equal to the amount payable on demand. The fair value of CDs was computed as the present value of future cash outflows, based on contractual maturities, discounted at rates equivalent to those offered by the Bank at December 31, 1993 and 1992 for CDs with similar maturities.

        Accrued interest payable on deposits was reported in other liabilities on the Consolidated Statements of Financial Condition. The fair value of accrued interest payable on deposits at December 31, 1993 and 1992 is equal to its $3.1 million and $3.5 million carrying amounts, respectively.

        Interest expense by category of deposit is summarized as follows:


DOLLARS IN THOUSANDS                          1993       1992       1991
Checking accounts...................     $   4,853   $  4,585   $  7,252
Savings accounts....................        20,521     22,828     28,896
Money market accounts...............        10,102     10,104     12,178
Certificates of deposit.............        86,797    107,716    138,722
                                         ---------   --------   --------
                                         $ 122,273   $145,233   $187,048
                                         ---------   --------   --------
                                         ---------   --------   --------

NOTE O
FHL Bank Advances
Notes payable to the Federal Home Loan Bank consisted of the following:

DOLLARS
IN THOUSANDS         DECEMBER 31, 1993                    DECEMBER 31, 1992
- --------------------------------------------------------------------------------
                   AMOUNT BORROWED    WEIGHTED     AMOUNT BORROWED      WEIGHTED
                  ----------------    AVERAGE    -------------------    AVERAGE
                              FAIR    INTEREST                  FAIR    INTEREST
                  BALANCE    VALUE      RATE     BALANCE       VALUE      RATE
1993 maturity     $     -  $     -         -%    $67,279     $ 68,708     8.36%
1994 maturity         263      265      6.95      25,263       25,272     4.33
1995 maturity         275      285      7.14         275          287     7.14
1996 maturity       5,282    5,738      8.39       5,285        5,678     8.37
1997 maturity         314      337      7.35         314          328     7.35
2001 maturity         248      282      8.30         248          268     8.30
2005 maturity         200      159      3.90         200          145     3.90
2008 maturity         637      633      6.22         637          581     6.22
                   ------  -------      ----     -------     --------     ----
                  $ 7,219  $ 7,699      7.93%    $99,501     $101,267     7.31%
                   ------  -------      ----     -------     --------     ----
                   ------  -------      ----     -------     --------     ----

The fair values of FHLB advances were determined based on a discounted cash flow analysis using a discount rate commensurate with rates currently offered by the FHLB for similar remaining maturities.

        Accrued interest on FHLB advances is reported in other liabilities on the Consolidated Statements of Financial Condition. The fair value of accrued interest payable on FHLB advances at December 31, 1993 and 1992 is equal to its $49,000 and $811,000 carrying amounts, respectively.

        The Bank maintains qualifying loans in its portfolio of at least 170% of outstanding advances, as collateral for notes payable to the FHLB of Chicago. The FHLB stock is also pledged as collateral.

NOTE P
Other Borrowings
Other borrowings consisted of the following:

DOLLARS IN THOUSANDS                                                           DECEMBER 31, 1993          DECEMBER 31, 1992
- ---------------------------------------------------------------------------------------------------------------------------------

                                                                          AMOUNT BORROWED     WEIGHTED  AMOUNT BORROWED  WEIGHTED
                                                                          ---------------     AVERAGE   ---------------   AVERAGE
                                                                                     FAIR     INTEREST            FAIR   INTEREST
                                                                          BALANCE    VALUE      RATE    BALANCE   VALUE    RATE
Securities sold under agreements to repurchase....................        $      -   $     -       -%   $45,400  $46,125   5.57%
St. Paul Bancorp employee stock ownership plan (ESOP).............           4,240     4,240    6.08      2,071    2,074   6.88
Floating-rate notes...............................................               -         -       -     20,000   19,950   4.50
Mortgage-backed medium term notes.................................          16,392    18,276    8.80     16,400   17,615   9.00
Subordinated notes (net of $1,143 unamortized discount)...........          33,357    34,024    8.95          -        -      -
Mortgage note.....................................................           1,520     1,520    7.00      1,830    1,830   7.00
                                                                          --------   -------   -----    -------   ------   -----
                                                                            55,509    58,060    8.63     85,701   87,594   6.04
                                                                                     -------                      ------
                                                                                     -------                      ------
Capital lease obligations.........................................           1,242             37.95      1,206           33.83
                                                                          --------             -----    -------           -----
Total other borrowings...........................................         $ 56,751              9.28%   $86,907            6.42%
                                                                          --------             -----    -------           -----
                                                                          --------             -----    -------           -----


The fair value of the subordinated notes and the mortgage-backed note were based upon quotes received from securities dealers. The fair value of the ESOP borrowing was determined based on a discounted cash flow analysis using a discount rate commensurate with rates the ESOP would pay to obtain similar funds.

        Accrued interest payable was reported in other liabilities on the Consolidated Statements of Financial Condition. The fair value of accrued interest payable on other borrowings at December 31, 1993 and 1992 is equal to its $634,000 and $680,000 carrying amounts, respectively.

Securities Sold Under Agreements To Repurchase: The Bank enters into sales of securities under agreements to repurchase with nationally-recognized primary securities dealers and financial institutions. During 1993, the average month-end balance of these borrowings was $22.7 million with an average month-end rate of 5.67%. The highest month-end balance during the year was $44.3 million. Securities sold under agreements to repurchase can have varying maturities and are secured by designated MBS which are held by an independent trustee. Short-term agreements generally fund cash management activities. The proceeds from long-term agreements are generally used to match lending and investing opportunities at profitable spreads. At December 31, 1992, the collateral securing these borrowings had a carrying value of $48.4 million and a market value of $49.0 million.

ESOP Borrowings: A non-contributory, leveraged employee stock ownership plan was established by the Bank in April 1987. The defined benefit plan was originally funded by a $5.0 million loan at an interest rate of 7%, maturing in May 1994. The loan is secured by the shares of Company stock that were acquired with the proceeds of the loan. Shares of Company stock are released from collateral when principal and interest payments are made. The loan is guaranteed by the Company.

        In 1991, the ESOP obtained a $5.0 million line of credit through another financial institution that was increased to $18.0 million in 1993. During 1993 and 1992, the ESOP borrowed $2.9 million and $1.0 million, respectively, under the line of credit to purchase Company stock. The line of credit is guaranteed by the Company and amounts drawn under the arrangement are secured by shares of Company stock and partially secured by marketable-debt securities held by St.Paul Bancorp.

        At December 31, 1993 and 1992, Company stock securing both borrowings had carrying values of $4.2 million and $1.7 million and market values of $6.3 and $3.8 million, respectively. At December 31, 1993, the carrying and market value of marketable-debt securities securing the borrowings was $989,000. At December 31, 1992, the carrying and market values of marketable-debt securities securing the borrowings was $515,000.

Floating-Rate Notes: The Bank assumed $20.0 million of floating-rate notes in 1991 which were originally issued by Arlington Heights Federal Savings and Loan Association of Chicago in 1988. These notes matured in April 1993.

Mortgage-Backed Notes: The Bank had $16.4 million of mortgage-backed notes outstanding as of December 31, 1993 and 1992. The mortgage-backed notes are secured by MBS held by an independent trustee. Collateral requirements are based on a collateral maintenance test assuring an aggregate market value of not less than the amount necessary to effect a maturity collateral substitution if necessary. At December 31, 1993, the collateral securing these notes had a carrying and market value of $22.0 million. At December 31, 1992, the collateral securing these notes had a carrying value of $24.2 million and a market value of $25.0 million. As of December 31, 1993, these notes had a "AAA" rating from Moody's Investor Services. The Bank may issue up to an additional $400.0 million of such notes with varying terms through an existing underwriting agreement, subject to market conditions.

Mortgage Note: During 1992, St.Paul Financial obtained a $2.0 million mortgage note from another institution. The note initially matured on December 31, 1993, but was extended during the year to mature on December 31, 1995. At December 31, 1993 and 1992, real estate serving as collateral for the mortgage note had carrying values of $2.5 million and $2.8 million, respectively.

Capital Lease Obligations: In 1991, the Bank entered into a capital lease for the use of a branch facility. While the term of this lease extends to 2016, the Bank has the option to purchase the related facility at the end of year five or any time after October 1999.

Subordinated Notes: In February 1993, the Company issued $34.5 million of 8.25% subordinated notes that was used by the Company for general corporate purposes, including the purchase of St.Paul Financial from the Bank. The Notes will mature on January 31, 2000, but may be redeemed without penalty any time after January 31, 1996. The Notes are unsecured general obligations of the Company and are subordinated to all senior indebtedness. The notes limit the amount of indebtedness the Company may incur in future periods as well as the payment of dividends and other capital distributions. See "Note R - Stockholders' Equity" for description of dividend and capital distribution limitations.

DOLLARS IN THOUSANDS                                  YEAR-END 1993 BORROWINGS BY MATURITY
- --------------------------------------------------------------------------------------------------------
                                                                                         AFTER
                                            1994    1995    1996       1997    1998      1998      TOTAL
                                          --------------------------------------------------------------
Mortgage-backed notes..................    $  -   $    -   $    -    $    -   $    -    $16,392   $16,392
Capital lease obligations..............       -        -        -         -        -      1,242     1,242
St.Paul Bancorp ESOP...................     357       21      203       324      324      3,011     4,240
Subordinated notes.....................       -        -        -         -        -     33,357    33,357
Mortgage note..........................       -    1,520        -         -        -          -     1,520
                                           ----   ------   ------    ------   ------    -------   -------

NOTE Q
Income Taxes
The following schedule summarizes the components of income tax expense for 1993, 1992, and 1991. The amounts reported as current and deferred income tax expense for 1992 have been restated to conform to the 1992 tax return which was filed several months after the end of the fiscal year. Total income tax expense is not affected by the reclassification of current and deferred taxes.

                                              FOR THE YEARS ENDED DECEMBER 31
DOLLARS IN THOUSANDS                              1993       1992       1991
- ------------------------------------------------------------------------------
Federal Income Tax Expense:
Current provision.........................    $ 15,671   $ 21,099   $ 17,141
Deferred expense (benefit)................       2,903       (932)    (3,537)
                                              --------   --------   --------
                                                18,574     20,167     13,604
                                              --------   --------   --------
State income tax expense:
Current provision.........................         110        225      3,013
Deferred expense (benefit)................         377        (67)      (110)
                                              --------   --------   --------
                                                   487        158      2,903
                                              --------   --------   --------
Total Income Tax Expense:
Current provision ........................      15,781     21,324     20,154
Deferred expense (benefit) ...............       3,280       (999)    (3,647)
                                              --------   --------   --------
Income taxes                                  $ 19,061   $ 20,325   $ 16,507
                                              --------   --------   --------
                                              --------   --------   --------

A reconciliation from expected federal income tax expense to consolidated effective income tax expense for the periods indicated is as follows:

                                                         DECEMBER 31
DOLLARS IN THOUSANDS                              1993       1992       1991
- -----------------------------------------------------------------------------
Statutory federal income
 tax rate.................................          35%        34%        34%
                                              --------   --------   --------
                                              --------   --------   --------
Federal income tax expense at
   statutory rate.........................    $ 21,157   $ 19,724   $ 14,858
State tax expense, net of
   federal tax benefit....................         317        665      1,916
1% change in deferred
 tax rate.................................        (426)         -          -
Federal income tax refunds................      (1,141)         -          -
Other.....................................        (846)       (64)      (267)
                                              --------   --------   --------
Income taxes..............................    $ 19,061   $ 20,325   $ 16,507
                                              --------   --------   --------
                                              --------   --------   --------

Deferred income taxes result from temporary differences in the recognition of income and expense for tax and financial statement purposes. The sources of these temporary differences and their resulting effect on income tax expense are as follows:

                                                         DECEMBER 31
DOLLARS IN THOUSANDS                              1993       1992       1991
- -----------------------------------------------------------------------------
General loan loss allowance...............     $ 2,154   $  (393)  $  (1,935)
Excess of tax accumulated
 provision for losses over
 base year amount.........................        (823)   (1,779)     (1,360)
Yield adjustments on interest
 earning assets and interest
 bearing liabilities......................       1,141       822        (999)
Tax depreciation in excess
 of book depreciation.....................          (1)     (208)         33
State income taxes........................        (140)      293         200
Section 461 expenses......................          34       220           -
Accrued compensation......................         139      (194)         33
Stock dividends on
 FHLB stock...............................          57       432         504
Change in deferred tax rates..............         426         -           -
Other, net................................         293      (192)       (123)
                                               -------   -------    --------
Total.....................................     $ 3,280   $  (999)   $ (3,647)
                                               -------   -------    --------
                                               -------   -------    --------

The following schedule summarizes current income tax liabilities and assets and deferred income tax assets as of December 31, 1993 and 1992, as restated to conform with tax returns filed for the respective years.

DOLLARS IN THOUSANDS                                 1993          1992
- --------------------------------------------------------------------------
Income Tax Liabilities and (Assets):
Income taxes currently payable
 included in "Other Liabilities" .............    $    906      $  3,766
                                                 ---------      --------
Deferred income tax assets....................    $(18,598)     $(21,817)
Deferred income tax liabilities...............       7,940         2,866
                                                 ---------      --------
Net deferred income tax assets
   included in "Other Assets".................   $ (10,658)     $(18,951)
                                                 ---------      --------
                                                 ---------      --------

The sources of the deferred income tax assets and liabilities are as follows:

DOLLARS IN THOUSANDS                                  1993         1992
- -------------------------------------------------------------------------
General loan loss allowance.................     $ (16,702)    $ (18,976)
Yield adjustments on interest-earning assets
 and interest-bearing liabilities...........          (387)       (1,256)
Accrued compensation........................        (1,009)       (1,130)
Other.......................................          (500)         (455)
                                                  --------     ---------
Total deferred assets.......................       (18,598)      (21,817)
Depreciation for tax purposes in
 excess of book.............................         3,576         1,564
Stock dividends on FHLB stock...............         1,454         1,294
Unrealized gain on assets available-for-sale         2,797             -
Other.......................................           113             8
                                                  --------     ---------
Total deferred liabilities..................         7,940         2,866
                                                  --------     ---------
Net deferred asset..........................      $(10,658)    $ (18,951)
                                                  --------     ---------
                                                  --------     ---------

Savings banks that meet certain definitions and other conditions prescribed by the Internal Revenue Code are allowed to deduct, within limitations, earnings appropriated to tax bad debt reserves in arriving at federal taxable income. Retained earnings at December 31, 1993 and 1992, included approximately $51.1 million and $38.9 million, respectively, of income for which no deferred federal income tax liability has been recognized. This amount is not available for payment of cash dividends or other distributions to shareholders, including distributions on redemption, dissolution, or liquidation of the Bank without incurring a tax liability. If triggered, the tax liability related to the appropriated earnings would have been $19.3 million and $15.1 million at December 31, 1993 and 1992, respectively.

   The Company and its subsidiaries file a consolidated Federal income tax return. The intercompany settlement of taxes paid is based on a tax sharing agreement which allocates taxes to each entity based upon a separate return basis.

NOTE R
Stockholders' Equity
Holding Company: The Company's Certificate of Incorporation authorizes up to 40 million shares of common stock and up to 10 million shares of preferred stock. Such preferred stock may rank prior to the common stock as to dividend rights, liquidation preferences, or both, and may have full or limited voting rights.

        In 1992, the Company's Board of Directors adopted a Shareholder Rights Plan which is designed to strengthen the Board's ability to act for the stockholders in the event of an unsolicited bid to acquire control of the Company. Each outstanding share of common stock currently is attached to one Right under the Plan. If the Rights become exercisable, each Right initially would entitle the holder (except the acquiring person or entity referred to below) to purchase from the Company 0.7% of a share of Series A junior participating preferred stock, par value $0.01 per share, at a price of $80.00, subject to adjustment as provided in the Plan. If a person or entity becomes a 10% beneficial owner of the Company's common stock (other than through the acquisition of newly issued shares directly from the Company), each holder of a Right would be entitled to receive, in lieu of the preferred stock, at the then-current exercise price of the Right, common stock (or, in certain circumstances, cash, property, or other securities of the Company) having a value equal to two times the exercise price.

        In general, the Rights become exercisable if another person or entity without Board approval acquires 10% or more of the Company s outstanding common stock, makes a tender offer for that amount of stock, or files a regulatory application for approval of a change in control of the Company. The acquiring person or entity would not be entitled to exercise the Rights. These Rights expire at the earliest of November 13, 2002, redemption of the Rights by the Company at a price of $0.01 per Right, or exchange of the Rights in accordance with the Plan. The Rights will cause substantial dilution to a person or entity attempting to acquire the Company without conditioning the offer on the Rights being redeemed or a substantial number of Rights being acquired.

        At December 31, 1993 and 1992, 144,551 and 135,943 shares of preferred stock, respectively, were reserved for future exercise of the Rights.

        Dividends and other distributions of St.Paul Bancorp stock are subject to restrictions agreed upon by the Company in connection with the issuance of $34.5 million of subordinated notes in 1993. Cumulative dividends and other distributions subsequent to December 31, 1992 are limited to the sum of: (a) $22.0 million plus (b) 75% of the Company's aggregate consolidated net income subsequent to December 31, 1992, less (c) 100% of the amount of consolidated net loss incurred by the Company during any fiscal year subsequent to December 31, 1992 plus (d) 100% of the net proceeds received by the Company from any equity securities issued by the Company (other than to a subsidiary) subsequent to December 31, 1992.

        On January 13, 1994, St.Paul Bancorp announced its intention to acquire up to 984,000 shares of its outstanding common stock (or approximately 5% of shares outstanding) from time to time over the first six months of 1994 through open market and privately negotiated transactions.

Bank: New capital standards were imposed on all federally-insured depository institutions as a result of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. Regulatory standards impose the following capital requirements: a risk-based capital standard expressed as a percent of risk-adjusted assets, a leverage ratio of core capital to total adjusted assets, and a tangible capital ratio expressed as a percent of total adjusted assets. As of December 31, 1993, the Bank exceeded all regulatory capital standards.

        The following schedule presents the Bank's regulatory capital ratios as of December 31, 1993:

DOLLARS IN THOUSANDS
- --------------------------------------------------------------------------
                                              CORE    TANGIBLE  RISK-BASED
                                           CAPITAL     CAPITAL     CAPITAL
Actual percentage...................          9.50%       9.50%      16.67%
Required percentage.................          3.00        1.50        8.00
                                         ---------   ---------   ---------
Excess percentage...................          6.50%       8.00%       8.67%
                                         ---------   ---------   ---------
                                         ---------   ---------   ---------
Actual capital......................     $ 347,989   $ 347,989   $ 376,355
Required capital....................       109,875      54,938     180,491
                                         ---------   ---------   ---------
Excess capital......................     $ 238,114   $ 293,051   $ 195,864
                                         ---------   ---------   ---------
                                         ---------   ---------   ---------

The following schedule reconciles stockholders' equity of the Company to each of the components of regulatory capital of the Bank at December 31, 1993 and 1992:

                                                   1993       1992
- --------------------------------------------------------------------
Stockholders  equity of
 the Company..............................     $347,329   $287,341
Plus: borrowings by employee stock
   ownership plan.........................        4,240      2,071
Less: capitalization of the Company.......         (477)    (9,200)
                                               --------   --------
Shareholder s equity of the Bank..........      351,092    280,212
Less: investment in non-includable
   subsidiaries...........................         (880)    (9,286)
Less: intangible assets...................       (2,223)    (3,220)
                                               --------   --------
Tangible and core.........................      347,989    267,706
Plus: allowable general
 valuation allowances.....................       28,366     29,173
                                               --------   --------
Risk-based capital........................     $376,355   $296,879
                                               --------   --------
                                               --------   --------

Applicable rules and regulations of the OTS impose limitations on capital distributions by savings institutions such as the Bank. Within these limitations, certain capital distributions are permitted, subject to providing the OTS at least 30 days advance notice. The permitted amount is based upon an institution s regulatory capital level. Savings institutions which have capital in excess of all fully phased-in capital requirements before and after the proposed capital distributions ("Tier 1 Institutions") may make capital distributions during a calendar year up to the greater of (i) 100% of net income to date during the calendar year, plus the amount that would reduce by one-half its "surplus capital ratio" (the excess of capital over its fully-phased-in capital requirements) at the beginning of the calendar year, or
(ii) 75% of its net income over the most recent four-quarter period. Institutions which meet minimum regulatory capital requirements, but not fully phased-in requirements, before or after a proposed capital distribution ("Tier 2 Institutions"), may make distributions of up to 75% of net income over the most recent four-quarter period. Savings institutions that do not meet minimum regulatory capital requirements prior to or after the proposed capital distribution ("Tier 3 Institutions") may not make any capital distributions without prior approval of the OTS. Savings institutions may apply to the OTS to make capital distributions in excess of the safe harbor amount. The OTS also may prohibit a proposed capital distribution by an institution if the OTS determines that such distribution would constitute an unsafe or unsound practice.

        The Bank currently has capital in excess of fully phased-in requirements such that it meets the Tier 1 institution criteria.

        Effective December 19, 1992, recently enacted legislation prohibits an insured depository institution from declaring any dividends, making any other capital distribution, or paying a management fee to a controlling person if, following the distribution or payment, the institution would be classified as "undercapitalized ".

        The OTS has indicated that it intends to review its existing capital distribution regulations to determine whether amendments are necessary based on such legislation. In the interim, the OTS has indicated that it intends to determine the permissibility of capital distributions consistent with its recently adopted prompt corrective action regulations. Under the prompt corrective action regulations, a savings institution would be "undercapitalized" if the institution has a core to risk-weighted asset ratio of less than 4%, or a leverage ratio that is less than 4% (3% if the institution is rated Composite 1 in its most recent report of examination).
At December 31, 1993, the Bank qualified as a "well capitalized" institution.
A savings institution permitted to make a capital distribution under the prompt corrective action regulations may do so only if the amount and type also would be permitted under the OTS existing capital distribution regulations discussed above.

NOTE S
Stock Option Plan

        The Board of Directors of the Company has a stock option plan (the "Option Plan") for the benefit of directors, officers, and other key employees ofthe Company or its subsidiaries. The Option Plan was approved by the Company's shareholders at it 1988 annual meeting. Under the original term of the Option Plan, 1,770,000 shares of authorized but unissued common stock were reserved for issuance. At the 1992 annual shareholders meeting, an additional 750,000 of authorized but unissued common stock was added to the Option Plan.

        The Option Plan authorizes the Stock Option Committee of the Board of Directors to administer the plan and make recommendations to award stock options to key officers, directors and employees. Stock options are granted at the discretion of the Stock Option Committee with grants generally made based upon individual performance and upon promotions. Stock options are granted at an option price equal to the fair market value of the Company s common stock on the date of grant and have a ten-year term. The amount of stock option grants increases according to salary and position within the Company. Options granted under the Option Plan are exercisable in respect of 50% of the number of shares on the first anniversary of the date of grant and are exercisable in respect of an additional 12.5% on each of the second, third, fourth, and fifth anniversaries of the date of grant, provided that the options are 100% exercisable for any employee who has completed five years of employment with the Company. The options also become exercisable upon any merger or consolidation of the Company in which the Company is not the surviving entity.

The following table sets forth activity
relating to the number of shares covered by stock options:

                                       1993                  1992                  1991
- ---------------------------------------------------------------------------------------------
Options outstanding
   at January 1 ...................    1,868,925             1,543,425             1,493,325
Granted ...........................      217,500               526,500               127,500
Exercised .........................     (134,513)             (200,325)              (66,525)
Canceled ..........................       (1,574)                 (675)              (10,875)
                                       ---------             ---------             ---------
Options outstanding
   at December 31 .................    1,950,338             1,868,925             1,543,425
                                       ---------             ---------             ---------
                                       ---------             ---------             ---------
Options exercisable
   at December 31 .................    1,814,400             1,737,225             1,463,738
Shares available for future
   grant at December 31 ...........       48,374               264,300                40,125
Weighted average option price
   of options exercised during
   the year .......................    $    7.59             $    6.81            $     6.64
Weighted average option price
   of options outstanding
   at December 31 .................         9.47                  8.51                  6.87
                                       ---------             ---------             ---------
                                       ---------             ---------             ---------

NOTE T
Employee Benefit Plans
Pension Plans: The Bank has a defined benefit pension plan ("the Plan") covering substantially all employees of the Bank and its subsidiaries.
Benefits are based on years of service and the employee's final 60 months of compensation. Contributions to the Plan from the Bank are designed to fund current service costs on a current basis and to fund, over 30 years, the estimated accrued benefit cost arising from qualifying service prior to January 1, 1976, adjusted for subsequent amendments.
     Additionally, the Bank sponsors a supplemental retirement plan ("the Supplemental Plan"). The Supplemental Plan is a non-qualified, defined benefit plan established to provide retirement benefits (as determined by provisions of the Plan) that would otherwise be limited by the Internal Revenue Code Sections 415 and 401(a). In connection with a cash distribution provision of the Supplemental Plan, $80,000 of settlement losses were incurred in 1991. The Bank also sponsors a non-qualifying, defined benefit, retirement plan for its directors ("the Directors' Plan"). The Bank intends to fund the Supplemental Plan and the Directors' Plan in amounts sufficient to cover benefit payments when payable.
   Total pension cost for 1993, 1992, and 1991 was $2.7 million, $2.1 million, and $1.5 million, respectively. Pension expense was comprised of the following components:

                                                    DECEMBER 31
DOLLARS IN THOUSANDS                       1993          1992           1991
- -----------------------------------------------------------------------------
THE PLAN
Service cost benefits earned
   during the period .................    $ 1,399       $  1,130    $    801
Interest cost on projected
   benefit obligation ................      1,509          1,310       1,091
Return on plan assets ................     (1,225)          (964)       (766)
Net amortization and deferral ........        219            147          24
                                          -------       --------    --------
Pension cost .........................    $ 1,902       $  1,623    $  1,150
                                          -------       --------    --------
                                          -------       --------    --------
THE SUPPLEMENTAL PLAN
Service cost benefits earned
   during the period .................    $   215       $    150    $     60
Interest cost on projected
   benefit obligation ................        269            186          93
Loss on plan settlement ..............          -              -          80
Net amortization and deferral ........        183            133          54
                                          -------       --------    --------
Pension cost .........................    $   667       $    469    $    287
                                          -------       --------    --------
                                          -------       --------    --------
THE DIRECTORS'  PLAN
Service cost benefits earned
   during the period .................    $    34       $     33    $     27
Interest cost on projected
   benefit obligation ................         31              7           4
Net amortization and deferral ........         32              -           -
                                          -------       --------    --------
Pension cost .........................    $    97       $     40    $     31
                                          -------       --------    --------
                                          -------       --------    --------
TOTAL
Service cost benefits earned
   during the period .................    $ 1,648       $  1,313    $    888
Interest cost on projected
   benefit obligation ................      1,809          1,503       1,188
Return on plan assets ................     (1,225)          (964)       (766)
Loss on plan settlement ..............          -              -          80
Net amortization and deferral ........        434            280          78
                                          -------       --------    --------
   Total pension cost ................    $ 2,666       $  2,132    $  1,468
                                          -------       --------    --------
                                          -------       --------    --------

The following table sets forth the plans' funded status and amounts recognized in the Company's Consolidated Statements of Financial Condition at December 31:


DOLLARS IN THOUSANDS                                          1993                                    1992
                                                      SUPPLEMENTAL      DIRECTORS'             SUPPLEMENTAL     DIRECTORS'
                                             PLAN             PLAN            PLAN     PLAN            PLAN           PLAN
- ----------------------------------------------------------------------------------------------------------------------------
Plan assets at fair value .............   $  16,797    $       -         $      -      $ 13,656   $       -       $       -
                                          ---------    ---------         --------      --------   ---------       ---------
Accumulated Benefit Obligation (ABO):
Vested ................................   $  12,461    $   1,288         $    414      $  8,083   $     687       $     262
Non-vested ............................       1,569          459                -           880         257               -
                                          ---------    ---------         --------      --------   ---------       ---------
                                          ---------    ---------         --------      --------   ---------       ---------
                                          $  14,030    $   1,747         $    414      $  8,963   $     944       $     262
                                          ---------    ---------         --------      --------   ---------       ---------
                                          ---------    ---------         --------      --------   ---------       ---------
Overfunded (unfunded) ABO .............   $   2,767    $  (1,747)        $   (414)     $  4,693   $    (944)      $    (262)
                                          ---------    ---------         --------      --------   ---------       ---------
                                          ---------    ---------         --------      --------   ---------       ---------
Projected benefit obligation (PBO) ....   $  22,910    $   4,108         $    452      $ 18,676   $   2,735       $     279
                                          ---------    ---------         --------      --------   ---------       ---------
                                          ---------    ---------         --------      --------   ---------       ---------
Unfunded PBO ..........................   $  (6,113)   $  (4,108)        $   (452)     $ (5,020)  $  (2,735)      $    (279)
                                          ---------    ---------         --------      --------   ---------       ---------
                                          ---------    ---------         --------      --------   ---------       ---------
Comprised of:
Accrued pension cost ..................   $    (415)   $  (1,747)        $   (413)     $   (164)  $    (944)      $    (262)
Unrecognized net loss .................      (5,611)      (2,264)            (113)       (4,764)     (1,507)            (16)
Unrecognized prior service costs ......        (649)        (224)            (135)         (723)       (250)           (157)
Unrecognized net obligation (asset) at
 January 1, 1987,  net of
 amortization .........................         562         (194)               -           631        (219)              -
                                          ---------    ---------         --------      --------   ---------       ---------
Adjustment required to recognize
  minimum liability ...................   $       -    $     321         $    209      $      -   $     185       $     156
                                          ---------    ---------         --------      --------   ---------       ---------
                                          ---------    ---------         --------      --------   ---------       ---------

The following actuarial assumptions were used in calculating net pension cost and benefit obligations:

                                    1993          1992          1991
- ----------------------------------------------------------------------
Discount rate ..................   7.50%          8.25%          9.00%
Long-term rate of
 return on assets ..............   8.50           8.00           8.00
Rate of increase in
 future compensation levels ....   5.50           7.50           7.50
                                  -----          -----          -----
                                  -----          -----          -----

At December 31, 1993, the Plan's assets consisted of short-term treasury notes and bonds, long-term corporate and government bonds, and various equity securities. Included in the equity securities is $3,342,000 of Company stock. Pension cost for the Plan is calculated using the expected return on plan assets. The difference between the actual return and expected return is included in unrecognized gains and losses and is reflected in pension cost in future periods as amortization occurs.

Employee Stock Ownership Plan: The Board of Directors of the Company has adopted an employee stock ownership plan ("ESOP") designed to invest in the common stock of the Company for the benefit of employees of the Company. All employees who have completed at least one year of credited service at the Bank are eligible to participate in the ESOP. The ESOP is subject to the Employee Retirement Income Security Act of 1974 and is intended to constitute a qualified stock bonus plan for income tax purposes.

   The ESOP is authorized to borrow money to finance the acquisition of Company common stock and to pledge the stock acquired to secure payment of the loan. The Bank does not provide financing for the ESOP. During 1987, the ESOP borrowed $5.0 million to purchase 750,000 shares of Company common stock. As of December 31, 1993, $357,000 of this loan remains outstanding. During 1991, the ESOP obtained a $5.0 million line of credit, which was increased to $18.0 million in 1993. As of December 31, 1993, $3.9 million of this line of credit is outstanding. Outstanding ESOP borrowings are guaranteed by the Company and are included in other borrowings and stockholders' equity in the Consolidated Statements of Condition.

   In addition to the acquisition of Company stock through proceeds from borrowings, the ESOP also purchases additional shares with ESOP contributions in excess of debt service requirements.

   Leveraged shares of Company stock are held by the ESOP trustee as collateral on the loan. As the loans are repaid, shares held as collateral are released. The ESOP loans are being repaid from Bank contributions and dividends on Company stock. Payment of the ESOP loans is guaranteed by the Company. The ESOP borrowings are also partially secured by marketable-debt securities held by St.Paul Bancorp.

   Contributions to the ESOP are made at the sole discretion of the Board of Trustees of the ESOP, but may not exceed 15% of the aggregate compensation of all participants. Since the inception of the ESOP, contributions have been sufficient to service the ESOP debt and, in certain years, have allowed the ESOP to acquire additional shares of Company stock. ESOP expense totaled $846,000, $1.1 million, and $980,000 for 1993, 1992, and 1991, respectively.

   The following table presents ESOP contributions and loan activity :

DOLLARS IN THOUSANDS                    1993       1992     1991
- ----------------------------------------------------------------
Total contributions to ESOP ........   $  844    $ 1,075   $ 805
Less: contributions used to
   purchase stock ..................      170        425     142
                                       ------    -------   -----
Contributions used to
 repay loan ........................      674        650     663
Dividends received on company
   stock ...........................      262        224     210
                                       ------    -------   -----
Total ESOP loan payments ...........      936        874     873
Less: interest .....................      222        160     159
                                       ------    -------   -----
Amortization on ESOP borrowing .....   $  714    $   714   $ 714
                                       ------    -------   -----
                                       ------    -------   -----

NOTE U
Financial Instruments With Off-Balance
Sheet Credit Risk

Loans Sold With Recourse: At December 31, 1993 and 1992, the Bank serviced $138.6 million and $202.0 million, respectively, of multi-family loans sold with recourse. The Bank s credit exposure with respect to these loans sold with recourse totaled $37.9 million and $42.0 million, respectively, and was collateralized by MBS and letters of credit.

   The multi-family loans were originated by the Bank based upon its normal underwriting standards and continue to be serviced and analyzed by the Bank. The maximum loss related to multi-family loans sold with recourse which would be recognized by the Bank in the event of complete default by the borrowers and worthlessness of the collateral at December 31, 1993 and 1992 is $37.9 and $42.0 million, respectively.

   The following schedule presents the geographical distribution of the real estate collateral of multi-family loans sold with recourse as of December 31, 1993 and 1992:

Dollars in thousands                1993                         1992
- ----------------------------------------------------------------------------
                            Amount           %          Amount          %
California ..............   $  60,885        43.9%      $ 102,901      50.9%
Washington ..............      36,030        26.0          40,375      20.0
Minnesota ...............      19,543        14.1          19,745       9.8
Illinois ................       2,108         1.5           4,742       2.3
Other ...................      20,034        14.5          34,243      17.0
                            ---------       -----       ---------     -----
                            $ 138,600       100.0%      $ 202,006     100.0%
                            ---------       -----       ---------     -----
                            ---------       -----       ---------     -----

   Management evaluates loans sold with recourse in connection with its review of the adequacy of the general valuation allowance to insure that reserves are adequate to absorb potential losses on these loans. For further discussion, which is not included as part of these financial statements, see "Credit" section in "Management's Discussion and Analysis."

   It is not practicable to estimate the fair value of the Company's liability with respect to loans sold with recourse because of the significance of the cost to obtain external quotes. The fair value of the liability for loans sold with recourse would represent the amount the Bank would have to pay a third party to assume the recourse obligation.

Loan Origination Commitments: At December 31, 1993, the Bank had outstanding loan commitments to originate 1-4 family, first mortgage loans of $52.4 million. These commitments consisted of adjustable-rate loan commitments totaling $26.3 million and fixed-rate loan commitments of $26.1 million. Most of these commitments expire after 60 days. As of December 31, 1993, the Bank had forward sales contracts for $17.5 million of the $26.1 million of fixed-rate loan commitments. See "Forward Commitments" following.

   At December 31, 1992, the Bank had outstanding loan commitments to originate 1-4 family, first mortgage loans of $50.8 million. These commitments consisted of adjustable-rate loan commitments totaling $31.1 million and fixed-rate loan commitments of $19.7 million. As of December 31, 1992, the Bank had forward sales contracts for $4.6 million of the $19.7 million of fixed-rate loan commitments. See "Forward Commitments" following.

   The Bank enters loan commitments after a determination is made regarding the borrower's ability to repay the loan and the adequacy of the property as collateral. Generally, loan commitments are limited to 80% of the collateral value unless private mortgage insurance is obtained. The Bank attempts to fulfill loan commitments as long as no violations of conditions established in the contract occur. Historically, approximately 90% of the loan commitments have been fulfilled.

   The fair value of commitments to originate mortgage loans was $526,000 and $256,000 at December 31, 1993 and 1992, respectively. The fair value of forward commitments represents the amount the Bank would have to pay a third party to assume the credit extension commitment and was estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the borrowers. For fixed-rate loan commitments, fair value also considers the difference between current interest rates and the committed rates. See "Forward Commitments" for fair value of forward sale commitments.

   Forward Commitments: As of December 31, 1993, the Bank had forward loan sale commitments of $38.1 million, including $17.5 million of forward contracts on loan disbursement commitments. As of December 31, 1992, the Bank had forward loan sale commitments of $15.6 million, including $4.6 million of forward contracts on loan disbursement commitments. All market value losses on forward commitments have been reflected in the consolidated financial statements.

   At December 31, 1993, the fair value of these forward loan sale commitments was $70,000. The 1993 fair value represents the loss the Bank would incur to enter into an offsetting agreement and was determined from quotes received from securities dealers. At December 31, 1992, the fair value of these forward loan sale commitments was $188,000. The 1992 fair value represents the gain the Bank would incur to enter into an off-setting agreement and was determined from quotes received from securities dealers.

Unused Credit Lines: The Bank had unused home equity lines of credit of $33.5 million and $29.0 million, respectively, as of December 31, 1993 and 1992.
The Bank had unused credit card lines of credit of $21.0 million as of December 31, 1992. The Bank had no unused credit card lines of credit as the credit card portfolio was sold in 1993. Home equity lines of credit represent junior mortgages. The Bank applies similar underwriting standards to equity lines of credit as it does on first mortgage loans. Home equity lines of credit have fixed expiration dates. Since many of the line of credit commitments will expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The maximum loss that would be recognized by the Bank as of December 31, 1993, in the event that borrowers used 100% of their outstanding credit limits and, subsequently, a complete default by the borrowers and worthlessness of underlying collateral occurred is $33.5 million. As of December 31, 1992, the maximum loss that would have been recognized by the Bank in the event that borrowers used 100% of their outstanding credit limits and, subsequently, a complete default by the borrowers and worthlessness of underlying collateral occurred was $50.0 million.

   At December 31, 1993, there was no fair value gain or loss on the home equity lines of credit. At December 31, 1992, the fair value loss on home equity and credit card lines of credit was $230,000 and $140,000, respectively. The fair value represents the amount the Bank would be required to pay a third party to assume the credit extension commitment and was estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the borrowers. For fixed-rate lines of credit and credit card commitments, fair value also considers the difference between current interest rates and committed rates.

   Letters of Credit: At December 31, 1993 and 1992, the Company had issued $6.1 million and $4.1 million, respectively, of standby letters of credit. The Company has issued letters of credits to various counties and villages as a performance guarantee of land development and improvements by St.Paul
Financial, and to a commercial bank as collateral for a loan on a land development project. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending credit. As of December 31, 1993 and 1992, the maximum loss that would be recognized by the Company in the event of a complete default by the creditors and worthlessness of the underlying collateral was $6.1 million and $4.1 million, respectively.

   The fair value of the letters of credit was $41,000 and $38,000 at December 31, 1993, and 1992, respectively, which represents the amount the Company would have to pay a third party to assume the letter of credit liability.

   Interest Rate Swaps: The Bank used interest rate swap agreements in 1993 and 1992 to help manage its interest rate exposure. At December 31, 1993 and 1992, the Bank had $30.0 million and $50.0 million, respectively, in notional amount interest rate swaps outstanding on which the Bank pays a fixed interest rate and receives a floating interest rate, based on a referenced index, from the counterparty. The Bank minimized credit and market risk by receiving an unconditional guarantee from the parent company of the counterparty.

   At December 31, 1993 and 1992, the fair value of the Bank's interest rate swap was $1.3 million and $1.6 million, respectively. The value was obtained from a dealer quote and represents the estimated amount the Bank would pay to terminate the contract, taking into account current interest rates and the creditworthiness of the counterparties.

NOTE V
Legal Proceedings
   Although the Bank is a defendant in various legal proceedings arising in the ordinary course of its business, there are no legal proceedings which, in the opinion of Management and counsel, may result in a material loss to the Bank.

NOTE W
Concentration of Credit Risk
   The Bank's loans receivable portfolio is primarily comprised of residential mortgage loans, both 1-4 family and multi-family dwellings. By law, savings institutions are required to concentrate their lending primarily in residential real estate.

   Although most of the loans are secured by first mortgages, the Bank also carries some junior mortgages in its portfolios. Consumer loans are secured by savings accounts maintained at the Bank, automobiles, or contain guarantees of the federal government.

   The following schedule presents the geographical distribution of the Bank's collateral on real estate loans as of December 31, 1993 and 1992:

DOLLARS IN THOUSANDS                             1993
- ------------------------------------------------------------------------------
                       1-4             ALL OTHER
                   FAMILY REAL        REAL ESTATE
                  ESTATE LOANS           LOANS                      TOTAL
            --------------------   ------------------  ---------------------
                   AMOUNT    %     AMOUNT         %      AMOUNT          %
            --------------------   ------------------  ---------------------
California    $  86,175    7.3%   $   662,270    57.7%  $  748,445     32.1%
Colorado            377    0.1         53,423     4.7       53,800      2.3
Florida           2,086    0.2         20,807     1.8       22,893      1.0
Illinois        978,607   82.4         91,128     7.9    1,069,735     45.8
Maryland              -      -         22,153     1.9       22,153      0.9
Michigan          6,798    0.6         19,504     1.7       26,302      1.1
Minnesota           478    0.1         23,761     2.1       24,239      1.0
Nevada                -      -         23,295     2.0       23,295      1.0
Washington            -      -         95,788     8.3       95,788      4.1
Wisconsin        70,362    5.9         43,507     3.8      113,869      4.9
Other            42,327    3.4         92,232     8.1      134,559      5.8
            -----------  -----    -----------   -----   ----------    -----
Total       $ 1,187,210  100.0%   $ 1,147,868   100.0%  $2,335,078    100.0%
            -----------  -----    -----------   -----   ----------    -----
            -----------  -----    -----------   -----   ----------    -----

DOLLARS IN THOUSANDS                          1992
- ------------------------------------------------------------------------------
                       1-4                ALL OTHER
                   FAMILY REAL          REAL ESTATE
                  ESTATE LOANS             LOANS                       TOTAL
               ------------------   --------------------  --------------------
                   AMOUNT    %     AMOUNT         %       AMOUNT          %
               ------------------   --------------------  --------------------
California     $   120,788   11.1%  $   727,178     59.9% $  847,966    36.9%
Colorado               638    0.1        52,889      4.4      53,527     2.3
Florida                353    0.1        17,385      1.4      17,738     0.8
Illinois           865,081   79.7        74,212      6.1     939,293    40.8
Maryland                 -      -        22,463      1.9      22,463     1.0
Michigan             5,595    0.5        20,231      1.7      25,826     1.1
Minnesota                -      -        24,242      2.0      24,242     1.1
Nevada                   -      -        23,365      1.9      23,365     1.0
Washington               -      -       102,061      8.4     102,061     4.4
Wisconsin           54,543    5.0        50,413      4.2     104,956     4.6
Other               38,681    3.5        99,551      8.1     138,232     6.0
               -----------  -----   -----------    -----  ----------   -----
Total          $ 1,085,679  100.0%  $ 1,213,990    100.0% $2,299,669   100.0%
               -----------  -----   -----------    -----  ----------   -----
               -----------  -----   -----------    -----  ----------   -----

The following schedule presents the geographical distribution of the collateral on the Bank's TDRs and non-performing assets as of December 31:


                                                          1993                                   1992
                          ---------------------------------------------------------------------------
                                                NON-PERFORMING                       NON-PERFORMING
DOLLARS IN THOUSANDS                    TDRs            Assets             TDRs                Assets
                          ------------------  ----------------   -----------------  -----------------
                           AMOUNT         %   AMOUNT         %   AMOUNT          %   AMOUNT         %
                          ---------------------------------------------------------------------------
California                 $     -       -%   $18,043    36.4%   $     -        -%   $19,589    40.5%
Colorado                         -       -          -       -      8,748     34.9          -       -
Florida                          -       -          -       -      2,675     10.7      3,600     7.4
Illinois                         -       -     21,343    43.1          -        -     16,220    33.5
Louisiana                        -       -          -       -          -        -      2,500     5.2
Massachusetts                    -       -          -       -      1,996      8.0          -       -
Texas                            -       -        151     0.3          -        -      2,055     4.2
Washington                  15,646   100.0      5,974    12.0     11,624     46.4          -       -
Wisconsin                        -       -      3,409     6.9          -        -      1,000     2.1
Other                            -       -        116     0.2          -        -      2,403     4.9
Consumer loans                   -       -        555     1.1          -        -      1,041     2.2
                           -------   -----    -------   -----    -------    -----    -------   -----

Total                      $15,646   100.0%   $49,591   100.0%   $25,043    100.0%   $48,408   100.0%
                           -------   -----    -------   -----    -------    -----    -------   -----
                           -------   -----    -------   -----    -------    -----    -------   -----

See "Note U - Financial Instruments With Off-Balance Sheet Credit Risk" for geographical concentration of loans sold with recourse.

NOTE X
Parent Company Only Financial Information

STATEMENTS OF FINANCIAL CONDITION
                                                  December 31
DOLLARS IN THOUSANDS                            1993       1992
- ----------------------------------------------------------------
ASSETS:
Cash and cash equivalents                    $ 17,628  $  7,268
Marketable-debt securities                        989     1,774
Investment in subsidiaries                    359,486   280,500
Advances to subsidiaries                        7,200         -
Prepaid expenses and other assets                  57        75
                                             --------  --------
                                             $385,360  $289,617
                                             --------  --------
                                             --------  --------
LIABILITIES AND STOCKHOLDERS' EQUITY:
Borrowings by employee stock
 ownership plan                              $  4,240  $  2,071
Other borrowings                               33,357         -
Other liabilities                                 434       205
Total liabilities                              38,031     2,276

Preferred stock                                     -         -
Common stock                                      197       183
Paid in capital                               136,675   115,315
Retained earnings                             210,149   173,914
Unrealized gain on securities, net of taxes     4,594         -
SFAS No. 87 adjustment, net of taxes              (46)        -
Borrowings by employee
   stock ownership plan                        (4,240)   (2,071)
                                             --------  --------
Total stockholders' equity                    347,329   287,341
                                             --------  --------
                                             $385,360  $289,617
                                             --------  --------
                                             --------  --------


STATEMENTS OF OPERATIONS
                                                          December 31
DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS      1993       1992      1991
- -------------------------------------------------------------------------------
Equity in earnings of
   subsidiaries                                   $42,773    $38,003   $27,230
St. Paul Bancorp loss                              (1,386)      (318)      (38)
                                                  -------    -------   -------
Net income                                        $41,387    $37,685   $27,192
                                                  -------    -------   -------
                                                  -------    -------   -------
Earnings per share:
   Primary                                        $  2.03    $  2.00   $  1.48
   Fully diluted                                     2.03       1.98      1.48
                                                  -------    -------   -------
                                                  -------    -------   -------


STATEMENTS OF CASH FLOWS
                                                            December 31
DOLLARS IN THOUSANDS                             1993           1992             1991
- -------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
Net income                                      $41,387         $37,685         $27,192
Earnings of subsidiaries
   not providing cash                           (42,773)        (38,003)        (27,230)
Other sources (uses), net                            77             316            (611)
                                                -------         -------         -------
Net cash used in
 operating activities                            (1,309)             (2)           (649)
INVESTING ACTIVITIES:
Maturities of marketable-debt
   securities                                    13,250               -               -
Purchase of marketable-debt
 securities                                     (14,062)         (1,774)              -
Dividends received from
 subsidiaries                                    26,210           6,350               -
Acquisition of Elm Financial                    (26,104)              -               -
Investments in subsidiaries                      (9,720)              -             (10)
Advances made to subsidiaries                    (7,200)             50             (50)
                                                -------         -------         -------
Net cash provided (used) by
   investing activities                         (17,626)          4,626             (60)
Financing Activities:
Dividends paid                                   (5,148)         (4,835)         (4,805)
Net proceeds from issuance of
   subordinated notes                            33,422               -               -
Net proceeds from
 issuance of stock                                1,021           1,362             453
                                                -------         -------         -------
Net cash provided (used) by
   financing activities                          29,295          (3,473)         (4,352)
Total cash provided (used)                       10,360           1,151          (5,061)
                                                -------         -------         -------
Cash and cash equivalents
   at beginning of year                           7,268           6,117          11,178
Cash and cash equivalents
   at end of year                               $17,628         $ 7,268         $ 6,117
                                                -------         -------         -------
                                                -------         -------         -------

The parent company's current primary activity is that of a unitary, non-diversified savings and loan holding company.

NOTE Y

Acquisition of Elm Financial

On February 23, 1993, the Company acquired ("the Acquisition") Elm Financial Services, Inc. ("Elm Financial"). The operations of Elm Financial are included in the Company's Consolidated Statements of Income from the acquisition date and reflect the application of the purchase method of accounting. Under this method of accounting, the aggregate cost to the Company of the Acquisition was allocated to the assets acquired and liabilities assumed, based on their estimated fair values as of February 23, 1993. No goodwill was recorded by the Bank in connection with the Acquisition. The cost to the Company for the Acquisition was $48.2 million, which included the payment of cash and the issuance of 1,292,313 shares (as adjusted for the three-for-two stock split on January 4, 1994) of the Company's common stock. The following schedule details the net effect during 1993 of the Acquisition on cash and cash equivalents:

DOLLARS IN THOUSANDS
- ----------------------------------------------------------------------------
Purchase price                                  $48,194
Less: issuance of St.Paul stock                  19,766
Less: Elm Financial stock acquired in 1992        1,771
                                                -------
Cash paid for acquisition                        26,657
Cash and cash equivalents acquired               11,002
                                                -------
Acquisition of Elm Financial, net of
   cash and cash equivalents acquired           $15,655
                                                -------
                                                -------

The unaudited pro forma condensed combined statements of income presented below report the combined results of operations of the Company and Elm Financial for the years ended December 31, 1993 and 1992 as if the Acquisition had been effective on January 1, 1993 and January 1, 1992, respectively, after giving effect to the purchase accounting adjustments.

   The unaudited pro forma condensed combined statements of income are intended for informational purposes and are not necessarily indicative of the future results of operations of the combined company, or results of operations of the combined company that would have actually occurred had the Acquisition been consummated as of the periods presented.

UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENTS OF INCOME
                                                             December 31
DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS             1993        1992
- ------------------------------------------------------------------------------
Interest income                                         $260,895   $308,065
Interest expense                                         134,828    182,028
                                                        --------   --------
Net interest income                                      126,067    126,037
Provision for loan
   losses                                                 11,176     10,865
                                                        --------   --------
Net interest income after
   provision for loan losses                             114,891    115,172
Other income                                              32,255     29,277
General and administrative expense                        83,942     79,431
Loss on foreclosed
   real estate                                             2,516      1,316
                                                        --------   --------
Pre-tax income                                            60,688     63,702
Income taxes                                              19,149     22,378
                                                        --------   --------
Net income                                              $ 41,539   $ 41,324
                                                        --------   --------
                                                        --------   --------
Earnings Per Share:
 Primary                                                $   2.02   $   2.05
 Fully diluted                                              2.01       2.04
                                                        --------   --------
                                                        --------   --------

NOTE Z
Subsequent Events
On December 6, 1993, the Board of Directors declared a three-for-two stock split which was issued to shareholders on January 4, 1994. The result of the split was to increase the number of shares outstanding by 6,561,327. Stockholders' equity, total shares outstanding, the market price of the Company's common stock, book value per share, and dividends per share have been retroactively restated for all periods presented.
   On January 17, 1994, the Bank sustained damage to two of its REO assets located in the Southern California region affected by an earthquake. Total losses expected to be recognized by the Bank in connection with the earthquake are less than $300,000.


NOTE AA
Selected Quarterly Information (unaudited)

INCOME STATEMENT                                                                For the quarters ended
- ------------------------------------------------------------------------------------------------------------------------------------
                                                       December 31         September 30         June 30              March 31
                                                  ------------------  ------------------  ------------------  ----------------------
Dollars in thousands except per share amounts         1993      1992      1993      1992      1993      1992       1993       1992
                                                  --------  --------  --------  --------  --------  --------   --------   --------
Interest income                                    $60,588   $65,714   $63,985   $67,228   $67,345   $71,138    $65,019   $74,607
Interest expense                                    31,109    36,006    33,067    39,538    34,490    42,839     34,316    47,461
Net interest income                                 29,479    29,708    30,918    27,690    32,855    28,299     30,703    27,146
                                                   -------   -------   -------   -------   -------   -------    -------   -------
Provision for loan losses                            1,500     3,000     2,500     3,750     2,750     2,175      4,000     1,700
Net gain on assets sold                                776       841       464       546       745       482        165     1,155
Other income                                         8,469     6,771     8,235     6,647     7,274     6,427      6,378     5,479
G&A expense                                         21,964    19,104    20,913    17,711    20,790    17,484     19,080    16,941
Gain (loss) on foreclosed real estate               (1,527)     (283)     (318)      508      (344)     (682)      (327)     (859)
                                                   -------   -------   -------   -------   -------   -------    -------   -------
Income before income taxes                          13,733    14,933    15,886    13,930    16,990    14,867     13,839    14,280
Income taxes                                         4,216     5,278     4,781     4,894     5,468     5,119      4,596     5,034
                                                   -------   -------   -------   -------   -------   -------    -------   -------
Net income                                         $ 9,517   $ 9,655   $11,105   $ 9,036   $11,522    $9,748    $ 9,243   $ 9,246
                                                   -------   -------   -------   -------   -------   -------    -------   -------
                                                   -------   -------   -------   -------   -------   -------    -------   -------
Earnings per share:
Primary                                            $  0.46   $  0.51   $  0.54   $  0.48   $  0.56    $ 0.52    $  0.47   $  0.50
Fully diluted                                         0.46      0.51      0.54      0.48      0.56      0.52       0.47      0.50
                                                   -------   -------   -------   -------   -------   -------    -------   -------
Cash dividends per share                           $  0.07   $  0.07   $  0.07   $  0.07   $  0.07    $ 0.07    $  0.07   $  0.07
                                                   -------   -------   -------   -------   -------   -------    -------   -------
                                                   -------   -------   -------   -------   -------   -------    -------   -------


AVERAGE BALANCE SHEET                                                   For the quarters ended
- ------------------------------------------------------------------------------------------------------------------------------------
                                     December 31                September 30               June 30               March 31
                                -----------------------   -----------------------   ----------------------  -----------------------
DOLLARS IN THOUSANDS                  1993         1992         1993         1992         1993        1992        1993         1992
                                ----------  -----------   ----------   ----------   ----------  ----------  ----------   ----------
Total assets                    $3,722,444   $3,537,023   $3,779,587   $3,553,647   $3,843,479  $3,603,045  $3,648,523   $3,653,809
MBS                                663,115      635,468      667,737      639,063      684,759     661,011     643,388      694,223
Loans receivable                 2,411,138    2,351,055    2,472,817    2,375,168    2,517,015   2,402,280   2,424,819    2,473,247
Deposits                         3,240,690    2,973,816    3,258,708    2,957,749    3,284,393   3,009,120   3,092,843    3,011,047
Borrowings                          88,497      235,211      125,649      261,161      174,565     265,147     197,342      317,553
Stockholders  equity               340,570      284,166      330,790      275,728      321,889     266,928     301,108      259,049
One year GAP to total assets         16.79%       16.84%       15.06%       15.04%       19.38%      14.02%      16.64%       12.67%
                                ----------  -----------   ----------   ----------   ----------  ----------  ----------   ----------
                                ----------  -----------   ----------   ----------   ----------  ----------  ----------   ----------


NOTE BB
Supplemental Cash Flow Disclosures
                                                                                    1993       1992         1991
- ----------------------------------------------------------------------------------------------------------------
Interest credited on deposits                                                   $108,832   $132,100     $161,967
Interest paid on deposits                                                         11,336     14,371       20,161
                                                                                --------   --------     --------
 Total interest paid on deposits                                                 120,168    146,471      182,128
Interest paid on borrowings                                                       11,232     21,345       34,436
Income taxes paid, net                                                            17,141     22,247       18,374
Common stock issued in acquisition of Elm Financial                               19,766          -            -
Real estate acquired through foreclosure                                          42,770     36,494       25,043
Loans originated in connection with real estate acquired through foreclosure      26,491     34,581        6,781

REPORT OF INDEPENDENT AUDITORS
- --------------------------------------------------------------------------------

Board of Directors and Stockholders
St.Paul Bancorp, Inc.

We have audited the accompanying consolidated statements of financial condition of St.Paul Bancorp, Inc. as of December 31, 1993 and 1992, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of St.Paul Bancorp, Inc. at December 31, 1993 and 1992, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1993 in conformity with generally accepted accounting principles.
        As disclosed in Note A, the Company changed its method of accounting for investment securities at December 31, 1993.




/s/ ERNST & YOUNG
Ernst & Young
Chicago, Illinois

January 21, 1994

CORPORATE INFORMATION
- --------------------------------------------------------------------------------
St. Paul Federal Bank is a federal savings bank, wholly owned by its holding company, St. Paul Bancorp, Inc. (the "Company"). The Company converted to public ownership on May 15, 1987, and, at December 31, 1993 had 19,683,981 shares of common stock outstanding. The shares of common stock, $0.01 par value, are traded over-the-counter on The NASDAQ Stock Market (NASDAQ) under the symbol SPBC. Newspaper stock tables often list the stock at "St Paul B" or "St Paul Bncp."
        The table below shows the reported high and low sale prices of the common stock during the periods indicated as well as dividends paid.
        As of December 31, 1993, St.Paul Bancorp had 7,595 shareholders of record. This number does not reflect the number of persons or entities which hold their common stock in nominee or "street" name through various brokerage firms.


                                 1993*                          1992*
                   --------------------------------------------------------------
                          Stock Prices     Dividends     Stock Prices   Dividends
                   -----------------------           -----------------
                        High         Low       paid    High        Low    paid
First Quarter           $19        $14 7/8    $.067   $11 1/8    $ 8 5/8  $.067
Second Quarter           19 1/8     13 1/4    $.067    13         10 5/8  $.067
Third Quarter            20 5/8     13 1/4    $.067    14 5/8     12 1/8  $.067
Fourth Quarter           20 3/8     17        $.067    15 3/4     12 1/2  $.067

*Restated for three-for-two stock split on January 4, 1994

STOCKHOLDER INQUIRIES AND FINANCIAL INFORMATION
- --------------------------------------------------------------------------------
A copy of the Company's annual report to the Securities and Exchange
Commission, Form 10-K, is available to shareholders without charge upon written request. Requests should be addressed to: Shareholder Services, St.Paul
Bancorp, Inc., 6700 West North Avenue, Chicago, IL 60635.

Transfer Agent and Registrar            Independent Auditors
First National Bank of Boston           Ernst & Young
Mail Stop: 45-02-09                     233 South Wacker Drive
P.O. Box 644                            Chicago, IL 60606-6301
Boston, MA 02102-0644
800/442.2001 (toll-free)


Analysts, shareholders and investors interested in additional information may contact: Investor Relations Department at (312) 804-2283; or Robert N. Parke, Senior Vice President and Chief Financial Officer at (312) 804-2360.

Corporate Counsel            Corporate Offices
Clifford M. Sladnick         St.Paul Bancorp, Inc.
Senior Vice President,       6700 West North Avenue
General Counsel and          Chicago, IL 60635
Corporate Secretary          312/622.5000
St.Paul Bancorp, Inc.
6700 West North Avenue
Chicago, IL 60635

DIVIDEND REINVESTMENT
- ---------------------
The Company provides a Dividend Reinvestment and Optional Cash Purchase Plan for individuals holding their shares in record name. For further information, please contact the stock transfer agent, First National Bank of Boston, at the address or telephone number listed above.

ANNUAL MEETING OF SHAREHOLDERS
- ------------------------------
The Annual Meeting of Shareholders will be held at the Drury Lane Oakbrook, 100 Drury Lane, Oakbrook Terrace, Illinois, at 10:00 a.m., Wednesday, May 4, 1994.




66