Form 10-K405, Exhibit 13
ST PAUL BANCORP INC
filed 1995-03-27
CIK 810578

Five-Year Summary
At or for the years ended Dec. 31 -- Dollars in thousands, except per share amounts

                                                                1994         1993 (a)       1992          1991          1990
                                                             ------------------------------------------------------------------
Summary of Financial Condition
Assets:
  Cash and cash equivalents..............................    $  159,948    $  336,331    $  311,567    $  314,623    $  168,411
  Marketable-debt securities.............................        99,643       142,051       107,732        25,410        40,435
  Mortgage-backed securities.............................     1,126,617       733,649       643,941       717,354       689,066
  Loans receivable-net of accumulated provision..........     2,568,381     2,304,319     2,270,198     2,415,540     2,404,760
  Other assets...........................................       176,948       189,026       166,822       190,316       143,561
                                                             ------------------------------------------------------------------
    Total assets.........................................    $4,131,537    $3,705,376    $3,500,260    $3,663,243    $3,446,233
                                                             ==================================================================
Liabilities and stockholders' equity:
  Deposits...............................................    $3,232,903    $3,252,618    $2,985,124    $3,004,419    $2,665,733
  Short-term borrowings..................................       221,180           620       134,509       135,775       139,724
  Long-term borrowings...................................       271,747        63,350        51,899       198,753       357,747
  Other liabilities......................................        54,310        41,459        41,387        59,232        41,744
  Subordinated capital notes.............................            --            --            --        12,176        11,951
  Stockholders' equity...................................       351,397       347,329       287,341       252,888       229,334
                                                             ------------------------------------------------------------------
    Total liabilities and stockholders' equity...........    $4,131,537    $3,705,376    $3,500,260    $3,663,243    $3,446,233
                                                             ==================================================================

Summary of Operations
Interest income..........................................    $  253,262    $  256,937    $  278,687    $  321,291    $  316,275
Interest expense.........................................       135,069       132,982       165,844       222,487       227,661
                                                             ------------------------------------------------------------------
  Net interest income....................................       118,193       123,955       112,843        98,804        88,614
Provision for loan losses................................         5,150        10,750        10,625        11,100        35,652
                                                             ------------------------------------------------------------------
  Net interest income after provision for loan losses....       113,043       113,205       102,218        87,704        52,962
Net gain on assets sold..................................           524         2,150         3,024         2,680           473
Income from real estate operations.......................         3,150         2,969         2,442         2,037         6,525
Other income.............................................        26,097        27,387        22,882        17,930        15,285
General and administrative expense.......................        87,166        82,747        71,240        64,754        62,797
Loss on foreclosed real estate...........................         2,145         2,516         1,316         1,898         2,266
Income taxes.............................................        18,991        19,061        20,325        16,507         3,252
                                                             ------------------------------------------------------------------
  Income before extraordinary item.......................        34,512        41,387        37,685        27,192         6,930
Extraordinary item, net of income taxes..................            --            --            --            --         1,470
                                                             ------------------------------------------------------------------
  Net income.............................................    $   34,512    $   41,387    $   37,685    $   27,192    $    8,400
                                                             ==================================================================
Earnings before extraordinary item per share: (b)
  Primary................................................    $     1.70    $     2.03    $     2.00    $     1.48    $     0.38
  Fully diluted..........................................          1.70          2.03          1.98          1.48          0.38
                                                             ==================================================================
Earnings per share: (b)
  Primary................................................    $     1.70    $     2.03    $     2.00    $     1.48    $     0.46
  Fully diluted..........................................          1.70          2.03          1.98          1.48          0.46
                                                             ==================================================================

Selected Financial and Other Data
Weighted average shares outstanding (b)..................    19,269,801    19,447,658    18,142,041    18,020,606    17,987,696
Common stock equivalents: (b)
  Primary................................................       976,260       907,938       674,957       319,828       156,537
  Fully diluted..........................................       976,260       979,948       849,864       359,851       171,832
Dividends per share (b)..................................    $     0.30    $     0.27    $     0.27    $     0.27     $    0.27
Dividend payout ratio (c)................................         17.65%        13.15%        13.35%        18.04%        58.01%
Earning assets to interest bearing liabilities...........          1.06          1.07          1.06          1.06          1.06
Weighted average rate on loans, MBS and investments......          6.98          6.96          7.74          8.91          9.72
Weighted average cost of money...........................          4.22          3.66          4.26          5.96          7.24
Interest rate spread.....................................          2.76          3.30          3.48          2.95          2.48
Return on average assets.................................          0.88          1.10          1.05          0.76          0.25
Average equity as a percentage of average assets.........          9.05          8.64          7.57          6.78          6.80
Return on average stockholders' equity (net worth).......          9.72%        12.77%        13.88%        11.15%         3.66%
Number of full-time equivalent employees.................         1,103         1,046           883           829           804
Number of office locations...............................            52            50            40            37            34

(a) Includes the operations of Elm Financial Services as of the acquisition date, Feb. 23, 1993.

(b) Restated for the three-for-two stock split on Jan. 4, 1994.

(c) Based upon primary earnings per share.

14  St.Paul Bancorp, Inc.

MANAGEMENT'S DISCUSSION AND ANALYSIS


OVERVIEW

St.Paul Bancorp, Inc. (the "Company") is the holding company for St.Paul Federal Bank For Savings (the "Bank"), Illinois' largest independent savings institution. At Dec. 31, 1994, the Company reported total assets of $4.1 billion and the Bank operated 52 full-service branches in the Chicago metropolitan area. This branch network is comprised of 35 full-size offices and 17 banking offices located in Omni(R) and Cub(R) super-markets. In addition, the Bank operated 178 automated teller machines (ATMs) and serviced 164,000 checking accounts and 27,000 loans at year-end 1994.

  Both the Company and the Bank continued to operate other wholly owned subsidiaries during 1994, including St.Paul Financial Development Corporation, Annuity Network, Inc., St.Paul Service, Inc. and Investment Network, Inc. See "Note A - Summary of Significant Accounting Policies" for descriptions of the Company's affiliates and subsidiaries.

  During 1994, the Company focused on originating single family real estate loans with adjustable rate characteristics to hold for investment. As a result, single family loan originations totaled $653 million, one of the highest levels in the Company's 106-year history. A significant amount of 1994 originations were accomplished through correspondent loan originators, resulting in more loans secured by real estate in Indiana, Ohio, Wisconsin, Minnesota and Michigan. In addition, the Company originated $47 million in loans secured by 5-120 unit apartment buildings in the Chicago metropolitan area and $26 million of consumer loans (mostly auto loans). In 1995, Management plans to increase its multifamily lending to $100 million in the Chicago metropolitan area, originate a $25 million residential construction loan portfolio secured by real estate in the Chicago area, and continue to emphasize consumer lending. Single family origination goals are considerably lower for 1995 at approximately $450 million.

  Purchases of mortgage-backed securities (MBS) totaled a record $632.0 million during 1994. These purchases were funded with both excess liquidity and borrowings from the Federal Home Loan Bank (FHLB) of Chicago. Most MBS purchases in 1994 were privately issued securities.

  The Bank is a consumer-oriented retail financial institution gathering deposits from the neighborhoods and surrounding suburbs of the metropolitan Chicago area with favorable savings patterns and high levels of home ownership. Deposit balances, which are comprised of checking, savings, money market and certificates of deposit (CDs), remained relatively level at year-end 1994 and 1993. Some depositors sought alternative investments in 1994 as Management held deposit interest costs at low levels. In order to fund loan originations, the Company introduced seven- to nine-month CD products, which contain interest rate guarantees upon rollover at maturity, and borrowed from the FHLB and repo market.

  Despite purchasing and originating MBS and single family loans at near record levels in 1994, interest income contracted modestly. The benefit of higher average earning assets could not overcome the decline in asset yields. Assets acquired during 1994 were generally at rates lower than the weighted average rates of the respective portfolios at the beginning of the year. Downward repricing of adjustable rate loans and the repayment of higher yielding loans and MBS also contributed to the contraction in interest income. Interest rate floors in effect on adjustable rate loans contributed to 1994 earnings, although not as much as 1993.

  Interest expense edged upward in 1994. The reduction in interest expense associated with lower average interest costs on deposits was more than offset by the additional interest expense on borrowings, which funded much of the 1994 asset growth.


1994 Annual Report/10-K  15

STATEMENT OF CONDITION

Total assets of the Company totaled $4.1 billion at Dec. 31, 1994, compared to $3.7 billion at Dec. 31, 1993, an increase of $426.2 million or 12%. During 1994, loans receivable increased $260.0 million to $2.6 billion and MBS increased $393.0 million to $1.1 billion. This growth was funded by a $218.8 million reduction in cash and marketable-debt securities and $430.6 million of new borrowings from the FHLB and repo market.

  Cash and cash equivalents totaled $160.0 million at Dec. 31, 1994, compared to $336.3 million at Dec. 31, 1993. See "Cash Flow Activity" and "Consolidated Statements of Cash Flows" for further detail.

  Marketable-debt securities, comprised of U.S. Treasury and agency issues, totaled only $99.6 million at Dec. 31, 1994, compared to $142.1 million at Dec. 31, 1993. The weighted average yield of these securities was 5.04% at year-end 1994, compared to 4.21% at the end of 1993. Most of these securities are classified as held to maturity under Statement of Financial Accounting Standards
(SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. At Dec. 31, 1994, the Company recorded an unrealized loss of $1.6 million on the available for sale marketable-debt securities portfolio, compared to an unrealized gain of $182,000 at Dec. 31, 1993. Under SFAS No. 115, unrealized gains and losses on available for sale securities are recorded in stockholders' equity, net of the related taxes. See "Note C - Marketable-Debt Securities" for further detail. Higher market interest rates during 1994 produced the market value swing and higher yield. The average maturity of the marketable-debt securities was relatively unchanged at the end of the two years.

  The largest category of the Company's asset growth occurred in the MBS portfolio. See "Cash Flow Activity" for further detail. MBS totaled $1.1 billion at Dec. 31, 1994, the highest year-end level ever held by the Company, compared to $733.6 million at Dec. 31, 1993. During the year, Management used liquidity to purchase MBS to improve interest income because these securities provide higher yields than similar term government securities. Also, the Company borrowed $210.0 million to acquire MBS at a fixed spread.

  Similar to the marketable-debt securities portfolio, most of the MBS portfolio has been classified as held to maturity under SFAS No. 115. At Dec. 31, 1994, the Company recorded an unrealized loss on its available for sale MBS of $4.1 million, compared to an unrealized gain of $7.2 million at Dec. 31, 1993. Under SFAS No. 115, unrealized gains and losses on available for sale securities are recorded in stockholders' equity, net of the related taxes. Market interest rate increases since Dec. 31, 1993 lowered the market value of available for sale MBS, which are mostly fixed rate securities. See "Note D - MBS" for further detail. The weighted average yield of the entire MBS portfolio was 6.02% at Dec. 31, 1994, up slightly from 5.91% at Dec. 31, 1993. Upward repricing of adjustable rate MBS during 1994 was largely offset by the acquisition of securities at rates lower than the weighted average rate of the portfolio at the beginning of the year, which limited the improvement in the weighted average yield.

  At Dec. 31, 1994, 63% of the MBS portfolio had adjustable rate characteristics (although some may be performing at low initial fixed interest rates). In comparison, 57% of the MBS portfolio had adjustable rate characteristics at Dec. 31, 1993. Some securities may not fully reprice in response to the sharp increase in market interest rates in 1994 because they contain periodic and lifetime interest rate caps.

  Loans receivable increased from $2.4 billion at Dec. 31, 1993 to $2.6 billion at Dec. 31, 1994. Slowing prepayments and high demand for mortgage loans with adjustable rate characteristics, which the Bank retains in its loan portfolio, generated the $259.7 million increase in loans receivable. At year-end 1994, 77% of loans receivable had adjustable rate characteristics, compared to 72% at year-end 1993. See "Results of Operations - Comparison of Years Ended Dec. 31, 1994 and 1993 - Net Interest Income" for further discussion.

  The weighted average yield on loans receivable was 7.51%, down from 7.87% at Dec. 31, 1993. Many factors



16  St.Paul Bancorp, Inc.

contributed to this decline. First, the Bank originated $744.2 million of loans during the year at a weighted average rate of 6.80%, or 107 basis points lower than the weighted average loan rate at the beginning of the year. Second, repayments during 1994 consisted mostly of higher yielding loans. Third, $865.2 million of loans were tied to "cost of funds" indices. Movements in these indices have been lagging behind the sharp upward movements in market interest rates.

  Deposits totaled $3.2 billion at Dec. 31, 1994, relatively unchanged from year-end 1993. The deposit portfolio's composition between checking, savings and money market accounts (i.e., "core accounts") and CDs was relatively the same at the end of 1994 and 1993. Core accounts totaled $1.4 billion or 44% of total deposits at year-end 1994, while CDs totaled $1.8 billion or 56% of total deposits. The weighted average cost of deposits was 3.85% at Dec. 31, 1994, up from 3.56% at Dec. 31, 1993. Management raised new offering rates on CDs near the end of the year in order to attract new deposits. The weighted average maturity of the CD portfolio decreased slightly during the year from 16 months at Dec. 31, 1993 to 14 months at Dec. 31, 1994. See "Cash Flow Activity," "Comparison of Results of Operations - Years Ended Dec. 31, 1994 and 1993," and "Note N - Deposits" for further detail.

  New borrowings funded a substantial amount of asset growth during 1994. Total borrowings, including advances from the FHLB, increased $429.0 million to $492.9 million at Dec. 31, 1994. Most of the new borrowings consisted of short-term reverse repurchase agreements and borrowings under the Bank's line of credit with the FHLB. Long-term borrowings totaling $210.0 million were used during the year to fund MBS purchases. The other new borrowings were primarily used to fund loan growth. At Dec. 31, 1994, the weighted average cost of borrowings was 6.68%, down substantially from 9.12% at Dec. 31, 1993. The addition of short-term borrowings lowered the Bank's average borrowing cost. See "Cash Flow Activity," "Comparison of Results of Operations - Years Ended Dec. 31, 1994 and 1993," and "Note O - Borrowings" for further details.

  Stockholders' equity totaled $351.4 million, or $18.71 per share, at Dec. 31, 1994, compared to $347.3 million, or $17.65 per share, at Dec. 31, 1993. The acquisition of $18.4 million of the Company's common stock (1) and the payment of $5.8 million of dividends to stockholders limited the growth in stockholders' equity created by 1994's net income. The Company also experienced a reduction in the market value adjustment for available for sale securities under SFAS No. 115.

  The Company does not rely heavily on derivatives in its operations. The notional amount of interest rate exchange agreements at Dec. 31, 1994 was $147.8 million, compared to $30.0 million at Dec. 31, 1993. During the year, the Bank entered into $134.3 million notional amount of interest rate exchange agreements, while $16.5 million matured. The only new interest rate swap agreements entered into in 1994 were in connection with a matched funding transaction. See "Cash Flow Activity - Sources of Funds" for further discussion.

Regulatory Capital Requirements: The OTS requires federally insured institutions, such as the Bank, to have minimum ratios of core and tangible capital to adjusted total assets of 3.0% and 1.5%, respectively. The Bank is also required to maintain a ratio of total regulatory capital to risk-weighted assets of 8.0%. Total regulatory capital for purposes of the risk-based capital requirements consists of core capital and supplementary capital (to the extent supplementary capital does not exceed core capital). Supplementary capital includes such items as general valuation allowances on loans receivable, subject to certain limitations.

  The following schedule presents the Bank's regulatory capital ratios as of Dec. 31, 1994.


DOLLARS IN THOUSANDS
---------------------------------------------------------
                            Core    Tangible   Risk-Based
                         Capital     Capital      Capital
                        ---------------------------------
Actual percentage.....      8.51%       8.51%       16.65%
Required percentage...      3.00        1.50         8.00
                        ---------------------------------
Excess percentage.....      5.51%       7.01%        8.65%
                        =================================
Actual capital........  $347,837    $347,837     $376,201
Required capital......   122,654      61,327      180,786
                        ---------------------------------
Excess capital........  $225,183    $286,510     $195,415
                        =================================


(1) TREASURY STOCK IS CARRIED AS A REDUCTION IN STOCKHOLDERS' EQUITY.


                                                     1994 Annual Report/10-K  17

  In an attempt to address interest rate risk inherent in the balance sheets of insured institutions, the OTS issued a regulation which defines an interest rate risk component to the risk-based capital requirement for those institutions with excessive interest rate risk. Under the new regulation, an institution is considered to have excessive interest rate risk if, based upon a 200 basis point change in market interest rates, the market value of an institution's capital changes by more than 2%. If a change greater than 2% occurs, one-half of the percent change in the market value of capital in excess of 2% is added to the institution's risk-based capital requirement. The new regulation became effective on Jan. 1, 1994. At Dec. 31, 1994, the Bank did not have excessive interest rate risk and was not subject to an additional capital requirement. As of Sept. 30, 1994 (the most recent data available from the OTS' interest rate risk model), the Bank's interest rate risk capital component cushion was $23.7 million, compared to $68.0 million at Dec. 31, 1993. See "Interest Rate Risk" for further details.

  Under the Federal Deposit Insurance Corporation Improvement Act, the OTS published regulations to ensure that its risk-based capital standards take adequate account of concentration of credit risk, risk from nontraditional activities, and actual performance and expected risk of loss on multifamily mortgages. These rules allow regulators to impose, on a case by case basis, an additional capital requirement above the current requirements where an institution has significant concentration of credit risk or risks from nontraditional activities.

  The OTS has issued notice of a proposed regulation that would require all but the most highly rated savings institutions to maintain a ratio of core capital to total assets of between 4% and 5%. If the Bank were required to meet a 4% core capital ratio as of Dec. 31, 1994, its excess core capital would have been $184.3 million, versus $225.2 million under current requirements.

  At Dec. 31, 1994, the Bank was considered "well capitalized" under the OTS' prompt corrective action regulations based upon ratios of Tier 1 leverage capital, Tier 1 risk-based capital and total risk-based capital of 8.51%, 15.33% and 16.65%, respectively.

  See "Note Q - Stockholders' Equity" for further discussion and a reconciliation of the Company's stockholders' equity to the regulatory capital of the Bank. See "Annual Report on Form 10-K - Regulation" and "Credit Risk Management" for further discussion of regulatory capital requirements.

CASH FLOW ACTIVITY

Sources of Funds: During 1994, the Company's major sources of funds included $432.2 million of mortgage loan repayments, $362.4 million of CD sales, and $429.4 million of new borrowings.

  Although loan repayments were the Company's most significant source of cash inflows in 1994, loan repayments were at the lowest level since 1991. Higher mortgage interest rates starting in the fourth quarter of 1993 curtailed mortgage refinancing activity, which had reached historically high levels in 1993. Management expects interest rates to increase further in 1995 and loan prepayments to be even lower than 1994 levels.

  CD sales provided a substantial level of new funds during 1994 and exceeded 1993 CD sales by 30%. Many depositors avoided investing in CDs during 1993 when market interest rates were low, but returned to this investment product when rates began to increase in 1994. During the year, Management focused on selling CDs maturing at seven to nine months. Management believed these were the longest maturities that would be attractive to depositors in light of the volatility of short-term market interest rates.

  During 1994, Management acquired $210 million of MBS with long-term advances from the FHLB. In addition, $220.6 million of short-term borrowings were used primarily to fund loan growth. Management will continue to rely on short-term borrowings to fund operations until deposit growth or net loan repayments generate sufficient liquidity. See "Uses of Funds" for further detail of matched transactions and 1994 loan originations. In recent years prior to 1994, new borrowings were nominal because asset growth was funded with deposit inflows. Also, except for 1994, the Bank had not

18  St.Paul Bancorp, Inc.

LOAN ORIGINATIONS AND PURCHASES
Dollars in thousands

The following table sets forth loan originations and purchases for the years ended Dec. 31, 1990 through 1994.

                       1994     %       1993      %       1992      %       1991      %       1990      %
                     -------------------------------------------------------------------------------------
1-4 family units:
 Originations......  $652,808   86%   $535,574    61%   $520,572    85%   $283,492    58%   $175,047    38%
 Purchases.........     3,253    *      13,860     2       7,194     1     151,625    31     189,835    41
Acquired from
 Elm Financial.....        --   --     229,083    26          --    --          --    --          --    --
Multifamily units..    72,886   10      69,962(A)  8      48,847(A)  8      29,623(A)  6      64,248(A) 15
Commercial.........     5,110    1       1,300(A)  *       5,651(A)  1          --    --       2,650(A)  1
Land loans.........       514    *          --    --       1,590     *          --    --       2,400     *
Consumer...........    26,408    3      25,016     3      32,322     5      24,495     5      25,142     5
                     -------------------------------------------------------------------------------------
  Total............  $760,979  100%   $874,795   100%   $616,176   100%   $489,235   100%   $459,322   100%
                     =====================================================================================

*LESS THAN 1%

(A) IN YEARS 1990 THROUGH 1993, MULTIFAMILY AND COMMERCIAL REAL ESTATE ORIGINATIONS AND PURCHASES WERE PRIMARILY TO FACILITATE THE SALE OF REO OR REACQUIRE LOANS SOLD WITH RECOURSE.



entered into new matched funding transactions in recent years. In 1992 and 1993, the only significant new borrowing was the issuance of $34.5 million of subordinated debt by the Company. Part of the proceeds was used by the Company to acquire St.Paul Financial Development from the Bank, and for general corporate purposes, such as financing the operations of St. Paul Financial Development and providing liquidity to finance future acquisitions of other financial services companies.

  See "Note O - Borrowings" for detail of the Company's borrowing facilities as of Dec. 31, 1994.

Uses of Funds: During 1994, the Company used $700.8 million of funds to originate loans for its loans receivable portfolio, $604.9 million to acquire MBS and $362.4 million to repay maturing CDs.

  In 1994, loan originations reached one of the highest levels in the Bank's history. Management focused on originating single family loans with adjustable rate characteristics through its 52 branches and its network of correspondent loan originators. A combination of competitive pricing and rising mortgage interest rates in 1994 increased the popularity of St.Paul's mortgages among borrowers. The Bank's preferred product was the "5/1" product, which has a fixed interest rate for the first five years and reprices annually beginning in year six. This mortgage comprised $320.7 million of the Bank's $744.2 million of total originations during the year. See "Results of Operations
-- Comparison of Years Ended Dec. 31, 1994 and 1993" for further detail.

  While loans receivable balances were substantially higher at year-end 1994 versus 1993, average loans receivable balances declined slightly. A significant amount of 1994's new loans were originated in the latter half of 1994; the full impact of those second half originations will not benefit average balances until 1995.

  Management expects annual originations to return to more historic levels of about $450 million in 1995 and does not plan to use correspondents to generate significant loan volume. Most single family adjustable rate loans are expected to be tied to the Treasury bill with only a modest amount of the 5/1 product originated for portfolio. Included in 1995 loan origination goals are about $100 million of multifamily lending in the Chicago metropolitan area and $25 million of residential construction loans.

  During 1994, the Company acquired $604.9 million of MBS. A total of $210.0 million of MBS was acquired with the proceeds from matched maturity FHLB advances. The matched funding transactions generated

                                                     1994 Annual Report/10-K  19

$1.3 million of net income in 1994. Generally, the Bank enters into matched funding transactions when a 1% spread or better can be obtained. The remaining MBS were acquired with liquidity. The Bank's strategy was to enhance investment earnings with these purchases since MBS, at that time, offered higher yields than federal funds and short-term government securities. See "Sources of Funds" and "Results of Operations - Comparison of Years Ended Dec. 31, 1994 and 1993" for further detail. Management expects 1995 MBS acquisitions to approximate MBS repayments unless additional matched funding transactions can be executed.

  Proceeds from maturing CDs in 1994 increased $105.5 million or 35% over 1993's proceeds. During 1994, the Bank allowed some of its higher rate CD products to run off, while emphasizing the sale of seven-to nine-month CDs and other deposit products.

Holding Company Liquidity: At Dec. 31, 1994, St.Paul Bancorp had $21.1 million of cash and cash equivalents and $979,000 of marketable-debt securities. A portion of the marketable-debt securities is used to collateralize borrowings of the Employee Stock Ownership Plan.

  During 1994, St.Paul Bancorp's sources of liquidity included $30.1 million of dividends from the Bank and $1.0 million of dividends from Annuity Network, Inc. Uses of liquidity during 1994 included purchases of $18.4 million of Company stock (reported as a reduction to stockholders' equity), payment of $5.8 million of dividends to stockholders and $2.8 million of interest payments on the subordinated debt. During January 1995, St.Paul Bancorp acquired an additional $2.4 million of treasury stock, which brought the total stock acquired under the Company's announced stock repurchase programs to about 5% of issued shares.

  Dividend payments from the Bank to the holding company are regulated by the OTS. Management plans to pay dividends to the Company from the Bank equal to 50% of the Bank's net income in 1995. See "Note Q -- Stockholders' Equity" for dividend restrictions. See "Regulatory Capital Requirements" and "Annual Report on Form 10-K -- Regulation" for discussion of regulatory capital requirements.

Regulatory Liquidity: Savings institutions are required to maintain average daily balances of liquid assets equal to a specified percentage of the institution's average net withdrawable deposits plus short-term borrowings. Liquid assets include cash, certain time deposits, federal funds sold, and certain securities. This liquidity requirement may be changed from time to time by the Director of the OTS to any amount within the range of 4% to 10% depending upon economic conditions and the deposit flows of savings institutions. During 1994, the Bank held average regulatory liquidity of $288.7 million with liquidity balances that ranged between $176.2 million and $491.3 million. At Dec. 31, 1994, the Bank's regulatory liquidity of 7.2%, or $242.6 million, exceeded the current regulatory liquidity requirement of 5% by $73.0 million. Lower lending goals were established for 1995 to maintain liquidity next year. See "Note O - Borrowings" for description of the Bank's available borrowing facilities.



20  St.Paul Bancorp, Inc.

Average Balances, Interest and Average Yields

AT OR FOR THE YEARS ENDING DEC. 31 -- DOLLARS IN THOUSANDS


                         AT DEC. 31, 1994             1994                          1993                          1992
                         ----------------  --------------------------  ------------------------------  ---------------------------
                                 Weighted                    Effective                      Effective                    Effective
                                   Yield/      Average          Yield/      Average            Yield/      Average          Yield/
                            Balance  Rate  Balance (a)  Interest  Rate  Balance (a)  Interest    Rate  Balance (a)  Interest  Rate
Investments:
 Marketable-debt
 securities (B)......... $   99,643  5.04%  $  127,778  $  6,032  4.72%  $  147,546   $  6,222   4.22%  $   73,025  $  3,106  4.25%
 Trading account........         --    --           27         1  3.70        5,122        117   2.28        2,695        78  2.89
 Federal funds..........     18,100  5.00       27,151       986  3.63       49,360      1,491   3.02       30,685     1,058  3.45
 Other investments (C)..     67,132  6.02      102,422     4,455  4.35      259,214      8,630   3.33      284,927    11,003  3.86
                         ----------------   --------------------------   ----------------------------   --------------------------
Total investments.......    184,875  5.39      257,378    11,474  4.46      461,242     16,460   3.57      391,332    15,245  3.90
Mortgage-backed
 securities (B).........  1,126,617  6.02    1,060,833    59,276  5.59      664,812     42,269   6.36      657,331    50,453  7.68
Loans receivable (D)....  2,620,732  7.51    2,435,856   182,512  7.49    2,455,559    198,208   8.07    2,400,233   212,989  8.87
                         ----------------   --------------------------   ----------------------------   --------------------------
Total interest earning
 assets................. $3,932,224  6.98%  $3,754,067  $253,262  6.75%  $3,581,613   $256,937   7.17%  $3,448,896   $278,687 8.08%
                         ================   ==========================   ===========================    ==========================

Deposits:
 Interest bearing
 checking............... $  249,505  1.80%  $  241,943  $  4,481  1.85%  $  214,201   $  4,833   2.26%  $  162,281   $ 4,585  2.83%
 Noninterest
 bearing checking.......    110,351    --      101,700        --    --       90,161         --     --       72,328        --    --
 Other noninterest
 bearing accounts.......     36,457    --       37,066        --    --       43,923         --     --       43,000        --    --
 Money market
 accounts...............    245,155  3.13      281,004     7,809  2.78      296,818      8,634   2.91      257,520    10,104  3.92
 Savings accounts.......    769,925  2.43      809,480    20,246  2.50      770,183     21,601   2.80      600,534    22,828  3.80
 Certificates of
 deposit................  1,821,510  5.14    1,736,898    82,426  4.75    1,804,386     87,205   4.83    1,852,196   107,716  5.82
                         ----------------   --------------------------   ----------------------------   --------------------------
Total deposits..........  3,232,903  3.85    3,208,091   114,962  3.58    3,219,672    122,273   3.80    2,987,859   145,233  4.86
Borrowings:
 Short-term
 borrowings (E).........    221,180  6.24       92,273     4,829  5.23       71,264      4,805   6.74      148,117    11,336  7.65
 Long-term
 borrowings (E).........    271,747  7.04      217,332    15,278  7.03       74,894      5,904   7.88      121,381     9,275  7.64
                         ----------------   --------------------------   ----------------------------   --------------------------
Total borrowings........    492,927  6.68      309,605    20,107  6.49      146,158     10,709   7.33      269,498    20,611  7.65
                         ----------------   --------------------------   ----------------------------   --------------------------
Total interest bearing
 liabilities............ $  725,830  4.22%  $3,517,696  $135,069  3.84%  $3,365,830   $132,982   3.95%  $3,257,357  $165,844  5.09%
                         ================   ==========================   ============================   ==========================
Excess of
 interest earning
 assets over
 interest bearing
 liabilities............  $  206,394        $  236,371                   $  215,783                     $  191,539
                         ================   ==========================   ===========================    =========================
Ratio of interest
 earning assets over
 interest bearing
 liabilities............        1.06x             1.07x                        1.06x                          1.06x
                         ================   ==========================   ===========================    =========================
Net interest income.....                                $118,193                      $123,955                      $112,843
                         ================   ==========================   ===========================    =========================
Interest rate spread....             2.76%
                         ================   ==========================   ===========================    =========================
"Average" interest
 rate spread............                                          2.91%                         3.22%                        2.99%
                         ================   ==========================   ===========================    =========================
Net yield on average
 earning assets.........                                          3.15%                         3.46%                        3.27%
                         ================   ==========================   ===========================    =========================

(A) ALL AVERAGE BALANCES BASED ON DAILY BALANCES. (B) AVERAGE BALANCES EXCLUDE THE EFFECT OF UNREALIZED GAINS OR LOSSES. (C) INCLUDES INVESTMENT IN FEDERAL HOME LOAN BANK STOCK, DEPOSITS AT FEDERAL HOME LOAN BANK, AND OTHER SHORT-TERM INVESTMENTS. (D) INCLUDES LOANS HELD FOR SALE AND LOANS PLACED ON NONACCRUAL.
(E) INCLUDES FHLB ADVANCES, FLOATING RATE NOTES, OTHER BORROWINGS, AND SUBORDINATED CAPITAL NOTES. THE ESOP LOAN IS EXCLUDED IN PERIODS PRIOR TO 1994.


                                                     1994 Annual Report/10-K  21

Rate/Volume Analysis
YEARS ENDED DEC. 31 -- DOLLARS IN THOUSANDS


                                                              1994 VS 1993                                 1993 vs 1992
                                                INCREASE (DECREASE) DUE TO                   increase (decrease) due to
                                                                     Total                                        Total
                                      Volume           Rate         Change         Volume          Rate          Change
CHANGE IN INTEREST INCOME:
Loans receivable...................  $(1,579)      $(14,117)      $(15,696)       $ 4,819      $(19,600)       $(14,781)
Mortgage-backed securities.........   22,644         (5,637)        17,007            568        (8,752)         (8,184)
Marketable-debt securities.........     (886)           696           (190)         3,143           (27)          3,116
Trading accounts...................     (161)            45           (116)            58           (19)             39
Federal funds......................     (765)           260           (505)           578          (145)            433
Other short-term investments.......   (6,282)         2,107         (4,175)          (939)       (1,434)         (2,373)
                                                                  --------                                     --------
   Total interest income...........                                 (3,675)                                     (21,750)
CHANGE IN INTEREST EXPENSE:
Deposits...........................     (439)        (6,872)        (7,311)        10,623       (33,583)        (22,960)
Short-term borrowings..............    1,236         (1,212)            24         (5,313)       (1,218)         (6,531)
Long-term borrowings...............   10,078           (704)         9,374         (3,656)          285          (3,371)
                                                                  --------                                     --------
   Total interest expense..........                                  2,087                                      (32,862)
                                                                  --------                                     --------
NET CHANGE IN NET INTEREST INCOME
BEFORE PROVISION FOR LOAN LOSSES...                               $ (5,762)                                    $ 11,112
                                                                  ========                                     ========

THIS ANALYSIS ALLOCATES THE CHANGE IN INTEREST INCOME AND EXPENSE RELATED TO VOLUME BASED UPON THE CHANGE IN THE AVERAGE BALANCE AND PRIOR PERIOD'S APPLICABLE YIELD OR RATE PAID. THE CHANGE IN INTEREST INCOME AND EXPENSE RELATED TO RATE IS BASED UPON THE CHANGE IN YIELD OR RATE PAID AND THE PRIOR PERIOD'S AVERAGE BALANCES. CHANGES DUE TO BOTH RATE AND VOLUME HAVE BEEN ALLOCATED TO VOLUME AND RATE CHANGES IN PROPORTION TO THE RELATIONSHIP OF THE ABSOLUTE DOLLAR AMOUNTS OF THE CHANGE IN EACH. THE ABOVE ALLOCATION PROCEDURES HAVE BEEN APPLIED CONSISTENTLY IN 1994 AND 1993. THE EFFECT OF NONPERFORMING ASSETS HAS BEEN INCLUDED IN THE RATE VARIANCE. AVERAGE BALANCES EXCLUDE THE EFFECT OF UNREALIZED GAINS OR LOSSES.


RESULTS OF OPERATIONS - COMPARISON OF YEARS ENDED DEC. 31, 1994 AND 1993.

General: Net income during 1994 totaled $34.5 million, or $1.70 per share, compared to $41.4 million, or $2.03 per share, during 1993. Earnings per share in 1994 would have been $0.02 lower if not for the acquisition of 1,003,925 shares of the Company's common stock in 1994. See "Consolidated Statements of Stockholders' Equity" for further detail. The lower level of income in 1994 compared to 1993 was associated with a $5.8 million reduction in net interest income, a $4.4 million increase in G&A (general and administrative) expense, and a $2.7 million decline in other income. These reductions were partly offset by a $5.6 million decline in the provision for loan losses and a $371,000 improvement in net operating expenses of foreclosed real estate. The provision for income taxes remained relatively unchanged between the two periods; a decline in pre-tax earnings was mostly offset by a higher effective income tax rate.

Net Interest Income: The net interest margin (NIM) for 1994 was 3.15%, or 31 basis points lower than the NIM of 3.46% during 1993. During 1994, earning asset levels expanded while the net spread between interest earning assets and interest bearing liabilities contracted. See "Cash Flow Activity" for a discussion of asset and liability growth. Early in 1994 while rates were still relatively low, the NIM was compressed as loans originated and securities acquired were put on the books at lower average rates and higher yielding assets were repaid. The Bank also acquired MBS with matched borrowings. While interest rates continued to climb during the year, the Bank used short term borrowings to finance its loan

22  St.Paul Bancorp, Inc.

production. The effect of these transactions compressed the Bank's margin further. On the deposit side, the Bank successfully retained balances and kept interest costs low during the year at a level only two basis points higher than the 3.56% weighted average rate at year-end 1993.

  During the year, the average yield on loans receivable declined 58 basis points, which reduced the NIM by approximately 40 basis points. The origination of loans at rates lower than the weighted average rate of the portfolio at the beginning of the year, repayment of older, higher yielding mortgage loans and downward repricing of older adjustable rate loans tied to lagging indices lowered the loan yield in 1994. See "Consolidated Statements of Financial Condition" for further discussion.

  Average MBS balances increased by $396.0 million in 1994. During the year, the Bank acquired $632.0 million of MBS with excess liquidity (2) and $210.0 million of borrowings (3). These purchases contributed substantially to interest income in 1994. Meanwhile, the yield earned on MBS declined 77 basis points between the two periods, which reduced the NIM by 15 basis points. Purchases of securities at rates lower than the weighted average rate of the portfolio at the beginning of the year and repayment of higher yielding securities lowered the MBS yield in 1994. However, the overall decline in MBS yield in 1994 began to reverse toward the end of the year through favorable repricing. Unlike loans receivable, MBS repriced upward in 1994 because most of the MBS are tied to the six-month LIBOR and the one-year constant maturity Treasury bill. These indices track short-term market interest rates better than lagging indices.

  Higher interest expense in 1994 was the net result of higher borrowing costs partly offset by lower deposit interest expense. The use of short-term borrowings to fund asset growth generated $14.5 million of additional borrowing interest expense in 1994. New borrowings increased the weighted average borrowing cost by 84 basis points during the year and lowered the NIM by three basis points. In contrast, deposit interest costs declined $7.3 million during the year. Most of the reduction in deposit interest expense was associated with a 22 basis point decline in the weighted average interest rate paid on deposits during the year, which benefited the NIM by 19 basis points. Lower average rates paid on deposits in 1994 largely related to the maturity of higher cost CDs in 1993 and 1994 and reductions in the rate paid on savings accounts in 1993.

  The Bank's ability to sustain current net interest income levels during future periods is largely dependent on maintaining the interest rate spread. The interest rate spread was 2.76% at Dec. 31, 1994, or 54 basis points lower than the interest rate spread of 3.30% at Dec. 31, 1993. The specific reasons that caused the decline in the NIM from 1993 to 1994 are significantly different than reasons that caused the contractions in the spread. The spread represents the difference in period end rates, whereas the NIM represents an income statement view.

  In contrast to the NIM, the Bank's interest rate spread--the difference between weighted average rates on interest-bearing assets and liabilities--was compressed

(2) THE BENEFIT TO MBS INTEREST INCOME ASSOCIATED WITH THE REINVESTMENT OF CASH AND CASH EQUIVALENTS INTO MBS WAS PARTLY OFFSET BY LOWER INVESTMENT
INTEREST INCOME.

(3) TO MITIGATE THE INTEREST RATE RISK ON APPROXIMATELY $170 MILLION OF FIXED RATE MBS, THE BANK BORROWED APPROXIMATELY $35 MILLION OF FIXED RATE FHLB ADVANCES WITH PUT OPTIONS AND $135 MILLION OF FLOATING RATE BORROWINGS HEDGED BY A $130 MILLION NOTIONAL AMOUNT INTEREST RATE EXCHANGE AGREEMENT WITH A PRIMARY DEALER. UNDER THIS AGREEMENT, THE BANK RECEIVES A VARIABLE INTEREST RATE, BASED UPON A REFERENCED INDEX, AND PAYS A FIXED AMOUNT TO THE COUNTERPARTY. SEE "NOTE T - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET CREDIT RISK" FOR FURTHER DETAIL. THE BANK ATTEMPTED TO REDUCE ITS CREDIT RISK BY OBTAINING AN UNCONDITIONAL GUARANTEE FROM THE PARENT COMPANY OF THE COUNTERPARTY, WHICH IS AN A1/A+ RATED SECURITIES DEALER. THE TRANSACTION WAS STRUCTURED SO AS TO PROVIDE THE BANK WITH AN AMORTIZING LIABILITY (COMPRISED OF SPECIFIC BORROWINGS AND THE RELATED INTEREST RATE EXCHANGE AGREEMENT) TO MATCH THE DURATION OF THE MBS, AT A PROFITABLE SPREAD FOR FIVE YEARS. IF INTEREST RATES RISE SIGNIFICANTLY, THE BANK MAY EXPERIENCE SOME CONTRACTION IN THE EXPECTED SPREAD ON THE TRANSACTION AS DISCOUNT ACCRETION WOULD SLOW. ANY RESULTANT IMBALANCE IN FUNDING WOULD BE PROVIDED BY LIQUIDITY. IF INTEREST RATES FALL SIGNIFICANTLY, THE BANK SHOULD EXPERIENCE BETTER THAN EXPECTED NET INTEREST INCOME ON THE TRANSACTION. THE BANK CAN ADJUST THE TRANSACTION BY ACQUIRING ADDITIONAL ASSETS OR EXERCISING ITS OPTIONS TO REPAY A PORTION OF THE DEBT WITHOUT PENALTY. IN ADDITION, THE BANK ACQUIRED APPROXIMATELY $40 MILLION OF ADJUSTABLE RATE MBS WITH VARIABLE RATE FHLB ADVANCES. CAPS ON THOSE ADJUSTABLE RATE MBS IMPACT THE SPREAD EARNED BY THE BANK ON THIS TRANSACTION.

  DURING 1994, THE MATCHED FUNDING TRANSACTIONS DESCRIBED IN THIS FOOTNOTE GENERATED $1.5 MILLION OF NET INTEREST INCOME AND CONTRACTED THE DEC. 31, 1994 INTEREST RATE SPREAD AND NIM EARNED DURING 1994 BY APPROXIMATELY 13 BASIS POINTS. SEE "CASH FLOW ACTIVITY" FOR FURTHER DETAIL.


                                                      1994 Annual Report/10-K 23
because the Bank began to raise deposit rates more substantially at the end of 1994 in response to the sharp rise in short-term market interest rates. Conversely, on the asset side, the average yields on the Bank's loans receivable and securities also began to benefit from higher market rates, as new assets began to be replaced at marginally higher yields and the Bank's MBS began to reprice in the fourth quarter. Repricing on loans receivable turned neutral in the second half of 1994.

  Most of the contraction in the interest rate spread resulted from a 29 basis point increase in deposit interest costs and a 37 basis point decline in the weighted average rate earned on loans receivable. The benefit provided by reinvesting liquidity into higher yielding MBS was largely offset by the use of borrowings to fund asset growth.

  External forces, such as the performance of the economy, the actions of the Board of Governors of the Federal Reserve System, and market interest rates can significantly influence the size of the interest rate spread and are beyond the control of Management. In response to these forces, Management evaluates market conditions and deploys strategies that it believes will produce a sustainable and profitable interest rate spread. See "Interest Rate Risk" for further discussion.

  Management believes that several product related factors may continue to pressure the Company's interest rate spread in 1995. First, periodic and lifetime interest rate caps on loans and MBS held in the Bank's portfolio may limit repricing on loans and MBS. At Dec. 31, 1994, approximately $950 million of loans receivable and $650 million of MBS contained interest rate cap provisions. If interest rates remain at their current levels, approximately $550 million of loans and $350 million of MBS are projected to hit their caps in 1995. Even more of these assets will become subject to their interest rate caps in 1995 if interest rates continue to rise. Interest rate caps limit the upward amount adjustable rate loans can reprice. This does not mean that they will not reprice, but that the amount of the adjustment permitted using the actual index will be limited. Most of the periodic interest rate caps in the Bank's portfolios are 2%.

  Second, the Bank has $556.7 million of "adjustable" rate loans that have initial fixed interest rate periods ranging from three to five years. None of these loans are scheduled to reprice in 1995.

  Third, in addition to adjustable rate loans performing at initial fixed interest rates, approximately $655 million of adjustable rate single family and multifamily loans were at their interest rate floor at Dec. 31, 1994. If rates continue to rise, the Bank's interest expense could rise without a corresponding adjustment in interest income from these loans until the floors are surpassed. These loans will not reprice until their fully indexed weighted average rate, which was 6.65% at Dec. 31, 1994, exceeds their weighted average floor of 7.94%. During 1994, floors provided $12.2 million of interest income and 55 basis points to the overall loan yield during the period. In comparison, floors provided $15.0 million of interest income and 61 basis points to the overall yield during 1993.

  Fourth, $865.2 million of the Company's assets, including $644.1 million of loans performing at their floor, are tied to indices whose movements lag behind movements in market interest rates.

  On the liability side, if market interest rates continue to increase in 1995, Management may seek to curtail net deposit outflows by increasing the rate paid on savings accounts or promoting certain CD products. (4) This rate was significantly reduced in 1993 due to declining market rates. Similarly, $220.3 million of short-term borrowings used to fund general operations of the Bank may become more expensive if interest rates rise prior to the funds being repaid.

Provision for Loan Losses: The Company recorded a $5.2 million provision for loan losses during 1994, about one-half of the provision recorded during 1993. Lower levels of nonperforming assets, classified assets, and multifamily loan balances secured by real estate in California contributed to the reduction in provisions.


(4) HOWEVER, $396.3 MILLION OF CHECKING ACCOUNT BALANCES, WHICH ARE MOSTLY NONINTEREST BEARING, HELP MITIGATE THE OVERALL EFFECT OF HIGHER MARKET INTEREST RATES ON THE BANK'S DEPOSIT INTEREST COSTS.

24 St.Paul Bancorp, Inc.

  Effective Jan. 1, 1994, the Company adopted SFAS No. 114, Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosure. The adoption of SFAS No. 114 had no impact on the Company's provision for loan losses during 1994 because the Company previously valued loans considered to be impaired under SFAS No. 114 at the fair value of the loans' collateral.

  See "Credit Risk Management" and "Note A - Summary of Significant Accounting Policies" for further discussion.

Other Income: Other income totaled $29.8 million during 1994, $2.7 million or 8.4% lower than other income recorded in 1993. Lower discount brokerage commissions and gains on asset sales were partly offset by higher other fee income. Discount brokerage revenues declined as a result of lower consumer demand and resulting trading volumes. Gains on asset sales were reduced due to both lower gains recorded on the sale of adjustable rate loans that converted to fixed interest rates and lower fixed rate loan originations for resale in the secondary market. Other fee income increased $2.3 million due to an expansion in the number of checking accounts and ATM transactions.

  In 1995, Management plans to increase other income substantially by introducing new checking account fees and increasing ATM and other fees currently charged by the Bank. The Bank will continue to originate for sale FHA, VA and conventional mortgage loans in 1995, and in some circumstances, the related servicing also will be sold. However, gains from loan sales are not expected to increase significantly next year. See "Note G - Loans Held for Sale" for further detail.

G&A Expense: G&A expense increased $4.4 million or 5.3% during 1994 compared to 1993. The increase was largely associated with a $4.0 million increase in compensation and benefits and a $1.8 million increase in occupancy, equipment, and other office expense. Compensation expense rose due to expansion of the branch network, including eight branches acquired from Elm Financial in February 1993 and two in-store branches opened during 1994, and extension of hours at many of the branch facilities. Also, the 13% growth in the Bank's checking accounts contributed to higher servicing costs, although it has helped reduce the Bank's overall interest costs on deposits. Higher G&A costs are also attributable to higher pension, payroll taxes, and medical costs. Pension costs increased in 1994 as a result of lower market interest rates which reduced the rate used to measure the Bank's pension liability at Dec. 31, 1993. Increased expenses were partly offset by lower adver- tising costs, deposit insurance premiums, and other costs.

  As a retail depository institution, the Company's G&A expenses may be higher than other institutions. Nonetheless, G&A costs were tightly controlled during 1994 and Management remains committed to ongoing expense control. 1995's expenses should also benefit from an increase in the interest rate used to measure the Bank's pension liability (associated with higher market interest rates) from 7.5% to 8.5%. See "Note S - Employee Benefit Plans" for further detail. Despite these measures, continued expansion of the branch network and its services, as well as general inflation, may push 1995 expenses above 1994 levels.

  The Company adopted SFAS No. 112, Employers' Accounting for Post-Employment Benefits, on a prospective basis beginning in the first quarter of 1994. This statement requires that the projected future cost of providing post-employment benefits (other than retirement), such as medical insurance, be recognized as an expense as employees render service, instead of when the benefits are paid. Since the Company offers few benefits accounted for under this statement, the adoption of SFAS No. 112 had a minimal impact on the results of operations in 1994.

  Additionally, the Company implemented the American Institute of Certified Public Accountants Statement of Position (SOP) No. 93-6, Employers' Accounting for Employee Stock Ownership Plans, beginning in the first quarter of 1994. SOP 93-6 requires the recognition of compensation expense for ESOP shares acquired after

                                                      1994 Annual Report/10-K 25

1992 and not committed to be released before the beginning of 1994, to be measured based on the fair value of those shares when committed to be released to employees, rather than based on their original cost. At Dec. 31, 1994, the ESOP had 196,350 shares acquired after Jan. 1, 1993 that are committed to be released beginning in 1996. Implementation of SOP 93-6 had no effect on the results of operations in 1994, although it increased earnings per share by $0.01 because unallocated ESOP shares are excluded from shares outstanding. The effect of SOP 93-6 on net income in 1996 and beyond is not determinable because it is based on future prices of St.Paul Bancorp stock.

Operations of Foreclosed Real Estate: The Bank generated a net loss from its foreclosed real estate operation of $2.1 million during 1994, compared to a $2.5 million loss during 1993. The lower net loss during 1994 was associated with a decrease in the provision for losses and higher gains on the sale of REO properties. During 1994, the Bank recognized a large loss on an apartment building scheduled to be sold in 1995. See "Credit Risk Management" and "Note I - Foreclosed Real Estate" for further discussion of REO.

Income Taxes: Income taxes totaled $19.0 million or 35.5% of pre-tax income during 1994, compared to $19.1 million or 31.5% of pre-tax income during 1993. Higher effective federal and state income tax rates produced the 1994 rate increase. See "Note P - Income Taxes" for a reconciliation of income tax expense at the statutory rate to the effective tax rate.

  In 1991, the Multi-State Tax Commission ("MTC") reactivated efforts to develop a uniform allocation and apportionment methodology for the financial services industry. In the fall of 1994, the MTC approved a methodology that, in part, would tax income earned by out-of-state financial institutions on loans secured by real estate in the taxing state. The MTC has recommended that states adopt the methodology for the 1996 tax year. Management believes it is likely that the majority of states will adopt the methodology and that some states, such as California, may implement the methodology for the 1995 tax year. Management estimates that the impact of adoption of the methodology (or similar methodologies) by California and other states could increase the Bank's effective tax rate in the range of 1% to 1.5%.

RESULTS OF OPERATIONS - COMPARISON
OF YEARS ENDED DEC. 31, 1993 AND 1992.

General: Net income during 1993 totaled $41.4 million or $2.03 per share, compared to $37.7 million or $2.00 per share recorded in 1992. The benefit provided by an $11.1 million improvement in net interest income and higher other income of $4.2 million was partly offset by an $11.5 million increase in G&A expenses and a $1.2 million increase in foreclosed real estate losses. A decline in the effective income tax rate from 35.0% in 1992 to 31.5% in 1993 also contributed to the higher level of net income in 1993.

Net Interest Income: The NIM increased from 3.27% in 1992 to 3.46% in 1993. This growth was not surprising, because the interest rate spreads reported in 1993 were among the highest spreads ever reported by the Company. The drop in market interest rates in 1993 allowed the Bank to lower the rate paid to depositors. Lower rates offered by the Bank on its deposit products as well as the "parking" of funds by consumers in low-cost regular savings accounts contributed to the lower rate. The reduction in the Bank's deposit rates in 1993 occurred ahead of the decline in asset yields. Lower asset yields in 1993 were attributable to loan refinancing activity and downward repricing of adjustable rate loans and MBS. Additionally, interest rate floors on single and multifamily loans in 1993 provided $15.0 million of net interest income (or 42 basis points of the NIM) that otherwise would not have been realized.


26  St.Paul Bancorp, Inc.

  Also benefitting net interest income in 1993 was the acquisition of Elm Financial on Feb. 23, 1993. In connection with the acquisition, the Bank added $228.8 million of loans receivable at a weighted average yield of 8.83% and $312.2 million of deposits at a weighted average cost of 3.60%.

  Excess liquidity generated by consumers who "parked" deposit funds in low-cost deposit products allowed the Bank to reduce its level of borrowings. The replacement of higher cost borrowed funds with low cost deposits also improved NIM and net interest income.

  The Company's interest rate spread was 3.30% at year-end 1993, 18 basis points lower than the 3.48% interest rate spread at Dec. 31, 1992. At year-end 1993, about $894.2 million of loans were at their weighted average floor of 8.07%. Had floors not been in effect on these loans, their weighted average interest rate would have been 6.35%, or 172 basis points lower.

Provision for Loan Losses: The Company recorded a provision for loan losses of $10.8 million during 1993, relatively unchanged from the provision recorded during 1992. See "Credit Risk Management" and "Note A - Summary of Significant Accounting Policies" for further discussion of loss provisions and the adequacy of the accumulated provision for loan losses.

Other Income: Other income totaled $32.5 million in 1993, up 14.7% or $4.2 million from $28.3 million in 1992. The most significant improvement occurred in other fee income (including checking and ATM fees), which increased $4.5 million or 44.2%. Increases in both the number of transactions and fees charged per transaction contributed to the improvement. Higher discount brokerage commissions and interest income received on a tax refund produced most of the remaining increase in other income. Brokerage commissions increased because of higher trading volumes and 1992's Investment Network expansion into all Bank branches. The low interest rate environment and stock market performance also encouraged retail investors to pursue alternative investments.

  Net gains on asset sales totaled $2.1 million during 1993, compared to $3.0 million during 1992. Approximately two-thirds of the decrease was caused by a reduction in the sale of adjustable rate loans (previously held by the Company for investment) that converted to a fixed interest rate. The remaining decline primarily was associated with lower originations of fixed rate loans that were sold in the secondary market.

G&A Expense: G&A expense increased $11.5 million or 16.2% during 1993. Most of the 1993 cost increase was associated with the acquisition of eight branch offices from Elm Financial, the opening of two additional branches, installation of 25 ATMs during 1993, additional costs for Omni(R) facilities opened during 1992, and an increase in the number of checking accounts serviced, from 110,000 at Dec. 31, 1992 to 146,000 at Dec. 31, 1993. Additional compensation and benefit costs were also incurred in 1993 as a result of expanded hours and services provided by other branches and support departments of the Bank.

Loss on Foreclosed Real Estate: The Company recorded a loss on foreclosed real estate of $2.5 million during 1993, compared to $1.3 million during 1992. Provisions for foreclosed real estate losses were relatively level between the two periods. Generally, the higher loss in 1993 resulted from lower gains on the sale of real estate. See "Credit Risk Management" and "Note I - Foreclosed Real Estate" for further details.

Income Taxes: Despite higher 1993 pre-tax earnings of $2.4 million and a 1% increase in the 1993 federal statutory rate, income taxes declined by $1.3 million. The recognition of $1.1 million of tax refunds and an increase in the statutory rates used to value deferred tax assets allowed the effective tax rate to decline from 35.0% in 1992 to 31.5% in 1993. See "Note P - Income Taxes" for further details on the Company's effective income tax rate.




                                                     1994 Annual Report/10-K  27

KEY CREDIT STATISTICS
AT OR FOR THE YEARS ENDED DEC. 31 -- DOLLARS IN THOUSANDS

KEY CREDIT RATIOS
                                                                                                  1994      1993      1992
                                                                                                 --------------------------
Net charge-offs to average loans receivable and foreclosed real estate.........................    0.41%     0.69%     0.41%
Net California charge-offs to average California loans receivable and foreclosed real estate...    1.27      2.01      0.32
Loan loss reserve to total loans...............................................................    1.62      1.98      2.10
Loan loss reserve to nonperforming loans.......................................................  424.72    156.99    165.81
Nonperforming assets to total assets...........................................................    0.66      1.34      1.38
General valuation allowance to nonperforming assets............................................  143.24     85.41     97.30
General valuation allowance to nonperforming assets, plus TDRs.................................  143.24     64.92     64.13
                                                                                                 ==========================

                                    1994               1993              1992               1991               1990
                              ----------------   ----------------   ---------------    ---------------   -----------------
LOAN PORTFOLIO
MORTGAGE LOANS
1-4 family units............  $1,530,132    59%  $1,190,273    51%  $1,080,374    47%  $1,145,898    47%  $1,093,571    45%
Multifamily units...........     993,122    38    1,057,571    46    1,141,002    50    1,223,759    50    1,257,101    52
Commercial..................      63,983     3       73,029     3       66,725     3       65,129     3       71,758     3
Land and
 land development...........         224     *       10,307     *        3,126     *        2,304     *        2,400     *
                              ----------------   ----------------   ----------------   ----------------   ----------------
Total mortgage loans........  $2,587,461   100%  $2,331,180 100.0%  $2,291,227 100.0%  $2,437,090 100.0%  $2,424,830 100.0%
                              ================   ================   ================   ================   ================
CONSUMER LOANS
Secured by deposits.........  $    1,928     8%  $    2,300    11%  $    2,374     9%  $    3,664    15%  $    4,203    16%
Education (guaranteed)......         584     3        2,166    11        2,194     8        2,620    11        2,802    11
Home improvement............         832     4        1,110     6        1,589     6        2,367    10        2,735    10
Auto........................      19,392    83       13,971    71        9,704    35        5,198    21        6,062    23
Credit card and personal....         380     2          166     1       11,791    43       10,765    43       10,365    40
                              ----------------   ----------------   ----------------   ----------------   ----------------
Total consumer loans........  $   23,116   100%  $   19,713 100.0%  $   27,652 100.0%  $   24,614 100.0%  $   26,167 100.0%
                              ================   ================   ================   ================   ================
Total loans held
 for investment.............  $2,610,577         $2,350,893         $2,318,879         $2,461,704         $2,450,997
                              ================   ================   ================   ================   ================
Weighted average rate.......              7.51%              7.88%              8.53%              9.52%             10.07%
                              ================   ================   ================   ================   ================

*LESS THAN 1%

                                                         1994                                               1993
                                      ---------------------------------------------------------------------------------------------
                                             Troubled Debt            Nonperforming           Troubled Debt           Nonperforming
                                             Restructuring                   Assets           Restructuring                  Assets
                                      ---------------------------------------------------------------------------------------------
GEOGRAPHIC CONCENTRATION               Amount      Percent      Amount      Percent      Amount     Percent      Amount     Percent
OF NONPERFORMING ASSETS
STATE
California.........................   $    --           --%    $ 6,748         24.9%    $    --          --%    $18,043        36.4%
Illinois...........................        --           --      13,498         49.8          --          --      21,343        43.1
Texas..............................        --           --          47          0.2          --          --         151         0.3
Washington.........................        --           --       6,623         24.4      15,646       100.0       5,974        12.0
Wisconsin..........................        --           --          --           --          --          --       3,409         6.9
Other..............................        --           --          74          0.3          --          --         116         0.2
Consumer loans.....................        --           --         101          0.4          --          --         555         1.1
                                      ---------------------------------------------------------------------------------------------
Total..............................   $    --           --%    $27,091        100.0%    $15,646       100.0%    $49,591       100.0%
                                      =============================================================================================

CREDIT RISK MANAGEMENT

At Dec. 31, 1994, the loans receivable portfolio was primarily comprised of residential mortgages, secured by both single family and multifamily dwellings. The loan portfolio also includes, but to a much lesser extent, commercial real estate loans, land loans and consumer loans. See "Loan Portfolio" table for further detail.

  Nonperforming loans declined 66% to $9.9 million at Dec. 31, 1994. Nonperforming multifamily and commercial loans declined $11.3 million, while nonperforming

28  St.Paul Bancorp, Inc.

single family loans declined by $5.6 million. Other delinquent multifamily and commercial loans declined by 69% and other delinquent single family loans declined 4% during 1994. See "Nonperforming Loans" and "Delinquent Loans Accounted for on an Accrual Basis" tables for further detail. Impaired loans also declined during 1994 to total $24.8 million or 0.60% of total assets at Dec. 31, 1994. See "Note E - Loans Receivable" for impaired loans detail. See "Note A - Summary of Significant Accounting Policies" for a description of the Company's policy for placing loans on nonaccrual.

  Charge-offs also declined during the current year. In 1994, $9.5 million in net charge-offs were recorded on loans, compared to $13.8 million during 1993 and $8.1 million during 1992. Of the $9.5 million of net charge-offs in 1994, $2.2 million represented specific reserves established prior to 1994. Most of these charge-offs related to the Bank's nationwide multifamily and commercial real estate loan portfolio. Net charge-offs to average loans receivable totaled 0.39% during the current year, compared to ratios for 1993 and 1992 of 0.56% and 0.34%, respectively. See "Accumulated Provision for Loan Losses Activity" table for further detail.

  Toward the end of 1994, the Bank's research and analysis, along with the Bank's portfolio trends, indicated the emergence of an overall improving California economy. In large measure, these trends resulted in the level of loss provisions determined by the Bank's loan loss reserve methodology to be below net charge-offs. See "Note A -- Summary of Significant Accounting Policies" for discussion of the Bank's loan loss reserve methodology.

  The persistence of the California economic slump into 1994 was primarily responsible for the net charge-offs recognized during the year. During the past three years, changing demographics, the defense industry restructuring, high unemployment and other weaknesses in the California economy have adversely influenced, to varying degrees, the valuations of real estate throughout California. Included in the 1994 charge-offs were $8.4 million of losses from California loans. In comparison, $12.0 million and $2.3 million of loan charge-offs on California loans were recorded in 1993 and 1992, respectively. Nonperforming loans secured by real estate located in California totaled $1.9 million during the current year, compared to $7.5 million in 1993. During 1994, Management aggressively dealt with the loans in the weakest markets. Although these efforts contributed to most of the Bank's charge-offs, they also helped to clean up the Bank's worst credits and strengthened the quality of the portfolio. See "Note V - Concentration of Credit Risk" for further detail.

  California contains many distinct real estate markets. Therefore, even though the overall trends for the state appear favorable, particularly in northern California, more localized problems can occur from time to time that affect economies and can reduce real estate values. Because the Bank experienced some slippage in portfolio quality in some parts of Orange County in 1994, and because of the well-publicized securities losses of that local governmental unit, Management plans to be particularly mindful and proactive in analyzing and administering the loans in that portfolio.

  During 1994, Management concentrated its lending efforts on single family mortgage loan originations. A significant number of 1994 originations were accomplished through correspondent loan originators, resulting in higher loan balances secured by real estate in Indiana, Ohio, Wisconsin, Minnesota and Michigan. At Dec. 31, 1994, the largest geographic concentration of collateral supporting single family loans was in Illinois. See "Note V - Concentration of Credit Risk" for further detail.

  Originations in 1994 also included loans secured by five to 120 unit apartment buildings in the Chicago metropolitan area. The Company originated $47 million of multifamily loans in 1994 under this new lending program, which compared favorably to Management's goal of $50 million. Generally, loans originated though this new apartment loan origination program represent first mortgages with a loan to value ratio less than 80% and a debt coverage ratio of more than 120%. Also, the typical loan is personally guaranteed by the borrower and does not exceed $2.0 million. Independent appraisals and environmental evaluations were obtained in accordance with federal regulations or as deemed warranted. Annual inspections of the real estate, analysis of the property and borrower operating statements, and evaluation of loan loss allowances are performed in accordance with established Bank policies. For 1995, Management has expanded the program to a 100-mile radius of Chicago and expects to originate as much as $100 million of new loans. Also, Management expects to originate a $25 million portfolio of residential construction loans in the Chicago area.


                                                     1994 Annual Report/10-K  29

  The Company no longer originates multifamily or commercial real estate loans secured by collateral located outside the Midwest, except to facilitate the sale of REO, or in connection with the repurchase of loans sold with recourse. Prior to 1991, the Bank originated multifamily and commercial real estate loans on a nationwide basis, which Management refers to as nationwide loans. The largest geographic concentrations of collateral supporting multifamily real estate loans were in California (54.0%), Washington State (10.3%), and Illinois (11.7%). Principal repayments reduced the level of nationwide loans from Dec. 31, 1993 to Dec. 31, 1994 by $140.7 million. Furthermore, nationwide loans secured by real estate located in California declined by $87.2 million during 1994. Nationwide loans sold with recourse also declined in 1994. See "Note V - Concentration of Credit Risk" and "Note T - Financial Instruments with Off-Balance Sheet Credit Risk" for further detail.

  Approximately 75% of the nationwide loans are scheduled to mature in years 1996 through 1998. When these loans mature, the mortgages will either be repaid or, depending upon the circumstances, be refinanced or foreclosed. Management is currently preparing its strategy for each loan expected to mature between 1996 and 1998. In evaluating whether to refinance an existing multifamily or commercial real estate loan, Management will consider, among other factors, the current and anticipated economic climate, portfolio risks, prevailing real estate market conditions, and the Bank's current underwriting standards. Management hopes to retain the most desirable loans in this portfolio through refinancing, including certain loans that had been sold with recourse. Under its plan to refinance quality loans, Management is prepared not only to refinance certain sold loans, but also to provide additional funds to improve the Bank's priority regarding certain subordinated mortgages.

  For loans of lesser quality that are scheduled to mature within the next few years, Management will demand repayment or in some cases, negotiate concessions from the borrowers with the intent of improving the credit quality of the loans if the consequences of foreclosure would be less desirable. Depending upon the strategy deployed, the amount of the Bank's charge-offs would be affected.

  Management may also from time to time consider selling or securitizing small parts of the multifamily portfolio, depending upon the terms and the value of the resulting transaction. However, Management generally believes that a larger bulk sale of loans would not provide an optimum repayment method at this time.

  Management believes that, based on economic conditions known today, loan loss reserves of the Bank are adequate to absorb the inherent losses in the portfolio as it relates to current plans to refinance or liquidate the multifamily real estate portfolio as it matures.

  The Bank owns a $9.2 million note in a $940 million loan syndication to partnerships controlled by Olympia and York (O&Y). The notes are secured by three New York City office buildings. The loan is currently being renegotiated with O&Y in the context of an overall bankruptcy. The loan is current and performing under its payment terms, although there are nonmonetary events of default as asserted by the Trustee for the Indenture that represents the noteholders. This loan is considered "impaired" under SFAS No. 114, and has been evaluated in connection with the Bank's loan loss reserve methodology. Management has provided a substantial "specific valuation allowance" as well as a general valuation allowance allocation to this credit. Depending on the progress of the restructuring negotiations and collateral evaluation, Management could begin to charge off some or all of these reserves in 1995. See "Note E - Loans Receivable" for further detail.

  As of Dec. 31, 1994, the Bank's ratio of classified assets to tangible capital and general valuation allowance was 56.1%, considerably lower than the ratio reported at Dec. 31, 1993 of 65.3%. The Bank has submitted a plan to the OTS to reduce the ratio of classified assets to tangible capital and general loan loss reserves to less than 50% by June 30, 1995.

Foreclosed Real Estate: Foreclosed real estate declined $2.6 million to total $16.5 million at year-end. During the year, title was taken on $19 million of real estate, while $22 million of real estate was sold or reduced through valuation allowances and charge-offs.

  At year-end 1994, the Company had a $10.8 million net investment in two apartment buildings (located in Washington State and California) and $1.8 million invested in an Illinois commercial real estate building. The remaining $4.6 million of foreclosed real estate was comprised of single family real estate properties primarily located in the Chicago metropolitan area. See "Note I - Foreclosed Real Estate" and "Results of Operations - Comparison of Years Ended Dec. 31, 1994 and 1993 - Operations of Foreclosed Real Estate" for further details.




30  St.Paul Bancorp, Inc.

ACCUMULATED PROVISION FOR LOAN LOSSES ACTIVITY
AT OR FOR THE YEARS ENDED DEC. 31 -- DOLLARS IN THOUSANDS

                                                 1994      1993      1992      1991      1990
                                               -----------------------------------------------
Balance at beginning of period...............  $46,574   $48,681   $46,164   $46,237   $14,919
Charge-offs:
Real estate loans:
 1-4 family..................................      444       187        52       282        34
 Multifamily.................................    8,592    13,863     6,393     9,885     5,877
 Commercial..................................      813        --     1,100       530        --
 Land and land development...................       85        --        --        --        --
Consumer.....................................      309       306       695       507        61
                                               -----------------------------------------------
Total charge-offs............................   10,243    14,356     8,240    11,204     5,972

Recoveries:
Real estate loans:
 1-4 family..................................       26         9        --         1        --
 Multifamily.................................      644       512       127        28     1,638
 Commercial..................................       --        --        --        --        --
 Land and land development...................       --        --        --        --        --
Consumer.....................................       45        49         5         2        --
                                               _______________________________________________
                                                   715       570       132        31     1,638
                                               -----------------------------------------------
 Net charge-offs.............................    9,528    13,786     8,108    11,173     4,334
Acquired from Elm Financial..................       --       929        --        --        --
Provisions for losses charged to operations..    5,150    10,750    10,625    11,100    35,652
                                               -----------------------------------------------
Balance at end of period.....................  $42,196   $46,574   $48,681   $46,164   $46,237
                                               ===============================================

Ratio of net charge-offs to average loans:
Real estate loans:
 1-4 family..................................     0.02%     0.01%       --%     0.01%       --%
 Multifamily.................................     0.33      0.54      0.26      0.40      0.18
 Commercial..................................     0.03        --      0.05      0.02        --
 Land and land development...................       --        --        --        --        --
Consumer.....................................     0.01      0.01      0.03      0.02        --
                                               -----------------------------------------------
                                                  0.39%     0.56%     0.34%     0.45%     0.18%
                                               ===============================================

ALLOCATION OF THE ACCUMULATED PROVISION FOR LOAN LOSSES
AT DEC. 31 -- DOLLARS IN THOUSANDS

                                      1994                1993                1992                1991                1990
                           --------------------------------------------------------------------------------------------------
                                     Percent             Percent             Percent             Percent             Percent
                                     of Total            of Total            of Total            of Total            of Total
                            Amount     Loans    Amount     Loans    Amount     Loans    Amount     Loans    Amount     Loans
Balance at end of period
 applicable to:
 Real estate loans:
 1-4 family...............  $ 2,644      58.2%  $ 2,354      50.9%  $ 2,501      46.8%  $ 4,108      47.0%  $ 2,709      44.5%
 Multifamily, land
  and commercial..........   38,840      40.5    43,628      48.0    45,018      51.8    40,575      51.8    42,316      54.2
 Consumer.................      712       1.3       592       1.1     1,162       1.4     1,481       1.2     1,212       1.3
                            -------------------------------------------------------------------------------------------------
                            $42,196     100.0%  $46,574     100.0%  $48,681     100.0%  $46,164     100.0%  $46,237     100.0%
                            =================================================================================================

                                                     1994 Annual Report/10-K 31

NONPERFORMING LOANS
AT  DEC. 31 -- DOLLARS IN THOUSANDS

                                                                                   1994     1993    1992     1991     1990
                                                                                  -----------------------------------------
Loans accounted for on a nonaccrual basis: (A)
 Real estate loans:
  1-4 family.............................................................         $1,952  $ 6,045  $ 5,343  $ 4,988  $ 2,617
  Multifamily............................................................          3,813   12,907   15,559   33,712   10,547
  Commercial.............................................................            437    2,598       --    1,582    2,282
 Consumer................................................................            101      480      270      371       --
 Other...................................................................             --    2,406       --       60      973
                                                                                  ------------------------------------------
  Subtotal...............................................................          6,303   24,436   21,172   40,713   16,419

Loans delinquent 90 days or more accounted for on an accrual basis: (B)
 1-4 family..............................................................          3,632    5,157    7,416    3,895    3,419
 Consumer................................................................             --       75      771      878      577
                                                                                  ------------------------------------------
  Subtotal...............................................................          3,632    5,232    8,187    4,773    3,996
                                                                                  ------------------------------------------
Nonperforming loans......................................................         $9,935  $29,668  $29,359  $45,486  $20,415
                                                                                  ==========================================
Troubled debt restructuring..............................................         $   --  $15,646  $25,043  $25,976  $22,046
                                                                                  ==========================================

(A) DURING 1994, THE BANK RECORDED $388,000 OF INTEREST INCOME ON LOANS ACCOUNTED FOR ON AN NONACCRUAL BASIS AT DEC. 31, 1994. HAD LOANS BEEN ACCOUNTED FOR ON AN ACCRUAL BASIS DURING ALL OF 1994, INTEREST INCOME WOULD HAVE BEEN $2.5 MILLION HIGHER.

(B) SEE "Note A - Summary of Significant Accounting Policies" FOR DISCUSSION OF
                  POLICY FOR PLACING LOANS ON NONACCRUAL.


DELINQUENT LOANS ACCOUNTED FOR ON AN ACCRUAL BASIS (A)
AT DEC. 31 -- DOLLARS IN THOUSANDS

                                      Percent of           Percent of          Percent of          Percent of           Percent of
                                            Real                 Real                Real                Real                 Real
                                          Estate               Estate              Estate              Estate               Estate
                                1994       Loans      1993      Loans      1992     Loans      1991     Loans    1990        Loans
                             ------------------------------------------------------------------------------------------------------
Real estate loans
 delinquent
 30 to 59 days.............  $42,297        1.64%  $51,732       2.20%  $39,469      1.72%  $67,004      2.72%  $33,983       1.40%
 60 to 89 days.............    8,336        0.32    12,279       0.52    10,237      0.45    10,745      0.44    10,158       0.42
                             ------------------------------------------------------------------------------------------------------
Total......................  $50,633        1.96%  $64,011       2.72%  $49,706      2.17%  $77,749      3.16%  $44,141       1.82%
                             ------------------------------------------------------------------------------------------------------
                                      Percent of           Percent of          Percent of          Percent of           Percent of
                                        Consumer             Consumer            Consumer            Consumer              Cosumer
                                1994       Loans      1993      Loans      1992     Loans      1991     Loans    1990        Loans
                             ------------------------------------------------------------------------------------------------------
Consumer loans delinquent
 30 to 59 days.............  $   545        1.65%  $   327       1.20%  $   585      1.74%  $   896      2.91%  $   926       2.91%
 60 to 89 days.............      155        0.47       103       0.38       141      0.42       211      0.69       340       1.07
                             ------------------------------------------------------------------------------------------------------
Total......................  $   700        2.12%  $   430       1.58%  $   726      2.16%  $ 1,107      3.60%  $ 1,266       3.98%
                             ------------------------------------------------------------------------------------------------------

(A) SEE "Note A - Summary of Significant Accounting Policies" FOR DISCUSSION OF
                  POLICY FOR PLACING LOANS ON NONACCRUAL.


INTEREST RATE RISK
Interest rate risk represents a measure of the sensitivity of the Bank's earnings and impact on stockholders' equity due to changes in market interest rates. Interest rate risk generally exists because the Bank chooses to accept this risk in connection with its profit motives and business objectives.


  Management captures and measures the Bank's exposure to interest rate risk using complex financial models. The OTS also measures the Bank's interest rate risk using its own financial model to determine whether an interest rate risk regulatory capital component is warranted. The results of both these models are reported to the Bank's Board of Directors and reviewed to determine

32  St.Paul Bancorp, Inc.

that the risks assumed were in conformity with the Bank's policies for interest rate risk. At the end of 1994, the Bank's interest rate risk exposure was substantially more than it was at Dec. 31, 1993. The Bank's interest rate position, as measured by the OTS at Sept. 30, 1994, did not require regulatory capital allocation at that time. (5) See "Regulatory Capital Requirements" for further detail.

  Traditionally, financial institutions have used "GAP" analysis as a measure of their interest rate sensitivity. GAP is the ratio of interest-rate sensitive assets to interest-rate sensitive liabilities over specified time horizons, expressed as a percent of total assets. A positive GAP indicates that cumulative interest-rate sensitive assets exceed cumulative interest-rate sensitive liabilities at the dates indicated, and suggests that net interest income would increase if market rates increased. The GAP also assumes that volumes and spreads are constants. The historical trend of the GAP at one, three and five years is presented below. (6)


               1994    1993    1992    1991   1990
               -----------------------------------
One year.....  4.40%  16.79%  16.84%  12.47%  6.51%
Three years..  3.93   10.94    4.06    2.02   8.50
Five years...  3.17   10.63    5.68    1.83   7.03
               ===================================

  Management considers a range of plus or minus 15% to be a desirable one-year GAP position. The Bank's one-year GAP declined from a positive 16.79% at Dec. 31, 1993 to a positive 4.40% at Dec. 31, 1994. The reduction in the positive GAP position this year is reflective of the impact of additional interest rate risk in the Bank primarily related to 1994's transactions. Under traditional GAP theory, the Bank's positive GAP had put the Bank in a position to profit from higher interest rates. However, as discussed in the "Results of Operations - Comparison of Years Ended Dec. 31, 1994 and 1993 - Net Interest Income," the Bank's NIM, net interest spread, and net interest income were reduced in 1994 compared to 1993, despite a positive GAP and rising interest rates during 1994. The reasons for those reductions have been explained throughout "Management's Discussion and Analysis." Although GAP analysis provides some narrow insights into the repricing of the Bank's balance sheet, for various reasons, the GAP analysis in recent years has not provided the Bank with a reliable measure of its interest rate risk exposure because of its imprecision and inherent limitations. Internally, Management relies on its models and financial simulations to evaluate the Bank's interest rate risk. Management believes that GAP analysis is of limited value in assessing the extent of interest rate risk because it fails to account for interest rate floors and caps, (7) basis risk (i.e., the divergent characteristics of different types of financial instruments) when repricing occurs, and the interplay of the pricing of new transactions upon the net interest spread, especially during a volatile interest rate horizon, like 1994. GAP analysis also has other inherent problems. To adjust for the limitations in traditional GAP analysis, Management makes adjustments for floors and caps in its other analyses. Such other modeling and simulation techniques have corresponded with the trend in the Bank's net interest margin. See "Results of Operations - Comparison of Years Ended Dec. 31, 1994 and 1994 - Net Interest Income" for discussion of factors affecting the Bank's interest rate spread.


(5) A TWO-QUARTER TIME LAG EXISTS BETWEEN WHEN INTEREST RATE EXPOSURES AS OF A BALANCE SHEET DATE ARE REPORTED TO THE OTS AND WHEN ADDITIONAL CAPITAL
IS ASSESSED.

(6) PRIOR TO 1993, OTS ASSUMPTIONS FOR PREPAYMENT AND WITHDRAWAL RATES WERE USED. ASSUMPTIONS USED FOR 1993'S AND 1994'S GAP WERE BASED UPON MANAGEMENT ESTIMATES. DETAIL ASSUMPTIONS USED IN THE TABLE ARE PROVIDED IN THE NOTES TO THE INTEREST RATE SENSITIVITY GAP ANALYSIS TABLE.

(7) INTEREST RATE FLOORS IN EFFECT ON $655.4 MILLION OF ADJUSTABLE RATE LOANS AT DEC. 31, 1994 AND $894.2 MILLION AT DEC. 31, 1993 SHOULD BE CONSIDERED IN EVALUATING THE GAP RESULTS. FLOORS ESTABLISH A MINIMUM RATE FOR ARMS, EVEN THOUGH THE FULLY INDEXED RATE ON ARMS MAY BE LOWER. THESE LOANS WILL NOT REPRICE UNTIL THE FULLY-INDEXED ARM RATE EXCEEDS THE EXISTING FLOOR RATE. AT DEC. 31, 1994, THE WEIGHTED AVERAGE DIFFERENCE BETWEEN THE FULLY-INDEXED RATE AND THE LOAN FLOORS WAS 129 BASIS POINTS. THESE LOANS WILL NOT ACTUALLY REPRICE UNTIL THE UNDERLYING INDICES INCREASE AN AVERAGE OF 129 BASIS POINTS.

  CONSEQUENTLY, FLOORS CREATE AN ARTIFICIAL FIXED RATE LOAN FOR A PERIOD OF TIME AND OVERSTATE THE POSITIVE GAP RESULTS UNLESS INTEREST RATES WERE TO INCREASE PRECIPITOUSLY. INTEREST RATE CAPS IN EFFECT ON APPROXIMATELY $950 MILLION OF LOANS AND $650 MILLION OF MBS SHOULD ALSO BE CONSIDERED IN UNDERSTANDING GAP RESULTS. FOR THESE LOANS, THE AMOUNT OF REPRICING WOULD BE LIMITED BY THE INTEREST RATE CAP. PERIODIC RATE CAPS LIMIT THE TOTAL RATE ADJUSTMENT ON A LOAN EITHER ANNUALLY OR SEMI-ANNUALLY.


                                                     1994 Annual Report/10-K  33

INTEREST RATE SENSITIVITY GAP ANALYSIS (A)
AT DEC. 31 -- DOLLARS IN THOUSANDS


                                                                               1994
                               ---------------------------------------------------------------------------------------------------
                               Weighted                                    More than 6
                                Average                % of     6 Months     Months to                                        Over
                                  Rate       Balance  Total      or Less        1 Year      1-3 Years      3-5 Years       5 Years
                               ---------------------------------------------------------------------------------------------------
RATE SENSITIVE ASSETS
Investments: (B)
 Adjustable rate.............      4.85%  $   39,543      1%  $   30,390      $  9,153       $     --       $     --      $     --
 Fixed rate..................      5.55      145,332      4       43,255         1,974         50,280         19,976        29,847
Mortgage-backed securities: (C)
 Adjustable rate.............      5.27      717,476     18      352,206       365,270             --             --            --
 Fixed rate..................      7.33      409,141     11       21,873         2,859         89,096         63,313       232,000
Mortgage loans: (C)
 Adjustable and renegotiable
  rate.......................      7.27    1,980,835     50    1,077,747       400,237        278,471        224,380            --
 Fixed rate..................      8.28      606,626     15       46,810        36,716        184,682        106,967       231,451
Consumer loans (C)...........      7.93       23,116      1        3,931         2,146          6,823          5,117         5,099
Assets held for sale.........      7.56       10,155      *       10,155            --             --             --            --
                               ---------------------------------------------------------------------------------------------------
  Total rate sensitive assets      6.98%  $3,932,224    100%  $1,586,367      $818,355       $609,352       $419,753      $498,397
                               ===================================================================================================
RATE SENSITIVE LIABILITIES
Deposits:
Checking accounts............      1.13%  $  395,687     11%  $  105,767      $ 22,627       $ 74,174       $ 53,591      $139,528
Savings accounts.............      2.41      770,075     21      254,049        48,745        153,081        102,932       211,268
Money market deposit accounts      3.13      245,631      7      245,631            --             --             --            --
Fixed-maturity certificates
 (D).........................      5.15    1,821,510     48      907,325       341,528        353,565        147,876        71,216
                               ---------------------------------------------------------------------------------------------------
                                   3.85    3,232,903     87    1,512,772       412,900        580,820        304,399       422,012
Borrowings:
FHLB advances................      6.39      336,959      9      330,275            --          5,599             --         1,085
Other borrowings.............      7.15      139,568      4      103,883           905         34,780             --            --
Mortgage-backed note.........      8.70       16,400      *           --            --             --         16,400            --
                               ---------------------------------------------------------------------------------------------------
                                   6.68      492,927     13      434,158           905         40,379         16,400         1,085
                               ---------------------------------------------------------------------------------------------------
  Total rate sensitive
   liabilities...............      4.22%  $3,725,830    100%  $1,946,930      $413,805       $621,199       $320,799      $423,097
                               ===================================================================================================
Excess (deficit) of rate
 sensitive assets
 over rate sensitive
 liabilities (GAP)...........      2.76%  $  206,394          $ (360,563)     $404,550       $(11,847)      $ 98,954      $ 75,300
                               ===================================================================================================
Cumulative GAP...............                                 $ (360,563)     $ 43,987       $ 32,140       $131,094      $206,394
Cumulative GAP to total
 assets without
 regard to hedging
 transactions................                                      -8.73%         1.06%          0.78%          3.17%         5.00%
Cumulative GAP to total
 assets with
 impact of hedging
 transactions................                                      -5.15%         4.40%          3.93%          3.17%         5.00%

*LESS THAN 1%.

(A) THE MORTGAGE LOAN REPRICING/MATURITY PROJECTIONS WERE BASED UPON PRINCIPAL REPAYMENT PERCENTAGES IN EXCESS OF THE CONTRACTUAL AMORTIZATION SCHEDULE OF THE UNDERLYING MORTGAGES. MULTIFAMILY MORTGAGES WERE ESTIMATED TO BE PREPAID AT A RATE OF APPROXIMATELY 10% PER YEAR; ADJUSTABLE RATE MORTGAGE LOANS ON SINGLE FAMILY RESIDENCES AND LOAN SECURITIES WERE ESTIMATED TO PREPAY AT A RATE OF 10% PER YEAR; FIXED RATE LOANS AND LOAN SECURITIES WERE ESTIMATED TO PREPAY AT A RATE OF 8% PER YEAR. LOANS WITH AN ADJUSTABLE RATE CHARACTERISTIC, INCLUDING LOANS WITH INITIAL FIXED INTEREST RATE PERIODS, ARE CONSIDERED BY MANAGEMENT TO HAVE AN ADJUSTABLE RATE.

  CHECKING ACCOUNTS WERE ESTIMATED TO BE WITHDRAWN AT RATES BETWEEN 15% AND 21% PER YEAR. MOST OF THE REGULAR SAVINGS ACCOUNTS WERE ESTIMATED TO BE WITHDRAWN AT RATES BETWEEN 18% AND 26% PER YEAR, ALTHOUGH FOR SOME OF THE ACCOUNTS, MANAGEMENT ASSUMED AN EVEN FASTER RATE.

  EXCEPT FOR MULTIFAMILY LOANS, THE PREPAYMENT ASSUMPTIONS INCLUDED IN THIS SCHEDULE ARE BASED UPON THE BANK'S ACTUAL PREPAYMENT EXPERIENCE OVER THE PAST YEAR, AS WELL AS MANAGEMENT'S FUTURE EXPECTATIONS OF PREPAYMENTS. THE BANK ASSUMED A PREPAYMENT PERCENTAGE OF 10% BECAUSE OF CURRENT MARKET CONDITIONS AND THE NATURE OF THE BANK'S MULTIFAMILY PORTFOLIO. THE NEW DECAY ASSUMPTION ON PASSBOOK AND CHECKING ACCOUNTS IS BASED ON A HISTORICAL REGRESSION ANALYSIS OF THE BANK'S GROWTH IN THESE ACCOUNTS.

(B) INCLUDES INVESTMENT IN FHLB STOCK.

(C) EXCLUDES ACCRUED INTEREST AND ACCUMULATED PROVISIONS FOR LOAN LOSSES.

(D) THE FOLLOWING TABLE PRESENTS THE AMOUNT OF THE BANK'S TIME DEPOSITS IN AMOUNTS OF $100,000 OR MORE AT DEC. 31, 1994 MATURING DURING PERIODS INDICATED.

MATURING                           AMOUNT
------------------------------------------
JAN. 1, 1995 TO MARCH 31, 1995    $ 22,415
APRIL 1, 1995 TO JUNE 30, 1995      45,462
JULY 1, 1995 TO DEC. 31, 1995       30,205
AFTER DEC. 31, 1995                 46,136
                                  --------
                                  $144,218

34  St.Paul Bancorp, Inc.

LOAN MATURITY TABLE*
AT DEC. 31 -- DOLLARS IN THOUSANDS

                                                                                                           2000 and
                                                                                   1995       1996-1999   thereafter      Total
                                                                                  -----------------------------------------------
MORTGAGE LOANS
1-4 family units..............................................................    $28,796     $102,718    $1,398,618   $1,530,132
Multifamily and other.........................................................     31,421      719,622       306,286    1,057,329
                                                                                  -----------------------------------------------
 Total mortgage loans.........................................................     60,217      822,340     1,704,904    2,587,461
Consumer loans................................................................      6,077       11,939         5,100       23,116
                                                                                  -----------------------------------------------
Total loans receivable at Dec. 31, 1994.......................................    $66,294     $834,279    $1,710,004   $2,610,577
                                                                                  ===============================================

* EXCLUDES ASSETS HELD FOR SALE.

LOANS DUE AFTER DEC. 31, 1995*
AT DEC. 31 -- DOLLARS IN THOUSANDS

                                                                                    Fixed       Adjustable
                                                                                    Rate          Rate         Total
                                                                                  -------------------------------------
MORTGAGE LOANS
1-4 family units..............................................................    $343,294     $1,158,042    $1,501,336
Multifamily and other.........................................................     224,863        801,045     1,025,908
                                                                                  -------------------------------------
 Total mortgage loans.........................................................     568,157      1,959,087     2,527,244
Consumer loans................................................................      17,039             --        17,039
                                                                                  -------------------------------------
Total mortgage and consumer loans.............................................    $585,196     $1,959,087    $2,544,283
                                                                                  =====================================

* EXCLUDES ASSETS HELD FOR SALE.

INVESTMENT PORTFOLIO
AT DEC. 31 -- DOLLARS IN THOUSANDS

                                                                                     1994           1993           1992
-------------------------------------------------------------------------------------------------------------------------
Federal funds sold............................................................    $   18,100     $    56,200     $ 49,000
Cash equivalent marketable-debt securities:
 U.S. Treasury securities.....................................................        17,452          15,503        7,048
 U.S. agency securities.......................................................        19,833         176,823      182,579
Marketable-debt securities of the U.S. government.............................        99,643         142,051      107,732
Mortgage-backed securities:
 Federal Home Loan Mortgage Corporation (FHLMC)...............................       187,347         189,789       83,352
 Federal National Mortgage Association (FNMA).................................       131,735         167,480      121,331
 Government National Mortgage Association (GNMA)..............................         1,679           2,312        6,368
 Private......................................................................       805,856(A)      374,068      432,890
                                                                                  ---------------------------------------
 Total MBS....................................................................     1,126,617         733,649      643,941
                                                                                  ---------------------------------------
                                                                                   1,281,645(B)   $1,124,266     $990,300
                                                                                  =======================================

(A) THE FOLLOWING TABLE SUMMARIZES SECURITIES OF ISSUERS IN EXCESS OF 10% OF STOCKHOLDERS' EQUITY AT DEC. 31, 1994.

ISSUER                                                                           BOOK VALUE   MARKET VALUE
----------------------------------------------------------------------------------------------------------
COUNTRYWIDE MORTGAGE-BACKED SECURITIES, INC.                                      $157,552      $146,276
GREENWICH CAPITAL MARKETS, INC.                                                     47,936        45,983
MERRILL LYNCH MORTGAGE INVESTORS, INC.                                             133,350       121,751
PRUDENTIAL HOME MORTGAGE SECURITIES, INC.                                           60,661        58,076
RESIDENTIAL FUNDING MORTGAGE SECURITIES I, INC.                                     63,403        61,162
SAXON MORTGAGE SECURITIES CORPORATION                                              139,938       134,391
                                                                                  ----------------------
TOTAL                                                                             $602,840      $567,639
                                                                                  ======================

(B) SEE "NOTE B -- CASH AND CASH EQUIVALENTS," "NOTE C -- MARKETABLE-DEBT SECURITIES" AND "NOTE D -- MBS" FOR CONTRACTUAL MATURITY INFORMATION.

                                                     1994 Annual Report/10-K  35

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
AT DEC. 31 -- DOLLARS IN THOUSANDS


                                                                                              1994             1993
                                                                                           ------------------------
ASSETS:
 Cash and cash equivalents-Note B
  Cash and amounts due from depository institutions......................................  $  104,563    $   87,805
  Federal funds sold.....................................................................      18,100        56,200
  Short-term cash equivalent securities..................................................      37,285       192,326
                                                                                           ------------------------
  Total cash and cash equivalents........................................................     159,948       336,331
 Marketable-debt securities-Notes C and O
  (Market: Dec. 31, 1994-$95,773; Dec. 31, 1993-$142,876)................................      99,643       142,051
 Mortgage-backed securities-Notes D and O
  (Market: Dec. 31, 1994-$1,066,793; Dec. 31, 1993-$733,314).............................   1,126,617       733,649
 Loans receivable-Notes E and O..........................................................   2,610,577     2,350,893
 Less: accumulated provision for loan losses-Note F......................................      42,196        46,574
                                                                                           ------------------------
  Net loans receivable...................................................................   2,568,381     2,304,319
 Loans held for sale, at lower of cost or market-Note G
  (Market: Dec. 31, 1994-$10,157; Dec. 31, 1993-$28,616).................................      10,155        28,497
 Accrued interest receivable-Note H......................................................      23,467        20,247
 Foreclosed real estate-Note I
  (Net of accumulated provision for losses: Dec. 31, 1994-$2,019;
   Dec. 31, 1993-$819)...................................................................      16,484        19,105
 Real estate held for development or investment-Note J...................................      16,694        11,237
 Investment in Federal Home Loan Bank stock-Notes K and O................................      29,847        31,290
 Office properties and equipment-Note L..................................................      44,112        40,865
 Prepaid expenses and other assets-Note M................................................      36,189        37,785
                                                                                           ------------------------
Total assets.............................................................................  $4,131,537    $3,705,376
                                                                                           ========================
LIABILITIES:
 Deposits-Note N.........................................................................  $3,232,903    $3,252,618
 Short-term borrowings-Note O
  (FHLB advances: Dec. 31, 1994-$120,275; Dec. 31, 1993-$263)............................     221,180           620
 Long-term borrowings-Note O
  (FHLB advances: Dec. 31, 1994-$216,684; Dec. 31, 1993-$6,956)..........................     271,747        63,350
 Advance payments by borrowers for taxes and insurance...................................      21,842        19,513
 Other liabilities-Note P................................................................      32,468        21,946
                                                                                           ------------------------
 Total liabilities.......................................................................   3,780,140     3,358,047
COMMITMENTS-Notes T and U
STOCKHOLDERS' EQUITY:-Notes Q and R
 Preferred stock (par value $0.01 per share: authorized-10,000,000 shares; none issued)            --            --
 Common stock (par value $0.01 per share: authorized-40,000,000 shares;
  issued at Dec. 31, 1994-19,785,405 shares;
  outstanding at Dec. 31, 1994-18,781,480 shares;
  issued and outstanding at Dec. 31, 1993-19,683,981 shares).............................         198           197
 Paid-in capital.........................................................................     138,039       136,609
 Retained income, substantially restricted...............................................     238,929       210,215
 Unrealized gain (loss) on securities, net of taxes-Notes B, C and D.....................      (3,531)        4,594
 Pension adjustment, net of taxes-Note S.................................................          --           (46)
 Borrowings by employee stock ownership plan-Notes O and S...............................      (1,000)       (4,240)
 Unearned employee stock ownership plan shares (196,350 shares)-Note S...................      (2,883)           --
 Treasury stock (1,003,925 shares).......................................................     (18,355)           --
                                                                                           ------------------------
 Total stockholders' equity..............................................................     351,397       347,329
                                                                                           ------------------------
Total liabilities and stockholders' equity...............................................  $4,131,537    $3,705,376
                                                                                           ========================

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.



36  St.Paul Bancorp, Inc.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DEC. 31 -- DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS

                                                                                                              Unrealized
                                                                                                                    Gain
                                              Common Stock                                                     (Loss) on
                                       --------------------------          Paid-In          Retained         Securities,
                                           Shares          Amount          Capital            Income          Net of Tax
                                       ---------------------------------------------------------------------------------
Dec. 31, 1991......................    18,057,833            $181         $113,367          $141,126             $    --
Stock option exercises--
  Note R...........................       200,325               2            1,886                --                  --
Net income.........................            --              --               --            37,685                  --
Cash dividends
  ($0.27 per share)................            --              --               --            (4,835)                 --
Repayments of ESOP
  principal--Note O................            --              --               --                --                  --
Additional ESOP
 borrowing--Note O.................            --              --               --                --                  --
                                       ---------------------------------------------------------------------------------
Dec. 31, 1992......................    18,258,158            $183         $115,253          $173,976             $    --
                                       =================================================================================

Stock option exercises--
  Note R...........................       134,513            $  1         $  1,625          $     --             $    --
Net income.........................            --              --               --            41,387                  --
Issuance of common stock
  to Elm Financial.................     1,292,313              13           19,753                --                  --
Retirement of
  fractional shares................        (1,003)             --              (22)               --                  --
Cash dividends
  ($0.27 per share)................            --              --               --            (5,148)                 --
Unrealized gain on
  securities, net of taxes--
  Notes B, C, and D................            --              --               --                --               4,594
Pension adjustment, net of
  taxes--Note S....................            --              --               --                --                  --
Repayments of ESOP
  principal--Note O................            --              --               --                --                  --
Additional ESOP
  borrowings--Note O...............            --              --               --                --                  --
                                       ---------------------------------------------------------------------------------
Dec. 31, 1993......................    19,683,981            $197         $136,609          $210,215             $ 4,594
                                       =================================================================================

Stock option exercises--
  Note R...........................       101,424            $  1         $  1,430          $     --             $    --
Net income.........................            --              --               --            34,512                  --
Cash dividends
  ($0.30 per share)................            --              --               --            (5,798)                 --
Change in unrealized loss on
  securities, net of taxes--
  Notes B, C, and D................            --              --               --                --              (8,125)
Pension adjustment, net of
  taxes--Note S....................            --              --               --                --                  --
Repayments of ESOP
  principal--Note O................            --              --               --                --                  --
Adoption of SOP 93-6
  --Notes A and S..................            --              --               --                --                  --
Treasury stock purchases...........    (1,003,925)             --               --                --                  --
                                       ---------------------------------------------------------------------------------
Dec. 31, 1994......................    18,781,480            $198         $138,039          $238,929             $(3,531)
                                       =================================================================================

                                                           Borrowings           Unearned
                                          Pension                  By           Employee
                                          Adjust-            Employee              Stock
                                            ment,               Stock          Ownership                                    Total
                                              Net           Ownership               Plan          Treasury          Stockholders'
                                           of Tax                Plan             Shares             Stock                 Equity
                                       ------------------------------------------------------------------------------------------
Dec. 31, 1991......................       $    --             $(1,786)          $     --          $     --               $252,888
Stock option exercises--
  Note R...........................            --                  --                 --                --                  1,888
Net income.........................            --                  --                 --                --                 37,685
Cash dividends
  ($0.27 per share)................            --                  --                 --                --                 (4,835)
Repayments of ESOP
  principal--Note O................            --                 715                 --                --                   715
Additional ESOP
 borrowing--Note O.................            --              (1,000)                --                --                 (1,000)
                                       ------------------------------------------------------------------------------------------
Dec. 31, 1992......................       $    --             $(2,071)          $     --          $     --               $287,341
                                       ==========================================================================================

Stock option exercises--
  Note R...........................       $    --             $    --           $     --          $     --               $  1,626
Net income.........................            --                  --                 --                --                 41,387
Issuance of common stock
  to Elm Financial.................            --                  --                 --                --                 19,766
Retirement of
  fractional shares................            --                  --                 --                --                    (22)
Cash dividends
  ($0.27 per share)................            --                  --                 --                --                 (5,148)
Unrealized gain on
  securities, net of taxes--
  Notes B, C, and D................            --                  --                 --                --                  4,594
Pension adjustment, net of
  taxes--Note S....................           (46)                 --                 --                --                    (46)
Repayments of ESOP
  principal--Note O................            --                 714                 --                --                    714
Additional ESOP
  borrowings--Note O...............            --              (2,883)                --                --                 (2,883)
                                       ------------------------------------------------------------------------------------------
Dec. 31, 1993......................       $   (46)            $(4,240)          $     --          $     --               $347,329
                                       ==========================================================================================

Stock option exercises--
  Note R...........................       $    --             $    --           $     --          $     --               $  1,431
Net income.........................            --                  --                 --                --                 34,512
Cash dividends
  ($0.30 per share)................            --                  --                 --                --                 (5,798)
Change in unrealized loss on
  securities, net of taxes--
  Notes B, C, and D................            --                  --                 --                --                 (8,125)
Pension adjustment, net of
  taxes--Note S....................            46                  --                 --                --                     46
Repayments of ESOP
  principal--Note O................            --                 357                 --                --                    357
Adoption of SOP 93-6
  --Notes A and S..................            --               2,883             (2,883)               --                     --
Treasury stock purchases...........            --                  --                 --           (18,355)               (18,355)
                                       ------------------------------------------------------------------------------------------
Dec. 31, 1994......................       $    --             $(1,000)          $ (2,883)         $(18,355)              $351,397
                                       ==========================================================================================

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


                                                   1994 Annual Report/10-K  37

CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DEC. 31 -- DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS

                                                           1994       1993       1992
                                                       ------------------------------
INTEREST INCOME
Loans receivable..................................... .$182,512   $198,208   $212,989
Mortgage-backed securities...........................    59,276     42,269     50,453
Marketable-debt securities...........................     6,032      6,222      3,106
Trading account......................................         1        117         78
Federal funds........................................       986      1,491      1,058
Other investment income..............................     4,455      8,630     11,003
                                                       ------------------------------
 Total interest income...............................   253,262    256,937    278,687
INTEREST EXPENSE
Deposits.............................................   114,962    122,273    145,233
Short-term borrowings................................     4,829      4,805     11,336
Long-term borrowings.................................    15,278      5,904      9,275
                                                       ------------------------------
 Total interest expense..............................   135,069    132,982    165,844
                                                       ------------------------------
 Net interest income.................................   118,193    123,955    112,843
Provision for loan losses-Note F.....................     5,150     10,750     10,625
                                                       ------------------------------
Net interest income after provision for loan losses..   113,043    113,205    102,218
OTHER INCOME
Loan servicing fees-Note G...........................     1,444      1,694      3,643
Other fee income.....................................    17,065     14,794     10,258
Net gain on assets sold..............................       524      2,150      3,024
Net trading account gain (loss)......................        (5)        65        (20)
Discount brokerage commissions.......................     3,725      6,298      4,935
Income from real estate development-Note J...........     3,150      2,969      2,442
Insurance and annuity commissions....................     3,268      3,408      3,643
Other................................................       600      1,128        423
                                                       ------------------------------
 Total other income..................................    29,771     32,506     28,348
GENERAL AND ADMINISTRATIVE EXPENSE
Salaries and employee benefits.......................    46,538     42,551     36,989
Occupancy, equipment and other office expense........    20,897     19,097     15,573
Advertising..........................................     5,060      5,184      4,015
Federal deposit insurance............................     8,943      9,521      7,317
Other................................................     5,728      6,394      7,346
                                                       ------------------------------
 General and administrative expense..................    87,166     82,747     71,240
Loss on foreclosed real estate-Note I................     2,145      2,516      1,316
                                                       ------------------------------
Income before income taxes...........................    53,503     60,448     58,010
Income taxes-Note P..................................    18,991     19,061     20,325
                                                       ------------------------------
 Net income..........................................  $ 34,512   $ 41,387   $ 37,685
                                                       ==============================
EARNINGS PER SHARE
 Primary.............................................  $   1.70   $   2.03   $   2.00
 Fully diluted.......................................      1.70       2.03       1.98
                                                       ==============================
DIVIDENDS PER SHARE..................................  $   0.30   $   0.27   $   0.27
                                                       ==============================

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

38  St.Paul Bancorp, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DEC. 31 -- DOLLARS IN THOUSANDS


                                                                                          1994        1993        1992
                                                                                       ---------------------------------
OPERATING ACTIVITIES
Net income...........................................................................  $  34,512   $  41,387   $  37,685
Adjustments to reconcile net income to net cash provided by operating activities:
  Provision for loan losses..........................................................      5,150      10,750      10,625
  Provision for losses on foreclosed real estate.....................................      1,713       1,879       1,828
  Provision for depreciation.........................................................      5,271       4,719       4,138
  Assets originated and acquired for sale............................................    (52,087)   (141,261)   (164,039)
  Sale of assets held for sale.......................................................     69,704     128,203     162,508
  (Increase) decrease in accrued interest receivable.................................     (3,220)      3,229       2,877
  (Increase) decrease in prepaid expenses and other assets...........................      1,596      (4,047)     (3,698)
  Increase (decrease) in other liabilities...........................................     10,522      (4,102)    (15,705)
  Net amortization of yield adjustments..............................................       (911)       (757)     (5,434)
  Other items, net...................................................................    (10,674)    (15,996)        115
                                                                                       ---------------------------------
    Net cash provided by operating activities........................................     61,576      24,004      30,900
                                                                                       ---------------------------------
INVESTING ACTIVITIES
Principal repayments on loans receivable.............................................    432,219     628,353     531,958
Loans originated and purchased for investment........................................   (700,792)   (476,549)   (427,293)
Loans receivable sold................................................................      3,489      35,866      49,983
Principal repayments on available-for-sale mortgage-backed securities................     62,506          --          --
Principal repayments on held-to-maturity mortgage-backed securities..................    147,496     252,826     290,912
Purchase of available-for-sale mortgage-backed securities............................    (27,127)         --          --
Purchase of held-to-maturity mortgage-backed securities..............................   (604,916)   (282,896)   (218,224)
Sale of available-for-sale mortgage-backed securities................................     15,434          --          --
Sale of held-to-maturity mortgage-backed securities..................................         --       2,940          --
Maturities of available-for-sale marketable-debt securities..........................     21,000          --          --
Maturities of held-to-maturity marketable-debt securities............................         --     137,523      82,399
Purchase of available-for-sale marketable-debt securities............................    (20,950)         --          --
Purchase of held-to-maturity marketable-debt securities..............................    (30,695)   (115,946)   (164,588)
Sale of available-for-sale marketable-debt securities................................     70,182          --          --
Additions to real estate held for investment.........................................    (18,289)     (6,053)     (6,824)
Real estate sold.....................................................................     30,234      18,749      17,841
Sale (purchase) of Federal Home Loan Bank stock......................................      1,443       1,897        (171)
Purchase of office properties and equipment..........................................     (9,124)     (6,669)     (5,076)
Proceeds from sale of office properties and equipment................................        606         819          58
Acquisition of Elm Financial, net of cash and cash equivalents acquired of $11,002...         --     (15,655)         --
                                                                                       ---------------------------------
    Net cash provided (used) by investing activities.................................   (627,284)    175,205     150,975
                                                                                       ---------------------------------
FINANCING ACTIVITIES
Proceeds from sales of certificates of deposit.......................................    362,442     279,581     305,712
Payments for maturing certificates of deposit........................................   (409,365)   (303,906)   (380,138)
Net increase (decrease) in remaining deposits........................................     27,208     (20,402)     55,131
New long-term borrowings.............................................................    210,000      33,422         675
Repayment of long-term borrowings....................................................     (1,201)   (155,784)   (149,080)
Increase in short-term borrowings, net...............................................    220,634          --          --
Repayment of subordinated capital notes..............................................         --          --     (12,434)
Interest credited on subordinated capital notes......................................         --          --         146
Redemption bonus on subordinated capital notes.......................................         --          --         144
Dividends paid to stockholders.......................................................     (5,798)     (5,148)     (4,835)
Net proceeds from exercise of stock options..........................................      1,431       1,626       1,888
Purchase of treasury stock...........................................................    (18,355)         --          --
Increase (decrease) in advance payments by borrowers for taxes and insurance.........      2,329      (3,834)     (2,140)
                                                                                       ---------------------------------
    Net cash provided (used) by financing activities.................................    389,325    (174,445)   (184,931)
                                                                                       ---------------------------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.....................................   (176,383)     24,764      (3,056)
Cash and cash equivalents at beginning of period.....................................    336,331     311,567     314,623
                                                                                       ---------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD...........................................  $ 159,948   $ 336,331   $ 311,567
                                                                                       =================================

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.



                                                     1994 Annual Report/10-K  39

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A
Summary of Significant Accounting Policies

Principles of Consolidation: The consolidated financial statements are comprised of the accounts of St.Paul Bancorp, Inc. (the "Company") and its wholly owned subsidiaries, St.Paul Federal Bank For Savings (the "Bank"), St.Paul Financial Development Corporation ("St.Paul Financial"), and Annuity Network, Inc. ("Annuity Network").

  The Bank is a consumer-oriented retail financial institution operating 52 banking offices throughout the Chicago, Illinois metropolitan area. St.Paul Financial engages in single-family real estate development and investment in the Chicago metropolitan area. Annuity Network sells annuity products to the Bank's customers through the branch network.

  The financial statements of the Bank include the accounts of its seven wholly owned subsidiaries: St.Paul Service, Inc.; St.Paul Securities, Inc.; Managed Properties, Inc.; MPI Illinois Inc.; Community Finance Corporation; EFS Service Corporation and EFS/San Diego Service Corporation. These subsidiaries are incorporated in the state of Illinois.

  St.Paul Service, Inc. is an insurance agency providing a variety of insurance products for property, automobile, life, disability income, special multi-peril, commercial automobile, dwelling, fire, liability, bonds, workers' compensation, and group health plans.

  The Bank offers discount brokerage services directly to its customers through Investment Network, Inc., a wholly owned subsidiary of St.Paul Securities, Inc. Investment Network, Inc. provides a full line of investment brokerage services through the Bank's branches. As a registered broker/dealer, the company is subject to regulation under the Securities Exchange Act of 1934.

  Managed Properties, Inc. and MPI Illinois, Inc. are engaged in the management of real estate acquired by the Bank through foreclosure of multifamily and commercial real estate loans.

  Community Finance Corporation holds equity investments in companies which acquire limited partnership interests in low income building development projects that comply with the provisions of the Community Reinvestment Act.

  EFS Service Corporation has participated, from time to time, in real estate joint venture activities.

  EFS/San Diego Service Corporation owns assets leased to others.

Cash and Cash Equivalents: Cash and cash equivalents in the Consolidated Statements of Financial Condition and Cash Flows include cash and amounts due from depository institutions, federal funds sold, and cash equivalent securities with original maturities of three months or less.

Marketable-Debt Securities and Mortgage-Backed Securities ("MBS"): The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities, at Dec. 31, 1993. The ending balance of stockholders' equity at Dec. 31, 1993 was increased by $4.6 million (including a $2.8 million deferred income tax adjustment) to reflect the net unrealized holding gains on securities classified as available for sale previously carried at amortized cost. Under SFAS No. 115, the carrying amount of securities is dependent upon their classification as held to maturity, trading, or available for sale. The Company has not transferred assets between the trading account, held to maturity, and available for sale categories. The accounting for securities in each of the three categories is as follows:

Held to Maturity: Investment securities that are classified as held to maturity are recorded at cost, net of unamortized premiums and discounts. Discounts and premiums are amortized using the interest method over the contractual life of marketable-debt securities and the estimated life of MBS. Interest income is charged or credited for any adjustment to unamortized discounts and premiums when actual MBS repayments differ substantially from estimates. Declines in value judged to be other than temporary are included in gains on asset sales based upon a specific identification method.

  At Dec. 31, 1994 and 1993, Management classified only those securities that it had the positive intent and ability to hold to maturity in this category.

Trading Account: Investment securities that are held in the trading account are carried at fair value, with unrealized gains and losses included in earnings. At Dec. 31, 1994 and 1993, the Company had no assets in its trading account.

Available for Sale: Investment securities classified as available for sale are recorded at fair value, with unrealized gains and losses included as a separate component of stockholders' equity. Discounts and premiums are amortized using the interest method over the contractual life of marketable-debt securities and the estimated life of MBS. Interest income is charged or credited for any adjustment to unamortized discounts and premiums when actual MBS repayments differ substantially from estimates. Realized gains and losses and declines in value judged to be other than temporary are included in gains on asset sales, based on a specific identification method.

Loans Receivable: Loans receivable that are classified as held to maturity are recorded at cost, net of unamortized discounts and premiums and net deferred loan origination fees. Net deferred loan origination fees are comprised of loan origination and commitment fees and certain direct origination costs which are deferred when loans are originated. Discounts,

40  St.Paul Bancorp, Inc.

premiums, and deferred loan origination fees are amortized using the interest method over the remaining contractual life of the assets, adjusted for actual prepayments as appropriate. Interest income is also charged or credited for any unamortized discounts, premiums, and deferred loan origination fees (and costs) when loans receivable are repaid prior to their contractual maturities.

  Interest income on loans is credited to income when earned. The Bank provides an allowance for accrued or capitalized interest on loans deemed potentially uncollectible. The provision is accounted for as a reduction of interest income and the allowance is netted against the accrued interest receivable or loan balance. Whenever the accrual of interest is stopped, previously accrued but uncollected interest income is reversed. Thereafter, interest is recognized as income only as cash is received, unless the loan is reinstated. Multifamily and commercial real estate loans are placed on nonaccrual status when they become 60 days delinquent or are considered impaired under SFAS No. 114, Accounting by Creditors for Impairment of a Loan. The accrual of interest on government insured loans and single family mortgages with original loan to value ratios of 80% or less is not discontinued regardless of delinquency. All other 1-4 family and consumer loans are placed on nonaccrual status when they become 90 days delinquent.

  Interest income on troubled debt restructured loans ("TDRs") is recorded when cash is collected, provided that prior charge-offs have been recovered. Any interest capitalized to TDR loans, under the terms of the loan restructuring, is fully reserved by reducing income.

  Reserves for uncollectible loan principal are provided for through the Bank's loan loss allowance. See discussion following.

Accumulated Provision for Loan Losses: The accumulated provision for loan losses is comprised of specific and general valuation allowances. As of Jan. 1, 1994, the Company adopted SFAS No. 114, as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosure, which provides guidance for establishing specific valuation allowances ("SVA") on individual loans. Under SFAS No. 114, a loan is considered impaired (and a SVA is warranted for an amount equal to the impairment) when the carrying amount of the loan exceeds the present value of the expected future cash flows, discounted at the loan's original effective interest rate. However, as a practical expedient, Management measures impairment based upon the fair value of the underlying collateral. Loans accounted under SFAS No. 114 consist of multifamily and commercial real estate loans. Prior to the adoption of SFAS No. 114, the Bank established SVA on individual loans when a portion of an asset was classified as "loss" for regulatory accounting purposes.

  General valuation allowances are evaluated based on a careful evaluation of the various risk components which are inherent in each of the loan portfolios, including off-balance sheet items. The risk components which are evaluated include the level of nonperforming and classified assets, geographic concentrations of credit, economic conditions, trends in real estate values, the impact of changing interest rates on borrower debt service, as well as historical loss experience, peer group comparisons, and regulatory guidance.

  Additions to general and specific valuation allowances are reflected in current operations. Management may transfer reserves between the specific and general valuation allowances as considered necessary. Charge-offs of general and specific valuation allowances are made when loan principal is considered uncollectible. Recoveries are credited to the accumulated provision for loan losses when realized.

  The adequacy of the accumulated provision for loan losses is approved on a quarterly basis by the Loan Loss Reserve Committee ("Reserve Committee") of the Bank's Board of Directors. The accumulated provision for loan losses reflects Management's best estimate of the reserves needed to provide for impairment of multifamily and commercial real estate loans as well as other perceived credit risks of the Bank. See "Note E -- Loans Receivable" for further details. However, actual results could differ from this estimate and future additions to the reserves may be necessary based on unforeseen changes in economic conditions. In addition, federal regulators periodically review the Bank's accumulated provision for losses on loans. Such regulators have the authority to require the Bank to recognize additions to the reserves at the time of their examination.

  The adoption of SFAS No. 114 had no impact on the "Consolidated Statements of Income" or the "Consolidated Statements of Financial Condition," since loans considered to be impaired under SFAS No. 114 were previously valued at the fair value of the collateral and all of the Company's real estate in-substance at Dec. 31, 1993 continued to be classified as real estate in-substance under SFAS No. 114.

Loans Held for Sale: Loans classified "held for sale" are comprised of 1-4 family real estate loans originated for resale in the secondary market and certain education loans. Loans are identified as held for sale before or soon after origination or purchase.

  Loans held for sale are accounted for at the lower of cost or market, with each periodic lower of cost or market adjustment included in earnings. The lower of cost or market values are determined on an individual loan basis. The fair value of loans held for sale are based on actual sales contracts and bids published by the secondary market.

Real Estate Owned ("REO") and REO In-Substance Foreclosures ("ISF"): REO and REO ISF initially are recorded at the lower of net book value or fair value, less estimated costs to sell. The accumulated provision for loan losses is charged for any excess of net book value over fair value at the foreclosure or in-substance foreclosure date. As of Jan. 1, 1994, loans are classified as ISF based upon SFAS No. 114. The Bank had no REO ISF as of Dec. 31, 1994.

                                                     1994 Annual Report/10-K  41

  Subsequent to foreclosure, the accumulated provision for foreclosed real estate losses is used to establish SVA on individual REO properties as declines in market value occur and to provide general reserves for possible losses associated with risks inherent in the REO portfolio. In evaluating the adequacy of the accumulated provision for foreclosed real estate losses, Management considers the market value of specific real estate assets in relationship to their book values, as well as the potential for further market value decline.

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

  The Bank owns the right to service loans for others. Purchased mortgage servicing rights are being amortized in proportion to, and over the period of, estimated net servicing income.

Office Properties and Equipment: Office properties and equipment, including assets under capital leases, are carried at cost. Depreciation and amortization are computed principally using the straight-line method over estimated useful lives of the assets and the remaining term of capital leases, respectively.

Employee Benefits: Net pension costs are based on the provisions of SFAS No. 87, Employers' Accounting for Pensions. The actuarially determined pension benefits are based on the projected unit credit method.

  During 1993, the Company adopted SFAS No. 106, Employers' Accounting for Post-Retirement Benefits Other than Pensions. This statement requires that the projected future cost of providing post-retirement benefits, such as health care and life insurance, be recognized as an expense as employees render service, instead of when benefits are paid. In addition, during 1994, the Company adopted SFAS No. 112, Employers' Accounting for Post-Employment Benefits. This statement requires that the projected future cost of providing post-employment benefits (other than retirement), such as medical insurance, be recognized as an expense as employees render service, instead of when the benefits are paid. The adoption of SFAS No. 112 had a minimal impact on the results of operations during 1994.

  The Company has established an Employee Stock Ownership Plan ("ESOP") for its employees. During 1994, the Company prospectively adopted the American Institute of Certified Public Accountants ("AICPA") Statement of Position No. 93-6, Employers' Accounting for Employee Stock Ownership Plans. SOP 93-6 requires the recognition of compensation expense for ESOP shares acquired after 1992 and not committed to be released before the beginning of 1994, to be measured based on the fair value of those shares when committed to be released to employees, rather than based on their original cost.

  As of Dec. 31, 1994, the ESOP had 196,350 shares acquired after Dec. 31, 1992 that are committed to be released beginning in 1996. The adoption of SOP 93-6 had no impact on net income for the year ending Dec. 31, 1994. The effect of SOP 93-6 on net income in 1996 and beyond is not determinable because expense will be based on future prices of St.Paul Bancorp stock. Under SOP 93-6, the average number of ESOP shares considered outstanding for earnings per share ("EPS") purposes during the year ending Dec. 31, 1994 was lower than for the same periods in prior years because unallocated shares are excluded from the EPS calculation. Also, under SOP 93-6, dividends on the unearned ESOP shares are accounted for as a reduction of accrued interest on the ESOP borrowings rather than as a reduction of retained earnings.

  Shares acquired by the ESOP prior to 1994 are accounted for in accordance with the AICPA SOP No. 76-3, Accounting Practices for Certain Employee Stock Ownership Plans. Compensation expense was charged for the contributions made by the Bank to service the ESOP borrowings and other contributions approved by the Company.

Income Taxes: The Company files a consolidated tax return with its wholly owned subsidiaries. The Company provides for income taxes based upon the provisions of SFAS No. 109, Accounting for Income Taxes. The provision for income tax expense is determined using the liability method. Under this method, deferred tax assets and liabilities are determined on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred taxes arise because certain transactions affect the determination of taxable income for financial reporting purposes in periods different from the period in which the transactions affect taxable income for tax return purposes. Current tax expense is provided based upon the actual tax liability incurred for tax return purposes.

Interest Rate Exchange Agreements: The Company enters into interest rate exchange agreements to modify the interest characteristics of its outstanding debt and deposits from a floating to a fixed rate basis. These agreements involve the receipt of floating rate amounts in exchange for fixed rate interest payments over the life of the agreement without an exchange of the underlying notional amount. The differential to be paid or received is accrued as interest rates change and recognized as an adjustment to interest expense related to the debt and deposits. The related amount payable to or receivable from counterparties is included in other liabilities or assets. The fair values of the swap agreements are not recognized in the financial statements.


42  St.Paul Bancorp, Inc.

Earnings Per Share: Earnings per share are based on the weighted average number of shares outstanding. Primary and fully diluted earnings per share are computed using the treasury stock method. Stock options issued to employees of the Bank represent the only common stock equivalent of the Company. Beginning in 1994, unallocated ESOP shares are excluded from the calculation of EPS.

Fair Value of Financial Instruments: SFAS No. 107, Disclosures about Fair Value of Financial Instruments, as amended by SFAS No. 119, Disclosures about Derivative Financial Instruments and Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based upon estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS No. 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

Reclassifications: Certain prior year amounts have been reclassified to conform to the 1994 presentation.

NOTE B
Cash and Cash Equivalents

  The following tables present the amortized cost and fair values of cash and cash equivalent investments as of Dec. 31, 1994 and 1993. At Dec. 31, 1994 and 1993, all of the government securities classified as cash equivalents were purchased with original maturities of 90 days or less.

DOLLARS IN THOUSANDS                              DEC. 31, 1994
--------------------------------------------------------------------------------
                                                Gross        Gross
                                Amortized  Unrealized   Unrealized        Fair
                                     Cost       Gains       Losses       Value
By type:
Cash and amounts due from
 depository institutions......   $104,563      $   --        $  --    $104,563
Federal funds sold............     18,100          --           --      18,100
Short-term cash equivalent
 securities:
U.S. Treasury securities......     17,446           6           --      17,452
U.S. agency securities........     19,839          --            6      19,833
                                 ---------------------------------------------
                                   37,285           6            6      37,285
                                 ---------------------------------------------
Total cash and cash
 equivalent investments.......   $159,948      $    6        $   6     $159,948
                                 =============================================


DOLLARS IN THOUSANDS                              Dec. 31, 1993
------------------------------------------------------------------------------
                                                Gross          Gross
                                Amortized  Unrealized     Unrealized      Fair
                                     Cost       Gains         Losses     Value
By type:
Cash and amounts due from
 depository institutions......   $ 87,805         $--            $--  $ 87,805
Federal funds sold............     56,200          --             --    56,200
Short-term cash equivalent
 securities:
U.S. Treasury securities......     15,502           1              --   15,503
U.S. agency securities........    176,839          --              16  176,823
                                 ---------------------------------------------
                                  192,341           1              16  192,326
                                 ---------------------------------------------
Total cash and cash
 equivalent investments.......   $336,346         $ 1             $16  $336,331
                                 =============================================

  Included in "cash and amounts due from depository institutions" at Dec. 31, 1994 was a $30.0 million reserve requirement maintained with the Federal Reserve Bank of Chicago.

NOTE C
Marketable-Debt Securities
The following tables present the amortized cost and fair values of marketable-debt securities at Dec. 31, 1994 and 1993.

DOLLARS IN THOUSANDS                               DEC. 31, 1994
----------------------------------------------------------------------------
                                                Gross        Gross
                                Amortized  Unrealized   Unrealized      Fair
                                     Cost       Gains       Losses     Value
Available for sale:
U.S. Treasury securities......   $  8,022         $--      $   78   $  7,944
U.S. agency securities........     22,989          10       1,556     21,443
                                 -------------------------------------------
                                   31,011          10       1,634     29,387
                                 -------------------------------------------
Held to maturity:
U.S. Treasury securities......     39,297          --       2,564     36,733
U.S. agency securities........     30,959          --       1,306     29,653
                                 -------------------------------------------
                                   70,256          --       3,870     66,386
                                 -------------------------------------------
Total marketable-debt
 securities...................   $101,267         $10      $5,504   $ 95,773
                                 ===========================================


DOLLARS IN THOUSANDS..........                    Dec. 31, 1993
------------------------------------------------------------------------------
                                                Gross          Gross
                                Amortized  Unrealized     Unrealized      Fair
                                     Cost       Gains         Losses     Value
Available for sale:
U.S. Treasury securities......   $ 33,418      $  106         $ 60    $ 33,464
U.S. agency securities........     68,205         150           14      68,341
                                 ---------------------------------------------
                                  101,623         256           74     101,805
                                 ---------------------------------------------
Held to maturity:
U.S. Treasury securities......     19,542         272           34      19,780
U.S. agency securities........     20,704         587           --      21,291
                                 ---------------------------------------------
                                   40,246         859           34      41,071
                                 ---------------------------------------------
Total marketable-debt
 securities...................   $141,869      $1,115         $108    $142,876
                                 =============================================

  During 1994, $70.2 million of available for sale marketable-debt securities were sold, resulting in a nominal net loss. No sales of marketable-debt securities occurred in 1993 or 1992.




                                                      1994 Annual Report/10-K 43

  The following table summarizes, by amortized cost and fair value, the maturity distribution of marketable-debt securities at Dec. 31, 1994 based upon contractual maturities:


DOLLARS IN THOUSANDS                      MATURITY SCHEDULE AS OF DEC. 31, 1994
-------------------------------------------------------------------------------
                                            1 Year      1 Year to
                                           or Less        5 Years         Total
Amortized cost:
Available for sale...................       $8,022        $22,989      $ 31,011
Held to maturity.....................           --         70,256        70,256
                                            -----------------------------------
Total amortized costs................       $8,022        $93,245      $101,267
                                            ===================================
Fair value:
Available for sale...................       $7,944        $21,443      $ 29,387
Held to maturity.....................           --         66,386        66,386
                                            -----------------------------------
Total fair value.....................       $7,944        $87,829      $ 95,773
                                            ===================================
Weighted average yield...............         4.23%          5.11%         5.04%
                                            ===================================

  U.S. Treasury securities are used as collateral for tax deposits, credit enhancements issued by the Bank, and ESOP borrowings. The amortized cost of U.S. Treasury securities used as collateral at Dec. 31, 1994 and 1993 was $14.0 million and $989,000, respectively.


Note D
MBS
The following tables present the amortized cost and fair values of MBS at Dec. 31, 1994 and 1993.


DOLLARS IN THOUSANDS                           DEC. 31, 1994
--------------------------------------------------------------------------------
                                              Gross          Gross
                           Amortized     Unrealized     Unrealized          Fair
                                Cost          Gains         Losses         Value
Available for sale:
  FHLMC...............    $   59,995         $   60        $ 2,537    $   57,518
  FNMA................        51,795             84          1,511        50,368
  GNMA................         1,820             --            141         1,679
  Privately issued....        19,687             31             43        19,675
                          ------------------------------------------------------
                             133,297            175          4,232       129,240
Held to maturity:
  FHLMC...............    $  129,829         $    3        $ 7,179    $  122,653
  FNMA................        81,367             --          7,142        74,225
  Privately issued....       786,181             --         45,506       740,675
                          ------------------------------------------------------
                             997,377              3         59,827       937,553
                          ------------------------------------------------------
Total MBS.............    $1,130,674         $  178        $64,059    $1,066,793
                          ======================================================


DOLLARS IN THOUSANDS                           DEC. 31, 1993
--------------------------------------------------------------------------------
                                              Gross          Gross
                           Amortized     Unrealized     Unrealized          Fair
                                Cost          Gains         Losses         Value
Available for sale:
  FHLMC...............    $   54,964         $2,525        $    --    $   57,489
  FNMA................        71,999          3,433             49        75,383
  GNMA................         2,283             32              3         2,312
  Privately issued....        54,885          1,330             43        56,172
                          ------------------------------------------------------
                             184,131          7,320             95       191,356
Held to maturity:
  FHLMC...............    $  132,300         $  204        $   233    $  132,271
  FNMA................        92,097              2            361        91,738
  Privately issued....       317,896            640            587       317,949
                          ------------------------------------------------------
                             542,293            846          1,181       541,958
                          ------------------------------------------------------
Total MBS.............    $  726,424         $8,166        $ 1,276    $  733,314
                          ======================================================

  The amortized cost of MBS used to collateralize certain deposits, securities sold under agreements to repurchase, recourse arrangements, and various other borrowings was $166.4 million at Dec. 31, 1994 and $56.6 million at Dec. 31, 1993.

  MBS totalling $82.0 million and $109.0 million at Dec. 31, 1994 and 1993, respectively, represent loans securitized and serviced by the Bank.

  The following table summarizes, by amortized cost and fair value, the contractual maturities of MBS held as of Dec. 31, 1994:


DOLLARS IN THOUSANDS                          MATURITY SCHEDULE AS OF DEC. 31, 1994
-----------------------------------------------------------------------------------------------
                                   1 year    1 year to    5 years to    More than
                                  or less      5 years      10 years     10 years         Total
Amortized cost:
Available for sale............    $ 3,164     $ 15,120      $ 25,953     $ 89,060    $  133,297
Held to maturity..............     18,082       84,964       141,598      752,733       997,377
                                  -------------------------------------------------------------
                                  $21,246     $100,084      $167,551     $841,793    $1,130,674
                                  =============================================================
Fair value:
Available for sale............    $ 3,074     $ 14,693      $ 25,226     $ 86,247    $  129,240
Held to maturity..............     16,912       79,433       132,292      708,916       937,553
                                  -------------------------------------------------------------
                                  $19,986     $ 94,126      $157,518     $795,163    $1,066,793
                                  =============================================================
Weighted average yield........       6.08%        6.08%         6.09%        5.99%         6.02%
                                  =============================================================

  During 1994, $15.4 million of available-for-sale MBS were sold, resulting in a net gain of $174,000 and a tax liability of $63,000. During 1993, $3.0 million of MBS were sold, resulting in a net gain of $167,000 and a tax liability of $53,000. No sales of MBS occurred during 1992.


NOTE E
Loans Receivable
Loans receivable as of Dec. 31, 1994 and 1993 are summarized as follows:


DOLLARS IN THOUSANDS                                          1994         1993
-------------------------------------------------------------------------------
Real estate loans:
1-4 family units.....................................   $1,526,803   $1,187,210
Multifamily units....................................      996,123    1,064,467
Commercial...........................................       63,983       73,094
Land and land development............................          224       10,307
                                                        -----------------------
Real estate loans....................................    2,587,133    2,335,078
                                                        =======================

Consumer loans:
Secured by deposits..................................        1,928        2,300
Education (guaranteed)...............................          584        2,171
Home improvement.....................................          836        1,118
Automobile...........................................       19,222       13,816
Personal.............................................          380          167
                                                        -----------------------
  Consumer loans.....................................       22,950       19,572
                                                        -----------------------
Contract amount of loans receivable..................    2,610,083    2,354,650

Add (deduct):
Unearned premiums (discounts)........................           48         (452)
Net deferred loan (fees) costs.......................          446       (3,305)
                                                        -----------------------
Loans receivable.....................................   $2,610,577   $2,350,893
                                                        =======================
Combined weighted average yield of loans receivable..        7.51%        7.88%
                                                        =======================


44  St.Paul Bancorp, Inc.

  The following schedule provides a rollforward of the total recorded investment in impaired loans during the year ending Dec. 31, 1994, which is comprised primarily of multifamily loans:

DOLLARS IN THOUSANDS                            The Total Recorded Investment in the Impaired Loans
--------------------------------------------------------------------------------------------------------------------
                               Balance          New  Transfer                 Improvement                    Balance
                                1/1/94  Impairments    to REO   Charge-offs  in Valuation     Repayments    12/31/94
Performing loans...........  $35,646    $33,728    $     --     $ (3,924)     $(37,063)         $(1,373)     $27,014
Nonperforming loans........    5,787     19,226      (18,885)     (4,258)          --                (3)       1,867
                             ---------------------------------------------------------------------------------------
Total impaired loans.......  $41,433    $52,954     $(18,885)    $(8,182)     $(37,063)         $(1,376)     $28,881
                             =======================================================================================

  The following schedule provides a rollforward of the recorded investment in impaired loans for which there is no specific allowance for credit losses determined in accordance with SFAS No. 114, as amended by SFAS No. 118:

                                                      The Amount of the Recorded Investment for Which There
DOLLARS IN THOUSANDS                                   Is No Related "Specific" Allowance for Credit Loss
---------------------------------------------------------------------------------------------------------------------
                               Balance          New  Transfer                 Improvement                    Balance
                                1/1/94  Impairments    to REO   Charge-offs  in Valuation     Repayments    12/31/94
Performing loans...........    $31,095  $29,094      $   --     $   --        $(35,887)       $(1,352)       $22,950
Nonperforming loans........      5,300   15,455       (19,025)      --             140             (3)         1,867
                               -------------------------------------------------------------------------------------
Total impaired balance.....    $36,395  $44,549      $(19,025)  $   --        $(35,747)       $ (1,355)      $24,817
                               =====================================================================================

  The following schedule provides a rollforward of the amount of the recorded investment in impaired loans for which there is a related SVA determined in accordance with SFAS No. 114, as amended by SFAS No. 118. SVA represents the amount of impairment on impaired loans.

                                    The Amount of the Recorded Investment for Which
DOLLARS IN THOUSANDS              There is a Related "Specific" Allowance for Credit Loss
------------------------------------------------------------------------------------------
                          Balance     Decreases   Improvements                     Balance
                           1/1/94  in Valuation   in Valuation     Charge-offs    12/31/94
Performing loans......    $4,551      $4,476        $(1,039)        $(3,924)       $4,064
Nonperforming loans...       487       4,069           (298)         (4,258)           --
                         ----------------------------------------------------------------
Total impaired loans..    $5,038      $8,545        $(1,337)        $(8,182)       $4,064
                         ================================================================

  The following table presents the average recorded investment in impaired loans during the year ending Dec. 31, 1994 and the amount of interest income recorded on a cash basis during that same period. All interest income recorded on impaired loans was from cash received.

DOLLARS IN THOUSANDS                Impaired Loans
---------------------------------------------------
                                          Interest
                           Average          Income
                          Recorded     Recorded on
                        Investment    a Cash Basis
Performing loans......   $32,701          $2,795
Nonperforming loans...    10,313              42
                         -----------------------
Total.................   $43,014          $2,837
                         =======================

  The Bank also had $2.4 million of delinquent loans that Management did not consider to be impaired under SFAS No. 114, but nevertheless were accounted for on a cash basis. In addition, the Bank had $5.7 million of nonperforming loans that were not subject to the provisions of SFAS No. 114 because they were considered part of large, homogeneous loan portfolios.

  As of Dec. 31, 1994, the Bank reported no TDRs. At Dec. 31, 1993, the aggregate recorded investment in TDRs was $15.6 million. All loans reported as TDRs at Dec. 31, 1993 were performing in accordance with the terms of the debt restructurings. Total interest that would have been recorded in accordance with the original terms was $1.2 million; however, no interest income was recorded on TDRs during 1993.

NOTE F
Accumulated Provision for Loan Losses
 Activity in the accumulated provision for loan losses is summarized as follows:

DOLLARS IN THOUSANDS
---------------------------------------------------------------
                               Real Estate   Consumer     Total
                                     Loans      Loans     Loans
Balance at Dec. 31, 1991....      $ 44,743     $1,421   $ 46,164
Provision for losses.........        9,425      1,200     10,625
Charge-offs..................       (7,545)      (695)    (8,240)
Recoveries...................          127          5        132
Transfers....................          769       (769)        --
                                  ------------------------------
Balance at Dec. 31, 1992.....       47,519      1,162     48,681
Provision for losses.........       10,250        500     10,750
Acquired from Elm Financial..          929         --        929
Charge-offs..................      (14,050)      (306)   (14,356)
Recoveries...................          521         49        570
Transfers....................          813       (813)        --
                                  ------------------------------
Balance at Dec. 31, 1993.....       45,982        592     46,574
Provision for losses.........        5,080         70      5,150
Charge-offs..................       (9,934)      (309)   (10,243)
Recoveries...................          670         45        715
Transfers....................         (314)       314         --
                                  ------------------------------
Balance at Dec. 31, 1994.....     $ 41,484     $  712   $ 42,196
                                  ==============================

                                                     1994 Annual Report/10-K  45

NOTE G
Loans Held for Sale and Loans Serviced for Others
Loans held for sale as of Dec. 31, 1994 and 1993 are as follows:

                                                                          Dec. 31
-------------------------------------------------------------------------------------------------
DOLLARS IN THOUSANDS                                              1994                 1993
-------------------------------------------------------------------------------------------------
                                                             Cost Fair Value      Cost Fair Value
1-4 family real estate loans...........................     $   202  $   204     $21,022  $21,141
Education loans........................................       9,953    9,953       7,475    7,475
                                                            -------------------------------------
Loans held for sale....................................     $10,155  $10,157     $28,497  $28,616
                                                            =====================================

  The following are related mortgage servicing portfolio statistics at and for the years ended Dec. 31, 1994, 1993, and 1992:

                                                                          Dec. 31
--------------------------------------------------------------------------------------------------
DOLLARS IN THOUSANDS                                                 1994        1993         1992
--------------------------------------------------------------------------------------------------
Total mortgage servicing portfolio...........................  $3,091,002  $2,933,865   $3,030,096
Loans serviced for others.....................................    611,978     719,747      894,400
Loans serviced and
     held in MBS portfolio....................................     81,997     109,000      179,000

NOTE H
Accrued Interest Receivable
Accrued interest receivable as of Dec. 31, 1994 and 1993 consisted of the following:


                                                                                    Dec. 31
-------------------------------------------------------------------------------------------------
DOLLARS IN THOUSANDS                                                              1994       1993
-------------------------------------------------------------------------------------------------
Accrued interest receivable:
Investments.................................................................   $ 2,182    $ 2,068
MBS.........................................................................     6,699      4,493
Loans receivable............................................................    14,586     13,686
                                                                               ------------------
Total accrued interest receivable...........................................   $23,467    $20,247
                                                                               ==================

NOTE I
Foreclosed Real Estate
The components of foreclosed real estate are as follows:

                                                                                    Dec. 31
-------------------------------------------------------------------------------------------------
DOLLARS IN THOUSANDS                                                              1994       1993
-------------------------------------------------------------------------------------------------
REO and REO in substance foreclosed.........................................   $15,141    $16,334
Real estate in judgment.....................................................     3,362      3,590
                                                                               ------------------
                                                                                18,503     19,924
Less accumulated provision for REO losses..................................     (2,019)      (819)
                                                                               ------------------
                                                                               $16,484    $19,105
                                                                               ==================

The following schedule provides a rollforward of the accumulated provision for REO losses:

DOLLARS IN THOUSANDS                                                     1994      1993      1992
-------------------------------------------------------------------------------------------------
Balance at Jan. 1..................................................   $   819   $ 2,404   $ 2,228
Provision for losses...............................................     1,713     1,879     1,828
Charge-offs........................................................      (556)   (3,510)   (1,777)
Recoveries.........................................................        43        46       125
                                                                      ---------------------------
Balance at Dec. 31.................................................   $ 2,019   $   819   $ 2,404
                                                                      ===========================

 The following schedule provides details of the results of operations on foreclosed real estate for the years ended
 Dec. 31, 1994, 1993, and 1992.

DOLLARS IN THOUSANDS                                                    1994      1993      1992
-------------------------------------------------------------------------------------------------
Operating income on
 foreclosed real estate............................................  $ 1,438   $ 1,749   $ 2,868
Operating expense on
 foreclosed real estate............................................    2,251     2,573     4,026
                                                                     ---------------------------
Net operating loss on foreclosed real estate.......................     (813)     (824)   (1,158)
Gains on sale of foreclosed real estate............................      381       187     1,670
Provision for losses on REO........................................   (1,713)   (1,879)   (1,828)
                                                                     ---------------------------
Loss on foreclosed real estate.....................................  $(2,145)  $(2,516)  $(1,316)
                                                                     ===========================

NOTE J
Real Estate Held for Development or Investment
Income from real estate investment/development operations is summarized as follows:


DOLLARS IN THOUSANDS                                                    1994      1993      1992
-------------------------------------------------------------------------------------------------
Sale of real estate................................................  $16,379   $11,326   $ 6,843
Cost of sales......................................................   13,229     8,357     4,401
                                                                     ---------------------------
Income from real estate development................................    3,150     2,969     2,442
Other income.......................................................      117        97       139
General and administrative expense.................................   (1,251)   (1,096)   (1,000)
Interest income, net of interest expense...........................      494       300       198
                                                                     ---------------------------
Income before income taxes.........................................  $ 2,510   $ 2,270   $ 1,779
                                                                     ===========================

  Interest capitalized to the balance of real estate held for development or investment amounted to $620,000, $570,000 and $218,000 during 1994, 1993, and
1992, respectively.


46    St.Paul Bancorp, Inc.

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

  Dividends earned on FHLB stock were $1.8 million, $1.9 million, and $1.7 million in 1994, 1993, and 1992, respectively. Dividend income has been classified as other investment income on the Consolidated Statements of Income.

  FHLB stock is used as collateral for FHLB advances.

NOTE L
Office Properties and Equipment
Office properties and equipment are summarized as follows:

                                                         Dec. 31
---------------------------------------------------------------------
DOLLARS IN THOUSANDS                                    1994     1993
---------------------------------------------------------------------
Cost:
Land...............................................  $ 8,410  $ 8,521
Buildings and improvements.........................   37,029   35,608
Furniture, fixtures and equipment..................   29,997   23,410
Leasehold improvements.............................    2,924    2,305
                                                     ----------------
                                                      78,360   69,844
Less allowances for depreciation and amortization..   34,248   28,979
                                                     ----------------
                                                     $44,112  $40,865
                                                     ================

  In connection with a branch acquisition in 1991, the Bank entered into a capital lease agreement for the use of one branch facility. Although the lease has a term of 25 years, the Bank has the option to purchase the facility during 1996, or any time after October 1999. The Bank also has operating leases on certain office properties. Rent expense incurred in connection with these leases was $2.3 million, $2.0 million, and $1.7 million for 1994, 1993, and 1992, respectively.

  Minimum future capital and operating lease commitments are summarized as follows:

DOLLARS IN THOUSANDS                                        Year Ending Dec. 31
-------------------------------------------------------------------------------
                                                            Capital   Operating
                                                             Leases      Leases
1995...................................................    $    458     $ 1,804
1996...................................................         459       1,608
1997...................................................         436       1,403
1998...................................................         468       1,164
1999...................................................         500         765
Later years............................................      15,625       6,500
                                                           --------------------
    Total..............................................    $ 17,946     $13,244
                                                           ====================
Less amount representing interest......................     (16,670)
                                                           --------
Present value of net minimum lease
    payments under capital lease.......................    $  1,276
                                                           ========

NOTE M
Prepaid Expenses and Other Assets
Prepaid expenses and other assets are summarized as follows:

                                                                 Dec. 31
-------------------------------------------------------------------------------
DOLLARS IN THOUSANDS                                           1994        1993
-------------------------------------------------------------------------------
Deferred tax asset (net)-Note P........................    $ 12,358     $11,258
Prepaid FDIC insurance premiums........................       4,113           -
Excess of purchase price over fair value
    of assets acquired.................................       1,572       1,792
Excess servicing fee receivable........................         767       1,348
Purchased mortgage servicing rights....................          94          99
Other prepaid assets and deferred charges..............      17,285      23,288
                                                           --------------------
                                                           $ 36,189     $37,785
                                                           ====================

  The amortization of the excess of purchase price over fair value of assets acquired (i.e., goodwill) amounted to $220,000, $270,000, and $308,000 for 1994,
1993 and 1992, respectively.


                                                     1994 Annual Report/10-K  47

NOTE N
DEPOSITS
 Deposit balances are summarized as follows:

                                                                     Weighted Average
                                                                        Interest Rate
                                                                        as of Dec. 31                    Dec. 31
                                                                    --------------------------------------------------------------
DOLLARS IN THOUSANDS                                                 1994       1993            1994                  1993
----------------------------------------------------------------------------------------------------------------------------------
                                                                                           Amount    Percent     Amount    Percent
CORE ACCOUNTS:
Interest bearing checking........................................      1.80%      1.78%  $  249,505      7.7%  $  252,854      7.8%
Noninterest bearing checking.....................................        --         --      110,351      3.4       81,579      2.5
Other noninterest bearing accounts...............................        --         --       36,457      1.1       51,811      1.6
Savings accounts.................................................      2.43       2.42      769,925     23.9      801,868     24.7
Money market accounts............................................      3.13       2.71      245,155      7.6      300,994      9.3
                                                                       -----------------------------------------------------------
Core accounts....................................................      2.18       2.16    1,411,393     43.7    1,489,106     45.9
CERTIFICATES OF DEPOSIT: (A)
3 months and under..............................................       3.35       2.75       34,707      1.1       59,015      1.8
6 months.........................................................      4.22       3.06      192,210      5.9      262,855      8.1
7 months.........................................................      5.87       3.00      214,510      6.6        5,962      0.2
8 months.........................................................      5.80         --       13,155      0.4           --       --
9 months.........................................................      4.97       3.30      184,061      5.7       22,702      0.7
12 months........................................................      4.09       3.47      244,186      7.6      315,380      9.7
15 months........................................................      3.39       4.50       12,373      0.4       23,948      0.7
18 months........................................................      4.56       3.95       90,078      2.8      144,615      4.4
24 months........................................................      4.49       4.89       54,943      1.7      137,864      4.2
30 months........................................................      4.73       4.80      242,448      7.5      196,376      6.0
36 months........................................................      4.97       5.85      117,232      3.6      162,607      5.0
48 months........................................................      6.10       6.85       12,413      0.4       16,558      0.5
60 months........................................................      6.47       7.01      294,444      9.1      292,146      9.0
84-120 months....................................................      6.44       6.53       56,996      1.8       45,342      1.4
Jumbo accounts...................................................      3.60       3.38       11,221      0.3       27,828      0.9
Other............................................................      8.12       7.74       46,533      1.4       50,314      1.5
                                                                       -----------------------------------------------------------
Certificates of deposit..........................................      5.14%      4.73%  $1,821,510     56.3%  $1,763,512     54.1%
                                                                       -----------------------------------------------------------
Total deposits (B)...............................................      3.85%      3.56%  $3,232,903    100.0%  $3,252,618    100.0%
                                                                       -----------------------------------------------------------
Accrued interest.................................................                        $    7,174            $    3,057
                                                                                         --------------------------------
Total deposit-related liabilities................................                        $3,240,077            $3,255,675
                                                                                         --------------------------------

(A) BASED UPON ORIGINAL MATURITIES.
(B) INCLUDES $246.8 MILLION OF DEPOSITS IN DENOMINATIONS OF $100,000 OR MORE.

 Interest expense by category of deposit is summarized as follows:

DOLLARS IN THOUSANDS                                                   1994       1993         1992
---------------------------------------------------------------------------------------------------
Checking accounts................................................  $  4,481   $  4,833   $    4,585
Savings accounts.................................................    20,246     21,601       22,828
Money market accounts............................................     7,809      8,634       10,104
Certificates of deposit..........................................    82,426     87,205      107,716
                                                                   --------------------------------
                                                                   $114,962   $122,273     $145,233
                                                                   --------------------------------


48  St.Paul Bancorp, Inc.

NOTE O
Borrowings
Borrowings consisted of the following at Dec. 31, 1994 and 1993:

DOLLARS IN THOUSANDS                  DEC. 31, 1994            Dec. 31, 1993
-------------------------------------------------------------------------------
                                               Weighted                Weighted
                                                Average                 Average
                                   Amount      Interest      Amount    Interest
                                 Borrowed          Rate    Borrowed        Rate
Short-term:
FHLB advances..................  $120,275          6.35%    $   263        6.95%
Securities sold under
 agreements to repurchase......   100,000          6.08          --          --
Mortgage loan..................       905          9.50          --          --
St.Paul Bancorp ESOP...........        --            --         357        7.00
                                 ----------------------------------------------
                                  221,180          6.24         620        6.98
Long-term:
FHLB advances..................   216,684          6.41       6.956        7.96
Subordinated notes
 (net of unamortized discount
 1994-$996; 1993-$1,143).......    33,504          8.96      33,357        8.95
Mortgage-backed notes..........    16,400          8.70      16,392        8.80
Mortgage loan..................        --            --       1,520        7.00
St.Paul Bancorp ESOP...........     3,883          8.50       3,883        6.00
Capital lease obligations......     1,276         37.95       1,242       37.95
                                 ----------------------------------------------
                                  271,747          7.04      63,350        9.15
                                 ----------------------------------------------
Total borrowings...............  $492,927          6.68%    $63,970        9.12%
                                 ==============================================


The following table presents the maturity distribution of borrowings at Dec. 31, 1994:

DOLLARS IN THOUSANDS                                 Year-End 1994 Borrowings by Maturity
------------------------------------------------------------------------------------------------------------
                                                                                           After
                                     1995      1996       1997       1998        1999       1999       Total
------------------------------------------------------------------------------------------------------------
Short-term:
FHLB advances...............     $120,275    $   --    $    --    $    --    $     --    $    --    $120,275
Securities sold under
 agreements to repurchase...      100,000        --         --         --          --         --     100,000
Mortgage loan...............          905        --         --         --          --         --         905
                                 ---------------------------------------------------------------------------
                                  221,180        --         --         --          --         --     221,180
Long-term:
FHLB advances...............           --     5,285     55,314     40,000     115,000      1,085     216,684
Subordinated notes..........           --        --         --         --          --     33,504      33,504
Mortgage-backed notes.......           --        --         --         --      16,400         --      16,400
St.Paul Bancorp ESOP........           --       224        324        324         324      2,687       3,883
Capital lease...............           --        --         --         --          --      1,276       1,276
                                 ---------------------------------------------------------------------------
                                       --     5,509     55,638     40,324     131,724     38,552     271,747
                                 ---------------------------------------------------------------------------
Total borrowings............     $221,180    $5,509    $55,638    $40,324    $131,724    $38,552    $492,927
                                 ===========================================================================

                                                     1994 Annual Report/10-K  49

FHLB Advances: As a member of the FHLB system, the FHLB of Chicago is allowed to extend credit to the Bank through advances and letters of credit up to 20% of the Bank's total assets. The Bank maintains qualifying loans in its portfolio of at least 170% of outstanding advances as collateral for notes payable to the FHLB of Chicago. The FHLB stock is also pledged as collateral. During 1992, the average month-end balance of short-term FHLB advances was $90,718 with an average month-end rate of 8.80%. The highest month-end balance during 1992 was $124,279.

Securities Sold Under Agreements to Repurchase: The Bank enters into sales of securities under agreements to repurchase with nationally recognized primary securities dealers and financial institutions. The average amount of securities sold under agreements to repurchase during 1994 was $44.6 million. The highest month-end balance for these borrowings during 1994 was $100.0 million.

  Securities sold under agreements to repurchase can have varying maturities and are secured by designated collateral which is held by an independent trustee. At Dec. 31, 1994, the collateral securing these borrowings had a carrying value of $111.1 million and a fair value of $104.4 million. As of Dec. 31, 1994, the Bank had approximately $850.0 million of unused credit lines available to borrow under agreements to repurchase.

Mortgage Loan: During 1992, St.Paul Financial obtained a $2.0 million mortgage loan from another financial institution. The note matures on Dec. 31, 1995. At Dec. 31, 1994 and 1993, real estate serving as collateral for the mortgage note had carrying values of $1.2 and $2.5 million, respectively.

Subordinated Notes: In February 1993, the Company issued $34.5 million of 8.25% subordinated notes that was used by the Company for general corporate purposes, including the purchase of St.Paul Financial from the Bank. The notes will mature on Jan. 31, 2000, but may be redeemed without penalty any time after Jan. 31, 1996. The Notes are unsecured general obligations of the Company and are subordinated to all senior indebtedness. The notes limit the amount of indebtedness the Company may incur in future periods as well as the payment of dividends and other capital distributions. See "Note Q - Stockholders' Equity" for description of dividend and capital distribution limitations.

Mortgage-Backed Notes: The Bank had $16.4 million of mortgage-backed notes outstanding as of Dec. 31, 1994 and 1993. The mortgage-backed notes are secured by MBS held by an independent trustee. Collateral agreements require maintaining an aggregate market value of not less than the amount necessary to effect a maturity collateral substitution if necessary. At Dec. 31, 1994 and 1993, the collateral securing these notes had a carrying and fair value of approximately $20.7 million and $22.0 million, respectively. As of Dec. 31, 1994, these notes had a "AAA" rating from Moody's Investor Services. The Bank may issue up to an additional $400.0 million of such notes with varying terms through an existing underwriting agreement, subject to market conditions and collateral availability.

ESOP Borrowings: A noncontributory, leveraged employee stock ownership plan was established by the Bank in April 1987. The ESOP was originally funded by a $5.0 million loan at an interest rate of 7%, which matured in May 1994.

  In 1991, the ESOP obtained a $5.0 million line of credit through another financial institution, which was increased to $18.0 million in 1993. At Dec. 31, 1994, $3.9 million was outstanding under this line.

  In January 1995, a state banking agency took over the operations of the lender, which may affect the availability of the remaining credit line.

  The line of credit is guaranteed by the Company and amounts drawn under the arrangement are secured by shares of Company stock and partially by marketable-debt securities owned by St.Paul Bancorp. The Company has confirmed that its collateral is held in segregated custodial accounts.

  At Dec. 31, 1994 and 1993, Company stock securing the borrowings had carrying values of $3.9 million and $4.2 million and fair values of $5.0 million and $6.3 million, respectively. At Dec. 31, 1994 and 1993, the marketable-debt securities securing the borrowings had a carrying value of $979,000 and $989,000, respectively. The fair value of these securities approximated their carrying value at Dec. 31, 1994 and 1993.

Capital Lease Obligations: In 1991, the Bank entered into a capital lease for the use of a branch facility. While the term of this lease extends to 2016, the Bank has the option to purchase the related facility at the end of 1996 or any time after October 1999. See "Note L - Office Properties and Equipment" for further details.

NOTE P

Income Taxes

The following schedule summarizes the components of income tax expense for 1994, 1993, and 1992. The amounts reported as current and deferred income tax expense for 1993 have been restated to conform to the 1993 tax return, which was filed several months after the end of the fiscal year. Total income tax expense is not affected by the reclassification of current and deferred taxes.


                               For the Years Ended Dec. 31
----------------------------------------------------------
DOLLARS IN THOUSANDS            1994      1993      1992
----------------------------------------------------------
Federal income tax expense:
Current provision............  $13,949   $16,155   $21,099
Deferred expense (benefit)...    3,416     2,418      (932)
                               ---------------------------
                                17,365    18,573    20,167
                               ---------------------------
State income tax expense:
Current provision............    1,222       239       225
Deferred expense (benefit)...      404       249       (67)
                               ---------------------------
                                 1,626       488       158
                               ---------------------------
Total income tax expense:
Current provision............   15,171    16,394    21,324
Deferred expense (benefit)...    3,820     2,667      (999)
                               ---------------------------
Income taxes.................  $18,991   $19,061   $20,325
                               ===========================

50  St.Paul Bancorp, Inc.

  A reconciliation from expected federal income tax expense to consolidated effective income tax expense for the periods indicated is as follows:

                                               Dec. 31
----------------------------------------------------------------
DOLLARS IN THOUSANDS                    1994      1993      1992
----------------------------------------------------------------
Statutory federal income tax rate..       35%       35%       34%
                                     ---------------------------
Federal income tax expense at
 statutory rate....................  $18,726   $21,157   $19,724
State tax expense, net of
 federal tax benefit...............    1,057       317       103
1% change in deferred tax rate.....       --      (426)       --
Federal income tax refunds.........       --    (1,141)       --
Other..............................     (792)     (846)      498
                                     ---------------------------
Income taxes.......................  $18,991   $19,061   $20,325
                                     ===========================

  The sources of the differences in timing between items affecting the recognition of income and expense for tax and financial statement purposes and their resulting effect on income tax expense are as follows:

                                                        Dec. 31
-----------------------------------------------------------------------
DOLLARS IN THOUSANDS                           1994      1993      1992
-----------------------------------------------------------------------
General loan loss allowance................  $  807    $2,372   $  (393)
Excess of tax accumulated provision for
 losses over base year amount..............     (76)     (827)   (1,779)
Yield adjustments on interest earning
 assets and interest bearing liabilities...   1,377     1,129       822
Tax depreciation in excess
 of book depreciation......................     117      (260)     (208)
Prepaid expenses...........................   1,440        93       220
Accrued compensation and benefits..........    (109)     (147)     (194)
Stock dividends on FHLB stock..............     (24)      (31)      432
Change in deferred tax rates...............      --       426        --
Other, net.................................     288       (88)      101
                                             --------------------------
Total......................................  $3,820    $2,667   $  (999)
                                             ==========================

  The following schedule summarizes current income tax liabilities and deferred income tax assets as of Dec. 31, 1994 and 1993, as restated to conform with tax returns filed for the respective years.

DOLLARS IN THOUSANDS                                  1994          1993
------------------------------------------------------------------------
Income tax liabilities and (assets):
Income taxes currently payable
  included in "other liabilities"............     $  2,183      $  1,506
                                                  ======================
Deferred income tax assets...................     $(20,027)     $(20,259)
Deferred income tax liabilities..............        7,669         9,001
                                                  ----------------------
Net deferred income tax assets
    included in "other assets"...............     $(12,358)     $(11,258)
                                                  ======================

 The sources of the deferred income tax assets and liabilities are as follows:

DOLLARS IN THOUSANDS                                    1994          1993
--------------------------------------------------------------------------
General loan loss allowance.......................  $(15,238)     $(16,045)
Unrealized loss on securities available for sale..    (2,150)           --
Yield adjustments on interest earning assets
 and interest bearing liabilities.................        --        (1,251)
Accrued compensation and benefits.................    (1,746)      ( 1,665)
Other.............................................      (893)       (1,298)
                                                    ----------------------
Total deferred assets.............................   (20,027)      (20,259)
Depreciation for tax purposes in excess of book...     3,295         3,178
Prepaid expenses..................................     1,846           406
Stock dividends on FHLB stock.....................     1,280         1,304
Yield adjustments on interest earning assets
 and interest bearing liabilities.................       126            --
Unrealized gain on securities available for sale..        --         2,798
Excess of tax accumulated provision
 for losses over base year amount.................        --            76
Other.............................................     1,122         1,239
                                                    ----------------------
Total deferred liabilities........................     7,669         9,001
                                                    ----------------------
Net deferred tax asset............................  $(12,358)     $(11,258)
                                                    ======================

  Retained earnings at Dec. 31, 1994 and 1993, included approximately $49.2 million and $51.1 million, respectively, of income for which no deferred federal income tax liability has been recognized. This amount represents earnings appropriated to bad debt reserves and deducted for federal income tax purposes and is not available for payment of cash dividends or other distributions to stockholders, including distributions on redemption, dissolution, or liquidation of the Bank, without incurring a tax liability. If triggered, the tax liability related to the appropriated earnings would have been $18.6 million and $19.3 million at Dec. 31, 1994 and 1993, respectively.

  The Company and its subsidiaries file a consolidated federal income tax return. The intercompany settlement of taxes paid is based on a tax sharing agreement which generally allocates taxes to each entity based upon a separate return basis. Subject to certain regulatory limits, the Bank qualifies as a savings and loan for tax purposes and, accordingly, is allowed a special bad-debt deduction based upon a percentage of taxable income (presently 8%) or on specified experience formulas.

NOTE Q
Stockholders' Equity

Holding Company: The Company's Certificate of Incorporation authorizes up to 40 million shares of common stock and up to 10 million shares of preferred stock. Such preferred may rank prior to the common stock as to dividend rights, liquidation preferences, or both, and may have full or limited voting rights.

  In 1992, the Company's Board of Directors adopted a Shareholders Rights Plan which is designed to strengthen the Board's ability to act for the stockholders in the event of an unsolicited bid to acquire control of the Company. Each outstanding share of common stock currently is attached to one Right under the Plan. If the Rights become exercisable, each

                                                    1994 Annual Report/10-K  51

Right initially would entitle the holder (except the acquiring person or entity referred to below) to purchase from the Company, 0.7% of a share of Series A junior participating preferred stock, par value $0.01 per share, at a price of $80.00, subject to adjustment as provided in the Plan. If a person or entity becomes a 10% beneficial owner of the Company's common stock (other than through the acquisition of newly issued shares directly from the Company), each holder of a Right would be entitled to receive, in lieu of the preferred stock, at the then-current exercise price of the Right, common stock (or, in certain circumstances, cash, property, or other securities of the Company) having a value equal to two times the exercise price.

  In general, the Rights become exercisable if another person or entity without Board approval acquires 10% or more of the Company's outstanding common stock, makes a tender offer for that amount of stock, or files a regulatory application for approval of a change in control of the Company. The acquiring person or entity would not be entitled to exercise the Rights. These Rights expire at the earliest of Nov. 13, 2002, redemption of the Rights by the Company at a price of $0.01 per Right, or exchange of the Rights in accordance with the Plan. The Rights will cause substantial dilution to a person or entity attempting to acquire the Company without conditioning the offer on the Rights being redeemed or a substantial number of Rights being acquired.

  At Dec. 31, 1994 and 1993, 139,025 and 144,551 shares of preferred stock were reserved for future exercise of the Rights, respectively.

  Dividends and other distributions of St.Paul Bancorp stock are subject to restrictions agreed upon by the Company in connection with the issuance of $34.5 million of subordinated notes in 1993. Cumulative dividends and other distributions subsequent to Dec. 31, 1992 are limited to the sum of: (a) $22.0 million plus (b) 75% of the Company's aggregate consolidated net income subsequent to Dec. 31, 1992, less (c) 100% of the amount of consolidated net loss incurred by the Company during any fiscal year subsequent to Dec. 31, 1992 plus (d) 100% of the net proceeds received by the Company from any equity securities issued by the Company (other than to a subsidiary) subsequent to Dec. 31, 1992.

  During 1994, the Company repurchased 1,003,925 shares of its outstanding common stock under two consecutive stock repurchase programs. On Jan. 12, 1995, the Company announced its intention to continue the current repurchase program and repurchase up to an additional 236,447 shares of its common stock over the first six months of 1995 through open market and privately negotiated transactions.

Bank: New capital standards were imposed on all federally insured depository institutions as a result of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. Regulations impose the following capital requirements: a risk-based capital standard expressed as a percent of risk-adjusted assets, a leverage ratio of core capital to total adjusted assets, and a tangible capital ratio expressed as a percent of total adjusted assets. As of Dec. 31, 1994, the Bank exceeded all regulatory capital requirements.

  The following schedule presents the Bank's regulatory capital ratios as of Dec. 31, 1994.

DOLLARS IN THOUSANDS
-------------------------------------------------------------------
                                 Core       Tangible     Risk-Based
                              Capital        Capital        Capital
Actual percentage..........      8.51%          8.51%         16.65%
Required percentage........      3.00           1.50           8.00
                             --------------------------------------
Excess percentage..........      5.51%          7.01%          8.65%
                             ======================================
Actual capital.............  $347,837       $347,837       $376,201
Required capital...........   122,654         61,327        180,786
                             --------------------------------------
Excess capital.............  $225,183       $286,510       $195,415
                             ======================================

  The following schedule reconciles stockholders' equity of the Company to each of the components of regulatory capital of the Bank at Dec. 31, 1994 and 1993:

                                                1994           1993
-------------------------------------------------------------------
Stockholders' equity of the Company.......  $351,397       $347,329
Less: capitalization of the Company's
 subsidiaries other than the Bank.........   (10,227)        (8,393)
Less: capitalization of the Company.......     6,300         12,156
                                            -----------------------
Stockholders' equity of the Bank..........   347,470        351,092
Plus: unrealized loss on
 available for sale securities............     3,531             --
Less: investment in non-includable
 subsidiaries.............................    (1,459)          (880)
Less: intangible assets...................    (1,705)        (2,223)
                                            -----------------------
Tangible and core capital.................   347,837        347,989
Plus: allowable general valuation
 allowances...............................    28,364         28,366
                                            -----------------------
Risk-based capital........................  $376,201       $376,355
                                            =======================

  The payment of dividends from the Bank to the Holding Company is regulated by the OTS.

NOTE R
Stock Option Plan

The Board of Directors of the Company has a stock option plan (the "Option Plan") for the benefit of directors, officers, and other key employees of the Company or its subsidiaries. The Option Plan was approved by the Company's stockholders at its 1988 annual meeting. Under the original terms of the Option Plan, 1,770,000 shares of authorized but unissued common stock were reserved for issuance. At subsequent annual stockholders' meetings, an additional 925,000 shares of authorized but unissued common stock were added to the Option Plan.

  The Option Plan authorizes the Stock Option Committee of the Board of Directors to administer the plan and make recommendations to award stock options to key officers, directors and employees. Stock options are granted at the discretion of the Stock Option Committee, with grants generally made


52  St.Paul Bancorp, Inc.

based upon individual performance or promotions. Stock options are granted at an option price equal to the fair market value of the Company's common stock on the date of grant and have a 10-year term. The amount of stock option grants increases according to salary and position within the Company. Options granted under the Option Plan are exercisable in respect of 50% of the number of shares on the first anniversary of the date of grant and are exercisable in respect of an additional 12.5% on each of the second, third, fourth, and fifth anniversaries of the date of grant, provided that the options are 100% exercisable for any employee who has completed five years of employment with the Company. The options also become exercisable upon any merger or consolidation of the Company in which the Company is not the surviving entity.

  The following table sets forth activity relating to the number of shares covered by stock options:

                                         1994         1993         1992
-----------------------------------------------------------------------
Options outstanding at Jan. 1....   1,950,338    1,868,925    1,543,425
Granted..........................      12,000      217,500      526,500
Exercised........................    (101,424)    (134,513)    (200,325)
Canceled.........................      (7,500)      (1,574)        (675)
                                   ------------------------------------
Options outstanding at Dec. 31...   1,853,414    1,950,338    1,868,925
Options exercisable at Dec. 31...   1,763,782    1,814,400    1,737,225
Shares available for future
 grant at Dec. 31................     218,874       48,374      264,300
Weighted average option price
 of options exercised during
 the year........................  $     8.51   $     7.59   $     6.81
Weighted average option price
 of options outstanding
 at Dec. 31......................        9.59         9.47         8.51
                                   ====================================

NOTE S
Employee Benefit Plans

Pension Plans: The Bank sponsors a defined benefit pension plan ("the Plan") covering substantially all employees of the Company. Benefits are based on years of service and the employee's highest 60 consecutive months of compensation. Contributions to the Plan are designed to fund current service costs on a current basis, and to fund over 40 years the liability for benefits arising from qualifying service prior to Jan. 1, 1976, and to fund subsequent amendments over 30 years.

  Additionally, the Bank sponsors supplemental retirement plans ("the Supplemental Plans"). The Supplemental Plans are non-qualified defined benefit plans established to provide retirement benefits (as determined by provisions of the Plans) that cannot be provided from the Plans because of limitations under Internal Revenue Code Sections 415 and 401(a)(17). The Bank also sponsors a non-qualifying, defined benefit retirement plan for the Company's directors ("the Directors' Plan"). Payments due under the Supplemental Plans and the Directors' Plan are made from the Bank's general assets when due.

  Total pension cost for 1994, 1993, and 1992 was $3.6 million, $2.7 million, and $2.1 million, respectively. Pension expense was comprised of the following components:

                                                            Dec. 31
----------------------------------------------------------------------------
DOLLARS IN THOUSANDS                                1994      1993      1992
----------------------------------------------------------------------------
THE PLAN
Service cost benefits earned
 during the period.............................  $ 1,748   $ 1,399   $ 1,130
Interest cost on projected benefit obligation..    1,630     1,509     1,310
(Return) loss on plan assets...................      300    (2,125)   (1,943)
Net amortization and deferral..................   (1,533)    1,119     1,126
                                                 ---------------------------
Pension cost...................................  $ 2,145   $ 1,902   $ 1,623
                                                 ===========================

SUPPLEMENTAL PLANS
Service cost benefits earned
 during the period.............................  $   344   $   215   $   150
Interest cost on projected benefit obligation..      441       269       186
Net amortization and deferral..................      321       183       133
                                                 ---------------------------
Pension cost...................................  $ 1,106   $   667   $   469
                                                 ===========================
THE DIRECTORS' PLAN
Service cost benefits earned
 during the period.............................  $   127   $    34   $    33
Interest cost on projected benefit obligation..       81        31         7
Net amortization and deferral..................      144        32        --
                                                 ---------------------------
Pension cost...................................  $   352   $    97   $    40
                                                 ===========================
TOTAL
Service cost benefits earned
 during the period.............................  $ 2,219   $ 1,648   $ 1,313
Interest cost on projected benefit obligation..    2,152     1,809     1,503
(Return) loss on plan assets...................      300    (2,125)   (1,943)
Net amortization and deferral..................   (1,068)    1,334     1,259
                                                 ---------------------------
  Total pension cost...........................  $ 3,603   $ 2,666   $ 2,132
                                                 ===========================

                                                    1994 Annual Report/10-K  53

  The following table sets forth the plans' funded status and amounts recognized in the Company's Consolidated Statements of Financial Condition at Dec. 31:


DOLLARS IN THOUSANDS                                   1994                                  1993
---------------------------------------------------------------------------------------------------------------
                                                  Supplemental  Directors'              Supplemental  Directors'
                                              Plan       Plans        Plan           Plan      Plans        Plan
                                           ---------------------------------------------------------------------
Plan assets at fair value...............   $15,454     $    --     $    --        $16,797    $    --       $  --
                                           ---------------------------------------------------------------------
Accumulated Benefit Obligation (ABO):
Vested...................................  $11,109     $ 1,492     $ 1,082        $12,461    $ 1,288       $ 414
Non-vested...............................    1,665         481          28          1,569        459          --
                                           ---------------------------------------------------------------------
                                           $12,774     $ 1,973     $ 1,110        $14,030    $ 1,747       $ 414
                                           =====================================================================
Overfunded (unfunded) ABO................  $ 2,680     $(1,973)    $(1,110)       $ 2,767    $(1,747)      $(414)
                                           =====================================================================
Projected benefit obligation (PBO).......  $18,788     $ 5,040     $ 1,110        $22,910    $ 4,108       $ 452
                                           =====================================================================
Unfunded PBO.............................  $(3,334)    $(5,040)    $(1,110)       $(6,113)   $(4,108)      $(452)
                                           =====================================================================
Comprised of:
Accrued pension cost.....................  $(1,050)    $(2,434)    $(1,110)       $  (415)   $(1,747)      $(413)
Unrecognized net gain (loss).............   (3,637)       (779)        130         (5,611)    (2,264)       (113)
Unrecognized prior service costs.........      862      (1,659)       (684)          (649)      (224)       (135)
Unrecognized net obligation (asset) at
 Jan. 1, 1987, net of amortization.......      491        (168)         --            562       (194)         --
                                           ---------------------------------------------------------------------
Adjustment required to recognize minimum
 liability...............................  $    --    $     --     $   554        $    --    $   321       $ 209
                                           =====================================================================

  The following actuarial assumptions were used in calculating net pension cost and benefit obligations:

                              1994   1993   1992
-------------------------------------------------
Discount rate................ 8.50%  7.50%  8.25%
Long-term rate of
 return on assets............ 8.50   8.50   8.00
Rate of increase in
 future compensation levels.. 5.00   5.50   7.50
                              -------------------

  At Dec. 31, 1994, the Plans' assets consisted of short-term Treasury notes and bonds, long-term corporate and government bonds, and various equity securities. Included in the equity securities is $3.1 million of Company stock.

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

  The ESOP is authorized to borrow money to finance the acquisition of Company common stock and to pledge the stock acquired to secure payment of the loan. The Bank does not provide financing for the ESOP. During 1987, the ESOP borrowed $5.0 million to purchase 750,000 shares of Company common stock. As of Dec. 31, 1994, this loan was paid in full. During 1991, the ESOP obtained a $5.0 million line of credit, which was increased to $18.0 million in 1993. As of Dec. 31, 1994, $3.9 million of this line of credit was outstanding. Outstanding ESOP borrowings are guaranteed by the Company and are included in other borrowings and stockholders' equity in the Consolidated Statements of Condition.

  In addition to the acquisition of Company stock through proceeds from borrowings, the ESOP also purchases additional shares if ESOP contributions are in excess of debt service requirements.

  Leveraged shares of Company stock are held by the ESOP trustee as collateral on the loan. As the loans are repaid, shares held as collateral are released. The ESOP loans are being repaid from Bank contributions and dividends on the unallocated shares of Company stock. Payment of the ESOP loans is guaranteed by the Company. The ESOP borrowings are also partially secured by marketable-debt securities owned by St.Paul Bancorp.

  Contributions to the ESOP are made at the sole discretion of the Board of Trustees of the ESOP, but may not exceed 15% of the aggregate compensation of all participants. Since the inception of the ESOP, contributions have been sufficient to service the ESOP debt and, in certain years, have allowed the ESOP to acquire additional shares of Company stock. ESOP expense totaled $281,000, $846,000, and $1.1 million for 1994, 1993 and 1992, respectively.

54  St.Paul Bancorp, Inc.

 The following table presents the ESOP contributions and loan activity.

DOLLARS IN THOUSANDS                                                        1994        1993       1992
-------------------------------------------------------------------------------------------------------
Total contributions to ESOP................................................  $484       $844     $1,075
Less: contributions used to purchase stock.................................    --        170        425
                                                                             --------------------------
Contributions used to repay loan...........................................   484        674        650
Dividends received on company stock........................................   164        262        224
                                                                             --------------------------
Total ESOP loan payments...................................................   648        936        874
Less: interest.............................................................   291        222        160
                                                                             --------------------------
Amortization on ESOP borrowing.............................................  $357       $714     $  714
                                                                             ==========================

 The following table summarizes shares of Company stock held by the ESOP:

Dec. 31                                                                          1994        1993      1992
-------------------------------------------------------------------------------------------------------------
Shares allocated to participants...........................................     729,951     710,670   612,875
Unallocated shares:........................................................                 339,999   250,792
Grandfathered under SOP 93-6...............................................      90,078         N/A       N/A
Unearned ESOP shares.......................................................     196,350         N/A       N/A
                                                                             --------------------------------
Total......................................................................   1,016,379   1,050,669   863,667
Fair value of unearned
 ESOP shares...............................................................  $3,436,125  $      N/A  $    N/A
                                                                             ================================

NOTE T
Financial Instruments With Off-Balance Sheet Credit Risk

Loans Sold With Recourse: At Dec. 31, 1994 and 1993, the Bank serviced $94.8 million and $138.6 million, respectively, of multifamily loans sold with recourse. The Bank's credit exposure with respect to these loans sold with recourse at Dec. 31, 1994 totaled $26.1 million and was collateralized by $23.7 million of MBS. In comparison, at Dec. 31, 1993 the Bank's credit exposure for these loans totaled $37.9 million and was collateralized by $36.3 million of MBS and letters of credit.

  The multifamily loans were originated by the Bank based upon its normal underwriting standards and continue to be serviced and analyzed by the Bank. The maximum loss related to multifamily loans sold with recourse which would be recognized by the Bank in the event of complete default by the borrowers and worthlessness of the collateral at Dec. 31, 1994 and 1993 is $26.1 million and $37.9 million, respectively. Under the recourse provisions, the Bank generally repurchases the underlying loans that default.


  The following schedule presents the geographical distribution of the real estate collateral of multifamily loans sold with recourse as of Dec. 31, 1994 and 1993:

DOLLARS IN THOUSANDS     1994              1993
--------------------------------------------------------
                        Amount     %      Amount     %
California............ .$36,702   38.7%  $ 60,885   43.9%
Washington............   21,156   22.3     36,030   26.0
Minnesota.............   19,266   20.3     19,543   14.1
Illinois..............    2,079    2.2      2,108    1.5
Other.................   15,575   16.5     20,034   14.5
                        --------------------------------
                        $94,778  100.0%  $138,600  100.0%
                        ================================

  Management evaluates loans sold with recourse in connection with its review of the adequacy of the general valuation allowance to insure that reserves are adequate to absorb potential losses on these loans. For further discussion, which is not included as part of these financial statements, see the "Credit Risk Management" section in "Management's Discussion and Analysis."

Loan Origination Commitments: At Dec. 31, 1994, the Bank had outstanding loan commitments to originate 1-4 family, first mortgage loans of $51.2 million and $9.3 million of commitments to originate multifamily, land and land development loans. These commitments consisted of adjustable rate loan commitments totaling $59.3 million and fixed rate loan commitments of $1.2 million. Most of these commitments expire after 60 days. As of Dec. 31, 1994, the Bank had forward sales contracts for $684,000 of the $1.2 million of fixed rate loan commitments. See "Forward Commitments" following.

  At Dec. 31, 1993, the Bank had outstanding loan commitments to originate 1-4 family, first mortgage loans of $52.4 million. These commitments consisted of adjustable rate loan commitments totaling $26.3 million and fixed rate loan commitments of $26.1 million. Most of these commitments expired after 60 days. As of Dec. 31, 1993, the Bank had forward sales contracts for $17.5 million of the $26.1 million of fixed rate loan commitments. See "Forward Commitments" following.

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

Forward Commitments: As of Dec. 31, 1994, the Bank had forward loan sale commitments of $775,000, including $684,000 of forward contracts on loan disbursement commitments. As of Dec. 31, 1993, the Bank had forward loan sale commitments of $38.1 million, including $17.5 million of forward contracts on loan commitments. All market value losses on forward commitments have been reflected in the consolidated financial statements.



                                                      1994 Annual Report/10-K

Unused Credit Lines: The Bank had unused home equity lines of credit of $42.8 million and $33.5 million, respectively, as of Dec. 31, 1994 and 1993. Home equity lines of credit represent junior mortgages. The Bank applies similar underwriting standards to equity lines of credit as it does on first mortgage loans. Home equity lines of credit have fixed expiration dates. Because many of the line of credit commitments will expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The maximum loss that would be recognized by the Bank as of Dec. 31, 1994 and 1993, in the event that borrowers used 100% of their outstanding credit limits and, subsequently, a complete default by the borrowers and worthlessness of underlying collateral occurred, is $42.8 million and $33.5 million, respectively.

Letters of Credit: At Dec. 31, 1994 and 1993, the Company had issued $6.5 million and $6.1 million, respectively, of standby letters of credit. The Bank has issued letters of credits to various counties and villages as a performance guarantee of land development and improvements and to a commercial bank as collateral for a loan on a land development project. Most of the letters of credit at Dec. 31, 1994 and 1993 have been issued on behalf of St.Paul Financial. The credit risk involved in issuing letters of credit is essentially the same as that involved in lending. As of Dec. 31, 1994 and 1993, the maximum loss that would be recognized by the Company in the event of a complete default by the creditors and worthlessness of the underlying collateral was $6.5 million and $6.1 million, respectively.

  Management evaluates letters of credit in connection with its review of the adequacy of the general valuation allowance to insure that reserves are adequate to absorb potential losses on these guarantees. For further discussion, which is not included as part of these financial statements, see the "Credit Risk Management" section in "Management's Discussion and Analysis."

Guarantees of Indebtedness of Others: In connection with the Elm Financial acquisition, the Bank has assumed two agreements to guarantee the repayment of $4.9 million of principal and related interest on municipal revenue bonds. These bonds are secured by multifamily real estate.

  As of Dec. 31, 1994, MBS and U.S. Treasury securities with carrying values of $3.7 million and $3.0 million, respectively, and fair values of $3.6 million and $3.0 million were pledged as collateral on the guarantees. As of December 31, 1993, MBS and U.S. Treasury securities with carrying values of $5.6 million and $3.0 million, respectively, and fair values of $5.7 million and $3.0 million were pledged as collateral on the guarantees. The Bank does not own any of the bonds, nor have there have been any defaults on the bonds.

  As of Dec. 31, 1994 and 1993, the maximum loss that would be recognized by the Company in the event of a complete default by the creditors and worthlessness of the underlying collateral was $5.1 million.

  Management evaluates the guarantees of indebtedness of other in connection with its review of the adequacy of the general valuation allowance to insure that reserves are adequate to absorb potential losses on these guarantees. For further discussion, which is not included as part of these financial statements, see the "Credit Risk Management" section in "Management's Discussion and Analysis."

Interest Rate Exchange Agreements: The Bank used interest rate exchange agreements in 1994 and 1993 to help reduce certain interest rate exposures. At Dec. 31, 1994 and 1993, the Bank had $147.8 million and $30.0 million, respectively, in notional amount interest rate exchange agreements outstanding on which the Bank pays a fixed interest rate and receives a floating interest rate, based on a referenced index, from the counterparty. These exchange agreements are held for purposes other than trading. The Bank minimized credit and market risk by receiving an unconditional guarantee from the parent company of the counterparty.

  The following table provides a rollforward of the notional amount of interest rate exchange agreements:

DOLLARS IN THOUSANDS                1994       1993
---------------------------------------------------
Balance at beginning of year    $ 30,000   $ 50,000
Additions.....................   134,311          -
Maturities....................   (12,500)   (20,000)
Amortization..................    (4,032)         -
                                -------------------
Balance at year-end...........  $147,779   $ 30,000
                                ===================

The following table presents a summary of interest rate exchange agreements at Dec. 31, 1994 (dollars in thousands):

 Original   Current    Fixed
 Notional  Notional  Payment
   Amount    Amount     Rate   Variable Receipt Rate                 Maturity Date   Purpose
------------------------------------------------------------------------------------------------------------------------------
$ 10,000     $ 10,000   7.03%  11th District cost of funds (4.19%)   11/08/95        Hedge general deposit portfolio
   7,500        7,500   7.32%  11th District cost of funds (4.19%)   11/08/96        Hedge general deposit portfolio
  50,526*      49,464   6.34%  6 month LIBOR (7%)                    03/24/99        Hedge matched funding used to acquire MBS
  49,100*      47,250   6.63%  6 month LIBOR (7%)                    03/24/99        Hedge matched funding used to acquire MBS
  34,685*      33,565   6.54%  6 month LIBOR (7%)                    04/01/99        Hedge matched funding used to acquire MBS
---------------------
$151,811     $147,779
=====================

* NOTIONAL AMOUNT AMORTIZES SEMI-ANNUALLY.

  Included in interest expense in 1994 was $3.1 million of expense on interest rate exchange agreements. In comparison, only $1.2 million of interest expense was incurred in 1993 on interest rate exchange agreements.

56  St.Paul Bancorp, Inc.

NOTE U
Legal Proceedings

  Although the Bank is a defendant in various legal proceedings arising in the ordinary course of its business, there are no legal proceedings which, in the opinion of counsel, may result in a material loss to the Bank.

NOTE V
Concentration of Credit Risk

  By law, savings institutions are required to concentrate their lending primarily in loans secured by residential real estate. For single family mortgage loans, the Bank generally requires borrowers to obtain mortgage insurance on the portion of the loan that exceeds 80% of the appraised value of the real estate. The Bank does not fund single family mortgage loans that exceed 95% of the appraised value of the real estate collateral. For multifamily real estate loans, the Bank's original underwriting procedures require loan-to-value ratios ranging from 25% to 86%, with average loan-to-value ratios of 72% at the time of origination.

  Although most of the loans are secured by first mortgages, the Bank also carries some junior mortgages in its portfolios. Consumer loans are secured by savings accounts maintained at the Bank, automobiles, or contain guarantees of the federal government.

  The following schedule presents the geographical distribution of the Bank's collateral on real estate loans as of Dec. 31, 1994 and 1993:

DOLLARS IN THOUSANDS                          1994
-----------------------------------------------------------------------------------------
                             1-4               All Other
                     Family Real            Real Estate
                    Estate Loans                  Loans                   Total
                    ---------------------------------------------------------------------
                         Amount       %          Amount       %          Amount      %
California.........  $   68,304       4.5%   $  575,026       54.2%  $  643,330       24.9%
Colorado...........         357       0.1        36,994        3.5       37,351        1.4
Florida............       1,676       0.1        18,030        1.7       19,706        0.8
Illinois...........   1,174,977      77.0       118,418       11.2    1,293,395       50.0
Indiana............      80,086       5.2         7,929        0.7       88,015        3.4
Maryland...........         --         --        21,828        2.1       21,828        0.8
Michigan...........      22,288       1.4        18,952        1.8       41,240        1.6
Minnesota..........      16,128       1.1        23,627        2.2       39,755        1.5
Nevada.............          --        --        23,000        2.2       23,000        0.9
Ohio...............      52,181       3.4         1,256        0.1       53,437        2.1
Washington.........          --        --       103,727        9.8      103,727        4.0
Wisconsin..........      95,379       6.3        32,105        3.0      127,484        4.9
Other..............      15,427       0.9        79,438        7.5       94,865        3.7
                    ----------------------------------------------------------------------
Total.............. $1,526,803      100.0%   $1,060,330      100.0%  $2,587,133      100.0%
                    ======================================================================

DOLLARS IN THOUSANDS                                  1993
------------------------------------------------------------------------------------------
                            1-4                All Other
                    Family Real             Real Estate
                   Estate Loans                   Loans                   Total
                   -----------------------------------------------------------------------
                         Amount       %          Amount        %         Amount        %
California........   $   86,175       7.3%   $  662,270       57.7%  $  748,445       32.1%
Colorado..........          377       0.1        53,423        4.7       53,800        2.3
Florida...........        2,086       0.2        20,807        1.8       22,893        1.0
Illinois..........      978,607      82.4        91,128        7.9    1,069,735       45.8
Indiana...........       11,501       0.9         8,040        0.7       19,541        0.8
Maryland..........           --        --        22,153        1.9       22,153        0.9
Michigan..........        6,798       0.6        19,504        1.7       26,302        1.1
Minnesota.........          478       0.1        23,761        2.1       24,239        1.0
Nevada............           --        --        23,295        2.0       23,295        1.0
Ohio..............       10,817       0.9         1,269        0.1       12,086        0.5
Washington........           --        --        95,788        8.3       95,788        4.1
Wisconsin.........       70,362       5.9        43,507        3.8      113,869        4.9
Other.............       20,009       1.6        82,923        7.3      102,932        4.5
                     ---------------------------------------------------------------------
Total.............   $1,187,210     100.0%   $1,147,868      100.0%  $2,335,078      100.0%
                     =====================================================================

  See "Note T--Financial Instruments With Off-Balance Sheet Credit Risk" for geographical concentration of loans sold with recourse.

1994 Annual Report/10-K  57

NOTE W
Parent Company Only Financial Information

STATEMENTS OF FINANCIAL CONDITION

                                                                   Dec. 31
---------------------------------------------------------------------------------
DOLLARS IN THOUSANDS                                              1994       1993
---------------------------------------------------------------------------------
ASSETS:
Cash and cash equivalents................................     $ 21,109   $ 17,628
Marketable-debt securities...............................          979        989
Investment in St.Paul Federal Bank.......................      347,470    351,092
Investment in other subsidiaries.........................       10,227      8,394
Advances to other subsidiaries...........................       11,375      7,200
Prepaid expenses and other assets........................           20         57
                                                              --------------------
Total assets.............................................     $391,180   $385,360
                                                              ====================
LIABILITIES AND STOCKHOLDERS' EQUITY:
Borrowings by employee stock ownership plan..............     $  3,883   $  4,240
Other borrowings.........................................       33,504     33,357
Other liabilities........................................        2,396        434
                                                              -------------------
Total liabilities........................................       39,783     38,031
Preferred stock.........................................           --         --
Common stock.............................................          198        197
Paid-in capital..........................................      138,039    136,609
Retained income..........................................      238,929    210,215
Unrealized gain (loss) on securities, net of taxes.......       (3,531)     4,594
Pension adjustment, net of taxes.........................           --        (46)
Borrowings by employee stock ownership plan..............       (1,000)    (4,240)
Unearned employee stock ownership plan shares............       (2,883)        --
Treasury stock...........................................      (18,355)        --
                                                              -------------------
Total stockholders' equity...............................       351,397    347,329
                                                               -------------------
Total liabilities and stockholders' equity...............      $391,180   $385,360
                                                               ===================

STATEMENTS OF OPERATIONS

                                                                            Dec. 31
------------------------------------------------------------------------------------------------
DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS                      1994       1993         1992
------------------------------------------------------------------------------------------------
Equity in earnings of
    St.Paul Federal Bank.................................       $ 34,076   $ 41,798     $ 36,561
Equity in earnings of other subsidiaries.................          1,759        975        1,442
St.Paul Bancorp loss.....................................         (1,323)    (1,386)        (318)
                                                                --------------------------------
Net income...............................................       $ 34,512   $ 41,387     $ 37,685
                                                                ================================
Earnings per share:
    Primary..............................................        $  1.70   $   2.03     $   2.00
    Fully diluted........................................           1.70       2.03         1.98
                                                                ================================

STATEMENTS OF CASH FLOWS

                                                                          Dec. 31
----------------------------------------------------------------------------------------------
DOLLARS IN THOUSANDS                                             1994         1993        1992
----------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
Net income..............................................     $ 34,512     $ 41,387    $ 37,685
Earnings of St.Paul Federal Bank
    not providing cash...................................     (34,076)     (41,798)    (36,561)
Earnings of other subsidiaries
    not providing cash...................................      (1,759)        (975)     (1,442)
Other sources, net.......................................       1,651           77         316
                                                              --------------------------------
Net cash provided (used) in
 operating activities....................................         328       (1,309)         (2)
INVESTING ACTIVITIES:
Maturities of marketable-debt securities.................       1,000       13,250          --
Purchase of marketable-debt securities...................        (950)     (14,062)     (1,774)
Dividends received from
    St.Paul Federal Bank.................................      30,125       25,910       5,000
Dividends received from
    other subsidiaries...................................       1,000          300       1,350
Acquisition of Elm Financial.............................          --      (26,104)         --
Investments in St.Paul Federal Bank......................         (50)          --          --
Investments in other subsidiaries........................      (1,075)      (9,720)         --
Advances made to other subsidiaries......................      (4,175)      (7,200)         50
                                                              --------------------------------
Net cash provided (used) by
    investing activities.................................      25,875      (17,626)      4,626
FINANCING ACTIVITIES:
Purchase of treasury stock...............................     (18,355)          --          --
Dividends paid...........................................      (5,798)      (5,148)     (4,835)
Net proceeds from issuance of
    subordinated notes...................................          --       33,422          --
Net proceeds from issuance of stock......................       1,431        1,021       1,362
                                                              --------------------------------
Net cash provided (used) by
    financing activities.................................     (22,722)       29,295     (3,473)
                                                              --------------------------------
Total cash provided......................................       3,481        10,360      1,151
Cash and cash equivalents
    at beginning of year.................................      17,628        7,268      6,117
                                                              -------------------------------
Cash and cash equivalents
    at end of year.......................................    $ 21,109     $ 17,628    $ 7,268
                                                             ================================

  The parent company's current primary activity is that of a unitary, nondiversified savings and loan holding company.

58  St.Paul Bancorp, Inc.

NOTE X

Fair Value of Financial Instruments

The following table presents the carrying amount and fair values of the Company's financial instruments at Dec. 31, 1994 and 1993. SFAS No. 107, Disclosures about Fair Value of Financial Instruments, defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.


DOLLARS IN THOUSANDS                                        1994                     1993
--------------------------------------------------------------------------------------------------
                                                    Carrying         Fair    Carrying         Fair
                                                      Amount        Value      Amount        Value
Cash and cash equivalents.......................  $  159,948   $  159,948  $  336,331   $  336,331
Marketable-debt securities:
 Available for sale.............................      29,387       29,387     101,805      101,805
 Held to maturity...............................      70,256       66,386      40,246       41,071
                                                  ------------------------------------------------
                                                      99,643       95,773     142,051      142,876
Mortgage-backed securities:
 Available for sale.............................     129,240      129,240     191,356      191,356
 Held to maturity...............................     997,377      937,553     542,293      541,958
                                                  ------------------------------------------------
                                                   1,126,617    1,066,793     733,649      733,314
Loans receivable:
 1-4 family units...............................   1,526,803    1,462,471   1,187,210    1,224,414
 Multifamily units..............................     996,123      983,979   1,064,467    1,085,118
 Commercial.....................................      63,983       59,596      73,094       70,871
 Land and land development......................         224          224      10,307       10,307
 Consumer loans.................................      22,950       21,590      19,572       19,572
 Loans held for sale............................      10,155       10,157      28,497       28,616
 Net deferred costs and (fees)..................         494           --      (3,757)          --
 Allowance for loan losses......................     (42,196)          --     (46,574)          --
                                                  ------------------------------------------------
                                                   2,578,536    2,538,017   2,332,816    2,438,898
Accrued interest receivable.....................      23,467       23,467      20,247       20,247
FHLB stock......................................      29,847       29,847      31,290       31,290
Other financial assets..........................         767        5,859       1,348        1,348
                                                  ------------------------------------------------
Total financial assets..........................  $4,018,825   $3,919,704  $3,597,732   $3,704,304
                                                  ================================================

Deposits:
Core accounts with no stated maturity...........  $1,411,393   $1,411,393  $1,489,106   $1,489,106
Certificates of deposit.........................   1,821,510    1,814,219   1,763,512    1,784,205
                                                  ------------------------------------------------
                                                   3,232,903    3,225,612   3,252,618    3,273,311
Borrowings:
FHLB advances...................................     336,959      334,407       7,219        7,699
Securities sold under agreements to repurchase..     100,000       98,521          --           --
Subordinated notes..............................      33,504       32,666      33,357       34,024
Mortgage-backed notes...........................      16,400       16,270      16,392       18,276
St.Paul Bancorp employee stock ownership plan...       3,883        3,883       4,240        4,240
Mortgage loan...................................         905          905       1,520        1,520
                                                  ------------------------------------------------
                                                     491,651      486,652      62,728       65,759
Accrued interest payable........................      10,442       10,442       3,732        3,732
Other financial liabilities.....................          --          647          --        2,020
                                                  ------------------------------------------------
Total financial liabilities.....................  $3,734,996   $3,723,353  $3,319,078   $3,344,822
                                                  ================================================



                                                 1994 Annual Report/10-K  59

  The following are the major methods and assumptions used in estimating the fair value of financial instruments.

Cash and cash equivalents: The fair value of cash and amounts due from depository institutions approximates their carrying amount. The fair value of short-term investments was determined based on bid prices published in financial newspapers or bid quotations received from securities dealers.

Marketable-debt securities: The fair value of marketable-debt securities was determined based on bid prices published in financial newspapers or bid quotations received from securities dealers.

Mortgage-backed securities: The fair value of MBS was determined based on bid quotations received from securities dealers.

Loans receivable: The fair value of 1-4 family mortgages was based upon quotes received from the secondary market, and in certain instances, future cash flows discounted at a rate that reflects an estimate of current market rates for the underlying mortgage loans.

  The fair value of multifamily, commercial real estate, land and consumer loans was calculated based on an estimate of the timing of future cash flows, discounted at a rate that reflects an estimate of current market rates for these types of loans. The discount rate for the Bank's classified loans was adjusted for the inherent credit risk in those assets. The estimate of the timing of cash flows was based on the same prepayment assumptions used for regulatory interest rate risk reporting. Most of the Bank's multifamily and commercial real estate and land loans are adjustable rate mortgages, and currently benefit from rate floors above existing market rates.

Accrued interest receivable: The carrying amount of accrued interest receivable is a reasonable estimate of its fair value because its maturity is short-term and potentially uncollectible amounts have been reserved.

Federal Home Loan Bank stock: The fair value of FHLB stock equals its book value because the shares can be resold to the FHLB or other member banks at its par value of $100 per share.

Deposits: The fair value of deposits with no stated maturity, such as savings, checking, and money market accounts, is considered to be equal to the amount payable on demand. The fair value of certificates of deposit was computed as the present value of future cash outflows, based on contractual maturities, discounted at rates equivalent to those offered by the Bank at Dec. 31, 1994 and 1993 for certificates of deposit with similar maturities.

Borrowings: The fair value of FHLB advances was determined based upon a discounted cash flow analysis using a discount rate commensurate with rates currently offered by the FHLB for similar remaining maturities. The fair value of the repurchase agreements, subordinated notes and the mortgage-backed note was based upon quotes received from securities dealers. The fair values of the ESOP borrowing and mortgage loan approximate their carrying amount because the borrowings reprice frequently at market interest rates.

Accrued interest payable: The carrying amount of accrued interest payable is a reasonable estimate of its fair value because its maturity is short-term.

Other financial assets and liabilities: Other financial assets and liabilities include the excess servicing fee receivable, loan origination and sales commitments, letters of credit and other credit related guarantees, recourse provisions on loans sold with recourse and interest rate exchange agreements.

  The fair value of excess servicing fee receivable was determined based upon the present value of anticipated loan servicing cash flows, discounted at a market rate of interest for assets with similar risk.

  The fair value of commitments to originate mortgage loans was estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the borrowers. For fixed rate loan commitments, fair value also considers the difference between current interest rates and the committed rates.

  The fair value of forward loan sale commitments represents the loss the Bank would incur to enter into an offsetting agreement and was determined from quotes received from securities dealers.

  The fair value of the letters of credit and the guarantee of indebtedness of others represents the amount the Company would have to pay a third party to assume the related liability.

  It is not practicable to estimate the fair value of the Company's liability with respect to loans sold with recourse because of the significance of the cost to obtain external quotes. The fair value of the liability for loans sold with recourse would represent the amount the Bank would have to pay a third party to assume the recourse obligation.

  The fair value of interest rate exchange agreements was obtained from a dealer quote and represents the estimated amount the Bank would receive or pay to terminate the contract, taking into account current interest rates and the creditworthiness of the counterparties.


60  St.Paul Bancorp, Inc.

NOTE Y
Acquisition of Elm Financial

On Feb. 23, 1993, the Company acquired ("the Acquisition") Elm Financial Services, Inc. ("Elm Financial"). The operations of Elm Financial are included in the Company's "Consolidated Statements of Income" from the acquisition date and reflect the application of the purchase method of accounting. Under this method of accounting, the aggregate cost to the Company of the Acquisition was allocated to the assets acquired and liabilities assumed, based on their estimated fair values as of Feb. 23, 1993. No goodwill was recorded by the Bank in connection with the Acquisition. The cost to the Company for the Acquisition was $48.2 million, which included the payment of cash and the issuance of 1,292,313 shares of the Company's common stock. The following schedule details the net effect during 1993 of the Acquisition on cash and cash equivalents:

DOLLARS IN THOUSANDS
-----------------------------------------------------
Purchase price..............................  $48,194
Less: issuance of St.Paul stock.............   19,766
Less: Elm stock acquired in 1992............    1,771
                                              -------
Cash paid for acquisition...................   26,657
Cash and cash equivalents acquired..........   11,002
                                              -------
Acquisition of Elm Financial,
 net of cash and cash equivalents acquired..  $15,655
                                              =======

  The "Unaudited Pro Forma Combined Statements of Income" presented below report the combined results of operations of the Company and Elm Financial for the year ended Dec. 31, 1993 and 1992 as if the Acquisition had been effective on Jan. 1, 1993 and Jan. 1, 1992, respectively, after giving effect to the purchase accounting adjustments.

 The "Unaudited Pro Forma Condensed Combined Statements of Income" are intended for informational purposes and are not necessarily indicative of the future results of operations of the combined company, or results of operations of the combined company that would have actually occurred had the Acquisition been consummated as of the periods presented.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

                                                               Year Ended Dec. 31
----------------------------------------------------------------------------------
DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS                     1993      1992
----------------------------------------------------------------------------------
Interest income..............................................  $260,895  $308,065
Interest expense.............................................   134,828   182,028
                                                               ------------------
Net interest income..........................................   126,067   126,037
Provision for loan losses....................................    11,176    10,865
                                                               ------------------
Net interest income after provision for loan losses..........   114,891   115,172
Other income.................................................    32,255    29,277
Other expense................................................    83,942    79,431
Loss on foreclosed real estate...............................     2,516     1,316
                                                               ------------------
Pre-tax income...............................................    60,688    63,702
Income taxes.................................................    19,149    22,378
                                                               ------------------
Net income...................................................  $ 41,539  $ 41,324
                                                               ==================
Earnings per share:
 Primary.....................................................  $   2.02  $   2.05
 Fully diluted...............................................      2.01      2.04
                                                               ==================


                                                    1994 Annual Report/10-K  61

NOTE Z
Selected Quarterly Information (Unaudited)

INCOME STATEMENT

                                                                     For the Quarters Ended
-----------------------------------------------------------------------------------------------------------------------------------
                                     Dec. 31                  Sept. 30                   June 30                   March 31
-----------------------------------------------------------------------------------------------------------------------------------
DOLLARS IN THOUSANDS,
 EXCEPT PER SHARE AMOUNTS          1994         1993         1994         1993         1994         1993         1994          1993
-----------------------------------------------------------------------------------------------------------------------------------
Interest income............     $67,445      $60,588      $64,778      $63,985      $61,891      $67,345      $59,148       $65,019
Interest expense...........      37,557       31,109       35,068       33,067       32,814       34,490       29,630        34,316
                                ---------------------------------------------------------------------------------------------------
Net interest income........      29,888       29,479       29,710       30,918       29,077       32,855       29,518        30,703
Provision for loan losses..       1,250        1,500        1,200        2,500          750        2,750        1,950         4,000
Net gain on assets sold....          30          776           24          464           81          745          389           165
Other income...............       7,662        8,469        7,441        8,235        7,206        7,274        6,938         6,378
G&A expense................      22,251       21,964       21,749       20,913       21,378       20,790       21,788        19,080
Loss on foreclosed real
 estate....................        (557)      (1,527)        (347)        (318)        (781)        (344)        (460)         (327)
                                ---------------------------------------------------------------------------------------------------
Income before income taxes.      13,522       13,733       13,879       15,886       13,455       16,990       12,647        13,839
Income taxes...............       4,840        4,216        4,867        4,781        4,835        5,468        4,449         4,596
                                ---------------------------------------------------------------------------------------------------
Net income.................     $ 8,682      $ 9,517      $ 9,012      $11,105      $ 8,620      $11,522      $ 8,198       $ 9,243
                                ===================================================================================================
Earnings per share:
 Primary...................     $  0.44      $  0.46      $  0.44      $  0.54      $  0.42      $  0.56      $  0.40       $  0.47
 Fully diluted.............        0.44         0.46         0.44         0.54         0.42         0.56         0.40          0.47
                                ---------------------------------------------------------------------------------------------------
Cash dividends per share...     $ 0.075      $ 0.067      $ 0.075      $ 0.067      $ 0.075      $ 0.067      $ 0.075       $ 0.067
                                ===================================================================================================

AVERAGE BALANCE SHEET

                                                                   For the Quarters Ended
-----------------------------------------------------------------------------------------------------------------------------------
                                        Dec. 31                   Sept. 30                  June 30                   March 31
-----------------------------------------------------------------------------------------------------------------------------------
DOLLARS IN THOUSANDS               1994         1993         1994         1993         1994         1993         1994          1993
-----------------------------------------------------------------------------------------------------------------------------------
Total assets...............  $4,071,082   $3,722,444   $4,007,582   $3,779,587   $3,913,017   $3,843,479   $3,706,939    $3,648,523
MBS........................   1,152,331      663,115    1,198,922      667,737    1,142,855      684,759      749,756       643,388
Loans receivable...........   2,577,753    2,411,138    2,463,666    2,472,817    2,349,659    2,517,015    2,349,415     2,424,819
Deposits...................   3,185,541    3,240,690    3,192,934    3,258,708    3,218,816    3,284,393    3,235,814     3,092,843
Borrowings.................     478,299       88,497      404,172      125,649      285,297      174,565       63,832       197,342
Stockholders' equity.......     357,134      340,570      357,890      330,790      352,945      321,889      352,670       301,108
One year GAP to total
 assets....................        4.40%       16.79%        9.19%       15.06%       12.92%       19.38%       15.90%        16.64%
                             ======================================================================================================

NOTE AA
Supplemental Cash Flow Disclosures

DOLLARS IN THOUSANDS                       1994      1993      1992
-------------------------------------------------------------------
Interest credited on deposits........  $100,584  $108,832  $132,100
Interest paid on deposits............    10,742    11,336    14,371
                                       ----------------------------
Total interest paid on deposits......  $111,326  $120,168  $146,471
                                       ============================
Interest paid on borrowings..........  $ 17,578  $ 11,232  $ 21,345
Income taxes paid, net...............    13,925    17,141    22,247
Common stock issued in acquisition
 of Elm Financial....................        --    19,766        --
Real estate acquired
 through foreclosure.................    21,219    42,770    36,494
Loans originated in connection with
 real estate acquired
 through foreclosure.................    11,361    26,491    34,581

62  St.Paul Bancorp, Inc.

REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
St.Paul Bancorp, Inc.

We have audited the accompanying consolidated statements of financial condition of St.Paul Bancorp, Inc. as of December 31, 1994 and 1993, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of St.Paul Bancorp, Inc. at December 31, 1994 and 1993, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.

  As disclosed in Note A, the Company changed its method of accounting for investment securities at December 31, 1993.



Ernst & Young LLP
Chicago, Illinois

January 20, 1995


                                                     1994 Annual Report/10-K  63

ANNUAL REPORT ON FORM 10-K

Securities and Exchange Commission
Washington, D.C. 20549

Annual Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the fiscal year ended Dec. 31, 1994.

Commission File Number 0-15580

ST.PAUL BANCORP, INC.
Incorporated in the State of Delaware
IRS Employer Identification #36-3504665
Address:   6700 West North Avenue
           Chicago, Illinois 60635
Telephone: (312) 622-5000

Securities registered pursuant to Section 12(g) of the Act: Common Stock, Par Value $0.01; Preferred Stock Purchase Rights.

     As of Jan. 31, 1995, St.Paul Bancorp, Inc. had 18,561,067 shares of common stock outstanding. The aggregate market value of common stock held by non-affiliates as of Jan. 31, 1995, was $357,669,572. (1)

     St.Paul Bancorp, Inc. has filed all reports required to be filed by
Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months and has been subject to such filing requirements for the past 90 days.

     No disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is contained in the Company's definitive proxy statement incorporated by reference herein.

     This Annual Report and Form 10-K incorporates into a single document the requirements of the accounting profession and the Securities and Exchange Commission. Only those sections of the Annual Report referenced in the following cross-reference index are incorporated in the Form 10-K.

(1) SOLELY FOR THE PURPOSE OF THIS CALCULATION, ALL EXECUTIVE OFFICERS AND DIRECTORS OF THE REGISTRANT ARE CONSIDERED TO BE AFFILIATED. ALSO INCLUDED ARE THE SHARES HELD BY VARIOUS EMPLOYEE BENEFIT PLANS WHERE TRUSTEES ARE DIRECTORS OF ST.PAUL BANCORP, INC.

Cross-Reference                                                         Page
----------------------------------------------------------------------------
PART I

 Item 1   Business
          General.............................................15, 40, 65-66
          Distribution of Assets, Liabilities
          and Stockholder's Equity;
          Interest Rates and Interest Differential....................21-22
          Investment Portfolio....................................35, 43-44
          Loan Portfolio.............................28, 32, 35, 41, 45, 57
          Summary of Loan Loss Experience.........................31-32, 41
          Deposits...............................................21, 34, 48
          Return on Equity and Assets....................................14
          Short-Term Borrowings.......................................49-50
Item 2    Properties.....................................................65
Item 3    Legal Proceedings............................................none
Item 4    Submission of Matters to a Vote of Security Holders..........none
PART II
Item 5    Market for the Registrant's Common Equity and Related
          Stockholder Matters...............17-18, 20, 30, 51-52, 64-66, 70
Item 6    Selected Financial Data........................................14
Item 7    Management's Discussion and Analysis of Financial
          Condition and Results of Operations.........................15-35
Item 8    Financial Statements and Supplemental Data..................36-63
Item 9    Changes in and Disagreements with Accountants on
          Accounting and Financial Disclosures.........................none
PART III
Item 10   Directors and Executive Officers of the Registrant..........68, *
Item 11   Executive Compensation..........................................*
Item 12   Security Ownership of Certain Beneficial Owners
          and Management..................................................*
Item 13   Certain Relationships and Related Transactions..................*
PART IV
Item 14   Exhibits, Financial Statement Schedules and Reports
          on Form 8-K....................................................67

*ST.PAUL BANCORP'S DEFINITIVE PROXY STATEMENT FOR THE 1995 ANNUAL MEETING OF SHAREHOLDERS IS INCORPORATED HEREIN BY REFERENCE, OTHER THAN THE SECTIONS ENTITLED "REPORT OF THE ORGANIZATIONAL PLANNING AND STOCK OPTION COMMITTEES ON EXECUTIVE COMPENSATION" AND "COMPARATIVE PERFORMANCE GRAPH."

64  St.Paul Bancorp, Inc.

COMPETITION

St.Paul Federal experiences substantial competition in attracting and retaining deposit accounts, in making mortgage and other loans and in selling investment products. Competition for deposit accounts comes primarily from other federally insured financial institutions, such as other savings institutions, commercial banks and credit unions, money market funds and other investment alternatives. Competition for origination of loan products comes primarily from mortgage brokers, other savings institutions, mortgage banking firms, commercial banks, insurance companies and finance companies. Competition for investment products sales comes primarily from other brokerage operations, insurance companies and mutual funds. Many of St.Paul's competitors are unregulated and are not subject to the same restrictions as the Bank.

  St.Paul Federal's market area is experiencing increased competition from the acquisition of local financial institutions by out-of-state commercial banking and savings institutions.

PROPERTIES

All of the office properties and most of the equipment appearing in the Consolidated Statements of Financial Condition and "Note L - Office Properties and Equipment" are owned by the Bank. As of Dec. 31, 1994, the Bank had 52 banking offices located throughout the greater Chicago metropolitan area. Seventeen of the branches were located in Omni(R) and Cub(R) food stores in the Chicago area. All branch locations, except for three drive-up facilities, are full-service offices that provide a full range of banking services. Of the 52 banking offices, 27 were owned and 25 were leased. Also, the Bank owned five administrative buildings and leases administrative office space in an office complex near the Bank's home office. At Dec. 31, 1994, the aggregate net book value of St.Paul Federal's banking and administrative offices owned and the leasehold improvements at the offices leased was $30.5 million. Management believes that all of these properties are in good condition.

  In addition to its land, buildings and leasehold improvements, the Bank had an aggregate net investment in equipment of $13.5 million at Dec. 31, 1994. Included in the equipment owned by the Bank are mainframe, hardware, teller platforms, desktop computers, ATMs and furnishings.

REGULATION

The Company, as a savings and loan holding company, and the Bank, as a federally chartered savings bank, are subject to regulation, supervision and examination by the Office of Thrift Supervision ("OTS") as their primary federal regulator. The Bank also is subject to regulation, supervision and examination by the Federal Deposit Insurance Corporation ("FDIC"), and as to certain matters by the Board of Governors of the Federal Reserve System.

  Federal deposit insurance is required for all federally chartered savings institutions such as the Bank. The Bank's deposits are insured to applicable limits by the Savings Association Insurance Fund ("SAIF"), as administered by the FDIC. National and state-chartered banks generally are insured by the Bank Insurance Fund ("BIF"), also administered by the FDIC. The FDIC sets the annual rates for insurance premiums, which currently are between 0.23% and 0.31% of deposits (based on an institution's supervisory evaluations and capital level) for both the SAIF and the BIF. The FDIC, however, has proposed reducing BIF premiums to as low as 0.04% of deposits for the healthiest rated banks. Because SAIF premiums may be unaffected by the FDIC proposal, SAIF insured institutions like the Bank could be at a competitive disadvantage to BIF insured institutions if the FDIC proposal is promulgated as proposed.

  As a FDIC-insured institution and a federal savings bank, the Bank is required to maintain specified levels of minimum capital, including: (i) "core capital" in an amount not less than 3% of total assets, (ii) "tangible capital" in an amount not less that 1.5% of total assets, and (iii) "risk-based" capital not less than 8.0% of risk-weighted assets. During 1994, the federal bank regulatory agencies revised the method for calculating risk-based capital such that the Bank now must identify the concentration of credit risk and the risks arising from nontraditional activities, as well as the Bank's ability to manage such risks. Furthermore, the OTS revised its risk-based capital requirement to implement a standard of actual performance and expected risk of loss of multifamily mortgages as well as a calculation for intangible assets, including purchased mortgage servicing rights and purchased credit card relationships. These changes had no significant impact on the Bank's required regulatory capital.

  During 1994, the OTS implemented a final rule for calculating an interest rate risk component of capital. Under the final rule, savings institutions with "above normal" interest rate risk exposure are subject to a deduction from total capital for purposes of calculating their risk-based capital requirements. A savings institution's interest rate risk is measured by the decline in the net portfolio value of its assets (i.e., the difference between incoming and outgoing discounted cash flows from assets, liabilities and off-balance sheet contracts) that would result from a hypothetical 200 basis point increase or decrease in market interest rates (except when the three-month Treasury bond equivalent yield falls below 4%, then the decrease will be equal to one-half of that Treasury rate) divided by the estimated economic value of the association's assets. That dollar amount is deducted from the institution's total capital in calculating risk-based capital. At Dec. 31, 1994, the Bank was not required to deduct any amount from capital as a result of interest rate risk exposure.


                                                     1994 Annual Report/10-K  65

  The OTS also has proposed to increase the minimum required core capital ratio from the current 3% level to a range of 4% to 5% for all but the most highly rated financial institutions. While the OTS has not taken final action on such proposal, it has adopted a prompt corrective action ("PCA") regulation that classifies any savings institution with a core capital ratio of less than 4% (3% for the most highly rated institutions) as "undercapitalized." At Dec. 31, 1994, the Bank met the requirements for a "well capitalized" institution. See "Note Q -- Stockholders' Equity" for a summary of regulatory capital position at Dec. 31, 1994.

  The OTS currently imposes limitations on all capital distributions by savings institutions, including dividends, stock repurchases and cash-out mergers. Under the current rule, institutions are grouped into three classifications depending upon their level of regulatory capital both before and after giving effect to a proposed capital distribution. Under a proposed rule, the OTS would conform the three classifications to the five capital classifications set forth under the PCA regulations. Under the OTS proposal, a savings institution which is a subsidiary of a holding company (such as the Bank) could make a capital distribution following notice to the OTS if, after the capital distribution, the institution would remain at least "adequately capitalized" under the PCA regulations. In making the proposal, the OTS stated that it intends to use net income to date during the calendar year plus 50% of surplus capital above the adequately capitalized level as the general rule of thumb for determining the permissible amount of a capital distribution. In recent quarters, the Bank generally has paid dividends of 50% of net income to the Company.

  During 1994, certain legislation was enacted that could affect the operations of the Bank and Company. Among other things, the Community Development Banking and Financial Institutions Act (the "CDB Act") requires the federal banking agencies to streamline and harmonize regulatory, reporting and examination requirements, expedite the processing of regulatory applications and reduce regulatory burdens with respect to the operations of financial institutions and the protection of the deposit insurance funds. The CDB Act also requires that regulations which impose additional reporting, disclosure or other new requirements must become effective only on the first day of a calendar quarter.

  Also enacted during 1994, the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "IBBEA") authorized the acquisition of banks in any state by bank holding companies, subject to compliance with federal and state antitrust laws, the Community Reinvestment Act ("CRA") and specific deposit concentration limits. The IBBEA removes most state law barriers to interstate acquisitions of banks and ultimately will permit multi-state banking operations to merge into a single bank. Although the Bank, as a federal savings bank, already has interstate branching authority, enactment of the IBBEA may result in increased competition and financial institution acquisition activity from out-of-state financial institutions and their holding companies.

  During 1994, various regulations were promulgated that could impact the operations of the Bank and Company. Consistent with the requirements of the CDB Act, the federal bank regulatory agencies have attempted to conform many of their regulations to eliminate the disparity that has developed among the four financial institution regulators. For example, the OTS amended its internal rating system for savings associations by adopting the "CAMEL" (Capital, Assets, Management, Earnings and Liquidity) system developed by the FDIC, in lieu of "MACRO" (Management, Asset Quality, Capital Adequacy, Risk Management and Operating Results). The Bank's CAMEL rating is used to determine, in part, FDIC insurance assessments. The OTS also revised its regulations concerning mergers, transfers of assets, and combinations with other depository institutions to facilitate the acquisition of savings institutions by other FDIC-insured institutions, as well as the acquisition of such institutions by savings associations.

  During 1994, the federal bank regulatory agencies also jointly issued proposed changes to the rules and regulations implementing the CRA that could impact how the Bank's CRA performance is measured. Pursuant to the CRA, the Bank is required to demonstrate how its deposit facilities serve the convenience and needs of the communities in which it is chartered to do business, including the credit needs of low- and moderate-income populations within such communities. The Bank's CRA rating is a factor reviewed in connection with mergers, acquisitions, and other regulatory applications. The proposed revision would adopt a performance-based evaluation system, measuring the Bank's lending, investment and service to its delineated lending community, in lieu of the current process-based system of evaluation. The Bank's current CRA rating is outstanding, and the Bank believes that it can continue to receive comparable CRA ratings if the new evaluation system is adopted as proposed.

  Legislation has been introduced in Congress to merge the Bank's primary federal regulator, the OTS, with the Office of the Comptroller of the Currency, the primary federal regulator of national banks, and to create a new bank regulatory agency, the Federal Banking Agency. There can be no assurance that this legislation or similar legislation will be enacted, or the impact on the Bank and Company of such legislation.

66  St.Paul Bancorp, Inc.

EXHIBITS (c)


Financial Statements Filed                    Page
--------------------------------------------------
St.Paul Bancorp, Inc.
Consolidated Financial Statements               36
Notes to Consolidated Financial Statements      40
Report of Independent Auditors                  63

  Schedules to the consolidated financial statements required by Article 9 of Regulation S-X are omitted, since the required information is included in the footnotes or is not applicable.

  No reports on Form 8-K were filed during the last quarter of fiscal 1994.

  The following Exhibit Index lists the Exhibits to Annual Report on Form 10-K.

EXHIBIT NUMBER 3

Certificate of Incorporation and Bylaws.
I                   Restated Certificate of Incorporation (A).

II                  Bylaws of Registrant, as amended (A).

III                 Amendments to Bylaws of Registrant dated as of Dec. 18,
                    1989, July 18, 1992, Sept. 27, 1993, Oct. 25, 1993 and Feb.
                    28, 1994, respectively (A).

EXHIBIT NUMBER 10
Material Contracts.
I                   Stock Option Plan, as amended (A)(B).

II                  Amendment to Stock Option Plan dated May 13, 1992 (A)(B).

III                 Amendment to Stock Option Plan dated May 4, 1994 (B).

IV                  Employment Agreement dated as of Dec. 19, 1994 among
                    St.Paul Bancorp, Inc., St.Paul Federal Bank For Savings and
                    Joseph C. Scully (B).

V                   Employment Agreement dated as of Dec. 19, 1994 among
                    St.Paul Bancorp, Inc., St.Paul Federal Bank For Savings and
                    Patrick J. Agnew (B).

VI                  St.Paul Federal Bank For Savings Deferred Compensation
                    Trust Agreement dated April 21, 1987 (A)(B).

VII                 First Amendment to Agreements in Trust dated as of Dec. 31,
                    1989 by and between St.Paul Federal Bank For Savings; and
                    Alan J. Fredian, Michael R. Notaro and Faustin A. Pipal, as trustees (A)(B).

VIII                Indenture dated as of July 1, 1989 between St.Paul Federal
                    Bank For Savings and Bankers Trust Company, Trustee (A).

IX                  St.Paul Federal Bank For Savings and St.Paul Bancorp, Inc.
                    Nonqualified Retirement Plan for Directors, as amended and restated as of March 28, 1994 (B).

X                   Agreement in Trust, dated as of Jan. 28, 1991 between
                    St.Paul Federal Bank For Savings; and Alan J. Fredian,
                    Michael R. Notaro and Joseph C. Scully, as trustees (A)(B).

XI                  St.Paul Federal Bank For Savings Supplemental Retirement
                    Plan and Excess Benefit Plan (A)(B).

XII                 St.Paul Federal Bank For Savings Supplemental Retirement
                    Trust (A)(B).

XIII                Term Loan Agreement, dated as of Nov. 21, 1991, among
                    St.Paul Federal Bank For Savings Employee Stock Ownership
                    Trust, St.Paul Bancorp, Inc. and Nationar (A).

XIV                 Shareholders Rights Plan dated Oct. 26, 1992 (A).

XV                  Severance Agreements, dated as of Dec. 21, 1992, among
                    St.Paul Bancorp, Inc., St.Paul Federal Bank For Savings and
                    Thomas J. Rinella, Robert N. Parke, and Clifford M.
                    Sladnick, respectively (A)(B).

XVI                 Severance Agreement, dated as of Dec. 21, 1992, among
                    St.Paul Bancorp, Inc., St.Paul Federal Bank for Savings and
                    Donald G. Ross (B).

XVII                Amendments to Severance Agreements, dated as of Dec. 19,
                    1994, among St.Paul Bancorp, Inc., St.Paul Federal Bank For
                    Savings and Thomas J. Rinella, Robert N. Parke, Donald G.
                    Ross, and Clifford M. Sladnick, respectively (B).

XVIII               Indenture for Subordinated Notes dated Feb. 1, 1993 between
                    St.Paul Bancorp, Inc. and Harris Trust and Savings Bank (A).

XIX                 St.Paul Bancorp, Inc. and St.Paul Federal Bank For Savings
                    Employee Severance Compensation Plan, executed Dec. 20, 1993
                    (A)(B).

XX                  First Amendment to Term Loan Agreement, dated as of June 30,
                    1993 (but effective as of May 5, 1993) by and among St.Paul
                    Federal Bank For Savings Employee Stock Ownership Trust,
                    St.Paul Bancorp, Inc., and Nationar (A).

EXHIBIT NUMBER 13
1994 Annual Report to Shareholders.

EXHIBIT NUMBER 21
Subsidiaries of Registrant.

EXHIBIT NUMBER 23
Consent of Ernst & Young LLP.

EXHIBIT NUMBER 27
Financial Data Schedule.

(A) EXHIBIT HAS HERETOFORE BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND IS INCORPORATED HEREIN BY REFERENCE.

(B) MANAGEMENT CONTRACT OR COMPENSATION PLAN OR ARRANGEMENT REQUIRED TO BE FILED AS AN EXHIBIT.

(C)  COPIES OF THE EXHIBITS WILL BE FURNISHED UPON REQUEST AND PAYMENT
OF THE COMPANY'S EXPENSES IN FURNISHING THE FINANCIAL STATEMENT SCHEDULE AND EXHIBITS.

                                                     1994 Annual Report/10-K  67

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on March 27, 1995 on its behalf by the undersigned thereunto duly authorized.

St.Paul Bancorp, Inc.
Joseph C. Scully
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below on March 27, 1995, by the following persons on behalf of the registrant and in the capacities indicated.


JOSEPH C. SCULLY                              ALAN J. FREDIAN
Chairman and Chief Executive Officer          Director

PATRICK J. AGNEW                              KENNETH J. JAMES
President and Chief Operating Officer         Director

ROBERT N. PARKE                               DR. JEAN C. MURRAY, O.P.
Senior Vice President and Treasurer           Director
(principal financial officer)

PAUL J. DEVITT                                MICHAEL R. NOTARO
First Vice President and Controller           Director
(principal accounting officer)

WILLIAM A. ANDERSON                           JOHN J. VIERA
Director                                      Director

JOHN W. CROGHAN                               JAMES B. WOOD
Director                                      Director


ST.PAUL BANCORP OFFICERS

JOSEPH C. SCULLY,
54, has been Chairman since 1989 and Chief Executive Officer since 1982. He joined the company in 1963 and has also served as President, Senior Vice President, Corporate Secretary and Vice President.

PATRICK J. AGNEW,
52, was appointed President in 1989. Previously General Counsel for the company, he also has been a partner in the law firm of Righeimer, Martin and Cinquino.

ROBERT N. PARKE,
50, became Senior Vice President of Finance and Chief Financial Officer in 1981. Previously, he served as Treasurer. He also has been responsible for savings and loan and mortgage banking audits as a certified public accountant with Ernst & Young LLP.

THOMAS J. RINELLA,
50, Senior Vice President, was named Director of Community Lending in 1987. Previous positions include Marketing Director, Human Resources Director, Loan Department Manager and Systems Analyst.

DONALD G. ROSS,
46, has been Senior Vice President -- Retail Banking since 1986. He also has held the positions of First Vice President, Vice President and Assistant Vice President with the company.

CLIFFORD M. SLADNICK,
38, has been Senior Vice President, General Counsel and Corporate Secretary since 1991. Before joining St.Paul in 1990, he was a partner with the law firm of McDermott, Will & Emery. He also is a certified public accountant.


DIRECTORS

JOSEPH C. SCULLY
Chairman and Chief Executive Officer, St.Paul Bancorp, Inc. and St.Paul Federal -- A D F G H I

PATRICK J. AGNEW
President and Chief Operating Officer, St.Paul Bancorp, Inc. and St.Paul Federal -- A D F G H I

MICHAEL R. NOTARO
Retired Chairman of the Board and Chief Executive Officer, Computer Data Processing Corp. -- data processing -- C* D E* F*

JAMES B. WOOD
President, Equity Builders of Illinois, Inc. -- construction -- B F G* H I

DR. ALAN J. FREDIAN
Professor, Institute of Human Resources and Industrial Relations, Loyola University -- C D* E

JOHN J. VIERA
Retired Corporate Vice President, Commonwealth Edison Company -- public utility -- A* B C E

WILLIAM A. ANDERSON
Retired Partner, Ernst & Young LLP -- B* H I

KENNETH J. JAMES
Chairman, James Investment Co., and J.S. James & Co., Inc. -- real estate development, brokerage and management -- G H*

DR. JEAN C. MURRAY, O.P.
Retired President, Rosary College -- A

JOHN W. CROGHAN
Chairman, Lincoln Capital Management -- investment counseling -- I*

(A)  MEMBER OF THE CORPORATE RESPONSIBILITY COMMITTEE OF THE BANK
(B)  MEMBER OF THE AUDIT AND ACCOUNTING COMMITTEE OF THE COMPANY AND
     THE BANK
(C)  MEMBER OF THE ORGANIZATIONAL PLANNING COMMITTEE OF THE COMPANY AND
     THE BANK
(D)  MEMBER OF THE PROFIT SHARING AND PENSION TRUST COMMITTEE OF THE BANK
(E)  MEMBER OF THE STOCK OPTION COMMITTEE OF THE COMPANY
(F)  MEMBER OF THE EXECUTIVE COMMITTEE OF THE COMPANY AND THE BANK
(G)  MEMBER OF THE LOAN COMMITTEE OF THE BANK
(H)  MEMBER OF THE LOAN LOSS RESERVE COMMITTEE OF THE BANK
(I)  MEMBER OF THE INVESTMENT COMMITTEE OF THE BANK
 *   COMMITTEE CHAIRMAN

68  St. Paul Bancorp. Inc.

INVESTOR INFORMATION

Corporate Offices
6700 W. North Ave., Chicago, IL 60635
(312) 622-5000

COMMON STOCK

St.Paul Bancorp common stock is listed under the symbol "SPBC" on the NASDAQ National Market System. Newspaper stock tables often list the stock as "StPaulB" or "StPaulBncp."

  As of Dec. 31, 1994, St.Paul Bancorp had 18,781,480 shares of common stock outstanding. At that date, there were 7,510 shareholders of record.

  As of the close of business on Feb. 23, 1995, St.Paul Bancorp's stock price was $22.

STOCK PRICE INFORMATION

The table below shows the quarterly price range of SPBC common stock and dividends paid over the past two years, as adjusted for a three-for-two stock split on Jan. 4, 1994.

STOCK PRICES                        1st Quarter      2nd Quarter        3rd Quarter         4th Quarter
-------------------------------------------------------------------------------------------------------
1993.........................    $    14 7/8-19   $13 1/4-19 1/8     $15 3/4-20 5/8      $    17-20 1/2
1994.........................     16 1/4-19 5/8    17 1/8-24 1/8      19 7/8-22 5/8       16 5/8-21 1/8

DIVIDENDS PER SHARE DECLARED:            1994           1993
-------------------------------------------------------------
First Quarter..................       $ 0.075        $ 0.067
Second Quarter.................         0.075          0.067
Third Quarter..................         0.075          0.067
Fourth Quarter.................         0.075          0.067

Independent Auditors
Ernst & Young LLP
233 S. Wacker Drive
Chicago, IL 60606-6301

Corporate Counsel
Clifford M. Sladnick
Senior Vice President
and General Counsel
St. Paul Bancorp, Inc.



STOCKHOLDER INQUIRIES

The company's annual report on Form 10-K is on file with the Securities and Exchange Commission and is included in this report. To obtain additional information on St.Paul Bancorp free of charge, contact the Investor Relations Department at St.Paul's corporate office address or call (312) 804-2283. Other inquiries may be directed to Investor Relations Manager Maryellen T. Thielen,
(312) 804-2284, or Chief Financial Officer Robert N. Parke, (312) 804-2360.

  Inquiries about stockholder records, stock transfers, ownership changes, address changes, dividend payments or the dividend reinvestment plan should be directed to:

Transfer Agent and Registrar
First National Bank of Boston
Investor Relations Department
Mail Stop 45-02-09
P.O. Box 644
Boston, MA 02102-0644
toll-free: (800) 730-4001

ANNUAL MEETING

  You are cordially invited to St.Paul Bancorp's annual meeting of stockholders, to be held at 10 a.m. Wednesday, May 3, 1995 at Drury Lane Oakbrook, 100 Drury Lane, Oakbrook Terrace, IL. Mark your proxy card if you wish to attend; you'll receive an admission card and directions. The record date for voting at the meeting is Friday, March 17, 1995.


70  St.Paul Bancorp, Inc.

             [MAP OF LOCATIONS]



*HOME OFFICE                      Oak Park (2)
 6700 W. North Ave.               Rolling Meadows
 Chicago, IL 60635                Skokie
 (312) 622-5000                   Villa Park
                                  Westchester
 BRANCHES                         Wood Dale
 Chicago (7)                      Woodridge
 Addison
 Berkeley                         IN-STORE BRANCHES
 Berwyn                           Chicago (3)
 Blue Island                      Arlington Heights
 Buffalo Grove                    Aurora (2)
 Carol Stream                     Bridgeview
 Downers Grove                    Cicero
 Elmhurst (2)                     Crestwood
 Elmwood Park (2)                 Elgin
 Evanston                         Glendale Heights
 Franklin Park                    McHenry
 Hanover Park                     Melrose Park
 Harwood Heights                  Niles
 Lombard                          Orland Park
 Morton Grove                     Round Lake Beach
 Mount Prospect                   Waukegan
 Oak Lawn