Form 10-K, Exhibit 13
period 1995-12-31
ST PAUL BANCORP INC
filed 1996-03-28
CIK 810578

Contents to Financial Pages


Eight-Year Summary..................................... 18

Management's Discussion and Analysis
Overview............................................... 20
Statement of Financial Condition....................... 21
Cash Flow Activity..................................... 23
Results of Operations.................................. 26
Credit Risk Management................................. 33
Interest Rate Risk..................................... 37

Financial Statements and Notes
Consolidated Financial Statements...................... 40
Notes to Consolidated Financial Statements............. 44
Report of Independent Auditors......................... 65

10-K
Annual Report on Form 10-K............................. 66
Officers and Directors................................. 70

Investor Information................................... 72



Eight-Year Summary
At or for the years ended Dec. 31 -- Dollars in thousands, except per share amounts
                                                                                              1995          1994          1993(b)
                                                                                       ---------------------------------------
SUMMARY OF FINANCIAL CONDITION

Assets:
Cash and cash equivalents............................................................  $   186,621   $   159,948   $   336,331
Marketable-debt securities...........................................................       92,778        99,643       142,051
Mortgage-backed securities...........................................................      975,422     1,126,617       733,649
Loans receivable -- net of accumulated provision.....................................    2,683,890     2,568,381     2,304,319
Other assets.........................................................................      177,968       176,948       189,026
                                                                                       ---------------------------------------
 Total assets........................................................................  $ 4,116,679   $ 4,131,537   $ 3,705,376
                                                                                       =======================================

Liabilities and Stockholders' Equity:
Deposits.............................................................................  $ 3,231,810   $ 3,232,903   $ 3,252,618
Short-term borrowings................................................................      175,368       221,180           620
Long-term borrowings.................................................................      266,059       271,747        63,350
Other liabilities....................................................................       59,245        54,310        41,459
Subordinated capital notes...........................................................           --            --            --
Stockholders' equity.................................................................      384,197       351,397       347,329
                                                                                       ---------------------------------------
 Total liabilities and stockholders' equity..........................................  $ 4,116,679   $ 4,131,537   $ 3,705,376
                                                                                       =======================================

SUMMARY OF OPERATIONS
Interest income......................................................................  $   278,750   $   253,262   $   256,937
Interest expense.....................................................................      162,116       135,069       132,982
                                                                                       ---------------------------------------
 Net interest income.................................................................      116,634       118,193       123,955
Provision for loan losses............................................................        1,900         5,150        10,750
                                                                                       ---------------------------------------
 Net interest income after provision for loan losses.................................      114,734       113,043       113,205
Other income.........................................................................       33,721        29,771        32,506
General and administrative expense...................................................       90,165        87,166        82,747
Loss on foreclosed real estate.......................................................        1,159         2,145         2,516
Income taxes.........................................................................       20,737        18,991        19,061
                                                                                       ---------------------------------------
 Income before extraordinary item....................................................       36,394        34,512        41,387
Extraordinary item, net of income taxes..............................................           --            --            --
                                                                                       ---------------------------------------
 Net income..........................................................................  $    36,394   $    34,512   $    41,387
                                                                                       =======================================
Primary earnings per share before extraordinary item.................................  $      1.87   $      1.70   $      2.03
Fully diluted earnings per share before extraordinary item...........................         1.86          1.70          2.03
                                                                                       =======================================
Primary earnings per share...........................................................  $      1.87   $      1.70   $      2.03
Fully diluted earnings per share.....................................................         1.86          1.70          2.03
                                                                                       =======================================

SELECTED FINANCIAL AND OTHER DATA
Weighted average shares outstanding..................................................   18,458,343    19,269,801    19,447,658
Primary common stock equivalents.....................................................    1,052,833       976,260       907,938
Fully diluted common stock equivalents...............................................    1,125,976       976,260       979,948
Dividends per share..................................................................  $      0.30   $      0.30   $      0.27
Dividend payout ratio (a)............................................................        16.04%        17.65%        13.15%
Earning assets to interest bearing liabilities.......................................         1.07x         1.06x         1.07x
Weighted average rate on loans, MBS and investments..................................         7.28%         6.98%         6.96%
Weighted average cost of money.......................................................         4.56%         4.22%         3.66%
Interest rate spread.................................................................         2.72%         2.76%         3.30%
Nonperforming assets to total assets.................................................         0.71%         0.66%         1.34%
Return on average assets.............................................................         0.90%         0.88%         1.10%
Average equity as a percentage of average assets.....................................         9.10%         9.05%         8.64%
Return on average stockholders' equity (net worth)...................................         9.86%         9.72%        12.77%
Number of full-time equivalent employees.............................................        1,060         1,103         1,046
Number of office locations...........................................................           52            52            50

(a) Based upon primary earnings per share.
(b) Includes the operations of Elm Financial Services since the acquisition date of Feb. 23, 1993.

18  St.Paul Bancorp, Inc.


            1992         1991          1990          1989          1988(c)
      -----------------------------------------------------------------
      $  311,567   $  314,623    $  168,411    $  241,544    $  186,896
         107,732       25,410        40,435           691        14,274
         643,941      717,354       689,066       643,870       464,947
       2,270,198    2,415,540     2,404,760     2,320,371     2,350,499
         166,822      190,316       143,561       166,205       114,627
      -----------------------------------------------------------------
      $3,500,260   $3,663,243    $3,446,233    $3,372,681    $3,131,243
      =================================================================

      $2,985,124   $3,004,419    $2,665,733    $2,581,769    $2,394,528
         134,509      135,775       319,271        46,108        79,003
          51,899      198,753       178,200       437,174       356,903
          41,387       59,232        41,744        68,594        67,783
              --       12,176        11,951        14,745        15,582
         287,341      252,888       229,334       224,291       217,444
      -----------------------------------------------------------------
      $3,500,260   $3,663,243    $3,446,233    $3,372,681    $3,131,243
      =================================================================

      $  278,687   $  321,291    $  316,275    $  302,308    $  274,598
         165,844      222,487       227,661       221,239       196,929
      -----------------------------------------------------------------
         112,843       98,804        88,614        81,069        77,669
          10,625       11,100        35,652        21,656         4,178
      -----------------------------------------------------------------
         102,218       87,704        52,962        59,413        73,491
          28,348       22,647        22,283        17,612        17,482
          71,240       64,754        62,797        56,309        52,731
           1,316        1,898         2,266         4,631           503
          20,325       16,507         3,252         5,450        14,536
      -----------------------------------------------------------------
          37,685       27,192         6,930        10,635        23,203
              --           --         1,470            --          (712)
      -----------------------------------------------------------------
      $   37,685   $   27,192    $    8,400    $   10,635    $   22,491
      =================================================================
      $     2.00   $     1.48    $     0.38    $     0.57    $     1.29
            1.98         1.48          0.38          0.57          1.29
      =================================================================
      $     2.00   $     1.48    $     0.46    $     0.57    $     1.25
            1.98         1.48          0.46          0.57          1.25
      =================================================================

      18,142,041   18,020,606    17,987,696    17,925,833    17,871,383
         674,957      319,828       156,537       535,046       102,618
         849,864      359,851       171,832       546,759       132,352
      $     0.27   $     0.27    $     0.27    $     0.25    $     0.18
           13.35%       18.04%        58.01%        44.16%        14.89%
            1.06x        1.06x         1.06x         1.05x         1.06x
            7.74%        8.91%         9.72%         9.75%         9.40%
            4.26%        5.96%         7.24%         7.50%         7.12%
            3.48%        2.95%         2.48%         2.25%         2.28%
            1.38%        2.17%         1.07%         0.93%         1.26%
            1.05%        0.76%         0.25%         0.33%         0.72%
            7.57%        6.78%         6.80%         6.76%         6.63%
           13.88%       11.15%         3.66%         4.82%        10.88%
             883          829           804           845           849
              40           37            34            33            29

(c) St. Paul Bancorp became a publicly held company on May 15, 1987.

[GRAPH APPEARS HERE]

Assets at Year-End 1995
a) Loans Receivable...............  $2.7 billion
b) MBS............................$975.4 million
c) Cash and Cash Equivalents......$186.6 million
d) Other Assets...................$178.0 million
e) Marketable-Debt Securities......$92.8 million

[GRAPH APPEARS HERE]

Deposits at Year-End 1995
a) CDs............................. $1.9 billion
b) Savings........................$694.5 million
c) Checking and Other.............$408.8 million
d) Money Market...................$198.9 million

[GRAPH APPEARS HERE]

88.................................1.26%
89.................................0.93%
90.................................1.07%
91.................................2.17%
92.................................1.38%
93.................................1.34%
94.................................0.66%
95.................................0.71%

Nonperforming Assets to Total Assets at year-end

[GRAPH APPEARS HERE]

88.................................2.28%
89.................................2.25%
90.................................2.48%
91.................................2.95%
92.................................3.48%
93.................................3.30%
94.................................2.76%
95.................................2.72%

Weighted Average Interest Rate Spread at year-end

                                                   1995 Annual Report/10-K    19

Management's Discussion and Analysis

OVERVIEW

St. Paul Bancorp, Inc. (the "Company") is the holding company for St. Paul Federal Bank For Savings (the "Bank"), Illinois' largest independent savings institution. At Dec. 31, 1995, the Company reported total assets of $4.1 billion. Also at year-end 1995, the Bank operated 52 branches in the Chicago metropolitan area, consisting of 35 full-size offices and 17 banking offices in Omni(R) and Cub(R) supermarkets. In addition, the Bank operated 183 automated teller machines ("ATMs") and serviced approximately 174,000 checking accounts and 27,000 loans at year-end 1995.

     Both the Company and the Bank continued to operate other wholly owned financial services companies during 1995, including St. Paul Financial Development Corporation, Annuity Network, Inc., St. Paul Service, Inc., and Investment Network, Inc. As of Dec. 31, 1995, customers maintained $450 million of investments through Investment Network, Inc. and $318 million of annuity contracts through Annuity Network, Inc. See Note A -- Summary of Significant Accounting Policies for descriptions of affiliates and subsidiaries.

     In general, the business of the Bank is to reinvest funds obtained from its retail banking facilities into interest yielding assets, such as loans secured by mortgages on real estate, securities, and to a lesser extent, consumer and commercial real estate loans. The Bank has focused its lending activities on the origination and purchase of various mortgage products secured by 1-4 family residential properties through its retail banking offices and local loan origination correspondents. The Bank also uses a correspondent loan program to originate 1-4 family mortgages outside the Chicago metropolitan area, primarily in the states of Illinois, Wisconsin, Indiana, Michigan and Ohio. The retail banking offices offer a variety of consumer loan products, including home equity loans, secured lines of credit, education, auto and credit card loans. During 1995, the bank originated $75.5 million of consumer and home equity/line of credit loans. Management expanded its banking services through the introduction of a telephone banking center in October 1995. The center provides telephone customer service, takes loan applications, transfers funds between accounts and handles other banking transactions, improving customer convenience and efficiency.

     Originations of 1-4 family loans declined to $261 million during 1995 from a record level of $653 million of originations during 1994. During 1995, the Bank supplemented its loan originations with the purchase of $200 million of 1-4 family whole loans. The Bank also originated $42 million of loans secured by 5-120 unit multifamily real estate located in the Chicago metropolitan area. Management plans to increase originations under this program to $105 million during 1996 and has increased the size of the geographic area covered by the program to a 150-mile radius from the Bank's home office. Management also expects to continue emphasizing originations of home equity and line of credit loans, which typically offer higher yields than first mortgage loans.

     As a consumer-oriented retail financial institution, the Bank gathers deposits from the neighborhoods and surrounding suburbs of the metropolitan Chicago area, which largely have favorable savings patterns and high levels of home ownership. Deposit balances, which consist of checking, savings, money market accounts and certificates of deposit ("CDs"), remained relatively level at year-end 1995 and 1994. During 1995, the Bank increased rates paid on new CDs and relied on special promotions, both to maintain deposit balances and to provide depositors alternatives to other investment opportunities available.

     After expanding earning asset levels during 1994, Management focused its attention on stabilizing the interest rate spread during 1995. Rising deposit costs put downward pressure on net interest income. However, favorable repricing in the mortgage-backed securities ("MBS") and loan portfolios partly offset the higher level of interest expense. While Management plans to use special promotions and attractive product features on CDs during 1996, the Bank will continue to look for means of increasing asset yields and will pursue bulk purchases of loans and MBS if favorable yields are available.

     During 1995, the Federal Deposit Insurance Corporation ("FDIC") lowered the deposit insurance assessment for all but the riskiest commercial banks that are members of the Bank Insurance Fund ("BIF"). The drop in premiums created a large disparity between premiums paid by commercial banks and members of the Savings Association Insurance Fund ("SAIF"), such as the Bank. A legislative solution to the disparity was proposed to Congress in 1995. The solution would require SAIF members to pay a one-time special assessment of $0.80 to $0.85 per $100 of insured deposits to recapitalize the SAIF. The one-time assessment would result in a $26 million to $27 million pre-tax charge to earnings for the Bank. After the special assessment recapitalizes the SAIF to its designated reserve ratio, SAIF premium rates would become the same as BIF rates. A future possibility is a merger of the SAIF into the BIF, which would require separate legislation. The Bank is unable to predict whether this legislation will be enacted; the amount or applicable retroactive date of any one-time assessment; or the rates that would then apply to SAIF-insured deposits. See Annual Report on Form 10-K -- Regulation for further details.

[GRAPH APPEARS HERE]

Loan Portfolio at Year-End 1995
a) Single Family.................. $1.7 billion
b) Multifamily/Commercial......... $1.0 billion
c) Consumer.......................$23.3 million

20    St.Paul Bancorp, Inc.

STATEMENT OF FINANCIAL CONDITION

Total assets of the Company were $4.1 billion at Dec. 31, 1995, relatively unchanged from total assets at Dec. 31, 1994. During 1995, growth in loans receivable and cash and cash equivalents was mostly offset by lower MBS balances. On the liability side, the Company was able to reduce borrowing balances, while deposits remained relatively unchanged.

     Cash and cash equivalents totaled $186.6 million at Dec. 31, 1995, compared to $159.9 million at Dec. 31, 1994. See Cash Flow Activity and Consolidated Statements of Cash Flows for further details.

     Marketable-debt securities, comprised of U.S. Treasury and agency issues, totaled $92.8 million at Dec. 31, 1995, compared to $99.6 million at Dec. 31, 1994. The weighted average yield of these securities was 5.34% at year-end 1995, compared to 5.04% at the end of 1994. A step up in rate in tiered, fixed rate securities produced the increase in the weighted average yield since year-end 1994. The average maturity of the marketable-debt securities declined from 31 months at Dec. 31, 1994 to 27 months at Dec. 31, 1995. At year-end 1995, all marketable-debt securities were classified as available for sale under Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities. At Dec. 31, 1995, the Company recorded an unrealized loss of $62,000 on the available for sale portfolio, compared to an unrealized loss of $1.6 million at Dec. 31, 1994. A decline in market interest rates during 1995 produced the increase in market value.

     The MBS portfolio decreased $151.2 million, or 13.4%, to total $975.4 million at Dec. 31, 1995. The decline in MBS balances was associated with principal repayments received during the year and the sale of $56.9 million of available for sale MBS. The purchase of $84.0 million of adjustable rate MBS partly offset this decline. See Cash Flow Activity for further details. The weighted average yield of the entire MBS portfolio was 6.49% at Dec. 31, 1995, up from 6.02% at Dec. 31, 1994. Upward repricing of adjustable rate MBS during 1995 generated the increase in the weighted average yield since the beginning of the year. In addition, a portion of the adjustable rate MBS portfolio did not fully reprice during the increase in market interest rates during 1994 due to periodic and lifetime interest rate caps. At Dec. 31, 1995, 66% of the MBS portfolio had adjustable rate characteristics. In comparison, 63% of the MBS portfolio had adjustable rate characteristics at Dec. 31, 1994. At Dec. 31, 1995, approximately one-third of the MBS balances were classified as available for sale under SFAS No. 115. At Dec. 31, 1995, the Company recorded an unrealized loss on its available for sale MBS of $1.4 million, compared to an unrealized loss of $4.1 million at Dec. 31, 1994. A decrease in market interest rates since 1994 produced the decrease in the unrealized loss during 1995.

     Under SFAS No. 115, unrealized gains and losses on available for sale investment securities are recorded in stockholders' equity, net of the related taxes, and transfers between investment categories are allowed only in limited circumstances. However, during 1995, the Company transferred $69.6 million of marketable-debt securities, with an unrealized loss of $7,200, and $190.7 million of MBS, with an unrealized loss of $3.0 million, from the held to maturity category to the available for sale category under the provisions of A Guide to Implementation of Statement No. 115 on Accounting for Certain Investments in Debt and Equity Securities issued by the Financial Accounting Standards Board ("FASB") in November 1995. This guide permitted a one-time transfer of securities between investment categories without calling into question prior or subsequent portfolio classifications. See Note A -- Summary of Significant Accounting Policies, Note C -- Marketable-Debt Securities and
Note D -- MBS for further details.

     Loans receivable totaled $2.7 billion at Dec. 31, 1995, or $111.9 million higher than at year-end 1994. During 1995, loan originations and purchases outpaced loan repayments, allowing for growth in the loans receivable portfolio. While loan repayments remain lower than the levels experienced in 1994 and 1993, the amount of loan repayments steadily increased during 1995 and is expected to increase during 1996. At year-end 1995, 80% of loans receivable had adjustable rate characteristics, compared to 76% at year-end 1994. See Results of Operations -- Comparison of Years Ended Dec. 31, 1995 and 1994 -- Net Interest Income for further discussion.

     The weighted average yield on loans receivable was 7.69% at Dec. 31, 1995, or 18 basis points higher than the 7.51% weighted average yield at Dec. 31, 1994. Most of the increase was caused by upward repricing in the adjustable rate portfolio. Approximately 36% of loans receivable are tied to "cost of funds" indices. These indices rose throughout most of 1995 and lagged behind the increase in market interest rates during 1994.

     Deposits totaled $3.2 billion at Dec. 31, 1995, relatively unchanged from year-end 1994. Although total deposit balances remained relatively unchanged, the composition shifted toward CDs and away from checking, savings and money market accounts (i.e., "core accounts"). Core accounts totaled $1.3 billion or 40% of total deposits at year-end 1995, compared to $1.4 billion or 44% of the total deposits at year-end 1994. CDs totaled $1.9 billion or 60% of total deposits at year-end 1995, compared to $1.8 billion or 56% of the total deposits at year-end 1994. The weighted average cost of deposits was 4.29% at Dec. 31, 1995, up from 3.85% at Dec. 31, 1994. While the deposit rate increased during 1995, the rate was still lower than rates at many of the Bank's peers, according to certain industry surveys. Management raised new offering rates on CDs to attract new deposits and limit the disintermediation of balances to other investment products. Since the Bank emphasized shorter-term CD products, the weighted average maturity of the CD portfolio decreased slightly during the

                                                   1995 Annual Report/10-K    21
year from 14 months at Dec. 31, 1994 to 12 months at Dec. 31, 1995. See Cash Flow Activity, Results of Operations -- Years Ended Dec. 31, 1995 and 1994 and Note N -- Deposits for further details.

     During 1995, the Company reduced borrowing balances with the use of liquidity. Borrowings decreased $51.5 million during 1995 to total $441.4 million at Dec. 31, 1995. Short-term borrowings consist of advances from the Federal Home Loan Bank ("FHLB") and borrowings under agreements to repurchase. Although these balances declined during 1995, the Bank used $75 million of borrowings to fund the acquisition of whole loans during the fourth quarter of 1995. At Dec. 31, 1995, the weighted average cost of borrowings was 6.55%, down from 6.68% at Dec. 31, 1994. Lower short-term borrowing costs associated with modest declines in short-term interest rates in 1995 produced the decline in the weighted average cost of borrowings. See Cash Flow Activity, Results of Operations -- Years Ended Dec. 31, 1995 and 1994 and Note O -- Borrowings for further details.

     Stockholders' equity grew by $32.8 million during 1995 to total $384.2 million, or $20.49 per share, at Dec. 31, 1995. In comparison, stockholders' equity totaled $351.4 million, or $18.71 per share, at Dec. 31, 1994. Net income for 1995 of $36.4 million generated most of the increase in stockholders' equity. The Company also experienced a $2.6 million reduction in the unrealized loss on available for sale securities accounted for under SFAS No. 115. Dividends paid to shareholders of $5.5 million and the acquisition of $4.3 million of the Company's common stock partly offset the growth in stockholders' equity.

     Except for certain interest rate exchange agreements used in connection with interest rate risk management activities, the Company does not use derivatives in its operations. The notional amount (off-balance sheet) of interest rate exchange agreements at Dec. 31, 1995 was $122.5 million, compared to $147.8 million at Dec. 31, 1994. During the year, amortization of $15.3 million of notional amounts and the maturity of $10.0 million of interest rate exchange agreements produced the decline. No new interest rate exchange agreements were entered into during 1995. See Results of Operations -- Comparison of Years Ended Dec. 31, 1995 and 1994 -- Net
Interest Income for further details.

Regulatory Capital Requirements: The Office of Thrift Supervision ("OTS") sets regulatory capital requirements for federally insured institutions such as the Bank that include minimum ratios of core and tangible capital to adjusted total assets of 3.0% and 1.5%, respectively. Savings institutions also must maintain a ratio of total regulatory capital to risk-adjusted assets of 8.0%. Total regulatory capital for purposes of the risk-based capital requirements consists of core capital and supplementary capital (to the extent supplementary capital does not exceed core capital). Supplementary capital includes such items as general valuation allowances ("GVAs") on loans receivable, subject to certain limitations. See Note Q -- Stockholders' Equity for the Bank's actual regulatory capital ratios and a reconciliation of the Company's stockholders' equity to the regulatory capital of the Bank.

     At Dec. 31, 1995, the Bank was considered "well capitalized" under the OTS' prompt corrective action regulations, based upon its ratios of 8.95% in Tier I leverage capital, 16.18% in Tier I risk-based capital, and 17.47% in total risk-based capital. The Bank's ratios significantly exceed those required to be considered "well capitalized" of 5% for Tier I leverage capital, 6% for Tier I risk-based capital, and 10% for total risk-based capital. See Note
Q -- Stockholders' Equity for further details.

     In an attempt to address the interest rate risk inherent in the balance sheets of insured institutions, the OTS has issued a regulation that adds an interest rate risk component to the risk-based capital requirement for excess interest rate risk. Under this regulation, an institution is considered to have excess interest rate risk if, based upon a 200 basis point change in market interest rates, the market value of an institution's capital changes by more than 2%. If a change greater than 2% occurs, one-half of the percent change in the market value of capital in excess of 2% is added to the institution's risk-based capital requirement. At Dec. 31, 1995, the Bank did not have "excess interest rate risk" for risk-based capital purposes and was not subject to an additional capital requirement. As of Sept. 30, 1995 (the most recent data available from the OTS' interest rate risk model), the Bank's interest rate risk capital component cushion was $26.5 million, compared to $4.3 million at Dec. 31, 1994. See Interest Rate Risk for further details. In the event the Bank would become subject to the additional capital requirement for excess interest rate risk, it has $212.5 million of excess risk-based capital available to meet the higher capital requirement.

     Under the Federal Deposit Insurance Corporation Improvement Act, the OTS published regulations to ensure that its risk-based capital standards take adequate account of concentration of credit risk, risk from nontraditional activities, and actual performance and expected risk of loss on multifamily mortgages. These rules allow the regulators to impose, on a case-by-case basis, an additional capital requirement above the current requirements where an institution has significant concentration of credit risk or the risks from nontraditional activities. The Bank is currently not subject to any additional capital requirements under these regulations.

     The OTS has issued notice of a proposed regulation that would require all but the most highly rated savings institutions to maintain a ratio of core capital to adjusted total assets of between 4% and 5%. If the Bank were required to meet a 4% core capital ratio as of Dec. 31, 1995, its excess core capital would have been $201.3 million, versus $241.9 million under current requirements.

22    St.Paul Bancorp, Inc.

     The OTS may establish capital requirements higher than the generally applicable minimum for a particular savings institution if the OTS determines the institution's capital was or may become inadequate in view of its particular circumstances. Individual minimum capital requirements may be appropriate where the savings institution is receiving special supervisory attention, has a high degree of exposure to interest rate risk, or poses other safety or soundness concerns. The Bank has no such requirements.

     See Note Q -- Stockholders' Equity for further discussion of regulatory capital requirements.


Loan Originations and Purchases

The following table sets forth loan originations and purchases for the years ended Dec. 31, 1991 through 1995.

Dollars in thousands                               1995     %       1994     %       1993     %       1992     %        1991     %
----------------------------------------------------------------------------------------------------------------------------------
1-4 family units:
  Originations...............................  $260,982    43%  $652,808    86%  $535,574    61%  $520,572    85%   $283,492    58%
  Purchases..................................   200,063    33      3,253     *     13,860     2      7,194     1     151,625    31
Acquired from Elm Financial..................        --    --         --    --    229,083    26         --    --          --    --
Multifamily units (a)........................   112,055    19     72,886    10     69,962     8     48,847     8      29,623     6
Commercial (a)...............................     4,225     1      5,110     1      1,300     *      5,651     1          --    --
Land loans...................................     2,166     *        514     *         --    --      1,590     *          --    --
Consumer.....................................    24,277     4     26,408     3     25,016     3     32,322     5      24,495     5
                                               -----------------------------------------------------------------------------------
  Total......................................  $603,768   100%  $760,979   100%  $874,795   100%  $616,176   100%   $489,235   100%
                                               ===================================================================================

*Less than 1%
(a) During 1995 and 1994, multifamily and commercial originations and purchases included loans originated under the Midwest multifamily lending program, the refinancing of maturing loans, loans to facilitate the sale of REO, and loans to reacquire loans sold with recourse. During years 1991 through 1993, multifamily and commercial originations and purchases were primarily to facilitate the sale of REO and reacquire loans sold with recourse.

CASH FLOW ACTIVITY

Sources of Funds: During 1995, the Company's major sources of funds included $419.2 million of mortgage loan repayments, $322.4 million from the issuance of CDs, $176.8 million of MBS repayments, and the sale of $56.9 million of available for sale MBS.

     Loan repayments during 1995 totaled $419.2 million during 1995, down slightly from the $432.2 million of repayments during 1994. Although the level of repayments was less than 1994, the amount of loan repayments steadily increased throughout 1995. After an increase in market interest rates during 1994, mortgage interest rates began to slowly decline during 1995, resulting in an increase in loan refinancing activity. Management expects 1996 loan repayments to exceed 1995 levels.

     The issuance of CDs provided $322.4 million of new funds during 1995, compared to $362.4 million during 1994. During 1994 and 1995, Management focused on short-term CD products to maintain deposits and mitigate the net deposit outflows in the core accounts. Management expects to continue to offer attractive rates on new CDs and use special CD product features during 1996 to attract deposit balances to provide funds for asset expansion.

     MBS repayments totaled $176.8 million during 1995, down from the $210.0 million of repayments received during 1994. Similar to loan repayments, the amount of MBS repayments steadily increased throughout 1995. In addition, $56.9 million of available for sale MBS were sold during 1995, compared to $15.4 million of MBS sales in 1994.

     During 1994, borrowings were used to fund a substantial amount of the growth in interest earning assets. Approximately $220.6 million of loan originations and $210.0 million of MBS acquisitions were funded with borrowings during 1994. In contrast, the Company used excess liquidity to reduce borrowings by $51.2 million during 1995. See Uses of Funds following for further details.

     See Note O -- Borrowings for details of the Company's borrowing facilities as of Dec. 31, 1995.

Uses of Funds: During 1995, the Company used $583.8 million of funds to originate and purchase loans, $328.3 million to repay maturing CDs, $84.0 million to acquire MBS, and $51.2 million to repay borrowings.

     Loans originated and purchased during 1995 totaled $583.8 million, or 22% less than the $752.9 million of originations and purchases during 1994. During 1994, loan originations reached one of the highest levels in the Bank's history, as Management focused on originating adjustable rate 1-4 family loans through the Bank's branches and its network of correspondent loan originators. Loan originations were $261.0 million in 1995, as declining mortgage interest rates during the year made fixed rate loans more attractive than the adjustable rate products that the Bank emphasizes. To supplement loan originations, the Bank pur-

                                                   1995 Annual Report/10-K    23
chased $200.0 million of 1-4 family loans during 1995, including $185.0 million of whole loans during the fourth quarter. Management expects total loan origination levels in 1996 to approximate levels in 1995. In addition, the Bank will purchase 1-4 family whole loans to supplement loan originations if loan yields are attractive and quality transactions are available. Included in 1995 originations beyond first mortgages on 1-4 family homes were $51.2 million of home equity/line of credit loans and $41.8 million of loans originated under the Bank's Midwest multifamily lending program. Management expects that the origination of these products, which typically earn higher yields than 1-4 family loans, will comprise a greater percentage of total originations during 1996.

     Repayments of maturing CDs in 1995 totaled $328.3 million, or 19.8% less than the $409.4 million of repayments of maturing CDs in 1994. Increasing interest rates in 1994 caused many depositors to move their money to other investment products. During 1995, the Bank continued to raise offering rates on new CD products to maintain deposits and provide attractive alternatives to other investment products. Management expects to continue to offer attractive rates during 1996 to maintain deposit balances. Management also anticipates that higher asset yields will offset some of the pressure on margins that will result from higher deposit costs during 1996.

     During 1995, the Bank acquired $84.0 million of adjustable rate available for sale MBS. In comparison, during 1994, the Bank acquired $604.9 million of MBS with matched maturity FHLB advances and liquidity. The Bank's strategy in 1994 was to enhance investment earnings with these purchases because at that time, MBS offered higher yields than short-term government securities. See Sources of Funds and Results of Operations -- Comparison of Years Ended Dec. 31, 1994 and 1993 for further details. Management will consider MBS acquisitions in the future if matched funding transactions can be executed at an attractive spread.

     During 1995, the Bank used liquidity to reduce short-term borrowings by $45.9 million and long-term borrowings by $5.3 million. In contrast, the Bank increased borrowings by $429.4 million during 1994 to fund loan originations and MBS acquisitions. See Sources of Funds and Results of Operations -- Comparison of Years Ended Dec. 31, 1995 and 1994 for further details.

Holding Company Liquidity: At Dec. 31, 1995, St. Paul Bancorp had $39.1 million of cash and cash equivalents and $247,000 of marketable-debt securities. A portion of the marketable-debt securities collateralize borrowings of the Employee Stock Ownership Plan ("ESOP"). During 1995, the Company obtained a $2.0 million revolving line of credit from another financial institution, under which no funds had been borrowed as of Dec. 31, 1995.

     During 1995, St. Paul Bancorp's sources of liquidity included $17.8 million of dividends from the Bank, $7.8 million in repayment of advances to St. Paul Financial Development Corporation, and $400,000 of dividends from Annuity Network, Inc. Uses of liquidity during 1995 included $5.5 million of dividends paid to shareholders, the purchase of $4.3 million of Company stock (reported as a reduction to stockholders' equity), and $2.8 million of interest payments on subordinated debt.

     During January 1996, St. Paul Bancorp announced its intention to acquire up to 925,000 additional shares (or approximately 5%) of its outstanding common stock during the first six months of 1996 through open market or privately negotiated transactions. Management's intention is to use the stock repurchase program to increase return on equity and earnings per share. St. Paul Bancorp also announced its intention to raise the quarterly dividend paid to shareholders from 7.5 cents per share to 10 cents, a 33% increase.

     Dividend payments from the Bank to the holding company are regulated by the OTS. Management plans to pay dividends to the holding company from the Bank equal to 50% of the Bank's net income in 1996. See Note Q -- Stockholders' Equity for further details.

Regulatory Liquidity: Savings institutions are required to maintain average daily balances of liquid assets equal to a specified percentage of the institution's average net withdrawable deposits plus short-term borrowings. Liquid assets include cash, certain time deposits, federal funds sold, and certain securities. This liquidity requirement may be changed from time to time by the Director of the OTS to any amount within the range of 4% to 10%, depending upon the economic conditions and the deposit flows of savings institutions. During 1995, the Bank held average regulatory liquidity of $229.0 million, with liquidity balances that ranged between $193.2 million and $249.0 million. At Dec. 31, 1995, the Bank's regulatory liquidity of 7.5%, or $246.3 million, exceeded the current 5% regulatory liquidity requirement by $82.5 million. See Note O -- Borrowings for a description of the Bank's available borrowing facilities.

24    St.Paul Bancorp, Inc.

Average Balances, Interest and Average Yields

At or for the years ending Dec. 31 -- Dollars in thousands

                       At Dec. 31, 1995                1995                          1994                         1993
                       ----------------   -----------------------------   ---------------------------  ----------------------------
                               Weighted                       Effective                     Effective                     Effective
                                  Yield/     Average              Yield/    Average             Yield/    Average             Yield/
                          Balance  Rate      Balance(a) Interest   Rate     Balance(a) Interest  Rate     Balance(a) Interest  Rate
                       ------------------------------------------------------------------------------------------------------------
Investments:
 Marketable-debt
  securities (b).......$   92,778  5.34%  $   96,551    $  5,015   5.19%  $ 127,778    $  6,032  4.72% $  147,546    $  6,222  4.22%
 Federal funds and
  interest bearing
  bank balances........    41,706  5.08       40,846       2,386   5.84      27,151         986  3.63      49,360       1,491  3.02
 Other investments (c).    69,483  6.26       62,823       3,996   6.36     102,449       4,456  4.35     264,336       8,747  3.31
                       ------------------------------------------------------------------------------------------------------------
Total investment.......   203,967  5.60      200,220      11,397   5.69     257,378      11,474  4.46     461,242      16,460  3.57
Mortgage-backed
 securities (b)........   975,422  6.49    1,047,704      65,723   6.27   1,060,833      59,276  5.59     664,812      42,269  6.36
Loans receivable (d)... 2,738,092  7.69    2,633,455     201,630   7.66   2,435,856     182,512  7.49   2,455,559     198,208  8.07
                       ------------------------------------------------------------------------------------------------------------
Total interest
 earning assets........$3,917,481  7.28%  $3,881,379    $278,750   7.18% $3,754,067    $253,262  6.75% $3,581,613    $256,937  7.17%
                       ============================================================================================================
Deposits:
 Interest bearing
  checking.............$  246,054  1.73%  $  237,826    $  4,218   1.77% $  241,943    $  4,481  1.85% $  214,201    $  4,833  2.26%
 Noninterest bearing
  checking.............   129,230    --      114,105          --     --     101,700          --    --      90,161          --    --
 Other noninterest
  bearing accounts.....    34,079    --       29,642          --     --      37,066          --    --      43,923          --    --
 Money market accounts.   198,495  3.13      215,128       6,703   3.12     281,004       7,809  2.78     296,818       8,634  2.91
 Savings accounts......   694,401  2.41      721,848      17,502   2.42     809,480      20,246  2.50     770,183      21,601  2.80
 Certificates of
  deposit.............. 1,929,551  5.77    1,863,205     104,318   5.60   1,736,898      82,426  4.75   1,804,386      87,205  4.83
                       ------------------------------------------------------------------------------------------------------------
Total deposits......... 3,231,810  4.29    3,181,754     132,741   4.17   3,208,091     114,962  3.58   3,219,672     122,273  3.80
Borrowings: (e)
 Short-term
  borrowings...........   175,368  5.88      168,675      10,389   6.16      92,273       4,829  5.23      71,264       4,805  6.74
 Long-term borrowings..   266,059  7.00      267,931      18,986   7.09     217,332      15,278  7.03      74,894       5,904  7.88
                       ------------------------------------------------------------------------------------------------------------
Total borrowings.......   441,427  6.55      436,606      29,375   6.73     309,605      20,107  6.49     146,158      10,709  7.33
                       ------------------------------------------------------------------------------------------------------------
Total interest bearing
 liabilities...........$3,673,237  4.56%  $3,618,360    $162,116   4.48% $3,517,696    $135,069  3.84% $3,365,830    $132,982  3.95%
                       ============================================================================================================
Excess of interest
 earning assets over
 interest bearing
 liabilities...........$  244,244         $  263,019                     $  236,371                    $  215,783
                       ============================================================================================================
Ratio of interest
 earning assets over
 interest bearing
 liabilities...........      1.07x              1.07x                          1.07x                         1.06x
                       ============================================================================================================
Net interest income....                                 $116,634                       $118,193                      $123,955
                       ============================================================================================================
Interest rate spread...            2.72%
                       ============================================================================================================
"Average" interest
 rate spread...........                                            2.70%                         2.91%                         3.22%
                       ============================================================================================================
Net yield on average
 earning assets........                                            3.01%                         3.15%                         3.46%
                       ============================================================================================================

(a) All average balances based on daily balances.
(b) Average balances exclude the effect of unrealized gains or losses.
(c) Includes investment in Federal Home Loan Bank stock, deposits at Federal Home Loan Bank, and other short-term investments.
(d) Includes loans held for sale and loans placed on nonaccrual.
(e) Includes FHLB advances, securities sold under agreements to repurchase, and other borrowings. The ESOP loan is excluded in 1993.

                                                   1995 Annual Report/10-K    25

Rate/Volume Analysis

Years ended Dec. 31 -- Dollars in thousands

                                          1995 vs. 1994                 1994 vs. 1993
                                   increase/(decrease) due to     increase/(decrease) due to
                                  -----------------------------------------------------------
                                                        Total                           Total
                                   Volume      Rate    Change    Volume       Rate     Change
                                  -----------------------------------------------------------
Change in Interest Income:
Loans receivable................  $15,060   $ 4,058   $19,118   $(1,579)  $(14,117)  $(15,696)
Mortgage-backed securities......     (742)    7,189     6,447    22,644     (5,637)    17,007
Marketable-debt securities......   (1,579)      562    (1,017)     (886)       696       (190)
Federal funds and interest
 bearing bank balances..........      634       766     1,400      (765)       260       (505)
Other short-term investments....   (2,085)    1,625      (460)   (6,443)     2,152     (4,291)
                                  -----------------------------------------------------------
 Total interest income..........   11,288    14,200    25,488    12,971    (16,646)    (3,675)

Change in Interest Expense:
Deposits........................     (951)   18,730    17,779      (439)    (6,872)    (7,311)
Short-term borrowings...........    4,581       979     5,560     1,236     (1,212)        24
Long-term borrowings............    3,585       123     3,708    10,078       (704)     9,374
                                  -----------------------------------------------------------
 Total interest expense.........    7,215    19,832    27,047    10,875     (8,788)     2,087
                                  -----------------------------------------------------------
Net change in net interest
 income before provision for
 loan losses....................  $ 4,073   $(5,632)  $(1,559)  $ 2,096   $ (7,858)  $ (5,762)
                                  ===========================================================

This analysis allocates the change in interest income and expense related to volume based upon the change in the average balance and prior period's applicable yield or rate paid. The change in interest income and expense related to rate is based upon the change in yield or rate paid and the prior period's average balances. Changes due to both rate and volume have been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each. The effect of nonperforming assets has been included in the rate variance. Average balances exclude the effect of unrealized gains and losses.


RESULTS OF OPERATIONS--
COMPARISON OF YEARS ENDED
DEC. 31, 1995 AND 1994

General: Net income during 1995 totaled $36.4 million, or $1.87 per share, compared to $34.5 million, or $1.70 per share, during 1994./(1)/ The higher level of income in 1995 compared to 1994 was associated with a $4.0 million increase in other income, a $3.3 million reduction in the provision for loan losses, and a $986,000 decrease in the net loss from foreclosed real estate operations. Partly offsetting these increases in income were a $3.0 million increase in general and administrative ("G&A") expenses and a $1.6 million reduction in net interest income. The provision for income taxes also increased $1.7 million, largely due to the higher level of pre-tax income and an increase in the effective income tax rate during 1995.

Net Interest Income: Net interest income totaled $116.6 million during 1995, $1.6 million or 1.3% lower than 1994. The decrease in net interest income was produced by a $27.0 million increase in interest expense, partly offset by a $25.5 million increase in interest income. The net interest margin ("NIM") for 1995 was 3.01%, 14 basis points lower than the 1994 NIM of 3.15%. During 1994, the Company leveraged the balance sheet in an effort to increase interest earning assets and enhance net interest income during a period in which the interest rate spread was compressing. MBS balances were acquired with matched borrowing transactions and liquidity, and the Bank originated a record level of loans, funded with both borrowings and liquidity. During 1995, the Company looked for ways to stabilize the interest rate spread and improve asset yields. Much of the decline in the NIM was produced by rising deposit costs, as the Bank continued to offer higher rates on new CDs to maintain deposit balances. Favorable repricing in the MBS and loan portfolios partly offset this decline. See Cash Flow Activity for a discussion of changes in interest earning assets and interest bearing liabilities.

     Interest income from loans receivable improved significantly during 1995, primarily due to a $197.6 million increase in average balances. Most of the increase was associated with the record level of loan originations during 1994. Because most originations occurred during the middle

(1) The earnings per share comparison benefited from 1,003,925 shares of Company common stock bought through stock repurchase programs in 1994 and 236,447 shares repurchased during 1995. See Consolidated Statements of Stockholders' Equity for further details.

26    St.Paul Bancorp, Inc.

and end of 1994, the full impact on average balances was not realized until 1995. The timing of these originations also caused the improvement in average balances to be greater than the increase in period-end balances. Period-end balances also benefited from the acquisition of $185 million of whole loans during the fourth quarter of 1995. The full impact of this acquisition on average balances and interest income will not occur until 1996. Interest income also benefited from a 17 basis point increase in the average yield earned on loans receivable during 1995. Much of the increase, which caused the NIM to expand by 11 basis points, was associated with favorable repricing on adjustable rate loans. Approximately 45% of the adjustable rate loans were tied to lagging indices. These indices rose throughout most of 1995 and lagged behind the general increase in interest rates that occurred during 1994.

     The MBS portfolio also benefited significantly from favorable repricing during 1995. The average yield on MBS increased 68 basis points, and allowed the NIM to expand by 19 basis points during the year. Most of the MBS are tied to the six-month LIBOR and the one-year constant maturity Treasury bill indices, and although these indices have declined slightly since year-end 1994, they were generally at higher levels during 1995 than during 1994. Also, repricing on certain MBS was deferred until 1995 due to periodic and lifetime caps that limited repricing during the rising interest rate environment of 1994. Average MBS balances declined $13.1 million to total $1.0 billion during 1995. During 1994, the Company built up MBS balances by acquiring $632.0 million of MBS with excess liquidity and $210.0 million of borrowings./(2)/ While average balances declined only slightly, period-end MBS balances declined $151.2 million from Dec. 31, 1994, due to principal repayments received during 1995. See Cash Flow Activity for further details.

     The increase in interest expense in 1995 was produced by an increase in the effective cost of deposits and higher average borrowing balances. The effective cost of deposits, which jumped 59 basis points during 1995, caused the NIM to contract by 48 basis points. Beginning in late 1994 and continuing into 1995, the Company offered higher rates on CD products and provided special incentives and attractive product features to maintain deposit balances. The higher rates and an increase in the relative size of CD products to other deposit products produced the increase in the effective cost during 1995. Management expects to continue to offer attractive rates on CDs during 1996 to attract additional funds for asset expansion. Management also expects to increase asset yields to offset the heavier reliance on CDs and preserve the Bank's interest rate spread. While deposit rates have increased, the Company's weighted average cost of deposits is still below that of many of its competitors, according to certain industry surveys.

     The use of borrowings to fund asset expansion during 1994 produced higher borrowing expense during 1995. Average borrowing balances increased $127.0 million to total $436.6 million during 1995. Because the Company increased borrowing balances during middle and late 1994, the full impact of these borrowings on average balances was not realized until 1995. In contrast to average borrowing balances, period-end balances actually declined $51.5 million from Dec. 31, 1994 to Dec. 31, 1995, as the Company was able to reduce borrowings during 1995 through the use of liquidity provided by loan and MBS repayments.

     The Bank's ability to sustain current net interest income levels during future periods is largely dependent on maintaining the interest rate spread, which is the difference between weighted average rates on interest earning assets and interest bearing liabilities. The interest rate spread was 2.72% at Dec. 31, 1995, or 4 basis points lower than the interest rate spread of 2.76% at Dec. 31, 1994. Many of the same factors that impacted the NIM also impacted the Bank's interest rate spread. A 44 basis point increase in the weighted average cost of deposits from year-end 1994 put pressure on the interest rate spread. However, favorable repricing caused the weighted average rates on MBS and loans to increase by 47 basis points and 18 basis points, respectively. The interest rate spread also benefited from reinvestment of MBS repayments back into the loan portfolio and a reduction in borrowings, which are the highest-cost interest bearing liability. See Cash Flow Activity for a discussion of changes in interest earning assets and interest bearing liabilities.

(2) To mitigate interest rate risk on approximately $164 million of fixed rate MBS purchased during 1994, the Bank borrowed $35 million of fixed rate FHLB advances with put options and $135 million of floating rate borrowings hedged by a $115 million notional amount interest rate exchange agreement with a primary dealer. Under this agreement, the Bank receives a variable interest rate, based upon a referenced index, and pays a fixed amount to the counterparty. See Note
T -- Financial Instruments With Off-Balance Sheet Credit Risk for further details. In an effort to reduce its credit risk, the Bank obtained an unconditional guarantee from the parent company of the counterparty, which is an A1/A+ rated securities dealer. The transaction was structured so as to provide the Bank with an amortizing liability (comprised of specific borrowings and the related interest rate exchange agreement) to match the duration of the MBS at a profitable spread for five years. If interest rates rise significantly, the Bank may experience some contraction in the expected spread on the transaction as discount accretion would slow. Any resultant imbalance in funding would be provided by liquidity. If interest rates fall significantly, the Bank should experience better-than-expected net interest income on the transaction. The Bank can adjust the transaction by acquiring additional assets or exercising its options to repay a portion of the debt.

     In addition, the Bank acquired approximately $40 million of adjustable rate MBS at a premium, funded with variable rate FHLB advances. The advances have a four-year fixed maturity and adjust to the same index as the MBS. If the Bank experiences higher than anticipated prepayments, the premium amortization would accelerate and cause the yield on this transaction to be less than expected. Conversely, if prepayments are less than anticipated, the yields earned could be more than expected.

     During 1995, the matched funding transactions described in this footnote generated $4.0 million of net interest income, although it contracted the Dec. 31, 1995 interest rate spread and NIM earned during 1995 by approximately 14 basis points. See Cash Flow Activity for further details.

                                                   1995 Annual Report/10-K    27

     External forces, such as the performance of the economy, actions of the Board of Governors of the Federal Reserve System, and market interest rates, can significantly influence the size of the interest rate spread and are beyond the control of Management. In response to these forces, Management evaluates market conditions and deploys strategies that it believes will produce a sustainable and profitable interest rate spread. See Interest Rate Risk for further discussion.

     The interest rate spread is generally regarded by Management as a precursor for movements in the NIM. While the interest rate spread has declined since Dec. 31, 1994, it has increased between the second and fourth quarters of 1995. Management believes that several product-related factors may continue to impact the Company's interest rate spread in the future. First, periodic and lifetime interest rate caps on loans and MBS held in the Bank's portfolio may limit upward repricing on loans and MBS. At Dec. 31, 1995, interest rate caps on $281 million of loans receivable have kept the adjustable interest rate on these loans below their fully indexed rate./(3)/ The Bank also has $650 million of MBS that contain interest rate cap provisions. However, no MBS were at their lifetime interest rate cap at year-end 1995. Most of the annual interest rate caps in the Bank's loan and MBS portfolios are 2%.

     Second, the Bank has $629.8 million of "adjustable" rate loans that have initial fixed interest rate periods ranging from three to five years. The weighted average rate on these loans is 7.35%, or 34 basis points below the weighted average rate of the entire loan portfolio at Dec. 31, 1995. Only a nominal number of these loans are scheduled to reprice during 1996.

     Third, in addition to adjustable rate loans performing at initial fixed interest rates, approximately $531.0 million of adjustable rate 1-4 family and multifamily loans were at their interest rate floors. These loans will not reprice until the fully indexed rate exceeds the floor rate. At Dec. 31, 1995, the weighted average fully indexed rate was 7.51% and the weighted average floor rate was 8.07%. Increases in interest rates since the beginning of 1994 have caused the size of the benefit from these floors to erode and the Bank's interest expense to rise without a corresponding adjustment in interest income from these loans until the floors are surpassed. During 1995, floors provided $4.5 million of interest income and added 17 basis points to the overall loan yield during the period. In comparison, floors provided $12.2 million of interest income and added 55 basis points to the overall yield during 1994.

     Fourth, $984.2 million of the Company's assets are tied to indices whose movements lag behind movements in market interest rates.

     On the liability side, Management expects that heavier reliance on CDs and attractive offering rates may increase deposit costs./(4)/ However, Management also expects higher asset yields to preserve the Bank's interest rate spread. In addition, the Company has $175.4 million of short-term borrowings used to fund general operations which are sensitive to movements in interest rates.

Provision for Loan Losses: The provision for loan losses recorded during 1995 was $1.9 million, or 63% lower than the provision recorded during 1994. The reduction in the provision for loan losses reflects lower classified assets, the continued low level of nonperforming assets, and a reduction in the outstanding loan balances of the Bank's nationwide multifamily lending program.

     See Credit Risk Management and Note A -- Summary of Significant Accounting Policies for further discussion.

Other Income: Other income increased $4.0 million or 13.3% during 1995 to $33.7 million, compared to $29.8 million during 1994. Most of the increase in other income was associated with higher checking and ATM fees, which improved $4.7 million during the year. Growth in the number of checking accounts, introduction of new fees and general increases in existing fees generated the increase. This increase was partially offset by a decline in revenues contributed by the Company's subsidiaries, and included a $548,000 decrease in discount brokerage revenues and $343,000 less in income from real estate development operations. While discount brokerage revenues in 1995 were less than in 1994, primarily associated with lower customer demand and resulting trading volumes, revenues increased steadily throughout the year. The decline in income from real estate operations was largely associated with lower margins realized on sales.

     In 1996, Management expects other income to increase at a much slower pace than during 1995. While 1995's growth came primarily through changes to the fee structure, growth in 1996 is expected to come from increased transaction volumes and increased contributions from discount brokerage, insurance and annuity sales. During 1996, the Bank plans to offer Money Connection, a package of accounts including a checking account, savings/money market account and an ATM

[CHART APPEARS HERE]

Components of Other Income in 1995

a) Other Fee Income....................$21.8 million
b) Brokerage, Insurance, Annuity....... $6.3 million
c) Real Estate Development............. $2.8 million
d) Other............................... $1.8 million
e) Gain on Asset Sales................. $1.1 million

(3) Had these loans been allowed to adjust to their fully indexed rate, the loan yield at Dec. 31, 1995 would have been 21 basis points higher and the interest rate spread would have been 15 basis points higher.

(4) However, $163.3 million of noninterest bearing account balances helps mitigate the overall effect of an increase in the relative size of CDs as compared to other deposit products.

28    St.Paul Bancorp, Inc.

card. The program's goal is to attract new customers and increase fee-based transaction volumes. Management also plans to continue expanding its ATM network during 1996. In March 1996, the Company agreed to install ATMs in 256 White Hen convenience stores, more than doubling the size of its network.

     In May 1995, the FASB issued SFAS No. 122, Accounting for Mortgage Servicing Rights. This Statement requires the capitalization of costs to originate loans that will be sold or securitized with servicing rights retained, as originated mortgage servicing rights. Costs are allocated between the originated mortgage servicing rights and loans based upon their relative fair values. The originated mortgage servicing rights would be amortized in proportion to, and over the period of, estimated net servicing income. Currently, these origination costs are included in the basis of loans that are sold, thereby reducing the net gain on asset sales included in other income. Management estimates that the adoption of SFAS No. 122 will have a minimal, albeit favorable, impact on the results of operations and will apply the new rules on a prospective basis beginning in the first quarter of 1996.

G&A Expense: G&A expense increased $3.0 million or 3.4% to total $90.2 million during 1995, compared to $87.2 million during 1994. The increase was largely associated with a $2.4 million increase in occupancy, equipment, and other office expense, and an additional $1.8 million in compensation and benefits. Higher G&A costs were associated with the addition of two branches during mid-1994, expansion of the ATM network, and annual merit increases. These increases were partly offset by a $993,000 decline in advertising costs caused by a reduction in planned advertising expenditures.

     During 1996, G&A expenses should benefit from a reduction in the FDIC insurance premium assessment paid by the Bank, which will amount to a savings of approximately $1.0 million annually. G&A expense also may be affected by the anticipated recapitalization of the SAIF and further reductions in insurance assessments. See Overview and Annual Report on Form 10-K -- Regulation for further details. Management also expects pension costs to rise as a result of a decrease in the interest rate used to measure the Bank's pension liability (associated with lower market interest rates) from 8.50% to 7.25%. See Note
S -- Employee Benefit Plans for further details.

     Introduction of the Tele-Banking Center ("TBC") in the fourth quarter of 1995 also impacted G&A expenses. The TBC was designed to handle those banking transactions that require human intervention but not necessarily a trip to a branch. While the TBC will contribute to an increase in G&A, Management hopes it will be a cost-effective way to improve customer service and provide another avenue to market and sell products, such as home equity and consumer loans.

     Because of fee-based products and services offered, the Company's G&A expenses may be higher than other institutions. Nonetheless, the Company continued to tightly control G&A costs during 1995 and was able to reduce the number of full-time equivalent employees from 1,103 at year-end 1994 to 1,060 at year-end 1995. Management remains committed to ongoing expense control. Despite these measures, continued expansion of the ATM network, more services offered, and general inflation may cause 1996 G&A expense to exceed 1995 levels. At the same time, Management hopes the introduction of new technology, such as check imaging, a digital phone system and the TBC, can provide a cost-effective means of handling more transactions.

     In March 1995, the FASB issued SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. This Statement requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present, and when the undiscounted cash flows estimated to be generated by those assets are less than the asset's carrying amount. This Statement also addresses the accounting for long-lived assets that are expected to be disposed of. The Company will adopt SFAS No. 121 during the first quarter of 1996 and does not expect the effect of the adoption to be material.

     In October 1995, the FASB issued SFAS No. 123, Accounting for Stock-Based Compensation. This Statement requires that compensation expense be recorded for stock-based compensation awards, such as stock options, as the fair value of the award at the date of grant. The Statement also permits an employer to continue to account for stock-based compensation using Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, but requires the pro forma disclosure of the results of operations as if the fair value method were used. Under APB No. 25, the Company records no compensation expense for stock option awards, because the exercise price of the award equals the fair market value of the underlying stock at the date of grant. Because the Company expects to continue using APB No. 25 for accounting for stock-based compensation and to provide the pro forma disclosures, adoption of this Statement, which will occur during the first quarter of 1996, will have no impact on the results of operation. See Note A -- Summary of Significant Accounting Policies for further details.

Operations of Foreclosed Real Estate: The Bank generated a net loss from its foreclosed real estate operation of $1.2 million during 1995, compared to a $2.1 million loss during 1994. A decrease in the provision for losses on real estate owned ("REO") produced the reduction in the net loss. Fewer REO properties managed during 1995 as compared to 1994 caused the decline. See Credit Risk Management and Note I -- Foreclosed Real Estate for further discussion of REO.

                                                   1995 Annual Report/10-K    29

Income Taxes: Income taxes during 1995 totaled $20.7 million or 36.3% of pre-tax income, compared to $19.0 million or 35.5% of pre-tax income during 1994. A $3.6 million increase in pre-tax income and higher effective federal and state income tax rates produced the higher level of income tax expense during 1995. See Note P -- Income Taxes for a reconciliation of income tax expense at the federal statutory rate to the Company's effective tax rate.

     During 1996, the Company's effective state income tax rate could increase by as much as 2.5% as a result of the enactment of recommendations made by the Multi-State Tax Commission ("MTC"). The MTC was formed to develop a uniform allocation and apportionment methodology for the financial services industry. This methodology would tax income earned by out-of-state financial institutions on loans secured by real estate in the taxing state. The MTC is expected to be adopted by many states, including California, for the 1996 tax year. The Company could see a higher effective tax rate and tax expense, and is reviewing state tax planning strategies that could mitigate some of the effects of the changes in the state tax laws.

RESULTS OF OPERATIONS--
COMPARISON OF YEARS ENDED
DEC. 31, 1994 AND 1993

General: Net income during 1994 totaled $34.5 million, or $1.70 per share, compared to $41.4 million, or $2.03 per share, during 1993./(5)/ The lower level of income in 1994 compared to 1993 was associated with a $5.8 million reduction in net interest income, a $4.4 million increase in G&A, and a $2.7 million decline in other income. These reductions were partly offset by a $5.6 million decline in the provision for loan losses and a $371,000 reduction in net operating expenses of foreclosed real estate. The provision for income taxes remained relatively unchanged between the two periods; a decline in pre-tax earnings was mostly offset by a higher effective income tax rate.

Net Interest Income: The net interest margin for 1994 was 3.15%, or 31 basis points lower than the 1993 NIM of 3.46%. The decrease in the NIM was associated with the rising interest rate environment experienced during 1994 as the net spread between interest earning assets and interest bearing liabilities contracted. In an effort to enhance net interest income and offset the declining interest rate spread, the Bank expanded earning asset levels during 1994. Early in 1994, while rates were still relatively low, the NIM was compressed as loans originated and securities acquired were put on the books at lower average rates, and higher yielding assets were repaid. During 1994, the Bank acquired $210 million of MBS with matched borrowings and $422 million with excess liquidity. In addition, while interest rates continued to climb during the year, the Bank borrowed funds to finance its loan production, which reached the highest level in the Bank's history. The effect of these transactions compressed the Bank's margin further, but increased net interest income. On the deposit side, the Bank successfully retained balances and kept interest costs low, as declines in deposit costs earlier in the year were offset by higher costs later in the year, resulting in a modest increase in the weighted average deposit rate since year-end 1993.

     The interest rate spread was 2.76% at Dec. 31, 1994, or 54 basis points lower than the interest rate spread of 3.30% at Dec. 31, 1993. The interest rate spread was compressed because the Bank began to raise deposit rates more substantially at the end of 1994 in response to a sharp rise in short-term market interest rates. In addition, the weighted average interest rate of the loans receivable portfolio declined substantially due to a record level of loan originations at rates generally lower than the weighted average rate of the entire loan portfolio. In addition, higher rate loans continued to be repaid during the year. The benefit provided by reinvesting liquidity into higher yielding MBS was largely offset by the use of borrowings to fund asset growth.

Provision for Loan Losses: The Company recorded a $5.2 million provision for loan losses during 1994, about one-half the provision recorded during 1993. Lower levels of nonperforming assets, classified assets, and multifamily loan balances secured by real estate in California contributed to the reduction in provisions.

     See Credit Risk Management and Note A -- Summary of Significant Accounting Policies for further discussion.

Other Income: Other income totaled $29.8 million during 1994, $2.7 million or 8.4% lower than other income recorded in 1993. Lower discount brokerage commissions and a decrease in gains on asset sales produced the decline in other income. Declines in discount brokerage revenues resulted from lower consumer demand for brokerage products and resulting trading volumes. Lower gains on asset sales were caused by a decrease in gains recorded on the sale of adjustable rate loans that converted to fixed interest rates, as well as lower fixed rate loan originations. Higher other fee income partially offset these decreases. Fee income improved in part due to expansion in the number of checking accounts and ATM transactions.

G&A Expense: G&A expense increased $4.4 million or 5.3% during 1994 compared to 1993. Most of the increase was largely associated with higher compensation and benefits

(5) The earnings per share comparison benefited from the repurchase of 1,003,925 shares of the Company's common stock in 1994. See Consolidated Statements of Stockholders' Equity for further details.

30    St.Paul Bancorp, Inc.

and occupancy, equipment, and other office expense. The increase was associated with the expansion of the branch network, including eight branches acquired from Elm Financial in February 1993 and two in-store branches opened during 1994, as well as extension of hours at many of the branch facilities. In addition, a 13% growth in the Bank's checking accounts contributed to higher servicing costs. An increase in pension costs during 1994, which resulted from lower market interest rates that reduced the rate used to measure the Bank's pension liability at Dec. 31, 1993, also contributed to the higher G&A expense.

Operations of Foreclosed Real Estate: The Bank generated a net loss from its foreclosed real estate operation of $2.1 million during 1994, compared to a $2.5 million loss during 1993. The lower net loss during 1994 was associated with a decrease in the provision for losses and higher gains on the sale of REO properties. See Credit Risk Management and Note I -- Foreclosed Real Estate for further discussion of REO.

Income Taxes: Income taxes totaled $19.0 million or 35.5% of pre-tax income during 1994, compared to $19.1 million or 31.5% of pre-tax income during 1993. Higher effective federal and state income tax rates produced the 1994 rate increase. See Note P -- Income Taxes for a reconciliation of income tax expense at the federal statutory rate to the effective tax rate.

                                                   1995 Annual Report/10-K    31

Key Credit Statistics
At or for the years ended Dec. 31 - Dollars in thousands

Key Credit Ratios
                                                                                 1995       1994       1993
                                                                               ----------------------------
Net loan charge-offs to average loans receivable..............................   0.21%      0.39%      0.56%
Net California loan charge-offs to average California loans receivable........   0.48       1.21       1.52
Loan loss reserve to total loans..............................................   1.42       1.62       1.98
Loan loss reserve to nonperforming loans...................................... 216.62     424.72     156.99
Loan loss reserve to impaired loans........................................... 120.37     170.03        N/A
Nonperforming assets to total assets..........................................   0.71       0.66       1.34
General valuation allowance to nonperforming assets........................... 123.94     143.24      85.41
                                                                               ============================

N/A -- Not applicable

Loan Portfolio
                                           1995               1994              1993                1992               1991
                                     -------------------------------------------------------------------------------------------
Mortgage Loans
1-4 family units..................   $1,663,228    62%  $1,530,132   59%  $1,190,273     51%  $1,080,374    47%  $1,145,898   47%
Multifamily units.................      979,017    36      993,122   38    1,057,571     46    1,141,002    50    1,223,759   50
Commercial........................       54,981     2       63,983    3       73,029      3       66,725     3       65,129    3
Land and land development.........        1,940     *          224    *       10,307      *        3,126     *        2,304    *
                                     -------------------------------------------------------------------------------------------
  Total mortgage loans............   $2,699,166   100%  $2,587,461  100%  $2,331,180    100%  $2,291,227   100%  $2,437,090  100%
                                     ===========================================================================================

Consumer Loans
Secured by deposits...............   $    2,307    10%  $    1,928    8%  $    2,300     11%  $    2,374     8%  $    3,664   15%
Education.........................          261     1          584    3        2,166     11        2,194     8        2,620   11
Home improvement..................          576     2          832    4        1,110      6        1,589     6        2,367   10
Auto..............................       20,034    86       19,392   83       13,971     71        9,704    35        5,198   21
Credit card and personal..........          165     1          380    2          166      1       11,791    43       10,765   43
                                     -------------------------------------------------------------------------------------------
  Total consumer loans............   $   23,343   100%  $   23,116  100%  $   19,713    100%  $   27,652   100%  $   24,614  100%
                                     ===========================================================================================

Total loans held for investment...   $2,722,509         $2,610,577        $2,350,893          $2,318,879         $2,461,704
                                     ===========================================================================================

Weighted average rate                            7.69%             7.51%               7.88%              8.53%             9.52%
                                     ===========================================================================================

*Less than 1%

Geographic Concentration of Nonperforming Assets
                                                           1995                 1994
                                                      Amount  Percent      Amount  Percent
                                                     -----------------------------------
State
California........................................   $ 6,723    23.0%     $ 6,748   24.9%
Illinois..........................................    11,079    37.9       13,498   49.8
Washington........................................     8,206    28.1        6,623   24.4
Wisconsin.........................................     3,092    10.6            -      -
Other.............................................        24     0.1          121    0.5
Consumer loans....................................        81     0.3          101    0.4
                                                     -----------------------------------
Total.............................................   $29,205   100.0%     $27,091  100.0%
                                                     ===================================

32    St.Paul Bancorp, Inc.

CREDIT RISK MANAGEMENT

At Dec. 31, 1995, the loans receivable portfolio was primarily comprised of residential mortgages, secured by both 1-4 family and multifamily dwellings. To a much lesser extent, the loan portfolio also includes commercial real estate loans, land loans and consumer loans. See Loan Portfolio table for further details.

     Nonperforming loans rose $7.9 million during 1995 to total $17.8 million at Dec. 31, 1995./(6)/ An additional $5.8 million in multifamily and commercial nonperforming loans and a $2.1 million increase in 1-4 family nonperforming loans comprised the increase. See Nonperforming Loans following for the composition of nonperforming loans. See Note A -- Summary of Significant Accounting Policies for a description of the Company's policy for placing loans on nonaccrual. Although nonperforming loans increased since year-end 1994, the levels are still among the lowest in recent years. Delinquent real estate loans accounted for on an accrual basis (i.e., still considered performing loans) also increased to $63.4 million at year-end 1995, compared to $50.6 million at year-end 1994./(7)/ Delinquent multifamily and commercial loans increased by 47% while delinquent 1-4 family loans increased by 23%. See Delinquent Loans Accounted for on an Accrual Basis for further details. Impaired loans, as defined by SFAS No. 114, Accounting by Creditors for Impairment of a Loan, increased during 1995 to total $32.1 million or 0.78% of total assets at Dec. 31, 1995./(8)/ In comparison, impaired loans at Dec. 31, 1994 totaled $24.8 million or 0.60% of total assets. See Note E -- Loans Receivable for impaired loans detail.

                             [CHART APPEARS HERE]
                       --------------------------------
                       Net Charge-Offs to Average Loans

                       1991                       0.45%
                       1992                       0.34%
                       1993                       0.56%
                       1994                       0.39%
                       1995                       0.21%
                       --------------------------------

     In 1995, $5.5 million in net charge-offs were recorded on loans, compared to $9.5 million recorded during 1994 and $13.8 million recorded during 1993. Of the $5.5 million of net charge-offs in 1995, $3.1 million represented specific reserves established prior to 1995. The decline in charge-offs reflects lower classified assets, the continued decline in nonperforming assets in recent years, and a reduction in outstanding balances of the Bank's nationwide multifamily lending program. Included in the net charge-off was a $3.1 million charge-off on the sale of a purchased loan participation secured by three high-rise office buildings located in New York City. The Bank owns no other purchased commercial loan participations. The remainder of the charge-offs primarily related to the Bank's nationwide multifamily real estate loan portfolio. Net charge-offs to average loans receivable totaled 0.21% during 1995, compared to ratios for 1994 and 1993 of 0.39% and 0.56%, respectively. Excluding the New York City loan participation, the 1995 net charge-off ratio would have been only 0.09%. See Accumulated Provision for Loan Losses Activity table for further details.

     The Company no longer originates multifamily or commercial real estate loans secured by collateral located outside the Midwest, except to refinance loans which are maturing, to facilitate the sale of REO, or in connection with the repurchase of loans sold with recourse. Prior to 1991, the Bank originated multifamily and commercial real estate loans on a nationwide basis, which Management refers to as nationwide loans. The largest geographic concentrations of collateral supporting multifamily real estate loans are in California (52.6%), Illinois (13.9%), and Washington State (9.5%). Principal repayments reduced the level of nationwide loans from Dec. 31, 1994 to Dec. 31, 1995 by $116.8 million. Furthermore, nationwide loans secured by real estate located in California declined by $28.2 million during 1995. Nationwide loans sold with recourse also declined in 1995. See Note V -- Concentration of Credit Risk and Note T -- Financial Instruments With Off-Balance Sheet Credit Risk for further details.

     Within the next four years, more than 65% of the Bank's multifamily and commercial real estate loan portfolio is scheduled to mature. Management is actively working with borrowers whose loans mature in 1996 to either refinance or repay the mortgage loans, depending upon credit characteristics. Management is currently developing strategies for 1997 maturities to ensure repayment of these mortgage loans. In evaluating whether to refinance an existing multifamily or commercial real estate loan, Management will consider, among other factors, the current and anticipated economic climate, portfolio risks, prevailing real estate market conditions, and the Bank's current underwriting standards. Management hopes to retain the most desirable loans in this portfolio through refinancings, including certain loans that had been sold with recourse. Under its plan to refinance quality loans, Management is prepared not only to refinance certain sold loans, but also to provide additional funds to improve the Bank's priority regarding certain subordinated mortgages.

     For loans of lesser quality that are scheduled to mature within the next few years, Management will demand repayment or, in some cases, if the consequences of foreclosure would be less desirable, negotiate concessions from the borrowers with the intent of improving the credit quality of the loans.

(6) Of total nonperforming loans at Dec. 31, 1995, $6.7 million and $1.9 million at Dec. 31, 1995 and Dec. 31, 1994, respectively, were secured by real estate located in California.

(7) Of total delinquent loans accounted for on an accrual basis, $8.9 million and $9.8 million at Dec. 31, 1995 and 1994, respectively, were secured by real estate located in California.

(8) Of total impaired loans accounted for on an accrual basis, $26.0 million and $9.4 million at Dec. 31, 1995 and 1994, respectively, were secured by real estate located in California.

                                                   1995 Annual Report/10-K    33

Depending upon the strategy deployed, the amount of the Bank's charge-offs and REOs could be affected.

     Management believes that, based on economic conditions known today, loan loss reserves of the Bank are adequate to absorb the inherent losses in the portfolio as it relates to current plans to refinance or liquidate the multifamily real estate portfolio as it matures.

     Management continues to monitor events in the submarkets in which the Bank has substantial loan concentrations, particularly California. During 1995, the Bank's California real estate portfolio performed better than in earlier years as charge-offs and the amount of California classified assets have declined. The Bank's continued research and analysis, along with the Bank's portfolio trends, indicate the emergence of an overall improving California economy. California contains many distinct real estate markets. Therefore, even though the overall trends for the state appear favorable, particularly in northern California, more localized problems can occur from time to time that affect economies and can reduce real estate values. Although some softness persists in certain areas of California, Management is not aware of any changes in those economies that would have a significant adverse effect on the Bank's loan portfolio.

     These trends, combined with the reduction in the outstanding nationwide multifamily lending portfolio, have resulted in the level of loss provisions determined by the Bank's loan loss reserve methodology to be below net charge-offs and caused the accumulated provision for loan losses to decrease from $42.2 million at Dec. 31, 1994 to $38.6 million at Dec. 31, 1995. During 1996, Management expects to continue recognizing charge-offs in connection with certain weak loans in the portfolio. See Note A -- Summary of Significant Accounting Policies for a discussion of the Bank's loan loss methodology.

     Most of the 1995 loan originations and purchases were 1-4 family loans. During the year, the Bank originated $75.5 million of home equity/line of credit and consumer loans. Management plans to continue emphasizing these products during 1996 in order to improve asset yields. The Bank also plans to introduce higher, risk-adjusted prices for 1-4 family and home equity loans to otherwise qualified borrowers who have relatively minor exceptions to the Bank's conservative loan underwriting standards. The Bank may sell lower quality consumer loans to another lender, rather than hold these loans in portfolio.

     The Bank also originated $41.8 million of mortgage loans secured by 5-120 unit apartment buildings located within a 100-mile radius of the Bank's home office. In 1996, Management hopes to increase originations under this program to $105 million and expand the geographic area covered by the program to within a 150-mile radius of Chicago. During 1995, the Bank also began offering construction lending to experienced residential land developers and home builders in the Chicago metropolitan area. However, due to competitive conditions, the Bank discontinued this program in late 1995, and at year-end 1995, had only $2.9 million of construction loans outstanding under this program.

     During the fourth quarter of 1995, the Bank purchased $185 million of whole loans from a Midwest lending institution. All of these loans are secured by 1-4 family real estate located in Missouri. During the due diligence procedures, the Bank selected those loans with good credit quality that presented no greater risks than the Bank's own originated 1-4 family portfolio. These loans will be reviewed as part of the Bank's periodic review of the adequacy of the general valuation allowance.

     From time to time, Management also may consider selling or securitizing small parts of the multifamily portfolio, depending upon the terms and the value of the resulting transaction. However, Management generally believes that a larger bulk sale of loans would not provide an optimum repayment method at this time.

     As of Dec. 31, 1995, the Bank's ratio of classified assets to tangible capital and general valuation allowance was 42.2%, considerably lower than the 56.1% ratio reported at Dec. 31, 1994. Classified assets include REO and loans considered "substandard," "doubtful" or "loss" under regulatory accounting purposes and the Bank's loan rating system. The Bank has submitted a plan to the OTS to reduce this ratio to less than 32% by the end of 1996.

Foreclosed Real Estate: Foreclosed real estate declined $5.8 million to total $11.4 million at year-end. During the year, title was taken on $10 million of real estate, while $16 million of real estate was sold or reduced through valuation allowances and charge-offs.

     At year-end 1995, the Company had an $8.2 million net investment/(9)/ in three apartment buildings located in Washington State and a $1.0 million investment in an Illinois commercial real estate building. The remaining $2.2 million of foreclosed real estate was comprised of 1-4 family real estate properties primarily located in the Chicago metropolitan area. See Note I -- Foreclosed Real Estate and Results of Operations -- Comparison of Years Ended Dec. 31, 1995 and 1994 -- Operations of Foreclosed Real Estate for further details. REO balances also may be affected by the strategy deployed to deal with the multifamily and commercial loans scheduled to mature within the next few years.

(9) At Dec. 31, 1995, the Bank had committed to repurchase, at a discount, $3.4 million of participating interests in this asset.

34    St.Paul Bancorp, Inc.

Accumulated Provision for Loan Losses Activity
At or for the years ended Dec. 31 -- Dollars in thousands

                                                    1995      1994      1993      1992      1991
                                                 -----------------------------------------------
Balance at beginning of year..................   $42,196   $46,574   $48,681   $46,164   $46,237
Charge-offs:
Real estate loans:
  1-4 family..................................       506       444       187        52       282
  Multifamily.................................     4,167     8,592    13,863     6,393     9,885
  Commercial..................................     3,081       813        --     1,100       530
  Land and land development...................        --        85        --        --        --
Consumer......................................       125       309       306       695       507
                                                 -----------------------------------------------
Total charge-offs.............................     7,879    10,243    14,356     8,240    11,204
Recoveries:
Real estate loans:
  1-4 family..................................       103        26         9        --         1
  Multifamily.................................     2,243       644       512       127        28
  Commercial..................................        --        --        --        --        --
  Land and land development...................        --        --        --        --        --
Consumer......................................        56        45        49         5         2
                                                 -----------------------------------------------
Total recoveries..............................     2,402       715       570       132        31
                                                 -----------------------------------------------
  Net charge-offs.............................     5,477     9,528    13,786     8,108    11,173
Acquired from Elm Financial...................        --        --       929        --        --
Provisions for losses charged to operations...     1,900     5,150    10,750    10,625    11,100
                                                 -----------------------------------------------
Balance at end of year........................   $38,619   $42,196   $46,574   $48,681   $46,164
                                                 ===============================================
Ratio of net charge-offs to average loans:
Real estate loans:
  1-4 family..................................      0.02%     0.02%     0.01%       --%     0.01%
  Multifamily.................................      0.07      0.33      0.54      0.26      0.40
  Commercial..................................      0.12      0.03        --      0.05      0.02
  Land and land development...................        --        --        --        --        --
Consumer......................................         *      0.01      0.01      0.03      0.02
                                                 -----------------------------------------------
                                                    0.21%     0.39%     0.56%     0.34%     0.45%
                                                 ===============================================

*Less than 0.01%.

Allocation of the Accumulated Provision for Losses
At Dec. 31 -- Dollars in thousands

                                1995             1994               1993              1992              1991
                         ------------------------------------------------------------------------------------------
                                   Percent          Percent            Percent           Percent           Percent
                                  of Total          of Total           of Total          of Total          of Total
                          Amount   Loans   Amount    Loans    Amount    Loans   Amount   Loans    Amount    Loans
Balance at end of year
  applicable to:
Real estate loans:
  1-4 family..........    $ 3,163  61.0%   $ 2,644   58.2%    $ 2,354   50.9%   $ 2,501   46.8%   $ 4,108    47.0%
  Multifamily, land
    and commercial....     34,861  37.8     38,840   40.5      43,628   48.0     45,018   51.8     40,575    51.8
Consumer..............        595   1.2        712    1.3         592    1.1      1,162    1.4      1,481     1.2
                          ---------------------------------------------------------------------------------------
                          $38,619 100.0%   $42,196  100.0%    $46,574  100.0%   $48,681  100.0%   $46,164   100.0%
                          =======================================================================================

                                                   1995 Annual Report/10-K    35


Nonperforming Loans

At Dec. 31 -- Dollars in thousands
                                                     1995    1994     1993     1992     1991
                                                  ------------------------------------------
Loans accounted for on a nonaccrual basis: (a)
Real estate loans:
  1-4 family....................................  $ 3,741  $1,952  $ 6,045  $ 5,343  $ 4,988
  Multifamily...................................    8,665   3,813   12,907   15,559   33,712
  Commercial....................................    1,360     437    2,598       --    1,582
Consumer........................................       81     101      480      270      371
Other...........................................       --      --    2,406       --       60
                                                  ------------------------------------------
  Subtotal......................................   13,847   6,303   24,436   21,172   40,713

Loans delinquent 90 days or more
 accounted for on an accrual basis: (b)
  1-4 family.....................................   3,981   3,632    5,157    7,416    3,895
  Consumer.......................................      --      --       75      771      878
                                                  ------------------------------------------
  Subtotal.......................................   3,981   3,632    5,232    8,187    4,773
                                                  ------------------------------------------
Nonperforming loans.............................  $17,828  $9,935  $29,668  $29,359  $45,486
                                                  ==========================================
Troubled debt restructuring.....................  $    --  $   --  $15,646  $25,043  $25,976
                                                  ==========================================

(a) During 1995, the Bank recorded $626,000 of interest income on loans accounted for on a nonaccrual basis at Dec. 31, 1995. Had loans been accounted for on an accrual basis during all of 1995, interest income would have been $2.0 million higher.

(b) The Bank continues to accrue interest on government insured and 1-4 family loans with original loan-to-value ratios of 80% or less that are 90 days or more delinquent. While these loans are still accruing interest, they are reported as nonperforming. See Note A -- Summary of Significant Accounting Policies for further discussion of the Bank's policy for placing loans on a nonaccrual status.

Delinquent Loans Accounted for on an Accrual Basis (a)

At Dec. 31 -- Dollars in thousands


                                     Percent               Percent               Percent               Percent              Percent
                                          of                    of                    of                    of                   of
                                        Real                  Real                  Real                  Real                 Real
                                      Estate                Estate                Estate                Estate               Estate
                              1995     Loans        1994     Loans        1993     Loans        1992     Loans        1991    Loans
                           --------------------------------------------------------------------------------------------------------
Real estate loans
 delinquent
  30 to 59 days............$56,554      2.09%    $42,297      1.64%    $51,732      2.20%    $39,469      1.72%    $67,004     2.72%
  60 to 89 days............  6,847      0.25       8,336      0.32      12,279      0.52      10,237      0.45      10,745     0.44
                           --------------------------------------------------------------------------------------------------------
Total......................$63,401      2.34%    $50,633      1.96%    $64,011      2.72%    $49,706      2.17%    $77,749     3.16%
                           ========================================================================================================

                                     Percent               Percent               Percent               Percent              Percent
                                          of                    of                    of                    of                   of
                                    Consumer              Consumer              Consumer              Consumer             Consumer
                              1995     Loans        1994     Loans        1993     Loans        1992     Loans        1991    Loans
                           --------------------------------------------------------------------------------------------------------
Consumer loans
 delinquent
  30 to 59 days............$   485      1.44%    $   545      1.65%    $   327      1.20%    $   585      1.74%    $   896     2.91%
  60 to 89 days............     89      0.26         155      0.47         103      0.38         141      0.42         211     0.69
                           --------------------------------------------------------------------------------------------------------
Total......................$   574      1.70%    $   700      2.12%    $   430      1.58%    $   726      2.16%    $ 1,107     3.60%
                           ========================================================================================================

(a) See Note A -- Summary of Significant Accounting Policies for a discussion of policy for placing loans on nonaccrual.

36    St.Paul Bancorp, Inc.

INTEREST RATE RISK

Interest rate risk represents a measure of the sensitivity of the Bank's earnings and the impact on stockholders' equity due to changes in market interest rates. Interest rate risk generally exists because the Bank chooses to accept this risk in connection with its profit motives and business objectives.

     Management captures and measures the Bank's exposure to interest rate risk using complex financial models. The OTS also measures the Bank's interest rate risk using its own financial model to determine whether an interest rate risk regulatory capital component is warranted. The results of both these models are reported to the Bank's Board of Directors and reviewed to determine that the risks assumed were in conformity with the Bank's policies for interest rate risk, based on its models. At the end of 1995, the Bank's exposure to interest rate risk was less than it was at Dec. 31, 1994. The Bank's interest rate position does not require regulatory capital allocation at this time./(10)/ See Regulatory Capital Requirements for further details.

     Traditionally, financial institutions have used "GAP" analysis as a measure of their interest rate sensitivity. GAP is the ratio of interest-rate sensitive assets to interest-rate sensitive liabilities over specified time horizons, expressed as a percent of total assets. A positive GAP indicates that cumulative interest-rate sensitive assets exceed cumulative interest-rate sensitive liabilities at the dates indicated, and suggests that net interest income would increase if market rates increased. The GAP also assumes that volumes and spreads are constants. The historical trend of the GAP at one, three and five years is presented below./(11)/



                1995   1994    1993    1992    1991
               ------------------------------------
One year.....   5.38%  4.40%  16.79%  16.84%  12.47%
Three years..  10.87   3.93   10.94    4.06    2.02
Five years...   7.32   3.17   10.63    5.68    1.83

     Generally, the Bank's policy is to maintain a balanced GAP. Management considers a range of plus or minus 15% to be a desirable one-year GAP position. The Bank's one-year GAP increased from a positive 4.40% at Dec. 31, 1994 to a positive 5.38% at Dec. 31, 1995. The increase in the positive GAP position this year reflects the continued emphasis on the origination and purchase of adjustable rate loans and MBS.

     Although GAP analysis provides some narrow insights into the repricing of the Bank's balance sheet, for various reasons, GAP analysis in recent years has not provided the Bank with a reliable measure of its interest rate risk exposure because of its inherent limitations./(12)/ Internally, Management relies on its models and financial simulations to evaluate the Bank's interest rate risk by determining the net change in the value of the Bank's assets and liabilities due to changes in interest rates. The models indicated that at year-end 1995, substantial changes in interest rates will have less of an impact on the Bank's net worth than at year-end 1994. Changes in interest rates that affect the slope of the yield curve have little impact on GAP analysis, but cause significant changes in the Bank's interest rate risk as measured by changes in the value of assets and liabilities. See Statement of Condition -- Regulatory Capital Requirements for further details.

(10) A two-quarter time lag exists between when interest rate exposures as of a balance sheet date are reported to the OTS and when additional capital is assessed.

(11) Prior to 1993, OTS assumptions for prepayment and withdrawal rates were used. Assumptions used for 1993, 1994 and 1995's GAP were based upon Management estimates. Details of assumptions used in the table are provided in the notes to the Interest Rate Sensitivity GAP Analysis table.

(12) Management believes that GAP analysis is of limited value in assessing the extent of interest rate risk because it fails to account for interest rate floors and caps; basis risk (i.e., the divergent characteristics of different types of financial instruments) when repricing occurs; and the interplay of the pricing of new transactions upon the net interest spread, especially during a volatile interest rate horizon, like that of 1994 and 1995. GAP analysis also has other inherent problems. For example, an institution's assets could theoretically reprice on the first day of the year and the institution's liabilities could reprice on the last day of the year but be perfectly matched under GAP. In this example, the institution actually would be exposed to interest rate risk the entire year because of the repricing differences. GAP also assumes that the interest rate spread between interest earning assets and liabilities is constant and that the "GAP" represents the only risk. However, in reality, the interest rate spread is constantly changing, sometimes significantly, as transactions occur or instruments reprice. See Results of Operations -- Comparison of Years Ended Dec. 31, 1995 and 1994 -- Net Interest Income for a discussion of factors affecting the Bank's interest rate spread.

     Interest rate floors in effect on $531.0 million of adjustable rate loans at Dec. 31, 1995 and $655.4 million at Dec. 31, 1994 should be considered in evaluating the GAP results. Floors establish a minimum rate for ARMs, even though the fully-indexed rate on ARMs may be lower. These loans will not reprice until the fully-indexed ARM rate exceeds the existing floor rate. (At Dec. 31, 1995, the weighted average difference between the fully-indexed rate and the loan floors was 56 basis points. These loans will not actually reprice until the underlying indices increase an average of 56 basis points.)

     Consequently, the floors create an artificial fixed rate loan for a period of time and overstate the positive GAP results unless interest rates were to increase precipitously. Interest rate caps in effect on approximately $956 million of loans and $650 million of MBS also should be considered in understanding GAP results. For these loans, the amount of repricing would be limited by the interest rate cap. Periodic rate caps limit the total rate adjustment on a loan over a 12-month period.

                                                   1995 Annual Report/10-K    37

Interest Rate Sensitivity Gap Analysis (a)

At Dec. 31, 1995 -- Dollars in thousands

                                        Weighted                                       More than
                                         Average                 % of      6 Months     6 months                               Over
                                            Rate       Balance  Total       or less    to 1 year   1-3 years   3-5 years    5 years
                                            ---------------------------------------------------------------------------------------
Rate Sensitive Assets:
Investments: (b)
 Adjustable rate........................... 5.27%   $   64,645     2%    $   54,658     $  9,987   $      --     $    --    $    --
 Fixed rate................................ 5.75       139,322     4         33,426       20,289      49,303          --     36,304
Mortgage-backed securities: (c)
 Adjustable rate........................... 6.15       648,615    17        342,990      305,625          --          --         --
 Fixed rate................................ 7.17       326,807     8         24,859        9,052      88,723      58,921    145,252
Mortgage loans: (c)
 Adjustable and renegotiable rate.......... 7.57     2,177,141    55      1,185,168      508,771     408,937      74,265         --
 Fixed rate................................ 8.20       522,025    13         91,388       36,775     147,726      93,105    153,031
Consumer loans (c)......................... 7.53        23,343     1          3,691        2,197       6,993       5,241      5,221
Loans held for sale........................ 8.35        15,583     *         15,583           --          --          --         --
                                            ---------------------------------------------------------------------------------------
 Total rate sensitive assets............... 7.28%   $3,917,481   100%    $1,751,763     $892,696    $701,682    $231,532   $339,808
                                            =======================================================================================
Rate Sensitive Liabilities:
Deposits:
 Checking and other deposit
  accounts................................. 1.04%   $  408,839    11%    $  109,308     $ 23,377    $ 76,633    $ 55,367   $144,154
 Savings accounts.......................... 2.41       694,482    19        229,111       43,960     138,055      92,828    190,528
 Money market deposit accounts............. 3.12       198,938     5        198,938           --          --          --         --
 Fixed-maturity certificates (d)........... 5.77     1,929,551    53      1,105,603      404,037     260,642      98,191     61,078
                                            ---------------------------------------------------------------------------------------
                                            4.29     3,231,810    88      1,642,960      471,374     475,330     246,386    395,760

Borrowings:
 FHLB advances............................. 6.23       336,684    10        310,285       25,000         314          --      1,085
 Other borrowings.......................... 7.43        88,343     2         87,034        1,309          --          --         --
 Mortgage-backed note...................... 8.54        16,400     *             --           --          --      16,400         --
                                            ---------------------------------------------------------------------------------------
                                            6.55       441,427    12        397,319       26,309         314      16,400      1,085
                                            ---------------------------------------------------------------------------------------
 Total rate sensitive liabilities.......... 4.56%   $3,673,237   100%    $2,040,279     $497,683    $475,644    $262,786   $396,845
                                            =======================================================================================
Excess (deficit) of rate sensitive
 assets over rate sensitive
 liabilities (GAP)......................... 2.72%   $  244,244            $(288,516)    $395,013    $226,038    $(31,254)  $(57,037)
                                            =======================================================================================

Cumulative GAP.............................                               $(288,516)    $106,497    $332,535    $301,281   $244,244
Cumulative GAP to total assets
 without regard to hedging
 transactions..............................                                   (7.01)%       2.59%       8.08%       7.32%      5.93%
Cumulative GAP to total assets with
 impact of hedging transactions............                                   (4.03)%       5.38%      10.87%       7.32%      5.93%

*Less than 1%.

(a) Mortgage loan repricing/maturity projections were based upon principal repayment percentages in excess of the contractual amortization schedule of the underlying mortgages. Multifamily mortgages were estimated to be prepaid at a rate of approximately 10% per year; adjustable rate mortgage loans on 1-4 family residences and loan securities were estimated to prepay at a rate of 20% per year; fixed rate loans and loan securities were estimated to prepay at a rate of 12% per year. Loans with an adjustable rate characteristic, including loans with initial fixed interest rate periods, are considered by Management to have an adjustable rate.

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

(b) Includes investment in FHLB stock.
(c) Excludes accrued interest and accumulated provisions for loan losses.
(d) The following table presents the amount of the Bank's time deposits in amounts of $100,000 or more at Dec. 31, 1995 maturing during the periods indicated.

Maturing                                                                   Amount
---------------------------------------------------------------------------------
Jan. 1, 1996 to March 31, 1996.........................................   $39,761
April 1, 1996 to June 30, 1996.........................................    37,741
July 1, 1996 to Dec. 31, 1996..........................................    24,046
After Dec. 31, 1996....................................................    15,124
                                                                         --------
                                                                         $116,672
                                                                         ========

38    St.Paul Bancorp, Inc.

Loan Maturity Table*

Based upon contractual maturities at Dec. 31, 1995 -- Dollars in thousands

                                                                                   1996      1997-2000      After 2000         Total
                                                                               -----------------------------------------------------
Mortgage Loans
1-4 family units...............................................................$ 29,107       $107,102      $1,527,019    $1,663,228
Multifamily and other.......................................................... 152,893        558,792         324,253     1,035,938
                                                                               -----------------------------------------------------
Total mortgage loans........................................................... 182,000        665,894       1,851,272     2,699,166
Consumer loans.................................................................   5,887         12,233           5,223        23,343
                                                                               -----------------------------------------------------
Total loans receivable.........................................................$187,887       $678,127      $1,856,495    $2,722,509
                                                                               =====================================================


*Excludes loans held for sale.

Loans Due After Dec. 31, 1996*

Based upon contractual maturities at Dec. 31, 1995 -- Dollars in thousands

                                                                                                 Fixed      Adjustable
                                                                                                  Rate            Rate         Total
                                                                                              --------------------------------------
Mortgage Loans
1-4 family units..............................................................................$318,277      $1,315,844    $1,634,121
Multifamily and other......................................................................... 133,882         749,163       883,045
                                                                                              --------------------------------------
Total mortgage loans.......................................................................... 452,159       2,065,007     2,517,166
Consumer loans................................................................................  17,456              --        17,456
                                                                                              --------------------------------------
Total mortgage and consumer loans.............................................................$469,615      $2,065,007    $2,534,622
                                                                                              ======================================

*Excludes loans held for sale.

Investment Portfolio

At Dec. 31 -- Dollars in thousands

                                                                                                  1995           1994           1993
                                                                                            ----------------------------------------
Federal funds sold and interest bearing bank balances.......................................$   41,706      $   18,100    $   56,200
Cash equivalent marketable-debt securities:
 U.S. Treasury securities...................................................................    33,179          17,452        15,503
 U.S. agency securities.....................................................................        --          19,833       176,823
Marketable-debt securities of the U.S. government...........................................    92,778          99,643       142,051
MBS:
 Federal Home Loan Mortgage Corporation (FHLMC).............................................   157,099         187,347       189,789
 Federal National Mortgage Corporation (FNMA)...............................................   135,399         131,735       167,480
 Government National Mortgage Association (GNMA)............................................        --           1,679         2,312
 Private....................................................................................   586,596(a)      708,219       364,163
 Collateralized Mortgage Obligations (CMOs).................................................    96,328(a)       97,637         9,905
                                                                                            ----------------------------------------
Total MBS...................................................................................   975,422       1,126,617       733,649
                                                                                            ----------------------------------------
                                                                                            $1,143,085(b)   $1,281,645    $1,124,226
                                                                                            ========================================

(a) The following table summarizes securities of issuers in excess of 10% of stockholders' equity at Dec. 31, 1995.


Issuer                                                                                                  Amortized Cost    Fair Value
------------------------------------------------------------------------------------------------------------------------------------
Countrywide Mortgage-Backed Securities, Inc...................................................................$146,967      $148,150
Merrill Lynch Mortgage Investors, Inc......................................................................... 130,689       128,745
Prudential Home Mortgage Securities, Inc......................................................................  68,812        67,647
Residential Funding Mortgage Securities I, Inc................................................................  45,956        45,073
Saxon Mortgage Securities Corporation......................................................................... 107,253       105,542
                                                                                                              ----------------------
Total.........................................................................................................$499,677      $495,157
                                                                                                              ======================

(b) See Note B -- Cash and Cash Equivalents, Note C -- Marketable-Debt Securities and Note D -- MBS for contractual maturity information.

                                                   1995 Annual Report/10-K    39

Consolidated Statements of Financial Condition

At Dec. 31 -- Dollars in thousands

                                                                                                  1995          1994
                                                                                            ------------------------
Assets:
Cash and cash equivalents -- Note B
 Cash and amounts due from depository institutions..........................................$  111,736    $  104,563
 Federal funds sold and interest bearing bank balances......................................    41,706        18,100
 Short-term cash equivalent securities......................................................    33,179        37,285
                                                                                            ------------------------
 Total cash and cash equivalents............................................................   186,621       159,948
Marketable-debt securities -- Notes C and O
 (Market: Dec. 31, 1995--$92,778; Dec. 31, 1994--$95,773)...................................    92,778        99,643
Mortgage-backed securities -- Notes D and O
 (Market: Dec. 31, 1995--$967,687; Dec. 31, 1994--$1,066,793)...............................   975,422     1,126,617
Loans receivable -- Notes E, O and V........................................................ 2,722,509     2,610,577
 Less: accumulated provision for loan losses -- Note F......................................    38,619        42,196
                                                                                            ------------------------
 Net loans receivable....................................................................... 2,683,890     2,568,381
Loans held for sale, at lower of cost or market -- Note G
 (Market: Dec. 31, 1995--$15,638; Dec. 31, 1994--$10,157)...................................    15,583        10,155
Accrued interest receivable -- Note H.......................................................    25,354        23,467
Foreclosed real estate -- Note I
 (Net of accumulated provision for losses: Dec. 31, 1995--$1,974; Dec. 31, 1994--$2,019)....    10,642        16,484
Real estate held for development or investment -- Note J....................................    13,191        16,694
Investment in Federal Home Loan Bank stock -- Notes K and O.................................    36,304        29,847
Office properties and equipment -- Note L...................................................    44,720        44,112
Prepaid expenses and other assets -- Note M.................................................    32,174        36,189
                                                                                            ------------------------
 Total assets...............................................................................$4,116,679    $4,131,537
                                                                                            ========================

Liabilities:
 Deposits -- Note N.........................................................................$3,231,810    $3,232,903
Short-term borrowings -- Note O.............................................................   175,368       221,180
Long-term borrowings -- Note O..............................................................   266,059       271,747
Advance payments by borrowers for taxes and insurance.......................................    20,610        21,842
Other liabilities...........................................................................    38,635        32,468
                                                                                            ------------------------
 Total liabilities.......................................................................... 3,732,482     3,780,140
Commitments -- Notes L, T and U
Stockholders' Equity: -- Notes Q and R
 Preferred stock (par value $.01 per share: authorized--10,000,000 shares; none issued).....        --            --
Common stock (par value $.01 per share: authorized--40,000,000 shares;
 issued: Dec. 31, 1995--19,990,106 shares; Dec. 31, 1994--19,785,405 shares
 outstanding: Dec. 31, 1995--18,749,734 shares; Dec. 31, 1994--18,781,480 shares)...........       200           198
 Paid-in capital............................................................................   141,166       138,039
Retained income, substantially restricted...................................................   269,791       238,929
Unrealized loss on securities, net of taxes -- Notes B, C and D.............................      (895)       (3,531)
Borrowings by employee stock ownership plan -- Notes O and S................................      (485)       (1,000)
Unearned employee stock ownership plan shares (196,350 shares) -- Note S....................    (2,883)       (2,883)
Treasury stock (Dec. 31, 1995--1,240,372 shares; Dec. 31, 1994--1,003,925 shares)...........   (22,697)      (18,355)
                                                                                            ------------------------
Total stockholders' equity..................................................................   384,197       351,397
                                                                                            ------------------------
 Total liabilities and stockholders' equity.................................................$4,116,679    $4,131,537
                                                                                            ========================

See notes to consolidated financial statements.

40    St.Paul Bancorp, Inc.


Consolidated Statements of Stockholders' Equity

For the years ended Dec. 31 -- Dollars in thousands, except per share amounts

                                                                                    Borrowings
                                                                                            By
                                                             Unrealized               Employee     Unearned
                                                             Gain/(Loss)     Pension     Stock     Employee
                       Common Stock                                  on       Adjust-    Owner        Stock                   Total
                    -----------------   Paid-In   Retained   Securities,        ment,    -ship    Ownership  Treasury  Stockholders'
                        Shares Amount   Capital     Income   Net of Tax   Net of Tax      Plan  Plan Shares     Stock        Equity
                    ---------------------------------------------------------------------------------------------------------------
Dec. 31, 1992.......18,258,158   $183  $115,253   $173,976      $    --         $ --   $(2,071)     $    --  $     --      $287,341

Stock option
 exercises --
 Note R.............   134,513      1     1,625         --           --           --        --           --        --         1,626
Net income..........        --     --        --     41,387           --           --        --           --        --        41,387
Issuance of common
 stock to acquire
 Elm Financial...... 1,291,310     13    19,731         --           --           --        --           --        --        19,744
Cash dividends
 ($0.27 per share)..        --     --        --     (5,148)          --           --        --           --        --        (5,148)
Unrealized gain
 on securities,
 net of taxes --
 Notes B, C and D...        --     --        --         --        4,594           --        --           --        --         4,594
Pension adjustment,
 net of taxes --
 Note S.............        --     --        --         --           --          (46)       --           --        --           (46)
Net change in ESOP
 borrowings --
 Note O.............        --     --        --         --           --           --    (2,169)          --        --        (2,169)
                    ---------------------------------------------------------------------------------------------------------------
Dec. 31, 1993.......19,683,981   $197  $136,609   $210,215      $ 4,594         $(46)  $(4,240)     $    --  $     --      $347,329
Stock option
 exercises --
 Note R.............   101,424      1     1,430         --           --           --        --           --        --         1,431
Net income..........        --     --        --     34,512           --           --        --           --        --        34,512
Cash dividends
 ($0.30 per share)..        --     --        --     (5,798)          --           --        --           --        --        (5,798)
Change in
 unrealized
 gain/(loss)
 on securities,
 net of taxes --
 Notes B, C and D...        --     --        --         --       (8,125)          --        --           --        --        (8,125)
Pension adjustment,
 net of taxes --
 Note S.............        --     --        --         --           --           46        --           --        --            46
Repayments of ESOP
 principal --
 Note O.............        --     --        --         --           --           --       357           --        --           357
Adoption of
 SOP 93-6 --
 Notes A and S......        --     --        --         --           --           --     2,883       (2,883)       --            --
Treasury stock
  purchases.........(1,003,925)    --        --         --           --           --        --           --   (18,355)      (18,355)
                    ---------------------------------------------------------------------------------------------------------------
Dec. 31, 1994.......18,781,480   $198  $138,039   $238,929      $(3,531)        $ --   $(1,000)     $(2,883) $(18,355)     $351,397
Stock option
 exercises --
 Note R.............   204,701      2     3,127         --           --           --        --           --        --         3,129
Net income..........        --     --        --     36,394           --           --        --           --        --        36,394
Cash dividends
 ($0.30 per share)..        --     --        --     (5,532)          --           --        --           --        --        (5,532)
Change in
 unrealized loss
 on securities,
 net of taxes --
 Notes B, C and D...        --     --        --         --        4,523           --        --           --        --         4,523
Unrealized loss from
 transfer of
 securities --
 Notes B and  C.....        --     --        --         --       (1,887)          --        --           --        --        (1,887)
Repayments of ESOP
 principal --
 Note O.............        --     --        --         --           --           --       515           --        --           515
Treasury stock
 purchases..........  (236,447)    --        --         --           --           --        --           --    (4,342)       (4,342)
                    ---------------------------------------------------------------------------------------------------------------
Dec. 31, 1995.......18,749,734   $200  $141,166   $269,791      $  (895)        $ --   $  (485)     $(2,883) $(22,697)     $384,197
                    ===============================================================================================================

See notes to consolidated financial statements.



                                                   1995 Annual Report/10-K    41


Consolidated Statements of Income
For the years ended Dec. 31 -- Dollars in thousands, except per share amounts
                                                                                     1995      1994      1993
                                                                                 ----------------------------
Interest Income
Loans receivable...............................................................  $201,630  $182,512  $198,208
Mortgage-backed securities.....................................................    65,723    59,276    42,269
Marketable-debt securities.....................................................     5,015     6,032     6,222
Federal funds and interest bearing bank balances...............................     2,386       986     1,491
Other investment income........................................................     3,996     4,456     8,747
                                                                                 ----------------------------
 Total interest income.........................................................   278,750   253,262   256,937

Interest Expense
Deposits -- Note N.............................................................   132,741   114,962   122,273
Short-term borrowings..........................................................    10,389     4,829     4,805
Long-term borrowings...........................................................    18,986    15,278     5,904
                                                                                 ----------------------------
 Total interest expense........................................................   162,116   135,069   132,982
                                                                                 ----------------------------
 Net interest income...........................................................   116,634   118,193   123,955
Provision for loan losses -- Note F............................................     1,900     5,150    10,750
                                                                                 ----------------------------
 Net interest income after provision for loan losses...........................   114,734   113,043   113,205

Other Income
Loan servicing fees............................................................     1,560     1,444     1,694
Other fee income...............................................................    21,761    17,065    14,794
Net gain on loan sales.........................................................       217       365     1,983
Net gain on securities sales...................................................       837       159       167
Discount brokerage commissions.................................................     3,177     3,725     6,298
Income from real estate development -- Note J..................................     2,807     3,150     2,969
Insurance and annuity commissions..............................................     3,138     3,268     3,408
Other..........................................................................       224       595     1,193
                                                                                 ----------------------------
 Total other income............................................................    33,721    29,771    32,506

General and Administrative Expense
Salaries and employee benefits.................................................    48,292    46,538    42,551
Occupancy, equipment and other office expense..................................    23,268    20,897    19,097
Advertising....................................................................     4,067     5,060     5,184
Federal deposit insurance......................................................     8,907     8,943     9,521
Other..........................................................................     5,631     5,728     6,394
                                                                                 ----------------------------
 General and administrative expense............................................    90,165    87,166    82,747
Loss on foreclosed real estate -- Note I.......................................     1,159     2,145     2,516
                                                                                 ----------------------------
 Income before income taxes....................................................    57,131    53,503    60,448
Income taxes -- Note P.........................................................    20,737    18,991    19,061
                                                                                 ----------------------------
 Net income....................................................................  $ 36,394  $ 34,512  $ 41,387
                                                                                 ============================
Earnings Per Share
 Primary.......................................................................  $   1.87  $   1.70  $   2.03
 Fully diluted.................................................................      1.86      1.70      2.03
                                                                                 ============================
Dividends Per Share............................................................  $   0.30  $   0.30  $   0.27
                                                                                 ============================

See notes to consolidated financial statements.

42    St.Paul Bancorp, Inc.


Consolidated Statements of Cash Flows
For the years ended Dec. 31 - Dollars in thousands
                                                                                           1995        1994        1993
                                                                                      ---------------------------------
Operating Activities:
Net income..........................................................................  $  36,394   $  34,512   $  41,387
Adjustments to reconcile net income to net cash provided by operating activities:
 Provision for loan losses..........................................................      1,900       5,150      10,750
 Provision for losses on foreclosed real estate.....................................        821       1,713       1,879
 Provision for depreciation.........................................................      6,458       5,271       4,719
 Assets originated and acquired for sale............................................    (44,211)    (52,087)   (141,261)
 Sale of assets held for sale.......................................................     39,682      69,704     128,203
 (Increase) decrease in accrued interest receivable.................................     (1,887)     (3,220)      3,229
 (Increase) decrease in prepaid expenses and other assets...........................      4,015       1,596      (4,047)
 Increase (decrease) in other liabilities...........................................      6,167      10,522      (4,102)
 Net amortization of yield adjustments..............................................      4,865        (911)       (757)
 Other items, net...................................................................    (15,217)    (10,674)    (15,996)
                                                                                      ---------------------------------
   Net cash provided by operating activities........................................     38,987      61,576      24,004
                                                                                      ---------------------------------

Investing Activities:
Principal repayments on loans receivable............................................    419,232     432,219     628,353
Loans originated and purchased for investment.......................................   (539,634)   (700,792)   (476,549)
Loans receivable sold...............................................................      6,537       3,489      35,866
Principal repayments on available for sale mortgage-backed securities...............     21,353      62,506           -
Principal repayments on held to maturity mortgage-backed securities.................    155,418     147,496     252,826
Purchase of available for sale mortgage-backed securities...........................    (84,040)    (27,127)          -
Purchase of held to maturity mortgage-backed securities.............................          -    (604,916)   (282,896)
Sale of available for sale mortgage-backed securities...............................     56,887      15,434           -
Sale of held to maturity mortgage-backed securities.................................          -           -       2,940
Maturities of available for sale marketable-debt securities.........................      8,000      21,000           -
Maturities of held to maturity marketable-debt securities...........................          -           -     137,523
Purchase of available for sale marketable-debt securities...........................       (236)    (20,950)          -
Purchase of held to maturity marketable-debt securities.............................          -     (30,695)   (115,946)
Sale of available for sale marketable-debt securities...............................          -      70,182           -
Additions to real estate............................................................    (10,698)    (18,289)     (6,053)
Real estate sold....................................................................     28,445      30,234      18,749
Sale (purchase) of Federal Home Loan Bank stock.....................................     (6,457)      1,443       1,897
Purchase of office properties and equipment.........................................     (7,069)     (9,124)     (6,669)
Proceeds from sales of office properties and equipment..............................          3         606         819
Acquisition of Elm Financial, net of cash and cash equivalents acquired of $11,002..          -           -     (15,655)
                                                                                      ---------------------------------
 Net cash provided (used) by investing activities...................................     47,741    (627,284)    175,205
                                                                                      ---------------------------------

Financing Activities:
Proceeds from sales of certificates of deposit......................................    322,446     362,442     279,581
Payments for maturing certificates of deposit.......................................   (328,287)   (409,365)   (303,906)
Net increase (decrease) in remaining deposits.......................................      4,748      27,208     (20,402)
New long-term borrowings............................................................        195     210,000      33,422
Repayment of long-term borrowings...................................................     (5,285)     (1,201)   (155,784)
Increase (decrease) in short-term borrowings, net...................................    (45,895)    220,634           -
Dividends paid to stockholders......................................................     (5,532)     (5,798)     (5,148)
Net proceeds from exercise of stock options.........................................      3,129       1,431       1,626
Purchase of treasury stock..........................................................     (4,342)    (18,355)          -
Increase (decrease) in advance payments by borrowers for taxes and insurance........     (1,232)      2,329      (3,834)
                                                                                      ---------------------------------
 Net cash provided (used) by financing activities...................................    (60,055)    389,325    (174,445)
                                                                                      ---------------------------------
Increase (Decrease) in Cash and Cash Equivalents....................................     26,673    (176,383)     24,764
 Cash and cash equivalents at beginning of year.....................................    159,948     336,331     311,567
                                                                                      ---------------------------------
Cash and Cash Equivalents at End of Year............................................  $ 186,621   $ 159,948   $ 336,331
                                                                                      =================================

See notes to consolidated financial statements.

                                                   1995 Annual Report/10-K    43

Notes to Consolidated Financial Statements



NOTE A

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation: The consolidated financial statements are comprised of the accounts of St. Paul Bancorp, Inc. (the "Company") and its wholly owned subsidiaries, St. Paul Federal Bank For Savings (the "Bank"), St. Paul Financial Development Corporation ("St. Paul Financial"), and Annuity Network, Inc. ("Annuity Network").

     The Bank is a consumer-oriented retail financial institution operating 52 banking offices throughout the Chicago, Illinois metropolitan area. St. Paul Financial engages in single family real estate development and investment in the Chicago metropolitan area. Annuity Network sells annuity products to the Bank's customers through the branch network.

     The financial statements of the Bank include the accounts of its seven wholly owned subsidiaries: St. Paul Service, Inc.; St. Paul Securities, Inc.; Managed Properties, Inc.; MPI Illinois, Inc.; Community Finance Corporation; EFS Service Corporation; and EFS/San Diego Service Corporation. These subsidiaries are incorporated in the state of Illinois.

     St. Paul Service, Inc. is an insurance agency providing a variety of insurance products for property, automobile, life, disability income, special multi-peril, commercial automobile, dwelling, fire, liability, bonds, workers' compensation, and group health plans.

     The Bank offers discount brokerage services directly to its customers through Investment Network, Inc., a wholly owned subsidiary of St. Paul Securities, Inc. Investment Network, Inc. provides a full line of investment brokerage services through the Bank's branches. As a registered broker/dealer, the company is subject to regulation under the Securities Exchange Act of 1934. During 1996, Investment Network, Inc. plans to provide investment planning services for customers through a subsidiary, Investment Network Advisors, Inc.

     Managed Properties, Inc. and MPI Illinois, Inc. are engaged in the management of real estate acquired by the Bank through foreclosure of multifamily and commercial real estate loans.

     Community Finance Corporation holds equity investments in companies that acquire limited partnership interests in low income building development projects which comply with the provisions of the Community Reinvestment Act.

     EFS Service Corporation has participated, from time to time, in real estate joint venture activities.

     EFS/San Diego Service Corporation owns assets leased to others.

Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents: Cash and cash equivalents in the Consolidated Statements of Financial Condition and Consolidated Statements of Cash Flows include cash and amounts due from depository institutions, federal funds sold, interest bearing bank balances, and cash equivalent securities with original maturities of three months or less.

Marketable-Debt Securities and Mortgage-Backed Securities ("MBS"): The Company accounts for investment securities under Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities. Under SFAS No. 115, the carrying amount of securities is dependent upon their classification as held to maturity, trading, or available for sale. When the Company adopted SFAS No. 115 at Dec. 31, 1993, the ending balance of stockholders' equity was increased by $4.6 million (net of a $2.8 million deferred income tax adjustment) to reflect the net unrealized gain on securities classified as available for sale but previously carried at amortized cost. In November 1995, the Financial Accounting Standards Board ("FASB") issued A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities (the "Guide"). The Guide allowed for a one-time reclassification of securities between categories without calling into question prior or subsequent portfolio classification. At Dec. 31, 1995, the Company completed a one-time transfer of securities from the held to maturity category to the available for sale category in accordance with the provisions of the Guide. Other than the one-time transfer, the Company has not transferred assets between the trading account, held to maturity, and available for sale categories. The accounting for securities in each of the three categories is as follows:

1) Held to Maturity: Investment securities that are classified as held to maturity are recorded at cost, net of unamortized premiums and discounts. Discounts and premiums are amortized using the interest method over the contractual life of marketable-debt securities or estimated life of MBS. Interest income is charged or credited for any adjustment to unamortized discounts and premiums when actual MBS repayments differ substantially from estimates. Declines in value judged to be other than temporary are included in gains on asset sales based upon a specific identification method.

     Management classifies only those securities that it has the positive intent and ability to hold to maturity in this category.

2) Trading Account: Investment securities that are held in the trading account are carried at fair value, with unrealized gains and losses included in earnings. The Company has had no activity in its trading accounts since 1993 and at Dec. 31, 1995 and 1994, had no assets in its trading account.

3) Available for Sale: Investment securities classified as available for sale are recorded at fair value, with unrealized gains and losses included as a separate component of stockholders' equity. Discounts and premiums are amortized using the interest method over the contractual life of marketable-debt securities or estimated life of MBS. Interest income is charged or credited for any adjustment to unamortized discounts and premiums when actual MBS repayments differ substantially from estimates. Realized gains and losses and declines in value judged to be other than temporary are included in gains on asset sales, based on a specific identification method.

44    St.Paul Bancorp, Inc.

Loans Receivable: Loans receivable that are classified as held to maturity are recorded at cost, net of unamortized discounts and premiums and deferred loan origination fees net of qualifying origination costs. Net deferred loan origination fees are comprised of loan origination and commitment fees and certain direct origination costs which are deferred when loans are originated. Discounts, premiums, and net deferred loan origination fees are amortized using the interest method over the remaining contractual life of the assets, adjusted for actual prepayments as appropriate. Interest income is charged or credited for any unamortized discounts, premiums, and net deferred loan origination fees (and costs) when loans receivable are repaid prior to their contractual maturities.

     Interest income on loans is credited to income when earned. The Bank provides an allowance for accrued or capitalized interest on loans deemed potentially uncollectible. The provision is accounted for as a reduction of interest income and the allowance is netted against the accrued interest receivable or loan balance. Whenever the accrual of interest is stopped, previously accrued but uncollected interest income is reversed. Thereafter, interest is recognized only as cash is received, unless the loan is reinstated. Multifamily and commercial real estate loans are placed on nonaccrual status when they become 60 days delinquent or are considered impaired under SFAS No. 114, Accounting by Creditors for Impairment of a Loan. The accrual of interest on government insured loans and single family mortgages with original loan to value ratios of 80% or less is not discontinued regardless of delinquency. All other 1-4 family and consumer loans generally are placed on non-accrual status when they become 90 days delinquent.

     Reserves for uncollectible loan principal are provided for through the Bank's loan loss allowance. See discussion following.

Accumulated Provision for Loan Losses: The accumulated provision for loan losses is comprised of specific and general valuation allowances. As of Jan. 1, 1994, the Company adopted SFAS No. 114, as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosure, which provides guidance for establishing specific valuation allowances ("SVA") on non-homogeneous individual loans. Under SFAS No. 114, a loan is considered impaired (and a SVA is warranted for an amount equal to the impairment) when the carrying amount of the loan exceeds the present value of the expected future cash flows, discounted at the loan's original effective interest rate. However, as a practical expedient, Management measures impairment based upon the fair value of the underlying collateral. Loans accounted for under SFAS No. 114 consist of multifamily and commercial real estate loans. Prior to the adoption of SFAS No. 114, the Bank established SVA on individual loans when a portion of an asset was classified as "loss" for regulatory accounting purposes.

     General valuation allowances are based on an evaluation of the various risk components which are inherent in each of the loan portfolios, including off-balance sheet items. The risk components which are evaluated include the level of nonperforming and classified assets, geographic concentrations of credit, economic conditions, trends in real estate values, the impact of changing interest rates on borrower debt service, as well as historical loss experience, peer group comparisons, and regulatory guidance.

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

     The adequacy of the accumulated provision for loan losses is approved on a quarterly basis by the Loan Loss Reserve Committee of the Bank's Board of Directors. The accumulated provision for loan losses reflects Management's best estimate of the reserves needed to provide for impairment of multifamily and commercial real estate loans as well as other perceived credit risks of the Bank. However, actual results could differ from this estimate and future additions to the reserves may be necessary based on unforeseen changes in economic conditions. In addition, federal regulators periodically review the Bank's accumulated provision for losses on loans. Such regulators have the authority to require the Bank to recognize additions to the reserves at the time of their examination.

     The adoption of SFAS No. 114 at Dec. 31, 1993 had no impact on the Consolidated Statements of Income or the Consolidated Statements of Financial Condition since loans considered to be impaired under SFAS No. 114 were previously valued at the fair value of the collateral and all of the Company's real estate in-substance at Dec. 31, 1993 continued to be classified as real estate in-substance under SFAS No. 114.

Loans Held For Sale: Loans classified as "held for sale" are comprised of 1-4 family real estate loans originated for resale in the secondary market and certain education loans. Loans are identified as held for sale before or soon after origination or purchase.

     Loans held for sale are accounted for at the lower of cost or market, with each periodic lower of cost or market adjustment included in earnings. The lower of cost or market value is determined on an individual loan basis. The fair value of loans held for sale is based on actual sales contracts and bids published by the secondary market.

Real Estate Owned ("REO") and REO In-Substance Foreclosures ("ISF"): REO and REO ISF initially are recorded at the lower of net book value or fair value, less estimated costs to sell. The accumulated provision for loan losses is charged for any excess of net book value over fair value at the foreclosure or in-substance foreclosure date. Loans are classified as ISF based upon SFAS No. 114. The Bank had no REO ISF at Dec. 31, 1995 or 1994.

     Subsequent to foreclosure, the accumulated provision for foreclosed real estate losses is used to establish SVA on individual REO properties as declines in market value occur and to provide general reserves for losses associated with risks inherent in the REO portfolio. In evaluating the adequacy of the accumulated provision for foreclosed real estate losses, Management considers the market value of specific real estate assets in relationship to their book values, as well as the potential for further market value declines.

Loan Servicing Fees and Related Receivables: The Bank services mortgage loans that have been sold to investors and also purchases mortgage servicing rights. Fees earned for servicing loans owned by investors are reported as income when the related mortgage loan payments are collected. Loan servicing costs are charged to expense as

                                                   1995 Annual Report/10-K    45
incurred. Purchased mortgage servicing rights are being amortized in proportion to, and over the period of, estimated net servicing income.

     When mortgage loans are sold, the gain or loss on the transaction is adjusted to recognize an excess service fee receivable. In general, the excess service fee receivable represents the present value of the servicing fee received, in excess of the normal servicing fees contained in the future payments to be serviced by the Company over the estimated life of the underlying mortgage loans. The excess service fee receivable is amortized as an adjustment to loan servicing fee income using the interest method over the remaining contractual term.

     In May 1995, the FASB issued SFAS No. 122, Accounting for Mortgage Servicing Rights. This Statement requires the capitalization of the costs to originate loans, which will be sold or securitized with servicing rights retained, as originated mortgage servicing rights. Costs will be allocated between the originated mortgage servicing rights and the loan based upon their relative fair values. The originated mortgage servicing would be amortized in proportion to, and over the period of, estimated net servicing income. Currently, these origination costs are included in the basis of loans that are sold, thereby reducing the net gain on asset sales included in other income. Management estimates that the adoption of SFAS No. 122 will have a minimal impact on the results of operations and will apply the new rules on a prospective basis beginning in the first quarter of 1996.

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

     The Company has established an Employee Stock Ownership Plan ("ESOP") for its employees. During 1994, the Company prospectively adopted the American Institute of Certified Public Accountants ("AICPA") Statement of Position 93-6, Employers' Accounting for Employee Stock Ownership Plans. SOP 93-6 requires that the recognition of compensation expense for ESOP shares acquired after 1992 and not committed to be released before the beginning of 1994 be measured based on the fair value of those shares when committed to be released to employees, rather than based on their original cost.

     As of Dec. 31, 1995, the ESOP had 196,350 shares acquired after Dec. 31, 1992 that are committed to be released beginning in 1997. The effect of SOP 93-6 on net income in 1997 and beyond is not determinable because expense will be based on future prices of St. Paul Bancorp stock. Under SOP 93-6, the average number of ESOP shares considered outstanding for earnings per share ("EPS") purposes during the years ended Dec. 31, 1995 and 1994 was lower than for the same periods in prior years because unallocated shares are excluded from the EPS calculation. Also, under SOP 93-6, dividends on the unearned ESOP shares were reported as a reduction of accrued interest on the ESOP borrowings rather than as a reduction of retained earnings.

     Shares acquired by the ESOP prior to 1994 are accounted for in accordance with the AICPA SOP No. 76-3, Accounting Practices for Certain Employee Stock Ownership Plans. Compensation expense was charged for the contributions made by the Bank to service the ESOP borrowing and other contributions approved by the Company.

     The Company maintains two stock option plans for the benefit of directors, officers and other key employees of the Company or its subsidiaries. The Company accounts for stock options in accordance with Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees. Under APB No. 25, compensation expense is recorded for the difference, if any, between the exercise price of the stock-based award and the market price of the underlying stock at the date of grant. Since the Company grants stock options at an exercise price that equals the market value of the Company stock on the date of grant, no compensation expense is recorded.

     In October 1995, the FASB issued SFAS No. 123, Accounting for Stock-Based Compensation. This Statement requires that employers account for the issuance of stock-based compensation to employees, such as employee stock options, based upon the fair value of the award at the date of grant. The Statement allows an employer to either continue using APB No. 25 or to use the fair value method under SFAS No. 123 for recording all stock-based compensation. However, if the employer continues to use APB No. 25, pro forma disclosure of the results of operations must be made as if the fair value method of accounting for these awards had been used. This Statement will be prospectively adopted during the first quarter of 1996. Since Management expects to continue using APB No. 25 for stock options and provide the required pro forma disclosures, adoption of the Statement will have no impact on the results of operations in future years.

Income Taxes: The Company files a consolidated tax return with its wholly owned subsidiaries. The Company provides for income taxes based upon the provisions of SFAS No. 109, Accounting for Income Taxes. The provision for income tax expense is determined using the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred taxes arise because certain transactions affect the determination of taxable income for financial reporting purposes in periods different from the period in which the transactions affect taxable income for tax return purposes. Current tax expense is provided based upon the actual tax liability incurred for tax return purposes.

Interest Rate Exchange Agreements: The Company has entered into interest rate exchange agreements to modify the interest characteristics of its outstanding debt and deposits from a floating to a fixed rate basis. These agreements involve the receipt of floating rate amounts in

46    St.Paul Bancorp, Inc.

exchange for fixed rate interest payments over the life of the agreements without an exchange of the underlying notional amount. The differential to be paid or received is accrued as interest rates change and recognized as an adjustment to interest expense related to the debt or deposit. The related amount payable to or receivable from counterparties is included in other liabilities or assets. The fair value of the swap agreements is not recognized in the financial statements.

Earnings Per Share: Earnings per share are based on the weighted average number of shares outstanding. Primary and fully diluted earnings per share are computed using the treasury stock method. Stock options issued to key employees represent the only common stock equivalent of the Company. Beginning in 1994, unallocated ESOP shares were excluded from the calculation of earnings per share.

Fair Value of Financial Instruments: SFAS No. 107, Disclosures about Fair Value of Financial Instruments, as amended by SFAS No. 119, Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments whether or not recognized in the statement of financial condition, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based upon estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including discount rates and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS No. 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

Impact of Other Recently Issued Accounting Standards: In March 1995, the FASB issued SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. This Statement requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. This Statement also addresses the accounting for long-lived assets that are expected to be disposed of. The Company will adopt SFAS No. 121 in the first quarter of 1996 and, based on current circumstances, Management does not believe the effect will be material.

Reclassifications: Certain prior year amounts have been reclassified to conform to the 1995 presentation.

NOTE B

CASH AND CASH EQUIVALENTS

The following tables present the amortized cost and fair values of cash and cash equivalent investments as of Dec. 31, 1995 and 1994. At Dec. 31, 1995 and 1994, all of the government securities classified as cash equivalents were purchased with original maturities of 90 days or less.


Dollars in thousands                                  Dec. 31, 1995
---------------------------------------------------------------------------------
                                                      Gross       Gross
                                     Amortized   Unrealized  Unrealized      Fair
                                          Cost        Gains      Losses     Value
By type:
Cash and amounts due from
  depository institutions............ $111,736      $ --          $ --   $111,736
Fed funds sold and interest
  bearing bank balances.............    41,706        --            --     41,706
Short-term cash equivalent
  securities:
  U.S. Treasury securities..........    33,173         7             1     33,179
                                      -------------------------------------------
Total cash and cash
  equivalent investments............  $186,615      $ 7            $ 1   $186,621
                                      ===========================================

Dollars in thousands                                  Dec. 31, 1994
---------------------------------------------------------------------------------
                                                      Gross       Gross
                                     Amortized   Unrealized  Unrealized      Fair
                                          Cost        Gains      Losses     Value
By type:
Cash and amounts due from
  depository institutions...........  $104,563      $ --         $ --    $104,563
Fed funds sold and interest
  bearing bank balances.............    18,100        --           --      18,100
Short-term cash equivalent
  securities:
  U.S. Treasury securities..........    17,446         6                   17,452
  U.S. agency securities............    19,839        --            6      19,833
                                      -------------------------------------------
                                        37,285         6            6      37,285
                                      -------------------------------------------
Total cash and cash
  equivalent investments............  $159,948      $  6         $  6    $159,948
                                      ===========================================

Included in "cash and amounts due from depository institutions" at Dec. 31, 1995 was a $30.6 million reserve requirement maintained with the Federal Reserve Bank of Chicago.

                                                   1995 Annual Report/10-K    47


NOTE C

MARKETABLE-DEBT SECURITIES

The following tables present the amortized cost and fair values of marketable-debt securities at Dec. 31, 1995 and 1994.

Dollars in thousands                              Dec. 31, 1995
-------------------------------------------------------------------------------------
                                                       Gross         Gross
                                     Amortized    Unrealized    Unrealized        Fair
                                          Cost         Gains        Losses       Value
Available for sale:
U.S. Treasury securities............  $ 39,416          $ 40         $  58     $39,398
U.S. agency securities                  53,424            66           110      53,380
                                      ------------------------------------------------
Total marketable-debt
  securities........................  $ 92,840          $106         $ 168     $92,778
                                      ================================================

Dollars in thousands                               Dec. 31, 1994
--------------------------------------------------------------------------------------
                                                       Gross         Gross
                                     Amortized    Unrealized    Unrealized        Fair
                                          Cost         Gains        Losses       Value
Available for sale:
U.S. Treasury securities............  $   8,022          $--          $ 78     $ 7,944
U.S. agency securities                   22,989           10         1,556      21,443
                                       -----------------------------------------------
                                         31,011           10         1,634      29,387
Held to maturity:
U.S. Treasury securities............     39,297           --         2,564      36,733
U.S. agency securities..............     30,959           --         1,306      29,653
                                       -----------------------------------------------
                                         70,256           --         3,870      66,386
                                       -----------------------------------------------
Total marketable-debt
  securities........................  $ 101,267         $ 10        $5,504     $95,773
                                       ===============================================

The following table summarizes, by amortized cost and fair value, the maturity distribution of marketable-debt securities as of Dec. 31, 1995 based upon contractual maturities:

Dollars in thousands                            Maturity Schedule as of Dec. 31, 1995
-------------------------------------------------------------------------------------
                                                      1 Year     1 Year to
                                                     or Less       5 Years       Total
Available for sale:
Amortized cost.....................................  $23,585       $69,255     $92,840
Fair value.........................................  $23,526       $69,252     $92,778
Weighted average yield.............................     5.07%         5.43%       5.34%
                                                     ==================================


No sales of marketable-debt securities occurred in either 1995 or 1993. During 1994, $70.2 million of available for sale marketable-debt securities were sold, resulting in a nominal net loss.

     U.S. Treasury securities are used as collateral for tax deposits, credit enhancements issued by the Bank, and ESOP borrowings. The amortized cost of U.S. Treasury securities used as collateral at Dec. 31, 1995 and 1994 was $8.8 million and $14.0 million, respectively.

     In accordance with the Guide, the Bank reclassified $69.6 million of held to maturity marketable-debt securities, with an unrealized loss of $7,200, to the available for sale category at Dec. 31, 1995. As of Dec. 31, 1995, all marketable-debt securities were classified as available for sale. See Note A -- Summary of Significant Accounting Policies for further details.

NOTE D

MBS

The following tables present the amortized cost and fair values of MBS at Dec. 31, 1995 and 1994, including securities issued by Federal Home Loan Mortgage Corporation ("FHLMC"), Federal National Mortgage Association ("FNMA"), Government National Mortgage Association ("GNMA"), as well as Collateralized Mortgage Obligations ("CMOs").







Dollars in thousands                                   Dec. 31, 1995
-------------------------------------------------------------------------------------
                                                         Gross         Gross
                                      Amortized     Unrealized    Unrealized      Fair
                                           Cost          Gains        Losses     Value
Available for sale:
FHLMC...............................   $157,837        $  930        $1,668   $157,099
FNMA................................    135,224         1,179         1,004    135,399
Privately issued....................     32,887           199           952     32,134
CMOs................................      3,571            10            78      3,503
                                       -----------------------------------------------
                                        329,519         2,318         3,702    328,135

Held to maturity:
Privately issued....................    554,462         1,590         6,694    549,358
CMOs                                     92,825             -         2,631     90,194
                                        -----------------------------------------------
                                        647,287         1,590         9,325    639,552
                                        -----------------------------------------------
Total MBS...........................   $976,806        $3,908       $13,027  $ 967,687
                                       ================================================


 Dollars in thousands                                          Dec. 31, 1994
-------------------------------------------------------------------------------------
                                                       Gross       Gross
                                      Amortized   Unrealized  Unrealized          Fair
                                           Cost        Gains      Losses         Value
Available for sale:
FHLMC...............................   $ 59,995         $ 60     $ 2,537      $ 57,518
FNMA................................     51,795           84       1,511        50,368
GNMA................................      1,820            -         141         1,679
Privately issued....................     19,687           31          43        19,675
                                       ------------------------------------------------
                                        133,297          175       4,232       129,240
Held to maturity:
FHLMC...............................    129,829            3        7,179      122,653
FNMA................................     81,367            -        7,142       74,225
Privately issued....................    688,544            -       36,559      651,985
CMOs................................     97,637            -        8,947       88,690
                                        ----------------------------------------------
                                        997,377            3       59,827      937,553
                                     -------------------------------------------------
Total MBS........................... $1,130,674         $178      $64,059   $1,066,793
                                     =================================================

The following table summarizes, by amortized cost and fair value, the contractual maturities of MBS held as of Dec. 31, 1995:

Dollars in thousands                        Maturity Schedule as of Dec. 31, 1995
-------------------------------------------------------------------------------------
                                    1 Year   1 Year to   5 Years to    More Than
                                    or Less   5 Years     10 Years     10 Years      Total
Amortized cost:
Available for sale.................. $6,569    $31,443     $54,085     $237,422   $329,519
Held to maturity.................... 11,643     55,787      96,146      483,711    647,287
                                     -----------------------------------------------------
                                    $18,212    $87,230    $150,231     $721,133   $976,806
                                    ======================================================

Fair value:
Available for sale.................. $6,553  $31,363      $ 53,947     $236,272   $328,135
Held to maturity.................... 11,548   55,329        95,350      477,325    639,552
                                     -----------------------------------------------------
                                    $18,101  $86,692      $149,297     $713,597   $967,687
                                    ======================================================

Weighted
average yield.......................   6.68%    6.68%         6.67%        6.43%      6.49%
                                     ======================================================


48    St.Paul Bancorp, Inc.

The amortized cost of MBS used to collateralize certain deposits, securities sold under agreements to repurchase, recourse arrangements, and various other borrowings was $101.5 million at Dec. 31, 1995 and $166.4 million at Dec. 31, 1994.

  MBS totalling $31.6 million and $82.0 million at Dec. 31, 1995 and 1994, respectively, represent loans securitized and serviced by the Bank.

  During 1995, $56.9 million of available for sale MBS were sold, resulting in a gain of $837,000 and a tax liability of $304,000. During 1994, $15.4 million of available for sale MBS were sold, resulting in a net gain of $174,000 and a tax liability of $63,000. During 1995 and 1994, no held to maturity MBS were sold. During 1993, $3.0 million of MBS were sold, resulting in a net gain of $167,000 and a tax liability of $53,000.

  In accordance with the Guide, the Bank reclassified $190.7 million of held to maturity MBS, with an unrealized loss of $3.0 million, to the available for sale category at Dec. 31, 1995. See Note A -- Summary of Significant Accounting Policies for further details.

NOTE E
LOANS RECEIVABLE
Loans receivable as of Dec. 31, 1995 and 1994 are summarized as follows:

Dollars in thousands                      1995         1994
--------------------------------------------------------------
Real estate loans:
1-4 family units.....................  $1,659,836   $1,526,803
Multifamily units....................     982,017      996,123
Commercial...........................      54,981       63,983
Land and land development............       1,940          224
                                       -----------------------
Real estate loans....................   2,698,774    2,587,133
                                       -----------------------
Consumer loans:
Secured by deposits..................       2,307        1,928
Education............................         261          584
Home improvement.....................         578          836
Automobile...........................      19,856       19,222
Personal.............................         165          380
                                       -----------------------
Consumer loans.......................      23,167       22,950
                                       -----------------------
Contract amount of loans receivable..   2,721,941    2,610,083
Add:
Unearned premiums....................         372           48
Net deferred loan costs..............         196          446
                                       -----------------------
Loans receivable.....................  $2,722,509   $2,610,577
                                       =======================

Combined weighted average yield of
  loans receivable...................        7.69%        7.51%
                                       =======================


The following schedule provides a rollforward of the total recorded investment in impaired loans during the year ending Dec. 31, 1995, which is comprised primarily of multifamily loans:

Dollars in thousands                    The Total Recorded Investment in the Impaired Loans
----------------------------------------------------------------------------------------------------------------
                          Balance          New  Transfer                   Improvement                   Balance
                         12/31/94  Impairments    to REO    Charge-offs   in Valuation   Repayments     12/31/95
Performing loans......    $27,014      $30,796  $(5,707)       $(5,652)       $(6,413)     $(8,973)      $31,065
Nonperforming loans...      1,867        5,983   (2,768)          (843)            --          (63)        4,176
                        ----------------------------------------------------------------------------------------
Total impaired loans..    $28,881      $36,779  $(8,475)       $(6,495)       $(6,413)     $(9,036)      $35,241
                        ========================================================================================


The following schedule provides a rollforward of the recorded investment in impaired loans for which there is no specific allowance for credit losses determined in accordance with SFAS No. 114, as amended by SFAS No. 118:

                                         The Amount of the Recorded Investment for Which There
Dollars in thousands                      Is No Related "Specific" Allowance for Credit Loss
----------------------------------------------------------------------------------------------------------------
                          Balance          New  Transfer                   Improvement                   Balance
                         12/31/94  Impairments    to REO    Charge-offs   in Valuation   Repayments     12/31/95
Performing loans......    $22,950      $25,186  $(5,707)       $    --        $(5,504)     $(8,852)      $28,073
Nonperforming loans...      1,867        4,974   (2,768)            --             --          (63)        4,010
                        ----------------------------------------------------------------------------------------
Total impaired loans..    $24,817      $30,160  $(8,475)       $    --        $(5,504)     $(8,915)      $32,083
                        ========================================================================================

The following schedule provides a rollforward of the amount of the recorded investment in impaired loans for which there is a related SVA determined in accordance with SFAS No. 114, as amended by SFAS No. 118. SVA represents the amount of impairment on impaired loans.

                                                      The Amount of the Recorded Investment for Which There
Dollars in thousands                                   Is No Related "Specific" Allowance for Credit Loss
-------------------------------------------------------------------------------------------------------------------
                                                 Balance      Decreases                    Improvement      Balance
                                                12/31/94   in Valuation    Charge-offs    in Valuation     12/31/95
Performing loans............................      $4,064         $5,610       $(5,652)        $(1,030)       $2,992
Nonperforming loans.........................          --          1,009          (843)             --           166
                                                -------------------------------------------------------------------
Total impaired loans........................      $4,064         $6,619       $(6,495)        $(1,030)       $3,158
                                                ===================================================================

                                                   1995 Annual Report/10-K    49

The following table presents the average recorded investment in impaired loans during the years ending Dec. 31, 1995 and 1994 and the amount of interest income recorded on a cash basis during that same period. All interest income recorded on impaired loans was from cash received.

Dollars in thousands             1995                   1994
----------------------------------------------------------------------
                                      Interest                Interest
                                        Income                  Income
                           Average    Recorded     Average    Recorded
                          Recorded        on a    Recorded        on a
                        Investment  Cash Basis  Investment  Cash Basis
Performing loans......     $35,817      $3,013     $32,701      $2,795
Nonperforming loans...       1,518          22      10,313          42
                        ----------------------------------------------
Total.................     $37,335      $3,035     $43,014      $2,837
                        ==============================================

The Bank also had $6.0 million of delinquent loans that Management did not consider to be impaired under SFAS No. 114, but nevertheless were accounted for on a cash basis. In addition, the Bank had $7.8 million of nonperforming loans that were not subject to the provisions of SFAS No. 114 because they were considered part of large, homogeneous loan portfolios.

  As of Dec. 31, 1995 and 1994, the Bank reported no troubled debt restructured loans.

NOTE F
ACCUMULATED PROVISION FOR LOAN LOSSES
Activity in the accumulated provision for loan losses is summarized as follows:

Dollars in thousands
-----------------------------------------------------------------------------
                                        Real Estate     Consumer        Total
                                              Loans        Loans        Loans
Balance at Dec. 31, 1992.............      $ 47,519       $1,162     $ 48,681
Provision for losses.................        10,250          500       10,750
Acquired from Elm Financial..........           929           --          929
Charge-offs..........................       (14,050)        (306)     (14,356)
Recoveries...........................           521           49          570
Transfers............................           813         (813)          --
                                           ----------------------------------
Balance at Dec. 31, 1993.............        45,982          592       46,574
Provision for losses.................         5,080           70        5,150
Charge-offs..........................        (9,934)        (309)     (10,243)
Recoveries...........................           670           45          715
Transfers............................          (314)         314           --
                                           ----------------------------------
Balance at Dec. 31, 1994.............        41,484          712       42,196
Provision for losses.................         1,900           --        1,900
Charge-offs..........................        (7,754)        (125)      (7,879)
Recoveries...........................         2,346           56        2,402
Transfers............................            48          (48)          --
                                           ----------------------------------
Balance at Dec. 31, 1995.............      $ 38,024       $  595     $ 38,619
                                           ==================================


NOTE G
LOANS HELD FOR SALE AND LOANS SERVICED FOR OTHERS
Loans held for sale as of Dec. 31, 1995 and 1994 are as follows:

Dollars in thousands                      1995                  1994
-----------------------------------------------------------------------------
                                     Cost   Fair Value      Cost   Fair Value
1-4 family real estate loans....  $ 5,187      $ 5,242   $   202      $   204
Education loans.................   10,396       10,396     9,953        9,953
                                  -------------------------------------------
Loans held for sale.............  $15,583      $15,638   $10,155      $10,157
                                  ===========================================


The following are related mortgage servicing portfolio statistics at Dec. 31, 1995, 1994 and 1993:

Dollars in thousands                             1995         1994         1993
-------------------------------------------------------------------------------
Total mortgage servicing portfolio........ $2,960,382   $3,091,002   $2,933,865
Loans serviced for others.................    528,488      611,978      719,747
Loans serviced and held in
  MBS portfolio...........................     31,635       81,997      109,000

NOTE H
ACCRUED INTEREST RECEIVABLE
Accrued interest receivable as of Dec. 31, 1995 and 1994 consisted of the following:

Dollars in thousands                                             1995      1994
-------------------------------------------------------------------------------
Accrued interest receivable:
Investments...............................................    $ 2,329   $ 2,182
MBS.......................................................      6,506     6,699
Loans receivable..........................................     16,519    14,586
                                                              -----------------
Total accrued interest receivable.........................    $25,354   $23,467
                                                              =================

NOTE I
FORECLOSED REAL ESTATE
The components of foreclosed real estate at Dec. 31, 1995 and 1994 are as follows:

Dollars in thousands                                             1995      1994
-------------------------------------------------------------------------------
REO.......................................................    $12,616   $15,141
Real estate in judgment...................................         --     3,362
                                                              -----------------
                                                               12,616    18,503
Less accumulated provision for REO losses.................     (1,974)   (2,019)
                                                              -----------------
                                                              $10,642   $16,484
                                                              =================

The following schedule provides a rollforward of the accumulated provision for REO losses:

Dollars in thousands                                   1995      1994      1993
-------------------------------------------------------------------------------
Balance at Jan. 1.................................  $ 2,019   $   819   $ 2,404
Provision for losses..............................      821     1,713     1,879
Charge-offs.......................................   (1,143)     (556)   (3,510)
Recoveries........................................      277        43        46
                                                    ---------------------------
Balance at Dec. 31................................  $ 1,974   $ 2,019   $   819
                                                    ===========================


The following schedule provides details of the results of operations on foreclosed real estate for the years ended Dec. 31, 1995, 1994 and 1993.

Dollars in thousands                                   1995      1994      1993
-------------------------------------------------------------------------------
Operating income on foreclosed real estate........  $ 1,491   $ 1,438   $ 1,749
Operating expense on foreclosed real estate.......    2,022     2,251     2,573
                                                    ---------------------------
Net operating loss on foreclosed real estate......     (531)     (813)     (824)
Gains on sale of foreclosed real estate...........      193       381       187
Provision for losses on REO.......................     (821)   (1,713)   (1,879)
                                                    ---------------------------
Loss on foreclosed real estate....................  $(1,159)  $(2,145)  $(2,516)
                                                    ===========================

50    St.Paul Bancorp, Inc.

NOTE J

REAL ESTATE HELD FOR DEVELOPMENT OR INVESTMENT

Income from real estate investment/development operations is summarized as follows:

Dollars in thousands                           1995     1994     1993
---------------------------------------------------------------------
Sale of real estate.......................  $15,539  $16,379  $11,326
Cost of sales.............................   12,732   13,229    8,357
                                            -------------------------
Income from real estate development.......    2,807    3,150    2,969
Other income..............................      119      117       97
General and administrative expense........    1,396    1,251    1,096
Interest income, net of interest expense..      956      494      300
                                            -------------------------
Income before income taxes................  $ 2,486  $ 2,510  $ 2,270
                                            =========================

Interest capitalized to the balance of real estate held for development or investment amounted to $720,000, $620,000 and $570,000 during 1995, 1994 and 1993, respectively.

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

  Dividends earned on FHLB stock were $2.3 million, $1.8 million and $1.9 million in 1995, 1994 and 1993, respectively. Dividend income is included with other investment income on the Consolidated Statements of Income.

  FHLB stock is used as collateral for FHLB advances.

NOTE L
OFFICE PROPERTIES AND EQUIPMENT
Office properties and equipment at Dec. 31, 1995 and 1994 are summarized as follows:

Dollars in thousands                                    1995     1994
---------------------------------------------------------------------
Cost:
Land...............................................  $ 8,410  $ 8,410
Buildings and improvements.........................   37,915   37,029
Furniture, fixtures and equipment..................   32,434   29,997
Leasehold improvements.............................    3,153    2,924
                                                     ----------------
                                                      81,912   78,360
Less allowances for depreciation and amortization..   37,192   34,248
                                                     ----------------
                                                     $44,720  $44,112
                                                     ================


In connection with a branch acquisition in 1991, the Bank entered into a capital lease agreement for the use of one branch facility. Although the lease has a term of 25 years, the Bank has the option to purchase the facility during 1996, or any time after October 1999. The Bank also has operating leases on certain office properties. Rent expense incurred in connection with these leases was $2.3 million in both 1995 and 1994, and $2.0 million in 1993.

 Minimum future capital and operating lease commitments are summarized as follows:

Dollars in thousands                             Year ending Dec. 31
--------------------------------------------------------------------
                                            Capital        Operating
                                             Leases           Leases
1996.....................................  $    459          $ 1,877
1997.....................................       436            1,709
1998.....................................       468            1,476
1999.....................................       500              993
2000.....................................       535              857
Later years..............................    15,090            8,146
                                           -------------------------
Total....................................  $ 17,488          $15,058
                                           =========================
Less amount representing interest........   (16,179)
                                           --------
Present value of net minimum lease
  payments under capital lease...........  $  1,309
                                           ========

NOTE M
PREPAID EXPENSES AND OTHER ASSETS
Prepaid expenses and other assets at Dec. 31, 1995 and 1994 are summarized as follows:

Dollars in thousands                            1995     1994
-------------------------------------------------------------
Deferred tax asset (net) -- Note P           $13,241  $13,570
Prepaid FDIC insurance premiums............    1,805    4,113
Excess of purchase price over fair value
  of assets acquired.......................    1,369    1,572
Excess servicing fee receivable............      525      767
Purchased mortgage servicing rights........       94       94
Other prepaid assets and deferred charges..   15,140   16,073
                                             ----------------
                                             $32,174  $36,189
                                             ================

The amortization of the excess of purchase price over fair value of assets acquired (i.e., goodwill) amounted to $203,000, $220,000 and $270,000 for 1995,
1994 and 1993, respectively.

                                                   1995 Annual Report/10-K    51

NOTE N

DEPOSITS

Deposit balances at Dec. 31, 1995 and 1994 are summarized as follows:

                                                      Weighted Average
                                                        Interest Rate
                                                        as of Dec. 31
                                                      ----------------
Dollars in thousands                                     1995   1994                1995                      1994
-------------------------------------------------------------------------------------------------------------------------
Core Accounts:                                                                Amount    Percent         Amount    Percent
Interest bearing checking............................... 1.73%  1.80%     $  246,054        7.6%    $  249,505        7.7%
Noninterest bearing checking............................    -      -         129,230        4.0        110,351        3.4
Other noninterest bearing accounts......................    -      -          34,079        1.1         36,457        1.1
Savings accounts........................................ 2.41   2.43         694,401       21.5        769,925       23.9
Money market accounts................................... 3.13   3.13         198,495        6.1        245,155        7.6
                                                         ----------------------------------------------------------------
Core accounts........................................... 2.09   2.18       1,302,259       40.3      1,411,393       43.7
Certificates of Deposit: (a)
3 months and under...................................... 4.00   3.35          26,471        0.8         34,707        1.1
4 months................................................ 4.00      -          17,005        0.5              -          -
5 months................................................ 5.72      -         106,926        3.3              -          -
6 months................................................ 5.23   4.22         191,721        5.9        192,210        5.9
6--5--4 month (b)....................................... 6.28      -         197,660        6.1              -          -
7 months................................................ 6.51   5.87         129,850        4.0        214,510        6.6
8 months................................................ 6.90   5.80         129,651        4.0         13,155        0.4
9 months................................................ 5.56   4.97          60,722        1.9        184,061        5.7
12 months............................................... 5.69   4.09         315,886        9.8        244,186        7.6
15 months...............................................    -   3.39               -          -         12,373        0.4
18 months............................................... 5.56   4.56          75,248        2.3         90,078        2.8
24 months............................................... 4.78   4.49          48,154        1.5         54,943        1.7
30 months............................................... 4.63   4.73         149,989        4.7        242,448        7.5
36 months............................................... 4.79   4.97          92,280        2.9        117,232        3.6
48 months............................................... 5.61   6.10          10,681        0.3         12,413        0.4
60 months............................................... 5.89   6.47         274,509        8.5        294,444        9.1
84--120 months.......................................... 6.09   6.44          55,981        1.8         56,996        1.8
Jumbo accounts.......................................... 4.62   3.60           4,112        0.1         11,221        0.3
Other................................................... 7.82   8.12          42,705        1.3         46,533        1.4
                                                         ----------------------------------------------------------------
Certificates of deposit................................. 5.77   5.14       1,929,551       59.7      1,821,510       56.3
                                                         ----------------------------------------------------------------
Total deposits (c)...................................... 4.29%  3.85%     $3,231,810      100.0%    $3,232,903      100.0%
                                                         ================================================================
Accrued interest........................................                  $   13,124                $    7,174
                                                                          ------------------------------------
Total deposit-related liabilities.......................                  $3,244,934                $3,240,077
                                                                          ====================================

(a) Based upon original maturities.
(b) Initial term six months, with option to renew for five months and then four months at predetermined interest rates.
(c) Includes $244.5 million and $246.8 million of deposits in denominations of $100,000 or more at Dec. 31, 1995 and 1994, respectively.

Interest expense by category of deposit is summarized as follows:

Dollars in thousands                   1995      1994      1993
---------------------------------------------------------------
Checking accounts..................$  4,218  $  4,481  $  4,833
Savings accounts...................  17,502    20,246    21,601
Money market accounts..............   6,703     7,809     8,634
Certificates of deposit............ 104,318    82,426    87,205
                                   ----------------------------
                                   $132,741  $114,962  $122,273
                                   ============================

The following table presents the scheduled maturity of certificates of deposit in each of the next five years and thereafter:

                                                       Weighted
                                           Scheduled    Average
Year ending Dec. 31,                        Maturity       Rate
---------------------------------------------------------------
1996......................................$1,484,897       5.70%
1997......................................   159,124       5.72
1998......................................   126,342       5.65
1999......................................    60,577       5.77
2000......................................    37,605       6.70
After 2001................................    61,006       7.44
                                          ---------------------
                                          $1,929,551       5.77%
                                          =====================

NOTE O

BORROWINGS

Borrowings consisted of the following at Dec. 31, 1995 and 1994:

Dollars in thousands                                1995                       1994
----------------------------------------------------------------------------------------------
                                                           Weighted                   Weighted
                                             Amount         Average     Amount         Average
                                           Borrowed   Interest Rate   Borrowed   Interest Rate
Short-term:
FHLB advances............................  $125,285            5.90%  $120,275            6.35%
Securities sold under
 agreements to repurchase................    50,000            5.83    100,000            6.08
Mortgage loan............................         -               -        905            9.50
ESOP borrowings..........................        83            8.62          -               -
                                           ---------------------------------------------------
                                            175,368            5.88    221,180            6.24
Long-term:
FHLB advances............................   211,399            6.42    216,684            6.41
Subordinated notes (net of
 unamortized discount in
 1995--$834; 1994--$996).................    33,666            8.79     33,504            8.79
Mortgage-backed notes....................    16,400            8.54     16,400            8.54
ESOP borrowings..........................     3,285            8.62      3,883            8.50
Capital lease obligations................     1,309           33.73      1,276           37.95
                                           ---------------------------------------------------
                                            266,059            7.00    271,747            7.04
                                           ---------------------------------------------------
Total borrowings.........................  $441,427            6.55%  $492,927            6.68%
                                           ===================================================


52    St.Paul Bancorp, Inc.

The following table presents the maturity distribution of borrowings at Dec. 31, 1995:

Dollars in thousands                                               Year-End 1995 Borrowings by Maturity
--------------------------------------------------------------------------------------------------------------------------
                                                                                                         After
                                                   1996       1997       1998       1999       2000       2000       Total
Short-term:
FHLB advances................................. $125,285    $     -    $     -   $      -    $     -     $    -    $125,285
Securities sold under
 agreements to repurchase.....................   50,000          -          -          -          -          -      50,000
ESOP borrowings...............................       83          -          -          -          -          -          83
                                               ---------------------------------------------------------------------------
                                                175,368          -          -          -          -          -     175,368

Long-term:
FHLB advances.................................        -     55,314     40,000    115,000          -      1,085     211,399
Subordinated notes............................        -          -          -          -     33,666          -      33,666
Mortgage-backed notes.........................        -          -          -     16,400          -          -      16,400
ESOP borrowings...............................        -        177        192        209        228      2,479       3,285
Capital lease obligations.....................        -          -          -          -          -      1,309       1,309
                                               ---------------------------------------------------------------------------
                                                      -     55,491     40,192    131,609     33,894      4,873     266,059
                                               ---------------------------------------------------------------------------
Total borrowings.............................. $175,368    $55,491    $40,192   $131,609    $33,894     $4,873    $441,427
                                               ===========================================================================
Weighted average rate.........................     5.88%      6.48%      6.03%      6.78%      8.78%     14.23%       6.55%
                                               ===========================================================================


FHLB Advances: As a member of the FHLB System, the FHLB of Chicago is allowed to extend credit to the Bank through advances and letters of credit of up to 20% of the Bank's total assets. The Bank maintains qualifying loans in its portfolio of at least 170% of outstanding advances as collateral for notes payable to the FHLB of Chicago. The FHLB stock is also pledged as collateral. During 1995, the average month-end balance of short-term FHLB advances was $109.0 million, with an average month-end rate of 6.25%. The highest month-end balance during 1995 was $125.3 million. During 1994, the average month-end balance of short-term FHLB advances was $58.4 million, with an average month-end rate of 6.84%. The highest month-end balance during 1994 was $120.3 million.

Securities Sold Under Agreements To Repurchase: The Bank enters into sales of securities sold under agreements to repurchase with nationally recognized primary securities dealers and financial institutions.

     Securities sold under agreements to repurchase can have varying maturities and are secured by designated collateral held by an independent trustee. At Dec. 31, 1995, the collateral securing these borrowings had a carrying amount of $53.2 million and a fair value of $52.5 million. As of Dec. 31, 1995, the Bank had approximately $750.0 million of unused credit lines available to borrow under agreements to repurchase. The average amount of securities sold under agreements to repurchase during 1995 was $60.4 million, with an average month-end rate of 6.17%. The highest month-end balance during 1995 for these borrowings was $100.0 million. The average amount of securities sold under agreements to repurchase during 1994 was $44.6 million, with an average month-end rate of 5.25%. The highest month-end balance during 1994 for these borrowings was $100.0 million.

Mortgage Loan: In 1992, St. Paul Financial obtained a $2.0 million mortgage loan from another financial institution. The note was repaid during 1995.

Subordinated Notes: In February 1993, the Company issued $34.5 million of 8.25% subordinated notes that were used by the Company for general corporate purposes, including the purchase of St. Paul Financial from the Bank. The notes will mature on Jan. 31, 2000, but may be redeemed without penalty any time after Jan. 31, 1996. The notes are unsecured general obligations of the Company and are subordinated to all senior indebtedness. The notes limit the amount of indebtedness the Company may incur in future periods as well as the payment of dividends and other capital distributions. See Note Q -- Stockholders' Equity for a description of dividend and capital distribution limitations.

Mortgage-Backed Notes: The Bank had $16.4 million of mortgage-backed notes outstanding as of Dec. 31, 1995 and 1994. The mortgage-backed notes are secured by MBS held by an independent trustee. Collateral agreements require maintaining an aggregate market value of not less than the amount necessary to effect a maturity collateral substitution if necessary. At Dec. 31, 1995 and 1994, the collateral securing these notes had a carrying amount and fair value of approximately $23.8 million and $20.7 million, respectively. As of Dec.
31, 1995, these notes had a "AAA" rating from Moody's Investor Services. The Bank may issue up to an additional $400.0 million of such notes with varying terms through an existing underwriting agreement, subject to market conditions and collateral availability.

ESOP Borrowings: A noncontributory, leveraged employee stock ownership plan was established by the Company in April 1987. The ESOP was originally funded by a $5.0 million loan at an interest rate of 7%, which matured and was repaid in May 1994.

     In 1991, the ESOP obtained, through another financial institution, a $5.0 million line of credit that was later increased to $14.0 million. At Dec. 31, 1995, $3.4 million was outstanding under this line.

     The line of credit is guaranteed by the Company and amounts drawn under the arrangement are secured by shares of Company stock owned by the ESOP and a portion of the marketable-debt securities owned by the Company.

     At Dec. 31, 1995 and 1994, Company stock securing the borrowings had an original cost of $3.3 million and $3.9 million and fair values of $5.9 million and $5.0 million, respectively. At Dec. 31, 1995 and 1994, the marketable-debt securities securing the borrowings had a carrying amount, which approximated their fair value, of $197,000 and $979,000, respectively.

Capital Lease Obligations: In 1991, the Bank entered into a capital lease for the use of a branch facility. See Note L -- Office Properties and Equipment for further details.

Line of Credit: During 1995, the Company obtained a $20.0 million revolving line of credit from another financial institution, under which no funds had been borrowed as of Dec. 31, 1995.

                                                     1995 Annual Report/10-K  53

NOTE P

INCOME TAXES

The following schedule summarizes the components of income tax expense for 1995, 1994 and 1993. The amounts reported as current and deferred income tax expense for 1994 have been restated to conform to the 1994 tax return, which was filed several months after the end of the fiscal year. Total income tax expense is not affected by the reclassification of current and deferred taxes.


Dollars in thousands                                 1995       1994       1993
-------------------------------------------------------------------------------
Federal income tax expense:
Current provision..............................   $20,182    $15,070    $16,155
Deferred expense (benefit).....................    (1,173)     2,295      2,418
                                                  -----------------------------
                                                   19,009     17,365     18,573
                                                  -----------------------------
State income tax expense:
Current provision..............................     1,831      1,313        239
Deferred expense (benefit).....................      (103)       313        249
                                                  -----------------------------
                                                    1,728      1,626        488
                                                  -----------------------------
Total income tax expense:
Current provision..............................    22,013     16,383     16,394
Deferred expense (benefit).....................    (1,276)     2,608      2,667
                                                  -----------------------------
Income taxes...................................   $20,737    $18,991    $19,061
                                                  =============================

A reconciliation from expected federal income tax expense to consolidated effective income tax expense for the periods indicated is as follows:


Dollars in thousands                                 1995       1994       1993
-------------------------------------------------------------------------------
Federal income tax expense at statutory
  rate (35%)...................................   $19,996    $18,726    $21,157
State tax expense, net of federal tax benefit..     1,123      1,057        317
1% change in deferred tax rate.................        --         --       (426)
Federal income tax refunds.....................        --         --     (1,141)
Other..........................................      (382)      (792)      (846)
                                                  -----------------------------
Income taxes...................................   $20,737    $18,991    $19,061
                                                  =============================
Effective income tax rate......................      36.3%      35.5%      31.5%
                                                  =============================

The sources of the differences in timing between items affecting the recognition of income and expense for tax and financial statement purposes and their resulting effect on income tax expense are as follows:


Dollars in thousands                                 1995       1994       1993
-------------------------------------------------------------------------------
General loan loss allowance....................   $ 1,028    $   811    $ 2,372
Excess of tax accumulated provision for
  losses over base year amount.................       (89)        38       (827)
Yield adjustments on interest earning
  assets and interest bearing liabilities......      (705)     1,180      1,129
Tax depreciation in excess of book
  depreciation.................................        82        (96)      (260)
Prepaid expenses...............................      (874)     1,429         93
Accrued compensation and benefits..............      (951)    (1,234)      (147)
Stock dividends on FHLB stock..................       231        (65)       (31)
Change in deferred tax rates...................        --         --        426
Other, net.....................................         2        545        (88)
                                                  ------------------------------
Total..........................................   $(1,276)   $ 2,608    $ 2,667
                                                  ==============================


54    St.Paul Bancorp, Inc.

The following schedule summarizes current income tax liabilities and deferred income tax assets at Dec. 31, 1995 and 1994, as restated to conform with tax returns filed for the respective years.


Dollars in thousands                                           1995        1994
-------------------------------------------------------------------------------
Income Tax Liabilities and (Assets):
Income taxes currently payable included in
  "other liabilities"....................................  $  3,266    $  3,395
                                                           ====================
Deferred income tax assets...............................  $(19,008)   $(20,969)
Deferred income tax liabilities..........................     5,767       7,399
                                                           --------------------
Net deferred income tax assets included in
  "prepaid expenses and other assets"....................  $(13,241)   $(13,570)
                                                           ====================

The sources of the deferred income tax assets and liabilities at Dec. 31, 1995 and 1994 are as follows:


Dollars in thousands                                           1995        1994
-------------------------------------------------------------------------------
General loan loss allowance..............................  $(14,205)   $(15,233)
Accrued compensation and benefits........................    (3,826)     (2,875)
Unrealized loss on available for sale securities.........      (545)     (2,150)
Other....................................................      (432)       (711)
                                                           --------------------
Total deferred assets....................................   (19,008)    (20,969)

Stock dividends on FHLB stock............................     1,470       1,239
Tax depreciation in excess of book depreciation..........     1,437       1,355
Prepaid expenses.........................................       964       1,838
Yield adjustments on interest earning assets and
  interest bearing liabilities...........................        63         768
Excess tax accumulated provision for losses
  over base year amount..................................        --          89
Other....................................................     1,833       2,110
                                                           --------------------
Total deferred liabilities...............................     5,767       7,399
                                                           --------------------
Net deferred tax asset...................................  $(13,241)   $(13,570)
                                                           ====================

Retained earnings at Dec. 31, 1995 and 1994, included approximately $49.2 million of income for which no deferred federal income tax liability has been recognized. This amount represents earnings appropriated to bad debt reserves and deducted for federal income tax purposes and is not available for payment of cash dividends or other distributions to shareholders, including distributions on redemption, dissolution, or liquidation of the Bank, without incurring a tax liability. If triggered, the tax liability related to the appropriated earnings would have been $18.6 million at Dec. 31, 1995 and 1994.

  The Company and its subsidiaries file a consolidated federal income tax return. The intercompany settlement of taxes paid is based on a tax sharing agreement which generally allocates taxes to each entity based upon a separate return basis. Subject to certain regulatory limits, the Bank qualifies as a savings and loan for tax purposes and, accordingly, is allowed a special bad debt deduction based upon a percentage of taxable income (presently 8%) or on specified experience formulas.


NOTE Q

STOCKHOLDERS' EQUITY

Holding Company: The Company's Certificate of Incorporation authorizes up to 40 million shares of common stock and up to 10 million shares of preferred stock. Such preferred stock may rank prior to the common stock as to dividend rights, liquidation preferences or both, and may have full or limited voting rights.

  In 1992, the Company's Board of Directors adopted a Shareholder Rights Plan which is designed to strengthen the Board's ability to act for the stockholders in the event of an unsolicited bid to acquire control of the Company. Each outstanding share of common stock currently is attached to one Right under the Plan. If the Rights become exercisable, each Right initially would entitle the holder (except the acquiring person or entity referred to below) to purchase from the Company, 0.7% of a share of Series A junior participating preferred stock, par value $0.01 per share, at a price of $80.00, subject to adjustment as provided in the Plan. If a person or entity becomes a 10% beneficial owner of the Company's common stock (other than through the acquisition of newly issued shares directly from the Company), each holder of a Right would be entitled to receive, in lieu of the preferred stock, at the then-current exercise price of the Right, common stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price.

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

  At Dec. 31, 1995 and 1994, there were 144,166 and 139,025 shares of preferred stock reserved for future exercise of the Rights, respectively.

  Dividends and other distributions of St. Paul Bancorp stock are subject to restrictions agreed upon by the Company in connection with the issuance of $34.5 million of subordinated notes in 1993. Cumulative dividends and other distributions subsequent to Dec. 31, 1992 are limited to the sum of: (a) $22.0 million plus (b) 75% of the Company's aggregate consolidated net income subsequent to Dec. 31, 1992, less (c) 100% of the amount of consolidated net loss incurred by the Company during any fiscal year subsequent to Dec. 31, 1992 plus (d) 100% of the net proceeds received by the Company from any equity securities issued by the Company (other than to a subsidiary) subsequent to Dec. 31, 1992.

  During 1995 and 1994, the Company acquired 236,447 and 1,003,925 shares, respectively, of its outstanding common stock under repurchase plans that began during 1994. On Jan. 17, 1996, the Company announced its intention to repurchase up to an additional 925,000 shares (or about 5%) of its outstanding common stock over the first six months of 1996 through open market and privately negotiated transactions.

Bank: The Bank is subject to various regulatory capital requirements


                                                   1995 Annual Report/10-K    55
administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory (and possibly additionally discretionary) actions by the regulators that, if undertaken, could have a direct material effect on the Bank's (and the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. The Bank's capital amounts and classification also are subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

  Quantitative measures established by regulation to ensure capital adequacy require the bank to maintain minimum amounts and ratios of core capital to total adjusted assets, tangible capital to total adjusted assets, and total risk-based capital to risk-adjusted assets. As of Dec. 31, 1995, Management believes that the Bank meets all capital adequacy requirements to which it is subject.

  The Bank's actual capital amounts and ratios as of Dec. 31, 1995 are presented below. No amounts are required to be deducted from capital for interest rate risk.



Dollars in thousands
-------------------------------------------------------------------------------
                                         Core          Tangible      Risk-Based
                                      Capital           Capital         Capital
Actual percentage...................      8.95%             8.95%         17.47%
Required percentage.................      3.00              1.50           8.00
                                      -----------------------------------------
Excess percentage...................      5.95%             7.45%          9.47%
                                      =========================================
Actual capital......................  $363,918          $363,918       $392,033
Required capital....................   121,975            60,897        179,527
                                      -----------------------------------------
Excess capital......................  $241,943          $302,931       $212,506
                                      =========================================

As of Dec. 31, 1995, the Bank meets the requirements of the Office of Thrift Supervision ("OTS") to be categorized as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized," the Bank must maintain minimum total risk-based capital ratios of 10%. Tier I risk-based ratios of 6% and Tier I leverage ratios of 5%. At Dec. 31, 1995, the Bank's actual ratios were 17.47%, 16.18% and 8.95%, respectively.

  The following schedule reconciles stockholders' equity of the Company to each of the components of regulatory capital of the Bank at Dec. 31, 1995 and 1994:


                                                               1995        1994
-------------------------------------------------------------------------------
Stockholders' equity of the Company......................  $384,197    $351,397
Less: capitalization of the Company's subsidiaries
  other than the Bank....................................   (11,328)    (10,227)
Less: capitalization of the Company......................    (6,978)      6,300
                                                           --------------------
Stockholders' equity of the Bank.........................   365,891     347,470
Plus: unrealized loss on available for sale
  investment securities..................................       899       3,532
Less: investment in non-includable subsidiaries..........    (1,494)     (1,460)
Less: intangible assets..................................    (1,378)     (1,705)
                                                           --------------------
Tangible and core capital................................   363,918     347,837
Plus: allowable general valuation allowances.............    28,115      28,364
                                                           --------------------
Risk-based capital.......................................  $392,033    $376,201
                                                           ====================

The OTS currently imposes limitations on all capital distributions by savings institutions, including dividends stock repurchase and cash-out mergers. Under the current rule, institutions are grouped into three classifications depending upon their level of regulatory capital both before and after giving effect to a proposed capital distribution. Under a proposed rule, the OTS would conform the three classifications to the five capital classifications set forth under the prompt corrective action regulation. Under the OTS proposal, a savings institution which is a subsidiary of a holding company (such as the Bank) could make a capital distribution following notice to the OTS if, after the capital distribution, the institution would remain at least "adequately capitalized" under the prompt corrective action regulations. In making the proposal, the OTS stated that it intends to use net income to date during the calendar year plus 50% of surplus capital above the adequately capitalized level as the general rule of thumb for determining the permissible amount of a capital distribution. In recent quarters, the Bank has paid dividends of 50% of net income to the Company.

NOTE R

STOCK OPTION PLANS

The Company has two stock option plans for the benefit of directors, officers and other key employees of the Company and its subsidiaries. The Stock Option Plan (the "Option Plan") was first approved by the Company's stockholders at the 1988 annual meeting, and with shareholder approval at subsequent annual meetings, a total of 2,695,000 shares of authorized but unissued common stock were reserved for issuance. At the 1995 annual meeting, shareholders approved the 1995 Incentive Plan (the "1995 Plan"), which reserved an additional 900,000 shares of authorized but unissued common stock for issuance. Under the 1995 Plan, the Company may grant non-qualified stock options, stock appreciation rights, limited stock appreciation rights, restricted stock, performance shares and performance units to key employee and non-employee directors. As of Dec. 31, 1995, the Company has issued only non-qualified stock options under the 1995 Plan.


56    St.Paul Bancorp, Inc.

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

Total pension cost for 1995, 1994 and 1993 was $3.0 million, $3.6 million and $2.7 million, respectively. Pension cost was comprised of the following components:

DOLLARS IN THOUSANDS                               1995      1994      1993
----------------------------------------------------------------------------
THE PLAN
Service cost benefits earned
 during the period.............................  $ 1,491   $ 1,748   $ 1,399
Interest cost on projected benefit obligation..    1,602     1,630     1,509
(Return) loss on plan assets...................   (4,250)      300    (2,125)
Net amortization and deferral..................    3,018    (1,533)    1,119
                                                 ---------------------------
Pension cost...................................  $ 1,861   $ 2,145   $ 1,902
                                                 ===========================

SUPPLEMENTAL PLANS
Service cost benefits earned
 during the period.............................  $   232   $   344   $   215
Interest cost on projected benefit obligation..      362       441       269
Net amortization and deferral..................      162       321       183
                                                 ---------------------------
Pension cost...................................  $   756   $ 1,106   $   667
                                                 ===========================

THE DIRECTORS' PLAN
Service cost benefits earned
 during the period.............................  $   113   $   127   $    34
Interest cost on projected benefit obligation..       97        81        31
Net amortization and deferral..................      144       144        32
                                                 ---------------------------
Pension cost...................................  $   354   $   352   $    97
                                                 ===========================

TOTAL
Service cost benefits earned
 during the period.............................  $ 1,836   $ 2,219   $ 1,648
Interest cost on projected benefit obligation..    2,061     2,152     1,809
(Return) loss on plan assets...................   (4,250)      300    (2,125)
Net amortization and deferral..................    3,324    (1,068)    1,334
                                                 ---------------------------
   Total pension cost..........................  $ 2,971   $ 3,603   $ 2,666
                                                 ===========================

The following table sets forth the plans' funded status and amounts recognized in the Company's Consolidated Statements of Financial Condition at Dec. 31:


DOLLARS IN THOUSANDS                                               1995                               1994
----------------------------------------------------------------------------------------------------------------------
                                                           Supplemental  Directors'           Supplemental  Directors'
                                                     Plan         Plans       Plan      Plan          lans        Plan
----------------------------------------------------------------------------------------------------------------------
Plan assets at fair value.......................  $17,753       $     -    $     -   $15,454        $    -     $    -
                                                  --------------------------------------------------------------------
Accumulated Benefit Obligation (ABO):
Vested..........................................  $12,793       $ 2,214    $ 1,333   $11,109        $ 1,492    $ 1,082
Non-vested......................................    1,907           589         32     1,665            481         28
                                                  --------------------------------------------------------------------
                                                  $14,700       $ 2,803    $ 1,365   $12,774        $ 1,973    $ 1,110
                                                  ====================================================================
Overfunded (unfunded) ABO.......................  $ 3,053       $(2,803)   $(1,365)  $ 2,680        $(1,973)   $(1,110)
                                                  ====================================================================
Projected Benefit Obligation (PBO)..............  $23,092       $ 5,429    $ 1,365   $18,788        $ 5,040    $ 1,110
                                                  ====================================================================
Unfunded PBO....................................  $(5,339)      $(5,429)   $(1,365)  $(3,334)       $(5,040)   $(1,110)
                                                  ====================================================================
Comprised of:
Accrued pension cost............................  $(2,458)      $(3,189)   $(1,365)  $(1,050)       $(2,434)    $(1,110)
Unrecognized net gain (loss)....................   (4,091)         (588)        85    (3,637)          (779)        130
Unrecognized prior service costs................      789        (1,509)      (540)      862         (1,659)       (684)
Unrecognized net obligation (asset) at Jan. 1,
 1987, net of amortization......................      421          (143)         -       491           (168)          -
                                                  --------------------------------------------------------------------
Adjustment required to recognize minimum
 liability......................................  $     -       $     -    $   455   $     -        $     -     $   554
                                                  =====================================================================

                                                   1995 Annual Report/10-K    57

The following actuarial assumptions were used in calculating net pension cost and benefit obligations:

                                                             1995   1994   1993
-------------------------------------------------------------------------------
Discount rate..............................................  7.25%  8.50%  7.50%
Long-term rate of return on assets.........................  8.50   8.50   8.50
Rate of increase in future compensation levels.............  5.00   5.00   5.50

At Dec. 31, 1995, the Plan's assets consisted of cash equivalents, corporate and government bonds, and various equity securities. Included in the equity securities is $4.5 million of Company stock.

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

     The ESOP is authorized to borrow money to finance the acquisition of Company common stock and to pledge the stock acquired to secure payment of the loan. The Bank does not provide financing for the ESOP. During 1987, the ESOP borrowed $5.0 million to purchase 750,000 shares of Company common stock. This loan was repaid in full during 1994. During 1991, the ESOP obtained a $5.0 million line of credit, which was later increased to $14.0 million. As of Dec. 31, 1995, $3.4 million of this line of credit was outstanding. Outstanding ESOP borrowings are guaranteed by the Company and are included in other borrowings and stockholders' equity in the Consolidated Statements of Financial Condition. The ESOP borrowings are also partially secured by marketable-debt securities owned by St. Paul Bancorp.

     In addition to the acquisition of Company stock through proceeds from borrowings, the ESOP can elect to purchase additional shares if ESOP contributions are in excess of debt service requirements.

     Leveraged shares of Company stock are held by the ESOP trustee as collateral on the loan. As principal and interest on the loan are paid, shares held as collateral are released. The ESOP loan is being repaid from Bank contributions and dividends on the unallocated shares of Company stock. Dividends on allocated shares are used to purchase additional Company stock for the ESOP.

     Contributions to the ESOP are made at the sole discretion of the Board of Trustees of the ESOP, but may not exceed 15% of the aggregate compensation of all participants. Since the ESOP's inception, contributions have been sufficient to service the ESOP debt and, in certain years, have allowed the ESOP to acquire additional shares of Company stock or reduce the outstanding loan amount.

The following table presents the ESOP contributions and loan activity.

Dollars in thousands                                      1995    1994     1993
-------------------------------------------------------------------------------
Contributions to ESOP:
  Compensation expense.................................. $ 577   $ 275   $  844
  Interest expense associated with shares
   accounted for under SOP 93-6.........................   257     209       --
  Dividends received on unallocated shares
   acquired before SOP 93-6.............................    27     164      262
                                                         ----------------------
Total contributions to ESOP.............................   861     648    1,106
Less: Interest expense..................................  (346)   (291)    (222)
  Contribution used to purchase
   additional shares....................................    --      --     (170)
                                                         ----------------------
Amortization on ESOP borrowing.......................... $ 515   $ 357   $  714
                                                         ======================

The following table summarizes shares of Company stock held by the ESOP:

Dec. 31                                          1995         1994         1993
-------------------------------------------------------------------------------
Beginning allocated shares................    729,951      710,670      612,875
Shares allocated due to:
 Debt service.............................     56,374       53,575      107,142
 Contributions and dividends used
  to purchase additional shares...........      6,787        4,474       10,598
 Withdrawals..............................    (68,066)     (38,768)     (19,945)
-------------------------------------------------------------------------------
Shares allocated to participants..........    725,046      729,951      710,670
Unallocated shares:.......................         --           --      339,999
 Grandfathered under SOP 93-6.............     33,704       90,078          N/A
 Unearned ESOP shares.....................    196,350      196,350          N/A
                                           ------------------------------------
Total.....................................    955,100    1,016,379    1,050,669
                                           ====================================
Fair value of unearned
 ESOP shares.............................. $5,006,925   $3,436,125          N/A
                                           ====================================

NOTE T

FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET CREDIT RISK

Loans Sold With Recourse: At Dec. 31, 1995 and 1994, the Bank serviced $70.8 million and $94.8 million, respectively, of multifamily loans sold with recourse. The Bank's credit exposure with respect to these loans sold with recourse at Dec. 31, 1995 totaled $16.6 million and was collateralized by $12.3 million of MBS. In comparison, the Bank's credit exposure for these loans at Dec. 31, 1994 totaled $26.1 million and was collateralized by $23.7 million of MBS.

     The multifamily loans were originated by the Bank based upon its normal underwriting standards and continue to be serviced and analyzed by the Bank. The maximum loss related to multifamily loans sold with recourse which would be recognized by the Bank in the event of complete default by the borrowers and worthlessness of the collateral at Dec. 31, 1995 and 1994 was $16.6 million and $26.1 million, respectively. Under the recourse provisions, the Bank generally repurchases the underlying loans that default.

58    St.Paul Bancorp, Inc.

The following schedule presents the geographical distribution of the real estate collateral of multifamily loans sold with recourse as of Dec. 31, 1995 and 1994:

Dollars in thousands                            1995                 1994
-------------------------------------------------------------------------------
                                       Amount  Percentage    Amount  Percentage
California..........................  $30,533        43.1%  $36,702        38.7%
Minnesota...........................   18,967        26.8    19,266        20.3
Washington..........................   15,384        21.7    21,156        22.3
Illinois............................    2,046         2.9     2,079         2.2
Other...............................    3,903         5.5    15,575        16.5
                                      -----------------------------------------
                                      $70,833       100.0%  $94,778       100.0%
                                      =========================================

Management evaluates loans sold with recourse in connection with its regular loan administration and its periodic review of the adequacy of the general valuation allowance to insure that reserves are adequate to absorb potential losses on these loans. For further discussion, which is not included as part of these financial statements, see the Credit Risk Management section in Management's Discussion and Analysis.

Loan Origination Commitments: At Dec. 31, 1995, the Bank had $11.4 million in outstanding loan commitments to originate 1-4 family first mortgage loans, as well as $15.3 million of commitments to originate multifamily, land and land development loans. These consisted of adjustable rate loan commitments totaling $23.5 million and fixed rate loan commitments of $3.2 million. Most of these commitments expire after 60 days. As of Dec. 31, 1995, the Bank had forward sales contracts for $1.5 million of the $3.2 million of fixed rate loan commitments. See Forward Commitments following.

     At Dec. 31, 1994, the Bank had $51.2 million in outstanding loan commitments to originate 1-4 family first mortgage loans and $9.3 million of commitments to originate multifamily, land and land development loans. These consisted of adjustable rate loan commitments totaling $59.3 million and fixed rate loan commitments of $1.2 million. Most of these commitments expire after 60 days. As of Dec. 31, 1994, the Bank had forward sales contracts for $684,000 of the $1.2 million of fixed rate loan commitments. See Forward Commitments following.

     The Bank enters loan commitments after a determination is made regarding the borrower's ability to repay the loan and the adequacy of the property as collateral. Generally, loan commitments are limited to 80% of the collateral value unless the borrower obtains private mortgage insurance. The Bank attempts to fulfill loan commitments as long as no violations of conditions established in the contract occur. Historically, approximately 90% of its loan commitments have been fulfilled.

Forward Commitments: As of Dec. 31, 1995, the Bank had forward loan sale commitments of $5.9 million, including $1.5 million of forward contracts on loan disbursement commitments. As of Dec. 31, 1994, the Bank had forward loan sale commitments of $775,000, including $684,000 of forward contracts on loan commitments. All market value losses on forward commitments have been reflected in the consolidated financial statements.

Unused Credit Lines: The Bank had unused home equity lines of credit of $55.4 million and $42.8 million, respectively, as of Dec. 31, 1995 and 1994. Home equity lines of credit represent junior mortgages on 1-4 family homes. The Bank applies similar underwriting standards to equity lines of credit as it does to first mortgage loans. Home equity lines of credit have fixed expiration dates. Since many of the line of credit commitments will expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The maximum loss that would be recognized by the Bank as of Dec. 31, 1995 and 1994, in the event that borrowers used 100% of their outstanding credit limits and, subsequently, a complete default by the borrowers and worthlessness of underlying collateral occurred, was $55.4 million and $42.8 million, respectively.

Letters of Credit: At Dec. 31, 1995 and 1994, the Company had issued $6.8 million and $6.5 million, respectively, of standby letters of credit. The Bank has issued letters of credits to various counties and villages as a performance guarantee of land development and improvements and to a commercial bank as collateral for a loan on a land development project. Most of the letters of credit at Dec. 31, 1995 and 1994 have been issued on behalf of St. Paul Financial. The credit risk involved in issuing letters of credit is essentially the same as that involved in lending. As of Dec. 31, 1995 and 1994, the maximum loss that would be recognized by the Company in the event of a complete default by the performing party and worthlessness of the underlying collateral was $6.8 million and $6.5 million, respectively.

     Management evaluates letters of credit in connection with its periodic review of the adequacy of the general valuation allowance to insure that reserves are adequate to absorb potential losses on these guarantees. For further discussion, which is not included as part of these financial statements, see the Credit Risk Management section in Management's Discussion and Analysis.

Guarantees of Indebtedness of Others: In connection with the Elm Financial acquisition, the Bank had assumed two agreements to guarantee the repayment of principal and related interest on municipal revenue bonds. These bonds are secured by multifamily real estate, and the outstanding principal balance was $4.8 million at Dec. 31, 1995 and $5.1 million at Dec. 31, 1994.

     As of Dec. 31, 1995, MBS and U.S. Treasury securities with carrying amounts of $3.1 million and $2.6 million, respectively, and fair values of $3.1 million and $2.5 million, respectively, were pledged as collateral on the guarantees. As of Dec. 31, 1994, MBS and U.S. Treasury securities with carrying amounts of $3.7 million and $3.0 million, respectively, and fair values of $3.6 million and $3.0 million, respectively, were pledged as collateral on the guarantees. The Bank does not own any of the bonds, nor have there been any defaults on the bonds.

     As of Dec. 31, 1995 and 1994, the maximum loss that would be recognized by the Company in the event of a complete default by the creditors and worthlessness of the underlying collateral was $4.8 million and $5.1 million, respectively.

     Management evaluates the guarantees of indebtedness of others in connection with its periodic review of the adequacy of the general valuation allowance to insure that reserves are adequate to absorb potential losses on these guarantees. For further discussion, which is not included as part of these financial statements, see the Credit Risk Management section in Management's Discussion and Analysis.

                                                  1995 Annual Report/10-K    59

Interest Rate Exchange Agreements: The Bank used interest rate exchange agreements in 1995 and 1994 to help reduce certain interest rate exposures. At Dec. 31, 1995 and 1994, the Bank had $122.5 million and $147.8 million, respectively, in notional amount interest rate exchange agreements outstanding on which the Bank pays a fixed interest rate and receives a floating interest rate, based on a referenced index, from the counterparty. These exchange agreements are held for purposes other than trading. The Bank attempted to minimize credit and market risk by receiving an unconditional guarantee from the parent company of the counterparty.

The following table provides a rollforward of the notional amount of interest rate exchange agreements:

Dollars in thousands                                            1995       1994
-------------------------------------------------------------------------------
Balance at beginning of year..............................  $147,779   $ 30,000
Additions.................................................        --    134,311
Maturities................................................   (10,000)   (12,500)
Amortization..............................................   (15,246)    (4,032)
                                                            -------------------
Balance at year-end.......................................  $122,533   $147,779
                                                            ===================

Included in interest expense in 1995 and 1994 was $692,000 and $3.1 million of expense, respectively, on interest rate exchange agreements.

The following table presents a summary of interest rate exchange agreements at Dec. 31, 1995 (dollars in thousands):


Original    Current     Fixed
Notional   Notional   Payment
  Amount     Amount      Rate    Variable Receipt Rate                 Maturity Date   Purpose
--------------------------------------------------------------------------------------------------------------------------------
$  7,500   $  7,500      7.32%   11th District cost of funds (5.11%)   11/08/96        Hedge general deposit portfolio
  50,526*    44,543      6.34%   6-month LIBOR (5.81%)                 03/24/99        Hedge matched funding used to acquire MBS
  49,100*    40,950      6.63%   6-month LIBOR (5.81%)                 03/24/99        Hedge matched funding used to acquire MBS
  34,685*    29,540      6.54%   6-month LIBOR (5.98%)                 04/01/99        Hedge matched funding used to acquire MBS
-------------------
$141,811   $122,533
===================

*Notional amount amortizes semi-annually.

NOTE U

LEGAL PROCEEDINGS

Although the Company is a defendant in various legal proceedings arising in the ordinary course of its business, there are no legal proceedings which, in the opinion of counsel, may result in a material loss to the Company.

60    St.Paul Bancorp, Inc.

NOTE V

CONCENTRATION OF CREDIT RISK

The following schedule presents the geographical distribution of the Bank's collateral on real estate loans as of Dec. 31, 1995 and 1994:


Dollars in thousands                                      1995
-------------------------------------------------------------------------------------------------
                         1-4 Family                 All Other
                        Real Estate               Real Estate
                              Loans                     Loans                     Total
                        -------------------------------------------------------------------------
                             Amount         %          Amount         %          Amount         %
-------------------------------------------------------------------------------------------------
California............   $   61,025       3.7%     $  546,823      52.6%     $  607,848      22.5%
Colorado..............          310         *          36,763       3.5          37,073       1.4
Florida...............        1,467       0.1          20,011       1.9          21,478       0.8
Illinois..............    1,127,296      67.9         144,214      13.9       1,271,510      47.1
Indiana...............       85,890       5.2           3,257       0.3          89,147       3.3
Maryland..............            -         -          25,064       2.4          25,064       0.9
Michigan..............       24,393       1.5          18,583       1.8          42,976       1.6
Minnesota.............       16,033       1.0          23,519       2.3          39,552       1.5
Missouri..............      184,733      11.1               -         -         184,733       6.8
Nevada................            -         -          22,614       2.2          22,614       0.8
Ohio..................       52,769       3.2           1,238       0.1          54,007       2.0
Washington............            -         -          98,455       9.5          98,455       3.6
Wisconsin.............       89,690       5.4          31,428       3.0         121,118       4.5
Other.................       16,230       0.9          66,969       6.5          83,199       3.2
                         -------------------------------------------------------------------------
Total.................   $1,659,836     100.0%     $1,038,938     100.0%     $2,698,774     100.0%
                         =========================================================================



Dollars in thousands                                      1994
-------------------------------------------------------------------------------------------------
                         1-4 Family                 All Other
                        Real Estate               Real Estate
                              Loans                     Loans                     Total
                        -------------------------------------------------------------------------
                             Amount         %          Amount         %          Amount         %
-------------------------------------------------------------------------------------------------

California............   $   68,304       4.5%     $  575,026      54.2%     $  643,330      24.9%
Colorado..............          357         *          36,994       3.5          37,351       1.4
Florida...............        1,676       0.1          18,030       1.7          19,706       0.8
Illinois..............    1,174,977      77.1         118,418      11.2       1,293,395      50.0
Indiana...............       80,086       5.2           7,929       0.7          88,015       3.4
Maryland..............            -         -          21,828       2.1          21,828       0.8
Michigan..............       22,288       1.4          18,952       1.8          41,240       1.6
Minnesota.............       16,128       1.1          23,627       2.2          39,755       1.5
Nevada................            -         -          23,000       2.2          23,000       0.9
Ohio..................       52,181       3.4           1,256       0.1          53,437       2.1
Washington............            -         -         103,727       9.8         103,727       4.0
Wisconsin.............       95,379       6.3          32,105       3.0         127,484       4.9
Other.................       15,427       0.9          79,438       7.5          94,865       3.7
                         -------------------------------------------------------------------------
Total.................   $1,526,803     100.0%     $1,060,330     100.0%     $2,587,133     100.0%
                         =========================================================================


*Less than 0.1%.

 See Note T -- Financial Instruments With Off-Balance Sheet Credit Risk for geographical concentration of loans sold with recourse.

                                                   1995 Annual Report/10-K    61

NOTE W

PARENT COMPANY-ONLY FINANCIAL INFORMATION

STATEMENTS OF FINANCIAL CONDITION

                                                        Dec. 31,
---------------------------------------------------------------------
Dollars in thousands                                  1995       1994
---------------------------------------------------------------------
Assets:
Cash and cash equivalents.......................  $ 39,117   $ 21,109
Marketable-debt securities......................       247        979
Investment in St. Paul Federal Bank.............   365,891    347,470
Investment in other subsidiaries................    11,328     10,227
Advances to other subsidiaries..................     3,500     11,375
Prepaid expenses and other assets...............        11         20
                                                  -------------------
Total assets....................................  $420,094   $391,180
                                                  ===================
Liabilities and Stockholders' Equity:
Borrowings by employee stock ownership plan.....  $     --   $  3,883
Other borrowings................................    33,666     33,504
Other liabilities...............................     2,231      2,396
                                                  -------------------
Total liabilities...............................    35,897     39,783
Preferred stock.................................        --         --
Common stock....................................       200        198
Paid in capital.................................   141,166    138,039
Retained earnings...............................   269,791    238,929
Unrealized loss on securities, net of taxes.....      (895)    (3,531)
Borrowings by employee stock ownership plan.....      (485)    (1,000)
Unearned employee stock ownership plan shares...    (2,883)    (2,883)
Treasury stock..................................   (22,697)   (18,355)
                                                  -------------------
Total stockholders' equity......................   384,197    351,397
                                                  -------------------
Total liabilities and stockholders' equity......  $420,094   $391,180
                                                  ===================

STATEMENTS OF INCOME

Dollars in thousands, except per share amounts       1995      1994      1993
-----------------------------------------------------------------------------
Equity in earnings of St. Paul Federal Bank.....  $35,820   $34,076   $41,798
Equity in earnings of other subsidiaries........    1,501     1,759       975
St. Paul Bancorp loss...........................     (927)   (1,323)   (1,386)
                                                  ---------------------------
Net income......................................  $36,394   $34,512   $41,387
                                                  ===========================
Earnings per share:
  Primary.......................................  $  1.87   $  1.70   $  2.03
  Fully diluted.................................     1.86      1.70      2.03
                                                  ===========================

STATEMENTS OF CASH FLOWS

Dollars in thousands                              1995       1994       1993
----------------------------------------------------------------------------
Operating Activities:
Net income................................... $ 36,394   $ 34,512   $ 41,387
Earnings of St. Paul Federal Bank
 not providing cash..........................  (35,820)   (34,076)   (41,798)
Earnings of other subsidiaries
 not providing cash..........................   (1,501)    (1,759)      (975)
Other sources, net...........................   (1,109)     1,651       (528)
                                              ------------------------------
Net cash provided (used) in
 operating activities........................   (2,036)       328     (1,914)
Investing Activities:
Maturities of marketable-debt securities.....    1,000      1,000     13,250
Purchase of marketable-debt securities.......     (236)      (950)   (14,062)
Dividends received from
 St. Paul Federal Bank.......................   17,750     30,125     25,910
Dividends received from other subsidiaries...      400      1,000        300
Acquisition of Elm Financial.................       --         --    (26,104)
Investments in St. Paul Federal Bank.........       --        (50)        --
Investments in other subsidiaries............       --     (1,075)    (9,720)
Repayments (advances) made to other
 subsidiaries................................    7,875     (4,175)    (7,200)
                                              ------------------------------
Net cash provided (used)
 by investing activities.....................   26,789     25,875    (17,626)
Financing Activities:
Purchase of treasury stock...................   (4,342)   (18,355)        --
Dividends paid...............................   (5,532)    (5,798)    (5,148)
Net proceeds from issuance of
 subordinated notes..........................       --         --     33,422
Net proceeds from issuance of stock..........    3,129      1,431      1,626
                                              ------------------------------
Net cash used (provided)
 by financing activities.....................   (6,745)   (22,722)    29,900
                                              ------------------------------
Total cash provided..........................   18,008      3,481     10,360
Cash and cash equivalents
 at beginning of year........................   21,109     17,628      7,268
                                              ------------------------------
Cash and cash equivalents at end of year..... $ 39,117   $ 21,109   $ 17,628
                                              ==============================

The parent company's current primary activity is that of a unitary, non-diversified savings and loan holding company.

62    St.Paul Bancorp, Inc.

NOTE X

FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table presents the carrying amount and fair values of the Company's financial instruments at Dec. 31, 1995 and 1994. SFAS No. 107, Disclosures About Fair Value of Financial Instruments, defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

                                                    Dec. 31
-------------------------------------------------------------------------------
Dollars in thousands                      1995                     1994
-------------------------------------------------------------------------------
                                 Carrying         Fair    Carrying         Fair
                                   Amount        Value      Amount        Value
Cash and cash equivalents....  $  186,621   $  186,621  $  159,948   $  159,948
Marketable-debt securities:
  Available for sale.........      92,778       92,778      29,387       29,387
  Held to maturity...........           -            -      70,256       66,386
                               ------------------------------------------------
                                   92,778       92,778      99,643       95,773
Mortgage-backed securities:
  Available for sale.........     328,135      328,135     129,240      129,240
  Held to maturity...........     647,287      639,552     997,377      937,553
                               ------------------------------------------------
                                  975,422      967,687   1,126,617    1,066,793
Loans receivable:
  1-4 family units...........   1,659,836    1,670,484   1,526,803    1,462,471
  Multifamily units..........     982,017      991,953     996,123      983,979
  Commercial.................      54,981       55,540      63,983       59,596
  Land and land development..       1,940        2,018         224          224
  Consumer loans.............      23,167       22,094      22,950       21,590
  Loans held for sale........      15,583       15,638      10,155       10,157
  Net deferred costs.........         568            -         494           --
  Allowance for loan losses..     (38,619)           -     (42,196)          --
                               ------------------------------------------------
                                2,699,473    2,757,727   2,578,536    2,538,017
Accrued interest receivable:.      25,354       25,354      23,467       23,467
FHLB stock...................      36,304       36,304      29,847       29,847
Other financial assets.......         525          941         767        5,859
                               ------------------------------------------------
Total financial assets.......  $4,016,477   $4,067,412  $4,018,825   $3,919,704
                               ================================================

Deposits:
Core accounts with no
 stated maturity.............  $1,302,259   $1,302,259  $1,411,393   $1,411,393
Certificates of deposit......   1,929,551    1,936,048   1,821,510    1,814,219
                               ------------------------------------------------
                                3,231,810    3,238,307   3,232,903    3,225,612
Borrowings:
FHLB advances................     336,684      337,384     336,959      334,407
Securities sold under
 agreements to repurchase....      50,000       50,000     100,000       98,521
Subordinated notes...........      33,666       33,498      33,504       32,666
Mortgage-backed notes........      16,400       17,632      16,400       16,270
ESOP borrowings..............       3,368        3,368       3,883        3,883
Mortgage loan................           -            -         905          905
                               ------------------------------------------------
                                  440,118      441,882     491,651      486,652
Accrued interest payable.....      15,772       15,772      10,442       10,442
Other financial liabilities..           -        3,503           -          647
                               ------------------------------------------------
Total financial liabilities..  $3,687,700   $3,669,464  $3,734,996   $3,723,353
                               ================================================

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

MORTGAGE-BACKED SECURITIES: The fair values of MBS were determined based on bid quotations received from securities dealers.

LOANS RECEIVABLE: The fair value of 1-4 family mortgages was based upon quotes received from the secondary market, and in certain instances, future cash flows discounted at a rate that reflects an estimate of current market rates for the underlying mortgage loans.

  The fair value of multifamily and commercial real estate, land and consumer loans was calculated based on an estimate of the timing of future cash flows, discounted at a rate that reflects an estimate of current market rates for these types of loans. The discount rate for the Bank's classified loans was adjusted for the inherent credit risk in those assets. The estimate of the timing of cash flows was based on the same prepayment assumptions used for regulatory interest rate risk reporting. Most of the Bank's multifamily and commercial real estate and land loans are adjustable rate mortgages.

ACCRUED INTEREST RECEIVABLE: The carrying amount of accrued interest receivable is a reasonable estimate of its fair value since its maturity is short-term and potentially uncollectible amounts have been reserved.

FHLB Stock: The fair value of FHLB stock equals its book value because the shares can be resold to the FHLB or other member banks at its par value of $100 per share.

DEPOSITS: The fair value of deposits with no stated maturity, such as savings, checking and money market accounts, is considered to be equal to the amount payable on demand. The fair value of certificates of deposit was computed as the present value of future cash outflows, based on contractual maturities, discounted at rates equivalent to those offered by the Bank at Dec. 31, 1995 and 1994 for certificates of deposit with similar maturities.

BORROWINGS: The fair value of FHLB advances was determined based upon a discounted cash flow analysis using a discount rate commensurate with rates currently offered by the FHLB for similar remaining maturities. The fair values of the repurchase agreements, subordinated notes and the mortgage-backed note were based upon quotes received from securities dealers. The fair value of the ESOP borrowing and mortgage loan approximate their carrying amount because the borrowings reprice frequently at market interest rates.

ACCRUED INTEREST PAYABLE: The carrying amount of accrued interest payable is a reasonable estimate of its fair value because its maturity is short-term.

OTHER FINANCIAL ASSETS AND LIABILITIES: Other financial assets and liabilities include the excess servicing fee receivable, loan origination and sales commitments, letters of credit and other credit-related guarantees, recourse provisions on loans sold with recourse and interest rate exchange agreements.

                                                   1995 Annual Report/10-K    63

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

NOTE Y
SELECTED QUARTERLY INFORMATION (UNAUDITED)

INCOME STATEMENT                                  FOR THE QUARTERS ENDED
---------------------------------------------------------------------------------------------------
                                 DEC. 31           SEPT. 30.         JUNE 30          MARCH 31
---------------------------------------------------------------------------------------------------
   DOLLARS IN THOUSANDS,
 EXCEPT PER SHARE AMOUNTS     1995     1994     1995     1994     1995     1994     1995     1994
---------------------------------------------------------------------------------------------------
Interest income............  $70,297  $67,445  $69,828  $64,778  $69,573  $61,891  $69,052  $59,148
Interest expense...........   40,890   37,557   41,180   35,068   40,613   32,814   39,433   29,630
                             ----------------------------------------------------------------------
Net interest income........   29,407   29,888   28,648   29,710   28,960   29,077   29,619   29,518
Provision for loan losses..      500    1,250      300    1,200      450      750      650    1,950
Net gain on assets sold....       87       30       91       24       15       81      861      389
Other income...............    8,480    7,662    8,622    7,441    8,408    7,206    7,157    6,938
G&A expense................   22,635   22,251   22,464   21,749   22,505   21,378   22,561   21,788
Loss on foreclosed real
 estate....................      191      557      312      347      227      781      429      460
                             ----------------------------------------------------------------------
Income before income taxes.   14,648   13,522   14,285   13,879   14,201   13,455   13,997   12,647
Income taxes...............    5,346    4,840    5,225    4,867    5,172    4,835    4,994    4,449
                             ----------------------------------------------------------------------
Net income.................  $ 9,302  $ 8,682  $ 9,060  $ 9,012  $ 9,029  $ 8,620  $ 9,003  $ 8,198
                             ======================================================================
Earnings per share:
  Primary..................  $  0.47  $  0.44  $  0.46  $  0.44  $  0.46  $  0.42  $  0.46  $  0.40
  Fully diluted............     0.47     0.44     0.46     0.44     0.46     0.42     0.46     0.40
                             ----------------------------------------------------------------------
Cash dividends per share...  $ 0.075  $ 0.075  $ 0.075  $ 0.075  $ 0.075  $ 0.075  $ 0.075  $ 0.075
                             ======================================================================

AVERAGE BALANCE SHEET                                         FOR THE QUARTERS ENDED
----------------------------------------------------------------------------------------------------------------------------------
                                     DEC. 31                   SEPT. 30                  JUNE 30                  MARCH 31
----------------------------------------------------------------------------------------------------------------------------------
   DOLLARS IN THOUSANDS            1995         1994         1995         1994         1995         1994         1995         1994
----------------------------------------------------------------------------------------------------------------------------------
Total assets...............  $4,018,685   $4,071,082   $4,040,377   $4,007,582   $4,057,089   $3,913,017   $4,107,520   $3,706,939
MBS........................   1,011,533    1,152,331    1,032,161    1,198,922    1,042,444    1,142,855    1,105,888      749,756
Loans receivable...........   2,629,836    2,577,753    2,621,175    2,463,666    2,651,331    2,349,659    2,631,631    2,349,415
Deposits...................   3,177,315    3,185,541    3,167,666    3,192,934    3,185,211    3,218,816    3,197,198    3,235,814
Borrowings.................     386,568      478,299      431,046      404,172      439,815      285,297      490,193       63,832
Stockholders' equity.......     382,257      357,134      373,249      357,890      364,616      352,945      356,030      352,670
One year GAP to total
 assets....................        5.38%        4.40%        5.41%        9.19%        4.38%       12.92%        2.29%       15.90%
                            ======================================================================================================

NOTE Z
SUPPLEMENTAL CASH FLOW DISCLOSURES

DOLLARS IN THOUSANDS                                   1995      1994      1993
-------------------------------------------------------------------------------
Interest credited on deposits..................... $115,537  $100,584  $108,832
Interest paid on deposits.........................   11,639    10,742    11,336
                                                   ----------------------------
Total interest paid on deposits................... $127,176  $111,326  $120,168
                                                   ============================
Interest paid on borrowings....................... $ 30,158  $ 17,578  $ 11,232
Income taxes paid, net............................   20,991    13,925    17,141
Common stock issued in acquisition
 of Elm Financial.................................        -         -    19,744
Real estate acquired through foreclosure..........    8,505    21,219    42,770
Loans originated in connection with real
 estate acquired through foreclosure..............   11,885    11,361    26,491

64    St.Paul Bancorp, Inc.

Report of Independent Auditors


BOARD OF DIRECTORS AND STOCKHOLDERS
ST. PAUL BANCORP, INC.

We have audited the accompanying consolidated statements of financial condition of St. Paul Bancorp, Inc. as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of St. Paul Bancorp, Inc. at December 31, 1995 and 1994, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

     As disclosed in Note A, the Company changed its method of accounting for investment securities at December 31, 1993.



/s/ Ernst & Young LLP

Ernst & Young LLP
Chicago, Illinois

January 17, 1996

                                                   1995 Annual Report/10-K    65

Annual Report on Form 10-K

Securities and Exchange Commission
Washington, D.C. 20549

Annual Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the fiscal year ended Dec. 31, 1995.
Commission File Number 0-15580

St. Paul Bancorp, Inc.
Incorporated in the State of Delaware
IRS Employer Identification #36-3504665
Address:   6700 W. North Ave.
           Chicago, IL 60635
Telephone: (312) 622-5000
Securities registered to Section 12(g) of the Act: Common Stock, Par Value $0.01; Preferred Stock Purchase Rights.

     As of Jan. 31, 1996, St. Paul Bancorp, Inc. had 18,806,959 shares of common stock outstanding. The aggregate market value of common stock held by non-affiliates as of Jan. 31, 1996, was $408,105,328.60./(1)/

     St. Paul Bancorp, Inc. has filed all reports required to be filed by
Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months and has been subject to such filing requirements for the past 90 days.

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

(1) Solely for the purpose of this calculation, all executive officers and directors of the registrant are considered to be affiliated. Also included are the shares held by various employee benefit plans where trustees are directors of St. Paul Bancorp, Inc.

Cross-Reference                                                                                           Page
--------------------------------------------------------------------------------------------------------------
Part I

Item 1          Business

                General......................................................................... 20, 44, 67-68

                Distribution of Assets, Liabilities and Stockholders' Equity;
                Interest Rates and Interest Differential............................................... 25-26

                Investment Portfolio................................................................... 39, 48

                Loan Portfolio...................................................... 32, 36, 39, 45, 49-50, 61

                Summary of Loan Loss Experience................................................ 35, 36, 45, 50

                Deposits........................................................................... 25, 38, 52

                Return on Equity and Assets............................................................. 18-19

                Short-Term Borrowings................................................................... 52-53

Item 2          Properties................................................................................. 67

Item 3          Legal Proceedings........................................................................ none

Item 4          Submission of Matters to a Vote of
                Security Holders......................................................................... none

Part II

Item 5          Market for the Registrant's Common Equity and Related
                Stockholder Matters........................................... 22-23, 24, 34, 55-56, 66-68, 72

Item 6          Selected Financial Data................................................................. 18-19

Item 7          Management's Discussion and Analysis of
                Financial Condition and Results of Operations........................................... 20-39

Item 8          Financial Statements and Supplemental Data.............................................. 40-65

Item 9          Changes in and Disagreements with Accountants
                on Accounting and Financial Disclosures.................................................. none

Part III

Item 10         Directors and Executive Officers of the Registrant...................................... 70, *

Item 11         Executive Compensation...................................................................... *

Item 12         Security Ownership of Certain Beneficial
                Owners and Management....................................................................... *

Item 13         Certain Relationships and Related Transactions.............................................. *

Part IV

Item 14         Exhibits, Financial Statement Schedules
                and Reports on Form 8-K................................................................. 68-69

*St. Paul Bancorp's definitive proxy statement for the 1996 Annual Meeting of Shareholders is incorporated herein by reference, other than the sections entitled Report of the Organizational Planning and Stock Option Committees on Executive Compensation and Comparative Performance Graph.

66    St.Paul Bancorp, Inc.

COMPETITION

St. Paul Bancorp experiences substantial competition in attracting and retaining deposit accounts, making mortgage and other loans, and selling investment products. Competition for deposit accounts comes primarily from other federally insured financial institutions, such as savings institutions, commercial banks and credit unions; money market funds; and other investment alternatives. Competition for origination of loan products comes primarily from mortgage brokers, other savings institutions, mortgage banking firms, commercial banks, insurance companies and finance companies. Competition for investment product sales comes primarily from other brokerage operations, insurance companies and mutual funds. Many of St. Paul's competitors are unregulated and are not subject to the same restrictions as the Bank.

     St. Paul's market area is experiencing increased competition from the acquisition of local financial institutions by out-of-state commercial banking and savings institutions.

PROPERTIES

All the office properties and most of the equipment appearing in the Consolidated Statements of Financial Condition and Note L -- Office Properties and Equipment are owned by the Bank. As of Dec. 31, 1995, the Bank had 52 banking offices located throughout the greater Chicago metropolitan area. Seventeen of the branches were located in OMNI(R) and Cub(R) food stores in the Chicago area. All branch locations, except for three drive-up facilities, are full-service offices that provide a full range of banking services. Of the 52 banking offices, 27 were owned and 25 were leased. Also, the Bank owns five administrative buildings and leases administrative office space in an office complex near the Bank's home office. At Dec. 31, 1995, the aggregate net book value of St. Paul Federal's banking and administrative offices owned and the leasehold improvements at the offices leased was $29.6 million. Management believes all these properties are in good condition.

     In addition to its land, buildings and leasehold improvements, the Bank had an aggregate net investment in equipment of $15.1 million at Dec. 31, 1995. Included in the equipment owned by the Bank are mainframe, hardware, teller platforms, desktop computers, ATMs and furnishings.

REGULATION

The Company, as a savings and loan holding company, and the Bank, as a federally chartered savings bank, are subject to extensive regulation, supervision and examination by the Office of Thrift Supervision ("OTS") as their primary federal regulator. The Bank also is subject to regulation, supervision and examination by the Federal Deposit Insurance Corporation ("FDIC") and as to certain matters by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). See Management's Discussion and Analysis and Notes to Consolidated Financial Statements as to the impact of certain laws, rules and regulations on the operations of the Company and the Bank. Set forth below is a description of certain recent regulatory developments.

     Deposits in the Bank are insured to a maximum of $100,000 for each insured depositor by the Savings Association Insurance Fund ("SAIF"), which is administered by the FDIC. Deposit insurance premiums for the SAIF and the Bank Insurance Fund ("BIF"), which insures deposits in national and state-chartered banks, are set to facilitate each fund achieving its designated reserve ratio. In August 1995, the FDIC determined that the BIF had achieved its designated reserve ratio and lowered BIF deposit insurance premium rates for all but the riskiest institutions. Effective Jan. 1, 1996, BIF deposit insurance premiums for well-capitalized banks were further reduced to the statutory minimum of $2,000 per institution per year. Because the SAIF remains significantly below its designated reserve ratio, SAIF deposit insurance premiums were not reduced and remain at 0.23% to 0.31% of deposits, based upon an institution's supervisory evaluations and capital levels. The current discrepancy in deposit insurance premiums between the BIF and the SAIF could place the Bank at a competitive disadvantage to BIF-insured institutions.

     The current financial condition of the SAIF has resulted in proposed legislation to recapitalize the SAIF through a one-time special assessment on SAIF deposits and for legislation to then merge the SAIF into the BIF. If the special assessment is enacted, a special one-time assessment of approximately 80 cents to 85 cents per $100 of assessable SAIF deposits at the Bank would be imposed. After the special assessment, it is expected that SAIF would achieve its designated reserve ratio and that SAIF premium rates would then become the same as BIF rates pending a merger of the SAIF into the BIF, which would require separate legislation. The Bank is unable to predict whether this legislation will be enacted, the amount or applicable retroactive date of any one-time assessment, or the rates that would then apply to assessable SAIF deposits.

     Legislation also has been proposed that could eliminate the federal savings association charter. If such legislation is enacted, the Bank would be required to convert its federal savings bank charter to either a national bank charter or to a state depository institution charter. Pending legislation may provide relief as to recapture of the bad debt deduction for federal tax purposes that otherwise would be applicable if the Bank converted its charter, provided that the Bank meets a proposed residential loan origination requirement. Pending legislation also may result in the Company becoming regulated at the holding company level by the Federal Reserve Board rather than by the OTS. Regulation by the Federal Reserve Board could subject the Company to capital requirements that are not currently applicable to the Company as a holding company under OTS regulation and may result in statutory limitations on the type of business activities in which the Company may engage at the holding company level, which business activities currently are not restricted. The Bank is unable to predict whether such legislation will be enacted or, if enacted, whether it will contain relief as to bad debt deductions previously taken.

     During 1995, the OTS, along with the other federal banking agencies, adopted safety and soundness guidelines relating to (i) internal controls, information systems and internal audit systems; (ii) loan documentation; (iii) credit underwriting; (iv) interest rate exposure; (v) asset growth and (vi) compensation and benefit standards for officers, directors, employees and principal shareholders. Such guidelines set out standards that the agencies will use to identify and address problems at institutions before capital becomes impaired. Pursuant to such guidelines, the Bank is required to establish and maintain a system to identify problem assets and prevent deterioration of those assets in a manner commensurate with its size and the nature and scope of its operations.

                                                   1995 Annual Report/10-K    67

The Bank also must establish and maintain a system to evaluate and monitor earnings and ensure that earnings are sufficient to maintain adequate capital and reserves in a manner commensurate with its size and the nature and scope of its operations.

  If the Bank does not meet one or more of the safety and soundness standards set forth in the guidelines, it is required to file a compliance plan with the OTS. In the event that the Bank fails to submit an acceptable compliance plan or fails in any material respect to implement an accepted compliance plan within the time allowed by the OTS, the Bank would be required to correct the deficiency and the OTS would be authorized to: (i) restrict the Bank's asset growth; (ii) require the Bank to increase its ratio of tangible equity to assets; (iii) restrict the rates of interest that the Bank may pay; or (iv) take any other action that would better carry out the purpose of the corrective action. The Bank believes it currently is in compliance with the safety and soundness standards set forth by the OTS.

  During 1995, in accordance with changes mandated by the Community Development and Regulatory Improvement Act of 1994 (the "Community Development Act"), the OTS and the other federal banking agencies proposed certain amendments to the regulations implementing the Depository Institutions Management Interlocks Act (the "Interlocks Act"), which restricts management interlocks in order to foster competition between unaffiliated institutions. The proposed amendments would narrow the circumstances under which an exception to the prohibitions of the Interlocks Act could be granted by agency order and would clarify certain language as used within regulations. Management officials at the Company and the Bank are in full compliance with the Interlocks Act.

  The Community Development Act also requires that each banking agency implement a comprehensive review of its regulations to eliminate duplicative, unduly burdensome and unnecessary regulations. During 1995, the OTS announced that it will review each of its regulations to determine if: (i) the regulations are current; (ii) the regulation could be eliminated without endangering safety and soundness, diminishing consumer protection or violating statutory requirements;
(iii) the regulation's subject matter is more suited for a policy statement or handbook guidance; (iv) the regulation is consistent with the regulation of the other federal banking agencies; and (v) the regulation is easily understood. Based upon the first part of this review, the OTS formally deleted 8% of its regulations including outdated, duplicative and otherwise unnecessary regulations. The OTS also issued a notice of proposed rulemaking concerning a comprehensive revision to its regulations and policy statements concerning lending and investments. Under the proposal, certain loan documentation requirements will be replaced by general safety and soundness standards; commercial loans made by a service corporation will be exempted from an institution's overall 10% limit on commercial loans; an institution will be able to use its own cost-of-funds index in structuring adjustable rate mortgages; and the 35% of assets limitation on credit card lending will be eliminated. The OTS has announced that it expects to issue proposals that will reduce the burdens imposed by its regulations governing, among other things, subsidiaries, corporate governance and preemption. Similarly, the FDIC has issued a notice of opportunity for comment with respect to its review of all of its regulations and written policies.

EXHIBITS (c)

FINANCIAL STATEMENTS FILED                                                 Page
-------------------------------------------------------------------------------
St. Paul Bancorp Inc.
Consolidated Financial Statements.........................................  40
Notes to Consolidated Financial Statements................................  44
Report of Independent Auditors............................................  65

  Schedules to the consolidated financial statements required by Article 9 of Regulation S-X are omitted, since the required information is included in the footnotes or is not applicable.

  No reports on Form 8-K were filed during the last quarter of fiscal 1995.

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

iii   Amendment to Stock Option Plan dated May 4, 1994 (a)(b).

iv    1995 Incentive Plan (a)(b).

v Employment Agreements dated as of Dec. 19, 1994 among St. Paul Bancorp, Inc., St. Paul Federal Bank For Savings and Joseph C. Scully and Patrick
      J. Agnew, respectively (a)(b).

vi Amendments to Employment Agreements, dated as of May 22, 1995, among St. Paul Bancorp, Inc., St. Paul Federal Bank For Savings and Joseph C. Scully and Patrick J. Agnew, respectively (a)(b).

vii Amendments to Employment Agreements, dated as of Aug. 28, 1995, among St. Paul Bancorp, Inc., St. Paul Federal Bank For Savings and Joseph C. Scully and Patrick J. Agnew, respectively (a)(b).

viii Amendments to Employment Agreements, dated as of Dec. 31, 1995, among St. Paul Bancorp, Inc., St. Paul Federal Bank For Savings and Joseph C. Scully and Patrick J. Agnew, respectively (b).

ix Severance Agreements, dated as of Dec. 21, 1992, among St. Paul Bancorp, Inc., St. Paul Federal Bank For Savings and Robert N. Parke, Thomas J. Rinella, Donald G. Ross and Clifford M. Sladnick, respectively (a)(b).

68    St.Paul Bancorp, Inc.

x Amendments to Severance Agreements, dated as of Dec. 19, 1994, among St. Paul Bancorp, Inc., St. Paul Federal Bank For Savings and Robert N. Parke, Thomas J. Rinella, Donald G. Ross and Clifford M. Sladnick, respectively
      (a)(b).

xi Amendments to Severance Agreements, dated as of May 22, 1995, among St. Paul Bancorp, Inc., St. Paul Federal Bank For Savings and Robert N. Parke, Thomas J. Rinella, Donald G. Ross and Clifford M. Sladnick, respectively
      (a)(b).

xii Amendments to Severance Agreements, dated as of Aug. 28, 1995, among St. Paul Bancorp, Inc., St. Paul Federal Bank For Savings and Robert N. Parke, Thomas J. Rinella, Donald G. Ross and Clifford M. Sladnick, respectively
      (a)(b).

xiii St. Paul Federal Bank For Savings Deferred Compensation Trust Agreement dated April 21, 1987 (a)(b).

xiv First Amendment to Agreement in Trust dated as of Dec. 31, 1989 by and between St. Paul Federal Bank For Savings; and Alan J. Fredian, Michael R. Notaro and Faustin A. Pipal, as trustees (a)(b).

xv St. Paul Federal Bank For Savings and St. Paul Bancorp, Inc. Nonqualified Retirement Plan for Directors, as amended and restated as of March 28, 1994 (a)(b).

xvi Agreement in Trust, dated as of Jan. 28, 1991 between St. Paul Federal Bank For Savings and Alan J. Fredian, Michael R. Notaro and Joseph C. Scully, as trustees (a)(b).

xvii St. Paul Federal Bank For Savings Supplemental Retirement Plan and Excess Benefit Plan (a)(b).

xviii St. Paul Federal Bank For Savings Supplemental Retirement Trust (a)(b).

xix St. Paul Bancorp, Inc. and St. Paul Federal Bank For Savings Employee Severance Compensation Plan, executed Dec. 20, 1993 (a)(b).

xx Term Loan Agreement, dated as of Nov. 21, 1991, among St. Paul Federal Bank For Savings Employee Stock Ownership Trust, St. Paul Bancorp, Inc. and Nationar (a).

xxi First Amendment to Term Loan Agreement, dated as of June 30, 1993 (but effective as of May 5, 1993) by and among St. Paul Federal Bank For Savings Employee Stock Ownership Trust, St. Paul Bancorp, Inc. and Nationar (a).

xxii  Shareholders Rights Plan dated Oct. 26, 1992 (a).

xxiii Indenture for Subordinated Notes dated Feb. 1, 1993 between St. Paul
      Bancorp, Inc. and Harris Trust and Savings Bank (a).

xxiv Indenture dated as of July 1, 1989 between St. Paul Federal Bank For Savings and Bankers Trust Company, Trustee (a).

EXHIBIT NUMBER 13
1995 ANNUAL REPORT TO SHAREHOLDERS.

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

                                                   1995 Annual Report/10-K    69

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on Feb. 26, 1996 on its behalf by the undersigned thereunto duly authorized.

St. Paul Bancorp, Inc.
Joseph C. Scully
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below on Feb. 26, 1996, by the following persons on behalf of the registrant and in the capacities indicated.

JOSEPH C. SCULLY
Chairman and Chief Executive Officer

PATRICK J. AGNEW
President and Chief Operating Officer

ROBERT N. PARKE
Senior Vice President and Treasurer
(principal financial officer)

PAUL J. DEVITT
First Vice President and Controller
(principal accounting officer)

WILLIAM A. ANDERSON
Director

JOHN W. CROGHAN
Director

DR. ALAN J. FREDIAN
Director

KENNETH J. JAMES
Director

DR. JEAN C. MURRAY, O.P.
Director

MICHAEL R. NOTARO
Director

JOHN J. VIERA
Director

JAMES B. WOOD
Director

DIRECTORS

JOSEPH C. SCULLY
Chairman and Chief Executive Officer, St. Paul Bancorp, Inc. and
St. Paul Federal -- A B C D E H

PATRICK J. AGNEW
President and Chief Operating Officer, St. Paul Bancorp, Inc. and
St. Paul Federal -- A B C D E H

WILLIAM A. ANDERSON
Partner (Retired), Ernst & Young LLP -- A B I*

JOHN W. CROGHAN
Chairman, Lincoln Capital Management -- investment counseling -- A*

DR. ALAN J. FREDIAN
Professor (Retired), Institute of Human Resources and Industrial Relations, Loyola University -- E* F G

KENNETH J. JAMES
Chairman, James Investment Co. and J.S. James & Co., Inc. -- real estate development, brokerage and management -- B* C

DR. JEAN C. MURRAY, O.P.
President (Retired), Rosary College -- H

MICHAEL R. NOTARO
Chairman and Chief Executive Officer (Retired),
Computer Data Processing Corp. -- data processing -- D* E F* G*

JOHN J. VIERA
Corporate Vice President (Retired),
Commonwealth Edison Company -- public utility -- F G H* I

JAMES B. WOOD
President, Equity Builders of Illinois, Inc. -- construction -- A B C* D I

ST. PAUL BANCORP OFFICERS

JOSEPH C. SCULLY, 55, has been Chairman since 1989 and Chief Executive Officer since 1982. He joined the company in 1963 and has also served as President, Senior Vice President, Corporate Secretary and Vice President.

PATRICK J. AGNEW, 53, was appointed President in 1989. Previously General Counsel for the company, he also has been a partner in the law firm of Righeimer, Martin and Cinquino.

JAMES R. LUTSCH, 48, has been Senior Vice President and Chief Information Officer since 1986. He joined St. Paul in 1972 and has also served as a Vice President and as a Manager in the company's systems department.

ROBERT N. PARKE, 51, became Senior Vice President of Finance and Chief Financial Officer in 1981. He also serves as Chairman of the bank's Asset Classification Committee. Previously, he served as Treasurer. He also has been responsible for savings and loan and mortgage banking audits as a certified public accountant with Ernst & Young LLP.

ROBERT N. PFEIFFER, 47, was named Senior Vice President of Human Resources in 1991. Previous positions include First Vice President,
Vice President, Branch Manager and Manager of St. Paul Service, Inc., the company's insurance subsidiary.

THOMAS J. RINELLA, 51, Senior Vice President, was named Director of Community Lending in 1987. Previous positions include Marketing Director, Human Resources Director, Loan Department Manager and
Systems Analyst.

DONALD G. ROSS, 47, became Senior Vice President of Retail Banking in 1986. He also has held the positions of First Vice President, Vice President and Assistant Vice President with the company.

JOHN J. SCHUKAY, 61, has been Senior Vice President of Customer Operations since 1982. Since joining the company in 1959, he has held a variety of positions, including Vice President, Director of Branch Operations and Manager of Systems and Procedures.

CLIFFORD M. SLADNICK, 39, has been Senior Vice President, General Counsel and Corporate Secretary since 1991. Before joining St. Paul in 1990, he was a partner with the law firm of McDermott, Will & Emery. He also is a certified public accountant.

(A)  MEMBER OF THE INVESTMENT COMMITTEE OF THE BANK
(B)  MEMBER OF THE LOAN LOSS RESERVE COMMITTEE OF THE BANK
(C)  MEMBER OF THE LOAN COMMITTEE OF THE BANK
(D)  MEMBER OF THE EXECUTIVE COMMITTEES OF THE COMPANY AND THE BANK
(E)  MEMBER OF THE PROFIT SHARING, PENSION AND ESOP TRUST COMMITTEE
     OF THE BANK
(F)  MEMBER OF THE ORGANIZATIONAL PLANNING COMMITTEES OF THE COMPANY AND THE
     BANK
(G)  MEMBER OF THE STOCK OPTION COMMITTEE OF THE COMPANY
(H)  MEMBER OF THE CORPORATE RESPONSIBILITY COMMITTEE OF THE BANK
(I)  MEMBER OF THE AUDIT AND ACCOUNTING COMMITTEES OF THE COMPANY
     AND THE BANK
*    COMMITTEE CHAIRMAN

70    St.Paul Bancorp, Inc.

Investor Information


CORPORATE OFFICES
6700 W. North Ave., Chicago, IL 60635
(312) 622-5000*
ST. PAUL NEWS HOTLINE
(312) 889-SPBC (7722)*
*Note: the area code will change to 773 in fall 1996


Common Stock

St. Paul Bancorp common stock is listed under the symbol "SPBC" on the NASDAQ National Market System. Newspaper stock tables often list the stock as "StPaulB" or "StPaulBncp."

     As of Dec. 31, 1995, St. Paul Bancorp had 18,749,734 shares of common stock outstanding. At that date, there were 6,831 shareholders of record.

     As of the close of business on Feb. 15, 1996, St. Paul Bancorp's stock price was $24.50.


Stock Price Information

The table below shows the quarterly price range of SPBC common stock and dividends paid over the past two years. On Jan. 17, 1996, St. Paul Bancorp's board of directors voted to increase the quarterly dividend 33% to 10 cents per share.

Stock Prices        1st Quarter      2nd Quarter      3rd Quarter      4th Quarter
1994........... $16 1/4--19 5/8  $17 1/8--24 1/8  $19 7/8--22 5/8  $16 5/8--21 1/8
1995...........  17 3/8--25 3/4   21 1/2--23 3/8   22 3/8--28 3/8   23 3/8--26 7/8

Dividends Per Share Declared:                                  1995           1994
First Quarter............................................... $0.075         $0.075
Second Quarter..............................................  0.075          0.075
Third Quarter...............................................  0.075          0.075
Fourth Quarter..............................................  0.075          0.075

Stockholder Inquiries

The company's annual report on Form 10-K is on file with the Securities and Exchange Commission and is included in this report. To obtain additional information on St. Paul Bancorp free of charge, call the St. Paul News Hotline at (312) 889-SPBC (7722) or the company's Investor Relations Department at (312) 804-2283.

    Other inquiries may be directed to Investor Relations Manager Maryellen T. Thielen, (312) 804-2284, or Chief Financial Officer Robert N. Parke, (312) 804-2360.

Inquiries about stockholder records, stock transfers, ownership changes, address changes, dividend payments or the dividend reinvestment plan should be directed to:

TRANSFER AGENT AND REGISTRAR
Bank of Boston c/o Boston EquiServe
Investor Relations Department
Mail Stop 45-02-09
P.O. Box 644
Boston, MA 02102-0644
Toll-free: (800) 730-4001


Annual Meeting

You are cordially invited to St. Paul Bancorp's annual meeting of stockholders, to be held at 10 a.m. Wednesday, May 15, 1996 at Drury Lane Oakbrook, 100 Drury Lane, Oakbrook Terrace, IL. Mark your proxy card if you wish to attend. The record date for voting at the meeting is Wednesday, March 27, 1996.

INDEPENDENT AUDITORS
Ernst & Young LLP
233 S. Wacker Drive
Chicago, IL 60606-6301

CORPORATE COUNSEL
Clifford M. Sladnick
Senior Vice President
and General Counsel
St. Paul Bancorp, Inc.

72    St.Paul Bancorp, Inc.

ST. PAUL FEDERAL BANK BRANCHES

HOME OFFICE
6700 W. North Ave.
Chicago, IL 60635
(312) 622-5000*

* Note: the area code will change to 773 in fall 1996


BRANCHES
Chicago (7)
Addison
Berkeley
Berwyn
Blue Island
Buffalo Grove
Carol Stream
Downers Grove
Elmhurst (2)
Elmwood Park (2)
Evanston (2)
Franklin Park
Hanover Park
Harwood Heights
Lombard
Morton Grove
Mount Prospect
Oak Lawn
Oak Park (2)
Rolling Meadows
Skokie
Villa Park
Westchester
Wood Dale
Woodridge

IN-STORE BRANCHES
Chicago (3)
Arlington Heights
Aurora (2)
Bridgeview
Cicero
Crestwood
Elgin
Glendale Heights
McHenry
Melrose Park
Niles
Orland Park
Round Lake Beach
Waukegan

(back cover)
St. Paul Bancorp, Inc.
6700 W. North Ave.
Chicago, IL 60635
(312) 622-5000