Form 10-K405, Exhibit 13
period 1997-01-31
ST PAUL BANCORP INC
filed 1997-03-27
CIK 810578

TEN-YEAR SUMMARY
At or for the years ended Dec. 31 - Dollars in thousands, except per share amounts
                                                                                          1996        1995        1994       1993(e)
                                                                                    -----------------------------------------------
SUMMARY OF FINANCIAL CONDITION
ASSETS:
Cash and cash equivalents ........................................................  $  190,208  $  186,621  $  159,948  $  336,331
Marketable-debt securities .......................................................      49,103      92,778      99,643     142,051
Mortgage-backed securities .......................................................   1,162,982     975,422   1,126,617     733,649
Loans receivable - net of accumulated provision ..................................   2,782,116   2,683,890   2,568,381   2,304,319
Other assets .....................................................................     172,761     177,968     176,948     189,026
                                                                                   -----------------------------------------------
   Total assets ..................................................................  $4,357,170  $4,116,679  $4,131,537  $3,705,376
                                                                                    ==============================================

LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits .........................................................................  $3,337,055  $3,231,810  $3,232,903  $3,252,618
Short-term borrowings ............................................................     366,854     175,368     221,180         620
Long-term borrowings .............................................................     194,390     266,059     271,747      63,350
Other liabilities ................................................................      70,761      59,245      54,310      41,459
Subordinated capital notes .......................................................          --          --          --          --
Stockholders' equity .............................................................     388,110     384,197     351,397     347,329
                                                                                   -----------------------------------------------
   Total liabilities and stockholders' equity ....................................  $4,357,170  $4,116,679  $4,131,537  $3,705,376
                                                                                    ==============================================

SUMMARY OF OPERATIONS
Interest income ..................................................................  $  296,256  $  278,750  $  253,262  $  256,937
Interest expense .................................................................     171,510     162,116     135,069     132,982
                                                                                   -----------------------------------------------
   Net interest income ...........................................................     124,746     116,634     118,193     123,955
Provision for loan losses ........................................................       1,750       1,900       5,150      10,750
                                                                                   -----------------------------------------------
   Net interest income after provision for loan losses ...........................     122,996     114,734     113,043     113,205
Other income .....................................................................      35,720      33,721      29,771      32,506
SAIF recapitalization ............................................................      21,000          --          --          --
Other general and administrative expense .........................................      96,818      90,165      87,166      82,747
Loss on foreclosed real estate ...................................................       1,215       1,159       2,145       2,516
Income taxes .....................................................................      13,426      20,737      18,991      19,061
                                                                                   -----------------------------------------------
   Income before extraordinary item ..............................................      26,257      36,394      34,512      41,387
Extraordinary item, net of income taxes ..........................................          --          --          --          --
                                                                                   -----------------------------------------------
   Net income (a) ................................................................  $   26,257  $   36,394  $   34,512  $   41,387
                                                                                    ==============================================
Primary earnings per share before extraordinary item (a)(b) ......................  $     1.10  $     1.49  $     1.36  $     1.63
Fully diluted earnings per share before extraordinary item (a)(b) ................        1.09        1.49        1.36        1.62
                                                                                    ==============================================
Primary earnings per share (a)(b) ................................................  $     1.10  $     1.49  $     1.36  $     1.63
Fully diluted earnings per share (a)(b) ..........................................        1.09        1.49        1.36        1.62
                                                                                    ==============================================

SELECTED FINANCIAL AND OTHER DATA
Weighted average shares outstanding (b) ..........................................  22,614,764  23,072,929  24,087,251  24,309,573
Primary common stock equivalents (b) .............................................   1,187,012   1,316,041   1,220,325   1,134,923
Fully diluted common stock equivalents (b) .......................................   1,397,767   1,407,470   1,220,325   1,224,935
Dividends per share (b) ..........................................................       $0.35       $0.24       $0.24       $0.22
Dividend payout ratio (c) ........................................................      31.91%      16.04%      17.65%      13.15%
Earning assets to interest bearing liabilities ...................................       1.07x       1.07x       1.06x       1.07x
Weighted average rate on loans, MBS and investments ..............................       7.36%       7.28%       6.98%       6.96%
Weighted average cost of money ...................................................       4.58%       4.56%       4.22%       3.66%
Interest rate spread .............................................................       2.78%       2.72%       2.76%       3.30%
Nonperforming assets to total assets .............................................       0.29%       0.71%       0.66%       1.34%
Return on average assets (d) .....................................................       0.62%       0.90%       0.88%       1.10%
Average equity as a percentage of average assets .................................       9.04%       9.10%       9.05%       8.64%
Return on average stockholders' equity (net worth) (d) ...........................       6.85%       9.86%       9.72%      12.77%
Number of full-time equivalent employees .........................................       1,064       1,060       1,103       1,046
Number of office locations .......................................................          52          52          52          50

TEN-YEAR SUMMARY
At or for the years ended Dec. 31 - Dollars in thousands, except per share amounts
                                                                                           1992        1991        1990       1989
                                                                                    ----------------------------------------------
SUMMARY OF FINANCIAL CONDITION
ASSETS:
Cash and cash equivalents ........................................................  $  311,567  $  314,623  $  168,411  $  241,544
Marketable-debt securities .......................................................     107,732      25,410      40,435         691
Mortgage-backed securities .......................................................     643,941     717,354     689,066     643,870
Loans receivable - net of accumulated provision ..................................   2,270,198   2,415,540   2,404,760   2,320,371
Other assets .....................................................................     166,822     190,316     143,561     166,205
                                                                                   -----------------------------------------------
   Total assets ..................................................................  $3,500,260  $3,663,243  $3,446,233  $3,372,681
                                                                                    ==============================================
LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits .........................................................................  $2,985,124  $3,004,419  $2,665,733  $2,581,769
Short-term borrowings ............................................................     134,509     135,775     319,271      46,108
Long-term borrowings .............................................................      51,899     198,753     178,200     437,174
Other liabilities ................................................................      41,387      59,232      41,744      68,594
Subordinated capital notes .......................................................          --      12,176      11,951      14,745
Stockholders' equity .............................................................     287,341     252,888     229,334     224,291
                                                                                   -----------------------------------------------
   Total liabilities and stockholders' equity ....................................  $3,500,260  $3,663,243  $3,446,233  $3,372,681
                                                                                    ==============================================

SUMMARY OF OPERATIONS
Interest income ..................................................................  $  278,687  $  321,291  $  316,275  $  302,308
Interest expense .................................................................     165,844     222,487     227,661     221,239
                                                                                   -----------------------------------------------
   Net interest income ...........................................................     112,843      98,804      88,614      81,069
Provision for loan losses ........................................................      10,625      11,100      35,652      21,656
                                                                                   -----------------------------------------------
   Net interest income after provision for loan losses ...........................     102,218      87,704      52,962      59,413
Other income .....................................................................      28,348      22,647      22,283      17,612
SAIF recapitalization ............................................................          --          --          --          --
Other general and administrative expense .........................................      71,240      64,754      62,797      56,309
Loss on foreclosed real estate ...................................................       1,316       1,898       2,266       4,631
Income taxes .....................................................................      20,325      16,507       3,252       5,450
                                                                                   -----------------------------------------------
   Income before extraordinary item ..............................................      37,685      27,192       6,930      10,635
Extraordinary item, net of income taxes ..........................................          --          --       1,470          --
                                                                                   -----------------------------------------------
   Net income (a) ................................................................  $   37,685  $   27,192  $    8,400  $   10,635
                                                                                    ==============================================
Primary earnings per share before extraordinary item (a)(b) ......................  $     1.60  $     1.19  $     0.31  $     0.46
Fully diluted earnings per share before extraordinary item (a)(b) ................        1.59        1.18        0.31        0.46
                                                                                    ==============================================
Primary earnings per share (a)(b) ................................................  $     1.60  $     1.19  $     0.37  $     0.46
Fully diluted earnings per share (a)(b) ..........................................        1.59        1.18        0.37        0.46
                                                                                    ==============================================
SELECTED FINANCIAL AND OTHER DATA
Weighted average shares outstanding (b) ..........................................  22,677,551  22,525,758  22,484,620  22,407,291
Primary common stock equivalents (b) .............................................     843,696     399,785     195,671     668,808
Fully diluted common stock equivalents (b) .......................................   1,062,330     449,814     214,790     683,449
Dividends per share (b) ..........................................................  $     0.22  $     0.22  $     0.22  $     0.20
Dividend payout ratio (c) ........................................................      13.35%      18.04%      58.01%      44.16%
Earning assets to interest bearing liabilities ...................................       1.06x       1.06x       1.06x       1.05x
Weighted average rate on loans, MBS and investments ..............................       7.74%       8.91%       9.72%       9.75%
Weighted average cost of money ...................................................       4.26%       5.96%       7.24%       7.50%
Interest rate spread .............................................................       3.48%       2.95%       2.48%       2.25%
Nonperforming assets to total assets .............................................       1.38%       2.17%       1.07%       0.93%
Return on average assets (d) .....................................................       1.05%       0.76%       0.25%       0.33%
Average equity as a percentage of average assets .................................       7.57%       6.78%       6.80%       6.76%
Return on average stockholders' equity (net worth) (d) ...........................      13.88%      11.15%       3.66%       4.82%
Number of full-time equivalent employees .........................................         883         829         804         845
Number of office locations .......................................................          40          37          34          33

(a) 1996 NET INCOME WITHOUT THE $21.0 MILLION CHARGE TO RECAPITALIZE THE SAIF DEPOSIT INSURANCE FUND WOULD HAVE BEEN $40.2 MILLION; PRIMARY AND FULLY DILUTED EARNINGS PER SHARE WOULD HAVE BEEN $1.69 AND $1.67, RESPECTIVELY. SEE MANAGEMENT'S DISCUSSION AND ANALYSIS FOR FURTHER DETAILS.
(b) RESTATED FOR A FIVE-FOR-FOUR STOCK SPLIT DISTRIBUTED TO SHAREHOLDERS ON JAN. 14, 1997 AND A THREE-FOR-TWO STOCK SPLIT DISTRIBUTED TO SHAREHOLDERS ON JAN. 4, 1994.
(c) BASED UPON PRIMARY EARNINGS PER SHARE.


18   St. Paul Bancorp, Inc.

                                                                      Exhibit 13

TEN-YEAR SUMMARY
At or for the years ended Dec. 31 - Dollars in thousands, except per share amounts
                                                                                           1988         1987(f)
                                                                                    ------------------------
SUMMARY OF FINANCIAL CONDITION
ASSETS:
Cash and cash equivalents ........................................................   $  186,896   $  257,328
Marketable-debt securities .......................................................       14,274        5,203
Mortgage-backed securities .......................................................      464,947      365,870
Loans receivable - net of accumulated provision ..................................    2,350,499    2,115,480
Other assets .....................................................................      114,627       94,203
                                                                                    ------------------------
   Total assets ..................................................................   $3,131,243   $2,838,084
                                                                                    ========================
LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits .........................................................................   $2,394,528   $2,264,777
Short-term borrowings ............................................................       79,003       97,714
Long-term borrowings .............................................................      356,903      203,457
Other liabilities ................................................................       67,783       47,557
Subordinated capital notes .......................................................       15,582       27,300
Stockholders' equity .............................................................      217,444      197,279
                                                                                    ------------------------
   Total liabilities and stockholders' equity ....................................   $3,131,243   $2,838,084
                                                                                    ========================
SUMMARY OF OPERATIONS
Interest income ..................................................................     $274,598     $226,097
Interest expense .................................................................      196,929      157,620
                                                                                    ------------------------
   Net interest income ...........................................................       77,669       68,477
Provision for loan losses ........................................................        4,178        3,539
                                                                                    ------------------------
   Net interest income after provision for loan losses ...........................       73,491       64,938
Other income .....................................................................       17,482       18,128
SAIF recapitalization ............................................................           --           --
Other general and administrative expense .........................................       52,731       45,893
Loss on foreclosed real estate ...................................................          503          618
Income taxes .....................................................................       14,536       15,940
                                                                                    ------------------------
   Income before extraordinary item ..............................................       23,203       20,615
Extraordinary item, net of income taxes ..........................................         (712)          --
                                                                                    ------------------------
   Net income (a) ................................................................       $22,491     $20,615
                                                                                    ========================
Primary earnings per share before extraordinary item (a)(b) ......................         $1.03       $0.92
Fully diluted earnings per share before extraordinary item (a)(b) ................          1.03        0.92
                                                                                    ========================
Primary earnings per share (a)(b) ................................................         $1.00       $0.92
Fully diluted earnings per share (a)(b) ..........................................          1.00        0.92
                                                                                    ========================
SELECTED FINANCIAL AND OTHER DATA
Weighted average shares outstanding (b) ..........................................    22,339,229  22,339,229
Primary common stock equivalents (b) .............................................       128,273      91,009
Fully diluted common stock equivalents (b) .......................................       165,440      91,009
Dividends per share (b) ..........................................................         $0.14       $0.03
Dividend payout ratio (c) ........................................................        14.89%       3.26%
Earning assets to interest bearing liabilities ...................................         1.06x       1.07x
Weighted average rate on loans, MBS and investments ..............................         9.40%       9.04%
Weighted average cost of money ...................................................         7.12%       6.90%
Interest rate spread .............................................................         2.28%       2.14%
Nonperforming assets to total assets .............................................         1.25%       1.33%
Return on average assets (d) .....................................................         0.72%       0.80%
Average equity as a percentage of average assets .................................         6.63%       5.65%
Return on average stockholders' equity (net worth) (d) ...........................        10.88%      14.19%
Number of full-time equivalent employees .........................................           849         753
Number of office locations .......................................................            29          23


(d) 1996 RETURN ON AVERAGE ASSETS AND RETURN ON AVERAGE STOCKHOLDERS' EQUITY WOULD HAVE BEEN 0.95% AND 10.48%, RESPECTIVELY, WITHOUT THE $21.0 MILLION CHARGE TO RECAPITALIZE THE SAIF DEPOSIT INSURANCE FUND. SEE MANAGEMENT'S DISCUSSION AND ANALYSIS FOR FURTHER DETAILS.
(e) INCLUDES THE OPERATIONS OF ELM FINANCIAL SERVICES SINCE THE ACQUISITION DATE OF FEB. 23, 1993.
(f) ST. PAUL BANCORP, INC. BECAME A PUBLICLY HELD COMPANY ON MAY 15, 1987.


                                                 1996 Annual Report/10-K     19

MANAGEMENT'S DISCUSSION AND ANALYSIS

OVERVIEW
St. Paul Bancorp, Inc. (the "Company") is the holding company for St. Paul Federal Bank For Savings (the "Bank"), the largest independent savings institution in the State of Illinois. At Dec. 31, 1996, the Company reported total assets of $4.4 billion. The Bank operates 52 branches in the Chicago metropolitan area, comprised of 35 free-standing offices and 17 banking offices located in Omni(R) and Cub(R) supermarkets. The Bank intends to add to its branch network during 1997 by opening de novo branches with similar initial capital investment requirements as the Bank's in-store locations, such as a branch in a store-front or neighbohood shopping center.
     During 1996, the Bank significantly expanded its automated teller machine ("ATM") network to 457 with the addition of 260 ATMs in White Hen Pantry convenience stores in the eight-county Chicago area, including stores in northwest Indiana. The Bank now operates the largest number of ATM sites (431) in the Chicago area. The Bank also serviced approximately 178,000 checking accounts and 27,000 loans at Dec. 31, 1996.
     Both the Company and the Bank continued to operate other wholly owned financial services companies during 1996, including St. Paul Financial Development Corporation ("SPFD"), Annuity Network, Inc., SPF Insurance Agency, Inc. (formerly St. Paul Service, Inc.), and Investment Network, Inc. As of Dec. 31, 1996, customers maintained $532 million of investments through Investment Network, Inc. and $325 million of annuity contracts through Annuity Network, Inc. SPFD is primarily a residential land development company focused in the greater Chicagoland area and, from time to time, participates in commercial real estate development projects. At Dec. 31, 1996, SPFD had $19.0 million in real estate equity and financing investments. See Note A - Summary of Significant Accounting Policies for descriptions of all affiliates and subsidiaries.
     In general, the business of the Bank is to reinvest funds obtained from its retail banking facilities into interest-yielding assets, such as loans secured by mortgages on real estate, securities, and to a lesser extent, consumer and commercial real estate loans. The Bank's 1-4 family residential mortgage products are originated through its retail banking offices and telephone banking facility, as well as a correspondent loan program in the Chicago metropolitan area and Midwestern states (including Wisconsin, Indiana, Michigan, and Ohio). During 1996, the Bank also emphasized the origination of a variety of consumer loan products, including home equity loans, secured lines of credit, education, auto and credit card loans through the retail banking offices. The Bank has also entered into agreements to sell lesser quality home equity loans to third parties rather than retaining them for its portfolio, and is entering into similar agreements for automobile loans.
     The Bank offers mortgage loans to qualifying borrowers to finance apartment buildings located in several Midwestern states. The Bank currently offers products under this Midwest multifamily lending program in Illinois, Indiana, Wisconsin, Minnesota, and Ohio, and is considering expanding the geographic area to include other Midwestern states. In addition, the Bank's Board of Directors has provided for a limited expansion of the Bank's nationwide multifamily lending program. The Board has authorized the origination of new multifamily loans in those markets where Management believes the economies are strong and where the Bank currently has a multifamily servicing portfolio or to borrowers with whom the Bank has a long standing relationship. See Credit Risk Management for further details.
     During 1996, the Bank purchased $618.7 million of 1-4 family adjustable rate whole loans secured by real estate located throughout the nation. The Bank also originated $245.4 million of loans secured by 1-4 family homes, excluding home equity and line of credit loans, compared to $209.8 million during 1995. Originations and purchases under the Bank's Midwest multifamily program continued to increase, rising from $41.8 million during 1995 to $81.4 million in 1996; originations during 1997 are expected to increase to $100 million. The Bank increased the origination of home equity/line of credit loans and other consumer loans to $85.0 million during 1996 from $75.5 million during 1995.
     The Bank also invests in mortgage-backed securities ("MBS"), government and other investment-grade, liquid securities. The Bank classified investment securities as either available for sale ("AFS") or held to maturity ("HTM") under Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities.
     As a consumer-oriented retail financial institution, the Bank gathers deposits from the neighborhoods and surrounding suburbs of the metropolitan Chicago area, which largely have favorable savings patterns and high levels of home ownership. The Bank offers a variety of deposit products including checking, savings, money market accounts and certificates of deposit ("CDs"). The Bank also relies on borrowings to help finance operations and the creation of interest-earning assets.
     During 1996, Management focused its efforts on expanding interest-earning asset levels to enhance net interest income. The growth in earning asset levels was accomplished mainly through the purchase of 1-4 family whole

20 St. Paul Bancorp, Inc.

loans and increased loan originations. The growth in earning asset levels was partially funded through higher deposit balances, primarily CD balances, and increased borrowings. The Company also was able to increase non-interest income, largely through the expansion of the ATM network and higher revenues from the Bank's discount brokerage operations. However, these increases in income were partly offset by higher general and administrative expenses.
     During 1996, general and administrative expenses included a $21.0 million charge related to enacted legislation that recapitalized the Savings Association Insurance Fund ("SAIF") and reduced the disparity in insurance premiums paid by members of the SAIF and the Bank Insurance Fund ("BIF"). This legislation required members of SAIF, such as the Bank, to pay a one-time special assessment of 65.7 cents per $100 of deposits as of Mar. 31, 1995 to fully capitalize SAIF to the desired levels. Beginning in 1997, annual SAIF insurance premiums will drop to about 6.5 cents per $100 of deposits, while BIF premiums will be 1.3 cents per $100 of deposits. The Company's third quarter operating results included the $21.0 million charge for the Bank's share of the special assessment. Based upon current deposit levels, Management estimates that future SAIF insurance premiums will be reduced by $5.5 million annually beginning in 1997.
     Other legislation enacted in 1996 also eliminated the availability of the percentage-of-taxable income bad debt method for federal income tax purposes, and requires the use of the specific charge-off method. Previously, the Bank could use either method. The legislation also eliminated the tax recapture rule for the base year tax reserve (i.e., tax bad debt reserves established before 1988) if the Bank were to fail the qualified thrift lender test. As a result of the legislation, the base year tax reserve becomes subject to recapture only if St. Paul ceases to be categorized as a "bank" or makes distributions of the tax bad debt reserves to shareholders. However, the legislation does require the Bank to recapture, into taxable income, $547,000 of additions made to the tax bad debt reserve since 1988. This recapture will occur over a six-year period beginning with the 1996 tax year, but can be delayed for two years if the Bank meets recently developed loan origination tests.

STATEMENT OF FINANCIAL CONDITION
Total assets of the Company were $4.4 billion at Dec. 31, 1996, an increase of $240.5 million or 5.8% over total assets at Dec. 31, 1995. Most of the increase in total assets occurred in MBS and loan receivable balances. On the liability side, deposit balances grew by $105.2 million and net borrowing balances rose by $119.8 million.
     Cash and cash equivalents totaled $190.2 million at Dec. 31, 1996, compared to $186.6 million at Dec. 31, 1995. See Cash Flow Activity and Consolidated Statements of Cash Flow for further details.
     Marketable-debt securities, comprised of U.S. Treasury and agency issues, declined to $49.1 million at Dec. 31, 1996 from $92.8 million at Dec. 31, 1995. Maturities and the sale of a $10.0 million AFS marketable-debt security produced the decline. The weighted average yield of these securities was 5.37% at year end 1996, up slightly from the 5.34% at the end of 1995. At year end 1996, all the Bank's marketable-debt securities were classified as AFS under SFAS No. 115. The Company recorded an unrealized loss of $137,000 on the AFS portfolio at Dec. 31, 1996, compared to an unrealized loss of $62,000 at Dec. 31, 1995.
     The MBS portfolio totaled $1.2 billion at Dec. 31, 1996, compared to $975.4 million at Dec. 31, 1995. The increase in MBS balances was largely associated with the securitization of a portion of the Bank's loans receivable portfolio into MBS. In December 1996, the Bank securitized $381 million of 1-4 family adjustable rate loans into MBS issued by the Federal National Mortgage Association. The Bank continues to hold these assets in its MBS portfolio and classifies the securities as AFS. This securitization of MBS allows the Bank to borrow in a more cost-effective way. Management plans to grow its balance sheet in 1997 by pledging these securities to borrow funds to invest in loans. Principal repayments received during the year partly offset the increase. See Cash Flow Activity and Note T - Financial Instruments With Off-Balance Sheet Credit Risk for further detail.
     The weighted average yield of the entire MBS portfolio was 6.92% at Dec. 31, 1996, compared to 6.49% at Dec. 31, 1995. Upward repricing in the adjustable rate MBS during the year and the addition of new securities, which had yields higher than the original MBS portfolio, generated the increase in the weighted average rate over the course of the year. At Dec. 31, 1996, 77% of the MBS portfolio had adjustable rate characteristics, compared to 66% at Dec. 31, 1995. At year end 1996, slightly more than half of the MBS balances were classified as AFS under SFAS No. 115. At Dec. 31, 1996, the Company recorded an unrealized gain on its AFS MBS of $3.8 million, compared to an unrealized loss of $1.4 million at Dec. 31, 1995. The securitization of the $381 million of MBS, which had a $9.9 million unrealized gain, primarily produced the increase in the overall unrealized gain on the AFS MBS portfolio during 1996.
     Under SFAS No. 115, unrealized gains and losses on AFS investment securities are recorded in stockholders' equity, net of the related taxes, and transfers between investment categories are allowed only in limited circumstances. However, during 1995, the Company transferred $69.6 million of marketable-debt securities, with an unrealized loss of $7,000 ($4,500, net of the related tax), and $190.7 million of MBS, with an unrealized loss of $3.0 million ($1.9 million, net of the related tax), from the HTM category to the AFS

                                                    1996 Annual Report/10-K  21
category under the provisions of A Guide to Implementation of Statement No.
115 on Accounting for Certain Investments in Debt and Equity Securities. This Statement was issued by the Financial Accounting Standards Board ("FASB") in November of 1995. This guide permitted a one-time transfer of securities between categories without calling into question prior or subsequent portfolio classifications. See Note A - Summary of Significant Accounting Policies, Note C - Marketable-Debt Securities, and Note D - Mortgage-Backed Securities for further details.
     Loans receivable totaled $2.8 billion at Dec. 31, 1996, or $98.2 million higher than at Dec. 31, 1995. During 1996, the Bank purchased $618.7 million of 1-4 family whole loans and $6.6 million of multifamily loans. These purchases, combined with originations of loans held for investment, were partly offset by principal repayments and the securitization of $381 million of loans into MBS. At year end 1996, 82% of loans receivable had adjustable rate characteristics, compared to 81% at year end 1995. See Results of Operations - Comparison of Years Ended Dec. 31, 1996 and 1995 - Net Interest Income for further discussion.
     The weighted average yield on loans receivable declined 3 basis points to 7.66% at Dec. 31, 1996 from 7.69% at Dec. 31, 1995. The repayment of higher yielding loans, offset by a modest amount of upward repricing in the adjustable rate portfolio, produced the slight decline in the weighted average rate.
     Deposit balances increased $105.3 million to a total of $3.3 billion at Dec. 31, 1996. The increase in balances was primarily due to a $100.4 million increase in CD balances. During 1996, the Bank emphasized the sale of shorter-term CDs, such as an 11-month product which was sold mainly during the last half of the year and attracted nearly $750 million of deposits. The heavier reliance on CDs also contributed to the increase in the weighted average deposit rate, which increased to 4.31% at Dec. 31, 1996 from 4.29% at year end 1995. The higher-costing CDs comprised 61% of total deposit balances at Dec. 31, 1996, up from 60% at year end 1995. While CD balances rose, checking, savings and money market accounts together grew by only $4.8 million. An increase in the weighted average rate on money market accounts also contributed to the rise in the overall weighted average deposit rate. At Dec. 31, 1996, the weighted average maturity of the CD portfolio was twelve months, unchanged from Dec. 31, 1995. See Cash Flow Activity, Results of Operations - Years Ended Dec. 31, 1996 and 1995 and Note N - Deposits for further details.
     During 1996, the Company used additional borrowings to fund asset growth. Total borrowing balances increased $119.8 million to total $561.2 million at Dec. 31, 1996 from $441.4 million at year end 1995. The composition of borrowings shifted more toward short-term borrowing balances. Short-term borrowings increased $191.5 million during the year to total $366.9 million, while long-term borrowings declined $71.7 million to total $194.4 million. Short-term borrowings mainly consist of advances from the Federal Home Loan Bank ("FHLB") and borrowings under agreements to repurchase securities sold. At Dec. 31, 1996, the weighted average cost of borrowings was 6.22%, compared to 6.55% at year end 1995. A slight decline in rates paid on short-term borrowings and a heavier reliance on the lower-rate short-term borrowings largely produced the decline in the weighted average rate. See Cash Flow Activity, Results of Operations - Years Ended Dec. 31, 1996 and 1995 and Note O - Borrowings for further details.
     Stockholders' equity increased $3.9 million to $388.1 million, or $17.04 per share, at Dec. 31, 1996 from $384.2 million, or $16.39 per share, at the previous year end. Net income for 1996 of $26.3 million, together with $7.3 million of capital supplied by the exercise of employee stock options and a $3.2 million increase in the unrealized gain on AFS investment securities, contributed to the increase in stockholders' equity. However, the purchase of
1.3 million shares of Company stock at a cost of $24.9 million and dividends to shareholders of $8.0 million partly offset these increases.
     Except for certain interest rate exchange agreements used in connection with interest rate risk management activities, the Company does not use derivatives in its operations. The notional amount (off-balance sheet) of interest rate exchange agreements at Dec. 31, 1996 was $93.6 million, compared to $122.5 million at Dec. 31, 1995. During the year, amortization of $21.5 million of notional amounts and the maturity of $7.5 million of interest rate exchange agreements produced the decline. No new interest rate exchange agreements were entered into during 1996. See Note T - Financial Instruments With Off-Balance Sheet Credit Risk for further details.
     In June 1996, the FASB issued SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This Statement sets accounting and reporting standards for the sale, securitization, and servicing of receivables and other financial assets and the extinguishment of liabilities. The Company expects to adopt this Statement during 1997. However, implementation of some of the provisions of this Statement have been delayed by the FASB, and the Company expects to adopt the remaining provisions of this Statement during 1998 as required by SFAS No. 127, Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125, issued in December of 1996. Although the Statement is very expansive in its scope, Management does not expect the Statement to affect operations in a material way.

22  St. Paul Bancorp, Inc.

CAPITAL: The Office of Thrift Supervision ("OTS") sets regulatory capital requirements for federally insured institutions such as the Bank that include minimum ratios of core and tangible capital to adjusted assets and total regulatory capital to risk-adjusted capital. At Dec. 31, 1996, the Bank's tangible and core capital ratio of 8.80% and risk-based capital of 17.27% exceeded the required capital levels by wide margins. Under separate prompt corrective action regulations, the OTS can enforce certain restrictions on savings institutions classified as undercapitalized. The regulations require the Bank to maintain minimum ratios of total and Tier I capital to risk-weighted assets, and Tier I capital to average assets. At Dec. 31, 1996, the Bank's ratio of total capital to risk-weighted assets of 17.27%, Tier I capital to risk-weighted assets of 16.02%, and Tier I capital to regulatory assets of 8.80% allowed the Bank to be considered "well capitalized" under the OTS's prompt corrective action regulations. See Note Q - Stockholders' Equity for further details and a reconciliation of the Company's stockholders' equity to the regulatory capital of the Bank.
     In an attempt to address the interest rate risk inherent in the balance sheets of insured institutions, the OTS proposed a regulation that adds an interest rate risk component to the risk-based capital requirement for excess interest rate risk. Under this proposed regulation, an institution is considered to have excess interest rate risk if, based upon a 200 basis point change in market interest rates, the market value of an institution's capital changes by more than 2%. If a change greater than 2% occurs, one-half of the percent change in the market value of capital in excess of 2% is added to the institution's risk-based capital requirement. The regulation has not yet been implemented by the OTS. If the regulation had been implemented, at Dec. 31, 1996, the Bank would have "excess interest rate risk" for risk-based capital purposes, which would have increased the risk-based capital requirement by $12.1 million. At year end 1996, the Bank had $219.7 million of excess risk-based capital available to meet the higher capital requirement.
     The OTS has issued notice of a proposed regulation that would require all but the most highly rated savings institutions to maintain a ratio of core capital to total assets of between 4% and 5% to conform to the prompt corrective action requirement and allow the Bank to be deemed at least "adequately capitalized." Even at a 4% core capital ratio requirement as of Dec. 31, 1996, the Bank would have excess core capital of $207.0 million. The Bank presently intends to maintain a ratio of core capital to total assets of at least 7%.
     OTS regulations concerning risk-based capital take into account concentration of credit risk, risk from non-traditional activities, and actual performance and expected risk of loss on multifamily mortgages. These rules allow the regulators to impose, on a case by case basis, an additional capital requirement above the current requirements where an institution has significant concentration of credit risk or risks from non-traditional activities.
     The OTS may establish capital requirements higher than the generally applicable minimum for a particular savings institution if the OTS determines the institution's capital was or may become inadequate in view of its particular circumstances. Individual minimum capital requirements may be appropriate where the savings institution is receiving special supervisory attention, has a high degree of exposure to interest rate risk, or poses other safety or soundness concerns. The Bank has no such requirements.
     Regulatory rules currently impose limitations on all capital distributions by savings institutions, including dividends, stock repurchase and cash-out mergers. Under the current rule, institutions are grouped into three classifications depending upon their level of regulatory capital both before and after giving effect to a proposed capital distribution. The OTS has proposed conforming the three classifications to the five capital classifications set forth under its prompt corrective action regulations. As proposed, a savings institution that is a subsidiary of a holding company (such as the Bank) could make a capital distribution following notice to the OTS if, after the capital distribution, the institution would remain at least "adequately capitalized" under the prompt corrective action regulations. In making the proposal, the OTS stated that it intends to use net income to date during the calendar year plus 50% of surplus capital above the adequately capitalized level as the general rule of thumb for determining the permissible amount of a capital distribution, although such limitation will not be prescribed by regulation. In previous quarters, the Bank had paid dividends of 50% of its net income to the Company; however, beginning with earnings for the fourth quarter of 1996, the Bank intends to pay dividends equal to 100% of its net income.
        See Note Q - Stockholders' Equity for further discussion of regulatory capital requirements.

                                                   1996 Annual Report/10-K  23

LOAN ORIGINATIONS AND PURCHASES
The following table sets forth loan originations and purchases for the years ended Dec. 31, 1992 through 1996.



DOLLARS IN THOUSANDS                           1996               %            1995               %            1994
-------------------------------------------------------------------------------------------------------------------
1-4 family units-first mortgages:
 Originations ...................          $245,433              21%       $209,751              35%       $612,596
 Purchases ......................           618,701              54         200,063              33           3,253
                                         ---------------------------------------------------------------------------
   Subtotal 1-4 family units ....           864,134              75         409,814              68         615,849
Equity/Line of credit ...........            69,058               6          51,231               8          40,212
Acquired from Elm Financial .....                --              --              --              --              --
                                         ---------------------------------------------------------------------------
Total 1-4 family units ..........           933,192              81         461,045              76         656,061

Multifamily units (a) ...........           196,455              17         112,055              19          72,886
Commercial (a) ..................             6,280               1           4,225               1           5,110
Land loans ......................               353               *           2,166               *             514
Consumer ........................            15,966               1          24,277               4          26,408
                                         ---------------------------------------------------------------------------
   Total ........................        $1,152,246             100%       $603,768             100%       $760,979
                                         ===========================================================================


DOLLARS IN THOUSANDS                            %            1993     %      1992     %
---------------------------------------------------------------------------------------
1-4 family units-first mortgages:
 Originations ...................             81%        $495,345   57%  $487,510    79%
 Purchases ......................               *          13,860     2     7,194     1
                                             ------------------------------------------
   Subtotal 1-4 family units ....              81         509,205    59   494,704    80
Equity/Line of credit ...........               5          40,229     4    33,062     6
Acquired from Elm Financial .....              --         229,083    26        --    --
                                             ------------------------------------------
Total 1-4 family units ..........              86         778,517    89   527,766    86

Multifamily units (a) ...........              10          69,962     8    48,847     8
Commercial (a) ..................               1           1,300     *     5,651     1
Land loans ......................               *              --    --     1,590     *
Consumer ........................               3          25,016     3    32,322     5
                                             ------------------------------------------
   Total ........................            100%        $874,795  100%  $616,176   100%
                                             ==========================================




*LESS THAN 1%
(a) MULTIFAMILY AND COMMERCIAL ORIGINATIONS INCLUDE LOANS ORIGINATED UNDER THE BANK'S MIDWEST MULTIFAMILY LENDING PROGRAM, WHICH BEGAN IN 1994, THE REFINANCING OF MATURING LOANS, LOANS TO FACILITATE THE SALE OF REO, AND LOANS TO REACQUIRE LOANS SOLD WITH RECOURSE. PRIOR TO 1994, ORIGINATIONS WERE PRIMARILY TO FACILITATE THE SALE OF REO OR REACQUIRE LOANS SOLD WITH RECOURSE.
     CASH FLOW ACTIVITY
SOURCES OF FUNDS: During 1996, the Company's major sources of funds included $812.4 million of mortgage loan and MBS repayments, $448.5 million from the issuance of CDs, a $119.7 million net increase in borrowings, and $53.3 million of maturities on marketable-debt securities.
     Loan and MBS repayments increased $216.4 million to $812.4 million during 1996 compared to $596.0 million during 1995. Declining market interest rates during 1995 caused repayments to increase steadily throughout 1995 and into the first half of 1996. Rising long-term interest rates during 1996 caused repayment activity to slow, and total repayment levels have been declining since the second quarter of 1996. Management believes that repayments on 1-4 family loans and MBS will remain stable, but could increase if interest rates were to decline. See Credit Risk Management for a discussion of repayments on the Bank's nationwide multifamily loan portfolio.
     The issuance of CDs provided $448.5 million of new funds during 1996, compared to $322.4 million during 1995. Management continues to emphasize the sale of short-term CD products as a source of funds. CD promotions, such as the 11-month CD, were successful in attracting new deposits and maintaining the deposit balances of other maturing CD products featured in previous periods. The Bank expects to continue to offer these short-term CDs to provide liquidity. CD promotions and higher CD balances may continue to cause an increase in the weighted average cost of deposits and exert pressure on the interest rate spread.
     During 1996, borrowings were used to fund part of the growth in interest-earning assets, as borrowing balances increased by $119.7 million. Management expects to continue to rely on borrowings during 1997 to fund further asset expansion. In contrast to 1996, the Company used excess liquidity in 1995 to reduce borrowings by $51.0 million. See Results of Operations - Comparison of Years Ended Dec. 31, 1996 and 1995 for further details and Note O
- Borrowings for detail of the Company's borrowing facilities as of Dec. 31, 1996.
     During 1996, $53.3 million of additional liquidity was provided by the maturity of AFS marketable-debt securities, compared to $8.0 million during the previous year. In addition, the Bank sold $27.5 million of AFS MBS and $10.0 million of AFS marketable-debt securities. In comparison, during 1995, the Bank only sold $56.9 million of AFS MBS.

USES OF FUNDS: During 1996, the Company used $1.1 billion of funds to purchase and originate loans, $348.0 million to repay maturing CDs, $51.1 million to acquire MBS, and $24.9 million to repurchase Company common stock.
     Loans purchased and originated for investment during 1996 increased to $1.1 billion from $539.6 during 1995. The Bank purchased $618.7 million of 1-4 family whole loans and increased loan origination volumes as part of

24  St. Paul Bancorp, Inc.

Management's strategy to increase earning asset levels. Management expects to continue to increase interest-earning asset levels during 1997 and anticipates the purchase of $400 million or more of 1-4 family adjustable rate whole loans, subject to availability and market conditions.(1) Besides planned loan purchases, loan origination targets for 1997 have increased, including goals of 1-4 family loans of $285 million, Midwest multifamily loans of $100 million, and home equity, line of credit, and other consumer loans of $130 million.
     Payments for maturing CDs in 1995 totaled $348.0 million, up slightly from $328.3 million during 1995. The Bank's emphasis on the sale of short-term CD products has increased the amount of CDs maturing and total CD balances. At the same time, the Bank has been successful in retaining a large portion of these maturing balances.
     In addition to whole loan acquisitions, the Bank purchased $51.1 million of MBS during 1996. In comparison, the Bank purchased $84.0 million of MBS during the previous year.
     The Company used $24.9 million to repurchase 1.3 million of its outstanding shares under stock repurchase programs during 1996. During 1995, the Company used $4.3 million to repurchase nearly 296,000 shares. See Holding Company Liquidity following for further details.

HOLDING COMPANY LIQUIDITY: At Dec. 31, 1996, St. Paul Bancorp had $17.8 million of cash and cash equivalents and $198,000 of marketable-debt securities. The marketable-debt securities are used to collateralize borrowings of the Employee Stock Ownership Plan ("ESOP"). During 1995, the Company obtained a $20.0 million revolving unsecured line of credit from another financial institution, under which no funds were borrowed as of Dec. 31, 1996.
     During 1996, St. Paul Bancorp's sources of liquidity included $14.0 million of dividends from the Bank, $7.3 million provided by the exercise of employee stock options, and $1.7 million of dividends from the Company's other subsidiaries. Uses of liquidity during 1996 included the purchase of $24.9 million of Company stock (reported as a reduction to stockholders' equity), $8.0 million of dividends paid to shareholders, $5.3 million of additional advances to SPFD, and $2.8 million of interest payments on subordinated debt. See Note W - Parent Company-Only Financial Information for further details.
     During December 1996, the Company announced a five-for-four stock split distributed on Jan. 14, 1997 to stockholders of record on Dec. 31, 1996. In addition, the Company announced its intentions to raise the quarterly dividend paid to shareholders by 25% by maintaining the quarterly dividend rate of 12 cents per share after the five-for-four stock split. In January 1997, the Company also announced the extension for another six months of the 1.125 million share repurchase program (or approximately 5% of its outstanding common stock) announced during the third quarter of 1996. At Dec. 31, 1996, the Company had repurchased 112,500 shares of stock under this program at a weighted average price of $22.09. Under all stock repurchase programs, the Company has purchased 2,819,215 shares of its common stock at a weighted average cost of $16.89. These stock repurchase programs are intended to increase return on equity and earnings per share.
     Dividend payments from the Bank to the holding company are regulated by the OTS. Management plans to pay dividends to the holding company from the Bank equal to 100% of the Bank's net income during 1997. See Note Q - Stockholders' Equity for further details.
     In February 1997, the Company issued $100 million of senior notes, at a price of 99.538%, which mature on Feb. 15, 2004. The notes are unsecured and pay interest at a rate of 7.125%. The Company will use a portion of the proceeds to redeem the 8.25% Subordinated Notes due in 2000, which have an outstanding principal amount of $34.5 million. The remainder of the proceeds will be used for general corporate purposes.

REGULATORY LIQUIDITY: Savings institutions are required to maintain average daily balances of liquid assets equal to a specified percentage of the institution's average net withdrawable deposits plus short-term borrowings. Liquid assets include cash, certain time deposits, federal funds sold, and certain securities. This liquidity requirement may be changed from time to time by the Director of the OTS to any amount within the range of 4% to 10%, depending upon economic conditions and the deposit flows of savings institutions. During 1996, the Bank held average regulatory liquidity of $240.9 million, with liquidity balances that ranged between $182.5 million and $290.8 million. At Dec. 31, 1996, the Bank's regulatory liquidity of 6.1%, or $220.1 million, exceeded the current 5% regulatory liquidity requirement by $39.9 million. See Note O - Borrowings for a description of the Bank's available borrowing facilities.

(1) THE BANK HAS COMMITTED TO THE ACQUISITION OF APPROXIMATELY $230 MILLION OF ADJUSTABLE RATE 1-4 FAMILY WHOLE LOANS DURING THE FIRST QUARTER OF 1997.

                                                    1996 Annual Report/10-K  25

AVERAGE BALANCES, INTEREST AND AVERAGE YIELDS
At or for the years ending Dec. 31 - Dollars in thousands






                                 At Dec. 31, 1996                 1996                    1995
                              ---------------------     ----------------------------  ---------------------
                                          Weighted                        Effective
                                            Yield/     Average               Yield/     Average
                                 Balance      Rate  Balance(a)  Interest       Rate  Balance(a)  Interest
                              -----------------------------------------------------------------------------
Investments:
  Marketable-debt
    securities (b) .........  $   49,103      5.37% $   77,465  $  4,234       5.47% $   96,551  $  5,015
  Federal funds and
    interest-bearing
    bank balances ..........      75,572      5.04      52,871     2,734       5.17      40,846     2,386
  Other investments (c) ....      51,710      6.36      73,933     4,525       6.12      62,823     3,996
                              ---------------------------------------------------------------------------
Total investments ..........     176,385      5.52     204,269    11,493       5.63     200,220    11,397
Mortgage-backed
  securities (b) ...........   1,162,982      6.92     870,541    55,124       6.33   1,047,704    65,723
Loans receivable (d) .......   2,830,073      7.66   2,985,103   229,639       7.69   2,633,455   201,630
                              ---------------------------------------------------------------------------
Total interest-earning
  assets ...................  $4,169,440      7.36% $4,059,913  $296,256       7.30% $3,881,379  $278,750
                              ===========================================================================
Deposits:
  Interest-bearing
    checking ...............  $  236,003      1.74% $  233,689  $  4,098       1.75% $  237,826  $  4,218
  Non-interest-bearing
    checking ...............     134,858        --     130,765        --         --     114,105        --
  Other non-interest-
    bearing accounts .......      37,573        --      31,252        --         --      29,642        --
  Money market accounts ....     217,999      3.60     206,555     6,938       3.36     215,128     6,703
  Savings accounts .........     680,633      2.43     691,518    16,750       2.42     721,848    17,502
  Certificates of deposit ..   2,029,989      5.68   1,981,979   111,647       5.63   1,863,205   104,318
                              ---------------------------------------------------------------------------
Total deposits .............   3,337,055      4.31   3,275,758   139,433       4.26   3,181,754   132,741
Borrowings: (e)
  Short-term borrowings ....     366,854      5.82     255,901    14,598       5.70     168,675    10,389
  Long-term borrowings .....     194,390      6.96     248,642    17,479       7.03     267,931    18,986
                              ---------------------------------------------------------------------------
Total borrowings ...........     561,244      6.22     504,543    32,077       6.36     436,606    29,375
                              ---------------------------------------------------------------------------
Total interest-bearing
  liabilities ..............  $3,898,299      4.58% $3,780,301  $171,510       4.54% $3,618,360  $162,116
                              ===========================================================================
Excess of interest-earning
  assets over interest-
  bearing liabilities ......  $  271,141            $  279,612                       $  263,019
                              ===========================================================================
Ratio of interest-earning
  assets to interest-
  bearing liabilities ......       1.07x                 1.07x                            1.07x
                              ===========================================================================

Net interest income ........                                    $124,746                         $116,634
                              ===========================================================================
Interest rate spread .......                 2.78%
                              ===========================================================================
"Average" interest
  rate spread ..............                                                  2.76%
                              ===========================================================================
Net yield on average
  earning assets ...........                                                  3.07%
                              ===========================================================================



                               1995                    1994
                              Effective                           Effective
                                 Yield/      Average                 Yield/
                                   Rate    Balance(a)  Interest        Rate
                              ---------------------------------------------
Investments:
  Marketable-debt
    securities (b) .........    5.19%        $127,778    $6,032       4.72%
  Federal funds and
    interest-bearing
    bank balances ..........    5.84           27,151       986       3.63
  Other investments (c) ....    6.36          102,449     4,456       4.35
                              ---------------------------------------------
Total investments ..........    5.69          257,378    11,474       4.46
Mortgage-backed
  securities (b) ...........    6.27        1,060,833    59,276       5.59
Loans receivable (d) .......    7.66        2,435,856   182,512       7.49
                              ---------------------------------------------
Total interest-earning
  assets ...................    7.18%       3,754,067  $253,262       6.75%
                              =============================================
Deposits:
  Interest-bearing
    checking ...............    1.77%      $  241,943  $  4,481       1.85%
  Non-interest-bearing
    checking ...............      --          101,700        --         --
  Other non-interest-
    bearing accounts .......      --           37,066        --         --
  Money market accounts ....    3.12          281,004     7,809       2.78
  Savings accounts .........    2.42          809,480    20,246       2.50
  Certificates of deposit ..    5.60        1,736,898    82,426       4.75
                              ---------------------------------------------
Total deposits .............    4.17        3,208,091   114,962       3.58
Borrowings: (e)
  Short-term borrowings ....    6.16           92,273     4,829       5.23
  Long-term borrowings .....    7.09          217,332    15,278       7.03
                              ---------------------------------------------
Total borrowings ...........    6.73          309,605    20,107       6.49
                              ---------------------------------------------
Total interest-bearing
  liabilities ..............    4.48%      $3,517,696  $135,069       3.84%
                              =============================================
Excess of interest-earning
  assets over interest-
  bearing liabilities ......               $  236,371
                              =============================================
Ratio of interest-earning
  assets to interest-
  bearing liabilities ......                     1.07x
                              =============================================
Net interest income ........                          $118,193
                              =============================================
Interest rate spread .......
                              =============================================
"Average" interest
  rate spread ..............    2.70%                                 2.91%
                              =============================================
Net yield on average
  earning assets ...........    3.01%                                 3.15%
                              =============================================



(a) ALL AVERAGE BALANCES BASED ON DAILY BALANCES.
(b) AVERAGE BALANCES EXCLUDE THE EFFECT OF UNREALIZED GAINS OR LOSSES ON AVAILABLE FOR SALE INVESTMENT SECURITIES.
(c) INCLUDES INVESTMENT IN FHLB STOCK, DEPOSITS AT THE FHLB, AND OTHER SHORT-TERM INVESTMENTS.
(d) INCLUDES LOANS HELD FOR SALE AND LOANS PLACED ON A NONACCRUAL STATUS.
(e) INCLUDES FHLB ADVANCES, SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE, AND OTHER BORROWINGS.


26  St. Paul Bancorp, Inc.



RATE/VOLUME ANALYSIS
Years ended Dec. 31 - Dollars in thousands
                                                              1996 VS. 1995                             1995 vs. 1994
                                                        INCREASE/(DECREASE) DUE TO                increase/(decrease) due to
                                                     ------------------------------------------------------------------------
                                                                                   TOTAL                                Total
                                                        VOLUME           RATE     CHANGE     Volume           Rate     Change
                                                     -------------------------------------------------------------------------

CHANGE IN INTEREST INCOME:
Loans receivable ..................................   $ 27,048         $  961   $ 28,009    $15,060         $4,058   $ 19,118
Mortgage-backed securities ........................    (11,213)           614    (10,599)      (742)         7,189      6,447
Marketable-debt securities ........................     (1,032)           251       (781)    (1,579)           562     (1,017)
Federal funds and interest-bearing bank balances ..        644           (296)       348        634            766      1,400
Other short-term investments ......................        685           (156)       529     (2,085)         1,625       (460)
                                                      -------------------------------------------------------------------------
 Total interest income ............................     16,132          1,374     17,506     11,288         14,200     25,488

CHANGE IN INTEREST EXPENSE:
Deposits ..........................................      3,969          2,723      6.692       (951)        18,730     17,779
Short-term borrowings .............................      5,025           (816)     4,209      4,581            979      5,560
Long-term borrowings ..............................     (1,357)          (150)    (1,507)     3,585            123      3,708
                                                      -------------------------------------------------------------------------
 Total interest expense ...........................      7,637          1,757      9,394      7,215         19,832     27,047
                                                      -------------------------------------------------------------------------
Net change in net interest income
 before provision for loan losses .................     $8,495         $ (383)    $8,112     $4,073       $ (5,632)   $(1,559)
                                                       =========================================================================




THIS ANALYSIS ALLOCATES THE CHANGE IN INTEREST INCOME AND EXPENSE RELATED TO VOLUME BASED UPON THE CHANGE IN THE AVERAGE BALANCE AND PRIOR PERIOD'S APPLICABLE YIELD OR RATE PAID. THE CHANGE IN INTEREST INCOME AND EXPENSE RELATED TO RATE IS BASED UPON THE CHANGE IN YIELD OR RATE PAID AND THE PRIOR PERIOD'S AVERAGE BALANCES. CHANGES DUE TO BOTH RATE AND VOLUME HAVE BEEN ALLOCATED TO VOLUME AND RATE CHANGES IN PROPORTION TO THE RELATIONSHIP OF THE ABSOLUTE DOLLAR AMOUNTS OF THE CHANGE IN EACH. THE EFFECT OF NONPERFORMING ASSETS HAS BEEN INCLUDED IN THE RATE VARIANCE. AVERAGE BALANCES EXCLUDE THE EFFECT OF UNREALIZED GAINS AND LOSSES ON AVAILABLE FOR SALE SECURITIES.

RESULTS OF OPERATIONS --
COMPARISON OF YEARS ENDED DEC. 31, 1996 AND 1995

GENERAL: Net income during 1996 totaled $26.3 million, or $1.10 per primary share. Operating results include a $21.0 million third quarter pre-tax charge for the SAIF recapitalization. Without the SAIF recapitalization, 1996 net income would have been $40.2 million, or 10% higher than the $36.4 million of net income recorded during 1995. Earnings per share (excluding the SAIF charge) would have increased 13% from $1.49 during 1995 to $1.69 during 1996. The earnings per share comparison rose faster than the net income comparison because 1.6 million shares of Company common stock were repurchased during 1995 and 1996. The higher level of net income resulted from an $8.1 million increase in net interest income, a $2.0 million increase in other income, and a lower effective income tax rate. These increases in income were partly offset by a $6.7 million increase in general and administrative ("G&A") expenses (without the SAIF charge).

NET INTEREST INCOME: Net interest income totaled $124.7 million during 1996, up 7.0% or $8.1 million over 1995. Management's focus on increasing interest-earning asset levels caused both the $17.5 million increase in interest income and the $9.4 million rise in interest expense. The net interest margin ("NIM") rose 6 basis points from 3.01% during 1995 to 3.07% during 1996. The NIM benefited from the investment in loans receivable balances, funded largely with the repayments of lower interest earning MBS balances and higher deposit and borrowing balances. Higher effective yields on loans and MBS also contributed to the increase. However, rising deposit costs put downward pressure on the NIM. See Cash Flow Activity for a discussion of changes in interest-earning assets and interest-bearing liabilities.
     Interest income from loans receivable increased $28.0 million or 14% during 1996. Most of the increase was produced by a $351.6 million increase in average loan balances, which totaled $2.99 billion during 1996 compared to $2.63 billion during 1995. The increase was produced by the loan purchases and originations, partly offset by principal repayments. The effective yield on loans receivable also increased slightly to 7.69% during 1996 from 7.66% during 1995. Upward repricing in the adjustable rate portfolio and

                                                    1996 Annual Report/10-K  27
higher amortization of deferred fees contributed to the increase.
However, the repayment of higher rate loans and the addition of loans during 1996 with a weighted average yield less than the portfolio average partly offset these increases.
     Interest income from MBS declined $10.6 million during 1996, largely due to a $177.2 million decline in average balances. Principal repayments during the year produced the decline in average balances, as Management focused most of its attention on purchasing loans and used MBS repayments to provide liquidity.(2) The effective yield on MBS rose 6 basis points to 6.33% during 1996 from 6.27% during 1995. Upward repricing in the adjustable rate portfolio mainly produced the higher effective yield.
     The increase in interest expense in 1996 was produced by higher average deposit and borrowing balances and an increase in the effective cost of deposits. Average deposit balances rose by $94.0 million to $3.28 billion during 1996. Most of the increase in average balances occurred in CD products, which grew by $118.8 million during the year. The higher CD balances were partly offset by lower savings account balances. The increase in the relative size of CD balances as compared to total deposit balances also contributed to the 9 basis point increase in the effective cost of deposits. The effective cost rose to 4.26% during 1996 compared to 4.17% during 1995. Management expects to continue to feature CD products to provide additional liquidity, which may continue to put pressure on the NIM and interest rate spread. While deposit rates are expected to increase, the Company's weighted average cost of deposits is still below that of many of its competitors, according to certain industry surveys.
     The use of borrowings to help fund asset expansion during 1996 produced the higher borrowing expense during the year. Average balances rose $67.9 million to $504.5 million during 1996 from $436.6 million during 1995. Offsetting this increase in expense was a 37 basis point decline in the effective cost of borrowings. Most of the decline in the effective cost was produced by lower rates on short-term borrowing balances during the year and the heavier use of the lower-costing short-term borrowing balances. Management expects to continue to use borrowings to fund asset growth during 1997, which may continue to result in an increase in borrowing expense.
     The Bank's ability to sustain current net interest income levels during future periods is largely dependent on maintaining the interest rate spread, which is the difference between weighted average rates on interest-earning assets and interest-bearing liabilities. The interest rate spread was 2.78% at Dec. 31, 1996, or 6 basis points higher than the interest rate spread of 2.72% at Dec. 31, 1995. Many of the same factors that impacted the NIM also impacted the Bank's interest rate spread. An increase in period-end MBS and loan balances, funded with lower-costing investment balances, and an increase in deposit and borrowing balances combined to produce the increase in the interest rate spread. The benefit to the spread produced by a lower period-end weighted average borrowing rate was mostly offset by a higher weighted average deposit rate and a 3 basis point decline in the weighted average loan rate. See Cash Flow Activity for a discussion of changes in interest-earning assets and interest-bearing liabilities.
     External forces, such as the performance of the economy, actions of the Board of Governors of the Federal Reserve System, and market interest rates, can significantly influence the size of the interest rate spread and are beyond the control of Management. In response to these forces, Management evaluates market conditions and deploys strategies that it believes will produce a sustainable and profitable interest rate spread. See Interest Rate Risk for further discussion.
     Management also believes that several product-related factors will continue to impact the interest rate spread. First, the Bank has $973.8 million of "adjustable" rate loans and MBS that have initial fixed interest rate periods ranging from three to five years. At Dec. 31, 1996, only $28.4 million of these loans and MBS were scheduled to reprice during the ensuing twelve months. If interest rates remain at current levels at the time of repricing, the Bank may experience an increase in the yields, but could also experience higher prepayments.
     Second, approximately $405.7 million of adjustable rate 1-4 family and multifamily loans are at their interest rate floors. These loans will not reprice until their fully indexed interest rate exceeds the floor rate.(3)
     Third, $1.1 billion of the Company's assets are tied to movements that lag behind the movements in market interest rates. In general, this condition benefits the Bank's asset yields as market rates decrease, but constrains repricing as interest rates increase.
     Lastly, nearly all adjustable rate loans and MBS contain periodic and lifetime interest rate caps that limit the amount of upward repricing on loans and MBS.(4) Most of the annual interest caps in the Bank's loan and MBS portfolio are 2%.
     On the liability side, the Company has $493.8 million of borrowings that are scheduled to reprice during the next six months and a CD portfolio of $2.0 billion that has a weighted average remaining maturity of 12 months. The
Company also has $1.3 billion of deposits in checking, savings, and money market accounts that are expected to help mitigate the effect of a rapid change in interest rates. See Interest Rate Sensitivity GAP Analysis following for further details.


(2) WHILE AVERAGE BALANCES DECLINED, PERIOD-END MBS BALANCES ROSE BY $187.6 MILLION DUE TO THE SECURITIZATION OF $381 MILLION OF LOANS TO MBS. BECAUSE THIS TRANSACTION OCCURRED IN DECEMBER, AVERAGE BALANCES FOR BOTH MBS AND LOANS WERE NOT SIGNIFICANTLY IMPACTED. SEE STATEMENT OF FINANCIAL CONDITION FOR FURTHER DETAILS.
(3) AT DEC. 31, 1996, THE WEIGHTED AVERAGE FULLY INDEXED RATE ON THESE
LOANS WAS 7.17% AND THE WEIGHTED AVERAGE FLOOR WAS 8.04%. THESE INTEREST RATE FLOORS BENEFITED NET INCOME BY $3.2 MILLION AND THE NIM AND INTEREST RATE SPREAD DURING 1996 BY 8 BASIS POINTS. IN COMPARISON, AT DEC. 31, 1995, THE BANK HAD $531.0 MILLION OF LOANS AT THEIR FLOORS, WHICH BENEFITED INTEREST INCOME BY $4.5 MILLION AND THE NIM AND INTEREST RATE SPREAD BY 12 BASIS POINTS.



28  St. Paul Bancorp, Inc.

PROVISION FOR LOAN LOSSES: The provision for loan losses of $1.8 million recorded during 1996 was $150,000 less than the provision during 1995. The reduction in the provision for loan losses reflects lower classified assets, the continued low level of nonperforming assets, and a reduction in the outstanding loan balances of the Bank's nationwide multifamily lending program. See Credit Risk Management and Note A - Summary of Significant Accounting Policies for further discussion.

OTHER INCOME: Other income rose 5.9% to $35.7 million during 1996 compared to $33.7 million during the previous year. Most of the increase in other income was produced by higher revenues from discount brokerage operations, higher other fee income, primarily due to increased revenues from ATM operations, and an increase in the gain on loan sales. Higher demand for the products offered by the Bank's discount brokerage operations resulted in a 28% increase in transaction volumes and higher revenues. The growth in ATM fee income was mainly due to the expansion of the ATM network, including the addition of the 260 White Hen ATMs during the second quarter of 1996.
     During 1996, the Company adopted SFAS No. 122, Accounting for Mortgage Servicing Rights. In accordance with this Statement, the Bank capitalized $392,000 of originated mortgage servicing rights that, under prior accounting rules, would have reduced the gain on loan sales. Under SFAS No. 122, future loan servicing income for new sales will be reduced because under prior accounting practice, normal servicing fee income was recognized as it was collected. However, the loan servicing portfolio, arising out of loans sold prior to the adoption of SFAS No. 122, will continue to follow prior accounting practice.
     These increases in other income were partly offset by lower demand for products offered by the Company's annuity and insurance operations, lower sales volumes at the Company's real estate development operations, and lower loan servicing fees associated with a decline in the average loan servicing portfolio. Revenues from the Company's annuity subsidiary are affected by interest rates. The sale of annuities can also be impacted by the sale of other Bank products, such as CDs and discount brokerage services.
     Revenues from the Company's real estate development subsidiary, SPFD, can vary from year to year due to changes in demand for residential real estate, the general interest rate environment, and other economic trends. In addition, the availability of quality financing investment opportunities, the amount of land in inventory and the ability to acquire new development projects may cause revenue volatility in future years. During 1997, SPFD discontinued its home building operations and will be reducing staff levels and consolidating its operating facilities to reduce overhead expenses.
     Similar to 1996, Management expects growth in other income during 1997 to come from ATM operations and greater contributions from the Company's subsidiaries. ATM transaction volumes in 1997 will benefit from having the White Hen ATMs in place for the entire year. In addition, in January 1997, the Bank began to charge an access fee to non-St. Paul customers who use the Bank's ATM network. While the implementation of access fees may increase ATM revenues, the increased cost to the ATM users may affect future transaction volumes. ATM transaction volumes may also be affected by the loss of up to 70 ATMs located in a grocery store chain in the Chicagoland area over the next few years (beginning in the second quarter of 1997), as the grocery store chain intends to install in-store branch offices of another financial institution. The Bank continues to seek other partners in ATM ventures, such as supermarket and convenience store chains, for further expansion of its ATM network.
     During 1997, Management will also concentrate on increasing the penetration of brokerage and annuity products among Bank customers. Because fewer than 10% of the Bank's customers currently have an account with the Company's brokerage or annuity operations, Management plans to increase selling efforts during 1997. The Bank will offer a broader array of products and services, such as financial planning services through the Bank's discount brokerage subsidiary, in order to appeal to more customers.

G&A EXPENSE: G&A expenses totaled $117.8 million during 1996, including the $21.0 million SAIF charge. Without the SAIF charge, G&A expenses would have been $96.8 million, $6.7 million or 7.4% higher than the $90.2 million of expense recorded during the previous year. Higher salaries and benefits of $3.9 million, occupancy and office expense of $2.7 million, and advertising costs of $998,000 generated most of the increase in G&A expense.
     The rise in compensation and employee benefits was associated with annual merit raises, higher payroll taxes, an increase in pension expense associated with a decrease in the interest rates used to measure the Bank's pension cost, and higher medical costs. Higher occupancy and office expense was largely due to the creation of the Tele-Banking Center during the fourth quarter of 1995 and additional capital investments, such as the expansion of the ATM network and a digital telephone system. Additional marketing promotions, mainly for the Bank's speciality sports checking account programs and the introduction of the White Hen ATMs, produced the increase in advertising expenditures.


(4) AT DEC. 31, 1996, INTEREST RATE CAPS ON $39.5 MILLION OF ORIGINATED LOANS HAVE KEPT THE ADJUSTABLE RATE ON THESE LOANS BELOW THEIR FULLY INDEXED RATE. HAD THESE LOANS BEEN ALLOWED TO ADJUST TO THEIR FULLY INDEXED RATE, THE INTEREST RATE SPREAD WOULD HAVE BEEN 1 BASIS POINT HIGHER. IN COMPARISON, AT DEC. 31, 1995, THE BANK HAD $280.7 MILLION OF LOANS BELOW THEIR FULLY INDEXED RATE, WHICH CAUSED THE INTEREST RATE SPREAD TO BE 15 BASIS POINTS LOWER THAN IT WOULD HAVE BEEN OTHERWISE. AT DEC. 31, 1996 AND 1995, THE BANK'S MBS PORTFOLIO WAS NOT ADVERSELY AFFECTED BY ANY OF THE CONTRACTUAL PERIODIC OR LIFETIME CAPS.

                                                    1996 Annual Report/10-K  29

     During 1996, the Company adopted SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. This Statement requires impairment of losses to be recorded on long-lived assets used in operations under two conditions: when indicators of impairment are present, and when the undiscounted cash flows estimated to be generated by those assets are less than the asset's carrying amount. This Statement also addresses the accounting for the expected disposal of long-lived assets. The adoption of SFAS No. 121 did not have a material effect on the statement of operations or financial condition.
     During 1996, the Company also adopted SFAS No. 123, Accounting for Stock-Based Compensation. This Statement requires that compensation expense be recorded for stock-based compensation awards, such as stock options, as the fair value of the award at the date of grant. However, the Statement also permits an employer to continue to account for stock-based compensation using Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, but requires the pro forma disclosures of the results of operations as if the fair value method were used. Under APB No. 25, the Company records no compensation expense for stock option awards because the exercise price of the award equals the fair market value of the underlying stock at the date of grant. Because the Company continues using APB No. 25 for accounting for stock-based compensation and has provided the pro forma disclosures, adoption of this Statement had no impact on the results of operation. See Note A - Summary of Significant Accounting Policies and Note R - Stock Option Plans for further details.
     Despite the increase in G&A expenses during the year, Management remains committed to ongoing expense control. Management will continue to review back-office operations in order to improve work flows, communication, coordination and service and look at additional computerization to improve efficiency and control expense. G&A expense during 1997 should also benefit from the lower SAIF insurance premium assessment, which is expected to reduce insurance costs by $5.5 million annually based upon current deposit levels.
     Even with these measures, 1997 G&A levels are expected to exceed 1996 levels (excluding the impact of the SAIF recapitalization) due to anticipated additions to the branch network, expansion of the ATM network, an increase in planned advertising and promotions, more services and products offered to customers, systems projects, higher compensation for retail personnel, and general inflation. Management expects to increase the branch network during 1997. While the number and location of the new branches is still under consideration, Management will be experimenting with a new prototype branch, such as an office in a storefront or neighborhood shopping center, which will have similar capital investment requirements as the Bank's current in-store branches. The initial investment capital for in-store branches is significantly less than the initial capital investment for a free-standing branch. The Bank anticipates funding the branch expansion with existing liquidity.
     Management expects increased G&A expenditures in 1997 and 1998 related to system projects designed to upgrade the Bank's information systems to process transactions in the next century. The Bank has assembled a task force charged with addressing the "Year 2000" compliance issues and is coordinating its efforts with outside consultants. The Bank plans to accomplish critical development work by December 1998 with final testing to occur during 1999. Management believes that the cost of this effort could be substantial but has not finalized an estimate of the full cost. The Bank intends to fund this cost from operations and excess liquidity.

OPERATIONS OF FORECLOSED REAL ESTATE: The Bank generated a net loss from its foreclosed real estate operation of $1.2 million during 1996, or $56,000 more than during 1995. A higher provision for losses on real estate owned ("REO"), partly offset by a decline in the cost to operate the foreclosed assets, produced the slight increase in the net loss. See Credit Risk Management and
Note I - Foreclosed Real Estate for further discussion of REO.

INCOME TAXES: The provision for income taxes was $13.4 million during 1996 compared to $20.7 million during 1995. A lower level of pre-tax income (including the effect of the SAIF charge) primarily produced the decline in expense. In addition, the adoption of certain tax planning strategies during 1996 allowed the company to achieve a lower effective income tax rate. The effective income tax rate was 33.8% during 1996 compared to 36.3% during the previous year. See Note P - Income Taxes for a reconciliation of income tax expense at the federal statutory rate to the Company's effective tax rate.



30  St. Paul Bancorp, Inc.

RESULTS OF OPERATIONS --
COMPARISON OF YEARS ENDED DEC. 31, 1995 AND 1994

GENERAL: Net income during 1995 totaled $36.4 million, or $1.49 per share, compared to $34.5 million, or $1.36 per share, during 1994.(5) The higher level of income in 1995 compared to 1994 was associated with a $4.0 million increase in other income, a $3.3 million reduction in the provision for loan losses, and a $986,000 decrease in the net loss from foreclosed real estate operations. Partly offsetting these increases in income were a $3.0 million increase in G&A expenses and a $1.6 million reduction in net interest income. The provision for income taxes also increased $1.7 million, largely due to the higher level of pre-tax income and an increase in the effective income tax rate during 1995.

NET INTEREST INCOME: Net interest income totaled $116.6 million during 1995, $1.6 million lower than 1994. The net interest margin ("NIM") for 1995 was 3.01%, 14 basis points lower than the 1994 NIM of 3.15%. During 1994, the Company leveraged the balance sheet in an effort to increase interest-earning assets and enhance net interest income during a period in which the interest rate spread was compressing. In contrast, during the declining interest rate environment of 1995, the Company looked for ways to stabilize the interest rate spread and improve asset yields. Much of the decline in the NIM was produced by rising deposit costs, as the Bank continued to offer higher rates on new CDs to maintain deposit balances. Favorable repricing in the MBS and loan portfolios, as much of the portfolio lagged behind the increase in interest rates during 1994, partly offset this decline.
     The interest rate spread was 2.72% at Dec. 31, 1995, or 4 basis points lower than the interest rate spread of 2.76% at Dec. 31, 1994. A significant increase in the weighted average cost of deposits from year end 1994, due to higher offering rates on new CD products, put pressure on the interest rate spread. However, favorable repricing in the MBS and adjustable rate loan portfolios over the course of the year partly offset this contraction in the spread. In addition, the reinvestment of loan and MBS repayments back into the loan portfolio and a reduction in borrowings, the highest-cost interest-bearing liability, also partially mitigated the effect of higher deposit costs.

PROVISION FOR LOAN LOSSES: The provision for loan losses recorded during 1995 was $1.9 million, or 63% lower than the provision recorded during 1994. The reduction in the provision for loan losses reflects lower classified assets, the low level of nonperforming assets, and the continued reduction in the outstanding loan balances of the Bank's nationwide multifamily lending program. See Credit Risk Management and Note A - Summary of Significant Accounting Policies for further discussion.

OTHER INCOME: Other income increased $4.0 million or 13.3% during 1995 to $33.7 million, compared to $29.8 million during 1994. Most of the increase in other income was associated with higher checking and ATM fees, which increased $4.3 million during the year. Growth in the number of checking accounts, introduction of new fees and general increases in existing fees generated the increase. This increase was partially offset by a decline in revenues generated by the Company's subsidiaries, and included a $548,000 decrease in discount brokerage revenues and $343,000 less in income from real estate development operations. Lower customer demand and resulting transaction volumes produced the decline in discount brokerage revenues in 1995 compared to 1994. The decline in income from real estate operations was largely associated with lower margins realized on sales.

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

OPERATIONS OF FORECLOSED REAL ESTATE: The Bank incurred a net loss from its foreclosed real estate operation of $1.2 million during 1995, compared to a $2.1 million loss during 1994. A decrease in the provision for losses on REO produced the reduction in the net loss. Fewer REO properties managed during 1995 as compared to 1994 caused the decline. See Credit Risk Management and
Note I - Foreclosed Real Estate for further discussion of REO.

INCOME TAXES: Income taxes during 1995 totaled $20.7 million or 36.3% of pre-tax income, compared to $19.0 million or 35.5% of pre-tax income during 1994. A $3.6 million increase in pre-tax income and higher effective federal and state income tax rates produced the higher level of income tax expense during 1995. See Note P - Income Taxes for a reconciliation of income tax expense at the federal statutory rate to the Company's effective tax rate.

(5) THE EARNINGS PER SHARE COMPARISON BENEFITED FROM 1,550,465 SHARES OF COMPANY COMMON STOCK ACQUIRED UNDER STOCK REPURCHASE PROGRAMS DURING 1995 AND 1994. SEE CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY FOR FURTHER DETAIL.

                                                    1996 Annual Report/10-K  31

KEY CREDIT STATISTICS
At or for the years ended Dec. 31 - Dollars in thousands

KEY CREDIT RATIOS
                                                                                              1996        1995    1994
                                                                                             --------------------------
Net loan charge-offs to average loans receivable                                             0.15%       0.21%   0.39%
Net California loan charge-offs to average California loans receivable ................       0.56        0.48    1.21
Loan loss reserve to total loans ......................................................       1.28        1.42    1.62
Loan loss reserve to nonperforming loans ..............................................     377.19      216.62  424.72
Loan loss reserve to impaired loans ...................................................      64.04      120.37  170.03
Nonperforming assets to total assets ..................................................       0.29        0.71    0.66
General valuation allowance to nonperforming assets ...................................     248.88      123.94  143.24
                                                                                           ===========================






LOAN PORTFOLIO
                                                               1996                1995               1994               1993
                                                           -------------------------------------------------------------------
MORTGAGE LOANS
1-4 family units ...............................           $1,753,907     63%  $1,663,228    62%  $1,530,132    59%  $1,190,273
Multifamily units ..............................              988,506      35     979,017     36     993,122     38   1,057,571
Commercial .....................................               54,985       2      54,981      2      63,983      3      73,029
Land and land development ......................                1,633       *       1,940      *         224      *      10,307
                                                           --------------------------------------------------------------------
  Total mortgage loans .........................           $2,799,031    100%  $2,699,166   100%  $2,587,461   100%  $2,331,180
                                                           ====================================================================

CONSUMER LOANS
Secured by deposits ............................           $    1,169      6%      $2,307    10%      $1,928     8%      $2,300
Education ......................................                  210       1         261      1         584      3       2,166
Home improvement ...............................                  281       1         576      2         832      4       1,110
Auto ...........................................               16,197      85      20,034     86      19,392     83      13,971
Credit card and personal .......................                1,193       7         165      1         380      2         166
                                                           --------------------------------------------------------------------
  Total consumer loans .........................           $   19,050    100%     $23,343   100%     $23,116   100%     $19,713
                                                           ====================================================================

Total loans held for investment ................           $2,818,081          $2,722,509         $2,610,577         $2,350,893
                                                           =====================================================================

Weighted average rate ..........................                        7.66%              7.69%              7.51%
                                                           =====================================================================

Loan Portfolio
                                                              1992
MORTGAGE LOANS
                                                          ------------------------
1-4 family units ...............................           51%  $1,080,374     47%
Multifamily units ..............................            46   1,141,002      50
Commercial .....................................             3      66,725       3
Land and land development ......................             *       3,126       *
                                                          ------------------------
  Total mortgage loans .........................          100%  $2,291,227    100%
                                                          ========================

CONSUMER LOANS
Secured by deposits ............................           11%      $2,374      8%
Education ......................................            11       2,194       8
Home improvement ...............................             6       1,589       6
Auto ...........................................            71       9,704      35
Credit card and personal .......................             1      11,791      43
                                                          ------------------------
  Total consumer loans .........................          100%     $27,652    100%
                                                          ========================

Total loans held for investment ................                $2,318,879
                                                                ==========

Weighted average rate ..........................          7.88%               8.53%
                                                          ====                ====

*LESS THAN 1%






GEOGRAPHIC CONCENTRATION OF NONPERFORMING ASSETS
                                                         1996            1995
                                                   AMOUNT  PERCENT   Amount  Percent
                                                   ---------------------------------
STATE
California .....................................   $1,243    10.0%   $6,723    23.0%
Illinois .......................................   10,098     81.1   11,079     37.9
Indiana ........................................      399      3.2       --       --
Missouri .......................................      355      2.8       --       --
Washington .....................................       --       --    8,206     28.1
Wisconsin ......................................      141      1.1    3,092     10.6
Other ..........................................      170      1.4       24      0.1
Consumer loans .................................       46      0.4       81      0.3
                                                  ----------------------------------
Total ..........................................  $12,452   100.0%  $29,205   100.0%
                                                  ==================================



32  St. Paul Bancorp, Inc.

CREDIT RISK MANAGEMENT

At Dec. 31, 1996, the loans receivable portfolio was primarily comprised of residential mortgages, secured by both single family and multifamily dwellings. To a much lesser extent, the loan portfolio also includes commercial real estate loans, land loans and consumer loans. See Loan Portfolio table for further detail.
     Nonperforming loans declined to $9.5 million at Dec. 31, 1996 from $17.8 million at Dec. 31, 1995, the lowest level at a year end in the past ten years.(6) A decline in multifamily and commercial nonperforming loans generated the overall decline. See Nonperforming Loans following for further details and Note A - Summary of Significant Accounting Policies for a description of the Company's policy for placing loans on nonaccrual. Delinquent real estate loans accounted for on an accrual basis (i.e., still considered performing loans) increased slightly to $65.9 million at year end 1996, compared to $63.4 million at year end 1995.(7) See Delinquent Loans Accounted for on an Accrual Basis table for further detail. The net investment in impaired loans, as defined by SFAS No. 114, Accounting by Creditors for Impairment of a Loan, increased during 1996 to total $56.2 million or 1.29% of total assets at Dec. 31, 1996 compared to $32.1 million or 0.78% of total assets at Dec. 31, 1995.(8) The increase in impaired loans was largely due to the pending maturity of a significant portion of the Company's nationwide multifamily loan portfolio. Management expects the level of impaired loans to be reduced substantially during 1997. See Note E - Loans Receivable for impaired loans detail.
     Net loan charge-offs during 1996 were $4.4 million, compared to $5.5 million of net loan charge-offs during 1995 and $9.5 million during 1994. Of the $4.4 million of net charge-offs in 1996, $545,000 represented specific reserves established prior to 1996, while the remainder resulted from further deterioration in value necessitating loss categorization and was charged-off during the year. The decline in charge-offs reflects a reduction in the number of distressed assets and the amount of losses in these assets. Most of the net loan charge-offs during 1996 were associated with the nationwide multifamily loan portfolio. Net charge-offs to average loans receivable continued to decline and were 0.15% during 1996, compared to 0.21% during 1995 and 0.39% during 1994. See Accumulated Provision for Losses Activity table for further detail.
     In recent years, multifamily or commercial real estate loans originated by the Company have been secured by collateral located in the Midwest. Prior to 1991, the Bank originated multifamily and commercial real estate loans on a nationwide basis, which Management refers to as nationwide loans. In connection with its nationwide portfolio management activities, the Bank refinances maturing loans that meet underwriting standards, makes loans to facilitate the sale of REO and repurchases distressed loans that have been sold with recourse. During 1996, the Bank refinanced $184.9 million of maturing loans, provided $23.4 million of loans to facilitate the sale of multifamily and commercial foreclosed assets, and repurchased $5.4 million of loans under recourse provisions.
     Before the end of 1999, approximately 45% of the Bank's multifamily and commercial real estate loan portfolio is scheduled to mature. The Bank intends to refinance a large portion of these loans, and Management is actively working with borrowers whose loans are scheduled to mature in 1997 to refinance certain loans and obtain payoff of lower quality loans. Management was very satisfied with its ability to execute this strategy effectively in 1996, and is currently developing strategies for 1998 maturities.
     In addition to its program to refinance existing nationwide multifamily loans, the Bank's Board of Directors has provided for a limited expansion of nationwide lending. Under this program, the Bank has been authorized to originate new multifamily loans in strong markets where the Bank already has a multifamily servicing portfolio or to borrowers with whom it has a long-standing relationship. Originations under this program are not expected to exceed $100 million during 1997, and will help offset the repayment of maturing nationwide multifamily loans.
     The level of nationwide loans in the Bank's loan portfolio continues to decrease, shrinking by $56.5 million during 1996. Furthermore, nationwide loans secured by real estate located in California decreased by $24.9 million during 1996, and nationwide loans sold with recourse also decreased by $24.3 million during 1996. The largest geographic concentrations of collateral supporting multifamily real estate loans, including loans originated under the Bank's Midwest multifamily lending program, were in California (49.8%), Illinois (16.7%), and Washington State (10.1%). See Note V - Concentration of Credit Risk and Note T - Financial Instruments With Off-Balance Sheet Credit Risk for further details.

(6) OF TOTAL NONPERFORMING LOANS AT DEC. 31, 1996, $725,000 WAS SECURED BY REAL ESTATE LOCATED IN CALIFORNIA. IN COMPARISON, OF TOTAL NONPERFORMING LOANS AT DEC. 31, 1995, $6.7 MILLION WAS SECURED BY REAL ESTATE LOCATED IN CALIFORNIA.
(7) OF TOTAL DELINQUENT LOANS ACCOUNTED FOR ON AN ACCRUAL BASIS, $3.0 MILLION AND $8.9 MILLION AT DEC. 31, 1996 AND 1995, RESPECTIVELY, WERE SECURED BY REAL ESTATE LOCATED IN CALIFORNIA.
(8) OF TOTAL IMPAIRED LOANS, $38.4 MILLION AND $27.0 MILLION AT DEC. 31, 1996 AND 1995, RESPECTIVELY, WERE SECURED BY REAL ESTATE LOCATED IN CALIFORNIA.

                                                    1996 Annual Report/10-K  33

     During 1996, the Bank was able to retain over 76% of those loans scheduled to mature during the year. Of the remaining loans, 16% were paid off and 8% were liquidated out of foreclosed real estate. For loans of lesser quality that are scheduled to mature within the next few years, Management will demand repayment or, in some cases, negotiate pay downs and other concessions from the borrowers with the intent of improving the credit quality of the loans if the consequences of foreclosure would be less desirable. Depending on the strategies employed, the amount of the Bank's charge-offs, REO, impaired loans, and nonperforming assets could be affected.
     Management believes that based on current economic conditions, loan loss reserves of the Bank are adequate to absorb the inherent losses in the portfolio as it relates to current plans to refinance or liquidate the nationwide multifamily real estate portfolio as it matures.
     Management continues to monitor events in the submarkets in which the Bank has substantial loan concentrations, particularly California. While some softness persists in certain areas, Management is not aware of any changes in those economies that would have a significant adverse effect on the Bank's loan portfolio. Although the ratio of net charge-offs on loans secured by multifamily and commercial loans located in California increased slightly during 1996 compared to 1995, it was still substantially lower than prior years. The Bank's continued research and analysis, along with the Bank's portfolio trends, indicate the emergence of an overall improving California economy. California contains many distinct real estate markets. Therefore, even though the trends for the state overall appear favorable, particularly in northern California, more localized problems can occur from time to time that affect economies and can reduce specific real estate values.
     These trends, combined with the reduction in classified assets, nonperforming assets, and the outstanding nationwide multifamily lending portfolio, have allowed the level of loss provisions determined by the Bank's loan loss reserve methodology to be below net charge-offs, thereby reducing the accumulated provision for loan losses to $36.0 million at Dec. 31, 1996 from $38.6 million at Dec. 31, 1995. However, due to the above trends, charge-offs may continue to be higher than loan loss provisions in future years. Management expects to continue recognizing charge-offs in connection with the monitoring of weak loans in the portfolio. See Note A - Summary of Significant Accounting Policies for a discussion of the Bank's loan loss methodology.
     During 1996, the Bank purchased $618.7 million of 1-4 family whole loans, secured by real estate located nationally. Prior to purchasing these loan portfolios, the Bank performed due diligence procedures. Because of that process, Management believes that the portfolios acquired present no greater risk than the Bank's own originated 1-4 family portfolio.
     At Dec. 31, 1996, the Bank had no nonperforming Midwest multifamily loans. In addition, at Dec. 31, 1996, only $46,000 of consumer and $340,000 of home equity/line of credit loans were considered nonperforming. The Bank has agreements to sell lower quality home equity loans to third parties rather than retaining them for portfolio.
     As of Dec. 31, 1996, the Bank's ratio of classified assets to tangible capital and general valuation allowance was 34%, compared to the 42% ratio reported at Dec. 31, 1995 and a targeted level of 37%. Classified assets include REO and loans considered "substandard," "doubtful," or "loss" under regulatory accounting purposes and the Bank's loan rating system.

FORECLOSED REAL ESTATE: Foreclosed real estate declined to $2.9 million at Dec. 31, 1996 from $11.4 million at Dec. 31, 1995. During the year, $25.8 million of assets were added to foreclosed real estate, $32.5 million of assets were sold, and $1.7 million were reduced through valuation allowances and charge-offs.
     At year end 1996, foreclosed real estate was comprised of $1.6 million of 1-4 family residences, primarily in the Chicago metropolitan area, and to a lesser extent, California, and a $1.4 million commercial building located in Illinois. See Note I - Foreclosed Real Estate and Results of Operations - Comparison of Years Ended Dec. 31, 1996 and 1995 - Operations of Foreclosed Real Estate for further detail. REO balances in the future also could be affected by the strategy employed to deal with the multifamily and commercial loans scheduled to mature within the next few years.
     The accumulated provision for REO losses was $284,000 at Dec. 31, 1996 compared to $2.0 million at Dec. 31, 1995. Net charge-offs of $2.6 million, partly offset by the provision of $868,000, produced the reduction in the accumulated provision. Most of the charge-offs were associated with the sale of an office building located in Illinois, which carried a $1.2 million specific valuation allowance at Dec. 31, 1995, and a multifamily property located in Washington during 1996.(9)

(9) THE BANK HAD PREVIOUSLY CARRIED THE MULTIFAMILY REO PROPERTY AT A VALUE THAT WAS SUPPORTED BY A CURRENT APPRAISAL. THE BANK ENTERED INTO A SUBSEQUENT SALES CONTRACT WITH A BUYER AT A LOWER VALUE, PRINCIPALLY DUE TO HIGH VACANCY LEVELS. MANAGEMENT ELECTED TO ACCEPT THE LIQUIDATION VALUE RATHER THAN HOLDING THIS ASSET IN AN EFFORT TO ACHIEVE STABILIZATION OF OCCUPANCY.


34  St. Paul Bancorp, Inc.


ACCUMULATED PROVISION FOR LOAN LOSSES ACTIVITY
At or for the years ended Dec. 31 - Dollars in thousands
                                                                            1996      1995        1994         1993      1992
                                                                         ----------------------------------------------------

Balance at Jan. 1 .................................................       $38,619   $42,196     $46,574      $48,681   $46,164
Charge-offs:
Real estate loans:
 1-4 family .......................................................           276       506         444          187        52
 Multifamily ......................................................         4,614     4,167       8,592       13,863     6,393
 Commercial .......................................................           154     3,081         813           --     1,100
 Land and land development ........................................            --        --          85           --        --
Consumer ..........................................................            69       125         309          306       695
                                                                          ----------------------------------------------------
Total charge-offs .................................................         5,113     7,879      10,243       14,356     8,240

Recoveries:
Real estate loans:
 1-4 family .......................................................            45       103          26            9        --
 Multifamily ......................................................           567     2,243         644          512       127
 Commercial .......................................................            38        --          --           --        --
 Land and land development ........................................            --        --          --           --        --
Consumer ..........................................................            59        56          45           49         5
                                                                          ----------------------------------------------------
Total recoveries ..................................................           709     2,402         715          570       132
                                                                          ----------------------------------------------------
 Net charge-offs ..................................................         4,404     5,477       9,528       13,786     8,108
Acquired from Elm Financial .......................................            --        --          --          929        --
Provisions for losses charged to operations .......................         1,750     1,900       5,150       10,750    10,625
                                                                          ----------------------------------------------------
Balance at Dec. 31 ................................................       $35,965   $38,619     $42,196      $46,574   $48,681
                                                                          ====================================================

Ratio of net charge-offs to average loans:
Real estate loans:
 1-4 family .......................................................         0.01%     0.02%       0.02%        0.01%        *%
 Multifamily ......................................................          0.14      0.07        0.33         0.54      0.26
 Commercial .......................................................             *      0.12        0.03           --      0.05
 Land and land development ........................................            --        --           *           --        --
Consumer ..........................................................             *         *        0.01         0.01      0.03
                                                                            --------------------------------------------------
                                                                            0.15%     0.21%       0.39%        0.56%     0.34%
                                                                            ==================================================




*LESS THAN 0.01%.

ALLOCATION OF THE ACCUMULATED PROVISION FOR LOSSES
At Dec. 31 - Dollars in thousands

                                               1996               1995             1994                 1993           1992
                                          ---------------  ----------------  -----------------   ----------------  ---------------
                                                 Percent            Percent            Percent            Percent          Percent
                                                of Total           of Total           of Total           of Total         of Total
                                          Amount   Loans    Amount    Loans   Amount     Loans      Amount  Loans   Amount   Loans
                                          -----------------------------------------------------------------------------------------
Balance applicable to:
Real estate loans:
 1-4 family  .......................       $3,181   62.1%    $3,163   61.0%   $ 2,644     58.2%      $2,354  50.9%  $2,501   46.8%
 Multifamily, land..................
  and commercial....................       32,315    36.9    34,861    37.8    38,840      40.5      43,628   48.0  45,018    51.8
Consumer ...........................          469     1.0       595     1.2       712       1.3         592    1.1   1,162     1.4
                                          ----------------------------------------------------------------------------------------
                                          $35,965  100.0%   $38,619   100.0%  $42,196    100.0%     $46,574 100.0% $48,681  100.0%
                                          =========================================================================================


                                                   1996 Annual Report/10-K  35


NONPERFORMING LOANS
At Dec. 31 - Dollars in thousands
                                                                                 1996      1995        1994         1993      1992
                                                                             -----------------------------------------------------
Loans accounted for on a nonaccrual basis: (a)
 Real estate loans:
  1-4 family ......................................................            $3,403   $ 3,741      $1,952      $ 6,045   $ 5,343
  Multifamily .....................................................                --     8,665       3,813       12,907    15,559
  Commercial ......................................................               387     1,360         437        2,598        --
 Consumer .........................................................                46        81         101          480       270
 Other ............................................................                --        --          --        2,406        --
                                                                             ------------------------------------------------------
  Subtotal ........................................................             3,836    13,847       6,303       24,436    21,172

Loans delinquent 90 days or more
 accounted for on an accrual basis: (b)
  1-4 family ......................................................             5,699     3,981       3,632        5,157     7,416
  Consumer ........................................................                --        --          --           75       771
                                                                             ------------------------------------------------------
    Subtotal ......................................................             5,699     3,981       3,632        5,232     8,187
                                                                             ------------------------------------------------------
Nonperforming loans ...............................................            $9,535   $17,828      $9,935      $29,668   $29,359
                                                                             ======================================================
Troubled debt restructuring .......................................            $   --   $    --      $   --      $15,646   $25,043
                                                                             ======================================================




(a) DURING 1996, THE BANK RECORDED $149,000 OF INTEREST INCOME ON LOANS ACCOUNTED FOR ON A NONACCRUAL BASIS AT DEC. 31, 1996. HAD LOANS BEEN ACCOUNTED FOR ON AN ACCRUAL BASIS DURING ALL OF 1996, INTEREST INCOME WOULD HAVE BEEN $1.6 MILLION HIGHER. DOES NOT INCLUDE IMPAIRED LOANS THAT ARE CONSIDERED PERFORMING, BUT NONETHELESS ACCOUNTED FOR ON A CASH BASIS. SEE NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES FOR FURTHER DETAILS.
(b) THE BANK CONTINUES TO ACCRUE INTEREST ON GOVERNMENT INSURED AND 1-4 FAMILY LOANS WITH ORIGINAL LOAN-TO-VALUE RATIOS OF 80% OR LESS THAT ARE 90 DAYS OR MORE DELINQUENT. WHILE THESE LOANS ARE STILL ACCRUING INTEREST, THEY ARE REPORTED AS NONPERFORMING. SEE NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES FOR FURTHER DISCUSSION OF THE BANK'S POLICY FOR PLACING LOANS ON A NONACCRUAL STATUS.

DELINQUENT LOANS ACCOUNTED FOR ON AN ACCRUAL BASIS (a)
At Dec. 31 - Dollars in thousands

                                   PERCENT OF       Percent of       Percent of       Percent of       Percent of
                                         REAL             Real             Real             Real             Real
                                       ESTATE           Estate           Estate           Estate           Estate
                                 1996   LOANS     1995   Loans     1994   Loans     1993   Loans     1992   Loans
                              ------------------------------------------------------------------------------------
Real estate loans delinquent
 30 to 59 days .............  $56,741   2.02%  $56,554   2.09%  $42,297   1.64%  $51,732   2.20%  $39,469   1.72%
 60 to 89 days .............    9,135    0.33    6,847    0.25    8,336    0.32   12,279    0.52   10,237    0.45
                              -----------------------------------------------------------------------------------
Total ......................  $65,876   2.35%  $63,401   2.34%  $50,633   1.96%  $64,011   2.72%  $49,706   2.17%
                              ===================================================================================




                                 PERCENT OF      Percent of      Percent of      Percent of      Percent of
                                 CONSUMER        Consumer        Consumer        Consumer        Consumer
                           1996     LOANS  1995     Loans  1994     Loans  1993     Loans  1992     Loans
                           --------------------------------------------------------------------------------
Consumer loans delinquent
 30 to 59 days ..........  $344     1.22%  $485     1.44%  $545     1.65%  $327     1.20%  $585     1.74%
 60 to 89 days ..........   118      0.42    89      0.26   155      0.47   103      0.38   141      0.42
                           --------------------------------------------------------------------------------
Total ...................  $462     1.64%  $574     1.70%  $700     2.12%  $430     1.58%  $726     2.16%
                           ================================================================================



(a) SEE NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES FOR A DISCUSSION OF POLICY FOR PLACING LOANS ON NONACCRUAL.




36  St. Paul Bancorp, Inc.

INTEREST RATE RISK
Interest rate risk represents a measure of the sensitivity of the Bank's earnings and the impact on stockholders' equity due to changes in market interest rates. Interest rate risk generally exists because the Bank chooses to accept this risk in connection with its profit motives and business objectives.
     Management captures and measures the Bank's exposure to interest rate risk using complex financial models. The OTS also measures the Bank's interest rate risk using its own sophisticated financial model to determine whether an interest rate risk regulatory capital component is warranted. The results of both these models are reported to the Bank's Board of Directors and reviewed to determine that the risks assumed were in conformity with the Bank's policies for interest rate risk. At the end of 1996, the Bank's exposure to interest rate risk was more than it was at Dec. 31, 1995, and under the OTS's model, the Bank's interest rate position would have required a regulatory capital allocation of $12.1 million.(10) No similar capital requirement was warranted at Dec. 31, 1995. See Regulatory Capital Requirements for further detail.
     Traditionally, financial institutions have used "GAP" analysis as a measure of their interest rate sensitivity. GAP is the ratio of interest-rate sensitive assets to interest-rate sensitive liabilities over specified time horizons, expressed as a percent of total assets. A positive GAP indicates that cumulative interest-rate sensitive assets exceed cumulative interest-rate sensitive liabilities at the dates indicated, and suggests that net interest income would increase if market rates increased. The GAP also assumes that volumes and spreads are constant. The historical trend of the GAP at one, three and five years is presented below.(11)

                       1996      1995       1994        1993     1992
                    -------------------------------------------------
   One year .......   (1.62)%    5.38%      4.40%      16.79%   16.84%
   Three years.....    7.34     10.87       3.93       10.94     4.06
   Five years......    8.79      7.32       3.17       10.63     5.68


     Generally, the Bank's policy is to maintain a balanced GAP. Management considers a range of plus or minus 15% to be a desirable one-year GAP position. The Bank's one-year GAP decreased from a positive 5.38% at Dec. 31, 1995 to a negative 1.62% at Dec. 31, 1996. The negative one-year GAP indicates that the cumulative one-year interest-rate sensitive liabilities exceeds the cumulative one-year interest-rate sensitive assets, and reflects the Bank's increased use of short-term borrowings and CDs to fund asset growth.
     Although GAP analysis provides some narrow insights into the repricing of the Bank's balance sheet, for various reasons, GAP analysis in recent years has not provided the Bank with a reliable measure of its interest rate risk exposure because of its inherent limitations.(12) Internally, Management relies on its models and financial simulations to evaluate the Bank's interest rate risk by determining the net change in the value of the Bank's assets and liabilities due to changes in interest rates. The simulations indicate at year-end 1996, substantial changes in interest rates will have more of an impact on the Bank's net portfolio value than at year-end 1995. See Statement of Condition - Regulatory Capital Requirements for further details.


(10) THE OTS HAS NOT YET IMPLEMENTED THIS REGULATION IMPOSING THE ADDITIONAL CAPITAL REQUIREMENT FOR EXCESS INTEREST RATE RISK. IN ADDITION, A TWO-QUARTER TIME LAG EXISTS BETWEEN WHEN INTEREST RATE EXPOSURES AS OF A BALANCE SHEET DATE ARE REPORTED TO THE OTS AND WHEN ADDITIONAL CAPITAL WOULD BE ASSESSED. IN THE REGULATION WERE IN EFFECT, THE BANK WOULD HAVE $219.7 MILLION OF EXCESS REGULATORY CAPITAL TO MEET THE ADDITIONAL CAPITAL REQUIREMENT.
(11) PRIOR TO 1993, OTS ASSUMPTIONS FOR PREPAYMENT AND WITHDRAWAL RATES WERE USED. ASSUMPTIONS USED FOR 1993 THROUGH 1996 WERE BASED UPON MANAGEMENT ESTIMATES. DETAILS OF ASSUMPTIONS USED IN THE TABLE ARE PROVIDED IN THE NOTES
TO THE INTEREST RATE SENSITIVITY GAP ANALYSIS TABLE.
(12) MANAGEMENT BELIEVES THAT GAP ANALYSIS IS OF LIMITED VALUE IN ASSESSING THE EXTENT OF INTEREST RATE RISK BECAUSE IT FAILS TO ACCOUNT FOR INTEREST RATE FLOORS AND CAPS; BASIS RISK (I.E., THE DIVERGENT CHARACTERISTICS OF DIFFERENT TYPES OF FINANCIAL INSTRUMENTS) WHEN REPRICING OCCURS; AND THE INTERPLAY OF THE PRICING OF NEW TRANSACTIONS UPON THE NET INTEREST SPREAD, ESPECIALLY DURING A VOLATILE INTEREST RATE HORIZON, LIKE IN RECENT YEARS. GAP ANALYSIS ALSO HAS OTHER INHERENT PROBLEMS. FOR EXAMPLE, AN INSTITUTION'S ASSETS COULD THEORETICALLY REPRICE ON THE FIRST DAY OF THE YEAR AND THE INSTITUTION'S LIABILITIES COULD REPRICE ON THE LAST DAY OF THE YEAR BUT BE PERFECTLY MATCHED UNDER GAP. IN THIS EXAMPLE, THE INSTITUTION ACTUALLY WOULD BE EXPOSED TO INTEREST RATE RISK THE ENTIRE YEAR BECAUSE OF THE REPRICING DIFFERENCES. GAP ALSO ASSUMES THAT THE INTEREST RATE SPREAD BETWEEN INTEREST-EARNING ASSETS AND LIABILITIES IS CONSTANT AND THAT THE "GAP" REPRESENTS THE ONLY RISK. HOWEVER,
IN REALITY, THE INTEREST RATE SPREAD IS CONSTANTLY CHANGING, SOMETIMES SIGNIFICANTLY, AS TRANSACTIONS OCCUR OR INSTRUMENTS REPRICE. SEE RESULTS OF OPERATIONS - COMPARISON OF YEARS ENDED DEC. 31, 1996 AND 1995 - NET INTEREST INCOME FOR A DISCUSSION OF FACTORS AFFECTING THE BANK'S INTEREST RATE SPREAD.
        INTEREST RATE FLOORS IN EFFECT ON $405.7 MILLION OF ADJSUTABLE RATE LOANS AT DEC. 31, 1996 AND $531.0 MILLION AT DEC. 31, 1995 SHOULD BE CONSIDERED IN EVALUATING THE GAP RESULTS. FLOORS ESTABLISH A MINIMUM RATE FOR ARMS, EVEN THOUGH THE FULLY INDEXED RATE ON ARMS MAY BE LOWER. THESE LOANS WILL NOT
REPRICE UNTIL THE FULLY-INDEXED ARM RATE EXCEEDS THE EXISTING FLOOR RATE. (AT DEC. 31 1996, THE WEIGHTED AVERAGE DIFFERENCE BETWEEN THE FULLY-INDEXED RATE AND THE LOAN FLOORS WAS 87 BASIS POINTS. THESE LOANS WILL NOT ACTUALLY REPRICE
UNTIL THE UNDERLYING INDICES INCREASE AN AVERAGE OF 87 BASIS POINTS.)
        CONSEQUENTLY, THE FLOORS CREATE AN ARTIFICIAL FIXED RATE LOAN FOR A PERIOD OF TIME AND OVERSTATE THE POSITIVE GAP RESULTS UNLESS INTEREST RATES
WERE TO INCREASE PRECIPITOUSLY. INTEREST RATE CAPS ALSO SHOULD BE CONSIDERED IN UNDERSTANDING GAP RESULTS, AND NEARLY ALL ADJUSTABLE RATE LOANS AND MBS
CONTAIN PERIODIC OR LIFETIME INTEREST RATE CAPS. FOR THESE LOANS, THE AMOUNT OF REPRICING WOULD BE LIMITED BY THE INTEREST RATE CAP. PERIODIC RATE CAPS LIMIT THE TOTAL RATE ADJUSTMENT ON A LOAN OVER A 12-MONTH PERIOD.

                                                    1996 Annual Report/10-K  37

INTEREST RATE SENSITIVITY GAP ANALYSIS (a)
At Dec. 31, 1996 - Dollars in thousands



                                           Weighted                                  More than
                                            Average               % of    6 Months    6 months                              Over
                                               Rate     Balance  Total     or less   to 1 year  1-3 years  3-5 years     5 years
                                          ---------------------------------------------------------------------------------------
RATE SENSITIVE ASSETS:
Investments: (b)
 Adjustable rate ........................     5.04%  $   75,572     2%  $   75,572   $     --   $     --   $     --   $      --
 Fixed rate .............................      5.88     100,813      2      32,734      13,005     19,863         --      35,211
Mortgage-backed securities: (c)
 Adjustable rate ........................      6.97     890,577     21     347,496     302,641    240,440         --          --
 Fixed rate .............................      6.76     272,405      7      17,999      17,209     58,401     52,414     126,382
Mortgage loans: (c)
 Adjustable and renegotiable rate .......      7.54   2,311,367     56   1,196,265     477,515    519,782    117,805          --
 Fixed rate .............................      8.23     487,664     12      49,728      67,695    143,510    110,390     116,341
Consumer loans (c) ......................      7.60      19,050      *       3,003       1,789      5,734      4,269       4,255
Loans held for sale .....................      7.92      11,992      *      11,992          --         --         --          --
                                              ----------------------------------------------------------------------------------
 Total rate sensitive assets ............     7.36%  $4,169,440   100%  $1,734,789   $ 879,854   $987,730   $284,878   $ 282,189
                                              ==================================================================================

RATE SENSITIVE LIABILITIES:
Deposits:
 Checking and other deposit accounts ....     1.01%    $407,889    10%  $  110,451   $  23,214   $ 76,097   $ 54,980   $ 143,147
 Savings accounts .......................      2.43     680,726     17     224,573      43,089    135,320     90,989     186,755
 Money market deposit accounts ..........      3.60     218,451      6     218,451          --         --         --          --
 Fixed-maturity certificates (d) ........      5.68   2,029,989     53   1,049,836     546,821    294,624     75,524      63,184
                                               ---------------------------------------------------------------------------------
                                               4.31   3,337,055     86   1,603,311     613,124    506,041    221,493     393,086
Borrowings:
 FHLB advances ..........................      5.93     456,399     12     405,314      50,000         --        248         837
 Other borrowings .......................      7.27      88,445      2      88,445          --         --         --          --
 Mortgage-backed note ...................      8.54      16,400      *          --          --     16,400         --          --
                                               ---------------------------------------------------------------------------------
                                               6.22     561,244     14     493,759      50,000     16,400        248         837
                                              ----------------------------------------------------------------------------------
 Total rate sensitive liabilities .......     4.58%  $3,898,299   100%  $2,097,070   $ 663,124   $522,441   $221,741   $ 393,923
                                              ==================================================================================
Excess (deficit) of rate sensitive assets
 over rate sensitive liabilities (GAP) ..     2.78%  $  271,141         $ (362,281)  $ 216,730   $465,289   $ 63,137   $(111,734)
                                              ==================================================================================

Cumulative GAP ..........................                               $ (362,281)  $(145,551)  $319,738   $382,875   $ 271,141
Cumulative GAP to total assets without
 regard to hedging transactions .........                                    (8.31)%     (3.34)%     7.34%      8.79%       6.22%
Cumulative GAP to total assets with
 impact of hedging transactions .........                                    (6.39)%     (1.62)%     7.34%      8.79%       6.22%


*LESS THAN 1%.
(a) MORTGAGE LOAN REPRICING/MATURITY PROJECTIONS WERE BASED UPON
PRINCIPAL REPAYMENT PERCENTAGES IN EXCESS OF THE CONTRACTUAL AMORTIZATION SCHEDULE OF THE UNDERLYING MORTGAGES. MULTIFAMILY MORTGAGES WERE ESTIMATED TO BE PREPAID AT A RATE OF APPROXIMATELY 15% PER YEAR; ADJUSTABLE RATE MORTGAGE LOANS ON SINGLE FAMILY RESIDENCES AND LOAN SECURITIES WERE ESTIMATED TO PREPAY AT A RATE OF 22% PER YEAR; FIXED RATE LOANS AND LOAN SECURITIES WERE ESTIMATED TO PREPAY AT A RATE OF 10% PER YEAR. LOANS WITH AN ADJUSTABLE RATE CHARACTERISTIC, INCLUDING LOANS WITH INITIAL FIXED INTEREST RATE PERIODS, ARE CONSIDERED BY MANAGEMENT TO HAVE AN ADJUSTABLE RATE.
     CHECKING ACCOUNTS WERE ESTIMATED TO BE WITHDRAWN AT RATES BETWEEN 15% AND 21% PER YEAR. MOST OF THE REGULAR SAVINGS ACCOUNTS WERE ESTIMATED TO BE WITHDRAWN AT RATES BETWEEN 18% AND 26% PER YEAR, ALTHOUGH FOR SOME OF THE ACCOUNTS, MANAGEMENT ASSUMED AN EVEN FASTER RATE.
     EXCEPT FOR MULTIFAMILY LOANS, THE PREPAYMENT ASSUMPTIONS INCLUDED IN THIS SCHEDULE ARE BASED UPON THE BANK'S ACTUAL PREPAYMENT EXPERIENCE OVER THE PAST YEAR, AS WELL AS MANAGEMENT'S FUTURE EXPECTATIONS OF PREPAYMENTS. THE BANK ASSUMED A PREPAYMENT PERCENTAGE OF 15% BECAUSE OF CURRENT MARKET CONDITIONS AND THE NATURE OF THE BANK'S MULTIFAMILY PORTFOLIO. THE NEW DECAY ASSUMPTION ON PASSBOOK AND CHECKING ACCOUNTS IS BASED ON A HISTORICAL REGRESSION ANALYSIS OF THE BANK'S GROWTH IN THESE ACCOUNTS.
(b) INCLUDES INVESTMENT IN FHLB STOCK.
(c) EXCLUDES ACCRUED INTEREST AND ACCUMULATED PROVISIONS FOR LOAN LOSSES.
(d) THE FOLLOWING TABLE PRESENTS THE AMOUNT OF THE BANK'S TIME DEPOSITS IN AMOUNTS OF $100,000 OR MORE AT DEC. 31, 1996 MATURING DURING THE PERIODS INDICATED.




MATURING                                                                                                                     AMOUNT
-----------------------------------------------------------------------------------------------------------------------------------
JAN. 1, 1997 TO MARCH 31, 1997 ........................................................................................... $ 31,291
APRIL 1, 1997 TO JUNE 30, 1997 ...........................................................................................   55,924
JULY 1, 1997 TO DEC. 31, 1997 ............................................................................................   39,505
AFTER DEC. 31, 1997 ......................................................................................................   19,972
                                                                                                                            -------
                                                                                                                           $146,692
                                                                                                                           ========





38  St. Paul Bancorp, Inc.

LOAN MATURITY TABLE*
Based upon contractual maturities at Dec. 31, 1996 - Dollars in thousands


                                                              2002 and
                                           1997  1998-2001  thereafter      Total
                                      -------------------------------------------
Mortgage Loans
1-4 family units .....................$ 35,360   $141,454  $1,577,093  $1,753,907
Multifamily and other................. 202,959    410,838     431,327   1,045,124
                                      -------------------------------------------
 Total mortgage loans................. 238,319    552,292   2,008,420   2,799,031
Consumer loans.......................    4,792     10,003       4,255      19,050
                                      -------------------------------------------
Total loans receivable............... $243,111   $562,295  $2,012,675  $2,818,081
                                      ===========================================
*EXCLUDES LOANS HELD FOR SALE.









LOANS DUE AFTER DEC. 31, 1997*
Based upon contractual maturities at Dec. 31, 1996 - Dollars in thousands


                                                                                                       Fixed  Adjustable
                                                                                                        Rate        Rate       Total
                                                                                                    --------------------------------
Mortgage Loans
1-4 family units ............................................................................       $289,557  $1,428,990  $1,718,547
Multifamily and other .......................................................................        131,042     711,123     842,165
                                                                                                    --------------------------------
 Total mortgage loans .......................................................................        420,599   2,140,113   2,560,712
Consumer loans ..............................................................................         14,258          --      14,258
                                                                                                    --------------------------------
Total loans receivable ......................................................................       $434,857  $2,140,113  $2,574,970
                                                                                                    ================================
*EXCLUDES LOANS HELD FOR SALE.




INVESTMENT PORTFOLIO
At Dec. 31 - Dollars in thousands

                                                                                                     1996           1995        1994
                                                                                            ----------------------------------------
Federal funds sold and interest-bearing bank balances ....................................     $   75,572     $   41,706  $   18,100
Cash equivalent marketable-debt securities:
 U.S. Treasury securities ................................................................         14,451         33,179      17,452
 Commercial Paper ........................................................................          2,048             --          --
 U.S. agency securities ..................................................................             --             --      19,833
Marketable-debt securities of the U.S. government ........................................         49,103         92,778      99,643
MBS:
 Federal Home Loan Mortgage Corporation (FHLMC) ..........................................        103,998        157,099     187,347
 Federal National Mortgage Association (FNMA) ............................................        531,045        135,399     131,735
 Government National Mortgage Association (GNMA) .........................................             --             --       1,679
 Privately issued ........................................................................        433,108(a)     586,596     708,219
 Collateralized Mortgage Obligations (CMOs) ..............................................         94,831(a)      96,328      97,637
                                                                                               -------------------------------------
Total MBS ................................................................................     $1,162,982     $  975,422  $1,126,617
                                                                                               -------------------------------------
                                                                                               $1,304,156(b)  $1,143,085  $1,281,645
                                                                                               =====================================


(a) THE FOLLOWING TABLE SUMMARIZES SECURITIES OF ISSUERS IN EXCESS OF 10% OF STOCKHOLDERS' EQUITY AT DEC. 31, 1996.




                                                                                                         AMORTIZED      FAIR
ISSUER                                                                                                        COST     VALUE
----------------------------------------------------------------------------------------------------------------------------
COUNTRYWIDE MORTGAGE-BACKED SECURITIES, INC. ..........................................................   $126,654  $126,652
MERRILL LYNCH MORTGAGE INVESTORS, INC. ................................................................    104,538   103,851
SAXON MORTGAGE SECURITIES CORPORATION .................................................................     71,026    70,188
PRUDENTIAL HOME MORTGAGE SECURITIES, INC. .............................................................     49,742    49,285
                                                                                                          ------------------
TOTAL .................................................................................................   $351,960  $349,976
                                                                                                          ==================


(b) SEE NOTE B - CASH AND CASH EQUIVALENTS, NOTE C - MARKETABLE-DEBT SECURITIES AND NOTE D - MORTGAGE-BACKED SECURITIES FOR CONTRACTUAL MATURITY INFORMATION.

                                                    1996 Annual Report/10-K  39

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
At Dec. 31 - Dollars in thousands


                                                                                              1996        1995
                                                                                        ----------------------

Assets
Cash and cash equivalents - Note B
   Cash and amounts due from depository institutions .................................  $   98,137  $  111,736
   Federal funds sold and interest-bearing bank balances .............................      75,572      41,706
   Short-term cash equivalent securities .............................................      16,499      33,179
                                                                                        ----------------------
   Total cash and cash equivalents ...................................................     190,208     186,621
Marketable-debt securities - Notes C and O
   (Market: Dec. 31, 1996-$49,103; Dec. 31, 1995-$92,778).............................      49,103      92,778
Mortgage-backed securities - Notes D and O
   (Market: Dec. 31, 1996-$1,158,171; Dec. 31, 1995-$967,687).........................   1,162,982     975,422
Loans receivable, net of accumulated provision for loan losses - Notes E, F, O and V.
   (Dec. 31, 1996-$35,965; Dec. 31, 1995-$38,619) ....................................   2,782,116   2,683,890
Loans held for sale, at lower of cost or market - Note G
   (Market: Dec. 31, 1996-$12,021; Dec. 31, 1995-$15,638) ............................      11,992      15,583
Accrued interest receivable - Note H .................................................      25,745      25,354
Foreclosed real estate - Note I
   (Net of accumulated provision for losses: Dec. 31, 1996-$284; Dec. 31, 1995-$1,974)       2,634      10,642
Real estate held for development or investment - Note J ..............................      15,783      13,191
Investment in Federal Home Loan Bank stock - Notes K and O ...........................      35,211      36,304
Office properties and equipment - Note L .............................................      47,286      44,720
Prepaid expenses and other assets - Note M ...........................................      34,110      32,174
                                                                                        ----------------------
   Total assets ......................................................................  $4,357,170  $4,116,679
                                                                                        ======================
LIABILITIES

Deposits - Note N ....................................................................  $3,337,055  $3,231,810
Short-term borrowings - Note O .......................................................     366,854     175,368
Long-term borrowings - Note O ........................................................     194,390     266,059
Advance payments by borrowers for taxes and insurance ................................      21,561      20,610
Other liabilities ....................................................................      49,200      38,635
                                                                                        ----------------------
   Total liabilities..................................................................   3,969,060   3,732,482

COMMITMENTS - Notes L, T and U

STOCKHOLDERS' EQUITY - Notes Q and R
Preferred stock (par value $.01 per share: authorized-10,000,000 shares; none issued).          --          --
Common stock (par value $.01 per share: authorized-40,000,000 shares;
   issued: Dec. 31, 1996-25,595,206 shares; Dec. 31, 1995-24,987,633 shares;
   outstanding: Dec. 31, 1996-22,775,991 shares; Dec. 31, 1995-23,437,168 shares) ....         256         250
Paid-in capital ......................................................................     148,393     141,116
Retained income, substantially restricted ............................................     288,065     269,791
Unrealized gain/(loss) on securities, net of taxes - Notes B, C, and D ...............       2,278        (895)
Borrowings by employee stock ownership plan - Notes O and S ..........................        (396)       (485)
Unearned employee stock ownership plan shares (245,438 shares) - Note S ..............      (2,883)     (2,883)
Treasury stock (Dec. 31, 1996-2,819,215 shares; Dec. 31, 1995-1,550,465 shares) ......     (47,603)    (22,697)
                                                                                        ----------------------
   Total stockholders' equity ........................................................     388,110     384,197
                                                                                        ----------------------
   Total liabilities and stockholders' equity ........................................  $4,357,170  $4,116,679
                                                                                        ======================


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

40  St. Paul Bancorp, Inc.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
For the years ended Dec. 31 - Dollars in thousands, except per share amounts

                                                                                     Unrealized
                                                                                    Gain/(Loss)
                                       Common Stock                                          on
                                  ----------------------      Paid-In   Retained    Securities,
                                      Shares      Amount      Capital     Income     Net of Tax
                                  -------------------------------------------------------------
Dec. 31, 1993 ...............     19,683,981        $197     $136,609   $210,215        $ 4,594

Five-for-four stock split -
  Note A ....................      4,920,996          49          (49)        --             --
Stock option exercises -
  Note R ....................        126,780           1        1,430         --             --
Net income ..................             --          --           --     34,512             --
Cash dividends
  ($0.24 per share) .........             --          --           --     (5,798)            --
Change in unrealized gain/(loss)
  on securities, net of taxes -
  Notes B, C and D ..........             --          --           --         --         (8,125)
Pension adjustment,
  net of taxes - Note S .....             --          --           --         --             --
Repayments of ESOP
  principal - Note O ........             --          --           --         --             --
Adoption of SOP 93-6 -
  Notes A and S .............             --          --           --         --             --
Treasury stock purchases ....     (1,254,907)         --           --         --             --
                                  -------------------------------------------------------------
Dec. 31, 1994 ...............     23,476,850        $247     $137,990   $238,929        $(3,531)
Stock option exercises -
  Note R ....................        255,876           3        3,126         --             --
Net income ..................             --          --           --     36,394             --
Cash dividends
  ($0.24 per share) .........             --          --           --     (5,532)            --
Change in unrealized gain/(loss)
  on securities, net of taxes -
  Notes B, C and D ..........             --          --           --         --          4,523
Unrealized loss from transfer of
  securities - Notes C and D.             --          --           --         --         (1,887)
Repayments of ESOP
  principal - Note O ........             --          --           --         --             --
Treasury stock purchases ....       (295,558)         --           --         --             --
                                  -------------------------------------------------------------
Dec. 31, 1995 ...............     23,437,168        $250     $141,116   $269,791        $  (895)
Stock option exercises -
  Note R ....................        607,573           6        7,277         --             --
Net income ..................             --          --           --     26,257             --
Cash dividends
  ($0.35 per share) .........             --          --           --     (7,983)            --
Change in unrealized gain/(loss)
  on securities, net of taxes -
  Notes B, C and D ..........             --          --           --         --          3,173
Repayments of ESOP
  principal - Note O ........             --          --           --         --             --
Treasury stock purchases ....     (1,268,750)         --           --         --             --
                                  -------------------------------------------------------------
DEC. 31, 1996 ...............     22,775,991        $256     $148,393   $288,065        $ 2,278
                                  =============================================================
                                               Borrowings     Unearned
                                     Pension  by Employee     Employee
                                     Adjust-        Stock        Stock                    Total
                                       ment,    Ownership    Ownership  Treasury  Stockholders'
                                  Net of Tax         Plan  Plan Shares     Stock         Equity
                                  -------------------------------------------------------------
Dec. 31, 1993 ...............           $(46)     $(4,240)     $    --  $     --       $347,329

Five-for-four stock split -
  Note A ....................             --           --           --        --             --
Stock option exercises -
  Note R ....................             --           --           --        --          1,431
Net income ..................             --           --           --        --         34,512
Cash dividends
  ($0.24 per share) .........             --           --           --        --         (5,798)
Change in unrealized gain/(loss)
  on securities, net of taxes -
  Notes B, C and D ..........             --           --           --        --         (8,125)
Pension adjustment,
  net of taxes - Note S .....             46           --           --        --             46
Repayments of ESOP
  principal - Note O ........             --          357           --        --            357
Adoption of SOP 93-6 -
  Notes A and S .............             --        2,883       (2,883)       --             --
Treasury stock purchases ....             --           --           --   (18,355)       (18,355)
                                  -------------------------------------------------------------
Dec. 31, 1994 ...............            $--      $(1,000)     $(2,883) $(18,355)      $351,397
Stock option exercises -
  Note R ....................             --           --           --        --          3,129
Net income ..................             --           --           --        --         36,394
Cash dividends
  ($0.24 per share) .........             --           --           --        --         (5,532)
Change in unrealized gain/(loss)
  on securities, net of taxes -
  Notes B, C and D ..........             --           --           --        --          4,523
Unrealized loss from transfer of
  securities - Notes C and D.             --           --           --        --         (1,887)
Repayments of ESOP
  principal - Note O ........             --          515           --        --            515
Treasury stock purchases ....             --           --           --    (4,342)        (4,342)
                                  -------------------------------------------------------------
Dec. 31, 1995 ...............            $--      $  (485)     $(2,883) $(22,697)      $384,197
Stock option exercises -
  Note R ....................             --           --           --        --          7,283
Net income ..................             --           --           --        --         26,257
Cash dividends
  ($0.35 per share) .........             --           --           --        --         (7,983)
Change in unrealized gain/(loss)
  on securities, net of taxes -
  Notes B, C and D ..........             --           --           --        --          3,173
Repayments of ESOP
  principal - Note O ........             --           89           --        --             89
Treasury stock purchases ....             --           --           --   (24,906)       (24,906)
                                  -------------------------------------------------------------
DEC. 31, 1996 ...............            $--      $  (396)     $(2,883) $(47,603)      $388,110
                                  =============================================================

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                                     1996 Annual Report/10-K  41

CONSOLIDATED STATEMENTS OF INCOME
For the years ended Dec. 31 - Dollars in thousands, except per share amounts

                                                              1996      1995      1994
                                                          ----------------------------
INTEREST INCOME
Loans receivable .......................................  $229,639  $201,630  $182,512
Mortgage-backed securities .............................    55,124    65,723    59,276
Marketable-debt securities .............................     4,234     5,015     6,032
Federal funds and interest-bearing bank balances .......     2,734     2,386       986
Other investment income ................................     4,525     3,996     4,456
                                                          ----------------------------
  Total interest income ................................   296,256   278,750   253,262

INTEREST EXPENSE
Deposits - Note N ......................................   139,433   132,741   114,962
Short-term borrowings ..................................    14,598    10,389     4,829
Long-term borrowings ...................................    17,479    18,986    15,278
                                                          ----------------------------
  Total interest expense ...............................   171,510   162,116   135,069
                                                          ----------------------------
  Net interest income ..................................   124,746   116,634   118,193
Provision for loan losses - Note F .....................     1,750     1,900     5,150
                                                          ----------------------------
  Net interest income after provision for loan losses ..   122,996   114,734   113,043

OTHER INCOME
Loan servicing fees ....................................     1,369     1,560     1,444
Other fee income .......................................    22,221    21,985    17,660
Net gain on loan sales .................................       663       217       365
Net gain on securities sales ...........................       969       837       159
Discount brokerage commissions .........................     5,176     3,177     3,725
Income from real estate development - Note J ...........     2,517     2,807     3,150
Insurance and annuity commissions ......................     2,805     3,138     3,268
                                                          ----------------------------
  Total other income ...................................    35,720    33,721    29,771

GENERAL AND ADMINISTRATIVE EXPENSE
Salaries and employee benefits .........................    52,155    48,292    46,538
Occupancy, equipment and other office expense ..........    26,007    23,268    20,897
Advertising ............................................     5,065     4,067     5,060
Federal deposit insurance ..............................     7,551     8,907     8,943
SAIF recapitalization ..................................    21,000        --        --
Other ..................................................     6,040     5,631     5,728
                                                          ----------------------------
  General and administrative expense ...................   117,818    90,165    87,166
Loss on foreclosed real estate - Note I ................     1,215     1,159     2,145
                                                          ----------------------------
  Income before income taxes ...........................    39,683    57,131    53,503
Income taxes - Note P ..................................    13,426    20,737    18,991
                                                          ----------------------------
  Net income ...........................................  $ 26,257  $ 36,394  $ 34,512
                                                          ============================
EARNINGS PER SHARE
  Primary ..............................................  $   1.10  $   1.49  $   1.36
  Fully diluted ........................................      1.09      1.49      1.36
                                                          ============================
DIVIDENDS PER SHARE ....................................  $   0.35  $   0.24  $   0.24
                                                          ============================

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


42  St. Paul Bancorp, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended Dec. 31 - Dollars in thousands

                                                                                        1996      1995      1994
                                                                                 -------------------------------
OPERATING ACTIVITIES
Net income ....................................................................  $    26,257  $ 36,394  $ 34,512
Adjustments to reconcile net income to net cash provided by operating activities:
   Provision for loan losses ..................................................        1,750     1,900     5,150
   Provision for losses on foreclosed real estate .............................          868       821     1,713
   Provision for depreciation .................................................        7,134     6,458     5,271
   Assets originated and acquired for sale ....................................      (39,561)  (44,211)  (52,087)
   Sale of assets held for sale ...............................................       43,277    39,682    69,704
   Increase in accrued interest receivable ....................................         (391)   (1,887)   (3,220)
   (Increase) decrease in prepaid expenses and other assets ...................       (1,936)    4,015     1,596
   Increase in other liabilities ..............................................       10,565     6,167    10,522
   Net amortization of yield adjustments ......................................        7,434     4,865      (911)
   Other items, net ...........................................................      (26,905)  (15,217)  (10,674)
                                                                                 -------------------------------
     Net cash provided by operating activities ................................       28,492    38,987    61,576

INVESTING ACTIVITIES
Principal repayments on loans receivable ......................................      598,469   419,232   432,219
Loans originated and purchased for investment .................................   (1,091,642) (539,634) (700,792)
Loans receivable sold .........................................................       13,783     6,537     3,489
Principal repayments on available for sale mortgage-backed securities .........       62,397    21,353    62,506
Principal repayments on held to maturity mortgage-backed securities ...........      151,538   155,418   147,496
Purchase of available for sale mortgage-backed securities .....................           --   (84,040)  (27,127)
Purchase of held to maturity mortgage-backed securities .......................      (51,065)       --  (604,916)
Sale of available for sale mortgage-backed securities .........................       27,542    56,887    15,434
Maturities of available for sale marketable-debt securities ...................       53,250     8,000    21,000
Purchase of available for sale marketable-debt securities .....................      (20,190)     (236)  (20,950)
Purchase of held to maturity marketable-debt securities .......................           --        --   (30,695)
Sale of available for sale marketable-debt securities .........................       10,000        --    70,182
Additions to real estate ......................................................      (16,294)  (10,698)  (18,289)
Real estate sold ..............................................................       45,609    28,445    30,234
Sale (purchase) of Federal Home Loan Bank stock ...............................        1,093    (6,457)    1,443
Purchase of office properties and equipment ...................................       (9,702)   (7,069)   (9,124)
Proceeds from sales of office properties and equipment ........................            2         3       606
                                                                                 -------------------------------
     Net cash provided by (used in) investing activities ......................     (225,210)   47,741  (627,284)

FINANCING ACTIVITIES
Proceeds from issuance of certificates of deposit .............................      448,459   322,446   362,442
Payments for maturing certificates of deposit .................................     (348,021) (328,287) (409,365)
Net increase in other deposit products ........................................        4,807     4,748    27,208
New long-term borrowings ......................................................       50,000       195   210,000
Repayment of long-term borrowings .............................................      (15,000)   (5,285)   (1,201)
Increase (decrease) in short-term borrowings, net .............................       84,715   (45,895)  220,634
Dividends paid to stockholders ................................................       (7,983)   (5,532)   (5,798)
Net proceeds from exercise of stock options ...................................        7,283     3,129     1,431
Purchase of treasury stock ....................................................      (24,906)   (4,342)  (18,355)
Increase (decrease) in advance payments by borrowers for taxes and insurance ..          951    (1,232)    2,329
                                                                                 -------------------------------
   Net cash provided by (used in) financing activities ........................      200,305   (60,055)  389,325
                                                                                 -------------------------------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS ..............................        3,587    26,673  (176,383)
 Cash and cash equivalents at beginning of year ...............................      186,621   159,948   336,331
                                                                                 -------------------------------

CASH AND CASH EQUIVALENTS AT END OF YEAR ......................................  $   190,208  $186,621  $159,948
                                                                                 ===============================


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


                                                    1996 Annual Report/10-K  43

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE A

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION: The consolidated financial statements are comprised of the accounts of St. Paul Bancorp, Inc. (the "Company") and its wholly-owned subsidiaries, St. Paul Federal Bank For Savings (the "Bank"), St. Paul Financial Development Corporation ("St. Paul Financial"), and Annuity Network, Inc. ("Annuity Network").
     The Bank is a consumer-oriented retail financial institution operating 52 banking offices throughout the Chicago, Illinois metropolitan area. St. Paul Financial engages in single family and, from time to time, commercial real estate development and investment in the Chicago metropolitan area. Annuity Network sells annuity products to the Bank's customers through the branch network.
     The financial statements of the Bank include the accounts of its eight wholly owned subsidiaries: SPF Insurance Agency, Inc. (formerly St. Paul Service, Inc.); St. Paul Securities, Inc.; Managed Properties, Inc.; MPI Illinois Corporation; Community Finance Corporation; EFS Service Corporation; EFS/San Diego Service Corporation, and St. Paul Investment Corporation. St. Paul Investment Corporation is incorporated in the state of Delaware; all other subsidiaries are incorporated in the state of Illinois.
     SPF Insurance Agency, Inc. is an insurance agency providing a variety of insurance products for property, automobile, life, disability income, special multi-peril, commercial automobile, dwelling, fire, liability, bonds, workers' compensation, and group health plans.
     The Bank offers discount brokerage services directly to its customers through Investment Network, Inc., a wholly owned subsidiary of St. Paul Securities, Inc. Investment Network, Inc. provides a full line of investment brokerage services through the Bank's branch network. As a registered broker/dealer, the company is subject to regulation under the Securities Exchange Act of 1934. Investment Network, Inc. also provides investment planning services for customers through a subsidiary, Investment Network Advisors, Inc.
     Managed Properties, Inc. and MPI Illinois Corporation are engaged in the management of real estate acquired by the Bank through foreclosure, primarily multifamily and commercial real estate loans.
     Community Finance Corporation holds equity investments in companies that acquire limited partnership interests in low income building development projects that comply with the provisions of the Community Reinvestment Act.
     EFS Service Corporation has participated, from time to time, in real estate joint venture activities.
     EFS/San Diego Service Corporation owns assets leased to others.
     St. Paul Investment Corporation, and its subsidiary, St. Paul Asset Management Company, were formed to acquire and manage certain real estate related assets for the Bank.
USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
CASH AND CASH EQUIVALENTS: Cash and cash equivalents in the Consolidated Statements of Financial Condition and Consolidated Statements of Cash Flows include cash and amounts due from depository institutions, federal funds sold, interest-bearing bank balances, and cash equivalent securities with original maturities of three months or less.
MARKETABLE-DEBT SECURITIES AND MORTGAGE-BACKED SECURITIES ("MBS"): The Company accounts for investment securities under Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities. Under SFAS No. 115, the carrying amount of a security is dependent upon its classification as held to maturity, trading, or available for sale. The accounting for securities in each of the three categories is as follows:
1) Held to Maturity: Investment securities that are classified as held to maturity are recorded at cost, net of unamortized premiums and discounts. Premiums and discounts are amortized using the interest method over the contractual life of marketable-debt securities or estimated life of MBS. Interest income is charged or credited for any adjustment to unamortized discounts and premiums when actual MBS repayments differ substantially from estimates. Declines in value judged to be other than temporary are included in gain or loss on asset sales based upon a specific identification method.
     Management classifies only those securities that it has the positive intent and ability to hold to maturity in this category.
2) Trading Account: Trading account transactions are carried at fair value, with unrealized gains and losses included in earnings. The Company has not used its trading account since 1993 and, accordingly, at Dec. 31, 1996 and 1995, had no assets in its trading account.
3) Available for Sale: Investment securities classified as available for sale are recorded at fair value, with unrealized gains and losses included as a separate component of stockholders' equity, net of the related tax. Premiums and discounts are amortized using the interest method over the contractual life of marketable-debt securities or estimated life of MBS. Interest income is charged or credited for any adjustment to unamortized discounts and premiums when actual MBS repayments differ substantially from estimates. Realized gains and losses and declines in value judged to be other than temporary are included in gain or loss on asset sales, based on a specific identification method.
     In November 1995, the Financial Accounting Standards Board ("FASB") issued A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities (the "FASB Guide"). The FASB Guide allowed for a one-time reclassification of securities between categories without calling into question prior or subsequent portfolio classification. At Dec. 31, 1995, the Company completed a one-time transfer of securities from the held to maturity category to the available for sale category in accordance with the provisions of the FASB Guide. Other than the one-time transfer, the Company has not transferred assets between the trading account, held to maturity, and available for sale categories.

44 St. Paul Bancorp, Inc.

LOANS RECEIVABLE: Loans receivable that are classified as held to maturity are recorded at cost, net of unamortized discounts and premiums and deferred loan origination fees, net of qualifying origination costs. Net deferred loan origination fees are comprised of loan origination and commitment fees and certain direct origination costs which are deferred when loans are originated. Discounts, premiums, and net deferred loan origination fees on originated loans are amortized using the interest method over the remaining contractual life of the assets. Interest income is charged or credited for any unamortized discounts, premiums, and net deferred loan origination fees (and costs) when loans receivable are repaid prior to their contractual maturities. Discounts and premiums on loans purchased as part of a pool of loans, and for which prepayments are probable and reasonably estimated, are amortized using the interest method over the estimated life of the pool of loans. Interest income is charged or credited for any adjustment to unamortized premiums and discounts when actual repayments on these pools differ substantially from estimates.
     Interest income on loans is credited to income when earned. The Bank stops accruing interest on loans deemed potentially uncollectible as a result of delinquency or impairment, as defined by SFAS No. 114, Accounting by Creditors for Impairment of a Loan. Whenever the accrual of interest is stopped, previously accrued but uncollected interest income is reversed. Thereafter, interest is recognized only as cash is received, unless the loan is reinstated. In some cases, cash payments may be applied to principal. Multifamily and commercial real estate loans are placed on nonaccrual status when they become 60 days delinquent or are considered impaired. The accrual of interest on government insured loans and single family mortgages with original loan to value ratios of 80% or less is not discontinued regardless of delinquency. All other 1-4 family and consumer loans generally are placed on nonaccrual status when they become 90 days delinquent.
     Reserves for uncollectible loan principal are provided for through the Bank's loan loss allowance. See discussion following.
ACCUMULATED PROVISION FOR LOAN LOSSES: The accumulated provision for loan losses is comprised of specific and general valuation allowances ("reserves"). The Company complies with SFAS No. 114, as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosure, which provides guidance for establishing specific valuation allowances ("SVA") on non-homogeneous individual loans. Loans accounted for under SFAS No. 114 consist of multifamily and commercial real estate loans. Under SFAS No. 114, a loan is considered impaired (and a SVA is established for an amount equal to the impairment) when the carrying amount of the loan exceeds the present value of the expected future cash flows, discounted at the loan's original effective interest rate, or based upon the fair value of the underlying collateral.
     General valuation allowances are based on an evaluation of the various risk components which are inherent in each of the credit portfolios, including off-balance sheet items. The risk components which are evaluated include the level of nonperforming and classified assets, geographic concentrations of credit, economic conditions, trends in real estate values, the impact of changing interest rates on borrower debt service, as well as historical loss experience, peer group comparisons, and regulatory guidance.

     Additions to general and specific valuation allowances are reflected in current operations. Management may transfer reserves between the general and specific valuation allowances as considered necessary. Charge-offs of general and specific valuation allowances are made when loan principal is considered uncollectible. Recoveries are credited to the accumulated provision for loan losses when realized.
     The adequacy of the accumulated provision for loan losses is approved on a quarterly basis by the Loan Loss Reserve Committee of the Bank's Board of Directors. The accumulated provision for loan losses reflects Management's best estimate of the reserves needed to provide for impairment of multifamily and commercial real estate loans as well as other perceived credit risks of the Bank. However, actual results could differ from this estimate and future additions to the reserves may be necessary based on unforeseen changes in economic conditions. In addition, federal regulators periodically review the Bank's accumulated provision for loan losses. Such regulators have the authority to require the Bank to recognize additions to the reserves at the time of their examination.
LOANS HELD FOR SALE: Loans classified as "held for sale" are comprised of 1-4 family real estate loans originated for resale in the secondary market and certain education loans. Loans are identified as held for sale before or soon after origination or purchase.
     Loans held for sale are accounted for at the lower of cost or market, with each periodic lower of cost or market adjustment included in earnings. The lower of cost or market value is determined on an individual loan basis. The fair value of loans held for sale is based on actual sales contracts and bids published by the secondary market.
REAL ESTATE OWNED ("REO") AND REO IN-SUBSTANCE FORECLOSURES ("ISF"): REO and REO ISF initially are recorded at the lower of net book value or fair value, less estimated costs to sell. The accumulated provision for loan losses is charged for any excess of net book value over fair value at the foreclosure or in-substance foreclosure date. Loans are classified as REO ISF based upon SFAS No. 114. The Bank had no REO ISF at Dec. 31, 1996 or 1995.
     Subsequent to foreclosure, the accumulated provision for foreclosed real estate losses is used to establish specific reserves on individual REO properties as declines in market value occur and to provide general reserves for losses associated with risks inherent in the REO portfolio. In evaluating the adequacy of the accumulated provision for foreclosed real estate losses, Management considers the market value of specific real estate assets in relationship to their book values, as well as the potential for further market value declines.
LOAN SERVICING FEES AND RELATED RECEIVABLES: The Bank services mortgage loans that have been sold to investors and has purchased mortgage servicing rights. Fees earned for servicing loans owned by investors are reported as income when the related mortgage loan payments are collected. Loan servicing costs are charged to expense as incurred.
     When mortgage loans are sold, the gain or loss on the transaction is adjusted to recognize an excess service fee receivable. In general, the excess service fee receivable represents the present value of the servicing spread rate, in excess of the "normal" servicing rate over the estimated life of the underlying mortgage loans. The excess service fee receivable is amortized as an adjustment to loan servicing fee income using the interest method over the remaining contractual term.

                                                      1996 Annual Report/10-K 45

     During 1996, the Company adopted SFAS No. 122, Accounting for Mortgage Servicing Rights. For loans that the Bank originates and holds for sale or securitizes with servicing rights retained, this Statement requires that the total cost of the mortgage loan be allocated to mortgage servicing rights and the loan based upon their relative fair market value. The amount capitalized as originated mortgage servicing rights are amortized in proportion to, and over the period of, estimated net servicing income. Previously, these costs were included in the basis of loans that are sold, thereby reducing the net gain on asset sales included in other income. During 1996, the Company capitalized $392,000 of originated mortgage servicing rights that under prior accounting rules would have reduced the gain on asset sales. Purchased mortgage servicing rights are being amortized in proportion to, and over the period of, estimated net servicing income. See Note M - Prepaid Expenses and Other Assets for further details.
OFFICE PROPERTIES AND EQUIPMENT: Office properties and equipment, including assets under capital leases, are carried at cost. Depreciation and amortization are computed principally using the straight-line method over estimated useful lives of the assets and the remaining term of capital leases, respectively. EMPLOYEE BENEFITS: Net pension costs are based on the provisions of SFAS No. 87, Employers' Accounting for Pensions. The actuarially determined pension benefits are based on the projected unit credit method. Post-retirement benefits, such as health care and life insurance, are accounted for under the provisions of SFAS No. 106, Employers' Accounting for Post-Retirement Benefits Other Than Pensions, which requires that the projected future cost of providing these benefits be recognized as an expense as employees render service, instead of when benefits are paid. The projected future cost of providing post-employment benefits (other than retirement) are accounted for under the provisions of SFAS No. 112, Employers' Accounting for Post-Employment Benefits, which requires these costs be recognized as an expense as employees render service, instead of when the benefits are paid.
     The Company has established an Employee Stock Ownership Plan ("ESOP") for its employees. The Company applies the provisions of the American Institute of Certified Public Accountants Statement of Position ("SOP") 93-6, Employers' Accounting for Employee Stock Ownership Plans, which was prospectively adopted in 1994. SOP 93-6 requires that the recognition of compensation expense for ESOP shares acquired after 1992 and not committed to be released before the beginning of 1994 be measured based on the fair value of those shares when committed to be released to employees, rather than based on their original cost.
     As of Dec. 31, 1996, the ESOP had 245,438 shares acquired after Dec. 31, 1992 that are committed to be released beginning in 1997 and have not been allocated to ESOP participants. The effect of SOP 93-6 on net income in 1997 is expected to be nominal, as only a small amount of the unearned SOP 93-6 shares are expected to be released. The effect on future periods is not determinable because expense will be based on future prices of St. Paul Bancorp stock. In addition, under SOP 93-6, these unallocated shares are not considered outstanding and were excluded from the earnings per share ("EPS") calculation beginning in 1994. Also, under SOP 93-6, dividends on the unearned ESOP shares were reported as a reduction of accrued interest on the ESOP borrowing rather than as a reduction of retained earnings. The ESOP borrowing is reported as a liability on the Company's Statement of Financial Condition; this liability will be reduced as the ESOP repays the borrowing. The unearned ESOP shares are reported as a reduction of stockholders' equity; this contra-equity account will be reduced as the unearned shares are released to the ESOP.
     Shares acquired by the ESOP prior to 1994 are accounted for in accordance with the AICPA SOP No. 76-3, Accounting Practices for Certain Employee Stock Ownership Plans. Compensation expense was charged for the contributions made by the Bank to service the ESOP borrowing and other contributions approved by the Company. The ESOP borrowing is reported as a liability and a reduction in stockholders' equity on the Company's Statement of Financial Condition. Both the liability and contra-equity accounts are reduced as the borrowing is repaid.
     The Company maintains stock option plans for the benefit of directors, officers and other key employees of the Company and its subsidiaries. The Company accounts for stock options in accordance with Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees. Under APB No. 25, compensation expense is recorded for the difference, if any, between the exercise price of the stock-based award and the market price of the underlying stock at the date of grant. Because the Company grants stock options at an exercise price that equals the market value of the Company stock on the date of grant, no compensation expense is recorded.
     During 1996, the Company adopted SFAS No. 123, Accounting for Stock-Based Compensation. This Statement requires that employers account for the issuance of stock-based compensation to employees, such as employee stock options, by either applying the provisions of APB No. 25 or based upon the fair value of the award at the date of grant. However, if the employer continues to use APB No. 25, pro forma disclosure of the results of operations must be made as if the fair value method of accounting for these awards had been used. Because the Company continues to use APB No. 25 for stock options and provides the required pro forma disclosures, adoption of the Statement had no impact on the results of operations during the year. See Note R-Stock Option Plans for further details.
INCOME TAXES: The Company files a consolidated tax return with its wholly owned subsidiaries. The intercompany settlement of taxes paid is based on a tax sharing agreement that generally allocates taxes to each entity based upon a separate return basis. The Company provides for income taxes based upon the provisions of SFAS No. 109, Accounting for Income Taxes. The provision for income tax expense is determined using the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred taxes arise because certain transactions affect the determination of taxable income for financial reporting purposes in periods different from the period in which the transactions affect taxable income for tax return purposes. Current tax expense is provided based upon the actual tax liability incurred for tax return purposes.

46    St. Paul Bancorp, Inc.

INTEREST RATE EXCHANGE AGREEMENTS: The Company has entered into interest rate exchange agreements to modify the interest characteristics of its outstanding debt and deposits from a floating to a fixed rate basis. These agreements involve the receipt of floating rate amounts in exchange for fixed rate payments over the life of the agreements without an exchange of the underlying notional amount. The differential to be paid or received is accrued as interest rates change and recognized as an adjustment to interest expense related to the debt or deposit. The related amount payable to or receivable from counterparties is included in other liabilities or assets. The fair value of the swap agreements is disclosed in Note X - Fair Value of Financial Instruments but has not been recognized in the primary financial statements. EARNINGS PER SHARE: Earnings per share are based on the weighted average number of shares outstanding. Primary and fully diluted earnings per share are computed using the treasury stock method. Stock options issued to key employees represent the only common stock equivalent of the Company. In accordance with SOP 93-6 and beginning in 1994, unallocated ESOP shares were excluded from the calculation of earnings per share.
FAIR VALUE OF FINANCIAL Instruments: SFAS No. 107, Disclosures About Fair Value of Financial Instruments, as amended by SFAS No. 119, Disclosures About Derivative Financial Instruments and Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments whether or not recognized in the statement of financial condition, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based upon estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including discount rates and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and may not be realizable in immediate settlement of the instrument. SFAS No. 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. For this reason and others, the aggregate fair value amounts presented do not represent the underlying value of the Company.
IMPACT OF OTHER RECENTLY ISSUED ACCOUNTING STANDARDS: In 1996, the Company adopted SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. This Statement requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. This Statement also addresses the accounting for long-lived assets that are expected to be disposed of. The effect of the adoption of this Statement was not material.
     In June 1996, the FASB issued SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This Statement provides new accounting and reporting standards for sales, securitizations, and servicing of receivables and other financial assets, for certain secured borrowing and collateral transactions, and for extinguishments of liabilities. The Statement requires the Company to recognize the financial and servicing assets it controls and the liabilities it has incurred and to derecognize financial assets when control has been surrendered in accordance with the criteria provided in the Statement. Based upon current circumstances, Management believes the application of the new rules will not have a material impact on the financial statements.
     The Company will adopt this Statement in 1997. However, the FASB has issued SFAS No. 127, Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125 that would delay until 1998 the effective date of those provisions of the Statement that deal with securities lending, repurchase and dollar repurchase agreements, and their recognition.
RECLASSIFICATIONS: Certain prior year amounts have been reclassified to conform to the 1996 presentation. All share and per share amounts for all periods have been restated for the five-for-four stock split distributed to shareholders on Jan. 14, 1997.

NOTE B
CASH AND CASH EQUIVALENTS
The following tables present the amortized cost and fair values of cash and cash equivalent investments as of Dec. 31, 1996 and 1995.


   DOLLARS IN THOUSANDS                          DEC. 31, 1996
   --------------------------------------------------------------------------
                                                  Gross       Gross
                                  Amortized  Unrealized  Unrealized      Fair
                                       Cost       Gains      Losses     Value
   BY TYPE:

   Cash and amounts due from
     depository institutions ...   $ 98,137         $--         $--  $ 98,137
   Fed funds sold and interest-
     bearing bank balances .....     75,572          --          --    75,572
   Short-term cash
     equivalent securities:
     U.S. Treasury securities ..     14,455          --           4    14,451
     Commercial paper ..........      2,048          --          --     2,048
                                   ------------------------------------------
   Total cash and cash
     equivalent investments ....   $190,212         $--          $4  $190,208
                                   ==========================================



   DOLLARS IN THOUSANDS                        Dec. 31, 1995
   --------------------------------------------------------------------------
                                                  Gross       Gross
                                  Amortized  Unrealized  Unrealized      Fair
                                       Cost       Gains      Losses     Value
   BY TYPE:
   Cash and amounts due from
     depository institutions ...   $111,736         $--         $--  $111,736
   Fed funds sold and interest-
     bearing bank balances .....     41,706          --          --    41,706
   Short-term cash
     equivalent securities:
     U.S. Treasury securities ..     33,173           7           1    33,179
                                   ------------------------------------------
   Total cash and cash
     equivalent investments ....   $186,615         $ 7         $ 1  $186,621
                                   ==========================================


Included in "cash and amounts due from depository institutions" at Dec. 31, 1996 was a $32.1 million reserve requirement maintained with the Federal Reserve Bank of Chicago.

                                                    1996 Annual Report/10K  47

NOTE C
MARKETABLE-DEBT SECURITIES
The following tables present the amortized cost and fair values of marketable-debt securities at Dec. 31, 1996 and 1995.


    DOLLARS IN THOUSANDS                        DEC. 31, 1996
    -----------------------------------------------------------------------
                                                 Gross       Gross
                                 Amortized  Unrealized  Unrealized     Fair
                                      Cost       Gains      Losses    Value
    AVAILABLE FOR SALE:
    U.S. Treasury securities ..    $39,230         $--        $150  $39,080
    U.S. agency securities ....     10,010          13          --   10,023
                                   ----------------------------------------
    Total marketable-debt
     securities ...............    $49,240         $13        $150  $49,103
                                   ========================================


    DOLLARS IN THOUSANDS                    Dec. 31, 1995
    -----------------------------------------------------------------------
                                                 Gross       Gross
                                 Amortized  Unrealized  Unrealized     Fair
                                      Cost       Gains      Losses    Value
    AVAILABLE FOR SALE:
    U.S. Treasury securities ..    $39,416         $40         $58  $39,398
    U.S. agency securities ....     53,424          66         110   53,380
                                   ----------------------------------------
    Total marketable-debt
     securities ...............    $92,840        $106        $168  $92,778
                                   ========================================


The following table summarizes, by amortized cost and fair value, the maturity distribution of marketable-debt securities as of Dec. 31, 1996 based upon contractual maturities:


     DOLLARS IN THOUSANDS       MATURITY SCHEDULE AS OF DEC. 31, 1996
     ----------------------------------------------------------------------
                                       1 Year      1 Year to
                                      or Less        5 Years          Total
     AVAILABLE FOR SALE:
     Amortized cost ..........        $29,251        $19,989        $49,240
     Fair value ..............        $29,240        $19,863        $49,103
     Weighted average yield ..          5.51%          5.16%          5.37%
                                      =====================================


During 1996, $10.0 million of available for sale marketable-debt securities were sold, resulting in a gross gain of $63,000 and a tax liability of $21,000. No sales of marketable-debt securities occurred in 1995. During 1994, $70.2 million of available for sale marketable-debt securities were sold, resulting in a nominal net loss.

     U.S. Treasury securities are used as collateral for tax deposits and ESOP borrowings. The amortized cost of U.S. Treasury securities used as collateral at Dec. 31, 1996 and 1995 was $10.2 million and $8.8 million, respectively.

     As allowed by the FASB Guide, at Dec. 31, 1995 the Bank reclassified $69.6 million of held to maturity marketable-debt securities, with an unrealized loss of $7,000 ($4,500 unrealized loss net of tax), to the available for sale category. See Note A - Summary of Significant Accounting Policies for further details.


NOTE D

MORTGAGE-BACKED SECURITIES

The following tables present the amortized cost and fair values of MBS at Dec. 31, 1996 and 1995, including securities issued by Federal National Mortgage Association ("FNMA"), Federal Home Loan Mortgage Corporation ("FHLMC"), as well as Collateralized Mortgage Obligations ("CMOs").




DOLLARS IN THOUSANDS                                        DEC. 31, 1996
-----------------------------------------------------------------------------------------------------
                                                    Gross                  Gross
                         Amortized             Unrealized             Unrealized                   Fair
                              Cost                  Gains                 Losses                  Value
AVAILABLE FOR SALE:
FNMA ................     $484,728                 $9,166                 $2,276               $491,618
FHLMC ...............      106,038                     --                  2,040                103,998
Privately issued ....       23,331                    182                  1,233                 22,280
CMOs ................        2,766                     19                     12                  2,773
                        -------------------------------------------------------------------------------
                           616,863                  9,367                  5,561                620,669

HELD TO MATURITY:
Privately issued ....      410,828                    341                  3,100                408,069
CMOs ................       92,058                     --                  1,947                 90,111
FNMA ................       39,427                     30                    135                 39,322
                        -------------------------------------------------------------------------------
                           542,313                    371                  5,182                537,502
                        -------------------------------------------------------------------------------
Total MBS ...........   $1,159,176                 $9,738                $10,743             $1,158,171
                        ===============================================================================


DOLLARS IN THOUSANDS                                        Dec. 31, 1995
---------------------------------------------------------------------------------------------------------
                                                    Gross                  Gross
                         Amortized             Unrealized             Unrealized                   Fair
                              Cost                  Gains                 Losses                  Value
AVAILABLE FOR SALE:
FNMA ................     $135,224                 $1,179                 $1,004               $135,399
FHLMC ...............      157,837                    930                  1,668                157,099
Privately issued ....       32,887                    199                    952                 32,134
CMOs ................        3,571                     10                     78                  3,503
                          -----------------------------------------------------------------------------
                           329,519                  2,318                  3,702                328,135

HELD TO MATURITY:
Privately issued ....      554,462                  1,590                  6,694                549,358
CMOs ................       92,825                     --                  2,631                 90,194
                          -----------------------------------------------------------------------------
                           647,287                  1,590                  9,325                639,552
                          -----------------------------------------------------------------------------
Total MBS ...........     $976,806                 $3,908                $13,027               $967,687
                          =============================================================================

The following table summarizes, by amortized cost and fair value, the contractual maturities of MBS held as of Dec. 31, 1996:

DOLLARS IN THOUSANDS                                  MATURITY SCHEDULE AS OF DEC. 31, 1996
------------------------------------------------------------------------------------------------------------
                                      1 Year     1 Year to    5 Years to       More Than
                                     or Less       5 Years      10 Years        10 Years          Total
AMORTIZED COST:
Available for sale ..                $ 9,295       $44,532      $ 76,745        $486,291      $  616,863
Held to maturity ....                  9,747        46,588        79,956         406,022         542,313
                                     -------------------------------------------------------------------
                                     $19,042       $91,120      $156,701        $892,313      $1,159,176
                                     ===================================================================
FAIR VALUE:
Available for sale ..                $ 9,305       $44,586      $ 76,848        $489,930      $  620,669
Held to maturity ....                  9,679        46,266        79,402         402,155         537,502
                                     -------------------------------------------------------------------
                                     $18,984       $90,852      $156,250        $892,085      $1,158,171
                                     ===================================================================
Weighted
  average yield .....                  6.88%          6.88%         6.88%           6.93%           6.92%
                                     ===================================================================

48  St. Paul Bancorp, Inc.

The amortized cost of MBS used to collateralize certain deposits, securities sold under agreements to repurchase, recourse arrangements, and various other borrowings was $95.4 million at Dec. 31, 1996 and $101.5 million at Dec. 31, 1995.

     MBS totalling $391.9 million and $31.6 million at Dec. 31, 1996 and 1995, respectively, represent loans originated, securitized and serviced by the Bank.

     During 1996, $27.5 million of available for sale MBS were sold, resulting in a gross gain of $855,000 and a tax liability of $289,000. During 1995, $56.9 million of available for sale MBS were sold, resulting in a gross gain of $907,000 and a gross loss of $70,000 and a tax liability of $304,000. During 1994, $15.4 million of available for sale MBS were sold, resulting in a gross gain of $174,000 and a tax liability of $63,000. No held to maturity MBS were sold during 1996, 1995 or 1994.

     As allowed under the FASB Guide, the Bank reclassified $190.7 million of held to maturity MBS, with an unrealized loss of $3.0 million ($1.9 million unrealized loss net of tax), to the available for sale category at Dec. 31, 1995. See Note A - Summary of Significant Accounting Policies for further details.


NOTE E
LOANS RECEIVABLE
Loans receivable as of Dec. 31, 1996 and 1995 are summarized as follows:


DOLLARS IN THOUSANDS                                                1996        1995
------------------------------------------------------------------------------------
REAL ESTATE LOANS:
1-4 family units ...........................................  $1,751,545  $1,659,836
Multifamily units ..........................................     991,278     982,017
Commercial .................................................      54,985      54,981
Land and land development ..................................       1,633       1,940
                                                              ----------------------
                                                               2,799,441   2,698,774
                                                              ----------------------
CONSUMER LOANS:
Automobile .................................................      16,017      19,856
Personal ...................................................       1,193         165
Secured by deposits ........................................       1,169       2,307
Home improvement ...........................................         282         578
Education ..................................................         210         261
                                                              ----------------------
                                                                  18,871      23,167
                                                              ----------------------
Contract amount of loans receivable ........................   2,818,312   2,721,941
ADD (DEDUCT):
Net unearned premiums(discounts) ...........................         (79)        372
Net deferred loan costs(fees) ..............................        (152)        196
                                                              ----------------------
Loans receivable ...........................................   2,818,081   2,722,509
Less: accumulated provision for
 loan losses - Note F ......................................     (35,965)    (38,619)
                                                              ----------------------
Net loans receivable .......................................  $2,782,116  $2,683,890
                                                               =====================
Combined weighted average yield
 of loans receivable .......................................       7.66%        7.69%
                                                               =====================


The Company classifies loans in its portfolio as impaired in accordance with SFAS No. 114, as amended by SFAS No. 118. The following schedules provide a rollforward of the total recorded investment in impaired loans, the recorded investment in impaired loans for which there is no specific allowance for credit losses, and of the recorded investment in impaired loans for which there is a related specific allowance during the years ended Dec. 31, 1996 and 1995. Most of the Company's impaired loans are multifamily loans.




                                                                                 THE AMOUNT OF THE RECORDED INVESTMENT
                                 THE TOTAL RECORDED INVESTMENT IN              FOR WHICH THERE IS NO RELATED "SPECIFIC"
                                          IMPAIRED LOANS                               ALLOWANCE FOR CREDIT LOSS
                              ---------------------------------------     ------------------------------------------------------
                                                                Total                                                      Total
                              Performing   Nonperforming     Impaired      Performing              Nonperforming        Impaired
DOLLARS IN THOUSANDS               Loans           Loans        Loans           Loans                      Loans           Loans
---------------------------------------------------------------------     ------------------------------------------------------
Balance at Dec. 31, 1994 ..      $27,014         $ 1,867      $28,881         $22,950                    $ 1,867         $24,817
New Impairments ...........       30,796           5,983       36,779          25,186                      4,974          30,160
Transfer to REO ...........       (5,707)         (2,768)      (8,475)         (5,707)                    (2,768)         (8,475)
Charge-offs ...............       (5,652)           (843)      (6,495)             --                         --              --
Improvement in Valuation ..       (6,413)             --       (6,413)         (5,504)                        --          (5,504)
Repayments ................       (8,973)            (63)      (9,036)         (8,852)                       (63)         (8,915)
                               --------------------------------------        ---------------------------------------------------
Balance at Dec. 31, 1995 ..       31,065           4,176       35,241          28,073                      4,010          32,083
New Impairments ...........       48,093          17,415       65,508          43,022                     15,448          58,470
Transfer to REO ...........           --         (19,458)     (19,458)             --                    (19,458)        (19,458)
Charge-offs ...............       (2,070)         (2,133)      (4,203)             --                         --              --
Improvement in Valuation ..      (10,661)             --      (10,661)        (10,494)                        --         (10,494)
Repayments ................       (5,007)             --       (5,007)         (4,440)                        --          (4,440)
                               --------------------------------------         --------------------------------------------------
Balance at Dec. 31, 1996 ..      $61,420         $    --      $61,420         $56,161                    $    --         $56,161
                               ======================================         ==================================================


                                    THE AMOUNT OF THE RECORDED INVESTMENT
                                   FOR WHICH THERE IS A RELATED "SPECIFIC"
                                          ALLOWANCE FOR CREDIT LOSS
                              ----------------------------------------------------
                                                                             Total
                              Performing              Nonperforming       Impaired
DOLLARS IN THOUSANDS               Loans                      Loans          Loans
----------------------------------------------------------------------------------
Balance at Dec. 31, 1994 ..       $4,064                     $   --        $ 4,064
New Impairments ...........        5,610                      1,009          6,619
Transfer to REO ...........           --                         --             --
Charge-offs ...............       (5,652)                      (843)        (6,495)
Improvement in Valuation ..         (909)                         --          (909)
Repayments ................         (121)                         --          (121)
                                  ------------------------------------------------
Balance at Dec. 31, 1995 ..        2,992                        166          3,158
New Impairments ...........        5,071                      1,967          7,038
Transfer to REO ...........           --                         --             --
Charge-offs ...............       (2,070)                    (2,133)        (4,203)
Improvement in Valuation ..         (167)                        --           (167)
Repayments ................         (567)                        --           (567)
                                  ------------------------------------------------
Balance at Dec. 31, 1996 ..       $5,259                     $   --        $ 5,259
                                  ================================================



                                                    1996 Annual Report/10-K  49

The following table presents the average recorded investment in impaired loans during the years ending Dec. 31, 1996, 1995 and 1994 and the amount of interest income recorded on a cash basis during that same period. All interest income recorded on impaired loans was from cash received.


DOLLARS IN THOUSANDS            1996                    1995                    1994
--------------------------------------------------------------------------------------------
                                    Interest                Interest                Interest
                                      Income                  Income                  Income
                         Average    Recorded     Average    Recorded     Average    Recorded
                        Recorded        on a    Recorded        on a    Recorded        on a
                      Investment  Cash Basis  Investment  Cash Basis  Investment  Cash Basis

Performing
  loans ............     $48,204      $3,535     $35,817      $3,013     $32,701      $2,795
Nonperforming
  loans ............       1,330          --       1,518          22      10,313          42
                         -------------------------------------------------------------------
Total ..............     $49,534      $3,535     $37,335      $3,035     $43,014      $2,837
                         ===================================================================


The Bank had $9.1 million of nonperforming loans that were not subject to the provisions of SFAS No. 114 because they were considered part of large, homogeneous loan portfolios.

     As of Dec. 31, 1996 and 1995, the Bank reported no troubled debt restructured loans.

NOTE F
ACCUMULATED PROVISION FOR LOAN LOSSES
Activity in the accumulated provision for loan losses is summarized as follows:


DOLLARS IN THOUSANDS
------------------------------------------------------------
                             Real Estate  Consumer     Total
                                   Loans     Loans     Loans
Balance at Dec. 31, 1993 ..      $45,982      $592   $46,574
Provision for losses ......        5,080        70     5,150
Charge-offs ...............       (9,934)     (309)  (10,243)
Recoveries ................          670        45       715
Transfers .................         (314)      314        --
                                 ---------------------------
Balance at Dec. 31, 1994 ..       41,484       712    42,196
Provision for losses ......        1,900        --     1,900
Charge-offs ...............       (7,754)     (125)   (7,879)
Recoveries ................        2,346        56     2,402
Transfers .................           48       (48)       --
                                 ---------------------------
Balance at Dec. 31, 1995 ..       38,024       595    38,619
Provision for losses               1,750        --     1,750
Charge-offs ...............       (5,044)      (69)   (5,113)
Recoveries ................          650        59       709
Transfers .................          116      (116)       --
                                 ---------------------------
Balance at Dec. 31, 1996 ..      $35,496      $469   $35,965
                                 ===========================


See Note A - Summary of Significant Accounting Policies for a description of the Company's accounting policy for the accumulated provision for loan losses.


NOTE G
LOANS HELD FOR SALE AND LOANS SERVICED FOR OTHERS
Loans held for sale as of Dec. 31, 1996 and 1995 are as follows:




DOLLARS IN THOUSANDS                               1996                                1995
------------------------------------------------------------------------------------------------------
                                            Cost          Fair Value             Cost       Fair Value
1-4 family real estate loans......       $ 2,836             $ 2,865          $ 5,187          $ 5,242
Education loans...................         9,156               9,156           10,396           10,396
                                         -------------------------------------------------------------
Loans held for sale...............       $11,992             $12,021          $15,583          $15,638
                                         =============================================================

The following are related mortgage servicing portfolio statistics at Dec. 31, 1996, 1995 and 1994:

DOLLARS IN THOUSANDS                                                                 1996              1995             1994
----------------------------------------------------------------------------------------------------------------------------
Total mortgage servicing portfolio ...................................         $2,893,201        $2,960,382       $3,091,002
Loans serviced for others ............................................            862,422           528,488          611,978
Loans serviced and held in
  MBS portfolio ......................................................            391,919            31,635           81,997

NOTE H
ACCRUED INTEREST RECEIVABLE
Accrued interest receivable as of Dec. 31, 1996 and 1995 consisted of the following:

DOLLARS IN THOUSANDS                                                                                   1996             1995
----------------------------------------------------------------------------------------------------------------------------
Investments ..........................................................                               $1,501           $2,329
MBS ..................................................................                                7,341            6,506
Loans receivable .....................................................                               16,903           16,519
                                                                                                    ------------------------
Total accrued interest receivable ....................................                              $25,745          $25,354
                                                                                                    ========================

NOTE I
FORECLOSED REAL ESTATE

The components of foreclosed real estate at Dec. 31, 1996 and 1995 are as follows:

DOLLARS IN THOUSANDS                                                                                   1996             1995
----------------------------------------------------------------------------------------------------------------------------
REO ..................................................................                               $2,918          $12,616
Less accumulated provision for REO losses ............................                                 (284)          (1,974)
                                                                                                     -----------------------
Total foreclosed real estate .........................................                               $2,634          $10,642
                                                                                                     ========================

The following schedule provides a rollforward of the accumulated provision for REO losses:

DOLLARS IN THOUSANDS                                                                  1996              1995            1994
----------------------------------------------------------------------------------------------------------------------------
Balance at Jan. 1 ....................................................             $ 1,974           $ 2,019          $  819
Provision for losses .................................................                 868               821           1,713
Charge-offs ..........................................................              (2,662)           (1,143)           (556)
Recoveries ...........................................................                 104               277              43
                                                                                    ----------------------------------------
Balance at Dec. 31 ...................................................              $  284           $ 1,974          $2,019
                                                                                     =======================================


The following schedule provides details of the results of operations on foreclosed real estate for the years ended Dec. 31, 1996, 1995 and 1994:

DOLLARS IN THOUSANDS                                                                  1996              1995            1994
----------------------------------------------------------------------------------------------------------------------------
Operating income on foreclosed real estate ...........................            $  1,079           $ 1,491         $ 1,438
Operating expense on foreclosed real estate ..........................               1,472             2,022           2,251
                                                                                  ------------------------------------------
Net operating loss on foreclosed real estate .........................                (393)             (531)           (813)
Gains on sale of foreclosed real estate ..............................                  46               193             381
Provision for losses on REO ..........................................                (868)             (821)         (1,713)
                                                                                   ------------------------------------------
Loss on foreclosed real estate .......................................             $(1,215)          $(1,159)        $(2,145)
                                                                                   ==========================================

50  St. Paul Bancorp, Inc.

NOTE J
REAL ESTATE HELD FOR DEVELOPMENT OR INVESTMENT
Income from real estate development or investment operations is summarized as follows:


DOLLARS IN THOUSANDS                                               1996     1995    1994
-----------------------------------------------------------------------------------------
Sale of real estate ..........................................  $12,956  $15,539  $16,379
Cost of sales ................................................   10,439   12,732   13,229
                                                                -------------------------
Income from real estate development ..........................    2,517    2,807    3,150
Other income .................................................       42      119      117
General and administrative expense ...........................    1,502    1,396    1,251
Interest income, net of interest expense .....................      123      956      494
                                                                 ------------------------
Income before income taxes ...................................   $1,180   $2,486   $2,510
                                                                 ========================


Interest capitalized to the balance of real estate held for development or investment amounted to $567,000, $720,000 and $620,000 during 1996, 1995 and
1994, respectively.

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

     Dividends earned on FHLB stock were $2.4 million, $2.3 million and $1.8 million in 1996, 1995 and 1994, respectively. Dividend income is included with other investment income on the Consolidated Statements of Income.

     FHLB stock is used as collateral for FHLB advances.

NOTE L
OFFICE PROPERTIES AND EQUIPMENT
Office properties and equipment at December 31, 1996 and 1995 are summarized as follows:


DOLLARS IN THOUSANDS                                              1996     1995
-------------------------------------------------------------------------------
COST:
Land ........................................................  $ 8,435  $ 8,410
Buildings and improvements ..................................   38,536   37,915
Furniture, fixtures and equipment ...........................   39,786   32,434
Leasehold improvements ......................................    3,207    3,153
                                                               ----------------
                                                                89,964   81,912
Less allowances for depreciation and amortization ...........   42,678   37,192
                                                               ----------------
Total office properties and equipment .......................  $47,286  $44,720
                                                               ================


In connection with a branch acquisition in 1991, the Bank entered into a capital lease agreement for the use of one branch facility. Although the lease had a term of 25 years, the Bank exercised its option and purchased the facility in January 1997 for $1.65 million in cash and a $1.1 million security deposit held by the lessor. The purchase of the facility is expected to save over $500,000 annually in lease payments over the remaining term of the lease. The Bank also has operating leases on certain office properties. Rent expense incurred in connection with these leases was $2.7 million in 1996 and $2.3 million in both 1995 and 1994.

     Minimum future operating lease commitments are summarized as follows:


DOLLARS IN THOUSANDS                                                    YEAR ENDING DEC. 31
-------------------------------------------------------------------------------------------
1997 ..........................................................................      $1,805
1998 ..........................................................................       1,569
1999 ..........................................................................       1,083
2000 ..........................................................................         947
2001 ..........................................................................         842
Later years ...................................................................       6,404
                                                                                    -------
Total .........................................................................     $12,650
                                                                                    =======

NOTE M
PREPAID EXPENSES AND OTHER ASSETS
Prepaid expenses and other assets at Dec. 31, 1996 and 1995 are summarized as follows:

DOLLARS IN THOUSANDS                                                                       1996              1995
-----------------------------------------------------------------------------------------------------------------
Deferred tax asset (net) - Note P..............................................         $ 9,604           $13,533
Mortgage servicing rights .....................................................           3,547                94
Excess of purchase price over fair value
 of assets acquired ...........................................................           1,248             1,369
Prepaid FDIC insurance premiums ...............................................             530             1,805
Excess servicing fee receivable ...............................................             376               525
Other prepaid assets and deferred charges .....................................          18,805            14,848
                                                                                        -------------------------
Total prepaid expenses and other assets .......................................         $34,110           $32,174
                                                                                        =========================


The amortization of the excess of purchase price over fair value of assets acquired (i.e., goodwill) amounted to $121,000, $203,000 and $220,000 for 1996,
1995 and 1994, respectively.

     During 1996, the Company adopted SFAS No. 122 Accounting for Mortgage Servicing Rights. See Note A - Summary of Significant Accounting Policies for further details. The following table provides a rollforward of mortgage servicing rights for the years ended Dec. 31, 1996 and 1995:


DOLLARS IN THOUSANDS     1996  1995
-----------------------------------
                          .
Balance at Jan. 1 ...  $   94   $94
Additions ...........   3,528    --
Amortization ........     (75)   --
                       ------------
Balance at Dec. 31 ..  $3,547   $94
                       ============


For the purpose of evaluating and measuring impairment of capitalized mortgage servicing rights, the Bank stratifies these rights based on two predominant risk characteristics - property type (i.e., single-family vs. multifamily) and interest rate type (i.e., fixed vs. adjustable). Impairment is recognized through a valuation allowance related to each individual stratum. There has been no activity in the valuation allowance during 1996 and 1995. The fair value of mortgage servicing rights was $3.7 million at Dec. 31, 1996. See Note X - Fair Value of Financial Instruments for further details.

                                                   1996 Annual Report/10-K  51

NOTE N
DEPOSITS
Deposit balances at Dec. 31, 1996 and 1995 are summarized as follows:

                                                                       Weighted Average
                                                                       Interest Rate
                                                                       as of Dec. 31
                                                                       ----------------
DOLLARS IN THOUSANDS                                                       1996      1995         1996                 1995
-----------------------------------------------------------------------------------------------------------------------------------
CHECKING, SAVINGS, AND MONEY MARKET ACCOUNTS:                                                  Amount  Percent      Amount  Percent
Interest-bearing checking ...........................................      1.74%     1.73%   $236,003      7.1%   $246,054      7.6%
Noninterest-bearing checking ........................................        --        --     134,858      4.1     129,230      4.0
Other noninterest-bearing accounts ..................................        --        --      37,573      1.1      34,079      1.1
Savings accounts ....................................................      2.43      2.41     680,633     20.4     694,401     21.5
Money market accounts ...............................................      3.60      3.13     217,999      6.5     198,495      6.1
                                                                           --------------------------------------------------------
Checking, Savings, and Money Market Accounts ........................      2.18      2.09   1,307,066     39.2   1,302,259     40.3
CERTIFICATES OF DEPOSIT: (a)
3 months and under ..................................................      4.00      4.00      25,146      0.8      26,471      0.8
4 months ............................................................      4.00      4.00       4,811      0.1      17,005      0.5
5 months ............................................................      5.10      5.72      22,152      0.7     106,926      3.3
6 months ............................................................      5.13      5.23     242,860      7.3     191,721      5.9
6-5-4 month (b) .....................................................        --      6.28          --       --     197,660      6.1
7 months ............................................................      5.50      6.51     127,106      3.8     129,850      4.0
8 months ............................................................        --      6.90          --       --     129,651      4.0
9 months ............................................................      5.24      5.56      22,587      0.7      60,722      1.9
11 months ...........................................................      5.95        --     749,311     22.5          --       --
12 months ...........................................................      5.19      5.69     193,892      5.8     315,886      9.8
13 months ...........................................................      5.87        --      21,128      0.6          --       --
15 months ...........................................................      5.27      5.52       5,143      0.1       7,245      0.2
18 months ...........................................................      5.61      5.56      80,133      2.4      75,248      2.3
24 months ...........................................................      5.73      4.78      55,358      1.7      48,154      1.5
30 months ...........................................................      5.31      4.63      84,875      2.5     149,989      4.7
36 months ...........................................................      5.23      4.79      61,059      1.8      92,280      2.9
42 months ...........................................................      5.49      5.26       3,030      0.1       5,297      0.2
48 months ...........................................................      5.62      5.61      10,133      0.3      10,681      0.3
60 months ...........................................................      5.55      5.89     228,970      6.9     274,509      8.5
84-120 months .......................................................      6.08      6.09      61,316      1.8      55,981      1.8
Jumbo accounts ......................................................      4.74      4.62       3,339      0.1       4,112      0.1
Other ...............................................................      9.21      8.82      27,640      0.8      30,163      0.9
                                                                           --------------------------------------------------------
Certificates of deposit .............................................      5.68      5.77   2,029,989     60.8   1,929,551     59.7
                                                                           --------------------------------------------------------
Total deposits (c) ..................................................      4.31%     4.29% $3,337,055    100.0% $3,231,810    100.0%
                                                                           ========================================================
Accrued interest ....................................................                         $20,720              $13,124
                                                                                           -------------------------------
Total deposit-related liabilities ...................................                      $3,357,775           $3,244,934
                                                                                           ===============================


(a) BASED UPON ORIGINAL MATURITIES.
(b) INITIAL TERM SIX MONTHS, WITH OPTION TO RENEW FOR FIVE MONTHS AND THEN FOUR MONTHS AT PREDETERMINED INTEREST RATES.
(c) INCLUDES $299.4 MILLION AND $244.5 MILLION OF DEPOSITS IN DENOMINATIONS OF $100,000 OR MORE AT DEC. 31, 1996 AND 1995, RESPECTIVELY.


Interest expense by category of deposit is summarized as follows:


DOLLARS IN THOUSANDS          1996        1995      1994
--------------------------------------------------------
Checking accounts.......    $4,098      $4,218    $4,481
Savings accounts........    16,750      17,502    20,246
Money market accounts...     6,938       6,703     7,809
Certificates of deposit.   111,647     104,318    82,426
                          ------------------------------
                          $139,433    $132,741  $114,962
                          ==============================

The following table presents the scheduled maturity of certificates of deposit in each of the next five years and thereafter:


                                      Weighted
                          Scheduled    Average
DOLLARS IN THOUSANDS       Maturity     Rate
---------------------------------------------
YEAR ENDING DEC. 31,
1997.................    $1,579,793     5.58%
1998.................       225,118     5.58
1999.................        86,370     5.69
2000.................        37,894     6.64
2001.................        37,630     6.27
2002 and thereafter..        63,184     7.41
                         ----------     ----
                         $2,029,989     5.68%
                         ==========     ====

NOTE O
BORROWINGS
Borrowings consisted of the following at Dec. 31, 1996 and 1995:

DOLLARS IN THOUSANDS                    1996                     1995
---------------------------------------------------------------------------------
                                                Weighted                 Weighted
                                   Amount        Average     Amount        Average
                                 Borrowed  Interest Rate   Borrowed  Interest Rate
SHORT-TERM:
FHLB advances...................  $315,314          5.76%  $125,285           5.90%
Securities sold under
  agreements to repurchase......    50,000          5.49     50,000           5.83
Capital lease obligations.......     1,353         34.95         --             --
ESOP borrowings..................      187          8.25         83           8.62
                                  ------------------------------------------------
                                   366,854          5.82    175,368           5.88
LONG-TERM:
FHLB advances ..................   141,085          6.32    211,399           6.42
Subordinated notes (net of
 unamortized discount in
 1996-$687; 1995-$834)..........    33,813          8.79     33,666           8.79
Mortgage-backed notes ..........    16,400          8.54     16,400           8.54
ESOP borrowings.................     3,092          8.25      3,285           8.62
Capital lease obligations.......        --            --      1,309          33.73
                                  ------------------------------------------------
                                   194,390          6.96    266,059           7.00
                                  ------------------------------------------------
Total borrowings                  $561,244          6.22%  $441,427           6.55%
                                  ================================================

52  St. Paul Bancorp, Inc.

The following table presents the maturity distribution of borrowings at Dec. 31, 1996:


DOLLARS IN THOUSANDS                                             YEAR-END 1996 BORROWINGS BY MATURITY
--------------------------------------------------------------------------------------------------------------------
                                                                                                        After
                                                       1997       1998     1999       2000      2001     2001     Total
SHORT-TERM:
FHLB advances .................................... $315,314    $    --   $    --   $    --   $    --    $  --  $315,314
Securities sold under agreements to repurchase ...   50,000         --        --        --        --             50,000
Capital lease obligations ........................    1,353         --        --        --        --       --     1,353
ESOP borrowings ..................................      187         --        --        --        --       --       187
                                                   --------------------------------------------------------------------
                                                    366,854         --        --        --        --       --   366,854
LONG-TERM:
FHLB advances ....................................       --     40,000   100,000        --       248       837  141,085
Subordinated notes ...............................       --         --        --    33,813        --        --   33,813
Mortgage-backed notes ............................       --         --    16,400        --        --        --   16,400
ESOP borrowings ..................................       --        202       217       234       252     2,187    3,092
                                                   --------------------------------------------------------------------
                                                         --     40,202   116,617    34,047       500     3,024  194,390
                                                   --------------------------------------------------------------------
Total borrowings ................................. $366,854    $40,202  $116,617   $34,047      $500    $3,024 $561,244
                                                   =====================================================================
Weighted average rate ............................     5.82%      5.82%     6.81%     8.78%     7.73%     6.70%    6.22%
                                                   ====================================================================



FHLB ADVANCES: As a member of the FHLB System, the FHLB of Chicago is allowed to extend credit to the Bank through advances and letters of credit of up to 20% of the Bank's total assets. The Bank maintains qualifying loans in its portfolio of at least 170% of outstanding advances as collateral for notes payable to the FHLB of Chicago. The FHLB stock is also pledged as collateral. During 1996, the average month-end balance of short-term FHLB advances was $229.9 million, with an average month-end rate of 5.81%. The highest month-end balance during 1996 was $330.3 million. During 1995, the average month-end balance of short-term FHLB advances was $109.0 million, with an average month-end rate of 6.25%. The highest month-end balance during 1995 was $125.3 million.

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE: The Bank enters into sales of securities sold under agreements to repurchase with nationally recognized securities dealers.

     Securities sold under agreements to repurchase can have varying maturities. In exchange for the loan, the Bank pledges designated collateral to the securities dealer. At Dec. 31, 1996, the collateral securing these borrowings had a carrying amount of $52.9 million and a fair value of $51.9 million. As of Dec. 31, 1996, the Bank had approximately $750.0 million of unused credit lines available to borrow under agreements to repurchase. The average amount of securities sold under agreements to repurchase during 1996 was $43.8 million, with an average month-end rate of 5.57%. The highest month-end balance during 1996 for these borrowings was $50.0 million. The average amount of securities sold under agreements to repurchase during 1995 was $60.4 million, with an average month-end rate of 6.17%. The highest month-end balance during 1995 for these borrowings was $100.0 million.

SUBORDINATED NOTES: In February 1993, the Company issued $34.5 million of 8.25% subordinated notes that were used by the Company for general corporate purposes, including the purchase of St. Paul Financial from the Bank. The notes are scheduled to mature on Jan. 31, 2000, but may be redeemed without penalty any time after Jan. 31, 1996. The notes are unsecured general obligations of the Company and are subordinated to all senior indebtedness. The notes limit the amount of indebtedness the Company may incur in future periods as well as the payment of dividends and other capital distributions. See Note Q - Stockholders' Equity for a description of dividend and capital distribution limitations. The Company plans to redeem the notes during the first quarter of 1997 with proceeds from the issuance of the Senior Notes described further below.

MORTGAGE-BACKED NOTES: The Bank had $16.4 million of mortgage-backed notes outstanding as of Dec. 31, 1996 and 1995. The mortgage-backed notes are secured by MBS held by an independent trustee. Collateral agreements require maintaining an aggregate market value of not less than the amount necessary to effect a maturity collateral substitution if necessary. At Dec. 31, 1996, the collateral securing these notes had a carrying amount and fair value of approximately $24.1 million and $23.6 million, respectively. At Dec. 31, 1995, the collateral securing these notes had a carrying amount and fair value of approximately $23.8 million. As of Dec. 31, 1996, these notes had a "AAA" rating from Moody's Investor Services. The Bank may issue up to an additional $400.0 million of such notes with varying terms through an existing underwriting agreement, subject to market conditions and collateral availability.

ESOP BORROWINGS: A noncontributory, leveraged employee stock ownership plan was established by the Company in April 1987. The ESOP obtained, through another financial institution, a $14.0 million line of credit, and at Dec. 31, 1996, $3.3 million was outstanding under this line. See Note A - Summary of Significant Accounting Policies for further details.

     The line of credit is guaranteed by the Company and amounts drawn under the arrangement are secured by shares of Company stock owned by the ESOP and a portion of the marketable-debt securities owned by the Company.


                                                    1996 Annual Report/10-K   53

     At Dec. 31, 1996 and 1995, Company stock securing the borrowings had an original cost of $3.1 and $3.3 million and fair values of $6.3 and $5.9 million, respectively. At Dec. 31, 1996 and 1995, the marketable-debt securities securing the borrowings had a carrying amount, which approximated their fair value, of $198,000 and $197,000, respectively.

CAPITAL LEASE OBLIGATIONS: In 1991, the Bank entered into a capital lease for the use of a branch facility. The obligation is classified as short-term as the Bank exercised its option to purchase the underlying property in January of 1997. See Note L - Office Properties and Equipment for further details.

LINE OF CREDIT: The Company has obtained a $20.0 million revolving unsecured line of credit from another financial institution. The Company can elect the interest rate on this borrowing to be either the prime rate or 75 basis points over the 3-month LIBOR rate. No funds had been borrowed as of Dec. 31, 1996 or 1995.

SENIOR NOTES: In February of 1997, the Company issued $100 million of unsecured 7.125% Senior Notes. The notes will be used to redeem the $34.5 million of outstanding 8.25% subordinated notes and for general corporate purposes. The notes will mature on Feb. 15, 2004.

NOTE P
INCOME TAXES
The following schedule summarizes the components of income tax expense for the years ended Dec. 31, 1996, 1995 and 1994. The amounts reported in the following tables for 1995 have been restated to conform to the 1995 tax return, which was filed several months after the end of the fiscal year. Total income tax expense is not affected by the reclassification of current and deferred taxes.




DOLLARS IN THOUSANDS                                       1996               1995            1994
--------------------------------------------------------------------------------------------------

FEDERAL INCOME TAX EXPENSE
Current provision .................................     $11,558            $20,358         $15,070
Deferred expense (benefit) ........................       1,717             (1,349)          2,295
                                                       -------------------------------------------
                                                         13,275             19,009          17,365
                                                       -------------------------------------------
STATE INCOME TAX EXPENSE
Current provision .................................        (129)             1,947           1,313
Deferred expense (benefit) ........................         280               (219)            313
                                                       -------------------------------------------
                                                            151              1,728           1,626
                                                       -------------------------------------------
TOTAL INCOME TAX EXPENSE
Current provision .................................      11,429             22,305          16,383
Deferred expense (benefit) ........................       1,997             (1,568)          2,608
                                                       -------------------------------------------
Income taxes ......................................     $13,426            $20,737         $18,991
                                                       ===========================================

A reconciliation from expected federal income tax expense to consolidated effective income tax expense for the years ended Dec. 31, 1996, 1995, and 1994 is as follows:


DOLLARS IN THOUSANDS                                                 1996                 1995                 1994
-------------------------------------------------------------------------------------------------------------------
Federal income tax expense
 at statutory rate (35%) ..........................               $13,889              $19,996              $18,726
State tax expense,
 net of federal tax benefit .......................                    98                1,123                1,057
Other .............................................                  (561)                (382)                (792)
                                                                  -------------------------------------------------
Income taxes ......................................               $13,426               20,737              $18,991
                                                                  =================================================
Effective income tax rate .........................                  33.8%                36.3%                35.5%
                                                                  =================================================



The sources of the differences in timing between items affecting the recognition of income and expense for tax and financial statement purposes and their resulting effect on income tax expense for the years ended Dec. 31, 1996, 1995, and 1994 are as follows:


DOLLARS IN THOUSANDS                           1996      1995     1994
----------------------------------------------------------------------
General loan loss allowance ...............  $2,381    $1,028     $811
Excess of tax accumulated provision
 for losses over base year amount .........    (207)      118       38
Yield adjustments on interest-earning
 assets and interest-bearing liabilities ..    (443)     (167)   1,180
Tax depreciation in excess of
 book depreciation ........................      --      (424)     (96)
Prepaid expenses ..........................    (163)   (1,091)   1,429
Accrued compensation and benefits .........    (272)     (364)  (1,234)
Stock dividends on FHLB stock .............      (8)      231      (65)
Other, net ................................     709      (899)     545
                                             -------------------------
Total .....................................  $1,997   $(1,568)  $2,608
                                             =========================


The following schedule summarizes current and deferred income tax liabilities and assets as of Dec. 31, 1996 and 1995, as restated to conform with tax returns filed for the respective years.

DOLLARS IN THOUSANDS                                                       1996                                  1995
---------------------------------------------------------------------------------------------------------------------

INCOME TAX LIABILITIES AND (ASSETS)
Income taxes currently payable/(receivable)
 included in "Other assets" or "Other liabilities" ..                   $ (1,096)                            $  3,558
                                                                        =============================================
Deferred income tax assets ..........................                   $(16,168)                            $(18,666)
Deferred income tax liabilities .....................                      6,564                                5,133
                                                                        ---------------------------------------------
Net deferred income tax assets included in
 "Prepaid expenses and other assets" ................                   $ (9,604)                            $(13,533)
                                                                        =============================================



The sources of the deferred income tax assets and liabilities as of Dec. 31, 1996 and 1995 are as follows:


DOLLARS IN THOUSANDS                                              1996                                  1995
------------------------------------------------------------------------------------------------------------
General loan loss allowance .........................         $(11,824)                             $(14,205)
Accrued compensation and benefits ...................           (3,511)                               (3,239)
Unrealized loss on available for sale securities ....               --                                  (545)
Other ...............................................             (833)                                 (677)
                                                              ----------------------------------------------
Total deferred assets ...............................          (16,168)                              (18,666)
Stock dividends on FHLB stock .......................            1,462                                 1,470
Unrealized gain on available for sale securities ....            1,387                                    --
Tax depreciation in excess of book depreciation .....              931                                   931
Prepaid expenses ....................................              584                                   747
Yield adjustments on interest-earning assets
 and interest-bearing liabilities ...................              158                                   601
Excess of tax accumulated provision for
 losses over base year amount .......................               --                                   207
Other ...............................................            2,042                                 1,177
                                                              ----------------------------------------------
Total deferred liabilities ..........................            6,564                                 5,133
                                                              ----------------------------------------------
Net deferred tax asset ..............................          $(9,604)                             $(13,533)
                                                              ==============================================


Retained earnings at Dec. 31, 1996 and 1995, included approximately $49.2 million of income for which no deferred federal income tax liability has been recognized. This amount represents earnings appropriated to bad debt reserves and deducted for federal income tax purposes and is not available for payment of cash dividends or other distributions to shareholders, including distributions on redemption, dissolution, or liquidation of the Bank without incurring a tax liability. If triggered, the tax liability related to the appropriated earnings would have been $18.6 million at Dec. 31, 1996 and 1995.


54     St. Paul Bancorp, Inc.

NOTE Q
STOCKHOLDERS' EQUITY
HOLDING COMPANY: The Company's Certificate of Incorporation authorizes up to 40 million shares of common stock and up to 10 million shares of preferred stock. Such preferred stock may rank prior to the common stock as to dividend rights, liquidation preferences or both, and may have full or limited voting rights.
     In 1992, the Company's Board of Directors adopted a Shareholder Rights Plan which is designed to strengthen the Board's ability to act for the stockholders in the event of an unsolicited bid to acquire control of the Company. Each outstanding share of common stock currently is attached to one Right under the Plan. If the Rights become exercisable, each Right initially would entitle the holder (except the acquiring person or entity referred to below) to purchase from the Company, 0.533% of a share of Series A junior participating preferred stock, par value $0.01 per share, at a price of $80.00, subject to adjustment as provided in the Plan. If a person or entity becomes a 10% beneficial owner of the Company's common stock (other than through the acquisition of newly issued shares directly from the Company), each holder of a Right would be entitled to receive, in lieu of the preferred stock, at the then-current exercise price of the Right, common stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price.
     In general, the Rights become exercisable if another person or entity without Board approval acquires 10% or more of the Company's outstanding common stock, makes a tender offer for that amount of stock, or files a regulatory application for approval of a change in control of the Company. The acquiring person or entity would not be entitled to exercise the Rights. These Rights expire at the earliest of Nov. 13, 2002, redemption of the Rights by the Company at a price of $0.01 per Right, or exchange of the Rights in accordance with the Plan. The Rights will cause substantial dilution to a person or entity attempting to acquire the Company without conditioning the offer on the Rights being redeemed or a substantial number of Rights being acquired.
     At Dec. 31, 1996 and 1995, there were 136,682 and 143,449 shares of preferred stock reserved for future exercise of the Rights, respectively.
     Dividends and other distributions of St. Paul Bancorp stock are subject to restrictions agreed upon by the Company in connection with the issuance of $34.5 million of subordinated notes in 1993. Cumulative dividends and other distributions subsequent to Dec. 31, 1992 are limited to the sum of: (a) $22.0 million plus (b) 75% of the Company's aggregate consolidated net income subsequent to Dec. 31, 1992, less (c) 100% of the amount of consolidated net loss incurred by the Company during any fiscal year subsequent to Dec. 31, 1992 plus (d) 100% of the net proceeds received by the Company from any equity securities issued by the Company (other than to a subsidiary) subsequent to Dec. 31, 1992. The Company plans to redeem the subordinated notes during the first quarter of 1997. See Note O - Borrowings for further details.
     As of Dec. 31, 1996, the Company has acquired 2,819,215 shares of its outstanding common stock under share repurchase plans. On Jan. 15, 1997, the Company announced the extension of its existing stock repurchase program for an additional six months. Of the 1.125 million shares of common stock authorized to be repurchased under the program (representing about 5% of the Company's outstanding shares), 112,500 shares had been purchased by Dec. 31, 1996 through open market and privately negotiated transactions.
     BANK: The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory (and possibly additionally discretionary) actions by the regulators that, if undertaken, could have a direct material effect on the Bank's (and the Company's) financial statements. Under capital adequacy guidelines and regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. The Bank's capital amounts and classification also are subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets. As of Dec. 31, 1996, Management believes that the Bank meets all capital adequacy requirements to which it is subject.
     As of Dec. 31, 1996, the Bank meets the requirements of the Office of Thrift Supervision ("OTS") to be categorized as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized," the Bank must maintain minimum total risk-based capital ratios, Tier I risk-based ratios, and Tier I leverage ratios as set forth in the table below. The Bank's actual amounts and ratios are also presented in the following table:


                                                                                                               To Be Well
                                                                                                            Capitalized Under
                                                                                  For Capital               Prompt Corrective
                                                         Actual                Adequacy Purposes            Action Provisions
                                                 ----------------------     ------------------------     ------------------------
DOLLARS IN THOUSANDS                               AMOUNT         RATIO          AMOUNT        RATIO            AMOUNT      RATIO
---------------------------------------------------------------------------------------------------------------------------------
AS OF DEC. 31, 1996:
Total Capital (to Risk-Weighted Assets) .......  $409,266         17.27%     > = $189,562  > =  8.00%     > = $236,953  > = 10.00%
Tier I Capital (to Risk-Weighted Assets) ......   379,645         16.02      > =   94,787  > =  4.00      > =  142,181  > =  6.00
Tier I Capital (core) (to Regulatory Assets) ..   379,645          8.80      > =  172,647  > =  4.00      > =  215,809  > =  5.00

AS OF DEC. 31, 1995:
Total Capital (to Risk-Weighted Assets) .......  $392,033         17.47%     > = $179,527  > =  8.00%     > = $224,409  > = 10.00%
Tier I Capital (to Risk-Weighted Assets) ......   363,918         16.18      > =   89,969  > =  4.00      > =  134,954  > =  6.00
Tier I Capital (core) (to Regulatory Assets) ..   363,918          8.95      > =  162,633  > =  4.00      > =  203,291  > =  5.00

                                                    1996 Annual Report/10-K  55

In addition to the Tier I leverage ratio, the Bank must maintain a ratio of tangible capital to regulatory assets of 1.50%. As of Dec. 31, 1996 and 1995, the Bank's tangible capital ratio of 8.80% and 8.95%, respectively, exceeded the minimum required ratio.
     The following schedule reconciles stockholders' equity of the Company to each of the components of regulatory capital of the Bank at Dec. 31, 1996 and 1995:


                                                        1996      1995
----------------------------------------------------------------------
Stockholders' equity of the Company ..............  $388,110  $384,197
Less: capitalization of the Company's
 subsidiaries other than the Bank ................   (10,436)  (11,328)
Less: capitalization of the Company ..............     7,420    (6,978)
                                                    ------------------
Stockholders' equity of the Bank .................   385,094   365,891
Plus/(less): unrealized (gain)/loss on available
 for sale investment securities, net of taxes ....    (2,280)      899
Less: investment in non-includable subsidiaries ..    (1,567)   (1,494)
Less: intangible assets ..........................    (1,602)   (1,378)
                                                    ------------------
Tangible and core capital ........................   379,645   363,918
Plus: allowable general valuation allowances .....    29,621    28,115
                                                    ------------------
Risk-based capital ...............................  $409,266  $392,033
                                                    ==================


Regulatory rules currently impose limitations on all capital distributions by savings institutions, including dividends, stock repurchase and cash-out mergers. In recent quarters, the Bank has paid dividends of 50% of net income to the Company, however, beginning with earnings from the fourth quarter of 1996 the Bank intends to pay dividends to the Company in an amount equal to 100% of net income.

NOTE R
STOCK OPTION PLANS
The Company has two stock option plans for the benefit of directors, officers and other key employees of the Company and its subsidiaries. The Stock Option Plan (the "Option Plan") was first approved by the Company's stockholders at the 1988 annual meeting, and with shareholder approval at subsequent annual meetings, a total of 3,368,750 shares of authorized but unissued common stock were reserved for issuance. At the 1995 annual meeting, shareholders approved the 1995 Incentive Plan (the "1995 Plan"), which reserved an additional 1,125,000 shares of authorized but unissued common stock for issuance. Under the 1995 Plan, the Company may grant non-qualified stock options, stock appreciation rights, restricted stock, performance shares and performance units to key employee and non-employee directors. As of Dec. 31, 1996, the Company has issued only non-qualified stock options under the 1995 Plan. At Dec. 31, 1996, the Company had 2,848,083 shares of common stock reserved for issuance under the Company's stock option plan.
     The Option Plan and the 1995 Plan authorize the Stock Option Committee of the Board of Directors to administer the plan and make recommendations to award stock-based compensation to key officers, directors and employees. Stock-based compensation is granted at the discretion of the Stock Option Committee, with grants generally made based upon individual performance or promotions. The 1995 Plan also provides for automatic grants of 1,500 non-qualified stock options to non-employee directors on the date of each annual meeting of shareholders and grants 9,375 non-qualified stock options to non-employee directors upon their initial election to the Board of Directors of the Company. These options become exercisable after one year. Stock options are granted at an option price equal to the fair market value of the Company's common stock on the date of grant and have a 10-year term. The amount of stock option grants increases according to salary and position within the Company. Options granted to employees under both the Option Plan and the 1995 Plan are exercisable in respect of 50% of the number of shares on the first anniversary of the date of grant and are exercisable in respect of an additional 12.5% on each of the second, third, fourth and fifth anniversaries of the date of grant. However, the options are 100% exercisable for any employee who has completed five years of employment with the Company. The options also become exercisable upon any merger or consolidation of the Company in which the Company is not the surviving entity.
     The Company has elected to continue to apply Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees and related Interpretations in accounting for its employee stock options rather than the alternative fair value accounting provided for under SFAS Statement No. 123, Accounting for Stock-Based Compensation. This Statement, which was adopted during 1996, requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB No. 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.
     Pro forma information regarding net income and earnings per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1996 and 1995, respectively: risk-free interest rates of 6.9% and 6.0%; dividend yields of 1.7% and 1.3%; volatility factors of the expected market price of the Company's common stock of .37 and .38; and a weighted-average expected life of the options of 7 years. The weighted-average fair value of options granted during 1996 and 1995 was $7.89 and $7.88, respectively.
     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Compensation costs that would have been charged against income under SFAS No. 123 would have been $3.6 million and $4.3 million during 1996 and 1995, respectively. The amount recognized as compensation expense for 1996 and 1995 pro forma disclosures may not be representative of the effect on reported net income for future years, because options can vest over several years and additional awards are generally made each year. The Company's pro forma information follows:

DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS        1996          1995
------------------------------------------------------------------------
Pro forma net income..........................     $23,948       $33,714
Pro forma earnings per share:
  Primary.....................................     $  1.01       $  1.38
  Fully diluted...............................     $  1.00       $  1.38





56   St. Paul Bancorp, Inc.

A summary of the Company's stock option activity, and related information for the years ended Dec. 31 follows:

                                                                   1996                        1995                       1994
                                                       WEIGHTED-AVERAGE            Weighted-Average           Weighted-Average
                                                   1996    OPTION PRICE        1995    Option Price       1994    Option Price
------------------------------------------------------------------------------------------------------------------------------
Options outstanding at Jan. 1 ..............  2,673,829          $10.03   2,316,768          $ 7.68  2,437,923          $ 7.58
Granted ....................................    462,000           18.42     623,250           17.90     15,000           17.30
Exercised ..................................   (607,573)           6.32    (255,876)           7.73   (126,780)           6.81
Canceled/forfeited .........................    (12,755)          11.63     (10,313)          14.67     (9,375)          12.27
                                              --------------------------------------------------------------------------------
Options outstanding at Dec. 31 .............  2,515,501          $12.46   2,673,829          $10.03  2,316,768          $ 7.68
                                              ================================================================================
Options exercisable at Dec. 31 .............  2,429,195                   2,560,183                  2,204,728
Shares available for future grant at Dec. 31    332,582                     785,655                    273,592


At Dec. 31, 1996, the weighted-average option price of options exercisable was $12.25. A summary of the Company's stock options outstanding and exercisable by stock option price ranges at Dec. 31, 1996, follows:


                                                    Weighted-Average
                                  Weighted-Average    Contractual                  Weighted-Average
                                   Exercise Price       Life of                     Exercise Price
   Exercise Price       Options       of Options         Options         Options       of Options
        Range         Outstanding    Outstanding       Outstanding     Exercisable    Exercisable
---------------------------------------------------------------------------------------------------
$ 5.33  to $ 9.60         702,469           $ 5.56              1.91       702,469           $ 5.56
$ 9.61  to $15.20         761,408           $10.99              5.92       758,976           $10.98
$15.21  to $19.15       1,051,624           $18.12              8.87       967,750           $18.10
                        ---------                                        ---------
 Total                  2,515,501                                        2,429,195
                        =========                                        =========

NOTE S
EMPLOYEE BENEFIT PLANS
PENSION PLANS: The Bank sponsors a defined benefit pension plan ("the Plan") covering substantially all employees of the Company. Benefits are based on years of service and the employee's highest 60 consecutive months of compensation. Contributions to the Plan are designed to fund current service costs on a current basis, and to fund over 40 years the liability for benefits arising from qualifying service prior to Jan. 1, 1976, and to fund subsequent amendments over 30 years.
     Additionally, the Bank sponsors supplemental retirement plans ("the Supplemental Plans"). The Supplemental Plans are non-qualified defined benefit plans established to provide retirement benefits (as determined by provisions of the Supplemental Plans) that cannot be provided from the Plan because of limitations under Internal Revenue Code Sections 415 and 401(a)(17). The Bank also sponsors a non-qualifying, defined benefit retirement plan for the Company's directors ("the Directors' Plan"). Payments due under the Supplemental Plans and the Directors' Plan are made from the Bank's general assets when due.
     Total pension cost for 1996, 1995 and 1994 was $3.7 million, $3.0 million and $3.6 million, respectively. Pension cost was comprised of the following components:

DOLLARS IN THOUSANDS                     1996           1995           1994
---------------------------------------------------------------------------
THE PLAN:
Service cost benefits earned
  during the period ..............     $1,950         $1,491         $1,748
Interest cost on projected
  benefit obligation .............      1,791          1,602          1,630
(Return) loss on plan assets .....     (2,728)        (4,250)           300
Net amortization and deferral ....      1,330          3,018         (1,533)
                                       ------------------------------------
Pension cost .....................     $2,343         $1,861         $2,145
                                       ====================================

SUPPLEMENTAL PLANS:
Service cost benefits earned
  during the period ..............     $  331         $  232         $  344
Interest cost on projected
  benefit obligation .............        447            362            441
Net amortization and deferral ....        252            162            321
                                       ------------------------------------
Pension cost .....................     $1,030         $  756         $1,106
                                       ====================================

THE DIRECTORS' PLAN:
Service cost benefits earned
  during the period ..............     $   97         $  113         $  127
Interest cost on projected
  benefit obligation .............         98             97             81
Net amortization and deferral ....        144            144            144
                                       ------------------------------------
Pension cost .....................     $  339         $  354         $  352
                                       ====================================

TOTAL:
Service cost benefits earned
  during the period ..............     $2,378         $1,836         $2,219
Interest cost on projected
  benefit obligation .............      2,336          2,061          2,152
(Return)loss on plan assets ......     (2,728)        (4,250)           300
Net amortization and deferral ....      1,726          3,324         (1,068)
                                       ------------------------------------
Total pension cost ...............     $3,712         $2,971         $3,603
                                       ====================================



                                                1996 Annual Report/10-K  57

The following table sets forth the plans' funded status and amounts recognized in the Company's Consolidated Statements of Financial Condition at Dec. 31:

DOLLARS IN THOUSANDS                                   1996                                          1995
-------------------------------------------------------------------------------------------------------------------------
                                                  Supplemental  Directors'                      Supplemental   Directors'
                                            Plan         Plans        Plan                Plan         Plans         Plan
-------------------------------------------------------------------------------------------------------------------------
Plan assets at fair value ............   $20,233      $    --      $    --             $17,753       $    --      $    --
                                         --------------------------------------------------------------------------------
Accumulated Benefit Obligation (ABO):
Vested ...............................   $15,436      $ 2,566      $ 1,508             $12,793       $ 2,214      $ 1,333
Non-vested ...........................     2,041          434           33               1,907           589           32
                                         --------------------------------------------------------------------------------
                                         $17,477      $ 3,000      $ 1,541             $14,700       $ 2,803      $ 1,365
                                         ================================================================================
Overfunded (unfunded) ABO ............   $ 2,756      $(3,000)     $(1,541)            $ 3,053       $(2,803)     $(1,365)
                                         ================================================================================
Projected Benefit Obligation (PBO) ...   $26,623      $ 6,198      $ 1,541             $23,092       $ 5,429      $ 1,365
                                         ================================================================================
Unfunded PBO .........................   $(6,390)     $(6,198)     $(1,541)            $(5,339)      $(5,429)     $(1,365)
                                         ================================================================================

Unfunded PBO comprised of:
Accrued pension cost .................   $(3,069)     $(3,642)     $(1,541)            $(2,458)      $(3,189)     $(1,365)
Unrecognized net gain (loss) .........    (4,230)      (1,080)          98              (4,091)         (588)          85
Unrecognized prior service costs .....       558       (1,359)        (396)                 78        (1,509)        (540)
Unrecognized net obligation (asset)
 at Jan. 1, 1987, net of amortization.       351         (117)          --                 421          (143)          --
                                         --------------------------------------------------------------------------------
Adjustment required to recognize
 minimum liability....................   $    --      $    --      $   298             $    --       $    --      $   455
                                         ================================================================================

The following actuarial assumptions were used in calculating net pension cost and benefit obligations:


                                                      1996                        1995                        1994
------------------------------------------------------------------------------------------------------------------
Discount rate ....................................    7.50%                       7.25%                       8.50%
Long-term rate of return on assets ...............    8.50                        8.50                        8.50
Rate of increase in future
  compensation levels ............................    5.00                        5.00                        5.00


At Dec. 31, 1996, the Plan's assets consisted of cash equivalents, corporate and government bonds, and various equity securities. Included in the equity securities is $5.2 million (or 222,772 shares) of Company stock. Total dividends received by the Plan on Company common stock totaled $78,000. EMPLOYEE STOCK OWNERSHIP PLAN: The Company has established an ESOP designed to invest in the common stock of the Company for the benefit of employees of the Company. All employees who have completed at least one year of credited service at the Bank are eligible to participate in the ESOP. The ESOP is subject to the Employee Retirement Income Security Act of 1974 and is intended to constitute a qualified stock bonus plan for income tax purposes.
     The ESOP is authorized to borrow money to finance the acquisition of Company common stock and to pledge the stock acquired to secure payment of the loan. The Bank does not provide financing for the ESOP. During 1987, the ESOP borrowed $5.0 million to purchase 937,500 shares of Company common stock. This loan was repaid in full during 1994. During 1991, the ESOP obtained a $5.0 million line of credit, which was later increased to $14.0 million. As of Dec. 31, 1996, $3.3 million of this line of credit was outstanding. The ESOP began making quarterly principal and interest payments during the third quarter of 1996. Previously, interest-only payments were made on this borrowing. Outstanding ESOP borrowings are guaranteed by the Company and are included in other borrowings and stockholders' equity in the Consolidated Statements of Financial Condition. The ESOP borrowings are also partially secured by marketable-debt securities owned by the Company.
     In addition to the acquisition of Company stock through proceeds from borrowings, the ESOP can elect to purchase additional shares if ESOP contributions are in excess of debt service requirements.
     Leveraged shares of Company stock are held by the ESOP trustee as collateral on the loan. As principal and interest on the loan are paid, shares held as collateral are released. The ESOP loan is being repaid from Bank contributions and dividends on the unallocated shares of Company stock. Dividends on allocated shares are used to purchase additional Company stock for the ESOP.
     Contributions to the ESOP are made at the sole discretion of the Board of Trustees of the ESOP, but may not exceed 15% of the aggregate compensation of all participants. Since the ESOP's inception, contributions have been sufficient to service the ESOP debt and, in certain years, have allowed the ESOP to acquire additional shares of Company stock or reduce the outstanding loan amount.
     The following table presents the ESOP contributions and loan activity:



DOLLARS IN THOUSANDS                                  1996                        1995                        1994
------------------------------------------------------------------------------------------------------------------
Contributions to ESOP:
  Compensation expense ...........................    $ 442                       $ 577                      $ 275
  Interest expense associated with shares
    accounted for under SOP 93-6 .................      239                         257                        209
  Dividends received on unallocated shares
    acquired before SOP 93-6 .....................       15                          27                        164
                                                      ------------------------------------------------------------
Total contributions to ESOP ......................      696                         861                        648
  Less: Interest expense .........................     (272)                       (346)                      (291)
  Contribution used to purchase
    additional shares ............................     (335)                         --                         --
                                                      ------------------------------------------------------------
Amortization on ESOP borrowing ...................    $  89                       $ 515                      $ 357
                                                      ============================================================

58  St. Paul Bancorp, Inc.

The following table summarizes shares of Company stock held by the ESOP:

DEC. 31                                                   1996                1995                1994
------------------------------------------------------------------------------------------------------
Beginning allocated shares ...............             906,308             912,439             888,338
Shares allocated due to:
  Debt service ...........................              19,823              70,467              66,969
  Contributions and dividends used
    to purchase additional shares ........              29,275               8,484               5,592
  Withdrawals ............................            (28,842)            (85,082)            (48,460)
                                                    --------------------------------------------------
Shares allocated to participants .........             926,564             906,308             912,439
Unallocated shares:
  Grandfathered under SOP 93-6 ...........              22,307              42,129             112,597
  Unearned ESOP shares ...................             245,438             245,438             245,438
                                                    --------------------------------------------------
Total ....................................           1,194,309           1,193,875           1,270,474
                                                    ==================================================
Fair value of unearned
  ESOP shares ............................          $5,767,781          $5,006,925          $3,436,125
                                                    ==================================================


NOTE T
FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET CREDIT RISK
LOANS SOLD WITH RECOURSE: At Dec. 31, 1996 and 1995, the Bank serviced $46.6 million and $70.8 million, respectively, of multifamily loans sold with recourse. The Bank's credit exposure with respect to these loans sold with recourse at Dec. 31, 1996 totaled $9.0 million and was collateralized by $8.5 million of MBS. In comparison, the Bank's credit exposure for these loans at Dec. 31, 1995 totaled $16.6 million and was collateralized by $12.3 million of MBS.
     The multifamily loans were originated and sold prior to 1990 by the Bank based upon its normal underwriting standards and continue to be serviced and analyzed by the Bank. The maximum loss related to multifamily loans sold with recourse that would be recognized by the Bank in the event of complete default by the borrowers and worthlessness of the collateral at Dec. 31, 1996 and 1995 was $9.0 million and $16.6 million, respectively. Multifamily loans repurchased under recourse provision during 1996 and 1995 totaled $5.4 million and $6.1 million, respectively.
     The following schedule presents the geographical distribution of the real estate collateral of multifamily loans sold with recourse as of Dec. 31, 1996 and 1995:


DOLLARS IN THOUSANDS           1996                      1995
------------------------------------------------------------------------
                       Amount        Percentage    Amount     Percentage
Minnesota ..........  $18,648              40.1%  $18,967           26.8%
California .........   16,098              34.6    30,533           43.1
Washington .........    8,306              17.8    15,384           21.7
Illinois ...........    1,411               3.0     2,046            2.9
Other ..............    2,090               4.5     3,903            5.5
                      --------------------------------------------------
                      $46,553             100.0%  $70,833          100.0%
                      ==================================================


At Dec. 31, 1996, the Bank serviced $28.6 million of single-family loans sold with recourse. The single-family loans were originated by the Bank based upon its normal underwriting standards and continue to be monitored by the Bank. As of Dec. 31, 1996, the maximum loss that would be recognized by the Company in the event of a complete default by the borrowers and the complete worthlessness of the underlying collateral was $28.6 million. There were no additional single-family loans sold with recourse during 1996 or 1995. The Bank also has $389.0 million of MBS that if sold from its portfolio would have recourse to the Bank.
LOAN ORIGINATION COMMITMENTS: At Dec. 31, 1996, the Bank had $11.4 million in outstanding loan commitments to originate 1-4 family first mortgage loans, as well as $12.5 million of commitments to originate multifamily, land and land development loans. These consisted of adjustable rate loan commitments totaling $20.7 million and fixed rate loan commitments of $3.2 million. Most of these commitments expire after 60 days.
     At Dec. 31, 1995, the Bank had $11.4 million in outstanding loan commitments to originate 1-4 family first mortgage loans, as well as $15.3 million of commitments to originate multifamily, land and land development loans. These consisted of adjustable rate loan commitments totaling $23.5 million and fixed rate loan commitments of $3.2 million. Most of these commitments expire after 60 days.
     The Bank enters into loan commitments after a determination is made regarding the borrower's ability to repay the loan and the adequacy of the property as collateral. Generally, loan commitments are limited to 80% of the collateral value unless the borrower obtains private mortgage insurance. The Bank attempts to fulfill loan commitments as long as no violations of conditions established in the contract occur. Historically, approximately 90% of its loan commitments have been fulfilled.
FORWARD SALE COMMITMENTS: As of Dec. 31, 1996, the Bank had forward loan sale commitments of $5.8 million, including $4.0 million of forward contracts related to loan origination commitments. As of Dec. 31, 1995, the Bank had forward loan sale commitments of $5.9 million including $1.5 million of forward contracts related to loan origination commitments. All market value losses on forward sale commitments have been reflected in the consolidated financial statements.
UNUSED CREDIT LINES: The Bank had outstanding unused home equity lines of credit of $85.3 million and $55.4 million as of Dec. 31, 1996 and 1995, respectively. Home equity lines of credit represent junior mortgages on 1-4 family homes. Home equity lines of credit have fixed expiration dates. Because many of the line of credit commitments will expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The maximum loss that would be recognized by the Bank as of Dec. 31, 1996 and 1995, in the event that borrowers used 100% of their outstanding credit limits and, subsequently, a complete default by the borrowers and worthlessness of underlying collateral occurred, was $85.3 million and $55.4 million, respectively.
LETTERS OF CREDIT: At Dec. 31, 1996 and 1995, the Company had issued $7.3 million and $6.8 million, respectively, of standby letters of credit. The Company has issued letters of credits to various counties and villages as a performance guarantee of land development and improvements and to a commercial bank as collateral for a loan on a land development project. Most of the letters of credit at Dec. 31, 1996 and 1995 have been issued on behalf of St. Paul Financial. The credit risk involved in issuing letters of credit is essentially the same as that involved in lending. As of Dec. 31, 1996 and 1995, the maximum loss that would be recognized by the Company in the event of a complete default by the performing party and worthlessness of the underlying collateral was $7.3 million and $6.8 million, respectively.

                                                   1996 Annual Report/10-K  59

GUARANTEES OF INDEBTEDNESS OF OTHERS: In connection with the Elm Financial acquisition in 1993, the Bank had assumed two agreements to guarantee the repayment of principal and related interest on municipal revenue bonds. The Bank was released from one of the agreements in 1996. The remaining bond is secured by multifamily real estate, and the outstanding principal balance was $2.8 million at Dec. 31, 1996 and $4.8 million at Dec. 31, 1995.
     As of Dec. 31, 1996, MBS securities with carrying amounts of $2.9 million, and fair values of $2.8 million, were pledged as collateral on the guarantees. As of Dec. 31, 1995, MBS and U.S. Treasury securities with carrying amounts of $3.1 million and $2.6 million, respectively, and fair values of $3.1 million and $2.5 million, respectively, were pledged as collateral on the guarantees. The Bank does not own any of the bonds, nor have there been any defaults on the bonds.
     As of Dec. 31, 1996 and 1995, the maximum loss that would be recognized by the Company in the event of a complete default by the creditors and worthlessness of the underlying collateral was $2.8 million and $4.8 million respectively.
INTEREST RATE EXCHANGE AGREEMENTS: The Bank used interest rate exchange agreements in 1996 and 1995 to help reduce certain interest rate exposures. At Dec. 31, 1996 and 1995, the Bank had $93.6 million and $122.5 million, respectively, in notional amount interest rate exchange agreements outstanding on which the Bank pays a fixed interest rate and receives a floating interest rate, based on a referenced index, from the counterparty. These exchange agreements are held for purposes other than trading.
     The following table provides a rollforward of the notional amount of interest rate exchange agreements:


Dollars in thousands                        1996      1995
----------------------------------------------------------
Balance at Jan. 1 ...................   $122,533  $147,779
Additions ...........................         --        --
Maturities ..........................     (7,500)  (10,000)
Amortization ........................    (21,473)  (15,246)
                                        ------------------
Balance at Dec. 31 ..................   $ 93,560  $122,533
                                        ==================


     Included in interest expense in 1996, 1995, and 1994 was $939,000, $692,000, and $3.1 million respectively, on interest rate exchange agreements.

The following table presents a summary of interest rate exchange agreements at Dec. 31, 1996 (dollars in thousands):


ORIGINAL    CURRENT    FIXED
NOTIONAL   NOTIONAL  PAYMENT
  AMOUNT     AMOUNT     RATE   VARIABLE RECEIPT RATE  MATURITY DATE  PURPOSE
--------------------------------------------------------------------------------------------------------------
$ 50,526*   $36,755     6.34%  6-Month LIBOR (5.84%)  03/24/99       Hedge matched funding used to acquire MBS
  49,100*    32,900     6.63%  6-Month LIBOR (5.84%)  03/24/99       Hedge matched funding used to acquire MBS
  34,685*    23,905     6.54%  6-Month LIBOR (5.73%)  04/01/99       Hedge matched funding used to acquire MBS
-------------------
$134,311    $93,560
===================

*NOTIONAL AMOUNT AMORTIZES SEMI-ANNUALLY.

NOTE U
LEGAL PROCEEDINGS
Although the Company is a defendant in various legal proceedings arising in the ordinary course of its business, there are no legal proceedings that, in the opinion of counsel, may result in a material loss to the Company.

60  St. Paul Bancorp, Inc.

NOTE V

CONCENTRATION OF CREDIT RISK

The following schedule presents the geographical distribution of the Bank's collateral on real estate loans as of Dec. 31, 1996 and 1995:


DOLLARS IN THOUSANDS                                       1996
--------------------------------------------------------------------------------------------------------
                       1-4 Family Real Estate Loans    All Other Real Estate Loans      Total
                       ---------------------------------------------------------------------------------
                              Amount               %          Amount               %      Amount      %
--------------------------------------------------------------------------------------------------------
California .........     $   102,814            5.9%     $   522,345           49.8%  $  625,159   22.3%
Colorado ...........          15,139             0.9          36,300             3.5      51,439     1.8
Connecticut ........          29,988             1.7             439               *      30,427     1.1
Florida ............           6,914             0.4          21,069             2.0      27,983     1.0
Illinois ...........         825,408            47.1         174,608            16.7   1,000,016    35.7
Indiana ............          45,496             2.6           3,845             0.4      49,341     1.8
Maryland ...........          27,936             1.6          24,606             2.3      52,542     1.9
Michigan ...........          26,627             1.5          18,227             1.7      44,854     1.6
Minnesota ..........          11,706             0.7          31,601             3.0      43,307     1.5
Missouri ...........         205,751            11.7              --              --     205,751     7.4
New Jersey .........          49,592             2.8           2,709             0.3      52,301     1.9
New York ...........          78,567             4.5           2,002             0.2      80,569     2.9
Ohio ...............          30,040             1.7           3,269             0.3      33,309     1.2
Texas ..............          29,749             1.7           6,838             0.7      36,587     1.3
Virginia ...........          66,241             3.8           4,725             0.5      70,966     2.5
Washington .........           8,906             0.5         105,696            10.1     114,602     4.1
Wisconsin ..........          53,832             3.1          41,129             3.9      94,961     3.4
Other ..............         136,839             7.8          48,488             4.6     185,327     6.6
                          ------------------------------------------------------------------------------
Total ..............      $1,751,545           100.0%     $1,047,896           100.0% $2,799,441   100.0%
                          ==============================================================================

DOLLARS IN THOUSANDS                                       1995
--------------------------------------------------------------------------------------------------------
                       1-4 Family Real Estate Loans    All Other Real Estate Loans      Total
                       ---------------------------------------------------------------------------------
                              Amount               %          Amount               %      Amount      %
--------------------------------------------------------------------------------------------------------
California .........      $   61,025            3.7%      $  546,823           52.6%  $  607,848   22.5%
Colorado ...........             310               *          36,763             3.5      37,073     1.4
Connecticut ........              --              --             488               *         488       *
Florida ............           1,467             0.1          20,011             1.9      21,478     0.8
Illinois ...........       1,127,296            67.9         144,214            13.9   1,271,510    47.1
Indiana ............          85,890             5.2           3,257             0.3      89,147     3.3
Maryland ...........              --              --          25,064             2.4      25,064     0.9
Michigan ...........          24,393             1.5          18,583             1.8      42,976     1.6
Minnesota ..........          16,033             1.0          23,519             2.3      39,552     1.5
Missouri ...........         184,733            11.1              --              --     184,733     6.8
New Jersey .........              --              --           2,345             0.2       2,345     0.1
New York ...........              --              --           2,035             0.2       2,035     0.1
Ohio ...............          52,769             3.2           1,238             0.1      54,007     2.0
Texas ..............           4,597             0.3          10,785             1.0      15,382     0.6
Virginia ...........              --              --           5,831             0.6       5,831     0.2
Washington .........              --              --          98,455             9.5      98,455     3.6
Wisconsin ..........          89,690             5.4          31,428             3.0     121,118     4.5
Other ..............          11,633             0.6          68,099             6.7      79,732     3.0
                          ------------------------------------------------------------------------------
Total ..............      $1,659,836          100.0%      $1,038,938          100.0%  $2,698,774   100.0%
                          ==============================================================================


* LESS THAN 0.1%
See Note T - Financial Instruments With Off-Balance Sheet Credit Risk for geographical concentration of multifamily loans sold with recourse.


                                                    1996 Annual Report/10-K   61

NOTE W
PARENT COMPANY-ONLY FINANCIAL INFORMATION

STATEMENTS OF FINANCIAL CONDITION


DOLLARS IN THOUSANDS                                                 1996      1995
-----------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents ...........................            $ 17,822  $ 39,117
Marketable-debt securities ..........................                 198       247
Investment in St. Paul Federal Bank .................             385,094   365,891
Investment in other subsidiaries ....................              10,436    11,328
Advances to other subsidiaries ......................               8,750     3,500
Prepaid expenses and other assets ...................                 336        11
                                                                 ------------------
Total assets ........................................            $422,636  $420,094
                                                                 ==================
LIABILITIES AND STOCKHOLDERS' EQUITY
Borrowings ..........................................             $33,813   $33,666
Other liabilities ...................................                 713     2,231
                                                                 ------------------
Total liabilities ...................................              34,526    35,897
Preferred stock .....................................                  --        --
Common stock ........................................                 256       250
Paid-in capital .....................................             148,393   141,116
Retained earnings ...................................             288,065   269,791
Unrealized gain/(loss) on securities, net of taxes ..               2,278     (895)
Borrowings by employee stock ownership plan .........               (396)     (485)
Unearned employee stock ownership plan shares                     (2,883)   (2,883)
Treasury stock ......................................            (47,603)  (22,697)
                                                                 ------------------
Total stockholders' equity ..........................             388,110   384,197
                                                                 ------------------
Total liabilities and stockholders' equity ..........            $422,636  $420,094
                                                                 ==================

STATEMENTS OF INCOME

DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS             1996      1995      1994
-----------------------------------------------------------------------------------
Equity in earnings of
  St. Paul Federal Bank .............................   $26,573   $35,820   $34,076
Equity in earnings of
  other subsidiaries ................................       807     1,501     1,759
St. Paul Bancorp loss ...............................    (1,123)     (927)   (1,323)
                                                        ---------------------------
Net income ..........................................   $26,257   $36,394   $34,512
                                                        ===========================
Earnings per share:
  Primary ...........................................   $  1.10   $  1.49   $  1.36
  Fully diluted .....................................      1.09      1.49      1.36
                                                        ===========================

STATEMENTS OF CASH FLOWS

DOLLARS IN THOUSANDS                                       1996      1995      1994
-----------------------------------------------------------------------------------
Operating Activities
Net income ..........................................   $26,257   $36,394   $34,512
Earnings of St. Paul Federal Bank
  not providing cash ................................   (26,573)  (35,820)  (34,076)
Earnings of other subsidiaries
  not providing cash ................................      (807)   (1,501)   (1,759)
Other sources/(uses), net ...........................    (5,065)   (1,109)    1,651
                                                        ---------------------------
Net cash provided by (used in)
  operating activities ..............................    (6,188)   (2,036)      328
Investing Activities
Maturities of available for sale
  marketable-debt securities ........................       250     1,000     1,000
Purchase of available for sale
  marketable-debt securities ........................      (201)     (236)     (950)
Dividends received from
  St. Paul Federal Bank .............................    14,000    17,750    30,125
Dividends received from
  other subsidiaries ................................     1,700       400     1,000
Investments in St. Paul Federal Bank ................        --        --       (50)
Investments in other subsidiaries ...................        --        --    (1,075)
Repayments from/(advances to)
  other subsidiaries ................................    (5,250)    7,875    (4,175)
                                                        ---------------------------
Net cash provided by
  investing activities ..............................    10,499    26,789    25,875
Financing Activities
Purchase of treasury stock ..........................   (24,906)   (4,342)  (18,355)
Dividends paid ......................................    (7,983)   (5,532)   (5,798)
Net proceeds from issuance of stock .................     7,283     3,129     1,431
                                                        ---------------------------
Net cash used by financing activities ...............   (25,606)   (6,745)  (22,722)
                                                        ---------------------------
Total cash provided (used) ..........................   (21,295)   18,008     3,481
Cash and cash equivalents
  at beginning of year ..............................    39,117    21,109    17,628
                                                        ---------------------------
Cash and cash equivalents
  at end of year ....................................   $17,822   $39,117   $21,109
                                                        ===========================


The parent company's current primary activity is that of a unitary, non-diversified savings and loan holding company.

62   St. Paul Bancorp, Inc.

NOTE X

FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table presents the carrying amounts and fair values of the Company's financial instruments at Dec. 31, 1996 and 1995. SFAS No. 107, Disclosures About Fair Value of Financial Instruments, defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.



                                              Dec. 31
-------------------------------------------------------------------------------
 DOLLARS IN THOUSANDS                      1996                    1995
-------------------------------------------------------------------------------
                                   Carrying        Fair    Carrying        Fair
                                     Amount       Value      Amount       Value
 Cash and cash
   equivalents ................  $  190,208  $  190,208  $  186,621  $  186,621
 Marketable-debt
   securities:
   Available for sale .........      49,103      49,103      92,778      92,778
 Mortgage-backed
   securities:
   Available for sale .........     620,669     620,669     328,135     328,135
   Held to maturity ...........     542,313     537,502     647,287     639,552
                                 ----------------------------------------------
                                  1,162,982   1,158,171     975,422     967,687
 Loans receivable:
   1-4 family units ...........   1,751,545   1,766,516   1,659,836   1,670,484
   Multifamily units ..........     991,278   1,003,475     982,017     991,953
   Commercial .................      54,985      54,841      54,981      55,540
   Land and land
     development ..............       1,633       1,575       1,940       2,018
   Consumer loans .............      18,871      18,174      23,167      22,094
   Loans held for sale ........      11,992      12,021      15,583      15,638
   Net deferred
     (fees)/costs .............       (231)          --         568          --
   Allowance for
     loan losses ..............    (35,965)          --    (38,619)          --
                                 ----------------------------------------------
                                  2,794,108   2,856,602   2,699,473   2,757,727
 Accrued interest
   receivable .................      25,745      25,745      25,354      25,354
 FHLB stock ...................      35,211      35,211      36,304      36,304
 Other financial assets .......       3,923       4,357         525         941
                                 ----------------------------------------------
 Total financial assets .......  $4,261,280  $4,319,397  $4,016,477  $4,067,412
                                 ==============================================
 Deposits:
   Checking, Savings
     and Money Market
     Accounts .................  $1,307,066  $1,307,066  $1,302,259  $1,302,259
   Certificates of deposit ....   2,029,989   2,034,276   1,929,551   1,936,048
                                 ----------------------------------------------
                                  3,337,055   3,341,342   3,231,810   3,238,307
 Borrowings:
   FHLB advances ..............     456,399     456,343     336,684     337,384
   Securities sold
     under agreements
     to repurchase ............      50,000      49,997      50,000      50,000
   Subordinated notes .........      33,813      33,728      33,666      33,498
   Mortgage-backed notes ......      16,400      17,017      16,400      17,632
   ESOP borrowings ............       3,279       3,279       3,368       3,368
                                 ----------------------------------------------
                                    559,891     560,364     440,118     441,882
 Accrued interest payable .....      24,099      24,099      15,772      15,772
 Other financial liabilities ..          --       1,054          --       3,503
                                 ----------------------------------------------
 Total financial liabilities ..  $3,921,045  $3,926,859  $3,687,700  $3,699,464
                                 ==============================================



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

LOANS RECEIVABLE: The fair value of 1-4 family mortgages was based upon future cash flows discounted at a rate that reflects an estimate of current market rates for the underlying mortgage loans, and in certain instances, quotes received from the secondary market.
     The fair value of multifamily and commercial real estate, land and consumer loans was calculated based on an estimate of the timing of future cash flows, discounted at a rate that reflects an estimate of current market rates for these types of loans. The discount rate for the Bank's classified loans was adjusted for the inherent credit risk in those assets. The estimate of the timing of cash flows was based on the same prepayment assumptions used for regulatory interest rate risk reporting. Most of the Bank's multifamily and commercial real estate and land loans are adjustable rate mortgages.
ACCRUED INTEREST RECEIVABLE: The carrying amount of accrued interest receivable is a reasonable estimate of its fair value because its maturity is short-term and potentially uncollectible amounts have been reserved.
FEDERAL HOME LOAN BANK STOCK: The fair value of FHLB stock equals its book value because the shares can be resold to the FHLB or other member banks at its par value of $100 per share.
DEPOSITS: The fair value of deposits with no stated maturity, such as savings, checking and money market accounts, is considered to be equal to the amount payable on demand. The fair value of certificates of deposit was computed as the present value of future cash outflows, based on contractual maturities, discounted at rates equivalent to those offered by the Bank at Dec. 31, 1996 and 1995 for certificates of deposit with similar maturities.
BORROWINGS: The fair value of FHLB advances was determined based upon a discounted cash flow analysis using a discount rate commensurate with rates currently offered by the FHLB for similar remaining maturities. The fair values of the repurchase agreements, subordinated notes and the mortgage-backed note were based upon quotes received from securities dealers. The fair value of the ESOP borrowing approximates its carrying amount because the borrowings reprice frequently at market interest rates.
ACCRUED INTEREST PAYABLE: The carrying amount of accrued interest payable is a reasonable estimate of its fair value because its maturity is short-term.
OTHER FINANCIAL ASSETS AND LIABILITIES: Other financial assets and liabilities include the excess servicing fee receivable, mortgage servicing rights, loan origination and sales commitments, letters of credit and other credit-related guarantees, recourse provisions on loans sold with recourse, and interest rate exchange agreements.

                                                    1996 Annual Report/10-K  63

     The fair value of excess servicing fee receivable was determined based upon the present value of anticipated loan servicing cash flows, discounted at a market rate of interest for assets with similar risk.

     The fair value of mortgage servicing rights was determined by calculating the present value of estimated future cash flows using a discount rate, prepayment rate and servicing costs commensurate with the risks involved.

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

NOTE Y

SELECTED QUARTERLY INFORMATION (UNAUDITED)


STATEMENTS OF INCOME                                                              FOR THE QUARTERS ENDED
------------------------------------------------------------------------------------------------------------------------------
                                                                 DEC. 31                 SEPT. 30                  JUNE 30
DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS              1996        1995        1996         1995         1996        1995
------------------------------------------------------------------------------------------------------------------------------
Interest income ..............................           $76,083     $70,297     $74,864      $69,828      $74,052     $69,573
Interest expense .............................            44,183      40,890      43,467       41,180       42,283      40,613
                                                         ---------------------------------------------------------------------
Net interest income ..........................            31,900      29,407      31,397       28,648       31,769      28,960
Provision for loan losses ....................               250         500         500          300          500         450
Net gain on assets sold ......................               209          87         132           91          116          15
Other income .................................             8,851       8,480       8,785        8,622        8,402       8,408
SAIF recapitalization ........................                --          --      21,000           --           --          --
Other G&A expense ............................            24,318      22,635      24,768       22,464       24,280      22,505
Loss (gain) on foreclosed real estate ........               (30)        191          89          312           20         227
                                                         ---------------------------------------------------------------------
Income (loss) before income taxes ............            16,422      14,648      (6,043)      14,285       15,487      14,201
Income taxes .................................             5,566       5,346      (2,501)       5,225        5,298       5,172
                                                         ---------------------------------------------------------------------
Net income (loss) ............................           $10,856      $9,302     $(3,542)      $9,060      $10,189      $9,029
                                                         =====================================================================
Earnings per share:
  Primary ....................................             $0.46       $0.38      $(0.16)       $0.37        $0.43       $0.37
  Fully diluted ..............................              0.46        0.38       (0.16)        0.37         0.43        0.37
                                                         =====================================================================
Cash dividends per share .....................            $0.096      $0.060      $0.096       $0.060       $0.080      $0.060
                                                         =====================================================================



STATEMENTS OF INCOME                                     For the Quarters Ended
-------------------------------------------------------------------------------
                                                                March 31
-------------------------------------------------------------------------------
DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS              1996        1995
-------------------------------------------------------------------------------
Interest income ..............................           $71,257     $69,052
Interest expense .............................            41,577      39,433
                                                         -------------------
Net interest income ..........................            29,680      29,619
Provision for loan losses ....................               500         650
Net gain on assets sold ......................             1,175         861
Other income .................................             8,050       7,157
SAIF recapitalization ........................                --          --
Other G&A expense ............................            23,452      22,561
Loss (gain) on foreclosed real estate ........             1,136         429
                                                         -------------------
Income (loss) before income taxes ............            13,817      13,997
Income taxes .................................             5,063       4,994
                                                         -------------------
Net income (loss) ............................           $ 8,754     $ 9,003
                                                         ===================
Earnings per share:
  Primary ....................................           $  0.36       $0.37
  Fully diluted ..............................              0.36        0.37
                                                         ===================
Cash dividends per share .....................           $ 0.080     $ 0.060
                                                         ===================

AVERAGE BALANCE SHEET                                                     For the Quarters Ended
--------------------------------------------------------------------------------------------------------------------------
                                                            Dec. 31                  Sept. 30                  June 30
DOLLARS IN THOUSANDS                                  1996          1995        1996         1995         1996        1995
--------------------------------------------------------------------------------------------------------------------------
Total assets .................................  $4,310,802    $4,018,685  $4,281,667   $4,040,377   $4,239,579  $4,057,089
MBS ..........................................     798,700     1,011,533     832,458    1,032,161      888,740   1,042,444
Loans receivable .............................   3,124,222     2,629,836   3,072,933    2,621,175    2,995,272   2,651,331
Deposits .....................................   3,308,166     3,177,315   3,273,263    3,167,666    3,269,986   3,185,211
Borrowings ...................................     536,277       386,568     547,947      431,046      509,810     439,815
Stockholders' equity .........................     380,937       382,257     385,932      373,249      378,712     364,616
One year GAP to total assets .................       (1.62)%        5.38%      (1.82)%       5.41%        0.33%       4.38%
                                                ==========================================================================

AVERAGE BALANCE SHEET                           FOR THE QUARTERS ENDED
----------------------------------------------------------------------
                                                          March 31
DOLLARS IN THOUSANDS                                  1996        1995
----------------------------------------------------------------------
Total assets .................................  $4,131,707  $4,107,520
MBS ..........................................     963,474   1,105,888
Loans receivable .............................   2,745,493   2,631,631
Deposits .....................................   3,251,290   3,197,198
Borrowings ...................................     423,313     490,193
Stockholders' equity .........................     387,499     356,030
One year GAP to total assets .................        6.38%       2.29%
                                                ======================


NOTE Z
SUPPLEMENTAL CASH FLOW DISCLOSURES

DOLLARS IN THOUSANDS                                         1996            1995        1994
---------------------------------------------------------------------------------------------
Interest credited on deposits ................           $120,361        $115,537    $100,584
Interest paid on deposits ....................             11,808          11,639      10,742
                                                         ------------------------------------
Total interest paid on deposits ..............           $132,169        $127,176    $111,326
                                                         ====================================
Loans exchanged for
  mortgage-backed securities .................           $380,929        $     --    $     --
Interest paid on borrowings ..................             31,185          30,158      17,578
Income taxes paid, net .......................             12,690          20,991      13,925
Real estate acquired through foreclosure .....             23,214           8,505      21,219
Loans originated in connection with real
  estate acquired through foreclosure ........             23,446          11,885      11,361


64   St. Paul Bancorp, Inc.

REPORT OF INDEPENDENT AUDITORS

BOARD OF DIRECTORS AND STOCKHOLDERS
ST. PAUL BANCORP, INC.

We have audited the accompanying consolidated statements of financial condition of St. Paul Bancorp, Inc. as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of St. Paul Bancorp, Inc. at December 31, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.


Ernst & Young LLP

Chicago, Illinois
January 17, 1997


                                                    1996 Annual Report/10-K   65

ANNUAL REPORT ON FORM 10-K

Securities and Exchange Commission
Washington, D.C. 20549

Annual Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the fiscal year ended Dec. 31, 1996.
Commission File Number 0-15580



ST. PAUL BANCORP, INC.
Incorporated in the State of Delaware
IRS Employer Identification #36-3504665

Address:   6700 West North Avenue
           Chicago, Illinois 60707-3937
Telephone: (773) 622-5000

Securities registered to Section 12(g) of the Act: Common Stock, Par Value $0.01; Preferred Stock Purchase Rights.

     As of Jan. 31, 1997, St. Paul Bancorp, Inc. had 23,066,922 shares of common stock outstanding. The aggregate market value of common stock held by non-affiliates as of Jan. 31, 1997, was $487,151,256. (1)

     St. Paul Bancorp, Inc. has filed all reports required to be filed by
Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months and has been subject to such filing requirements for the past 90 days.

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


CROSS-REFERENCE                                            PAGE
---------------------------------------------------------------

PART I
Item 1   Business
         General..........................................................20-21, 44, 67-68
         Distribution of Assets, Liabilities and Stockholders' Equity;
         Interest Rates and Interest Differential....................................26-27
         Investment Portfolio....................................................39, 48-49
         Loan Portfolio.......................................32-34, 36, 39, 45, 49-50, 61
         Summary of Loan Loss Experience....................................35, 36, 45, 50
         Deposits...............................................................26, 38, 52
         Return on Equity and Assets.................................................18-19
         Short-Term Borrowings.......................................................52-54

Item 2   Properties.....................................................................67

Item 3   Legal Proceedings............................................................none

Item 4   Submission of Matters to a Vote of
         Security Holders.............................................................none

PART II

Item 5   Market for the Registrant's Common Equity and Related
         Stockholder Matters..................................23, 25, 34, 55-56, 66-68, 72
Item 6   Selected Financial Data.....................................................18-19
Item 7   Management's Discussion and Analysis of
         Financial Condition and Results of Operations...............................20-39
Item 8   Financial Statements and Supplemental Data..................................40-65
Item 9   Changes in and Disagreements with Accountants
         on Accounting and Financial Disclosures......................................none

PART III

Item 10  Directors and Executive Officers of the Registrant.............................70*
Item 11  Executive Compensation...........................................................*
Item 12  Security Ownership of Certain Beneficial
         Owners and Management............................................................*
Item 13  Certain Relationships and Related Transactions...................................*

PART IV

Item 14  Exhibits, Financial Statement Schedules
         and Reports on Form 8-K......................................................68-69


*ST. PAUL BANCORP'S DEFINITIVE PROXY STATEMENT FOR THE 1997 ANNUAL MEETING OF SHAREHOLDERS IS INCORPORATED HEREIN BY REFERENCE, OTHER THAN THE SECTIONS ENTITLED REPORT OF THE ORGANIZATIONAL PLANNING AND STOCK OPTION COMMITTEES ON EXECUTIVE COMPENSATION AND COMPARATIVE PERFORMANCE GRAPH.


66   St. Paul Bancorp, Inc.

COMPETITION

St. Paul Bancorp experiences substantial competition in attracting and retaining deposit accounts, making mortgage and other loans, and selling investment products. Competition for deposit accounts comes primarily from other federally insured financial institutions, such as savings institutions, commercial banks and credit unions; money market funds; and other investment alternatives. Competition for origination of loan products comes primarily from mortgage brokers, other savings institutions, mortgage banking firms, commercial banks, insurance companies and finance companies. Competition for investment product sales comes primarily from other brokerage operations, insurance companies and mutual funds. Many of St. Paul's competitors are unregulated and are not subject to the same restrictions as the Bank.
     St. Paul's market area is experiencing increased competition from the acquisition of local financial institutions by larger commercial banking and savings institutions.

PROPERTIES

All the office properties and most of the equipment appearing in the Consolidated Statements of Financial Condition and Note L - Office Properties and Equipment are owned by the Bank. As of Dec. 31, 1996, the Bank had 52 banking offices located throughout the greater Chicago metropolitan area. Seventeen of the branches were located in OMNI(R) and Cub(R) food stores in the Chicago area. All branch locations, except for three drive-up facilities, are full service offices that provide a full range of banking services. Of the 52 banking offices, 27 were owned and 25 were leased as of Dec. 31, 1996. Also, the Bank owned five administrative buildings and leases administrative office space in an office complex near the Bank's home office. At Dec. 31, 1996, the aggregate net book value of St. Paul Federal's banking and administrative offices owned and the leasehold improvements at the offices leased was $28.3 million. Management believes all these properties are in good condition.
     In addition to its land, buildings and leasehold improvements, the Bank had an aggregate net investment in equipment of $19.0 million at Dec. 31, 1996. Included in the equipment owned by the Bank is mainframe, hardware, teller platforms, desktop computers, ATMs and furnishings.

REGULATION

The Company, as a savings and loan holding company, and the Bank, as a federally chartered savings bank, are subject to extensive regulation, supervision and examination by the OTS as their primary federal regulator. The Bank also is subject to regulation, supervision and examination by the Federal Deposit Insurance Corporation (the "FDIC") and as to certain matters by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). See Management's Discussion and Analysis and Notes to Consolidated Financial Statements as to the impact of certain laws, rules and regulations on the operations of the Company and the Bank. Set forth below is a description of certain recent regulatory developments.
     As discussed in Management's Discussion and Analysis, legislation was enacted in 1996 to repeal Section 593 of the Internal Revenue Code of 1986, as amended (the "IRC") under which qualified savings institutions calculated their bad debt deduction for federal income tax purposes. Furthermore, as discussed in Management's Discussion and Analysis, separate legislation was enacted in September 1996 to address the undercapitalization of the Savings Association Insurance Fund (the "SAIF"), of which the Bank is a member (the "1996 Legislation").
     The 1996 Legislation also contemplates the merger of the SAIF with the Bank Insurance Fund (the "BIF"), which generally insures deposits in national and state-chartered banks. The combined deposit insurance fund, which will be formed no earlier than Jan. 1, 1999, will insure deposits at all FDIC-insured depository institutions. As a condition to the combined insurance fund, however, no insured depository institution can be chartered as a savings association. The Secretary of the Treasury is required to report to the Congress no later than Mar. 31, 1997 with respect to the development of a common charter for all insured depository institutions. If legislation with respect to the development of a common charter is enacted, the Bank may be required to convert its federal charter to either a new federal type of bank charter or state depository institution charter. Future legislation also may result in the Company becoming regulated as a bank holding company by the Federal Reserve Board rather than a savings and loan holding company regulated by the OTS. Regulation by the Federal Reserve Board could subject the Company to capital requirements that are not currently applicable to the Company as a holding company under OTS regulation and may result in statutory limitations on the type of business activities in which the Company may engage at the holding company level, which business activities currently are not restricted. The Company and the Bank are unable to predict whether such legislation will be enacted.
     The 1996 legislation also contained several provisions augmenting the Bank's commercial lending authority by 10% of assets, provided that any loans in excess of 10% are used for small business loans. Furthermore, the qualified thrift lender test that the Bank must comply with was liberalized to provide that small business, credit card and student loans can be included without any limit, and that the Bank can qualify as a qualified thrift lender by meeting either the test set forth in the Home Owners' Loan Act or under the definition of a domestic building and loan association as defined under the IRC. The Bank does not expect such provisions to materially impact its operations.

                                                    1996 Annual Report/10-K   67

     During 1996, the OTS continued its comprehensive review of its regulations to eliminate duplicative, unduly burdensome and unnecessary regulations concerning lending and investments, corporate governance, subsidiaries and equity investments, conflicts of interest and usurpation of corporate opportunity. The OTS's revised lending and investments regulation generally imposes general safety and soundness standards, and also provides that commercial loans made by a service corporation of a savings association will be exempted from an institution's overall 10% limit on commercial loans. Such regulations now allow an institution to use its own cost-of-funds index in structuring adjustable-rate mortgages, and eliminate percentage of assets limitations on credit card lending.

     The OTS also converted its policy statement on conflicts of interest to a regulation that is intended to be based upon common law principles of "duty of loyalty" and "duty of care." The new conflicts regulation provides that directors, officers, employees, persons having the power to control the management or policies of savings associations, and other persons who owe fiduciary duties to savings institutions will be prohibited from advancing their own personal or business interests, or those of others, at the expense of the institutions they serve. The "appearance of a conflict of interest" standard was removed from the scope of the revised rule. The OTS also clarified that "persons having the power to control the management or policies of savings associations" includes holding companies such as the Company. The OTS corporate opportunity regulations and policy statements also were eliminated and replaced with a standard similar to common law standards governing usurpation of corporate opportunity. Under the revised regulation, transfers of a line of business within a holding company structure will not be deemed to be a usurpation of corporate opportunity if an institution receives fair market consideration for a line of business transferred to its holding company or its affiliate. In such transactions, the OTS will generally defer to decisions made by a holding company, subject to compliance with Sections 23A or 23B of the Federal Reserve Act and general safety and soundness principles.


EXHIBITS (c)

FINANCIAL STATEMENTS FILED                  PAGE
------------------------------------------------
St. Paul Bancorp, Inc.
Consolidated Financial Statements............ 40
Notes to Consolidated Financial Statements... 44
Report of Independent Auditors............... 65


     Schedules to the consolidated financial statements required by Article 9 of Regulation S-X are omitted, since the required information is included in the footnotes or is not applicable.

     A current report on Form 8-K was filed on December 16, 1996 announcing a five-for-four stock split distributed on January 14, 1997 to stockholders of record as of December 31, 1996.


The following Exhibit Index lists the Exhibits to this Annual Report on Form 10-K.

EXHIBIT NUMBER 3

CERTIFICATE OF INCORPORATION AND BYLAWS

i           Restated Certificate of Incorporation (a).

ii          Bylaws of Registrant, as amended (a).

iii Amendments to Bylaws of Registrant dated as of Dec. 18, 1989, July 18, 1992, Sept. 27, 1993, Oct. 25, 1993 and Feb. 28, 1994,
            respectively (a).

EXHIBIT NUMBER 10

MATERIAL CONTRACTS
i           Stock Option Plan, as amended (a)(b).

ii          Amendment to Stock Option Plan dated May 13, 1992 (a)(b).

iii         Amendment to Stock Option Plan dated May 4, 1994 (a)(b).

iv          1995 Incentive Plan (a)(b).

v Employment Agreements, dated as of Dec. 19, 1994, among St. Paul Bancorp, Inc., St. Paul Federal Bank For Savings and Joseph C. Scully and Patrick J. Agnew, respectively (a)(b).

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

ix Severance Agreements, dated as of Dec. 21, 1992, among St. Paul Bancorp, Inc., St. Paul Federal Bank For Savings and Robert N. Parke, Thomas J. Rinella, Donald G. Ross, and Clifford M. Sladnick, respectively (a)(b).


68   St. Paul Bancorp, Inc.

x Amendments to Severance Agreements, dated as of Dec. 19, 1994, among St. Paul Bancorp, Inc., St. Paul Federal Bank For Savings and Robert N. Parke, Thomas J. Rinella, Donald G. Ross, and Clifford M. Sladnick, respectively (a)(b).

xi Amendments to Severance Agreements, dated as of May 22, 1995, among St. Paul Bancorp, Inc., St. Paul Federal Bank For Savings and Robert N. Parke, Thomas J. Rinella, Donald G. Ross, and Clifford M. Sladnick, respectively (a)(b).

xii Amendments to Severance Agreements, dated as of Aug. 28, 1995, among St. Paul Bancorp, Inc., St. Paul Federal Bank For Savings and Robert N. Parke, Thomas J. Rinella, Donald G. Ross, and Clifford M. Sladnick, respectively (a)(b).

xiii St. Paul Federal Bank For Savings Deferred Compensation Trust Agreement, dated April 21, 1987 (a)(b).

xiv First Amendment to Agreement in Trust, dated as of Dec. 31, 1989, by and between St. Paul Federal Bank For Savings and Alan J. Fredian, Michael R. Notaro and Faustin A. Pipal, as trustees (a)(b).

xv          St. Paul Federal Bank For Savings and St. Paul Bancorp, Inc.
            Nonqualified Retirement Plan for Directors, as amended and restated as of March 28, 1994 (a)(b).

xvi First Amendment to St. Paul Federal Bank For Savings and St. Paul Bancorp, Inc. Nonqualified Retirement Plan for Directors, dated as of Dec. 31, 1995 (a)(b).

xvii Agreement in Trust, dated as of Jan. 28, 1991, between St. Paul Federal Bank For Savings and Alan J. Fredian, Michael R. Notaro and Joseph C. Scully, as trustees (a)(b).

xviii St. Paul Federal Bank For Savings Supplemental Retirement Plan and Excess Benefit Plan (a)(b).

xix         St. Paul Federal Bank For Savings Supplemental Retirement Trust (a)
            (b).

xx St. Paul Bancorp, Inc. and St. Paul Federal Bank For Savings Employee Severance Compensation Plan, executed Dec. 20, 1993 (a)(b).

xxi Term Loan Agreement, dated as of Nov. 21, 1991, among St. Paul Federal Bank For Savings Employee Stock Ownership Trust, St. Paul Bancorp, Inc., and Nationar (a).

xxii First Amendment to Term Loan Agreement, dated as of June 30, 1993 (but effective as of May 5, 1993), by and among St. Paul Federal Bank For Savings Employee Stock Ownership Trust, St. Paul Bancorp, Inc., and Nationar (a).

xxiii Letter, dated Jan. 19, 1996, among St. Paul Federal Bank For Saving Employee Stock Ownership Trust, St. Paul Bancorp, Inc., and Northwest Savings Bank, as successor in interest to Nationar.

xxiv        Shareholders Rights Plan, dated Oct. 26, 1992 (a).

xxv         Indenture for Subordinated Notes, dated Feb. 1, 1993, between St.
            Paul Bancorp, Inc. and Harris Trust and Savings Bank (a).

xxvi Indenture, dated as of July 1, 1989, between St. Paul Federal Bank For Savings and Bankers Trust Company, Trustee (a).

xxvii Revolving Loan Agreement, dated as of Sept. 15, 1995, between St. Paul Bancorp, Inc. and LaSalle National Bank (a).

xxviii First Amendment to Revolving Loan Agreement, dated as of Oct. 15, 1996, between St. Paul Bancorp, Inc. and LaSalle National Bank.



EXHIBIT NUMBER 13
1996 ANNUAL REPORT TO SHAREHOLDERS

EXHIBIT NUMBER 21
SUBSIDIARIES OF REGISTRANT

EXHIBIT NUMBER 23
CONSENT OF ERNST & YOUNG LLP

EXHIBIT NUMBER 27
FINANCIAL DATA SCHEDULE

(a) EXHIBIT HAS HERETOFORE BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND IS INCORPORATED HEREIN BY REFERENCE.

(b) MANAGEMENT CONTRACT OR COMPENSATION PLAN OR ARRANGEMENT REQUIRED TO BE FILED AS AN EXHIBIT.

(c) COPIES OF THE EXHIBITS WILL BE FURNISHED UPON REQUEST AND PAYMENT OF THE COMPANY'S EXPENSES IN FURNISHING THE FINANCIAL STATEMENT SCHEDULE AND EXHIBITS.


                                                    1996 Annual Report/10-K   69

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on March 24, 1997 on its behalf by the undersigned thereunto duly authorized.


St. Paul Bancorp, Inc.
Joseph C. Scully
Chairman and Chief Executive Officer


Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below on March 24, 1997, by the following persons on behalf of the registrant and in the capacities indicated.

JOSEPH C. SCULLY                                  JOHN W. CROGHAN
Chairman and Chief Executive Officer              Director

PATRICK J. AGNEW                                  ALAN J. FREDIAN
President and Chief Operating Officer             Director

ROBERT N. PARKE                                   PAUL C. GEAREN
Senior Vice President and Treasurer               Director
(principal financial officer)

PAUL J. DEVITT                                    KENNETH J. JAMES
First Vice President and Controller               Director
(principal accounting officer)

WILLIAM A. ANDERSON                               JEAN C. MURRAY, O.P.
Director                                          Director

                                                  JOHN J. VIERA
                                                  Director


DIRECTORS

JOSEPH C. SCULLY
Chairman and Chief Executive Officer, St. Paul Bancorp, Inc. and St. Paul Federal - A B C D* E F

PATRICK J. AGNEW
President and Chief Operating Officer, St. Paul Bancorp, Inc. and St. Paul Federal - A B C D E F

WILLIAM A. ANDERSON
Retired Partner, Ernst & Young LLP - A B D G*

JOHN W. CROGHAN
Chairman, Lincoln Capital Management - investment counseling - A* G

ALAN J. FREDIAN
Retired Professor, Institute of Human Resources and Industrial Relations, Loyola University - D E* H* I*

PAUL C. GEAREN
President, Nicolson, Porter and List, Inc. - corporate real estate - C

KENNETH J. JAMES
Chairman, James Investment Co. - real estate development - B* C*

JEAN C. MURRAY, O.P.
Retired President, Rosary College - E F

JOHN J. VIERA
Retired Corporate Vice President, Commonwealth Edison Company - public utility
- D F* G H I

St. PAUL BANCORP OFFICERS

JOSEPH C. SCULLY, 56, has been Chairman since 1989 and Chief Executive Officer since 1982. He joined the Company in 1963 and has also served as President, Senior Vice President, Corporate Secretary and Vice President.

PATRICK J. AGNEW, 54, has been President and Chief Operating Officer since 1989. Previous positions include Executive Vice President, Senior Vice President and General Counsel for the Company. Before joining St. Paul in 1979, he was a partner in the law firm of Righeimer, Martin and Cinquino.

JAMES R. LUTSCH, 49, was named Senior Vice President and Director of Information Services in 1986. He joined St. Paul in 1972 and has also served as a Vice President and as a Manager in the Bank's systems department.

ROBERT N. PARKE, 52, was named Senior Vice President and Chief Financial Officer in 1981. Previous positions include Treasurer. Before joining St. Paul in 1977, he was a certified public accountant with Ernst & Young LLP.

ROBERT N. PFEIFFER, 48, was named Senior Vice President and Director of Human Resources in 1990 and Director of Customer Operations in 1996. Previous positions include First Vice President, Vice President, Branch Manager and Manager of SPF Insurance Agency, Inc., the Bank's insurance subsidiary.

THOMAS J. RINELLA, 52, Senior Vice President, was named Director of Community Lending in 1987. Previous positions include Marketing Director, Human Resources Director, Loan Department Manager and Systems Analyst with the Bank.

DONALD G. ROSS, 48, was named Senior Vice President, Director of Retail Banking in 1986. Previous positions include First Vice President, Vice President and Assistant Vice President with the Bank.

CLIFFORD M. SLADNICK, 40, was named Senior Vice President, General Counsel and Corporate Secretary in 1991. Before joining St. Paul in 1990, he was a partner with the law firm of McDermott, Will & Emery. He also is a certified public accountant.


(A) MEMBER OF THE INVESTMENT COMMITTEE OF THE BANK
(B) MEMBER OF THE LOAN LOSS RESERVE COMMITTEE OF THE BANK
(C) MEMBER OF THE LOAN COMMITTEE OF THE BANK
(D) MEMBER OF THE EXECUTIVE COMMITTEES OF THE COMPANY AND THE BANK
(E) MEMBER OF THE PROFIT SHARING, PENSION AND ESOP TRUST COMMITTEE OF THE BANK
(F) MEMBER OF THE CORPORATE RESPONSIBILITY COMMITTEE OF THE BANK
(G) MEMBER OF THE AUDIT AND ACCOUNTING COMMITTEES OF THE COMPANY AND THE BANK
(H) MEMBER OF THE ORGANIZATIONAL PLANNING COMMITTEES OF THE COMPANY AND THE
    BANK
(I) MEMBER OF THE STOCK OPTION COMMITTEE OF THE COMPANY
*   COMMITTEE CHAIRMAN

70   St. Paul Bancorp, Inc.

INVESTOR INFORMATION

CORPORATE OFFICES
6700 W. North Ave., Chicago, IL 60707-3937
(773) 622-5000
ST. PAUL NEWS HOTLINE
(773) 889-SPBC (7722)

COMMON STOCK

St. Paul Bancorp common stock is listed under the symbol "SPBC" on the NASDAQ National Market System. Newspaper stock tables often list the stock as "StPaulB" or "StPaulBncp."

     As of Dec. 31, 1996, St. Paul Bancorp had 22,775,991* shares of common stock outstanding. At that date, there were 6,591 shareholders of record.

     As of the close of business on Feb. 13, 1997, St. Paul Bancorp's stock price was $24 5/8.

STOCK PRICE INFORMATION

The table below shows the quarterly price range of SPBC common stock and dividends paid over the past two years. On Dec. 16, 1996, the St. Paul Bancorp, Inc. Board of Directors voted to increase the quarterly dividend per share rate by 25% by maintaining the $0.12 per share dividend per quarter after the five-for-four stock split.


STOCK PRICES*            1st Quarter     2nd Quarter         3rd Quarter       4th Quarter
1995..........      $13 7/8 - 20 5/8   $17 3/16 - 18 11/16   $17 7/8  - 22 11/16   $18 11/16 - 21 1/2
1996..........       19 1/8 - 20 5/8    18 5/16 - 19 7/8      17 3/16 - 22          20 3/16  - 24 1/2




DIVIDENDS PER SHARE PAID*                                 1996          1995
FIRST QUARTER .......................                   $0.080        $0.060
SECOND QUARTER ......................                   $0.080         0.060
THIRD QUARTER .......................                   $0.096         0.060
FOURTH QUARTER ......................                   $0.096         0.060


*RESTATED FOR FIVE-FOR-FOUR STOCK SPLIT DISTRIBUTED ON JANUARY 14, 1997.

DIVIDEND PAYMENT DATES

ST. Paul Bancorp pays dividends in mid-February, May, August and November, with record dates at the end of the preceding month. Specific dates are announced in the Company's quarterly earnings releases.

DIVIDEND REINVESTMENT PLAN

Shareholders of record may authorize that their dividend payments be used to purchase additional ST. Paul Bancorp stock. Withdrawal is optional at any time. The plan's cash investment option allows voluntary contributions of up to $2,000 per month. For an information booklet and authorization form, please contact the transfer agent or the company's investor relations department.


STOCKHOLDER INQUIRIES

The Company's annual report on Form 10-K is on file with the Securities and Exchange Commission and is included in this report. To obtain additional information on St. Paul Bancorp free of charge, call the St. Paul News Hotline at (773) 889-SPBC (7722) or the Company's investor relations department at
(773) 804-2283. You may also ask to be added to the mailing list for quarterly earnings releases.
     Other inquiries may be directed to the Company's Chief Financial Officer Robert N. Parke, (773) 804-2360 or the Investor Relations Department at (773) 804-2283.
     Inquiries about stockholder records, stock transfers, ownership changes, address changes, dividend payments or the dividend reinvestment plan should be directed to:

TRANSFER AGENT AND REGISTRAR

First National Bank of Boston c/o Boston Equiserve
Shareholder Services
P.O. BOX 8040
Boston, MA 02266-8040
Toll-free: (800) 730-4001

ANNUAL MEETING

You are cordially invited to St. Paul Bancorp's annual MEETING OF STOCKHOLDERS, to be held at 10 a.m. Wednesday, May 7, 1997 at Drury Lane Oakbrook, 100 Drury Lane, Oakbrook Terrace, IL. Mark your proxy card if you wish to attend. The record date for voting at the meeting is Tuesday, March 18, 1997.

INDEPENDENT AUDITORS
Ernst & Young LLP
233 S. Wacker Drive
Chicago, IL 60606-6301

CORPORATE COUNSEL
Clifford M. Sladnick
Senior Vice President
and General Counsel
St. Paul Bancorp, Inc.

HOME OFFICE
6700 W. North Ave.
Chicago, IL 60707-3937
(773) 622-5000

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


72   St. Paul Bancorp, Inc.