Form 10-K405, Exhibit 13
period 1997-12-31
ST PAUL BANCORP INC
filed 1998-03-27
CIK 810578

--------------------------------------------------------------------------------
BUSINESS HIGHLIGHTS / FINANCIAL REVIEW                   St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------


ASSETS AT YEAR-END 1997

Investment Securities           $  41.6  million
Other Assets                    $ 187.8  million
Cash and Cash Equivalents       $ 204.7  million
MBS                             $ 917.9  million
Loans Receivable                $   3.2  billion


WEIGHTED AVERAGE INTEREST RATE SPREAD AT YEAR-END    (in percent)

1988                  2.28
1989                  2.25
1990                  2.48
1991                  2.95
1992                  3.48
1993                  3.30
1994                  2.76
1995                  2.72
1996                  2.78
1997                  2.66


LOAN PORTFOLIO AT YEAR-END 1997

Consumer                        $  13.2  million
Income Producing Property       $ 974.8  million
1-4 Family                      $   2.3  billion


NONPERFORMING ASSETS TO TOTAL ASSETS AT YEAR-END (in percent)

1988                  1.25
1989                  0.93
1990                  1.07
1991                  2.17
1992                  1.38
1993                  1.34
1994                  0.66
1995                  0.71
1996                  0.29
1997                  0.23


DEPOSITS AT YEAR-END 1997

Money Market                    $ 219.7  million
Checking                        $ 421.4  million
Saving                          $ 674.2  million
CDs                             $   2.0  billion


NET LOAN CHARGE-OFFS TO AVERAGE LOANS (in percent)

1988                  0.08
1989                  0.55
1990                  0.18
1991                  0.45
1992                  0.34
1993                  0.56
1994                  0.39
1995                  0.21
1996                  0.15
1997                  0.05



Contents

18    Ten-Year Summary
      MANAGEMENT'S DISCUSSION AND ANALYSIS
20    Overview
21    Statement of Financial Condition
24    Cash Flow Activity
27    Results of Operations
33    Credit Risk Management
36    Interest Rate Risk
      FINANCIAL STATEMENTS AND NOTES
40    Consolidated Financial Statements
44    Notes to Consolidated Financial Statements
65    Report of Independent Auditors
      10-K
66    Annual Report on Form 10-K
70    Officers and Directors
72    Investor Information

--------------------------------------------------------------------------------
                                                                            17

--------------------------------------------------------------------------------
TEN-YEAR SUMMARY
--------------------------------------------------------------------------------

At or for the years ended Dec. 31-Dollars in thousands, except
per share amounts                                                             1997           1996           1995
-------------------------------------------------------------------------------------------------------------------
SUMMARY OF FINANCIAL CONDITION
ASSETS:
Cash and cash equivalents                                             $    204,683   $    190,208   $    186,621
Investment securities                                                       41,574         49,103         92,778
Mortgage-backed securities                                                 917,863      1,162,982        975,422
Loans receivable-net of allowance                                        3,205,443      2,782,116      2,683,890
Other assets                                                               187,773        172,761        177,968
-------------------------------------------------------------------------------------------------------------------
   Total assets                                                       $  4,557,336   $  4,357,170   $  4,116,679
===================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits                                                              $  3,284,428   $  3,337,055   $  3,231,810
Short-term borrowings                                                      370,203        366,854        175,368
Long-term borrowings                                                       418,855        194,390        266,059
Other liabilities                                                           65,938         70,761         59,245
Subordinated capital notes                                                       -              -              -
Stockholders' equity                                                       417,912        388,110        384,197
-------------------------------------------------------------------------------------------------------------------
   Total liabilities and stockholders' equity                         $  4,557,336   $  4,357,170   $  4,116,679
===================================================================================================================
SUMMARY OF OPERATIONS
Interest income                                                       $    315,217   $    296,256   $    278,750
Interest expense                                                           185,385        171,510        162,116
-------------------------------------------------------------------------------------------------------------------
   Net interest income                                                     129,832        124,746        116,634
Provision for loan losses                                                        -          1,750          1,900
-------------------------------------------------------------------------------------------------------------------
   Net interest income after provision for loan losses                     129,832        122,996        114,734
Other income                                                                45,166         35,720         33,721
SAIF recapitalization                                                            -         21,000              -
Other general and administrative expense                                   100,750         96,818         90,165
Gain/(loss) on foreclosed real estate                                          301         (1,215)        (1,159)
Income taxes                                                                25,088         13,426         20,737
-------------------------------------------------------------------------------------------------------------------
   Income before extraordinary item                                         49,461         26,257         36,394
Extraordinary item, net of income taxes                                       (403)             -              -
-------------------------------------------------------------------------------------------------------------------
   Net income (a)                                                     $     49,058   $     26,257   $     36,394
===================================================================================================================
Basic earnings per share before extraordinary item (a) (b)            $       1.46   $       0.77   $       1.05
Diluted earnings per share before extraordinary item (a) (b)                  1.42           0.74           0.99
===================================================================================================================
Basic earnings per share (a) (b)                                      $       1.45   $       0.77$  $       1.05
Diluted earnings per share (a) (b)                                            1.40           0.74           0.99
===================================================================================================================
SELECTED FINANCIAL AND OTHER DATA
Weighted average basic shares outstanding (b)                           33,797,844     33,922,146     34,609,393
Weighted average diluted shares outstanding (b)                         34,947,217     35,702,664     36,583,455
Dividends per share (b)                                               $       0.36   $       0.23   $       0.16
Dividend payout ratio (c)                                                    25.71%         31.91%         16.04%
Earning assets to interest-bearing liabilities                                1.07x          1.07x          1.07x
Weighted average rate on loans, MBS and investments                           7.28%          7.36%          7.28%
Weighted average cost of money                                                4.62%          4.58%          4.56%
Interest rate spread                                                          2.66%          2.78%          2.72%
Nonperforming assets to total assets                                          0.23%          0.29%          0.71%
Return on average assets (d)                                                  1.09%          0.62%          0.90%
Average equity as a percentage of average assets                              8.90%          9.04%          9.10%
Return on average stockholders' equity (net worth) (d)                       12.24%          6.85%          9.86%
Number of full-time equivalent employees                                     1,079          1,064          1,060
Number of office locations                                                      53             52             52
-------------------------------------------------------------------------------------------------------------------


(a) 1996 net income without the $21.0 million charge to recapitalize the SAIF deposit insurance fund would have been $40.2 million; basic and diluted earnings per share would have been $1.18 and $1.12, respectively. See Management's Discussion and Analysis for further details.
(b) Restated for a three-for-two stock split distributed to shareholders on July 14, 1997, a five-for-four stock split distributed to shareholders on Jan. 14, 1997 and a three-for-two stock split distributed to shareholders on Jan. 4, 1994.

--------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
                                                                                                       St. Paul Bancorp, Inc.
-----------------------------------------------------------------------------------------------------------------------------
           1994              1993(e)           1992             1991              1990              1989              1988
-----------------------------------------------------------------------------------------------------------------------------
   $    159,948      $    336,331      $    311,567     $    314,623      $    168,411      $    241,544      $    186,896
         99,643           142,051           107,732           25,410            40,435               691            14,274
      1,126,617           733,649           643,941          717,354           689,066           643,870           464,947
      2,568,381         2,304,319         2,270,198        2,415,540         2,404,760         2,320,371         2,350,499
        176,948           189,026           166,822          190,316           143,561           166,205           114,627
-----------------------------------------------------------------------------------------------------------------------------
   $  4,131,537      $  3,705,376      $  3,500,260     $  3,663,243      $  3,446,233      $  3,372,681      $  3,131,243
=============================================================================================================================

   $  3,232,903      $  3,252,618      $  2,985,124     $  3,004,419      $  2,665,733      $  2,581,769      $  2,394,528
        221,180               620           134,509          135,775           319,271            46,108            79,003
        271,747            63,350            51,899          198,753           178,200           437,174           356,903
         54,310            41,459            41,387           59,232            41,744            68,594            67,783
              -                 -                 -           12,176            11,951            14,745            15,582
        351,397           347,329           287,341          252,888           229,334           224,291           217,444
-----------------------------------------------------------------------------------------------------------------------------
   $  4,131,537      $  3,705,376      $  3,500,260     $  3,663,243      $  3,446,233      $  3,372,681      $  3,131,243
=============================================================================================================================

   $    253,262      $    256,937      $    278,687     $    321,291      $    316,275      $    302,308      $    274,598
        135,069           132,982           165,844          222,487           227,661           221,239           196,929
-----------------------------------------------------------------------------------------------------------------------------
        118,193           123,955           112,843           98,804            88,614            81,069            77,669
          5,150            10,750            10,625           11,100            35,652            21,656             4,178
-----------------------------------------------------------------------------------------------------------------------------
        113,043           113,205           102,218           87,704            52,962            59,413            73,491
         29,771            32,506            28,348           22,647            22,283            17,612            17,482
              -                 -                 -                -                 -                 -                 -
         87,166            82,747            71,240           64,754            62,797            56,309            52,731
         (2,145)           (2,516)           (1,316)          (1,898)           (2,266)           (4,631)             (503)
         18,991            19,061            20,325           16,507             3,252             5,450            14,536
-----------------------------------------------------------------------------------------------------------------------------
         34,512            41,387            37,685           27,192             6,930            10,635            23,203
              -                 -                 -                -             1,470                 -              (712)
-----------------------------------------------------------------------------------------------------------------------------
   $     34,512      $     41,387      $     37,685     $     27,192      $      8,400      $     10,635      $     22,491
=============================================================================================================================
   $       0.96      $       1.13      $       1.11     $       0.80      $       0.21      $       0.32      $       0.69
           0.91              1.08              1.07             0.79              0.20              0.31              0.69
=============================================================================================================================
   $       0.96      $       1.13      $       1.11     $       0.80      $       0.25      $       0.32      $       0.67
           0.91              1.08              1.07             0.79              0.25              0.31              0.67
=============================================================================================================================

     36,130,877        36,464,359        34,016,327       33,788,636        33,726,930        33,610,937        33,508,843
     37,961,364        38,166,743        35,281,871       34,388,314        34,020,437        34,614,148        33,701,252
   $       0.16      $       0.14      $       0.14     $       0.14      $       0.14      $       0.13      $       0.10
          17.65%            13.15%            13.35%           18.04%            58.01%            44.16%            14.89%
           1.06x             1.07x             1.06x            1.06x             1.06x             1.05x             1.06x
           6.98%             6.96%             7.74%            8.91%             9.72%             9.75%             9.40%
           4.22%             3.66%             4.26%            5.96%             7.24%             7.50%             7.12%
           2.76%             3.30%             3.48%            2.95%             2.48%             2.25%             2.28%
           0.66%             1.34%             1.38%            2.17%             1.07%             0.93%             1.25%
           0.88%             1.10%             1.05%            0.76%             0.25%             0.33%             0.72%
           9.05%             8.64%             7.57%            6.78%             6.80%             6.76%             6.63%
           9.72%            12.77%            13.88%           11.15%             3.66%             4.82%            10.88%
          1,103             1,046               883              829               804               845               849
             52                50                40               37                34                33                29
-----------------------------------------------------------------------------------------------------------------------------


(c)  Based upon diluted earnings per share.
(d) 1996 return on average assets and return on average stockholders' equity would have been 0.95% and 10.48%, respectively, without the $21.0 million charge to recapitalize the SAIF deposit insurance fund. See Management's Discussion and Analysis for further details.
(e) Includes the operations of Elm Financial Services since the acquisition date of Feb. 23, 1993.

--------------------------------------------------------------------------------
                                                                            19

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS                      St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
OVERVIEW
--------
St. Paul Bancorp, Inc. (the "Company") is the holding company for St. Paul Federal Bank For Savings (the "Bank"), the largest independent savings institution in the State of Illinois. At Dec. 31, 1997, the Company reported total assets of $4.6 billion. At year-end 1997, the Bank operated 53 branches in the Chicago metropolitan area, with an additional branch scheduled to open in April 1998. After the opening of its newest location, the Bank's branch network will consist of 35 free-standing offices, 17 banking offices located in grocery supermarkets and two Money Connection Centers. The Bank opened its first Money Connection Center in December 1997 in a Chicago storefront location. This location is designed to leverage a smaller space and the lower initial investment of grocery store branches. The locations will combine self-service banking options with branch personnel to deliver a full range of bank services and broaden the appeal and convenience to customers. The second Money Connection Center is scheduled to open in April 1998.
     The Bank also operates one of the largest networks of automated teller machines ("ATMs") in the Chicagoland area with 451 machines at Dec. 31, 1997. This network includes 257 ATMs located in White Hen Pantry convenience stores in the eight-county Chicago area, including stores in northwest Indiana. In December 1997, the Bank also announced an agreement to place ATMs in 25 Eagle Food Centers grocery stores, with the option of adding another 30 machines at a later date. With the addition of the 25 Eagle ATMs, the Bank's network will consist of approximately 475 machines.
     Both the Company and the Bank continued to operate other wholly owned financial services companies during 1997, including St. Paul Financial Development Corporation ("SPFD"), Annuity Network, Inc., SPF Insurance Agency, Inc., and Investment Network, Inc. As of Dec. 31, 1997, customers maintained $661 million of investments through Investment Network, Inc. and $331 million of annuity contracts through Annuity Network, Inc. SPFD is a residential and commercial land development company focused in the greater Chicagoland area, providing both equity and financing investments for real estate development projects. At Dec. 31, 1997, SPFD had $32.1 million in real estate equity and financing investments. In January 1998, ATM Connection, Inc. began operations as a new subsidiary of the Bank. This subsidiary owns and operates the ATM network of the Bank. See Note A-Summary of Significant Accounting Policies for descriptions of all affiliates and subsidiaries.
     In January 1998, the Bank acquired a privately-held residential mortgage broker serving Chicago and its surrounding suburbs. This broker will operate as a separate subsidiary of the Bank under the name Serve Corps Mortgage Corporation. Serve Corps will originate 1-4 family residential mortgages for sale to third party investors or held for investment in the Bank's portfolio. The Bank anticipates that the acquisition of this operation will increase overall 1-4 family loan origination volumes and enhance other income for gains on loans sold to third party investors. Some Bank lending functions will also be integrated into the Serve Corps operations.
     In general, the business of the Bank is to reinvest funds obtained from its retail banking facilities into interest-yielding assets, such as loans secured by mortgages on real estate, securities, and to a lesser extent, consumer and commercial real estate loans. In 1997, the Bank's 1-4 family residential mortgage products were originated through its retail banking offices and telephone banking facility, as well as a correspondent loan program in the Chicago metropolitan area and several Midwestern states. The addition of the Bank's mortgage broker subsidiary will provide an expanded base for 1-4 family loan originations beginning in 1998. The Bank also originates a variety of consumer loan products, including home equity loans, secured lines of credit, education, auto and credit card loans through the retail banking offices. The Bank has also entered agreements to sell lesser quality home equity and automobile loans to third parties rather than retaining them for its portfolio. During 1997, the Bank originated $212.3 million of 1-4 family loans, $72.7 million of home equity/line of credit loans and $11.1 million of other consumer loans.
     The Bank offers mortgage loans to qualifying borrowers to finance apartment buildings and to a much lesser extent, commercial real estate. In recent years, the Bank made these income producing property loans in several Midwestern states, such as Illinois, Indiana, Wisconsin, Minnesota and Ohio. In 1997, the Bank resumed its nationwide income producing property lending program to help offset prepayments of loans in the existing portfolio. The Bank will only originate new loans in those markets where Management believes the economies are strong or to borrowers with whom the Bank has an established relationship. During 1997, the Bank originated loans under this program in California, Washington, Arizona and Colorado. In late 1997, the Board of Directors also approved a program to originate loans secured by industrial, office, and, to a lesser extent, shopping center properties located in the Midwest. See Credit Risk Management for further details. During 1997, the Bank originated $259.7 million and purchased $19.6 million of income property loans, and originated $2.3 million of loans under the industrial, office and shopping center program.
     To supplement its loan origination efforts, the Bank has actively purchased 1-4 family adjustable rate whole loans for its portfolio. During
1997, the Bank purchased $797.9 million of 1-4 family loans located nationally. See Credit Risk Management for further details. The Bank also invests in mortgage-backed securities ("MBS"), government and other investment-grade, liquid investment securities. The Bank classified investment securities as either available for sale ("AFS") or held to maturity ("HTM"), with unrealized gains and losses on AFS securities recorded as an adjustment to stockholders' equity, net of related taxes.
     As a consumer-oriented retail financial institution, the Bank gathers deposits from the neighborhoods and surrounding suburbs of the metropolitan Chicago area, which largely have favorable savings patterns and high levels of home ownership. The Bank offers a variety of deposit products including checking, savings, money market accounts and certificates of deposit ("CDs"). The Bank also relies on borrowings to help finance operations and the creation of interest earning assets.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS                      St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
     Earnings of the Bank are susceptible to interest rate risk to the extent that the Bank's deposits and borrowings reprice on a different basis and in different periods than its securities and loans. Prepayment options embedded in loans and MBS and varying demand for loan products, due to changes in interest rates, create additional operating risk for the Bank in matching the repricing of its assets and liabilities. The Bank tries to structure its balance sheet to reduce exposure to interest rate risk and to maximize its return on equity, commensurate with risk levels that do not jeopardize the financial safety and soundness of the institution.
     Changes in real estate market values also affect the Bank's earnings. As changes occur in interest rates, the forces of supply and demand for real estate, and the economic conditions of real estate markets, the risk of actual losses in the Bank's loan portfolio will also change. See Credit Risk
Management for further details.
     In March 1998, the Company announced an agreement to merge with Beverly Bancorporation, Inc. ("Beverly"), the bank holding company of Beverly National Bank and Beverly Trust Company. Beverly, with total assets of $669 million, currently operates 13 branches serving the south and southwestern suburbs of Chicago. The Company will issue 1.063 shares of its common stock in exchange for each outstanding common share of Beverly, subject to adjustment under certain circumstances. Based upon current Beverly shares, the Company is expected to issue approximately 6.4 million new shares of common stock that will result in an initial value of the transaction of approximately $170 million, based upon the price of the stock at the time of announcement. The Company intends to account for the transaction as a pooling of interests. The agreement is subject to regulatory and shareholder approvals, including approval by the Company's shareholders of an increase in the number of authorized shares of common stock and the issuance of stock in the merger. The combined entity would have total assets of over $5 billion, more than 60 branches and an ATM network of over 550 machines. The merger is expected to be completed in the summer of 1998.
     This report contains certain "forward-looking statements." The Company desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and is including this statement for the expressed purpose of availing itself of the protection of the safe harbor with respect to all of such forward-looking statements. These forward-looking statements describe future plans or strategies and include the Company's expectations of future financial results. The Company's ability to predict results or the effect of future plans or strategies is inherently uncertain. Factors that could affect actual results include but are not limited to i) general market rates, ii) changes in market interest rates and the shape of the yield curve, iii) general economic conditions, iv) real estate markets, v) legislative/regulatory changes, vi) monetary and fiscal policies of the U.S. Treasury and the Federal Reserve, vii) changes in the quality or composition of the Company's loan and investment portfolios, viii) demand for loan products,
ix) the level of loan and MBS repayments, x) deposit flows, xi) competition,
xii) demand for financial services in the Company's markets, and xiii) changes in accounting principles, policies or guidelines. These factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements.
     The Company does not undertake and specifically disclaims any obligation to update any forward-looking statements to reflect occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

STATEMENT OF FINANCIAL CONDITION
--------------------------------
Total assets of the Company increased $200.2 million, or 4.6 percent, to $4.6 billion at Dec. 31, 1997. Most of the growth in total assets occurred in loan receivable balances. On the liability side, borrowings increased by $227.8 million, while deposit balances decreased by $52.6 million.
     Cash and cash equivalents totaled $204.7 million at Dec. 31, 1997, an increase of $14.5 million or 7.6 percent. See Cash Flow Activity and Consolidated Statements of Cash Flow for further details.
     Investment securities, consisting of U.S. Treasury and agency marketable-debt securities and other marketable-equity securities, totaled $41.6 million at Dec. 31, 1997, down $7.5 million from Dec. 31, 1996. At both Dec. 31, 1997 and 1996, all of the Company's investment securities were classified as AFS. The Company recorded an unrealized gain of $428,000 on AFS investment securities at year-end 1997, compared to an unrealized loss of $137,000 at Dec. 31, 1996.
     The MBS balances declined $245.1 million, or 21.1 percent, to $917.9 million at Dec. 31, 1997 as compared to $1.2 billion at Dec. 31, 1996. Principal repayments received during the year produced the reduction in MBS balance. See Cash Flow Activity for further details. The weighted average yield of the entire MBS portfolio was 6.87 percent at Dec. 31, 1997, down five basis points from year-end 1996. At Dec. 31, 1997, 74 percent of the MBS portfolio had adjustable rate characteristics, compared to 77 percent at Dec. 31, 1996. At year end 1997, slightly more than half of the MBS balances were classified as AFS, and the Company recorded an unrealized gain on its AFS MBS of $2.6 million, compared to $3.8 million at Dec. 31, 1996.
     Loans receivable rose $423.3 million, or 15.2 percent, during the year to total $3.2 billion at Dec. 31, 1997. The purchase of $797.9 million of 1-4 family loans and $19.6 million of income producing property loans mainly produced the increase. These purchases, combined with originations of loans held for investment, were partly offset by principal repayments received during the year. See Loan Portfolio table for further details of the composition of the portfolio and Cash Flow Activity for changes in the 1-4 family and income producing property portfolios. The loans receivable portfolio consists mainly of adjustable rate products, as approximately 85 percent of the portfolio had adjustable rate characteristics at Dec. 31, 1997, up from 82 percent at year end 1996. See Results of Operations-Comparison of Years Ended Dec. 31, 1997 and 1996- Net Interest Income for further discussion. The weighted average yield on loans receivable declined 17 basis points to 7.49 percent at Dec. 31, 1997 compared to 7.66 percent at Dec. 31, 1996. The purchase of loans at weighted average rates less than the portfolio average and the repayment of higher yielding loans produced the decline in the weighted average rate.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS                      St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
     Deposit balances decreased $52.6 million to $3.3 billion at Dec. 31, 1997. Most of the decrease in balances occurred in the CD portfolio which declined $60.9 million from Dec. 31, 1996. The Bank did not retain a portion of the higher rate, shorter-term CDs that matured during the year and were issued during the special promotions of 1996. The weighted average deposit rate declined five basis points to 4.26 percent at year-end 1997. Lower CD balances combined with a reduction in the rates paid on checking and savings accounts generated the decline in the weighted average rate in 1997. See Cash Flow Activity, Results of Operations-Years Ended Dec. 31, 1997 and 1996 and Note N-Deposits for further details.
     In 1997, Management used borrowings to help achieve the goal of higher interest earning asset levels. Total borrowings increased 40.6 percent to $789.1 million at Dec. 31, 1997 from $561.2 million at year-end 1996, with most of the increase occurring in long-term borrowings. Short-term borrowings, which totaled $370.2 million at Dec. 31, 1997, mainly consist of advances from the Federal Home Loan Bank ("FHLB") and borrowings under agreements to repurchase securities sold. Long-term borrowings, which totaled $418.9 million at Dec. 31, 1997, were mainly comprised of FHLB advances and $100 million of senior notes issued by the Company in February 1997. A portion of the proceeds from the issuance of the senior notes was used to redeem, at par, the Company's $34.5 million of subordinated notes due in 2000. See Cash Flow Activity, Results of Operations-Years Ended Dec. 31, 1997 and 1996 and Note O-Borrowings for further details.
     The combined weighted average cost of borrowings declined to 6.09 percent at Dec. 31, 1997 from 6.22 percent at Dec. 31, 1996. The repayment of the Company's subordinated debt and lower rates on new long-term FHLB advances produced the 13 basis point decline in the weighted average borrowing rate.
     Stockholders' equity rose $29.8 million to $417.9 million at Dec. 31, 1997 from $388.1 million at Dec. 31, 1996. Book value per share increased to $12.22 per share at year-end 1997 from $11.36 per share at Dec. 31, 1996. Net income for 1997 of $49.1 million and $10.3 million of capital supplied by the exercise of director and officer stock options mainly produced the increase in stockholders' equity. However, the repurchase of $17.2 million of Company common stock and the declaration of $12.2 million of dividends to shareholders partly offset these increases to stockholders' equity.
     During 1997, the Company executed a stock repurchase program by acquiring 981,825 shares of Company common stock, at a weighted average price of $17.56. Under all purchase programs, the Company has spent $64.8 million to reacquire
5.2 million shares at a weighted average price of $12.44 per share.(1) See Cash Flow Activity-Holding Company Liquidity for further details. The Company retired 3.75 million shares of treasury stock during 1997, and 221,439 shares of treasury stock were reissued in connection with the exercise of director and officer stock options.
     Except for certain interest rate exchange agreements used in connection with interest rate risk management activities and forward loan sales commitments, the Company does not use derivatives in its operations. The notional amount (off-balance sheet) of interest rate exchange agreements at Dec. 31, 1997 was $99.8 million, compared to $93.6 million at Dec. 31, 1996. During 1997, a new interest rate exchange agreement of $25.0 million was partly offset by the amortization of $18.8 million of notional amounts, resulting in the increase in the notional amount of interest rate exchange agreements in 1997. See Interest Rate Risk, Note A-Summary of Significant Accounting
Policies, and Note T- Financial Instruments With Off-Balance Sheet Credit Risk for further details.
     During the first quarter of 1997, the Company adopted SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This Statement provides accounting and reporting standards for the sale, securitization, and servicing of receivables and other financial assets and the extinguishment of liabilities. The adoption of this Statement did not affect operations in a material way. The implementation of some of the provisions of this Statement have been delayed until 1998 as required by SFAS No. 127, Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125.
     In February 1997, the FASB issued SFAS No. 129, Disclosure of Information about Capital Structure. This Statement consolidates existing guidance on disclosures about the Company's capital structure into one Statement. Because the Company already makes the disclosures required by this Statement, the adoption had no impact on the financial statements.
     The Company also adopted SFAS No. 130, Reporting Comprehensive Income during 1997. The provisions of this Statement become effective in 1998, however, earlier adoption is allowed. This Statement establishes standards for the reporting and display of comprehensive income and its components in the full set of financial statements. This Statement affects the display of comprehensive income in the financial statements and does not address recognition or measurement of comprehensive income and its components. The adoption of this Statement required the reclassification of prior comparable periods.







(1) The Company repurchased 1.8 million shares of common stock in 1994, 443,337 shares in 1995, 1.9 million shares in 1996 and 981,825 in 1997.
--------------------------------------------------------------------------------
22

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS                      St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
     In June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for the reporting of financial information from operating segments in annual and interim financial statements. This Statement requires that financial information be reported on the basis that it is reported internally for evaluating segment performance and deciding how to allocate resources to segments. Because this Statement addresses how supplemental financial information is disclosed in annual and interim reports, the adoption will have no material impact on the financial statements. The Company will adopt SFAS No. 131 when the Statement becomes effective in 1998.

CAPITAL: The Office of Thrift Supervision ("OTS") sets regulatory capital requirements for federally insured institutions such as the Bank. The OTS requires the Bank to maintain minimum capital level ratios of core and tangible capital to adjusted assets and total regulatory capital to risk-weighted assets. At Dec. 31, 1997, the Bank's tangible and core capital ratio of 8.61 percent and risk-based capital of 17.12 percent exceed the required capital levels. Under separate prompt corrective action regulations, the OTS can enforce certain restrictions on savings institutions classified as undercapitalized. The regulations require the Bank to maintain minimum ratios of total and Tier I capital to risk-weighted assets, and Tier I capital to average assets. At Dec. 31, 1997, the ratio of total capital to risk-weighted assets of 17.12 percent, Tier I capital to risk-weighted assets of 15.85 percent, and Tier I capital to regulatory assets of 8.61 percent allowed the Bank to be considered "well capitalized" under the OTS's prompt corrective action regulations. See Note Q-Stockholders' Equity for further details and a reconciliation of the Company's stockholders' equity to the regulatory capital of the Bank.
     In an attempt to address the interest rate risk inherent in the balance sheets of insured institutions, the OTS proposed a regulation that adds an interest rate risk component to the risk-based capital requirement for excess interest rate risk. Under this proposed regulation, which has never been implemented by the OTS, an institution is considered to have excess interest rate risk if, based upon a 200 basis point change in market interest rates, the market value of an institution's capital changes by more than two percent. If a change greater than two percent occurs, one-half of the percent change in the market value of capital in excess of two percent is added to the institution's risk-based capital requirement. At Dec. 31, 1997, the Bank had "excess" interest rate risk that would have required additional risk-based capital of $3.7 million if the regulation had been implemented by the OTS. However, at year-end 1997, the Bank had $220.0 million of excess risk-based capital available to meet the additional capital requirement.
     Under the Federal Deposit Insurance Corporation Improvement Act, the OTS published regulations to ensure that its risk-based capital standards take adequate account of concentration of credit risk, risk from nontraditional activities, and actual performance and expected risk of loss on income producing property loans. These rules allow the regulators to impose, on a case-by-case basis, an additional capital requirement above the current requirements where an institution has significant concentration of credit risk or risks from nontraditional activities. The Bank is currently not subject to any additional capital requirements under these regulations.
     The OTS may establish capital requirements higher than the generally applicable minimum for a particular savings institution if the OTS determines the institution's capital was or may become inadequate in view of its particular circumstances. Individual minimum capital requirements may be appropriate where the savings institution is receiving special supervisory attention, has a high degree of exposure to interest rate risk, or poses safety or soundness concerns. The Bank has no such requirements.
     Regulatory rules currently impose limitations on all capital distributions by savings institutions, including dividends, stock repurchase and cash-out mergers. Under the current rule, institutions are grouped into three classifications depending upon their level of regulatory capital both before and after giving effect to a proposed capital distribution. The OTS recently proposed revising its capital distribution regulation to conform the definition of "capital distribution" to the definition used in its prompt corrective regulations, and to delete the three classifications of institutions. Under the proposal, there would be no specific limitation on the amount of permissible capital distributions, but the OTS could disapprove a capital distribution if the institution would not be at least adequately capitalized under the OTS prompt correction action regulations following the distribution, if the distribution raised safety or soundness concerns, or if the distribution violated a prohibition contained in any statute, regulation, or agreement between the institution and the OTS, or a condition imposed on the institution by the OTS. The OTS would consider the amount of the distribution when determining whether it raised safety or soundness concerns. During 1997, the Bank paid dividends to the Company equal to 100 percent of Bank net income.
     See Note Q-Stockholders' Equity for further discussion of regulatory capital requirements.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS                     St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
LOAN ORIGINATION AND PURCHASES
The following table sets forth loan originations and purchases for the years ended Dec. 31, 1993 through 1997.


Dollars in thousands                    1997    %          1996    %       1995    %        1994    %        1993    %
---------------------------------------------------------------------------------------------------------------------------
1-4 family units-first mortgages:
   Originations                   $  212,298    15%   $ 245,433    21% $209,751    35%  $612,596    81%  $495,345    57%
   Purchases                         797,948    58      618,701    54   200,063    33      3,253     *     13,860     2
---------------------------------------------------------------------------------------------------------------------------
     Subtotal 1-4 family units     1,010,246    73      864,134    75   409,814    68    615,849    81    509,205    59
Equity/Line of credit                 72,695     5       69,058     6    51,231     8     40,212     5     40,229     4
Acquired from Elm Financial                -     -            -     -         -     -          -     -    229,083    26
---------------------------------------------------------------------------------------------------------------------------
Total 1-4 family units             1,082,941    78      933,192    81   461,045    76    656,061    86    778,517    89

Multifamily units                    259,727    19      196,455    17   112,055    19     72,886    10     69,962     8
Commercial                            22,050     2        6,280     1     4,225     1      5,110     1      1,300     *
Land loans                                 -     -          353     *     2,166     *        514     *          -     -
Consumer                              11,092     1       15,966     1    24,277     4     26,408     3     25,016     3
---------------------------------------------------------------------------------------------------------------------------
Total                             $1,375,810   100%  $1,152,246   100% $603,768   100%  $760,979   100%  $874,795   100%
===========================================================================================================================
* Less than 1%
---------------------------------------------------------------------------------------------------------------------------


CASH FLOW ACTIVITY
------------------
SOURCES OF FUNDS: During 1997, the Company's major sources of funds included $1.2 billion of mortgage loan and MBS repayments, $377.5 million from the issuance of CDs, net new borrowings of $227.3 million and $59.2 million of maturities on marketable-debt securities.
     Loan and MBS repayments totaled $1.2 billion during 1997, or $347.4 million higher than during 1996. The increase in the level of repayments was due to several factors. First, a large percentage of the Bank's income producing property loan portfolio matured in 1997. In addition to those loans scheduled to mature, declining long-term interest rates and increased lending competition caused a high level of repayments in this portfolio. Maturities and repayments on income producing property loans increased $187.8 million during 1997 compared to 1996. Second, the declining long-term interest rates also produced a high level of refinance activity in the 1-4 family loan and MBS portfolios. As the spread narrowed between rates on adjustable rate loans and new fixed rate loans, borrowers chose the certainty of a fixed rate product, resulting in higher repayments for adjustable rate lenders such as the Bank. Lastly, the Bank experienced a high amount of repayments in its portfolio of adjustable rate loans with low initial fixed interest periods of one to five years, as the borrowers refinanced their loans before the expiration of low, introductory rates.
     The issuance of CDs during 1997 totaled $377.5 million, or $71.0 million less than the issuance during 1996. During 1996, the Bank relied on special promotions and features to attract depositors to CDs and provide a source of funds. During 1997, the Bank reduced its emphasis on CDs as a source of funds and did not retain certain higher rate, short-term CD products that matured in 1997. Also, checking, savings and money market account balances increased $8.2 million during 1997, compared to $4.8 million in 1996.
     During 1997, funds provided by borrowings totaled $227.3 million, as compared to $119.7 million during 1996. During the first quarter of 1997, the Company issued $100 million of 7.125% senior notes. A portion of the note issuance proceeds was used to repay the $34.5 million of 8.25% subordinated notes. In addition, the Bank used borrowing balances to fund a significant portion of whole loan acquisitions. See Statement of Financial Condition for further details. Subject to sufficient available collateral, the Bank has $1.0 billion of unused lines available to borrow under agreements to repurchase, can obtain additional FHLB advances up to 170% of qualifying mortgages, and can issue an additional $400.0 million of mortgage-backed notes. See Note O-Borrowings for further details.
     The maturity of $59.2 million of investment securities also provided additional liquidity during 1997. In comparison, during 1996, $63.3 million of funds were provided by the maturity and sale of investment securities.

USES OF FUNDS: During 1997, the Company used $1.4 billion of funds to purchase and originate loans, $438.3 million to repay maturing CDs, $51.1 million to acquire AFS investment securities, $17.2 million to repurchase Company common stock, and $12.6 million for additions to office properties and equipment.
     Loans originated and purchased totaled $1.4 billion during 1997, compared to $1.2 billion in 1996. As part of Management's strategy to replace loan repayments and build interest earning asset levels, the Bank purchased $817.6 million of mortgage loans during 1997, compared to

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS                      St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
$630.7 million in 1996. In addition to the acquisition of whole loans, loans originated during 1997 totaled $558.2 million. Approximately 89 percent of these originations were from retail operations. In comparison, loans originated during 1996 totalled $521.6 million, with 71 percent if these origination from retail operations. Higher income producing property loan originations and special 1-4 family fixed-rate loan origination programs produced the increase in loan originations from the retail operations. The addition of the Bank's new mortgage broker subsidiary is expected to increase loan origination volumes during 1998. However, since these loans may be sold to third party investors, the volume of loan sales is also expected to increase.
     Payments for maturing CDs increased $90.3 million to $438.3 million in 1997. The scheduled maturity of some of the Bank's higher rate CD products produced the increase in payments for maturing CDs.
     In addition, during 1997, $51.1 million of funds were used to purchase AFS investment securities. In comparison, during 1996, $20.2 million of funds were used to purchase AFS investment securities.
     During 1997, the Company used $17.2 million of funds to acquire 981,825 shares of its own common stock. See Holding Company Liquidity and Note W-Parent Company-Only Financial Information for further details. In comparison, the Company used $24.9 million to acquire 1,903,125 shares of its own common stock during 1996.
     The Company increased office property and equipment expenditures to $12.6 million in 1997, compared to $9.7 million of expenditures during 1996.
Additions in 1997 included the purchase of a $5.4 million, 70,000 square foot office facility to be used as an operations center. This new facility should be in place by April 1998. The Company also used $1.7 million of funds in 1997 to exercise its purchase option under a capital lease arrangement related to a branch facility. For further details on the new operations center and planned additions to the Bank's branch network, see Results of Operations-Comparison of Years Ended Dec. 31, 1997 and 1996.

HOLDING COMPANY LIQUIDITY: At Dec. 31, 1997, St. Paul Bancorp, the "holding company," had $53.5 million of cash and cash equivalents, which included amounts due from depository institutions and investment securities with original maturities of less than 90 days. In addition, the Company had $15.6 million of investments in debt and equity securities classified as AFS. The Company also maintains a $20.0 million revolving line of credit agreement from another financial institution. At Dec. 31, 1997, no funds had been borrowed under this agreement.
     Sources of liquidity for St. Paul Bancorp during 1997 included $98.4 million from the issuance of senior debt, $48.1 million of dividends from the Bank, $10.3 million of capital supplied by the exercise of stock options, and $2.2 million of dividends from SPFD and Annuity Network, Inc. Uses of St. Paul Bancorp's liquidity in 1997 included the repayment of $34.5 million of subordinated debt, advances to the Bank of $28.7 million,(2) the $20.2 million purchase of investment securities, the acquisition of $17.2 million of Company common stock under the stock repurchase program, $13.0 million of additional advances to SPFD, and $12.2 million of dividends paid to stockholders. See Note W-Parent Company-Only Financial Information for further details.
     In 1997, the Company acquired 981,825 of its common shares (at a weighted average price of $17.56) under a stock repurchase program. The program expired in January 1998.
     Dividend payments from the Bank to the holding company are regulated by the OTS. Management plans to pay dividends to the holding company from the Bank equal to 100% of the Bank's net income during 1998. See Note Q-Stockholders' Equity for further details.

REGULATORY LIQUIDITY: Savings institutions are required to maintain average daily balances of liquid assets equal to a specified percentage of the institution's average net withdrawable deposits plus short-term borrowings. Liquid assets include cash, certain time deposits, federal funds sold, and certain securities. This liquidity requirement may be changed from time to time by the Director of the OTS to any amount within the range of 4 percent to 10 percent, depending upon economic conditions and the deposit flows of savings institutions. In November 1997, the OTS revised its liquidity regulations decreasing the liquidity requirement to 4 percent from 5 percent and greatly increasing the assets that qualify as liquid assets. The OTS also added a qualitative liquidity requirement so the Bank must maintain liquidity to ensure safe and sound operations. Because of the expanded definition of liquid assets, the Bank's liquidity at Dec. 31, 1997 of $667.6 million greatly exceeded the 4 percent requirement of $145.5 million. Because of the change in regulation, Manage-ment's regulatory liquidity compliance focus has shifted from quantitative measures to qualitative safety and soundness concerns. See Note O-Borrowings for a description of the Bank's available borrowing facilities.








(2) During 1997, the Company used its excess liquidity to advance funds to the Bank for use in the Bank's operation. The advance is due upon demand and earns a rate of interest comparable to what the Company could earn on its investment portfolio.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS                     St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
AVERAGE BALANCES, INTEREST AND AVERAGE YIELDS
At or for the years ending Dec. 31-Dollars in thousands

                                   AT DEC. 31, 1997                      1997                                 1996
------------------------------------------------------------------------------------------------------------------------------------
                                              Weighted                             Effective                        Effective
                                                Yield/       Average                  Yield/     Average               Yield/
                                 Balance          Rate    Balance(a)     Interest       Rate  Balance(a)  Interest       Rate
------------------------------------------------------   -----------------------------------  --------------------------------------
Investments:
Investment securities (b)     $   41,574          5.62%   $   63,149     $  3,951       6.26% $   77,465  $  4,234       5.47%
Federal funds and
   interest-bearing
   bank balances                  59,094          5.37        93,537        4,986       5.33      52,871     2,734       5.17
Other investments (c)             94,348          5.87        74,424        4,668       6.27      73,933     4,525       6.12
------------------------------------------------------   -----------------------------------  --------------------------------------
Total investments                195,016          5.67       231,110       13,605       5.89     204,269    11,493       5.63
Mortgage-backed
   securities (b)                917,863          6.87     1,053,590       72,252       6.86     870,541    55,124       6.33
Loans receivable (d)           3,256,866          7.49     3,032,736      229,360       7.56   2,985,103   229,639       7.69
------------------------------------------------------   -----------------------------------  --------------------------------------
Total interest-earning
   assets                     $4,369,745          7.28%   $4,317,436     $315,217       7.30% $4,059,913  $296,256       7.30%
======================================================   ===================================  ======================================

Deposits:
Interest-bearing
   checking                   $  227,879          1.40%   $  228,940     $  3,781       1.65% $  233,689  $  4,098       1.75%
Non-interest-bearing
   checking                      154,747             -       148,430            -          -     130,765         -          -
Other non-interest-
   bearing accounts               39,275             -        41,381            -          -      31,252         -          -
Money market accounts            219,336          3.77       218,599        8,031       3.67     206,555     6,938       3.36
Savings accounts                 674,058          2.31       680,904       16,570       2.43     691,518    16,750       2.42
Certificates of deposit        1,969,133          5.74     2,005,043      113,831       5.68   1,981,979   111,647       5.63
------------------------------------------------------   -----------------------------------  --------------------------------------
Total deposits                 3,284,428          4.26     3,323,297      142,213       4.28   3,275,758   139,433       4.26
Borrowings: (e)
Short-term borrowings            370,203          5.82       419,662       24,430       5.82     255,901    14,598       5.70
Long-term borrowings             418,855          6.33       276,758       18,742       6.77     248,642    17,479       7.03
------------------------------------------------------   -----------------------------------  --------------------------------------
Total borrowings                 789,058          6.09       696,420       43,172       6.20     504,543    32,077       6.36
------------------------------------------------------   -----------------------------------  --------------------------------------
Total interest-bearing
   liabilities                $4,073,486          4.62%   $4,019,717     $185,385       4.61% $3,780,301  $171,510       4.54%
======================================================   ===================================  ======================================
Excess of interest-earning
   assets over interest-
   bearing liabilities        $  296,259                  $  297,719                          $  279,612
====================================================================================================================================

Ratio of interest-earning
   assets to interest-
   bearing liabilities             1.07x                       1.07x                               1.07x
====================================================================================================================================

Net interest income                                                      $129,832                         $124,746
====================================================================================================================================

Interest rate spread                              2.66%
====================================================================================================================================

"Average" interest
   rate spread                                                                         2.69%                             2.76%
====================================================================================================================================

Net yield on average
   earning assets                                                                      3.01%                             3.07%
====================================================================================================================================



                                                  1995
------------------------------------------------------------------------
                                                             Effective
                                  Average                      Yield/
                               Balance(a)      Interest         Rate
------------------------------------------------------------------------
Investments:
Investment securities (b)     $   96,551      $  5,015          5.19%
Federal funds and
   interest-bearing
   bank balances                  40,846         2,386          5.84
Other investments (c)             62,823         3,996          6.36
------------------------------------------------------------------------
Total investments                200,220        11,397          5.69
Mortgage-backed
   securities (b)              1,047,704        65,723          6.27
Loans receivable (d)           2,633,455       201,630          7.66
------------------------------------------------------------------------
Total interest-earning
   assets                     $3,881,379      $278,750          7.18%
========================================================================

Deposits:
Interest-bearing
   checking                   $  237,826      $  4,218          1.77%
Non-interest-bearing
   checking                      114,105             -             -
Other non-interest-
   bearing accounts               29,642             -             -
Money market accounts            215,128         6,703          3.12
Savings accounts                 721,848        17,502          2.42
Certificates of deposit        1,863,205       104,318          5.60
------------------------------------------------------------------------
Total deposits                 3,181,754       132,741          4.17
Borrowings: (e)
Short-term borrowings            168,675        10,389          6.16
Long-term borrowings             267,931        18,986          7.09
------------------------------------------------------------------------
Total borrowings                 436,606        29,375          6.73
------------------------------------------------------------------------

Total interest-bearing
   liabilities                $3,618,360      $162,116          4.48%
========================================================================
Excess of interest-earning
   assets over interest-
   bearing liabilities        $  263,019
========================================================================

Ratio of interest-earning
   assets to interest-
   bearing liabilities             1.07x
========================================================================

Net interest income                           $116,634
========================================================================

Interest rate spread
========================================================================

"Average" interest
   rate spread                                                  2.70%
========================================================================

Net yield on average
   earning assets                                               3.01%
========================================================================


(a) All average balances based on daily balances.
(b) Average balances exclude the effect of unrealized gains or losses on available for sale investment securities.
(c) Includes investment in FHLB stock and other short-term investments.
(d) Includes loans held for sale and loans placed on a nonaccrual status.
(e) Includes FHLB advances, securities sold under agreements to repurchase and other borrowings.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS                      St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
RATE/VOLUME ANALYSIS
Years ended Dec. 31-Dollars in thousands


                                                                            1997 VS. 1996                 1996 vs. 1995
                                                                      increase/(decrease) due to    increase/(decrease) due to
------------------------------------------------------------------------------------------------------------------------------------
                                                                                            Total                          Total
                                                                     Volume     Rate       Change    Volume      Rate     Change
------------------------------------------------------------------------------------------------------------------------------------
CHANGE IN INTEREST INCOME:
Loans receivable                                                    $ 3,634    $(3,913)   $  (279)  $ 27,048    $  961   $ 28,009
Mortgage-backed securities                                           12,281      4,847     17,128    (11,213)      614    (10,599)
Investment securities                                                  (846)       563       (283)    (1,032)      251       (781)
Federal funds and interest-bearing bank balances                      2,165         87      2,252        644      (296)       348
Other short-term investments                                             30        113        143        685      (156)       529
------------------------------------------------------------------------------------------------------------------------------------
   Total interest income                                             17,264      1,697     18,961     16,132     1,374     17,506

CHANGE IN INTEREST EXPENSE:
Deposits                                                              2,031        749      2,780      3,969     2,723      6,692
Short-term borrowings                                                 9,527        305      9,832      5,025      (816)     4,209
Long-term borrowings                                                  1,922       (659)     1,263     (1,357)     (150)    (1,507)
------------------------------------------------------------------------------------------------------------------------------------
   Total interest expense                                            13,480        395     13,875      7,637     1,757      9,394
------------------------------------------------------------------------------------------------------------------------------------

Net change in net interest income before provision for loan losses  $ 3,784    $ 1,302    $ 5,086   $  8,495    $ (383)  $  8,112
====================================================================================================================================
This analysis allocates the change in interest income and expense related to volume based upon the change in the average balance and prior period's applicable yield or rate paid. The change in interest income and expense related to rate is based upon the change in yield or rate paid and the prior period's average balances. Changes due to both rate and volume have been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each. The effect of nonperforming assets has been included in the rate variance. Average balances exclude the effect of unrealized gains and losses on investment securities.
------------------------------------------------------------------------------------------------------------------------------------


RESULTS OF OPERATIONS
---------------------
COMPARISON OF YEARS ENDED DEC. 31, 1997 AND 1996

GENERAL: Net income during 1997 totaled $49.1 million, or $1.40 per diluted share outstanding, a 22 percent increase over 1996 net income of $40.2 million, or $1.12 per diluted share, not including a one-time charge to recapitalize the Savings Association Insurance Fund ("SAIF").(3) Including this one-time $21.0 million charge, net income in 1996 was $26.3 million or $0.74 per diluted share. Higher other income and net interest income, as well as a lower loan loss provision and lower costs to operate foreclosed real estate produced the increase in net income during 1997. These increases in income were partly offset by higher general and administrative ("G&A") expenses. In addition, 1997 results include a $403,000 extraordinary loss on the early extinguishment of debt.

NET INTEREST INCOME: Net interest income rose 4.1 percent to $129.8 million in 1997, compared to $124.7 million in 1996. Expanded interest earning asset levels produced most of the increase in net interest income. Management built average interest earning assets, which increased $257.5 million to total $4.3 billion during 1997, through the purchase of 1-4 family whole loans. Increased borrowings and liquidity mainly funded this growth. While net interest income increased, the net interest margin ("NIM") declined six basis points to 3.01 percent in 1997 from 3.07 percent in 1996. Although higher interest earning asset levels benefited net interest income, rising funding costs and a declining loan yield produced the decrease in the NIM. The increased use of borrowings mainly produced the rise in the Company's funding costs, while the purchase and origination of new loans at rates less than the portfolio average and the repayment of higher rate loans produced the decline in the effective loan yield.
     Interest income from loans receivable declined slightly to $229.4 million in 1997 from $229.6 million in 1996. A 13 basis point decline in the effective loan yield was mostly offset by a $47.6 million increase in average balances. The acquisition of $797.9 million of 1-4 family whole loans and new loan originations during 1997 caused average loan balances to increase to $3.03 billion in 1997. However, the securitization of $381 million of loans receivable into MBS in December 1996 and principal repayments limited the increase in average balances. The effective yield earned on loans was 7.56 percent in 1997 compared to 7.69 percent in 1996. The purchase of loans at rates less than the portfolio average mainly produced the decline in yield. In addition, increased repayment of higher rate loans also placed downward pressure on the lower overall loan yield. The loan securitization into MBS also contributed to the lower loan yield as higher rate loans were transferred into MBS. These decreases were partly offset by lower interest reserves on delinquent loans and a modest amount of favorable repricing in the adjustable rate portfolio. The declining long-term interest rates during the end of 1997 and into 1998 has produced a high level of loan repayments and may continue to impact loan interest income. Heavy repayments increase the reinvestment risk of replacing higher yielding loans with lower rate products. Repayments also accelerate the amortization of net origination costs and purchased loan premiums.




(3) On Dec. 31, the Company adopted SFAS No. 128, Earnings per Share. Upon adoption, the Company changed the method used to compute earnings per share and restated all prior periods. Under the new requirements, the Company reports basic and diluted earnings per share in the place of previously reported primary and fully diluted earnings per share. Under SFAS No. 128, the computation of basic earnings per share will exclude the dilutive effect of common stock equivalents. Diluted earnings per share will reflect the potential dilutive effect of common stock equivalents, computed using the treasury stock method and the average market price of the Company's common stock over the period. The Company's only common stock equivalents are stock options issued to employees and directors. Diluted earnings per share reported approximate the previously reported primary earnings per share. The impact of this Statement on future earnings per share is largely dependent on future share prices and the amount of stock options outstanding.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS                      St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
     Interest income from MBS increased $17.1 million during 1997, mainly due to the $381 million loan securitization in December 1996. The securitization, partly offset by repayments, generated a $183.0 million increase in average balances. In addition, the transfer of higher rate loans into MBS also benefited the effective MBS yield. The effective MBS yield was 6.86 percent in 1997 compared to 6.33 percent in 1996, an increase of 53 basis points. Similar to the loan yield noted above, the level of repayments may exert downward pressure on the MBS yield during 1998.
     Interest income from the investment portfolio increased $2.1 million, to total $13.6 million in 1997, largely due to a $26.8 million increase in average balances and a 26 basis point increase in the effective investment yield. Most of the increase in average balances occurred in fed funds and interest-bearing bank balances as the Bank maintained higher liquidity during the year to help fund whole loan acquisitions. The effective investment yield was 5.89 percent in 1997 compared to 5.63 percent in 1996. A rise in short-term interest rates during the first half of 1997 produced most of the increase in the effective yield.
     The increase in interest expense during 1997 was mostly produced by higher average borrowing and deposit balances. Deposit interest expense was $142.2 million in 1997 compared to $139.4 million in 1996. The increase in average balances occurred during 1996 and the first half of 1997, with the largest increases occurring in CD, money market and checking account products. In 1996 and into the first half of 1997, Management built deposit balances as a source of funds. However, in the latter half of 1997, in an effort to reduce deposit costs, the Bank did not retain a large portion of the higher rate, short-term
CD products issued during 1996 and began lowering rates on certain new CD offerings. The increase in the higher costing CD and money market average balances also produced the increase in the effective cost of deposits. The effective cost of deposits rose two basis points to 4.28 percent in 1997 from
4.26 percent in 1996.
     Borrowing interest expense increased $11.1 million to total $43.2 million in 1997 due to a $191.9 million increase in average balances, partly offset by a 16 basis point decline in the effective cost of borrowings. Average borrowing balances rose to $696.4 million from $504.5 million in 1996, with most of the increase occurring in short-term balances.(4) The reliance on borrowings as a source of funds for whole loan acquisitions and the $100 million senior notes issued by the Company produced the higher average balances. The effective cost of borrowings was 6.20 percent in 1997 compared to 6.36 percent in 1996.
Greater use of the lower costing short-term borrowings and the repayment of the
8.25 percent subordinated debt generated the lower effective cost. See
Statement of Financial Condition for further details.
     The Bank's ability to sustain current net interest income levels during future periods is largely dependent on maintaining the interest rate spread, which is the difference between the weighted average rates on interest-earning assets and interest-bearing liabilities. The interest rate spread was 2.66 percent at Dec. 31, 1997, or 12 basis points less than the Dec. 31, 1996 interest rate spread of 2.78 percent. As with the NIM, rising funding costs and a declining weighted average loan interest rate produced the decline in the spread. The Company's funding costs rose mainly due to the increased use of borrowings. However, a decline in the weighted average rates paid on both borrowings and deposits partly offset this contraction in the interest rate spread. The acquisition of new loans at rates less than the portfolio average and the repayment of higher rate loans mainly caused the decline in the weighted average loan rate. See Cash Flow Activity for a discussion of changes in interest-earning assets and interest-bearing liabilities.
     External forces, such as the performance of the economy, actions of the Board of Governors of the Federal Reserve System, and market interest rates, can significantly influence the size of the interest rate spread and are beyond the control of Management. In response to these forces, Management evaluates market conditions and deploys strategies that it believes will produce a sustainable and profitable interest rate spread. See Interest Rate Risk for further discussion.
     Management expects that the current interest rate environment may continue to place downward pressure on the NIM and interest rate spread. Low long-term interest rates may increase the level of loan and MBS repayments and adversely affect these yields. The Company's ability to originate loans and generate interest-earning assets and the yields earned on these assets will also affect the NIM and interest rate spread. However, the Company also expects to reduce its cost of funds in early 1998. Management has taken steps to lower the deposit costs by reducing the rates on new CD offerings and lowering the rates on certain savings, money market and checking products. The low interest rate environment has also presented the opportunity to replace certain short-term borrowings with lower costing long-term borrowings.
     Management also believes that several product-related factors will continue to impact the interest rate spread. First, the Bank has $1.1 billion of 1-4 family "adjustable" rate loans that have initial fixed interest rate periods ranging from three to five years. At Dec. 31, 1997, only $147.4 million of these loans were scheduled to reprice during the ensuing twelve months. If interest rates remain at current levels at the time of repricing, the Bank may experience an increase in the yields, but could also experience higher prepayments.
     Second, approximately $256.0 million of adjustable rate 1-4 family and income producing property loans are at their interest rate floors. These loans will not reprice until their fully indexed interest rate exceeds the floor rate.(5)
     Third, $1.0 billion of the Company's assets are tied to movements that lag behind the movements in market interest rates. In general, this condition benefits the Bank's asset yields as market rates decrease, but constrains repricing as interest rates increase.
     Lastly, nearly all adjustable rate loans and MBS contain periodic and lifetime interest rate caps that limit the amount of upward repricing on loans and MBS. At Dec. 31, 1997, the Company had $15.4 million of loans





(4) In 1997, short-term average balances increased $163.8 million while average long-term borrowings increased only $28.1 million. In contrast, period-end short-term balances increased by only $3.3 million and long-term balances increased $224.5 million. Throughout most of 1997, the Bank used short-term balances to fund whole loan acquisitions. However, in December 1997, the Bank entered into several long-term FHLB borrowings which replaced some short-term borrowings at lower interest rates.

(5) At Dec. 31, 1997, the weighted average fully indexed rate on these loans was 7.48 percent and the weighted average floor was 8.03 percent. These interest rate floors benefited net income by $2.2 million and the NIM and interest rate spread during 1997 by 5 basis points. In comparison, at Dec. 31, 1996, the Bank had $405.7 million of loans at their floors, which benefited interest income by $3.2 million and the NIM and interest rate spread by 8 basis points.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS                      St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
with interest rate caps that have kept the adjustable rates on these loans below their fully indexed rates, compared to $39.5 million of loans subject to caps at Dec. 31, 1996. At Dec. 31, 1997 and 1996, the Bank's MBS portfolio was not adversely affected by the contractual periodic and lifetime caps. Most of the annual interest caps in the Bank's loan and MBS portfolio are 2%.
     On the liability side, the Company has $473.1 million of borrowings scheduled to reprice during the next six months and a CD portfolio of $2.0 billion that has a weighted average remaining maturity of 10 months. The
Company also has $1.3 billion of deposits in checking, savings and money market accounts expected to help mitigate the effect of a rapid change in interest rates. See Interest Rate Sensitivity GAP Analysis following for further details.

PROVISION FOR LOAN LOSSES: Due to continued positive trends in credit quality, the Company recorded no provision for loan losses during 1997. In comparison, the Company recorded a $1.8 million provision during 1996. See Credit Risk Management and Note A-Summary of Significant Accounting Policies for further discussion.

OTHER INCOME: Other income rose 26.4 percent to $45.2 million during 1997 compared to $35.7 million during the previous year. Higher revenues from ATM operations produced most of the increase in other income. Higher contributions from real estate development, discount brokerage and annuity operations also produced the increase in other income.
     Revenues from ATM operations increased 94.8 percent to $12.3 million in 1997. The January 1997 introduction of access fees to non-customers who use a St. Paul ATM and the expansion of the ATM network in mid-1996 generated the increase in ATM revenues. While the Company experienced a significant increase in ATM revenues in 1997, several events could impact ATM revenues in the future. First, the Bank expects to eventually lose the operation of up to 54 ATM machines located in a grocery store chain in the Chicagoland area, as those stores install branches of another financial institution. However, the Bank continues to seek partners in other ATM ventures, and during 1997 entered into an agreement with a second grocery store chain to install 12 ATMs and has reached an agreement with a third chain to install 25 ATMs during the first quarter of 1998 with an option to install 30 more at a later date. In addition, proposals have been discussed, from time to time, both at the federal and state level to introduce legislation that could increase disclosures and/or limit the Bank's ability to charge an access fee to non-customers who use a St. Paul ATM. Management can give no assurances that such legislation will be enacted (and in what form), nor can Management estimate the impact of such legislation on ATM revenues.
     Revenues from real estate development operations increased $1.6 million, or 64.4 percent, in 1997 to $4.1 million. Most of the increase in revenues was produced by the bulk sale of a 63 residential lot subdivision during the fourth quarter of 1997. Total lot and home sales were 120 in 1997, compared to 82 in 1996. Revenues from the real estate development subsidiary can vary from year to year due to changes in demand for residential real estate, the general interest rate environment, and other economic trends. In addition, the availability of quality financing investment opportunities, the amount of land in inventory, and ability to acquire new development projects may cause revenue volatility in future years.
     Higher demand for the Company's discount brokerage products caused the $1.6 million, or 30.9 percent, increased in revenues from discount brokerage products. A 17.2 percent increase in transaction volumes, along with an increase in the average commission earned on mutual fund sales produced the increase in revenues. Higher annuity sales volumes also contributed to the $562,000 increase in revenues from insurance and annuity operations. Many factors can affect revenues from discount brokerage and insurance and annuity operations, including interest rates, changes in the tax laws, and general market and economic conditions. In addition, the sale of annuities can also be impacted by the sale of other Bank products, such as CDs and discount brokerage services.
     While other income experienced double digit growth in 1997, Management expects the increase to be more modest in 1998. Adjustments to the fee schedule for retail deposit customers and greater penetration of discount brokerage and annuity sales will contribute to growth in other income. In addition, the January 1998 acquisition of a residential mortgage broker should enhance non-interest income for those loans that the subsidiary sells to third party investors.

G&A EXPENSE: G&A expenses rose 4.1 percent to $100.8 million during 1997 compared to $96.8 million in 1996, not including the $21.0 million SAIF charge. With the SAIF charge, 1996 G&A expense was $117.8 million. Increases in compensation and benefits and occupancy and office equipment produced the higher level of G&A expense. However, lower federal deposit insurance premiums partly offset these increases.
     Compensation and benefits rose $3.9 million, or 7.4 percent, to total $56.0 million in 1997. The increase in compensation and benefits was associated with annual merit increases, higher sales incentives, and an increase in employment taxes. Occupancy, equipment and office expense rose $3.7 million, or
14.2 percent, to $29.7 million in 1997. The 1996 expansion of the ATM network, establishment of the Bank's new operations center, system projects and higher depreciation on capital investments produced the increase in occupancy, equipment and office expense. System projects include a review of information systems to ensure compliance with transaction processing in the next century (as discussed further below), evaluation of current information systems and future needs, and projects related to financial management information.
     During the third quarter of 1996, President Clinton signed legislation that mandated the recapitalization of SAIF. This law required members of the SAIF, such as St. Paul Federal Bank For Savings, to pay a one-time assessment to bring the SAIF up to desired capitalization levels. St. Paul's share of the special assessment was $21.0 million, which was included in G&A expense during 1996. After this special assessment, St. Paul's annual SAIF insurance premiums dropped to about one-fourth of the previous level. Because of the lower premiums, federal deposit insurance premiums decreased by $4.8 million to $2.8 million in 1997.
     Management remains committed to ongoing expense control, and has reviewed certain back-office operations to improve work flows, communications, coordination, and service as a means to improve efficiency and control expense. As part of this review, Management has outsourced the Bank's internal mail handling operations and has used increased automation to reduce staffing levels in the corporate purchasing department. The Company also conducted a review of its information systems department

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS                      St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
and chose to outsource its loan servicing system. Conversion is expected in late 1998. The Company expects to experience higher system processing costs, but has also avoided the Year 2000 risk in this system. Management also discontinued its "Free Checking" program in favor of more cost effective checking products that emphasize the benefits of electronic checking accounts, ATMs and other automated delivery systems.
     As part of the review of back-office operations, during 1997, the Bank purchased a 70,000 square foot office facility to serve as an operations center. The Bank plans to consolidate at least two of its leased premises into this operations center. Funds for the purchase of this facility were provided by operations.
     Management will also increase the size of the branch network in 1998. In December of 1997, the first Money Connection Center opened. A second location in Chicago is scheduled to open in April 1998. These branches are located in storefronts or neighborhood shopping centers, which have a similar cost composition to the Bank's current in-store branch locations. These centers will be located in areas with significant pedestrian traffic and will combine self-banking features, such as ATMs and telephone banking, with branch personnel to deliver a full range of banking services while keeping total operating and staffing costs lower than free-standing branches. The Bank plans to look for other opportunities to open these storefront branches in the future. The Bank intends to fund all branch expansion with existing liquidity.
     Management also expects G&A expenditures in 1998 related to the systems requirements to ensure that the Bank can process transactions in the next century. The Bank began in 1996 preliminary work on the Year 2000 compliance issue. Critical risk elements were identified and an inventory of computer hardware, software application, Bank vendors and available internal resources was prepared. From this assessment, a formal action plan was prepared and approved by the Bank's Board of Directors in early 1997. The action plan divided the project into segments which were aligned with the type of computer platform used by the Bank. Execution of the plan development work began in 1997 and is expected to continue into 1998. The Bank has dedicated sufficient internal resources to this project and will continue to use external resources as necessary to meet project deadlines. The Bank is committed to completing the necessary compliance work by the end of 1998, with testing on the segments to begin later in the year and into 1999. The OTS has mandated that all savings institutions be Year 2000 compliant by the end of 1998, with 1999 set for testing. At Dec. 31, 1997, Management believes that development work in each of the segments is at least on schedule with compliance work to be completed and some testing to begin before the end of the year. Management currently estimates that the costs incurred in 1998 for work on the Year 2000 project will not be material. The Bank intends to fund these costs from operations and excess liquidity. The Bank expects that the outsourcing of the loan processing system will be completed by the end of 1998, ensuring that this area is Year 2000 compliant within the required time frame.
     Despite expense control measures, 1998 G&A levels are expected to increase over 1997 levels. The operating costs for additions to the branch network, expansion of the ATM network, an increase in planned advertising and promotions, systems projects, higher compensation for retail personnel and higher employee benefits expense will cause an increase in G&A expense.(6) In addition, the acquisition of the mortgage broker at the beginning of 1998 will also contribute to an expected rise in expense.

OPERATIONS OF FORECLOSED REAL ESTATE: The Company also benefited from improved credit quality through a reduction in the net loss from the operation of foreclosed real estate. In 1997, the Company recorded a gain of $301,000 for foreclosed real estate operations. A gain on the sale of one property and the reversal of $100,000 of prior real estate owned ("REO") provisions produced the net gain in 1997. During 1996, the Company reported a net loss of $1.2 million. The loss was mainly due to an REO provision recorded to reflect a loss on the sale of an income producing property asset in 1996.(7) See Credit Risk Management and Note I-Foreclosed Real Estate for further discussion of REO.

INCOME TAXES: The provision for income taxes was $25.1 million during 1997 compared to $13.4 million during 1996. A higher level of pre-tax income in 1997 as compared to 1996 (including the effect of the SAIF charge) primarily produced the increase in expense. The effective income tax rate was 33.7 percent in 1997 compared to 33.8 percent during 1996. See Note P-Income Taxes for a reconciliation of income tax expense at the federal statutory rate to the Company's effective tax rate. At the end of 1997, Management began to undertake certain additional tax planning strategies that may provide further benefit to the Company's effective annual income tax rate. However, the amount of the benefit to be realized is not yet determinable.

EXTRAORDINARY ITEM: During the first quarter of 1997, the Company recorded a $403,000 extraordinary loss, net of $207,000 of tax, on the early extinguishment, at par, of its $34.5 million of 8.25 percent subordinated debt due in 2000. The write-off of unamortized issuance costs and discounts created the loss at extinguishment. The subordinated debt was repaid with a portion of the proceeds from the Company's issuance of $100 million of 7.125 percent senior notes due in 2004. The future savings of replacing the higher costing subordinated notes with the senior notes is expected to more than offset the extraordinary loss incurred.






(6) Employee benefits expense in 1998 will be affected by higher costs to maintain the Employee Stock Ownership Plan ("ESOP"). In 1998, all shares released to ESOP participants will be accounted for under the American Institute of Certified Public Accountants Statement of Position 93-6 Employers' Accounting for Employee Stock Ownership Plans ("SOP 93-6"). Under SOP 93-6, compensation expense is charged for the fair market value of the shares released to the participants during the year. Under prior accounting rules, compensation expense was charged for the cost of shares at the time of acquisition by the ESOP trust. While the amount of compensation expense associated with the ESOP will be dependent on the Company's common stock price at the end of 1998, Management estimates, based upon the year-end 1997 stock price, that SOP 93-6 will increase compensation expense by approximately $600,000 over 1997. This accounting rule was established on a retroactive basis in 1993. As a result of the rule, Management has not used the leveraged ESOP to acquire additional shares for the trust.

(7) The additional loss in 1996 occurred when the Bank entered into a sales contract with a buyer to purchase the multifamily property at a value lower than the current book value. While the book value was supported by a current appraisal, Management elected to accept a liquidation value, principally due to the high vacancy levels, rather than holding this asset in an effort to achieve stabilization of occupancy.
--------------------------------------------------------------------------------
30

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS                      St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
RESULTS OF OPERATIONS
---------------------
COMPARISON OF YEARS ENDED DEC. 31, 1996 AND 1995

GENERAL: Net income during 1996 totaled $26.3 million, or $0.74 per diluted share outstanding. Operating results in 1996 included a $21.0 million pre-tax charge for the SAIF recapitalization. Without the SAIF recapitalization, 1996 net income would have been $40.2 million, representing a 10 percent increase over 1995 net income of $36.4 million. Diluted earnings per share would have increased 13 percent to $1.12 during 1996 from $0.99 during 1995.(8) The increase in net income resulted from an $8.1 million increase in net interest income, a $2.0 million increase in other income, and a lower effective income tax rate. These increases in income were partly offset by a $6.7 million rise in general and administrative ("G&A") expenses (excluding the impact of the SAIF charge).

NET INTEREST INCOME: Net interest income totaled $124.7 million during 1996, up
7.0 percent or $8.1 million over 1995. The net interest margin ("NIM") for 1996 rose six basis points from 3.01 percent during 1995 to 3.07 percent during 1996. Management's focus on increasing interest earning asset levels produced the increase in net interest income and the NIM as the Company purchased higher yielding loans receivable balances with funds provided largely by the repayments of lower yielding MBS balances and with higher deposit balances and, to a lesser extent, borrowings. Upward repricing in the adjustable rate loans and MBS portfolios also contributed to the increase the NIM. However, rising deposit costs exert downward pressure on the NIM and increased interest expense. The higher deposit costs were mainly associated with the growth in CD balances, the highest costing deposit product.
     Many of the same factors that impacted the NIM also impacted the Bank's interest rate spread. The interest rate spread was 2.78 percent at Dec. 31, 1996, or 6 basis points higher than the interest rate spread of 2.72 percent at Dec. 31, 1995. An increase in period-end MBS and loan balances, funded with lower-costing investment balances and an increase in deposit and borrowing balances combined to produced the increase in the interest rate spread. The benefit to the spread produced by a lower period-end weighted average borrowing rate was mostly offset by a higher weighted average deposit rate and a slight decline in the weighted average loan rate.

PROVISION FOR LOAN LOSSES: The provision for loan losses of $1.8 million recorded during 1996 was $150,000 less than the provision during 1995. The reduction in the provision for loan losses reflects an improvement of the credit quality of the Company's income producing property loan portfolio with lower classified assets, the continued low level of nonperforming assets, and lower outstanding loan balances in this portfolio.

OTHER INCOME: Other income rose 5.9 percent to $35.7 million during 1996 compared to $33.7 million during the previous year. Most of the increase in other income was produced by higher revenues from discount brokerage operations and ATM operations, as well as an increase in the gain on loan sales.
     Higher demand for the products offered by the Bank's discount brokerage operations resulted in a 28 percent increase in trading volumes and a $2.0 million increase in revenues. The $962,000 increase in ATM fee income was mainly due to the expansion of the ATM network, including the addition of the 260 White Hen ATMs during the second quarter of 1996. The $446,000 increase in gain on loan sales was mainly produced by the adoption of SFAS No. 122 Accounting for Mortgage Servicing Rights during 1996 that allowed the Bank to capitalize certain costs as origination mortgage servicing rights that, under prior accounting rules, would have reduced the gain on loan sales.
     These increases in other income were partly offset by lower demand for products offered by the Company's annuity and insurance operations, lower sales volumes at the Company's real estate development operations, and lower loan servicing fees associated with a decline in the average loan servicing portfolio.

G&A EXPENSE: G&A expenses totaled $117.8 million during 1996, including the $21.0 million SAIF charge. Without the SAIF charge, G&A expenses would have been $96.8 million, $6.7 million or 7.4 percent higher than $90.2 million of expense recorded during the previous year. Higher salaries and benefits of $3.9 million, occupancy and office expense of $2.7 million, and advertising of $998,000 generated most of the increase in G&A expense. See Results of Operations-Comparison of Years Ended Dec. 31, 1997 and 1996-G&A Expense for further details of the $21.0 million SAIF charge.
     The rise in compensation and employee benefits was associated with annual merit raises, higher payroll taxes, an increase in pension expense associated with a decrease in the interest rates used to measure the Bank's pension cost, and higher medical costs. Higher occupancy and office expense was largely due to the creation of the tele-banking center during the fourth quarter of 1995 and additional capital investments, such as the expansion of the ATM network and a digital telephone system. Additional marketing promotions, mainly for the Bank's speciality sports checking account programs and the introduction of the White Hen ATMs, produced the increase in advertising expenditures.

OPERATIONS OF FORECLOSED REAL ESTATE: The Bank generated a net loss from its foreclosed real estate operation of $1.2 million during 1996, or $56,000 more than during 1995. A higher provision for losses on real estate owned ("REO"), partly offset by a decline in the cost to operate the foreclosed assets, produced the slight increase in the net loss. See Credit Risk Management and
Note I-Foreclosed Real Estate for further discussion of REO.

INCOME TAXES: The provision for income taxes was $13.4 million during 1996 compared to $20.7 million during 1995. A lower level of pre-tax income (including the effect of the SAIF charge) primarily produced the decline in expense. In addition, the adoption of certain tax planning strategies during 1996 allowed the company to achieve a lower effective income tax rate. The effective income tax rate was 33.8 percent during 1996 compared to 36.3 percent during the previous year. See Note P- Income Taxes for a reconciliation of income tax expense at the federal statutory rate to the Company's effective tax rate.





(8) The earnings per share comparison rose faster than the net income comparison because 2.3 million shares of Company common stock were repurchased during 1995 and 1996.
--------------------------------------------------------------------------------
                                                                             31

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS                     St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
KEY CREDIT STATISTICS
At or for the years ended Dec. 31-Dollars in thousands

KEY CREDIT RATIOS

                                                                                                 1997        1996      1995
--------------------------------------------------------------------------------------------------------------------------------
Net loan charge-offs to average loans receivable                                                 0.05%       0.15%     0.21%
Net California loan charge-offs to average California loans receivable                           0.27        0.56      0.48
Loan loss allowance to total loans                                                               1.06        1.28      1.42
Loan loss allowance to nonperforming loans                                                     391.88      377.19    216.62
Loan loss allowance to impaired loans                                                          176.48       64.04    120.37
Nonperforming assets to total assets                                                             0.23        0.29      0.71
General valuation allowance to nonperforming assets                                            321.34      248.88    123.94
================================================================================================================================


LOAN PORTFOLIO

                                            1997                 1996              1995              1994               1993
------------------------------------------------------------------------------------------------------------------------------------
MORTGAGE LOANS
1-4 family units                      $2,251,823     70%   $1,753,907   63%  $1,663,228    62%  $1,530,132   59%   $1,190,273   51%
Multifamily units                        911,035     28       988,506   35      979,017    36      993,122   38     1,057,571   46
Commercial                                63,742      2        54,985    2       54,981     2       63,983    3        73,029    3
Land and land development                      -      -         1,633    *        1,940     *          224    *        10,307    *
------------------------------------------------------------------------------------------------------------------------------------
      Total mortgage loans            $3,226,600    100%   $2,799,031  100%  $2,699,166   100%  $2,587,461  100%   $2,331,180  100%
====================================================================================================================================

CONSUMER LOANS
Secured by deposits                   $    1,015      8%   $    1,169    6%  $    2,307    10%  $    1,928    8%   $    2,300   11%
Education                                     44      *           210    1          261     1          584    3         2,166   11
Home improvement                             136      1           281    1          576     2          832    4         1,110    6
Auto                                      10,818     82        16,197   85       20,034    86       19,392   83        13,971   71
Credit card and personal                   1,225      9         1,193    7          165     1          380    2           166    1
------------------------------------------------------------------------------------------------------------------------------------
      Total consumer loans            $   13,238    100%   $   19,050  100%  $   23,343   100%  $   23,116  100%   $   19,713  100%
====================================================================================================================================

  Total loans held for investment     $3,239,838           $2,818,081        $2,722,509         $2,610,577         $2,350,893
====================================================================================================================================
Weighted average rate                              7.49%              7.66%              7.69%             7.51%              7.88%
====================================================================================================================================
* Less than 1%
------------------------------------------------------------------------------------------------------------------------------------


GEOGRAPHIC CONCENTRATION OF NONPERFORMING ASSETS

                                               1997                  1996
------------------------------------------------------------------------------------
                                       Amount      Percent     Amount    Percent
------------------------------------------------------------------------------------
STATE
California                            $   965         9.4%    $ 1,243     10.0%
Illinois                                7,094        68.9      10,098     81.1
Maryland                                  638         6.2           -        -
Missouri                                  508         4.9         355      2.8
Other                                   1,011         9.9         710      5.7
Consumer loans                             76         0.7          46      0.4
------------------------------------------------------------------------------------
     Total                            $10,292       100.0%    $12,452    100.0%
====================================================================================




--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS                      St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
CREDIT RISK MANAGEMENT
----------------------

The Company's loans receivable portfolio is primarily comprised of residential mortgages, secured by both single family and multifamily dwellings. To a much lesser extent, the loan portfolio also includes commercial real estate loans, land loans and consumer loans. See Loan Portfolio table for further detail.
     At Dec. 31, 1997, nonperforming loans totaled $8.8 million compared to
$9.5 million at Dec. 31, 1996. At year-end 1997, the Company reported no nonperforming loans from its income producing property portfolio compared to $387,000 at Dec. 31, 1996. See Nonperforming Loans following for further details and Note A-Summary of Significant Accounting Policies for a description of the Company's policy for placing loans on nonaccrual. Delinquent real estate loans accounted for on an accrual basis (i.e., still considered performing loans) decreased to $58.4 million at Dec. 31, 1997 from $65.9 million at year-end 1996. See Delinquent Loans Accounted for on an Accrual Basis table for further detail. The gross investment in impaired loans, as defined by SFAS No. 114, Accounting by Creditors for Impairment of a Loan, declined sharply during the year to $21.0 million (0.46 percent of total assets) at Dec. 31, 1997 from $61.4 million (1.41 percent of total assets) at Dec. 31, 1996. As anticipated by Management, the level of impaired loans was significantly reduced since
1996, primarily because of the resolution of several income producing property loans that had been classified as impaired because of pending maturities.
     The level of net charge-offs in recent years has declined consistent with the reduction in the level of classified assets and nonperforming assets. Net loan charge-offs during 1997 were $1.6 million, compared to $4.4 million during 1996 and $5.5 million during 1995. The net charge-offs during 1997 were comprised of $2.8 million of gross charge-offs and $1.2 million of recoveries. Of the $2.8 million of gross charge-offs, $1.9 million represented specific reserves established prior to 1997, while the remainder was new "loss" identified and charged-off during the year. As in prior years, most of the net loan charge-offs during 1997 were associated with the Bank's income producing property lending portfolio. The ratio of net charge-offs to average loans receivable continued to decline and was 0.05 percent in 1997 compared to 0.15 percent during 1996 and 0.21 percent in 1995. See Allowance for Losses Activity and Key Credit Statistics tables for further detail.
     No loan loss provision was recorded during 1997. In comparison, the
Company recorded a $1.8 million loan loss provision in 1996 and a $1.9 million provision in 1995. The general trend of improved credit quality, the decrease in the size of the Bank's income producing property lending portfolio, and the continued reduction in classified and nonperforming assets, as well as the decrease in the net charge-offs has caused the allowance for loan losses to decrease in recent years. If the positive trends noted above continue, Management anticipates that no loan loss provision will be necessary in 1998. Management will also review the possibility of reversal of loan loss provisions in conjunction of the quarterly assessment of the adequacy of the loan loss allowance performed in the normal course of business. See Key Credit Statistics for further details. Also, see Note A-Summary of Significant Accounting
Policies for a discussion of the Bank's loan loss methodology.
     The adequacy of the allowance for loan losses is approved on a quarterly basis by the Loan Loss Reserve Committee ("Reserve Committee") of the Bank's Board of Directors. The allowance for loan losses reflects Management's best estimate of the allowance needed to provide for credit risks for income property loans as well as all other perceived credit risks of the Bank.
However, actual results could differ from this estimate and future additions to the allowance may be necessary based on unforeseen changes in economic conditions. In addition, federal regulators periodically review the Bank's allowance for losses on loans. Such regulators have the authority to require the Bank to recognize additions to the allowance at the time of their examinations.
     The size of the Company's income producing property portfolio has declined in recent periods. This decline has been due to the maturity of a significant portion of the portfolio in recent periods and heavy repayments caused by a decline in interest rates and increased lending competition. In 1997, in an effort to replace some of the loans that have repaid, the Company resumed its nationwide income producing property lending program. Under this expanded program, the Bank began originating new income producing property loans in those markets where Management believes the economies are strong or to borrowers with whom it has an established relationship. Prior to 1997, the Company focused its income producing property lending activities in the
Midwest. The Company also provides financing to facilitate the sale of REO, refinance existing mortgages that have matured, and repurchase distressed loans that have been sold with recourse. In 1997, the Company originated $105.2 million of income producing property loans, refinanced $143.4 million of maturing loans, provided $2.7 million of loans to facilitate the sale of income producing property foreclosed assets, and repurchased $9.4 million of loans under recourse provisions.
     During 1997, the Board of Directors also approved a program to provide loans on real estate secured by industrial, office, and shopping center properties. The initial focus of the program will be on industrial centers and secondarily on office complexes. Loans on shopping centers will be considered only on a very select basis. The geographic focus of the program will be in the Midwestern states. Originations under this program were $2.3 million in 1997 and Management anticipates originations to be between $20 million and $25 million during 1998.
     Management continues to monitor events in the submarkets in which the Bank has substantial loan concentrations, particularly California. While some softness persists in certain areas, Management is not aware of any unfavorable changes in those economies that would have a significant adverse effect on the Bank's loan portfolio. The Bank's largest concentration of income producing property loans outside Illinois are California and Washington. See Note V-Concentration of Credit Risk for further details.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS                     St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     During 1997, the Bank purchased $797.9 million of whole loans, secured by 1-4 family residences located nationally. Prior to purchasing these loans, the Bank performs due diligence procedures, and because of that process, Management believes that the portfolios acquired present no greater risk than the Bank's own originated 1-4 family portfolio. The Bank also purchased $10.3 million of loans secured by income producing property located in Wisconsin. The Bank applied its own loan origination underwriting standards to the purchase of these loans. All purchased loans are subject to the Bank's quarterly review of the adequacy of the general valuation allowance.
     As of Dec. 31, 1997, the Bank's ratio of classified assets to tangible capital and general valuation allowance was 18 percent, compared to the 34 percent ratio reported at Dec. 31, 1996 and a targeted level for 1997 of 34 percent. Classified assets include REO and loans considered "substandard," "doubtful," or "loss" under regulatory accounting purposes and the Bank's loan rating system.

FORECLOSED REAL ESTATE: Foreclosed real estate assets declined to $1.5 million at Dec. 31, 1997 from $2.9 million at Dec. 31, 1996. At Dec. 31, 1997 all REO assets were 1-4 family residences compared to $1.3 million of income producing property and $1.6 million of 1-4 family residences at Dec. 31, 1996. See Note I-Foreclosed Real Estate and Results of Operations-Comparison of Years Ended Dec. 31, 1997 and 1996- Operations of Foreclosed Real Estate for further details.
     The allowance for REO losses was $157,000 at Dec. 31, 1997 compared to $284,000 at Dec. 31, 1996. The reversal of $100,000 of prior REO provisions for losses and $27,000 of net charge-offs produced the reduction in the allowance for REO losses during the year. In comparison, the Company recorded an $868,000 provision for REO loss in 1996 and $2.6 million of net charge-offs. Most of the provision and net charge-offs were associated with the sale of two income producing property loans in 1996.

ALLOWANCE FOR LOAN LOSSES ACTIVITY
At or for the years ended Dec. 31-Dollars in thousands

                                                           1997     1996      1995      1994      1993
---------------------------------------------------------------------------------------------------------
Balance at Jan. 1                                       $35,965  $38,619   $42,196   $46,574   $48,681
Charge-offs:
Real estate loans:
  1-4 family                                                564      276       506       444       187
  Multifamily                                             1,747    4,614     4,167     8,592    13,863
  Commercial                                                350      154     3,081       813         -
  Land and land development                                   -        -         -        85         -
Consumer                                                    120       69       125       309       306
---------------------------------------------------------------------------------------------------------
Total charge-offs                                         2,781    5,113     7,879    10,243    14,356

Recoveries:
Real estate loans:
  1-4 family                                                 45       45       103        26         9
  Multifamily                                             1,086      567     2,243       644       512
  Commercial                                                 66       38         -         -         -
  Land and land development                                   -        -         -         -         -
Consumer                                                     14       59        56        45        49
---------------------------------------------------------------------------------------------------------
Total recoveries                                          1,211      709     2,402       715       570
---------------------------------------------------------------------------------------------------------
  Net charge-offs                                         1,570    4,404     5,477     9,528    13,786
Acquired from Elm Financial                                   -        -         -         -       929
Provisions for losses charged to operations                   -    1,750     1,900     5,150    10,750
---------------------------------------------------------------------------------------------------------
Balance at Dec. 31                                      $34,395  $35,965   $38,619   $42,196   $46,574
=========================================================================================================

Ratio of net charge-offs to average loans:
Real estate loans:
  1-4 family                                               0.02%    0.01%     0.02%     0.02%     0.01%
  Multifamily                                              0.02     0.14      0.07      0.33      0.54
  Commercial                                               0.01        *      0.12      0.03         -
  Land and land development                                   -        -         -         *         -
Consumer                                                      *        *         *      0.01      0.01
---------------------------------------------------------------------------------------------------------
                                                           0.05%    0.15%     0.21%     0.39%     0.56%
=========================================================================================================
* Less than 0.01%.
---------------------------------------------------------------------------------------------------------









--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS                     St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
At Dec. 31-Dollars in thousands

                                       1997               1996                 1995                1994                1993
------------------------------------------------------------------------------------------------------------------------------------
                                         Percent               Percent             Percent             Percent              Percent
                                         of Total              of Total            of Total            of Total             of Total
                                Amount    Loans     Amount      Loans     Amount    Loans    Amount      Loans     Amount     Loans
------------------------------------------------------------------------------------------------------------------------------------
Balance applicable to:
Real estate loans:
  1-4 family                   $ 5,993     69.5%    $ 3,181     62.1%    $ 3,163    61.0%    $ 2,644     58.2%     $ 2,354     50.9%
  Multifamily, land
     and commercial             28,033     29.9      32,315     36.9      34,861    37.8      38,840     40.5       43,628     48.0
Consumer                           369      0.6         469      1.0         595     1.2         712      1.3          592      1.1
------------------------------------------------------------------------------------------------------------------------------------
                               $34,395    100.0%    $35,965    100.0%    $38,619   100.0%    $42,196    100.0%     $46,574    100.0%
====================================================================================================================================

NONPERFORMING LOANS
At Dec. 31-Dollars in thousands

                                                                                    1997        1996     1995         1994     1993
------------------------------------------------------------------------------------------------------------------------------------
Loans accounted for on a nonaccrual basis: (a)
  Real estate loans:
     1-4 family                                                                   $5,516      $3,403  $ 3,741       $1,952  $ 6,045
     Multifamily                                                                       -           -    8,665        3,813   12,907
     Commercial                                                                        -         387    1,360          437    2,598
  Consumer                                                                            76          46       81          101      480
  Other                                                                                -           -        -            -    2,406
------------------------------------------------------------------------------------------------------------------------------------
     Subtotal                                                                      5,592       3,836   13,847        6,303   24,436

Loans delinquent 90 days or more accounted for on an accrual basis: (b)
  1-4 family                                                                       3,185       5,699    3,981        3,632    5,157
  Consumer                                                                             -           -        -            -       75
------------------------------------------------------------------------------------------------------------------------------------
     Subtotal                                                                      3,185       5,699    3,981        3,632    5,232
------------------------------------------------------------------------------------------------------------------------------------
Nonperforming loans                                                               $8,777      $9,535  $17,828       $9,935  $29,668
====================================================================================================================================
Troubled debt restructuring                                                       $  857      $    -  $     -       $    -  $15,646
====================================================================================================================================

(a) During 1997, the Bank recorded $218,000 of interest income on loans accounted for on a nonaccrual basis at Dec. 31, 1997. Interest income for 1997 included $43,000 that would have been earned in 1996 had the loans been accounted for on an accrual basis. Does not include impaired loans that are considered performing, but nonetheless accounted for on a cash basis. See Note A-Summary of Significant Accounting Policies for further discussion of the Bank's policy for placing loans on a nonaccrual status.
(b) The Bank continues to accrue interest on government insured and 1-4 family loans with original loan-to-value ratios of 80% or less that are 90 days or more delinquent. While these loans are still accruing interest, they are reported as nonperforming. See Note A-Summary of Significant Accounting
Policies for further discussion of the Bank's policy for placing loans on a nonaccrual status.
--------------------------------------------------------------------------------

DELINQUENT LOANS ACCOUNTED FOR ON AN ACCRUAL BASIS (a)
At Dec. 31-Dollars in thousands

                                      1997                 1996               1995                 1994               1993
------------------------------------------------------------------------------------------------------------------------------------
                                         Percent of          Percent of         Percent of            Percent of         Percent of
                                        Real Estate          Real Estate        Real Estate           Real Estate        Real Estate
                                Amount     Loans     Amount     Loans    Amount    Loans     Amount      Loans     Amount      Loans
------------------------------------------------------------------------------------------------------------------------------------
Real estate loans delinquent
   30 to 59 days               $50,964     1.57%    $56,741     2.02%    $56,554    2.09%    $42,297     1.64%     $51,732     2.20%
   60 to 89 days                 7,428     0.23       9,135     0.33       6,847    0.25       8,336     0.32       12,279     0.52
------------------------------------------------------------------------------------------------------------------------------------
Total                          $58,392     1.80%    $65,876     2.35%    $63,401    2.34%    $50,633     1.96%     $64,011     2.72%
====================================================================================================================================

                                      1997                 1996               1995                 1994               1993
------------------------------------------------------------------------------------------------------------------------------------
                                         Percent of           Percent of          Percent of         Percent of           Percent of
                                          Consumer             Consumer            Consumer            Consumer             Consumer
                                 Amount    Loans     Amount     Loans     Amount    Loans    Amount     Loans      Amount      Loans
------------------------------------------------------------------------------------------------------------------------------------
Consumer loans delinquent
   30 to 59 days               $   268     1.28%    $   344     1.22%    $   485    1.44%    $   545     1.65%     $   327     1.20%
   60 to 89 days                    39     0.18         118     0.42          89    0.26         155     0.47          103     0.38
------------------------------------------------------------------------------------------------------------------------------------
Total                          $   307     1.46%    $   462     1.64%    $   574    1.70%    $   700     2.12%     $   430     1.58%
====================================================================================================================================

(a) See Note A-Summary of Significant Accounting Policies for further discussion of the Bank's policy for placing loans on a nonaccrual status.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS                      St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
INTEREST RATE RISK
------------------

Interest rate risk represents a measure of the sensitivity of the Company's earnings and the impact of stockholders' equity due to changes in interest rates. Interest rate risk generally exists because the Company chooses to accept this risk in connection with its profit motives and business objectives. The principal objective of the Company's asset/liability management activities is to maximize the level of net interest income while maintaining acceptable levels of interest rate and liquidity risk and facilitating the funding needs of the Company.
     Management captures and measures the Bank's exposure to interest rate risk using complex financial models. The OTS also monitors the Bank's interest rate risk using its own model. These models measure interest rate risk by computing the change in net interest income and market value of the Company's net assets due to significant increases and decreases in interest rates. The results of both models are reported quarterly to the Bank's Board of Directors and reviewed to determine that the risks assumed were in conformity with the Bank's policies for interest rate risk. The results of these models influence asset and liability pricing decisions and the development of other strategies to mitigate interest rate risk.(9)
     Changes in interest rates can significantly impact the level of the Company's net interest income and the market value of its net assets. On the asset side, changes in interest rates affect the mortgage loans and MBS yields and influence the amount of prepayments of these assets. The Company held a significant amount of adjustable rate loans and MBS to better match repricing of assets and liabilities in changing interest rate environments. Fluctuations in interest rates also impact the yields earned on the investment portfolio, which is mostly short term in nature. On the liability side, changes in interest rates can impact the cost of the Company's source of funds, such as borrowings and the CD portfolio. However, the Company's portfolio of checking, savings and money market accounts help mitigate the impact of rapid changes in interest rates. At Dec. 31, 1997, using the Company's sensitivity analysis model, a 200 basis point increase in market interest rates would cause a $17.0 million, or 12.3 percent, decrease in net interest income and a $19.7 million, or 5.3 percent, decline in the market value of its portfolio assets.(10) These amounts were determined by considering the impact of hypothetical changes in the current yield earned on the Company's interest-sensitive assets and the rates paid on its interest-sensitive liabilities. The model also considers the scheduled and assumed repricing and maturity of these assets and liabilities. However, the model only assumes a rapid change in interest rates and does not consider actions Management may take to help mitigate the impact of these changes. In the event of a significant change in interest rates, Management may take actions to modify the structure of its balance sheet and deploy other strategies to mitigate the impact of changing interest rate conditions upon the Company's net interest income or the market value of net assets. This sensitivity analysis does not reflect the impact of these actions.
     Traditionally, financial institutions also uses "GAP" analysis as a measure of their interest rate sensitivity. GAP is the ratio of interest-rate sensitive assets to interest-rate sensitive liabilities over specified time horizons, expressed as a percent of total assets. A positive GAP indicates that cumulative interest-rate sensitive assets exceed cumulative interest-rate sensitive liabilities at the dates indicated, and suggests that net interest income would increase if market rates increased. The GAP also assumes that volumes and spreads are constant. Generally, the Bank's policy is to maintain a balanced GAP. Management considers a range of plus or minus 15 percent to be a desirable one-year GAP position.
     Although GAP analysis provides some narrow insights into the repricing of the Bank's balance sheet, for various reasons, GAP analysis in recent years has not provided the Bank with a reliable measure of its interest rate risk exposure because of its inherent limitations.(11) Internally, Management relies on its models and financial simulations to evaluate interest rate risk. The historical trend of the GAP at one, three and five years is presented below.

                               1997     1996    1995   1994    1993
--------------------------------------------------------------------
One year                      (3.84)%  (1.62)%  5.38%  4.40%  16.79%
Three years                   12.17     7.34   10.87   3.93   10.94
Five years                    11.26     8.79    7.32   3.17   10.63
--------------------------------------------------------------------


     The Bank's one-year GAP decreased from a negative 1.62 percent at Dec. 31, 1996 to a negative one-year GAP of 3.84 percent at Dec. 31, 1997. The negative one-year GAP indicates that the cumulative one-year interest-rate sensitive liabilities exceed the cumulative one-year interest-rate sensitive assets, and indicates that net interest income could decrease if interest rates increased.






(9) The market values of assets and liabilities as computed by these models do not represent the same market values as disclosed in Note X-Fair Value of Financial Instruments as required by SFAS No. 107, Disclosures About Fair Value of Financial Instruments. The Company's interest rate risk models compute market values based upon assumed cashflows discounted at appropriate market interest rates. Market values under SFAS No. 107 use quoted market prices whenever available and core transaction accounts are valued at book value.
In cases where quoted market prices are not available, fair value is determined using discount cashflow analysis and other techniques. SFAS No. 107 also excludes non-financial assets and liabilities. In contrast, the interest rate risk models include all assets and liabilities in the computation of the impact of changing interest rates on the Company's balance sheet.

(10) Management selected the 200 basis point increase in interest rates scenario because the OTS requires the Bank to measure its interest rate risk based upon 200 basis point changes in interest rates.

(11) Management believes that GAP analysis is of limited value in assessing the extent of interest rate risk because it fails to account for interest rate floors, caps basis risk (i.e., the divergent characteristics of different types of financial instruments) when repricing occurs, and the interplay of the pricing of new transactions upon the net interest spread, especially during a volatile interest rate horizon. GAP analysis also has other inherent problems. For example, an institution's assets could theoretically reprice on the first day of the year and the institution's liabilities could reprice on the last day of the year but be perfectly matched under GAP. In this example, the institution actually would be exposed to interest rate risk the entire year because of the repricing differences. GAP also assumes that the interest rate spread between interest earning assets and liabilities is constant and that the "GAP" represents the only risk. However, in reality, the interest rate spread is constantly changing, sometimes significantly, as transactions occur or instruments reprice. See Results of Operations- Comparison of Years Ended Dec. 31, 1997 and 1996-Net Interest Income for a discussion of factors effecting the Bank's interest rate spread.
     Interest rate floors in effect on $256.0 million of adjustable rate loans at Dec. 31, 1997 and $405.7 million at Dec. 31, 1996 should be considered in evaluating the GAP results. Floors establish a minimum rate for ARMs, even though the fully indexed rate on ARMs may be lower. Consequently, the floors create an artificial fixed rate loan for a period of time and limit repricing when interest rates rise. Interest rate caps also should be considered in understanding GAP results, and nearly all adjustable rate loans and MBS contain periodic or lifetime interest rate caps. Periodic rate caps limit the total rate adjustment on a loan over a 12-month period.
--------------------------------------------------------------------------------

  -----------------------------------------------------------------------------
  MANAGEMENT'S DISCUSSION AND ANALYSIS                    St. Paul Bancorp, Inc.
  -----------------------------------------------------------------------------

  -----------------------------------------------------------------------------
  INTEREST RATE SENSITIVITY GAP ANALYSIS (a)


  At Dec. 31, 1997-Dollars in thousands
                                                                                        More Than
                                           Weighted                  % of    6 Months   6 Months                            Over
                                         Average Rate     Balance    Total    or Less   to 1 Year  1-3 Years   3-5 Years   5 Years
  ----------------------------------------------------------------------------------------------------------------------------------
  RATE SENSITIVE ASSETS:
  Investments: (b)
     Adjustable rate                          5.37%      $   59,094    1%  $   59,094  $       -  $        -  $       -  $        -
     Fixed rate                               5.86          135,922    3       76,309      1,000      10,025          -      48,588
  Mortgage-backed securities:(c)
     Adjustable rate                          6.86          681,742   16      267,662    219,138     194,942          -           -
     Fixed rate                               6.91          236,121    5       17,887     16,893      58,884     47,571      94,886
  Mortgage loans:(c)
     Adjustable and renegotiable rate         7.39        2,758,774   64    1,196,575    445,973     959,232    156,994           -
     Fixed rate                               8.08          467,826   11       49,197     57,182     146,554     99,864     115,029
  Consumer loans (c)                          7.68           13,238    *        2,017      1,266       3,928      3,019       3,008
  Loans held for sale                         7.70           17,028    *       17,028          -           -          -           -
  ----------------------------------------------------------------------------------------------------------------------------------
     Total rate sensitive assets              7.28%      $4,369,745  100%  $1,685,769  $ 741,452  $1,373,565   $307,448  $  261,511
  ==================================================================================================================================
  RATE SENSITIVE LIABILITIES:
  Deposits:
     Checking and other deposit accounts      0.76%      $  421,402   10%  $  114,432  $  23,958   $  78,536   $ 56,742  $  147,734
     Savings accounts                         2.31          674,166   17      222,408     42,674     134,016     90,112     184,956
     Money market deposit accounts            3.76          219,727    5      219,727          -           -          -           -
     Fixed-maturity certificates (d)          5.74        1,969,133   48      972,155    618,227     255,518     76,782      46,451
  ----------------------------------------------------------------------------------------------------------------------------------
                                              4.26        3,284,428   80    1,528,722    684,859     468,070    223,636     379,141
  Borrowings:
     FHLB advances                            5.84          341,085    8      140,000          -     100,000    100,248         837
     Other borrowings                         6.20          431,573   12      333,104          -           -          -      98,469
     Mortgage-backed note                     8.54           16,400    *            -          -      16,400          -           -
  ----------------------------------------------------------------------------------------------------------------------------------
                                              6.09          789,058   20      473,104          -     116,400    100,248      99,306
  ----------------------------------------------------------------------------------------------------------------------------------
     Total rate sensitive liabilities         4.62%      $4,073,486  100%  $2,001,826  $ 684,859   $ 584,470   $323,884  $  478,447
  ==================================================================================================================================
  Excess (deficit) of rate sensitive assets
     over rate sensitive liabilities (GAP)    2.66%      $  296,259        $ (316,057) $  56,593   $ 789,095   $(16,436) $ (216,936)
  ==================================================================================================================================
  Cumulative GAP                                                           $ (316,057) $(259,464)  $ 529,631   $513,195  $  296,259
  Cumulative GAP to total assets without
     regard to hedging transactions                                             (6.94)%    (5.69)%     11.62%     11.26%       6.50%
  Cumulative GAP to total assets with
     impact of hedging transactions                                             (4.92)%    (3.84)%     12.17%     11.26%       6.50%
  ----------------------------------------------------------------------------------------------------------------------------------

* Less than 1%.
(a) Mortgage loan repricing/maturity projections were based upon principal repayment percentages in excess of the contractual amortization schedule of the underlying mortgages. Multifamily mortgages were estimated to be prepaid at a rate of approximately 18% per year; adjustable rate mortgage loans on single family residences and loan securities were estimated to prepay at a rate of 22% per year; fixed rate loans and loan securities were estimated to prepay at a rate of 12% per year. Loans with an adjustable rate characteristic, including loans with initial fixed interest rate periods, are considered by Management to have an adjustable rate.
     Checking accounts were estimated to be withdrawn at rates between 15% and 21% per year. Most of the regular savings accounts were estimated to be withdrawn at rates between 18% and 26% per year, although for some of the accounts, Management assumed an even faster rate.
     Except for multifamily loans, the prepayment assumptions included in this schedule are based upon the Bank's actual prepayment experience over the past year, as well as Management's future expectations of prepayments. The Bank assumed a prepayment percentage of 18% because of current market conditions and the nature of the Bank's multifamily portfolio. The new decay assumption on passbook and checking accounts is based on a historical regression analysis of the Bank's growth in these accounts.
(b) Includes investment in FHLB stock.
(c) Excludes accrued interest and allowance for loan losses.
(d) The following table presents the amount of the Bank's time deposits in amounts of $100,000 or more at Dec. 31, 1997 maturing during the periods indicated.

  ----------------------------------------------------------------------------------------------------------------------------------
  Maturing                                   Amount
  ----------------------------------------------------------------------------------------------------------------------------------
  Jan. 1, 1998 to March 31, 1998           $ 46,233
  April 1, 1998 to June 30, 1998             41,750
  July 1, 1998 to Dec. 31, 1998              70,156
  After Dec. 31, 1998                        36,389
  ----------------------------------------------------------------------------------------------------------------------------------
                                           $194,528
  ==================================================================================================================================


  ----------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  MANAGEMENT'S DISCUSSION AND ANALYSIS                    St. Paul Bancorp, Inc.
  ------------------------------------------------------------------------------
  Loan Maturity Table*
  Based upon contractual maturities at Dec. 31, 1997-Dollars in thousands

                                                                                    2003 and
                                                             1998   1999-2002      thereafter            Total
  ------------------------------------------------------------------------------------------------------------
  Mortgage Loans
  1-4 family units                                       $ 47,101    $186,189      $2,018,533       $2,251,823
  Multifamily and other                                   109,138     261,951         603,688          974,777
  ------------------------------------------------------------------------------------------------------------
    Total mortgage loans                                  156,239     448,140       2,622,221        3,226,600
  Consumer loans                                            3,283       6,947           3,008           13,238
  ------------------------------------------------------------------------------------------------------------
  Total loans receivable                                 $159,522    $455,087      $2,625,229       $3,239,838
  ============================================================================================================
  * Excludes loans held for sale.
  ------------------------------------------------------------------------------------------------------------


LOANS DUE AFTER DEC. 31, 1998*
Based upon contractual maturities at Dec. 31, 1997-Dollars in thousands

                                                                            Fixed     Adjustable
                                                                             Rate           Rate         Total
  ------------------------------------------------------------------------------------------------------------
  Mortgage Loans
  1-4 family units                                                       $304,108     $1,900,614    $2,204,722
  Multifamily and other                                                   118,233        747,406       865,639
  ------------------------------------------------------------------------------------------------------------
    Total mortgage loans                                                  422,341      2,648,020     3,070,361
  Consumer loans                                                            9,955              -         9,955
  ------------------------------------------------------------------------------------------------------------
  Total loans receivable                                                 $432,296     $2,648,020    $3,080,316
  ============================================================================================================
  * Excludes loans held for sale.
  ------------------------------------------------------------------------------------------------------------



INVESTMENT PORTFOLIO
At Dec. 31-Dollars in thousands

                                                                             1997           1996          1995
  ------------------------------------------------------------------------------------------------------------
  Federal funds sold and interest-bearing bank balances                  $ 59,094     $   75,572    $   41,706
  Cash equivalent marketable-debt securities:
    U.S. Treasury securities                                               51,972         14,451        33,179
    Commercial paper                                                        4,188          2,048             -
  Marketable-debt securities of the U.S. government                        31,174         49,103        92,778
  Marketable-equity securities                                             10,400              -             -
  MBS:
    Federal Home Loan Mortgage Corporation (FHLMC)                         79,884        103,998       157,099
    Federal National Mortgage Corporation (FNMA)                          419,467        531,045       135,399
    Privately issued                                                      332,660(a)     433,108       586,596
    Collateralized Mortgage Obligations (CMOs)                             85,852(a)      94,831        96,328
  ------------------------------------------------------------------------------------------------------------
  Total MBS                                                            $  917,863     $1,162,982    $  975,422
  ------------------------------------------------------------------------------------------------------------
                                                                       $1,074,691(b)  $1,304,156    $1,143,085
  ============================================================================================================

(a) The following table summarizes securities of issuers in excess of 10% of stockholders' equity at Dec. 31, 1997.


    Issuer                                                                          Amortized Cost  Fair Value
  ------------------------------------------------------------------------------------------------------------
    Countrywide Mortgage-Backed Securities, Inc.                                        $112,175      $114,959
    Merrill Lynch Mortgage Investors, Inc.                                                81,214        82,682
    Saxon Mortgage Securities Corporation                                                 43,717        43,160
  ------------------------------------------------------------------------------------------------------------
    Total                                                                               $237,106      $240,801
  ============================================================================================================
  (b)  See Note B-Cash and Cash Equivalents, Note C-Investment Securities and Note D-Mortgage-backed Securities for contractual maturity information.>>
  -------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS                      St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
SHORT-TERM BORROWINGS
For the year ended Dec. 31-Dollars in thousands

                                                     1997          1996          1995
---------------------------------------------------------------------------------------
FHLB advances
Average month-end balance                        $183,400      $229,900      $109,000
Average month-end rate                               5.95%         5.81%         6.25%
Highest month-end balance                        $305,000      $330,300      $125,300

Securities sold under agreements to repurchase
Average month-end balance                        $249,600      $ 43,800      $ 60,400
Average month-end rate                               5.73%         5.57%         6.17%
Highest month-end balance                        $330,000      $ 50,000      $100,000
---------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
  CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION                                                              St. Paul Bancorp, Inc.
  ----------------------------------------------------------------------------------------------------------------------------------
  At Dec. 31-Dollars in thousands                                                                                 1997         1996
  ----------------------------------------------------------------------------------------------------------------------------------
  ASSETS
  Cash and cash equivalents-Note B
    Cash and amounts due from depository institutions                                                       $   89,429   $   98,137
    Federal funds sold and interest-bearing bank balances                                                       59,094       75,572
    Short-term cash equivalent securities                                                                       56,160       16,499
  ----------------------------------------------------------------------------------------------------------------------------------
    Total cash and cash equivalents                                                                            204,683      190,208
  Investment securities-Notes C and O
    (Market: Dec. 31, 1997-$41,574; Dec. 31, 1996-$49,103)                                                      41,574       49,103
  Mortgage-backed securities-Notes D and O
    (Market: Dec. 31, 1997-$921,277; Dec. 31, 1996-$1,158,171)                                                 917,863    1,162,982
  Loans receivable-Notes E, F, O and V
    (Net of allowance for loan losses: Dec. 31, 1997-$34,395; Dec. 31, 1996-$35,965)                         3,205,443    2,782,116
  Loans held for sale, at lower of cost or market-Note G
    (Market: Dec. 31, 1997-$17,091; Dec. 31, 1996-$12,021)                                                      17,028       11,992
  Accrued interest receivable-Note H                                                                            26,313       25,745
  Foreclosed real estate-Note I
    (Net of allowance for losses: Dec. 31, 1997-$157; Dec. 31, 1996-$284)                                        1,358        2,634
  Real estate held for development or investment-Note J                                                         15,287       15,783
  Investment in Federal Home Loan Bank stock-Notes K and O                                                      38,188       35,211
  Office properties and equipment-Note L                                                                        52,135       47,286
  Prepaid expenses and other assets-Note M                                                                      37,464       34,110
  ----------------------------------------------------------------------------------------------------------------------------------
    Total assets                                                                                            $4,557,336   $4,357,170
  ==================================================================================================================================
  LIABILITIES
  Deposits-Note N                                                                                           $3,284,428   $3,337,055
  Short-term borrowings-Note O                                                                                 370,203      366,854
  Long-term borrowings-Note O                                                                                  418,855      194,390
  Advance payments by borrowers for taxes and insurance                                                         21,232       21,561
  Other liabilities                                                                                             44,706       49,200
  ----------------------------------------------------------------------------------------------------------------------------------
    Total liabilities                                                                                        4,139,424    3,969,060

  COMMITMENTS-Notes L, T and U

  STOCKHOLDERS' EQUITY-Notes Q and R
  Preferred stock (par value $.01 per share: authorized-10,000,000 shares; none issued)                              -            -
  Common stock (par value $.01 per share: authorized-40,000,000 shares;
    issued: Dec. 31, 1997-35,443,867 shares; Dec. 31, 1996-38,392,810 shares;
    outstanding: Dec. 31, 1997-34,204,659 shares; Dec. 31, 1996-34,163,988 shares)                                 354          384
  Paid-in capital                                                                                              114,648      148,265
  Retained income, substantially restricted                                                                    324,937      288,065
  Accumulated other comprehensive income:
    Unrealized gain on securities, net of tax-Notes B, C and D                                                   1,887        2,278
  Borrowings by employee stock ownership plan-Notes O and S                                                       (221)        (396)
  Unearned employee stock ownership plan shares
    (Dec. 31, 1997-364,963 shares; Dec. 31, 1996-368,157 shares)-Note S                                         (2,858)      (2,883)
  Treasury stock (Dec. 31, 1997-1,239,208 shares; Dec. 31, 1996-4,228,822 shares)                              (20,835)     (47,603)
  ----------------------------------------------------------------------------------------------------------------------------------
    Total stockholders' equity                                                                                 417,912      388,110
  ----------------------------------------------------------------------------------------------------------------------------------
    Total liabilities and stockholders' equity                                                              $4,557,336   $4,357,170
  ==================================================================================================================================

See notes to consolidated financial statements.
------------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY          St. Paul Bancorp, Inc.
-------------------------------------------------------------------------------

For the years ended Dec. 31-Dollars in thousands, except per share amounts


                                                                               Accumu-   Borrowings  Unearned
                                                                                lated       by       Employee
                                                                                Other    Employee      Stock                Total
                                       Common Stock                            Compre-     Stock     Ownership               Stock-
                                    -----------------     Paid-In   Retained   hensive   Ownership     Plan      Treasury   holders
                                    Shares     Amount     Capital    Income    Income      Plan       Shares      Stock     Equity
-----------------------------------------------------------------------------------------------------------------------------------
Dec. 31, 1994                       35,215,275   $371     $137,866   $238,929  $(3,531)   $(1,000)  $(2,883)   $(18,355)   $351,397
Comprehensive income:
   Net income                                -      -            -     36,394        -          -         -           -      36,394
   Change in unrealized gain/(loss)
      on securities (net of tax
      of $2,754)-Notes B, C and D            -      -            -          -    4,523          -         -           -       4,523
      Unrealized loss from
      transfer of securities
      (net of tax of $1,149)-Note A          -      -            -          -   (1,887)         -         -           -      (1,887)
                                                                                                                            -------
Comprehensive income                                                                                                         39,030

Stock option exercises -Note R         383,814      4        3,125          -        -          -         -           -       3,129
Cash dividends
  ($0.16 per share)                          -      -            -     (5,532)       -          -         -           -      (5,532)
Repayments of ESOP
  principal-Note O                           -      -            -          -        -        515         -           -         515
Treasury stock purchases              (443,337)     -            -          -        -          -         -      (4,342)     (4,342)
------------------------------------------------------------------------------------------------------------------------------------
Dec. 31, 1995                       35,155,752   $375     $140,991   $269,791  $  (895)   $  (485)  $(2,883)   $(22,697)   $384,197
Comprehensive income:
   Net income                                -      -            -     26,257        -          -         -           -      26,257
   Change in unrealized gain/(loss)
   on securities (net of tax
   of $1,942)-Notes B, C and D               -      -            -          -    3,173          -         -           -       3,173
                                                                                                                             ------
Comprehensive income                                                                                                         29,430

Stock option exercises-Note R          911,361      9        7,274          -        -          -         -           -       7,283
Cash dividends ($0.23 per share)             -      -            -     (7,983)       -          -         -           -      (7,983)
Repayments of ESOP
  principal-Note O                           -      -            -          -        -         89         -           -          89
Treasury stock purchases            (1,903,125)     -            -          -        -          -         -     (24,906)    (24,906)
------------------------------------------------------------------------------------------------------------------------------------
Dec. 31, 1996                       34,163,988   $384     $148,265   $288,065  $ 2,278    $  (396)  $(2,883)   $(47,603)   $388,110
Comprehensive income:
  Net income                                 -      -            -     49,058        -          -         -           -      49,058
  Change in unrealized gain
  on securities (net of tax
  of $239)-Notes B, C and D                  -      -            -          -     (391)         -         -           -        (391)
                                                                                                                             ------
Comprehensive income                                                                                                         48,667

Retirement of treasury stock                 -    (38)     (41,177)         -        -          -         -      41,215           -
Retirement of fractional shares         (1,880)     -          (34)         -        -          -         -           -         (34)
Stock option exercises-Note R        1,024,376      8        7,535          -        -          -         -       2,790      10,333
Release of SOP 93-6 shares-
   Note S                                    -      -           59          -        -          -        25           -          84
Cash dividends ($0.36 per share)             -      -            -    (12,186)       -          -         -           -     (12,186)
Repayments of ESOP
  principal-Note O                           -      -            -          -        -        175         -           -         175
Treasury stock purchases              (981,825)     -            -          -        -          -         -     (17,237)    (17,237)
------------------------------------------------------------------------------------------------------------------------------------
DEC. 31, 1997                       34,204,659   $354     $114,648   $324,937  $ 1,887    $  (221)  $(2,858)   $(20,835)   $417,912
====================================================================================================================================

See notes to consolidated financial statements.

-------------------------------------------------------------------------------
                                                                             41

--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF INCOME                         St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------

For the years ended Dec. 31-Dollars in thousands, except per share amounts                 1997          1996          1995
---------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Loans receivable                                                                       $229,360      $229,639      $201,630
Mortgage-backed securities                                                               72,252        55,124        65,723
Investment securities                                                                     3,951         4,234         5,015
Federal funds and interest-bearing bank balances                                          4,986         2,734         2,386
Other investment income                                                                   4,668         4,525         3,996
---------------------------------------------------------------------------------------------------------------------------
   Total interest income                                                                315,217       296,256       278,750

INTEREST EXPENSE
Deposits-Note N                                                                         142,213       139,433       132,741
Short-term borrowings                                                                    24,430        14,598        10,389
Long-term borrowings                                                                     18,742        17,479        18,986
---------------------------------------------------------------------------------------------------------------------------
   Total interest expense                                                               185,385       171,510       162,116
---------------------------------------------------------------------------------------------------------------------------
   Net interest income                                                                  129,832       124,746       116,634
Provision for loan losses-Note F                                                              -         1,750         1,900
---------------------------------------------------------------------------------------------------------------------------
   Net interest income after provision for loan losses                                  129,832       122,996       114,734

OTHER INCOME
Loan servicing fees                                                                       1,711         1,369         1,560
Other fee income                                                                         16,340        15,926        16,652
ATM operations                                                                           12,266         6,295         5,333
Net gain on loan sales                                                                      568           663           217
Net gain on securities sales                                                                  -           969           837
Discount brokerage commissions                                                            6,775         5,176         3,177
Income from real estate development-Note J                                                4,139         2,517         2,807
Insurance and annuity commissions                                                         3,367         2,805         3,138
---------------------------------------------------------------------------------------------------------------------------
   Total other income                                                                    45,166        35,720        33,721

GENERAL AND ADMINISTRATIVE EXPENSE
Salaries and employee benefits                                                           56,015        52,155        48,292
Occupancy, equipment and other office expense                                            29,688        26,007        23,268
Advertising                                                                               5,654         5,065         4,067
Federal deposit insurance                                                                 2,761         7,551         8,907
SAIF recapitalization                                                                         -        21,000             -
Other                                                                                     6,632         6,040         5,631
---------------------------------------------------------------------------------------------------------------------------
   General and administrative expense                                                   100,750       117,818        90,165
Gain/(loss) on foreclosed real estate-Note I                                                301       (1,215)       (1,159)
---------------------------------------------------------------------------------------------------------------------------
   Income before income taxes and extraordinary item                                     74,549        39,683        57,131
Income taxes-Note P                                                                      25,088        13,426        20,737
---------------------------------------------------------------------------------------------------------------------------
   Income before extraordinary item                                                      49,461        26,257        36,394
Extraordinary item:
   Loss on early extinguishment of debt, net of tax of $207                               (403)             -             -
---------------------------------------------------------------------------------------------------------------------------
   Net income                                                                         $  49,058     $  26,257      $ 36,394
===========================================================================================================================
INCOME BEFORE EXTRAORDINARY ITEM PER SHARE-NOTES A AND AA
   Basic                                                                              $    1.46     $    0.77      $   1.05
   Diluted                                                                                 1.42          0.74          0.99
===========================================================================================================================
NET INCOME PER SHARE-NOTES A AND AA
   Basic                                                                              $    1.45     $    0.77      $   1.05
   Diluted                                                                                 1.40          0.74          0.99
===========================================================================================================================
DIVIDENDS PER SHARE                                                                   $   0.36      $    0.23      $   0.16
===========================================================================================================================


See notes to consolidated financial statements.
--------------------------------------------------------------------------------
42

--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS                     St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------

For the years ended Dec. 31-Dollars in thousands                                           1997          1996          1995
---------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                                          $    49,058   $    26,257     $  36,394
Adjustments to reconcile net income to net cash provided by operating activities:
   Provision for loan losses                                                                  -         1,750         1,900
   Provision for losses on foreclosed real estate                                          (100)          868           821
   Provision for depreciation                                                             7,751         7,134         6,458
   Assets originated and acquired for sale                                              (42,880)      (39,561)      (44,211)
   Sale of assets held for sale                                                          38,639        43,277        39,682
   Increase in accrued interest receivable                                                 (568)         (391)       (1,887)
   (Increase) decrease in prepaid expenses and other net assets                          (3,354)       (1,936)        4,015
   Increase (decrease) in other liabilities                                              (4,494)       10,565         6,167
   Net amortization of yield adjustments                                                 (2,703)        7,434         4,865
   Other items, net                                                                     (12,252)      (26,905)      (15,217)
---------------------------------------------------------------------------------------------------------------------------
      Net cash provided by operating activities                                          29,097        28,492        38,987

INVESTING ACTIVITIES
Principal repayments on loans receivable                                                912,360       598,469       419,232
Loans originated and purchased for investment                                        (1,331,005)   (1,091,642)     (539,634)
Loans receivable sold                                                                     8,057        13,783         6,537
Principal repayments on available for sale mortgage-backed securities                   133,830        62,397        21,353
Principal repayments on held to maturity mortgage-backed securities                     113,572       151,538       155,418
Purchase of available for sale mortgage-backed securities                                (5,000)            -       (84,040)
Purchase of held to maturity mortgage-backed securities                                       -       (51,065)            -
Sale of available for sale mortgage-backed securities                                         -        27,542        56,887
Maturities of available for sale investment securities                                   59,200        53,250         8,000
Purchase of available for sale investment securities                                    (51,141)      (20,190)         (236)
Sale of available for sale investment securities                                              -        10,000             -
Additions to real estate                                                                (10,235)      (16,294)      (10,698)
Real estate sold                                                                         16,087        45,609        28,445
Sale (purchase) of Federal Home Loan Bank stock                                          (2,977)         1,093       (6,457)
Purchase of office properties and equipment                                             (12,600)       (9,700)       (7,066)
---------------------------------------------------------------------------------------------------------------------------
   Net cash (used in) provided by investing activities                                 (169,852)     (225,210)       47,741

FINANCING ACTIVITIES
Proceeds from issuance of certificates of deposit                                       377,489       448,459       322,446
Payments for maturing certificates of deposit                                          (438,337)     (348,021)     (328,287)
Net increase in other deposit products                                                    8,221         4,807         4,748
New long-term borrowings                                                                298,418        50,000           195
Repayment of long-term borrowings                                                       (74,500)      (15,000)       (5,285)
Increase (decrease) in short-term borrowings, net                                         3,358        84,715       (45,895)
Dividends paid to stockholders                                                          (12,186)       (7,983)       (5,532)
Net proceeds from exercise of stock options                                              10,333         7,283         3,129
Purchase of treasury stock                                                              (17,237)      (24,906)       (4,342)
Increase (decrease) in advance payments by borrowers for taxes and insurance               (329)          951        (1,232)
---------------------------------------------------------------------------------------------------------------------------
   Net cash provided by (used in) financing activities                                  155,230       200,305       (60,055)
---------------------------------------------------------------------------------------------------------------------------
Increase in Cash and Cash Equivalents                                                    14,475         3,587        26,673
   Cash and cash equivalents at beginning of year                                       190,208       186,621       159,948
---------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year                                            $   204,683   $   190,208     $ 186,621
===========================================================================================================================

See notes to consolidated financial statements.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
NOTE A

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION: The consolidated financial statements are comprised of the accounts of St. Paul Bancorp, Inc. (the "Company") and its wholly-owned subsidiaries, St. Paul Federal Bank For Savings (the "Bank"), St. Paul Financial Development Corporation ("St. Paul Financial") and Annuity Network, Inc. ("Annuity Network").
     The Bank is a consumer-oriented retail financial institution operating 53 banking offices throughout the Chicago, Illinois metropolitan area.
St. Paul Financial engages in residential and commercial real estate development and investment in the Chicago metropolitan area. Annuity Network sells annuity products to the Bank's customers through its branch network.
     The financial statements of the Bank include the accounts of its eight wholly-owned subsidiaries: SPF Insurance Agency, Inc.; St. Paul Securities, Inc.; Managed Properties, Inc.; MPI Illinois Corporation; Community Finance Corporation; EFS Service Corporation; EFS/San Diego Service Corporation; and St. Paul Investment Corporation. St. Paul Investment Corporation is incorporated in the state of Delaware; all other subsidiaries are incorporated in the state of Illinois.
     SPF Insurance Agency, Inc. is an insurance agency providing a variety of insurance products for property, automobile, life, disability income, special multi-peril, commercial automobile, dwelling, fire, liability, bonds, workers' compensation and group health plans.
     The Bank offers discount brokerage services directly to its customers through Investment Network, Inc., a wholly-owned subsidiary of St. Paul Securities, Inc. Investment Network, Inc. provides a full line of investment brokerage services through the Bank's branch network and, as a registered broker/dealer, is subject to regulation under the Securities Exchange Act of 1934. Investment Network, Inc. also provides investment planning services for customers through a subsidiary, Investment Network Advisors, Inc.
     Managed Properties, Inc. and MPI Illinois Corporation are engaged in the management of real estate, primarily multifamily and commercial, acquired by the Bank through foreclosure.
     Community Finance Corporation holds equity investments in companies that acquire limited partnership interests in low income building development projects that comply with the provisions of the Community Reinvestment Act.
     EFS Service Corporation has participated, from time to time, in real estate joint venture activities.
     EFS/San Diego Service Corporation owns assets leased to others.
     St. Paul Investment Corporation and its subsidiary, St. Paul Asset Management Company, acquire and manage certain real estate related assets for the Bank.
     In addition, the Bank formed two new subsidiaries in 1997 that did not begin operations until January 1998. ATM Connection, Inc. owns and operates the automated teller machine network of the Bank. Serve Corps Mortgage Corporation operates as a 1-4 family mortgage loan broker.

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

CASH AND CASH EQUIVALENTS: Cash and cash equivalents in the Consolidated Statements of Financial Condition and Consolidated Statements of Cash Flows include cash and amounts due from depository institutions, federal funds sold, interest-bearing bank balances and cash equivalent securities with original maturities of three months or less.

INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES ("MBS"):
The Company classifies investment securities and MBS as either held to maturity, trading or available for sale. The carrying amount of a security is dependent upon its classification, and the accounting for securities in each of the three categories is as follows:
1) Held to Maturity: Securities classified as held to maturity are recorded at cost, net of unamortized premiums and discounts. Premiums and discounts are amortized using the interest method over the contractual life of investment securities or estimated life of MBS. Interest income is charged or credited for any adjustment to unamortized premiums and discounts when actual MBS repayments differ from estimates. Declines in value judged to be other than temporary are included in gain or loss on asset sales based upon a specific identification method. Management classifies in this category only those securities that it has the positive intent and ability to hold to maturity.
2) Trading Account: Trading account transactions are carried at fair value, with unrealized gains and losses included in earnings. The Company did not use its trading accounts during 1997, 1996 or 1995.
3) Available for Sale: Securities classified as available for sale are recorded at fair value, with unrealized gains and losses included in accumulated other comprehensive income in stockholders' equity, net of the related tax. Premiums and discounts are amortized using the interest method over the contractual life of investment securities or estimated life of MBS. Interest income is charged or credited for any adjustment to unamortized premiums and discounts when actual MBS repayments differ from estimates. Realized gains and losses and declines in value judged to be other than temporary are included in gain or loss on asset sales based on a specific identification method.
     The Company did not transfer assets between categories in 1997 or 1996. At Dec. 31, 1995, the Company completed a one-time transfer of securities from the held to maturity category to the available for sale category in accordance with A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities issued by the Financial Accounting Standards Board ("FASB"). The FASB Guide allowed for a one-time reclassification of securities between categories without calling into question prior or subsequent portfolio classification. The Bank reclassified $69.6 million of held to maturity investment securities with an unrealized loss of $7,000 ($4,500 unrealized loss net of tax), and $190.7 million of held to maturity MBS with an unrealized loss of $3.0 million ($1.9 million unrealized loss net of tax) to the available for sale category at Dec. 31, 1995.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
LOANS RECEIVABLE: Loans receivable classified as held to maturity are recorded at cost and adjusted for unamortized premiums or discounts and net deferred loan origination fees. Net deferred loan origination fees are comprised of loan origination fees less certain direct origination costs that are deferred when loans are originated. Net deferred loan origination fees or costs on originated loans are amortized using the interest method over the remaining contractual life of the assets. Interest income is charged or credited for any unamortized premiums or discounts and net deferred loan origination fees or costs when loans receivable are repaid prior to their contractual maturities. Premiums and discounts on loans purchased as part of a pool of loans, and for which prepayments were probable and reasonably estimated, are amortized using the interest method over the estimated life of the pool of loans. Interest income is charged or credited for any adjustment to unamortized premiums and discounts when actual prepayments on these pools differ from estimates.
     Interest income on loans is credited to income when earned. The Bank stops accruing interest on loans deemed potentially uncollectible as a result of delinquency or impairment (as defined by Statement of Financial Accounting Standards ("SFAS") No. 114, Accounting by Creditors for Impairment of a Loan). Whenever the accrual of interest is stopped, previously accrued but uncollected interest income is reserved. Thereafter, interest is recognized only as cash is received, unless the loan is reinstated. In some cases, cash payments may be applied to principal. Income producing property loans are placed on nonaccrual status when they become 60 days delinquent or become impaired. The accrual of interest on government insured loans and 1-4 family mortgages with original loan to value ratios of 80% or less is not discontinued regardless of delinquency. All other 1-4 family and consumer loans generally are placed on nonaccrual status when they become 90 days delinquent.
     Reserves for uncollectible loan principal are provided for through the Bank's loan loss allowance. See discussion following.

ALLOWANCE FOR LOAN LOSSES: The allowance for loan losses is comprised of specific and general valuation allowances. The Company establishes specific valuation allowances ("SVA") on income producing real estate loans considered impaired. A loan is considered impaired (and an SVA is established for an amount equal to the impairment) when the carrying amount of the loan exceeds the present value of the expected future cash flows, discounted at the loan's original effective interest rate, or based upon the fair value of the underlying collateral.
     General valuation allowances are based on an evaluation of the various risk components that are inherent in each of the credit portfolios, including off-balance sheet items. The risk components that are evaluated include the level of nonperforming and classified assets, geographic concentrations of credit, economic conditions, trends in real estate values, the impact of changing interest rates on borrower debt service, as well as historical loss experience, peer group comparisons, and regulatory guidance.
     Additions to general and specific valuation allowances are reflected in current operations. Management may transfer reserves between the general and specific valuation allowances as considered necessary. Charge-offs of general and specific valuation allowances are made when loan principal is considered uncollectible. Recoveries are credited to the accumulated provision for loan losses when realized.
     The adequacy of the allowance for loan losses is approved on a quarterly basis by the Loan Loss Reserve Committee of the Bank's Board of Directors. The allowance for loan losses reflects Management's best estimate of the reserves needed to provide for impairment of income producing real estate loans, as well as other perceived credit risks of the Bank. However, actual results could differ from this estimate and future additions to the allowance may be necessary based on unforeseen changes in economic conditions. In addition, federal regulators periodically review the Bank's allowance for loan losses. Such regulators have the authority to require the Bank to recognize additions to the allowance at the time of their examination.

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

REAL ESTATE OWNED ("REO") AND REO IN-SUBSTANCE FORECLOSURES ("REOISF"): REO and REOISF initially are recorded at the lower of net book value or fair value, less estimated costs to sell. The allowance for loan losses is charged for any excess of net book value over fair value at the foreclosure or in-substance foreclosure date. The Bank had no REOISF at Dec. 31, 1997 or 1996.
     Subsequent to foreclosure, the allowance for foreclosed real estate losses is used to establish loss provisions on individual REO properties as declines in market value occur and to provide a general allowance for losses associated with risks inherent in the REO portfolio. In evaluating the adequacy of the allowance for foreclosed real estate losses, Management considers the market value of specific real estate assets in relationship to their book values, as well as the potential for further market value declines.

LOAN SERVICING FEES AND RELATED RECEIVABLES: The Bank retains and services certain mortgage loans that have been originated and sold to investors. Fees earned for servicing loans owned by investors are reported as income when the related mortgage loan payments are collected. Loan servicing costs are charged to expense as incurred.
     When mortgage loans are sold, the gain or loss on the transaction is adjusted to recognize an interest-only strip receivable. In general, this receivable represents the present value of the servicing fee rate that exceeds the contractually specified servicing fee rate over the estimated life of the underlying mortgage loans. The interest-only strip receivable is amortized as an adjustment to future loan servicing fee income using the interest method over the remaining contractual term, adjusted for estimated mortgage loan prepayments.
     On Jan. 1, 1997, the Bank adopted SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, which, among other items, provides guidance for establish-

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
ing, amortizing and valuing mortgage servicing rights. See Impact of Recently Issued Accounting Standards following for further details. SFAS No. 125 superseded SFAS No. 122, Accounting for Mortgage Servicing Rights, and did not materially alter the accounting for mortgage servicing rights from SFAS No.
122.
     For loans that the Bank originates, and sells or securitizes with servicing retained, and where the resulting MBS are classified by the Bank as available for sale, SFAS No. 125 requires that the carrying amount of the asset be allocated between mortgage servicing rights and the loan receivable asset based upon the relative fair values of those assets at the time of sale or securitization. Mortgage servicing rights are assets or liabilities created from the beneficial interests of servicing mortgage loans that have been sold to investors. Beneficial interests of servicing mortgage loans include contractual servicing fees, late charges and other ancillary income. When these beneficial interests are greater than the adequate compensation needed by the servicer to perform the servicing, the mortgage servicing rights are recorded as assets. If the beneficial interests fall short of adequate compensation, the mortgage servicing rights are recorded as liabilities. The amount recognized as originated or purchased mortgage servicing rights is amortized in proportion to, and over the period of, estimated net servicing income. See Note M-Prepaid Expenses and Other Assets for further details. Mortgage servicing rights must be stratified and evaluated for impairment. Stratums are based on one or more of the predominant risk characteristics of the underlying mortgage loans. Also see Note X-Fair Value of Financial Instruments for further details of the fair value of mortgage servicing rights.

OFFICE PROPERTIES AND EQUIPMENT: Office properties and equipment are carried at cost. Depreciation and amortization are computed principally using the straight-line method over estimated useful lives of the assets.

EMPLOYEE BENEFITS: Net pension costs are based on the provisions of SFAS No. 87, Employers' Accounting for Pensions. The actuarially determined pension benefits are based on the projected unit credit method. The projected future costs of providing post-retirement benefits, such as health care and life insurance, and post-employment benefits (other than retirement) are also recognized as an expense as employees render service.
     The Company has established an Employee Stock Ownership Plan ("ESOP") for its employees. The Company applies the provisions of the American Institute of Certified Public Accountants ("AICPA") Statement of Position ("SOP") 93-6, Employers' Accounting for Employee Stock Ownership Plans. SOP 93-6 requires that the recognition of compensation expense for ESOP shares acquired after 1992 and not committed to be released before the beginning of 1994 be measured based on the fair value of those shares when committed to be released to employees, rather than based on their original cost.
     As of Dec. 31, 1997, the ESOP had 364,963 shares acquired after Dec. 31, 1992 that have not been allocated to ESOP participants. In 1997, 3,194 shares acquired after Dec. 31, 1992 were released, and approximately 34,758 shares are scheduled to be released in 1998. The release of these shares in 1997 at the fair market value increased compensation expense by $84,000. The impact on net income in 1998 and in future periods of the release of these shares will depend on future prices of St. Paul Bancorp stock. In addition, under SOP 93-6, these unallocated shares are not considered outstanding and were excluded from the earnings per share ("EPS") calculation beginning in 1994. Also, under SOP 93-6, dividends on the unearned ESOP shares were reported as a reduction of accrued interest on the ESOP borrowing rather than as a reduction of retained earnings. The ESOP borrowing is reported as a liability on the Company's Statement of Financial Condition; this liability will be reduced as the ESOP repays the borrowing. The unearned ESOP shares are reported as a reduction of stockholders' equity; this contra-equity account will be reduced as the unearned shares are released to the participants.
     Shares acquired by the ESOP prior to 1994 are accounted for in accordance with the AICPA SOP 76-3, Accounting Practices for Certain Employee Stock Ownership Plans. Compensation expense was charged for the contributions made by the Bank to service the ESOP borrowing and other contributions approved by the Company. The ESOP borrowing is reported as a liability and a reduction in stockholders' equity on the Company's Statement of Financial Condition. Both the liability and contra-equity accounts are reduced as the borrowing is repaid. In 1997, the remaining shares accounted for under SOP 76-3 were released to participants, and beginning in 1998, all shares will be accounted for under SOP 93-6.
     The Company maintains stock option plans for the benefit of directors, officers and employees of the Company and its subsidiaries. The Company accounts for stock options in accordance with Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees. Under APB No. 25, compensation expense is recorded for the difference, if any, between the exercise price of the stock-based award and the market price of the underlying stock at the date of grant. Because the Company grants stock options at an exercise price that equals the market value of the Company stock on the date of grant, no compensation expense is recorded.
     The Company continues to use APB No. 25 for stock options and provides the required pro forma disclosures of SFAS No. 123, Accounting for Stock-Based Compensation. See Note R-Stock Option Plans for further details.

INCOME TAXES: The Company files a consolidated tax return with its wholly-owned subsidiaries. The intercompany settlement of taxes is based on a tax sharing agreement that generally allocates taxes to each entity based upon a separate return basis. The Company provides for income taxes based upon the provisions of SFAS No. 109, Accounting for Income Taxes. The provision for income tax expense is determined using the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred taxes arise because certain transactions affect the determination of taxable income for financial reporting purposes in periods different from the period in which the transactions affect taxable income for tax return purposes. Current tax expense is provided based upon the actual tax liability incurred for tax return purposes.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
DERIVATIVE FINANCIAL INSTRUMENTS: The Company uses certain derivative financial instruments in its operations. These financial instruments include interest rate exchange agreements and forward loan sales commitments and are used as risk management tools to hedge certain assets and liabilities. Interest rate exchange agreements involve the receipt of floating rate amounts in exchange for fixed rate payments over the life of the agreements, without exchange of the underlying notional amount. These agreements are accounted for on an accrual basis. The differential to be paid or received is accrued as interest rates change and recognized as an adjustment to interest income or interest expense related to the hedged asset or liability. The related amount payable to or receivable from counterparties is included in other liabilities or assets. The recognition of any gain or loss on termination of these agreements will be dependent on the disposition of the related hedged asset or liability. The fair values of these agreements are not recognized in the primary financial statements. See Note T-Financial Instruments with Off-Balance Sheet Credit Risk for further details of the interest rate exchange agreements. Market losses of forward loan sale commitments are included in the Statements of Income. The fair value of all derivative financial instruments are disclosed in Note X-Fair Value of Financial Instruments in accordance with SFAS No. 119, Disclosures About Derivative Financial Instruments and Fair Value of Financial Instruments.

EARNINGS PER SHARE: On Dec. 31, 1997, the Company adopted SFAS No. 128, Earnings per Share. Under SFAS No. 128, the Company changed the method used to compute earnings per share and restated all prior periods. The Company now reports basic and diluted earnings per share in the place of the previously reported primary and fully diluted earnings per share. The computation of basic earnings per share excludes the dilutive effect of common stock equivalents. Stock options issued to employees and directors represent the only common stock equivalent of the Company. Diluted earnings per share reflect the potential dilutive effect of stock options, computed using the treasury stock method and the average market price of the Company's common stock over the period. Diluted earnings per share approximates the previously reported primary earnings per share.
     In accordance with SOP 93-6 and beginning in 1994, unallocated ESOP shares were not considered outstanding for the calculation of earnings per share.

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

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS: In 1997, the Company adopted SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This Statement provides accounting and reporting standards for the sale, securitization, and servicing of receivables and other financial assets and the extinguishment of liabilities. The adoption of this Statement did not affect operations in a material way. The implementation of some of the provisions of this Statement have been delayed until 1998 as required by SFAS No. 127, Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125.
     In February 1997, the FASB issued SFAS No. 129, Disclosure of Information about Capital Structure. This Statement consolidates existing guidance on disclosures about the Company's capital structure into one Statement. Because the Company already makes the disclosures required by this Statement, the adoption of this Statement had no impact on the financial statements.
     Also in 1997, the Company adopted SFAS No. 130, Reporting Comprehensive Income. The provisions of this Statement become effective in 1998; however, earlier adoption was allowed. This Statement establishes standards for the reporting and display of comprehensive income and its components in the full set of financial statements. This Statement affects the display of comprehensive income in the financial statements and does not address recognition or measurement of comprehensive income and its components. The adoption of this Statement required the reclassification of prior comparable periods.
     In June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for the reporting of financial information from operating segments in annual and interim financial statements. This Statement requires that financial information be reported on the basis that it is reported internally for evaluating segment performance and deciding how to allocate resources to segments. Because this Statement addresses how supplemental financial information is disclosed in annual and interim reports, the adoption will have no material impact on the financial statements. The Company will adopt SFAS No. 131 when the Statement becomes effective in 1998.

RECLASSIFICATIONS: Certain prior year amounts have been reclassified to conform to the 1997 presentation. All share and per share amounts have been restated for a three-for-two stock split distributed to shareholders on July 14, 1997 and a five-for-four stock split distributed to shareholders on Jan. 14, 1997.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

NOTE B
--------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS
The following tables present the amortized cost and fair values of cash and cash equivalents as of Dec. 31, 1997 and 1996.


Dollars in thousands                           Dec. 31, 1997
--------------------------------------------------------------------------------
                                                   Gross         Gross
                                Amortized     Unrealized    Unrealized     Fair
                                     Cost          Gains        Losses    Value
--------------------------------------------------------------------------------
BY TYPE:
Cash and amounts due from
  depository institutions          89,429        $     -       $   -    $ 89,429
Fed funds sold and interest-
  bearing bank balances            59,094              -           -      59,094
Short-term cash
  equivalent securities:
U.S. Treasury securities           51,948             24           -      51,972
  Commercial paper                  4,188              -           -       4,188
--------------------------------------------------------------------------------
Total cash and cash
  equivalents                    $204,659            $24       $   -    $204,683
================================================================================

Dollars in thousands                       Dec. 31, 1996
--------------------------------------------------------------------------------
                                                   Gross         Gross
                                Amortized     Unrealized    Unrealized     Fair
                                     Cost          Gains        Losses    Value
--------------------------------------------------------------------------------
BY TYPE:
Cash and amounts due from
  depository institutions        $ 98,137        $     -       $   -    $ 98,137
Fed funds sold and interest-
  bearing bank balances            75,572              -           -      75,572
Short-term cash
  equivalent securities:
U.S. Treasury securities           14,455              -           4      14,451
  Commercial paper                  2,048              -           -       2,048
--------------------------------------------------------------------------------
Total cash and cash
  equivalents                    $190,212        $     -       $   4    $190,208
================================================================================

     Included in "cash and amounts due from depository institutions" at Dec. 31, 1997 was a $34.6 million reserve requirement maintained with the Federal Reserve Bank of Chicago.

NOTE C
--------------------------------------------------------------------------------
INVESTMENT SECURITIES
The following tables present the amortized cost and fair values of marketable debt and equity investment securities at Dec. 31, 1997 and 1996. All these securities are classified as available for sale.


Dollars in thousands                        Dec. 31, 1997
-----------------------------------------------------------------------------
                                                 Gross       Gross
                             Amortized      Unrealized  Unrealized       Fair
                                  Cost           Gains      Losses      Value
-----------------------------------------------------------------------------
U.S. Treasury securities       $30,146            $ 40        $ 12    $30,174
U.S. agency securities           1,000               -           -      1,000
Equity securities               10,000             400           -     10,400
-----------------------------------------------------------------------------
Total investment securities    $41,146            $440        $ 12    $41,574
=============================================================================

Dollars in thousands                        Dec. 31, 1996
-----------------------------------------------------------------------------
                                                 Gross       Gross
                             Amortized      Unrealized  Unrealized       Fair
                                  Cost           Gains      Losses      Value
-----------------------------------------------------------------------------
U.S. Treasury securities       $39,230            $  -        $150    $39,080
U.S. agency securities          10,010              13           -     10,023
-----------------------------------------------------------------------------
Total investment securities    $49,240            $ 13        $150    $49,103
=============================================================================

     The following table summarizes, by amortized cost and fair value, the maturity distribution of investment securities as of Dec. 31, 1997 based upon contractual maturities. This table does not include marketable-equity securities, with an amortized cost and fair value of $10.0 million and $10.4 million, respectively, which have no stated maturity date.


Dollars in thousands                    MATURITY SCHEDULE AS OF DEC. 31, 1997
-----------------------------------------------------------------------------
                                        1 Year         1 Year to
                                        or Less          5 Years        Total
-----------------------------------------------------------------------------
Amortized cost                          $20,160          $10,986      $31,146
Fair value                              $20,149          $11,025      $31,174
Weighted average yield                     5.17%            5.98%        5.45%
=============================================================================

     No sales of investment securities occurred in 1997 or 1995. During 1996, $10.0 million of investment securities were sold, resulting in a gross gain of $63,000 and a tax liability of $21,000.
     U.S. Treasury securities are used as collateral for tax deposits and ESOP borrowings. The amortized cost of U.S. Treasury securities used as collateral at Dec. 31, 1997 and 1996 was $1.2 million and $10.2 million, respectively.

NOTE D
--------------------------------------------------------------------------------
MORTGAGE-BACKED SECURITIES
The following tables present the amortized cost and fair values of MBS at Dec. 31, 1997 and 1996, including securities issued by Federal National Mortgage Association ("FNMA"), and Federal Home Loan Mortgage Corporation ("FHLMC"), as well as Collateralized Mortgage Obligations ("CMOs"). The amortized costs at December 31, 1997 and 1996 included $2.1 million and $3.6 million, respectively, of net purchase premiums.


Dollars in thousands                        Dec. 31, 1997
-----------------------------------------------------------------------------
                                                 Gross       Gross
                             Amortized      Unrealized  Unrealized       Fair
                                  Cost           Gains      Losses      Value
-----------------------------------------------------------------------------
AVAILABLE FOR SALE:
FNMA                         $ 385,201        $ 5,906    $    977   $ 390,130
FHLMC                           81,275              -       1,391      79,884
Privately issued                15,108             40         991      14,157
CMOs                             7,237             15          18       7,234
-----------------------------------------------------------------------------
                               488,821          5,961       3,377     491,405

HELD TO MATURITY:
Privately issued               318,503          4,700       2,157     321,046
CMOs                            78,618            785           -      79,403
FNMA                            29,337             93           7      29,423
-----------------------------------------------------------------------------
                               426,458          5,578       2,164     429,872
-----------------------------------------------------------------------------
Total MBS                    $ 915,279        $11,539     $ 5,541   $ 921,277
=============================================================================

Dollars in thousands                        Dec. 31, 1997
-----------------------------------------------------------------------------
                                                 Gross       Gross
                             Amortized      Unrealized  Unrealized       Fair
                                  Cost           Gains      Losses      Value
-----------------------------------------------------------------------------
Available for sale:
FNMA                         $ 484,728        $ 9,166     $ 2,276  $  491,618
FHLMC                          106,038              -       2,040     103,998
Privately issued                23,331            182       1,233      22,280
CMOs                             2,766             19          12       2,773
-----------------------------------------------------------------------------
                               616,863          9,367       5,561     620,669

HELD TO MATURITY:
Privately issued               410,828            341       3,100     408,069
CMOs                            92,058              -       1,947      90,111
FNMA                            39,427             30         135      39,322
-----------------------------------------------------------------------------
                                542,313           371       5,182     537,502
-----------------------------------------------------------------------------
Total MBS                    $1,159,176       $ 9,738     $10,743  $1,158,171
=============================================================================

--------------------------------------------------------------------------------
48

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
   The following table summarizes, by amortized cost and fair value, the contractual maturities of MBS held as of Dec. 31, 1997:

Dollars in thousands
--------------------------------------------------------------------------------------------
                                    MATURITY SCHEDULE AS OF DEC. 31, 1997
--------------------------------------------------------------------------------------------
                             1 Year      1 Year to     5 Years to      More Than
                            or Less        5 Years       10 Years       10 Years      Total
--------------------------------------------------------------------------------------------
AMORTIZED COST:
Available for sale          $ 7,753        $37,172       $ 64,149       $379,747    $488,821
Held to maturity              8,322         39,782         68,283        310,071     426,458
--------------------------------------------------------------------------------------------
                            $16,075        $76,954       $132,432       $689,818    $915,279
============================================================================================
FAIR VALUE:
Available for sale          $ 7,775        $37,283       $ 64,344       $382,003    $491,405
Held to maturity              8,443         40,354         69,253        311,822     429,872
--------------------------------------------------------------------------------------------
                            $16,218        $77,637       $133,597       $693,825    $921,277
============================================================================================
Weighted
   average yield               6.88%          6.88%          6.88%          6.87%       6.87%
============================================================================================


     The amortized cost of MBS used to collateralize certain deposits, securities sold under agreements to repurchase, recourse arrangements and various other borrowings was $398.2 million at Dec. 31, 1997 and $95.4 million at Dec. 31, 1996.
     MBS totalling $292.2 million and $391.9 million at Dec. 31, 1997 and 1996, respectively, represented loans originated, securitized and serviced by the Bank.
     During 1997, no available for sale MBS were sold. During 1996, $27.5 million of available for sale MBS were sold, resulting in a gross gain of $855,000 and a tax liability of $289,000. During 1995, $56.9 million of available for sale MBS were sold, resulting in a gross gain of $907,000, a gross loss of $70,000 and a tax liability of $304,000. No held to maturity MBS were sold during 1997, 1996 or 1995.


NOTE E
--------------------------------------------------------------------------
LOANS RECEIVABLE
Loans receivable as of Dec. 31, 1997 and 1996 are summarized as follows:

Dollars in thousands                            1997                 1996
--------------------------------------------------------------------------
REAL ESTATE LOANS:
1-4 family units                          $2,243,746           $1,751,545
Multifamily units                            914,357              991,278
Commercial                                    64,071               54,985
Land and land development                          -                1,633
--------------------------------------------------------------------------
                                           3,222,174            2,799,441
--------------------------------------------------------------------------
CONSUMER LOANS:
Automobile                                    10,716               16,017
Personal                                       1,180                1,193
Secured by deposits                            1,015                1,169
Home improvement                                 136                  282
Education                                         44                  210
--------------------------------------------------------------------------
                                              13,091               18,871
--------------------------------------------------------------------------
Contract amount of loans receivable        3,235,265            2,818,312
ADD (DEDUCT):
Net unearned premiums (discounts)              5,196                  (79)
Net deferred loan fees                          (623)                (152)
--------------------------------------------------------------------------
Loans receivable                           3,239,838            2,818,081
--------------------------------------------------------------------------
Less: accumulated provision for
  loan losses-Note F                         (34,395)             (35,965)
--------------------------------------------------------------------------
Net loans receivable                      $3,205,443           $2,782,116
==========================================================================
Combined weighted average
  yield of loans receivable                     7.49%                7.66%
==========================================================================


     The Company classifies loans in its portfolio as impaired in accordance with SFAS No. 114, as amended by SFAS No. 118. The following schedules provide a rollforward of the total recorded investment in impaired loans, the recorded investment in impaired loans for which there is no specific allowance for credit losses and the recorded investment in impaired loans for which there is a related specific allowance during 1997 and 1996. Most of the Company's impaired loans are income producing property loans.


                                                      The Amount of the Recorded Investment   The Amount of the Recorded Investment
                 The Total Recorded Investment in        for Which There is No Related            for Which There is a Related
                           Impaired Loans             "Specific" Allowance for Credit Loss     "Specific" Allowance for Credit Loss
--------------------------------------------- ---------------------------------------------- --------------------------------------
                                                      Total                                 Total                             Total
                         Performing  Nonperforming  Impaired   Performing  Nonperforming  Impaired Performing Nonperforming Impaired
Dollars in thousands        Loans       Loans         Loans       Loans       Loans         Loans      Loans      Loans       Loans
-------------------------------------------------------------  ----------------------------------- --------------------------------
Balance at Dec. 31, 1995   $ 31,065     $ 4,176     $ 35,241     $ 28,073     $ 4,010     $ 32,083    $ 2,992    $ 166     $ 3,158
New Impairments              48,093      17,415       65,508       43,022      15,448       58,470      5,071    1,967       7,038
Transfers to REO                  -     (19,458)     (19,458)           -     (19,458)     (19,458)         -        -           -
Charge-offs                  (2,070)     (2,133)      (4,203)           -           -            -     (2,070)  (2,133)     (4,203)
Improvement in Valuation    (10,661)          -      (10,661)     (10,494)          -      (10,494)      (167)       -        (167)
Repayments                   (5,007)          -       (5,007)      (4,440)          -       (4,440)      (567)       -        (567)
-------------------------------------------------------------  ----------------------------------- --------------------------------
Balance at Dec. 31, 1996     61,420           -       61,420       56,161           -       56,161      5,259        -       5,259
New Impairments               1,069           -        1,069          718           -          718        351        -         351
Transfers to REO                  -      (1,920)      (1,920)           -      (1,920)      (1,920)         -        -           -
Transfers to nonperforming  (10,579)     10,579            -       (9,803)      9,803            -       (776)     776           -
Charge-offs                  (1,568)          -       (1,568)          57           -           57     (1,625)       -      (1,625)
Improvement in Valuation    (18,981)     (7,710)     (26,691)     (18,060)     (7,710)     (25,770)      (921)       -        (921)
Repayments                  (10,392)       (949)     (11,341)      (9,583)       (173)      (9,756)      (809)    (776)     (1,585)
-------------------------------------------------------------  ----------------------------------- --------------------------------
BALANCE AT DEC. 31, 1997    $20,969     $     -      $20,969      $19,490     $     -      $19,490     $1,479    $   -      $1,479
=============================================================  =================================== ================================




--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS               St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------

     The following table presents the average recorded investment in impaired loans during the years ending Dec. 31, 1997, 1996 and 1995 and the amount of interest income recorded on a cash basis during that same period. All interest income recorded on impaired loans was from cash received.

Dollars in thousands             1997                    1996                    1995
--------------------------------------------------------------------------------------------
                                    Interest                Interest                Interest
                                      Income                  Income                  Income
                         Average    Recorded     Average    Recorded     Average    Recorded
                        Recorded        on a    Recorded        on a    Recorded        on a
                      Investment  Cash Basis  Investment  Cash Basis  Investment  Cash Basis
--------------------------------------------------------------------------------------------
Performing
   loans                 $34,538      $2,525     $48,204      $3,535     $35,817      $3,013
Nonperforming
   loans                   2,643           -       1,330           -       1,518          22
--------------------------------------------------------------------------------------------
Total                    $37,181      $2,525     $49,534      $3,535     $37,335      $3,035
============================================================================================


     At Dec. 31, 1997, the Bank had $8.8 million of nonperforming loans that were not subject to the provisions of SFAS No. 114 because they were considered part of large, homogeneous loan portfolios.
     As of Dec. 31, 1997, the Bank had $857,000 of trouble debt restructured loans ("TDRs"). All loans reported as TDRs at Dec. 31, 1997 were performing in accordance with the terms of the debt restructurings. Interest income of $25,000 was recorded on TDRs during 1997 that equaled the amount of cash payments received. At Dec. 31, 1996, the Bank reported no troubled debt restructured loans.

NOTE F
-------------------------------------------------------------------
ALLOWANCE FOR LOAN LOSSES
Activity in the allowance for loan losses is summarized as follows:

Dollars in thousands
----------------------------------------------------------------------------------
                                 Real Estate           Consumer              Total
                                       Loans              Loans              Loans
----------------------------------------------------------------------------------
Balance at Dec. 31, 1994            $ 41,484              $ 712           $ 42,196
Provision for losses                   1,900                  -              1,900
Charge-offs                           (7,754)              (125)            (7,879)
Recoveries                             2,346                 56              2,402
Transfers                                 48                (48)                 -
----------------------------------------------------------------------------------
Balance at Dec. 31, 1995              38,024                595             38,619
Provision for losses                   1,750                  -              1,750
Charge-offs                           (5,044)               (69)            (5,113)
Recoveries                               650                 59                709
Transfers                                116               (116)                 -
----------------------------------------------------------------------------------
Balance at Dec. 31, 1996              35,496                469             35,965
Provision for losses                       -                  -                  -
Charge-offs                           (2,661)              (120)            (2,781)
Recoveries                             1,197                 14              1,211
Transfers                                 (6)                 6                  -
----------------------------------------------------------------------------------
BALANCE AT DEC. 31, 1997             $34,026              $ 369            $34,395
==================================================================================


     See Note A-Summary of Significant Accounting Policies for a description of the Company's accounting policy for the allowance for loan losses.


NOTE G
---------------------------------------------------------------
LOANS HELD FOR SALE AND LOANS SERVICED FOR OTHERS
Loans held for sale as of Dec. 31, 1997 and 1996 are as follows:

Dollars in thousands                         1997                          1996
-----------------------------------------------------------------------------------------
                                       Cost     Fair Value           Cost     Fair Value
-----------------------------------------------------------------------------------------
1-4 family real estate loans        $ 9,266        $ 9,329        $ 2,836        $ 2,865
Education loans                       7,762          7,762          9,156          9,156
----------------------------------------------------------------------------------------
Loans held for sale                 $17,028        $17,091        $11,992        $12,021
========================================================================================

     The following are related mortgage servicing portfolio statistics at Dec. 31, 1997, 1996 and 1995:

Dollars in thousands                                 1997                   1996                   1995
-------------------------------------------------------------------------------------------------------
Total mortgage servicing portfolio             $2,679,505             $2,893,201             $2,960,382
Loans serviced for others                         715,962                862,422                528,488
Loans serviced and held in MBS portfolio          292,228                391,919                 31,635
--------------------------------------------------------------------------------------------------------

NOTE H
--------------------------------------------------------------------
ACCRUED INTEREST RECEIVABLE

Accrued interest receivable as of Dec. 31, 1997 and 1996 consisted of the following:

Dollars in thousands                                                        1997                   1996
-------------------------------------------------------------------------------------------------------
Accrued interest receivable:
Investments                                                              $ 1,157                $ 1,501
MBS                                                                        5,817                  7,341
Loans receivable                                                          19,339                 16,903
-------------------------------------------------------------------------------------------------------
Total accrued interest receivable                                        $26,313                $25,745
=======================================================================================================

NOTE I
----------------------------------------------------------------------
FORECLOSED REAL ESTATE
The components of foreclosed real estate at Dec. 31, 1997 and 1996 are as follows:

Dollars in thousands                                                        1997                   1996
-------------------------------------------------------------------------------------------------------
REO                                                                       $1,515                 $2,918
Less allowance for REO losses                                               (157)                  (284)
-------------------------------------------------------------------------------------------------------
Total foreclosed real estate                                              $1,358                 $2,634
=======================================================================================================

     The following schedule provides a rollforward of the allowance for REO losses:

Dollars in thousands                                 1997                   1996                   1995
-------------------------------------------------------------------------------------------------------
Balance at Jan. 1                                   $ 284                $ 1,974                $ 2,019
Provision for losses                                 (100)                   868                    821
Charge-offs                                          (130)                (2,662)                (1,143)
Recoveries                                            103                    104                    277
-------------------------------------------------------------------------------------------------------
Balance at Dec. 31                                  $ 157                $   284                $ 1,974
=======================================================================================================


     The following schedule provides details of the results of operations on foreclosed real estate for the years ended Dec. 31, 1997, 1996 and 1995:

Dollars in thousands                                          1997             1996                1995
--------------------------------------------------------------------------------------------------------
Operating income on foreclosed real estate                   $ 133            $ 1,079            $ 1,491
Operating expense on foreclosed real estate                    335              1,472              2,022
--------------------------------------------------------------------------------------------------------
Net operating loss on foreclosed real estate                  (202)              (393)              (531)
Gain on sales of foreclosed real estate                        403                 46                193
Provision for losses on REO                                    100               (868)              (821)
--------------------------------------------------------------------------------------------------------
Gain (loss) on foreclosed real estate                        $ 301            $(1,215)           $(1,159)
========================================================================================================

------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS            St. Paul Bancorp, Inc.
------------------------------------------------------------------------------




NOTE J
---------------------------------------------------------------
REAL ESTATE HELD FOR DEVELOPMENT OR INVESTMENT
Income from real estate development or investment operations is summarized as follows:


Dollars in thousands                                    1997                1996                1995
----------------------------------------------------------------------------------------------------
Sales of real estate                                 $14,164             $12,956             $15,539
Cost of sales                                         10,025              10,439              12,732
----------------------------------------------------------------------------------------------------
Income from real estate development                    4,139               2,517               2,807
Other income                                              94                  42                 119
General and administrative expense                     1,310               1,502               1,396
Interest income, net of interest expense                 916                 123                 956
----------------------------------------------------------------------------------------------------
Income before income taxes                           $ 3,839             $ 1,180             $ 2,486
====================================================================================================


     Interest capitalized to the balance of real estate held for development or investment amounted to $1.0 million, $567,000 and $720,000 during 1997, 1996 and 1995, respectively.

NOTE K
-------------------------------------------------------------------------------
FEDERAL HOME LOAN BANK STOCK
As a member of the Federal Home Loan Bank ("FHLB") system, the Bank is required to maintain a specified level of investment in FHLB stock. The capital stock is issued at $100 par, and the required amount of ownership is generally calculated as a percentage of aggregate outstanding mortgages or borrowings. The investment in FHLB stock is carried on the Consolidated Statements of Financial Condition at cost.
     Dividends earned on FHLB stock were $2.5 million, $2.4 million and $2.3 million in 1997, 1996 and 1995, respectively. Dividend income is included with other investment income on the Consolidated Statements of Income.
     FHLB stock is used as collateral for FHLB advances.

NOTE L
------------------------------------------------------------------------------
OFFICE PROPERTIES AND EQUIPMENT
Office properties and equipment at December 31, 1997 and 1996 are summarized as follows:


Dollars in thousands                                        1997     1996
--------------------------------------------------------------------------
COST:
Land                                                    $ 11,127  $ 8,435
Buildings and improvements                                44,008   38,536
Furniture, fixtures and equipment                         42,621   39,786
Leasehold improvements                                     3,524    3,207
-------------------------------------------------------------------------
                                                         101,280   89,964
Less allowances for depreciation and amortization         49,145   42,678
-------------------------------------------------------------------------
Total office properties and equipment                   $ 52,135  $47,286
=========================================================================


     The Bank has operating leases on certain office properties. Rent expense incurred in connection with these leases was $2.6 million, $2.7 million and $2.3 million in 1997, 1996 and 1995, respectively.

Minimum future operating lease commitments are summarized as follows:


Dollars in thousands                       Year ending Dec. 31
--------------------------------------------------------------
1998                                            $ 1,619
1999                                                931
2000                                                786
2001                                                672
2002                                                489
Later years                                       5,955
-------------------------------------------------------
Total                                           $10,452
=======================================================

NOTE M
---------------------------------------------------------------
PREPAID EXPENSES AND OTHER ASSETS
Prepaid expenses and other assets at Dec. 31, 1997 and 1996 are summarized as follows:


Dollars in thousands                                                1997                           1996
-------------------------------------------------------------------------------------------------------
Deferred tax asset (net)-Note P                                  $11,763                         $8,777
Mortgage servicing rights                                          3,045                          3,547
Excess of purchase price over fair value
  of assets acquired                                               1,127                          1,248
Prepaid FDIC insurance premiums                                      511                            530
Excess servicing fee receivable                                      286                            376
Other prepaid assets and deferred charges                         20,732                         19,632
-------------------------------------------------------------------------------------------------------
Total prepaid expenses and other assets                          $37,464                        $34,110
=======================================================================================================


     The amortization of the excess of purchase price over fair value of assets acquired (i.e., goodwill) amounted to $121,000 in 1997 and 1996 and $203,000 in 1995.
     During 1997, the Company adopted SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. See Note A-Summary of Significant Accounting Policies for further details. The following table provides a rollforward of mortgage servicing rights for the years ended Dec. 31, 1997 and 1996:


Dollars in thousands                          1997                1996
------------------------------------------------------------------------
Balance at Jan. 1                           $3,547                $   94
Additions                                      326                 3,528
Amortization                                  (735)                  (75)
Valuation Allowance                            (93)                    -
------------------------------------------------------------------------
Balance at Dec. 31                          $3,045                $3,547
========================================================================


     For the purpose of evaluating and measuring impairment of capitalized mortgage servicing rights, the Bank stratifies these rights based on two predominant risk characteristics-property type (i.e., 1-4 family vs. income producing property) and interest rate type (i.e., fixed vs. adjustable). Impairment is recognized through a valuation allowance related to each individual stratum. During 1997, valuation allowance activity included $146,000 of additions charged to operations due to impairment and $53,000 of reductions of impairment credited to operations. This activity related entirely to the 1-4 family adjustable rate stratum and was caused by higher than anticipated loan prepayments. There was no valuation allowance activity during 1996. The fair value of mortgage servicing rights was $3.2 million and $3.7 million at Dec. 31, 1997 and 1996, respectively. See Note X-Fair Value of Financial Instruments.


--------------------------------------------------------------------------------

------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS              St. Paul Bancorp, Inc.
------------------------------------------------------------------------------
NOTE N
---------------------------------------------------------------------
DEPOSITS
Deposit balances at Dec. 31, 1997 and 1996 are summarized as follows:

Dollars in thousands                               1997       1996                       1997                 1996
------------------------------------------------------------------------------------------------------------------------------
                                                Weighted Average Interest Rate
                                                        as of Dec. 31               Amount     Percent   Amount     Percent
------------------------------------------------------------------------------------------------------------------------------
CHECKING, SAVINGS AND MONEY MARKET ACCOUNTS:
Interest-bearing checking                           1.40%       1.74%              $ 227,879      6.9% $  236,003      7.1%
Noninterest-bearing checking                           -           -                 154,747      4.7     134,858      4.1
Other noninterest-bearing accounts                     -           -                  39,275      1.2      37,573      1.1
Savings accounts                                    2.31        2.43                 674,058     20.5     680,633     20.4
Money market accounts                               3.77        3.60                 219,336      6.7     217,999      6.5
------------------------------------------------------------------------------------------------------------------------------
Checking, Savings and Money Market Accounts         2.06        2.18               1,315,295     40.0   1,307,066     39.2
CERTIFICATES OF DEPOSIT: (a)
3 months and under                                  4.28        4.00                  24,040      0.7      25,146      0.8
4 months                                            4.00        4.00                   2,912      0.1       4,811      0.1
5 months                                            5.27        5.10                  11,456      0.3      22,152      0.7
6 months                                            5.25        5.13                 214,474      6.6     242,860      7.3
7 months                                            5.78        5.50                 145,691      4.4     127,106      3.8
9 months                                            5.36        5.24                  14,145      0.4      22,587      0.7
11 months                                           5.69        5.95                     250        *     749,311     22.5
12 months                                           5.31        5.19                 200,199      6.1     193,892      5.8
13 months                                           5.88        5.87                 725,065     22.2      21,128      0.6
15 months                                           5.83        5.27                  79,227      2.4       5,143      0.1
18 months                                           5.66        5.61                  72,935      2.2      80,133      2.4
24 months                                           5.77        5.73                  65,407      2.0      55,358      1.7
30 months                                           5.21        5.31                  53,737      1.6      84,875      2.5
36 months                                           5.77        5.23                  54,053      1.6      61,059      1.8
42 months                                           5.60        5.49                   2,587      0.1       3,030      0.1
48 months                                           5.81        5.62                  10,905      0.3      10,133      0.3
60 months                                           5.57        5.55                 205,336      6.4     228,970      6.9
84-120 months                                       6.09        6.08                  59,934      1.8      61,316      1.8
Jumbo accounts                                      3.01        4.74                     478        *       3,339      0.1
Other                                               9.47        9.21                  26,302      0.8      27,640      0.8
------------------------------------------------------------------------------------------------------------------------------
Certificates of deposit                             5.74        5.68               1,969,133     60.0   2,029,989     60.8
------------------------------------------------------------------------------------------------------------------------------
Total deposits (b)                                  4.26%       4.31%             $3,284,428    100.0% $3,337,055    100.0%
------------------------------------------------------------------------------------------------------------------------------
Accrued interest                                                                  $    4,793           $   20,720
------------------------------------------------------------------------------------------------------------------------------
Total deposit-related liabilities                                                 $3,289,221           $3,357,775
==============================================================================================================================

* Less than 0.1%.
(a) Based upon original maturities.
(b) Includes $326.1 million and $299.4 million of deposits in denominations of $100,000 or more at Dec. 31, 1997 and 1996, respectively.

--------------------------------------------------------------------------------
Interest expense by category of deposit is summarized as follows:

Dollars in thousands                                               1997                   1996                   1995
----------------------------------------------------------------------------------------------------------------------
Checking accounts                                              $  3,781               $  4,098               $  4,218
Savings accounts                                                 16,570                 16,750                 17,502
Money market accounts                                             8,031                  6,938                  6,703
Certificates of deposit                                         113,831                111,647                104,318
---------------------------------------------------------------------------------------------------------------------
                                                               $142,213               $139,433               $132,741
=====================================================================================================================

        The following table presents the scheduled maturity of certificates of deposit in each of the next five years and thereafter:

Dollars in thousands
----------------------------------------------------------------------------
                                    Scheduled               Weighted
                                     Maturity              Average Rate
----------------------------------------------------------------------------
YEAR ENDING DEC. 31,
1998                              $1,573,686                   5.63%
1999                                 208,066                   5.76
2000                                  64,181                   6.36
2001                                  38,722                   6.27
2002                                  38,027                   6.69
2003 and thereafter                   46,451                   7.62
----------------------------------------------------------------------------
                                  $1,969,133                   5.74%
============================================================================


NOTE O
----------------------------------------------------------------
BORROWINGS
Borrowings consisted of the following at Dec. 31, 1997 and 1996:


Dollars in thousands                               1997                                          1996
---------------------------------------------------------------------------------------------------------------------
                                                               Weighted                                      Weighted
                                          Amount                Average                 Amount                Average
                                        Borrowed          Interest Rate               Borrowed          Interest Rate
---------------------------------------------------------------------------------------------------------------------
SHORT-TERM:
FHLB advances                           $ 40,000                   5.92%              $315,314                   5.76%
Securities sold under
 agreements to repurchase                330,000                   5.81                 50,000                   5.49
Capital lease obligations                      -                      -                  1,353                  34.95
ESOP borrowings                              203                   8.50                    187                   8.25
---------------------------------------------------------------------------------------------------------------------
                                         370,203                   5.82                366,854                   5.82
LONG-TERM:
FHLB advances                            301,085                   5.82                141,085                   6.32
Senior notes (net of unamortized
  discount in 1997-$1,531)                98,469                   7.43                      -                      -
Subordinated notes (net of
  unamortized discount in
  1996-$687)                                   -                      -                 33,813                   8.79
Mortgage-backed notes                     16,400                   8.54                 16,400                   8.54
ESOP borrowings                            2,901                   8.50                  3,092                   8.25
---------------------------------------------------------------------------------------------------------------------
                                         418,855                   6.33                194,390                   6.96
---------------------------------------------------------------------------------------------------------------------
Total borrowings                        $789,058                   6.09%              $561,244                   6.22%
=====================================================================================================================

-------------------------------------------------------------------------------
52

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     The following table presents the maturity distribution of borrowings at Dec. 31, 1997:


Dollars in thousands                                           YEAR-END 1997 BORROWINGS BY MATURITY
----------------------------------------------------------------------------------------------------------------
                                                                                                 After
                                                    1998      1999     2000   2001      2002      2002     Total
----------------------------------------------------------------------------------------------------------------
SHORT-TERM:
FHLB advances                                   $ 40,000  $      -  $     -   $  -  $      -  $      -  $ 40,000
Securities sold under agreements to repurchase   330,000         -        -      -         -         -   330,000
ESOP borrowings                                      203         -        -      -         -         -       203
----------------------------------------------------------------------------------------------------------------
                                                 370,203         -        -      -         -         -   370,203
LONG-TERM:
FHLB advances                                          -   150,000   50,000    248   100,000       837   301,085
Senior notes                                           -         -        -      -         -    98,469    98,469
Mortgage-backed notes                                  -    16,400        -      -         -         -    16,400
ESOP borrowings                                        -       218      205    253       273     1,952     2,901
----------------------------------------------------------------------------------------------------------------
                                                       -   166,618   50,205    501   100,273   101,258   418,855
----------------------------------------------------------------------------------------------------------------
Total borrowings                                $370,203  $166,618  $50,205   $501  $100,273  $101,258  $789,058
================================================================================================================
Weighted average rate                               5.82%     6.16%    6.51%  7.84%     5.37%     7.41%     6.09%
================================================================================================================

FHLB ADVANCES: As a member of the FHLB System, the FHLB of Chicago is allowed to extend credit to the Bank through advances and letters of credit of up to 20% of the Bank's total assets. The Bank maintains qualifying loans in its portfolio of at least 170% of outstanding advances as collateral for notes payable to the FHLB of Chicago. The FHLB stock is also pledged as collateral.

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE: The Bank enters into sales of securities sold under agreements to repurchase with nationally recognized securities dealers.
     Securities sold under agreements to repurchase can have varying maturities. In exchange for the loan, the Bank pledges the designated collateral to the securities dealer. At Dec. 31, 1997, the collateral securing these borrowings had a carrying amount of $368.1 million and a fair value of $372.5 million. As of Dec. 31, 1997, the Bank had approximately $1.0 billion of unused credit lines available to borrow under agreements to repurchase.

SENIOR NOTES: In February 1997, the Company issued $100 million of unsecured 7.125% Senior Notes. The notes were used to redeem the $34.5 million of outstanding 8.25% subordinated notes and for general corporate purposes. The notes will mature on Feb. 15, 2004 and may not be redeemed prior to maturity.

SUBORDINATED NOTES: In February 1993, the Company issued $34.5 million of 8.25% subordinated notes scheduled to mature on Jan. 31, 2000. Under a call provision, the notes were redeemed, at par, in March 1997. The write-off of unamortized issuance costs produced the $403,000 extraordinary loss in 1997, net of $207,000 of income taxes. The extraordinary item loss per share was $0.01 for both basic and diluted earnings per share.

MORTGAGE-BACKED NOTES: The Bank had $16.4 million of mortgage-backed notes outstanding as of Dec. 31, 1997 and 1996. The mortgage-backed notes are secured by MBS held by an independent trustee. Collateral agreements require maintaining an aggregate market value of not less than the amount necessary to affect a maturity collateral substitution if necessary. At Dec. 31, 1997, the collateral securing these notes had a carrying amount and fair value of approximately $20.7 million and $20.3 million, respectively. At Dec. 31, 1996, the collateral securing these notes had a carrying amount and fair value of approximately $24.1 million and $23.6 million, respectively. As of Dec. 31, 1997, these notes had a "AAA" rating from Moody's Investors Service. The Bank may issue up to an additional $400.0 million of such notes with varying terms through an existing underwriting agreement, subject to market conditions and collateral availability.

ESOP BORROWINGS: A noncontributory, leveraged employee stock ownership plan was established by the Company in April 1987. The ESOP obtained, through another financial institution, a $14.0 million line of credit, and at Dec. 31, 1997, $3.1 million was outstanding under this line. See Note A-Summary of Significant Accounting Policies for further details.
     The line of credit is guaranteed by the Company, and amounts drawn under the arrangement are secured by shares of Company stock owned by the ESOP and a portion of the investment securities owned by the Company.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     At Dec. 31, 1997 and 1996, Company stock securing the borrowings had an original cost of $2.9 and $3.1 million and fair values of $9.6 and $6.3 million, respectively. At Dec. 31, 1997 and 1996, the investment securities securing the borrowings had a carrying amount, which approximated their fair value, of $164,000 and $198,000, respectively.

CAPITAL LEASE OBLIGATIONS: In 1991, the Bank entered into a capital lease for the use of a branch facility. The Bank exercised its option to purchase the underlying property in January 1997 and extinguished this obligation.

LINE OF CREDIT: The Company has obtained a $20.0 million revolving unsecured line of credit from another financial institution. The Company can elect the interest rate on this borrowing to be either the prime rate or 75 basis points over the 3-month LIBOR rate. No funds had been borrowed as of Dec. 31, 1997 or 1996.

NOTE P
--------------------------------------------------------------------------------
INCOME TAXES
The following schedule summarizes the components of income tax expense for 1997, 1996 and 1995. The amounts reported as current and deferred income tax expense and deferred income tax assets and liabilities for 1996 have been restated to conform to the 1996 tax return, which was filed several months after the end of the fiscal year. Total income tax expense is not affected by the reclassification of current and deferred taxes.

                                           For the Years Ended Dec. 31,
--------------------------------------------------------------------------------
Dollars in thousands                          1997        1996        1995
--------------------------------------------------------------------------------
FEDERAL INCOME TAX EXPENSE:
Current provision                          $28,088     $10,859     $20,358
Deferred expense (benefit)                  (2,661)      2,416      (1,349)
--------------------------------------------------------------------------------
                                            25,427      13,275      19,009
--------------------------------------------------------------------------------
STATE INCOME TAX EXPENSE:
Current provision                             (252)       (257)      1,947
Deferred expense (benefit)                     (87)        408        (219)
--------------------------------------------------------------------------------
                                              (339)        151       1,728
--------------------------------------------------------------------------------
TOTAL INCOME TAX EXPENSE:
Current provision                           27,836      10,602      22,305
Deferred expense (benefit)                  (2,748)      2,824      (1,568)
--------------------------------------------------------------------------------
Income taxes before extraordinary item     $25,088     $13,426     $20,737
================================================================================

     A reconciliation from expected federal income tax expense to consolidated effective income tax expense before extraordinary item for the years ended Dec. 31, 1997, 1996 and 1995 is as follows:

--------------------------------------------------------------------------------
Dollars in thousands                          1997        1996        1995
--------------------------------------------------------------------------------
Federal income tax expense at
  statutory rate (35%)                     $26,092     $13,889     $19,996
State tax expense (benefit),
  net of federal taxes                        (220)         98       1,123
Other                                         (784)       (561)       (382)
--------------------------------------------------------------------------------
Income taxes                               $25,088     $13,426     $20,737
--------------------------------------------------------------------------------
Effective income tax rate                     33.7%       33.8%       36.3%
--------------------------------------------------------------------------------

     The sources of the differences in timing between items affecting the recognition of income and expense for tax and financial statement purposes and their resulting effect on income tax expense for the years ended Dec. 31, 1997, 1996 and 1995 are as follows:

--------------------------------------------------------------------------------
Dollars in thousands                          1997        1996         1995
--------------------------------------------------------------------------------
General loan loss allowance                $(1,315)     $2,471      $ 1,028
Excess of tax accumulated provision
  for losses over base year amount               -           -          118
Yield adjustments on interest-earning
  assets and interest-bearing liabilities      284          50         (167)
Tax depreciation in excess of
  book depreciation                              -        (212)        (424)
Prepaid expenses                                12        (163)      (1,091)
Accrued compensation and benefits             (551)       (543)        (364)
Stock dividends on FHLB stock                   21         (45)         231
Other, net                                  (1,199)      1,266         (899)
--------------------------------------------------------------------------------
Total                                      $(2,748)     $2,824      $(1,568)
--------------------------------------------------------------------------------

     The following schedule summarizes current and deferred income tax liabilities and assets as of Dec. 31, 1997 and 1996, as restated to conform with tax returns filed for the respective years.

--------------------------------------------------------------------------------
Dollars in thousands                                      1997         1996
--------------------------------------------------------------------------------
INCOME TAX LIABILITIES AND (ASSETS):
Income taxes currently (receivable)/payable included
 in "Other Assets" or  "Other Liabilities"             $    160     $ (1,923)
--------------------------------------------------------------------------------
Deferred income tax assets                             $(18,136)    $(16,347)
Deferred income tax liabilities                           6,373        7,570
--------------------------------------------------------------------------------
Net deferred income tax assets included in
  "Prepaid expenses and other assets"                  $(11,763)    $ (8,777)
--------------------------------------------------------------------------------

The sources of the deferred income tax assets and liabilities at Dec. 31, 1997 and 1996 are as follows:

--------------------------------------------------------------------------------
Dollars in thousands                                      1997         1996
--------------------------------------------------------------------------------
General loan loss allowance                            $(13,049)    $(11,734)
Accrued compensation and benefits                        (4,333)      (3,782)
Other                                                      (754)        (831)
--------------------------------------------------------------------------------
Total deferred assets                                   (18,136)     (16,347)
Stock dividends on FHLB stock                             1,446        1,425
Unrealized gain on available for sale securities          1,149        1,387
Tax depreciation in excess of book depreciation             719          719
Prepaid expenses                                            596          584
Yield adjustments on interest-earning assets
  and interest-bearing liabilities                          935          651
Excess tax accumulated provision for losses over
  base year amount                                          207          207
Other                                                     1,321        2,597
--------------------------------------------------------------------------------
Total deferred liabilities                                6,373        7,570
--------------------------------------------------------------------------------
Net deferred tax asset                                 $(11,763)    $ (8,777)
--------------------------------------------------------------------------------

     Retained earnings at Dec. 31, 1997 and 1996 included approximately $49.2 million of income for which no deferred federal income tax liability has been recognized. This amount represents earnings appropriated to bad debt reserves and deducted for federal income tax purposes and is not available for payment of cash dividends or other distributions to shareholders, including distributions on redemption, dissolution or liquidation of the Bank without incurring a tax liability. If triggered, the tax liability related to the appropriated earnings would have been $18.6 million at both Dec. 31, 1997 and 1996.



--------------------------------------------------------------------------------
54

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------

NOTE Q

STOCKHOLDERS' EQUITY

HOLDING COMPANY: The Company's Certificate of Incorporation authorizes up to 40 million shares of common stock and up to 10 million shares of preferred stock. Such preferred stock may rank prior to the common stock as to dividend rights, liquidation preferences or both, and may have full or limited voting rights.
     In 1992, the Company's Board of Directors adopted a Shareholder Rights Plan that is designed to strengthen the Board's ability to act for the stockholders in the event of an unsolicited bid to acquire control of the Company. Each outstanding share of common stock currently is attached to one Right under the Plan. If the Rights become exercisable, each Right initially would entitle the holder (except the acquiring person or entity referred to below) to purchase from the Company 0.356% of a share of Series A junior participating preferred stock, par value $0.01 per share, at a price of $80.00, subject to adjustment as provided in the Plan. If a person or entity becomes a 10% beneficial owner of the Company's common stock (other than through the acquisition of newly issued shares directly from the Company), each holder of a Right would be entitled to receive, in lieu of the preferred stock, at the then-current exercise price of the Right, common stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price.
     In general, the Rights become exercisable if another person or entity without Board approval acquires 10% or more of the Company's outstanding common stock, makes a tender offer for that amount of stock or files a regulatory application for approval of a change in control of the Company. The acquiring person or entity would not be entitled to exercise the Rights. These Rights expire at the earliest of Nov. 13, 2002, redemption of the Rights by the Company at a price of $0.01 per Right, or exchange of the Rights in accordance with the Plan. The Rights will cause substantial dilution to a person or entity attempting to acquire the Company without conditioning the offer on the Rights being redeemed or a substantial number of Rights being acquired. At Dec. 31, 1997 and 1996, there were 134,578 and 136,662 shares of preferred stock reserved for future exercise of the Rights, respectively.
     As of Dec. 31, 1997 the Company had acquired 5,210,647 shares of its outstanding common stock under share repurchase plans. Of the total amount repurchased, 3.75 million of the shares were retired in 1997. The Company also issued 221,439 shares previously reacquired in connection with the exercise of stock options by officers and directors.

BANK: The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory (and possibly additional discretionary) actions by the regulators that, if undertaken, could have a direct material effect on the Bank's (and the Company's) financial statements. Under capital adequacy guidelines and regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance sheet items calculated under regulatory accounting practices. The Bank's capital amounts and classification also are subject to qualitative judgments by the regulators about components, risk weightings and other factors.
     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets. Tier I capital equals the capital of the Bank less certain intangible assets and the net assets of non-includable subsidiaries. Total capital equals Tier I capital plus the Bank's general allowance for loan losses, up to certain limits. As of Dec. 31, 1997, Management believes that the Bank meets all capital adequacy requirements to which it is subject.
     As of Dec. 31, 1997 the Bank meets the requirements of the Office of Thrift Supervision ("OTS") to be categorized as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized," the Bank must maintain minimum total risk-based capital ratios, Tier I risk-based ratios, and Tier I leverage ratios as set forth in the table below. In addition to the Tier I leverage ratio, the Bank must maintain a ratio of tangible capital to regulatory assets of 1.50%. As of Dec. 31, 1997 and 1996, the Bank's tangible capital ratio of 8.61% and 8.80%, respectively, exceeded the minimum required ratio. The Bank's actual amounts and ratios are also presented in the following table:


                                                                                    To Be Well Capitalized
                                                                     For Capital    Under Prompt Corrective
                                                   Actual         Adequacy Purposes    Action Provisions
-----------------------------------------------------------------------------------------------------------
Dollars in thousands                           Amount   Ratio      Amount    Ratio       Amount     Ratio
-----------------------------------------------------------------------------------------------------------
As of Dec. 31, 1997:
Total Capital (to Risk Weighted Assets)       $413,080   17.12%   >=$193,073  >=8.00%  >=$241,341   >=10.00%
Tier I Capital (to Risk Weighted Assets)       382,879   15.85    >=  96,645  >=4.00   >= 144,967   >= 6.00
Tier I Capital (core) (to Regulatory Assets)   382,879    8.61    >= 177,939  >=4.00   >= 222,424   >= 5.00

As of Dec. 31, 1996:
Total Capital (to Risk Weighted Assets)       $409,266   17.27%   >=$189,562  >=8.00%  >=$236,953   >=10.00%
Tier I Capital (to Risk Weighted Assets)       379,645   16.02    >=  94,787  >=4.00   >= 142,181   >= 6.00
Tier I Capital (core) (to Regulatory Assets)   379,645    8.80    >= 172,647  >=4.00   >= 215,809   >= 5.00
-----------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     The following schedule reconciles stockholders' equity of the Company to each of the components of regulatory capital of the Bank at Dec. 31, 1997 and 1996:


In thousands                                               1997      1996
--------------------------------------------------------------------------
Stockholders' equity of the Company                    $417,912  $388,110
Less: capitalization of the Company
  and non-Bank subsidiaries                             (27,904)   (3,016)
--------------------------------------------------------------------------
Stockholders' equity of the Bank                        390,008   385,094
Less: unrealized gain on available for sale
  investment securities, net of tax                      (1,623)   (2,280)
Less: investment in non-includable subsidiaries          (1,495)   (1,567)
Less: intangible assets and other
  non-includable assets                                  (4,011)   (1,602)
--------------------------------------------------------------------------
Tangible and core capital                               382,879   379,645
Plus: allowable general valuation allowances             30,201    29,621
--------------------------------------------------------------------------
Risk-based capital                                     $413,080  $409,266
==========================================================================


     Regulatory rules currently impose limitations on all capital distributions by savings institutions, including dividends, stock repurchase and cash-out mergers. In 1997, the Bank paid dividends of 100% of net income to the Company. The Bank intends to maintain the same level of dividends in 1998.

NOTE R

STOCK OPTION PLANS
The Company maintains two stock option programs for the benefit of employees, officers and directors. The first program (the "Option Plan") is for the benefit of directors, officers and other key employees of the Company and its subsidiaries. A total of 6,740,625 shares of authorized but unissued common stock was reserved for issuance under plans approved by shareholders. Under the Option Plan, the Company may grant non-qualified stock options, stock appreciation rights, restricted stock, performance shares and performance units to key employees and nonemployee directors. As of Dec. 31, 1997, the Company has issued only non-qualified stock options under this plan. During 1997, 200,813 non-qualified stock options were issued under this plan. The Option Plan authorizes the Stock Option Committee of the Board of Directors to administer the plan and make recommendations to award stock-based compensation to key officers, directors and employees. Stock-based compensation is granted at the discretion of the Stock Option Committee. Stock options are granted at an option price equal to the fair market value of the Company's common stock on the date of grant and have a 10-year term. Options granted to employees under this plan are exercisable in respect of 50% of the number of shares on the first anniversary of the date of grant and are exercisable in respect of an additional 12.5% on each of the second, third, fourth and fifth anniversaries of the date of grant. However, the options are 100% exercisable for any employee who has completed five years of employment with the Company. Options granted to directors become exercisable on the first anniversary of the date of the grant. The options also become exercisable upon any merger or consolidation of the Company in which the Company is not the surviving entity.
     The second program (the "Equity Connection Plan") is for the benefit of all employees of the Company and its subsidiaries. The Equity Connection Plan was initiated in 1997, when a total of 412,500 shares of authorized but unissued common stock was reserved for issuance. Under this plan the Company may grant non-qualified stock options, stock appreciation rights, restricted stock, performance shares and performance units to all full-time and part-time employees. During 1997, the Company issued 395,700 non-qualified stock options under this plan. The Equity Connection Plan authorizes the Stock Option Committee of the Board of Directors to administer the plan and make recommendations to award stock-based compensation to all employees of the Company. Stock options are granted at an option price equal to the fair market value of the Company's common stock on the date of grant and have a 10-year term. Options granted under this plan are exercisable in respect of 50% of the number of shares on the first anniversary of the date of grant and are exercisable in respect of an additional 25% on each of the second and third anniversaries of the date of grant. The options also become exercisable upon any merger or consolidation of the Company in which the Company is not the surviving entity.
     The Company has elected to continue to apply Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25") and related Interpretations in accounting for its employee stock options, rather than the alternative fair value accounting provided for under SFAS Statement No. 123, Accounting for Stock-Based Compensation. SFAS No. 123, which was adopted during 1996, requires the use of option valuation models for measuring the compensation cost of employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.
     Pro forma information regarding net income and earnings per share is required by SFAS No. 123 and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1997, 1996 and 1995, respectively: risk-free interest rates of 6.3%, 6.9% and 6.0%; dividend yields of 1.5%, 1.7% and 1.3%; volatility factors of the expected market price of the Company's common stock of .34, .37 and .38; and a weighted-average expected life of the option of 5.0 years, 7.0 years and
7.0 years. The weighted-average fair value of options granted during 1997, 1996 and 1995 was $7.49, $5.26 and $5.25, respectively.
     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Compensation costs that would have been charged against income under SFAS No. 123 would have been $1.8 million, $3.6 million and $4.3 million during 1997, 1996 and 1995, respectively. The amount recognized as compensation expense for 1997, 1996 and 1995 pro forma disclosures may not be representative of the pro forma net income for future years, because options can vest over several years and additional awards are generally made each year. The Company's pro forma information is as follows:

  Dollars in thousands, except per share amounts     1997     1996       1995
------------------------------------------------------------------------------
  Pro forma net income                            $47,957  $23,948    $33,714
  Pro forma earnings per share:
     Basic                                        $  1.42  $  0.71    $  0.97
     Diluted                                      $  1.37  $  0.67    $  0.92
------------------------------------------------------------------------------


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
A summary of the Company's stock option activity, and related information for the years ended Dec. 31 follows:

                                                                       1997                           1996                      1995
                                                           Weighted-Average               Weighted-Average          Weighted-Average
                                                      1997     Option Price       1996        Option Price     1995     Option Price
------------------------------------------------------------------------------------------------------------------------------------
Options outstanding at Jan. 1                      3,773,252      $ 8.31       4,010,744         $ 6.69      3,475,152      $ 5.12
Granted                                              596,513       21.65         693,000          12.28        934,875       11.93
Exercised                                         (1,024,376)       5.22        (911,361)          4.21       (383,814)       5.15
Canceled/forfeited                                   (35,670)      19.63         (19,131)          7.75        (15,469)       9.78
------------------------------------------------------------------------------------------------------------------------------------
Options outstanding at Dec. 31                     3,309,719      $11.55       3,773,252         $ 8.31      4,010,744      $ 6.69
====================================================================================================================================
Options exercisable at Dec. 31                     2,808,903      $ 9.82       3,643,793         $ 8.17      3,840,275           -
Shares available for future grant at Dec. 31         335,537                     498,873                     1,178,483
------------------------------------------------------------------------------------------------------------------------------------


A summary of the Company's stock options outstanding and exercisable by stock option price ranges at December 31, 1997 follows:


                                                  Weighted-Average      Weighted-Average                            Weighted-Average
                                                 Exercise Price of   Contractual Life of                           Exercise Price of
Exercise Price Range    Options Outstanding    Options Outstanding   Options Outstanding   Options Exercisable   Options Exercisable
------------------------------------------------------------------------------------------------------------------------------------
$ 3.38 to $ 7.82                  1,134,945                 $ 5.97                  4.21             1,134,945                $ 5.97
$ 7.83 to $12.77                  1,604,361                 $11.90                  7.72             1,583,958                $11.89
$12.78 to $21.83                    570,413                 $21.65                  9.46                90,000                $21.83
------------------------------------------------------------------------------------------------------------------------------------
   Total                          3,309,719                                                          2,808,903
====================================================================================================================================



NOTE S

EMPLOYEE BENEFIT PLANS

PENSION PLANS: The Bank sponsors a defined benefit pension plan ("the Plan") covering substantially all employees of the Company. Benefits are based on years of service and the employee's highest 60 consecutive months of compensation. Contributions to the Plan are designed to fund service costs on a current basis, to fund over 40 years the liability for benefits arising from qualifying service prior to Jan. 1, 1976, and to fund subsequent amendments over 30 years.
     Additionally, the Bank sponsors a supplemental retirement plan ("the Supplemental Plan"). The Supplemental Plan is a non-qualified defined benefit plan established to provide retirement benefits (as determined by provisions of the Supplemental Plan) based on years of service and the employee's highest 36 consecutive months of compensation without regard to the limitations under Internal Revenue Code Sections 415 and 401(a)(17). The Bank also sponsors a non-qualifying, defined benefit retirement plan for the Company's directors ("the Directors' Plan"). Payments due under the Supplemental Plan and the Directors' Plan are made from the Bank's general assets.
     Total pension cost for 1997, 1996 and 1995 was $3.8 million, $3.7 million and $3.0 million, respectively. Pension cost was comprised of the following components:

Dollars in thousands                                      1997                        1996                        1995
-------------------------------------------------------------------------------------------------------------------------
THE PLAN:
Service cost benefits earned
   during the period                                    $2,111                      $1,950                      $1,491
Interest cost on projected
   benefit obligation                                    1,960                       1,791                       1,602
Return on plan assets                                   (6,017)                     (2,728)                     (4,250)
Net amortization and deferral                            4,428                       1,330                       3,018
-------------------------------------------------------------------------------------------------------------------------
Pension cost                                            $2,482                      $2,343                      $1,861
=========================================================================================================================

THE SUPPLEMENTAL PLAN:
Service cost benefits earned
   during the period                                    $  315                      $  331                      $  232
Interest cost on projected
   benefit obligation                                      476                         447                         362
Net amortization and deferral                              248                         252                         162
-------------------------------------------------------------------------------------------------------------------------
Pension cost                                            $1,039                      $1,030                      $  756
=========================================================================================================================

THE DIRECTORS' PLAN:
Service cost benefits earned
   during the period                                    $   79                      $   97                      $  113
Interest cost on projected
   benefit obligation                                      102                          98                          97
Net amortization and deferral                              118                         144                         144
-------------------------------------------------------------------------------------------------------------------------
Pension cost                                            $  299                      $  339                      $  354
=========================================================================================================================

TOTAL:
Service cost benefits earned
   during the period                                    $2,505                      $2,378                      $1,836
Interest cost on projected
   benefit obligation                                    2,538                       2,336                       2,061
Return on plan assets                                   (6,017)                     (2,728)                     (4,250)
Net amortization and deferral                            4,794                       1,726                       3,324
-------------------------------------------------------------------------------------------------------------------------
Total pension cost                                      $3,820                      $3,712                      $2,971
=========================================================================================================================







--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     The following table sets forth the plans' funded status and amounts recognized in the Company's Consolidated Statements of Financial Condition at Dec. 31:


Dollars in thousands                                                                         1997
-----------------------------------------------------------------------------------------------------------------------------
                                                                                     Supplemental   Directors'
                                                                               Plan          Plan        Plan          Plan
-----------------------------------------------------------------------------------------------------------------------------
Plan assets at fair value                                                  $ 25,764      $      -     $     -       $20,233
-----------------------------------------------------------------------------------------------------------------------------
Accumulated Benefit Obligation (ABO):
Vested                                                                     $ 17,210      $  5,449     $ 1,492       $15,436
Non-vested                                                                    2,282           677          26         2,041
=============================================================================================================================
                                                                           $ 19,492      $  6,126     $ 1,518       $17,477
=============================================================================================================================
Overfunded (unfunded) ABO                                                  $  6,272      $ (6,126)    $(1,518)      $ 2,756
=============================================================================================================================
Projected Benefit Obligation (PBO)                                         $ 31,029      $ 10,827     $ 1,518       $26,623
=============================================================================================================================
Unfunded PBO                                                               $ (5,265)     $(10,827)    $(1,518)      $(6,390)
=============================================================================================================================

Unfunded PBO comprised of:
Accrued pension cost                                                       $ (3,131)     $ (6,126)    $(1,518)      $(3,069)
Unrecognized net gain (loss)                                                 (2,912)       (1,334)        206        (4,230)
Unrecognized prior service costs                                                497        (4,727)       (253)          558
Unrecognized net obligation (asset) at Jan. 1, 1987, net of amortization        281           (92)          -           351
-----------------------------------------------------------------------------------------------------------------------------
Adjustment required to recognize minimum liability                         $      -      $  1,452     $    47       $     -
=============================================================================================================================

Dollars in thousands                                                           1996
----------------------------------------------------------------------------------------------------
                                                                       Supplemental     Directors'
                                                                               Plan          Plan
----------------------------------------------------------------------------------------------------
Plan assets at fair value                                                  $      -      $      -
----------------------------------------------------------------------------------------------------
Accumulated Benefit Obligation (ABO):
Vested                                                                     $  2,566      $  1,508
Non-vested                                                                      434            33
----------------------------------------------------------------------------------------------------
                                                                           $  3,000      $  1,541
====================================================================================================
Overfunded (unfunded) ABO                                                  $ (3,000)     $ (1,541)
====================================================================================================
Projected Benefit Obligation (PBO)                                         $  6,198      $  1,541
====================================================================================================
Unfunded PBO                                                               $ (6,198)     $ (1,541)
====================================================================================================

Unfunded PBO comprised of:
Accrued pension cost                                                       $ (3,642)     $ (1,541)
Unrecognized net gain (loss)                                                 (1,080)           98
Unrecognized prior service costs                                             (1,359)         (396)
Unrecognized net obligation (asset) at Jan. 1, 1987, net of amortization       (117)            -
----------------------------------------------------------------------------------------------------
Adjustment required to recognize minimum liability                         $      -      $    298
====================================================================================================


     The following actuarial assumptions were used in calculating net pension cost and benefit obligations:

                                              1997       1996       1995
---------------------------------------------------------------------------
Discount rate                                 7.00%      7.50%      7.25%
Long-term rate of return on assets            8.50       8.50       8.50
Rate of increase in future
   compensation levels                        5.00       5.00       5.00


     At Dec. 31, 1997, the Plan's assets consisted of cash equivalents, corporate and government bonds, and various equity securities. Included in the equity securities is $8.8 million (or 334,158 shares) of Company stock. Total dividends received by the Plan on Company stock totaled $120,297.

EMPLOYEE STOCK OWNERSHIP PLAN: The Company has established an ESOP designed to invest in the common stock of the Company for the benefit of employees of the Company. All employees who have completed at least one year of credited service at the Bank are eligible to participate in the ESOP. The ESOP is subject to the Employee Retirement Income Security Act of 1974 and is intended to constitute a qualified stock bonus plan for income tax purposes.
     The ESOP is authorized to borrow money to finance the acquisition of Company stock and to pledge the stock acquired to secure payment of the loan. The Bank does not provide financing for the ESOP. The ESOP maintains a $14 million line of credit with another financial institution, and as of Dec. 31, 1997, $3.1 million was outstanding on this line of credit. The ESOP began making quarterly principal and interest payments during the third quarter of 1996. Previously, interest-only payments were made on this borrowing. Outstanding ESOP borrowings are guaranteed by the Company and are included in other borrowings and stockholders' equity in the Consolidated Statements of Financial Condition. The ESOP borrowings are also partially secured by investment securities owned by the Company.
     In addition to the acquisition of Company stock through proceeds from borrowings, the ESOP can elect to purchase additional shares if ESOP contributions are in excess of debt service requirements.
     Leveraged shares of Company stock are held by the ESOP trustee as collateral on the loan. As principal and interest on the loan are paid, shares held as collateral are released. The ESOP loan is being repaid from Bank contributions. Dividends on the unallocated shares of Company stock are used either to repay the ESOP loan or purchase additional shares of Company stock for the ESOP. Dividends on allocated shares are used to purchase additional Company stock for the ESOP.
     Contributions to the ESOP are made at the sole discretion of the Board of Trustees of the ESOP but may not exceed 15% of the aggregate compensation of all participants. Since the ESOP's inception, contributions have been sufficient to service the ESOP debt and, in certain years, have allowed the ESOP to acquire additional shares of Company stock or reduce the outstanding loan amount.
     The following table presents the ESOP contributions and loan activity:

Dollars in thousands                                 1997             1996             1995
----------------------------------------------------------------------------------------------
Contributions to ESOP:
  Compensation expense                              $ 621            $ 442            $ 577
Interest expense associated with shares
     accounted for under SOP 93-6                     237              239              257
  Dividends received on unallocated
shares acquired before SOP 93-6                         1               15               27
Less: Compensation expense on SOP 93-6
     shares not contributed to Plan                   (84)               -                -
----------------------------------------------------------------------------------------------
Total contributions to ESOP                         $ 775            $ 696            $ 861
  Less: Interest expense                             (265)            (272)            (346)
  Contribution used to purchase
     additional shares                               (335)            (335)               -
----------------------------------------------------------------------------------------------
Amortization on ESOP borrowing                      $ 175            $  89            $ 515
==============================================================================================


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

The following table summarizes shares of Company stock held by the ESOP:

Dec. 31                                              1997             1996             1995
---------------------------------------------------------------------------------------------
Beginning allocated shares                      1,389,846        1,359,462        1,368,659
Shares allocated due to:
  Debt service                                     36,654           29,734          105,700
  Contributions and dividends used
     to purchase additional shares                 50,398           43,913           12,726
  Withdrawals                                    (125,928)         (43,263)        (127,623)
---------------------------------------------------------------------------------------------
Shares allocated to participants                1,350,970        1,389,846        1,359,462
Unallocated shares:
  Grandfathered under SOP 93-6                          -           33,461           63,194
  Unearned ESOP shares                            364,963          368,157          368,157
---------------------------------------------------------------------------------------------
Total                                           1,715,933        1,791,464        1,790,813
=============================================================================================
Fair value of unearned ESOP shares             $9,580,279       $5,767,781       $5,006,925
---------------------------------------------------------------------------------------------



NOTE T
--------------------------------------------------------------------------------

FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET CREDIT RISK

LOANS SOLD WITH RECOURSE: At Dec. 31, 1997 and 1996, the Bank serviced $29.6 million and $46.6 million, respectively, of income producing property loans sold with recourse. The Bank's credit exposure with respect to these loans sold with recourse at Dec. 31, 1997 totaled $8.1 million and was collateralized by $7.2 million of MBS. In comparison, the Bank's credit exposure for these loans at Dec. 31, 1996 totaled $9.0 million and was collateralized by $8.5 million of MBS.
     The income producing property loans were originated prior to 1990 by the Bank based upon its normal underwriting standards and continue to be serviced and analyzed by the Bank. The maximum loss related to income producing property loans sold with recourse that would be recognized by the Bank in the event of a complete default by the borrowers and worthlessness of the underlying collateral at Dec. 31, 1997 and 1996 was $8.1 million and $9.0 million, respectively. Income producing property loans repurchased under recourse provisions during 1997 and 1996 totaled $6.5 million and $5.4 million, respectively.
     The following schedule presents the geographical distribution of the real estate collateral of income producing property loans sold with recourse as of Dec. 31, 1997 and 1996:

Dollars in thousands                   1997                 1996
----------------------------------------------------------------------------
                                Amount  Percentage     Amount  Percentage
----------------------------------------------------------------------------
Minnesota                      $14,914        50.4%   $18,648        40.1%
California                      10,070        34.0     16,098        34.6
Washington                       3,211        10.9      8,306        17.8
Other                            1,390         4.7      3,501         7.5
----------------------------------------------------------------------------
                               $29,585       100.0%   $46,553       100.0%
============================================================================


     At Dec. 31, 1997, the Bank serviced $22.6 million of 1-4 family loans sold with recourse. The 1-4 family loans were originated by the Bank based upon its normal underwriting standards and continue to be monitored by the Bank. The maximum loss that would be recognized by the Bank in the event of a complete default by the borrowers and the worthlessness of the underlying collateral at Dec. 31, 1997 was $22.6 million. There were no additional 1-4 family loans sold with recourse and no 1-4 family loans repurchased under recourse provisions during 1997. At Dec. 31, 1997, the Bank also had $292.2 million of MBS that if sold from its portfolio would have recourse to the Bank.
     At Dec. 31, 1996, the Bank serviced $28.6 million of 1-4 family loans sold with recourse. The maximum loss that would be recognized by the Bank in the event of a complete default by the borrowers and the worthlessness of the underlying collateral at Dec. 31, 1996 was $28.6 million. There were no additional 1-4 family loans sold with recourse and no 1-4 family loans repurchased under recourse provisions during 1996. At Dec. 31, 1996, the Bank also had $389.0 million of MBS that if sold from its portfolio would have recourse to the Bank.

LOAN ORIGINATION COMMITMENTS: At Dec. 31, 1997, the Bank had $19.7 million in outstanding loan commitments to originate 1-4 family mortgage loans, as well as $17.6 million of commitments to originate income producing property and land and land development loans. These consisted of adjustable rate loan commitments of $27.1 million and fixed rate loan commitments of $10.2 million. Most of these commitments expire after 60 days.
     At Dec. 31, 1996, the Bank had $18.5 million in outstanding loan commitments to originate 1-4 family mortgage loans, as well as $12.5 million of commitments to originate income producing property and land and land development loans. These consisted of adjustable rate loan commitments of $27.1 million and fixed rate loan commitments of $3.9 million.
     The Bank enters into loan commitments after a determination is made regarding the borrower's ability to repay the loan and the adequacy of the property as collateral. The Bank attempts to fulfill loan commitments as long as no violations of conditions established in the contract occur. Historically, approximately 90% of its loan commitments have been funded.

FORWARD LOAN SALE COMMITMENTS: As of Dec. 31, 1997, the Bank had forward loan sale commitments of $19.2 million, including $10.7 million of forward contracts related to loan origination commitments. As of Dec. 31, 1996, the Bank had forward loan sale commitments of $6.3 million, including $3.9 million of forward contracts related to loan origination commitments. All market value losses on forward loan sale commitments have been reflected in the consolidated financial statements.

UNUSED CREDIT LINES: The Bank had outstanding unused home equity lines of credit of $99.6 million and $85.3 million as of Dec. 31, 1997 and 1996, respectively. Home equity lines of credit represent junior mortgages on 1-4 family homes, and have fixed expiration dates. Because many of the line of credit commitments will expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The maximum loss that would be recognized by the Bank as of Dec. 31, 1997 and 1996, in the event that borrowers used 100% of their outstanding credit limits and, subsequently, a complete default by the borrowers and worthlessness of underlying collateral occurred, would be $99.6 million and $85.3 million, respectively.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
LETTERS OF CREDIT: At Dec. 31, 1997 and 1996, the Company had issued $8.5 million and $7.3 million, respectively, of standby letters of credit. The Company has issued letters of credit to various counties and villages as a performance guarantee of land development and improvements. Most of the letters of credit at Dec. 31, 1997 and 1996 have been issued on behalf of St. Paul Financial. The credit risk involved in issuing letters of credit is essentially the same as that involved in lending. As of Dec. 31, 1997 and 1996, the maximum loss that would be recognized by the Company in the event of a complete default by the performing party and worthlessness of the underlying collateral would be $8.5 million and $7.3 million, respectively.

INTEREST RATE EXCHANGE AGREEMENTS: The Bank used interest rate exchange agreements in 1997 and 1996 to help reduce certain interest rate exposures. At Dec. 31, 1997 and 1996, the Bank had $99.8 million and $93.6 million, respectively, in notional amount interest rate exchange agreements outstanding on which the Bank pays a fixed interest rate and receives a floating interest rate, based on a referenced index, from the counterparty. These exchange agreements are held for purposes other than trading.

The following table provides a rollforward of the notional amount of interest rate exchange agreements:


Dollars in thousands                       1997                1996
-------------------------------------------------------------------
Balance at beginning of year           $ 93,560            $122,533
Additions                                25,000                   -
Maturities                                    -              (7,500)
Amortization                            (18,794)            (21,473)
-------------------------------------------------------------------
Balance at end of year                 $ 99,766            $ 93,560
===================================================================


     Included in interest expense in 1997, 1996, and 1995 was $487,000, $939,000 and $692,000, respectively, on interest rate exchange agreements. In 1997, interest income was reduced by $51,000 related to hedging of fixed-rate loans.
     The following table presents a summary of interest rate exchange agreements at Dec. 31, 1997 (dollars in thousands):

 Original    Current   Fixed
 Notional   Notional  Payment
   Amount    Amount    Rate      Variable Receipt Rate    Maturity Date    Purpose
----------------------------------------------------------------------------------------------------------------------
$ 50,526*   $29,576   6.34%     6-month LIBOR (5.8125%)     03/24/99       Hedge matched funding used to acquire MBS
  49,100*    26,150   6.63%     6-month LIBOR (5.8125%)     03/24/99       Hedge matched funding used to acquire MBS
  34,685*    19,040   6.54%     6-month LIBOR (5.84375%)    04/01/99       Hedge matched funding used to acquire MBS
  25,000     25,000   6.44%     6-month LIBOR (5.84375%)    07/23/02       Hedge fixed-rate loan originations
----------------------------------------------------------------------------------------------------------------------
$159,311    $99,766
======================================================================================================================
*Notional amount amortizes semi-annually.
----------------------------------------------------------------------------------------------------------------------



NOTE U
------------------------------------
Legal Proceedings
Although the Company is a defendant in various legal proceedings arising in the ordinary course of its business, there are no legal proceedings that, in the opinion of counsel, may result in a material loss to the Company.









--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTE V
--------------------------------------------------------------------------------
CONCENTRATION OF CREDIT RISK
The following schedule presents the geographical distribution of the Company's collateral on real estate loans receivable as of Dec. 31, 1997 and 1996:

                                                                               1997
------------------------------------------------------------------------------------------------------------------------
                                1-4 Family Real Estate Loans         All Other Real Estate Loans             Total
------------------------------------------------------------------------------------------------------------------------
Dollars in thousands                Amount                 %             Amount             %          Amount         %
------------------------------------------------------------------------------------------------------------------------
California                      $  147,337               6.6%        $ 497,146            50.8%    $  644,483       20.0%
Colorado                            52,533               2.3            34,107             3.5         86,640        2.7
Illinois                           925,845              41.3           193,582            19.8      1,119,427       34.7
Maryland                            62,603               2.8            27,732             2.8         90,335        2.8
Missouri                           140,653               6.3                 -               -        140,653        4.4
New York                            66,907               3.0             1,966             0.2         68,873        2.1
Virginia                            79,143               3.5             4,675             0.5         83,818        2.6
Washington                          24,348               1.1            89,377             9.1        113,725        3.5
Wisconsin                           46,479               2.1            25,753             2.6         72,232        2.2
Other                              697,898              31.0           104,090            10.7        801,988       25.0
------------------------------------------------------------------------------------------------------------------------
Total                           $2,243,746             100.0%         $978,428           100.0%    $3,222,174      100.0%
========================================================================================================================
                                                                               1996
------------------------------------------------------------------------------------------------------------------------
                                1-4 Family Real Estate Loans         All Other Real Estate Loans             Total
------------------------------------------------------------------------------------------------------------------------
Dollars in thousands                Amount                 %             Amount             %          Amount         %
------------------------------------------------------------------------------------------------------------------------
California                      $  102,814               5.9%        $  522,345           49.8%    $  625,159       22.3%
Colorado                            15,139               0.9             36,300            3.5         51,439        1.8
Illinois                           825,408              47.1            174,608           16.7      1,000,016       35.7
Maryland                            27,936               1.6             24,606            2.3         52,542        1.9
Missouri                           205,751              11.7                  -             --        205,751        7.4
New York                            78,567               4.5              2,002            0.2         80,569        2.9
Virginia                            66,241               3.8              4,725            0.5         70,966        2.5
Washington                           8,906               0.5            105,696           10.1        114,602        4.1
Wisconsin                           53,832               3.1             41,129            3.9         94,961        3.4
Other                              366,951              20.9            136,485           13.0        503,436       18.0
------------------------------------------------------------------------------------------------------------------------
Total                           $1,751,545             100.0%        $1,047,896          100.0%    $2,799,441      100.0%
========================================================================================================================

     See Note T-Financial Instruments With Off-Balance Sheet Credit Risk for geographical concentration of income producing property loans sold with recourse.

NOTE W
--------------------------------------------------------------------------------
PARENT COMPANY-ONLY FINANCIAL INFORMATION

STATEMENTS OF FINANCIAL CONDITION

                                                                    Dec. 31,
--------------------------------------------------------------------------------
Dollars in thousands                                           1997        1996
--------------------------------------------------------------------------------
ASSETS:
Cash and cash equivalents                                 $ 53,512     $ 17,822
Investment securities                                       10,564          198
Mortgage-backed securities                                   5,000            -
Investment in St. Paul Federal Bank                        390,008      385,094
Investment in other subsidiaries                            10,441       10,436
Advances to St. Paul Federal Bank                           28,730            -
Advances to other subsidiaries                              21,700        8,750
Prepaid expenses and other assets                              457          336
--------------------------------------------------------------------------------
Total assets                                              $520,412     $422,636
================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY:
Borrowings                                                $ 98,469     $ 33,813
Other liabilities                                            4,031          713
--------------------------------------------------------------------------------
Total liabilities                                          102,500       34,526
Common stock                                                   354          384
Paid-in capital                                            114,648      148,265
Retained earnings                                          324,937      288,065
Unrealized gain on securities, net of tax                    1,887        2,278
Borrowings by employee stock ownership plan                   (221)        (396)
Unearned employee stock ownership plan shares               (2,858)      (2,883)
Treasury stock                                             (20,835)     (47,603)
--------------------------------------------------------------------------------
Total stockholders' equity                                 417,912      388,110
--------------------------------------------------------------------------------
Total liabilities and stockholders' equity                $520,412     $422,636
================================================================================

STATEMENTS OF INCOME

Dollars in thousands, except per
share amounts                                   1997            1996      1995
------------------------------------------------------------------------------
Equity in earnings of
   St. Paul Federal Bank                     $48,415         $26,573   $35,820
Equity in earnings of
   other subsidiaries                          2,180             807     1,501
St. Paul Bancorp loss                         (1,537)         (1,123)     (927)
------------------------------------------------------------------------------
Net income                                   $49,058         $26,257   $36,394
==============================================================================
Income before extraordinary item per share:
   Basic                                       $1.46           $0.77     $1.05
   Diluted                                      1.42            0.74      0.99
==============================================================================
Net income per share:
   Basic                                       $1.45           $0.77     $1.05
   Diluted                                      1.40            0.74      0.99
==============================================================================

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
STATEMENTS OF CASH FLOWS

Dollars in thousands                             1997         1996         1995
--------------------------------------------------------------------------------
OPERATING ACTIVITIES:
Net income                                    $49,058     $ 26,257     $ 36,394
Earnings of St. Paul Federal Bank
   not providing cash                         (48,415)     (26,573)     (35,820)
Earnings of other subsidiaries
   not providing cash                          (2,180)        (807)      (1,501)
Other sources/(uses), net                      (1,239)      (5,065)      (1,109)
--------------------------------------------------------------------------------
Net cash used in operating activities          (2,776)      (6,188)      (2,036)
INVESTING ACTIVITIES:
Maturities of available for sale
   investment securities                       10,200          250        1,000
Purchase of available for sale
   investment securities                      (20,157)        (201)        (236)
Purchase of available for sale
   mortgage-backed securities                  (5,000)           -            -
Dividends received from
   St. Paul Federal Bank                       48,100       14,000       17,750
Dividends received from
   other subsidiaries                           2,175        1,700          400
Advances to St. Paul Federal Bank             (28,730)           -            -
Net repayments from (advances to)
   other subsidiaries                         (12,950)      (5,250)       7,875
--------------------------------------------------------------------------------
Net cash provided by (used in)
   investing activities                        (6,362)      10,499       26,789
FINANCING ACTIVITIES:
New long-term borrowings                       98,418            -            -
Repayment of long-term borrowings             (34,500)           -            -
Purchase of treasury stock                    (17,237)     (24,906)      (4,342)
Dividends paid                                (12,186)      (7,983)      (5,532)
Net proceeds from issuance of stock            10,333        7,283        3,129
--------------------------------------------------------------------------------
Net cash provided by (used in)
   financing activities                        44,828      (25,606)      (6,745)
--------------------------------------------------------------------------------
Total cash provided (used)                     35,690      (21,295)      18,008
Cash and cash equivalents
   at beginning of year                        17,822       39,117       21,109
--------------------------------------------------------------------------------
Cash and cash equivalents
   at end of year                             $53,512      $17,822     $ 39,117
================================================================================

     The parent company's current primary activity is that of a unitary, non-diversified savings and loan holding company.

--------------------------------------------------------------------------------
NOTE X
--------------------------------------------------------------------------------
FAIR VALUE OF FINANCIAL INSTRUMENTS
The following table presents the carrying amounts and fair values of the Company's financial instruments at Dec. 31, 1997 and 1996. SFAS No. 107, Disclosures About Fair Value of Financial Instruments, defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

                                                               Dec. 31
----------------------------------------------------------------------------------------
Dollars in thousands                            1997                     1996
----------------------------------------------------------------------------------------
                                      Carrying        Fair      Carrying         Fair
                                       Amount         Value     Amount          Value
----------------------------------------------------------------------------------------
Cash and cash equivalents           $  204,683    $  204,683  $  190,208      $  190,208
Investment securities:
  Available for sale                    41,574        41,574      49,103          49,103
Mortgage-backed securities:
  Available for sale                   491,405       491,405     620,669         620,669
  Held to maturity                     426,458       429,872     542,313         537,502
----------------------------------------------------------------------------------------
                                       917,863       921,277   1,162,982       1,158,171

Loans receivable:
1-4 family units                     2,243,746     2,266,263   1,751,545       1,766,516
  Multifamily units                    914,357       928,770     991,278       1,003,475
  Commercial                            64,071        64,341      54,985          54,841
  Land and land
     development                             -             -       1,633           1,575
  Consumer loans                        13,091        12,783      18,871          18,174
  Loans held for sale                   17,028        17,091      11,992          12,021
  Net deferred (fees)/costs              4,573             -        (231)              -
  Allowance for loan losses            (34,395)            -     (35,965)              -
----------------------------------------------------------------------------------------
                                     3,222,471     3,289,248   2,794,108       2,856,602

Accrued interest receivable             26,313        26,313      25,745          25,745
FHLB stock                              38,188        38,188      35,211          35,211
Other financial assets                   3,331         3,682       3,923           4,357
----------------------------------------------------------------------------------------
Total financial assets              $4,454,423    $4,524,965  $4,261,280      $4,319,397
========================================================================================

Deposits:
  Checking, savings
     and money market
     accounts                       $1,315,295    $1,315,295  $1,307,066      $1,307,066
  Certificates of deposit            1,969,133     1,971,594   2,029,989       2,034,276
----------------------------------------------------------------------------------------
                                     3,284,428     3,286,889   3,337,055       3,341,342

Borrowings:
  FHLB advances                        341,085       336,225     456,399         456,343
  Securities sold under
     agreements to
     repurchase                        330,000       329,994      50,000          49,997
  Senior notes                          98,469       103,000           -               -
  Subordinated notes                         -             -      33,813          33,728
  Mortgage-backed notes                 16,400        16,974      16,400          17,017
  ESOP borrowings                        3,104         3,104       3,279           3,279
----------------------------------------------------------------------------------------
                                       789,058       789,297     559,891         560,364

Accrued interest payable                12,624        12,624      24,099          24,099
Other financial liabilities                  -         1,062           -           1,054
----------------------------------------------------------------------------------------
Total financial liabilities         $4,086,110    $4,089,872  $3,921,045      $3,926,859
========================================================================================


--------------------------------------------------------------------------------
62

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     The following are the major methods and assumptions used in estimating the fair value of financial instruments.

CASH AND CASH EQUIVALENTS: The fair value of cash and amounts due from depository institutions approximates their carrying amount. The fair value of short-term investments was determined based on bid prices published in financial newspapers or bid quotations received from securities dealers.

INVESTMENT SECURITIES: The fair value of marketable-debt and marketable-equity securities was determined based on bid prices published in financial newspapers or bid quotations received from securities dealers.

MORTGAGE-BACKED SECURITIES: The fair values of MBS were determined based on bid quotations received from securities dealers.

LOANS RECEIVABLE: The fair value of 1-4 family mortgages was based upon future cash flows discounted at a rate that reflects an estimate of current market rates for the underlying mortgage loans and, in certain instances, quotes received from the secondary market.
     The fair value of income producing property, land and consumer loans was calculated based on an estimate of the timing of future cash flows, discounted at a rate that reflects an estimate of current market rates for these types of loans. The discount rate for the Bank's classified loans was adjusted for the inherent credit risk in those assets. The estimate of the timing of cash flows was based on the same prepayment assumptions used for regulatory interest rate risk reporting. Most of the Bank's income producing property and land loans are adjustable rate mortgages.

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

DEPOSITS: The fair value of deposits with no stated maturity, such as savings, checking and money market accounts, is considered to be equal to the amount payable on demand. The fair value of certificates of deposits was computed as the present value of future cash outflows, based on contractual maturities, discounted at rates equivalent to those offered by the Bank at Dec. 31, 1997 and 1996 for certificates of deposit with similar maturities.

BORROWINGS: The fair value of FHLB advances was determined based upon a discounted cash flow analysis using a discount rate commensurate with rates currently offered by the FHLB for similar remaining maturities. The fair values of the repurchase agreements, senior notes, subordinated notes and the mortgage-backed note were based upon quotes received from securities dealers. The fair value of the ESOP borrowing approximates its carrying amount because the borrowings reprice frequently at market interest rates.

ACCRUED INTEREST PAYABLE: The carrying amount of accrued interest payable is a reasonable estimate of its fair value because its maturity is short-term.

OTHER FINANCIAL ASSETS AND LIABILITIES: Other financial assets and liabilities include the excess servicing fee receivable, mortgage servicing rights, loan origination and sales commitments, letters of credit and other credit-related guarantees, recourse provisions on loans sold with recourse and interest rate exchange agreements.
     The fair value of excess servicing fee receivable was determined based upon the present value of anticipated loan servicing cash flows, discounted at a market rate of interest for assets with similar risk.
     The fair value of mortgage servicing rights was determined by calculating the present value of estimated future cash flows using a discount rate, prepayment rate and servicing costs commensurate with the risks involved.
     The fair value of commitments to originate mortgage loans was estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the borrowers. For fixed rate loan commitments, fair value also considers the difference between current interest rates and the committed rates.
     The fair value of forward loan sale commitments represents the loss the Bank would incur to enter into an offsetting agreement and was determined from quotes received from securities dealers.
     The fair value of the letters of credit and the guarantee of indebtedness of others represents the amount the Company would have to pay a third party to assume the related liability.
     It is not practicable to estimate the fair value of the Company's liability with respect to loans sold with recourse because of the significance of the cost to obtain external quotes. The fair value of the liability for loans sold with recourse would represent the amount the Bank would have to pay a third party to assume the recourse obligation.
     The fair value of interest rate exchange agreements was obtained from dealer quotes and represents the estimated amount the Bank would receive or pay to terminate the contract, taking into account current interest rates and the creditworthiness of the counterparties.

-------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS              St. Paul Bancorp, Inc.
-------------------------------------------------------------------------------

NOTE Y
-------------------------------------------------------------------------------
SELECTED QUARTERLY INFORMATION (UNAUDITED)


STATEMENTS OF INCOME                                             For the Quarters Ended
----------------------------------------------------------------------------------------------------------------------------------
                                              Dec. 31               Sept. 30              June 30                 March 31
----------------------------------------------------------------------------------------------------------------------------------
Dollars in thousands,
 except per share amounts                 1997       1996       1997        1996       1997        1996         1997          1996
-----------------------------------------------------------------------------------------------------------------------------------
Interest income                           $78,864   $76,083   $80,787      $74,864   $78,724     $74,052      $76,842       $71,257
Interest expense                           47,891    44,183    47,593       43,467    45,330      42,283       44,571        41,577
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income                        30,973    31,900    33,194       31,397    33,394      31,769       32,271        29,680
Provision for loan losses                       -       250         -          500         -         500            -           500
Net gain on assets sold                       244       209       142          132        65         116          117         1,175
Other income                               12,355     8,851    10,948        8,785    10,928       8,402       10,367         8,050
SAIF recapitalization                           -         -         -       21,000         -           -            -             -
Other G&A expense                          25,428    24,318    25,585       24,768    25,568       24,280      24,169        23,452
Gain (loss) on REO                            443        30       (59)         (89)      (39)         (20)        (44)       (1,136)
-----------------------------------------------------------------------------------------------------------------------------------
Net income (loss) before income
  taxes and extraordinary item             18,587    16,422    18,640       (6,043)   18,780       15,487      18,542        13,817
Income taxes                                6,134     5,566     6,266       (2,501)    6,383        5,298       6,305         5,063
-----------------------------------------------------------------------------------------------------------------------------------
Net income (loss) before
   extraordinary item                      12,453    10,856    12,374       (3,542)   12,397       10,189      12,237         8,754
Extraordinary loss, net of tax                  -         -         -            -         -            -         403             -
-----------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                         $12,453   $10,856   $12,374     $ (3,542)  $12,397      $10,189     $11,834       $ 8,754
===================================================================================================================================
Income before extraordinary
  item per share:
  Basic                                   $  0.37   $  0.32   $  0.37     $  (0.11)  $  0.37      $  0.30     $  0.36       $  0.25
  Diluted                                    0.36      0.31      0.35        (0.11)     0.36         0.29        0.34          0.24
===================================================================================================================================
Net income per share:
  Basic                                   $  0.37   $  0.32   $  0.37     $  (0.11)  $  0.37      $  0.30      $  0.35      $  0.25
  Diluted                                    0.36      0.31      0.35        (0.11)     0.36         0.29         0.33         0.24
===================================================================================================================================
Cash dividends per share                  $ 0.100   $ 0.064   $ 0.100      $ 0.064   $ 0.080      $ 0.053      $ 0.080      $ 0.053
===================================================================================================================================


AVERAGE BALANCE SHEET                                                   For the Quarters Ended
---------------------------------------------------------------------------------------------------------------------------------
                                               Dec. 31              Sept. 30                June 30                 March 31
---------------------------------------------------------------------------------------------------------------------------------
Dollars in thousands                1997        1996        1997          1996       1997        1996        1997         1996
---------------------------------------------------------------------------------------------------------------------------------
Total assets                    $ 4,590,993   $4,310,802  $4,562,456   $4,281,667  $4,448,628  $4,239,579  $4,417,054   $4,131,707
MBS                                 960,636      798,700   1,029,606      832,458   1,088,326     888,740   1,140,367      963,474
Loans receivable                  3,204,168    3,124,222   3,121,693    3,072,933   2,972,994   2,995,272   2,826,965    2,745,493
Deposits                          3,275,701    3,308,166   3,297,271    3,273,263   3,345,921   3,269,986   3,372,972    3,251,290
Borrowings                          824,923      536,277     777,248      547,947     618,684     509,810     561,037      423,313
Stockholders' equity                414,246      380,937     403,682      385,932     391,880     378,712     393,420      387,499
One year GAP to total assets          (3.84%)      (1.62%)     (5.77%)      (1.82%)     (3.09%)      0.33%      (0.92%)       6.38%
===================================================================================================================================





NOTE Z
-------------------------------------------------------------------------------
SUPPLEMENTAL CASH FLOW DISCLOSURES

Dollars in thousands                                      1997      1996      1995
----------------------------------------------------------------------------------

Interest credited on deposits                           $145,256  $120,361  $115,537
Interest paid on deposits                                 12,307    11,808    11,639
------------------------------------------------------------------------------------
Total interest paid on deposits                         $157,563  $132,169  $127,176
====================================================================================
Loans exchanged for
  mortgage-backed securities                            $      -  $380,929  $      -
Interest paid on borrowings                               38,573    31,185    30,158
Income taxes paid, net                                    20,562    12,690    20,991
Real estate acquired through foreclosure                   3,955    23,214     8,505
Loans originated in connection with real
  estate acquired through foreclosure                      2,677    23,446    11,885
------------------------------------------------------------------------------------


NOTE AA
----------------------------------------------------------------------------
EARNINGS PER SHARE
The following table sets forth the computation for basic and diluted earnings per share for the years ended Dec. 31, 1997, 1996 and 1995:

                                                1997       1996          1995
--------------------------------------------------------------------------------
Income before extraordinary item             $49,461      $26,257       $36,394
===============================================================================
Denominator for basic earnings per
  share-weighted average shares            33,797,844  33,922,146    34,609,393
Effect of diluted securities:
  Stock options issued to
  employees and directors                   1,149,373   1,780,518     1,974,062
-------------------------------------------------------------------------------
Denominator for diluted earnings per
  share-adjusted weighted average
  shares and assumed conversions           34,947,217  35,702,664    36,583,455
===============================================================================
Income before extraordinary
  item per share:
      Basic                                   $  1.46     $  0.77       $  1.05
===============================================================================
      Diluted                                 $  1.42     $  0.74       $  0.99
===============================================================================
===============================================================================

-------------------------------------------------------------------------------
64

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

NOTE BB

SUBSEQUENT EVENTS
In March 1998, the Company announced an agreement to merge with Beverly Bancorporation, Inc. ("Beverly"), the bank holding company of Beverly National Bank and Beverly Trust Company. Beverly, with total assets of $669 million, currently operates 13 branches in the south and southwest suburbs of Chicago. The Company will issue 1.063 shares of its common stock for each outstanding common share of Beverly, subject to adjustment under certain circumstances. The Company intends to account for the transaction as a pooling of interests. The agreement is subject to regulatory and shareholder approvals.












--------------------------------------------------------------------------------
REPORT OF INDEPENDENT AUDITORS                            St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
BOARD OF DIRECTORS AND STOCKHOLDERS
ST. PAUL BANCORP, INC.

We have audited the accompanying consolidated statements of financial condition of St. Paul Bancorp, Inc. as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of St. Paul Bancorp, Inc. at December 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.




                                                   /s/ Ernst & Young LLP


Chicago, Illinois
January 14, 1998,
except for Note BB, as to which the date is March 16, 1998

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
ANNUAL REPORT ON FORM 10-K                                St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Securities and Exchange Commission
Washington, D.C. 20549

Annual Report Pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 for the fiscal year ended Dec. 31, 1997.
Commission File Number 0-15580

ST. PAUL BANCORP, INC.
Incorporated in the State of Delaware
IRS Employer Identification #36-3504665
Address: 6700 West North Avenue
Chicago, Illinois 60707-3937
Telephone: (773) 622-5000

Securities registered to Section 12(g) of the Act: Common Stock, Par Value $0.01; Preferred Stock Purchase Rights.
     As of Jan. 31, 1998, St. Paul Bancorp, Inc. had 34,257,983 shares of common stock outstanding. The aggregate market value of common stock held by non-affiliates as of Jan. 31, 1998 was $734,490,935.(1)
     St. Paul Bancorp, Inc. has filed all reports required to be filed by Sections 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months and has been subject to such filing requirements for the past 90 days.
     No disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is contained in the Company's definitive proxy statement incorporated by reference herein.
     This Annual Report and Form 10-K incorporates into a single document the requirements of the accounting profession and the Securities and Exchange Commission. Only those sections of the Annual Report referenced in the following cross-reference index are incorporated in the Form 10-K.


--------------------------------------------------------------------------------------
CROSS-REFERENCE                                                                  Page
--------------------------------------------------------------------------------------
PART I
Item 1    Business
          General                                                     20-21, 44, 67-68
          Distribution of Assets, Liabilities
          and Stockholders' Equity; Interest Rates and
             Interest Differential                                               26-27
          Investment Portfolio                                               38, 48-49
          Loan Portfolio                                      32-35, 38, 45, 49-50, 61
          Summary of Loan Loss Experience                                34-35, 45, 50
          Deposits                                                          26, 37, 52
          Return on Equity and Assets                                            18-19
          Short-Term Borrowings                                              39, 52-54
Item 2    Properties                                                                67
Item 3    Legal Proceedings                                                       none
Item 4    Submission of Matters to a Vote of Security Holders none

Part II
Item 5    Market for the Registrant's Common Equity and Related
          Stockholder Matters                         21, 23, 25, 34, 55-57, 65-68, 72
Item 6    Selected Financial Data                                                18-19
Item 7    Management's Discussion and Analysis of
          Financial Condition and Results of Operations                          20-39
Item 8    Financial Statements and Supplemental Data                             40-65
Item 9    Changes in and Disagreements with Accountants on
             Accounting and Financial Disclosures                                 none

Part III
Item 10   Directors and Executive Officers of the Registrant                       70*
Item 11   Executive Compensation                                                     *
Item 12   Security Ownership of Certain Beneficial Owners
             and Management                                                          *
Item 13   Certain Relationships and Related Transactions                             *

Part IV
Item 14   Exhibits, Financial Statements Schedules and
             Reports on Form 8-K                                                 68-69






(1) Solely for the purpose of this calculation, all executive officers and directors of the registrant are considered to be affiliated. Also included are the shares held by various employee benefit plans where trustees are directors of St. Paul Bancorp, Inc.

* St. Paul Bancorp's definitive proxy statement for the 1998 Annual Meeting of Shareholders is incorporated herein by reference, other than the sections entitled Report of the Organizational Planning and Stock Option Committees on Executive Compensation and Comparative Performance Graph.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
ANNUAL REPORT ON FORM 10-K (CONTINUED)                    St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
COMPETITION

St. Paul Bancorp experiences substantial competition in attracting and retaining deposit accounts, making mortgage and other loans, and selling investment products. Competition for deposit accounts comes primarily from other federally insured financial institutions, such as saving institutions, commercial banks and credit unions; money market funds; and other investment alternatives. Competition for origination of loan products comes primarily from mortgage brokers, other savings institutions, mortgage banking firms, commercial banks, insurance companies and finance companies. Competition for investment product sales comes primarily from other brokerage operations, insurance companies and mutual funds. Many of St. Paul's competitors are unregulated and are not subject to the same restrictions as the Bank.
     St. Paul's market area is experiencing increased competition from the acquisition of local financial institutions by larger commercial banking and savings institutions.

PROPERTIES

All the office properties and most of the equipment appearing in the Consolidated Statements of Financial Condition and Note L-Office Properties and Equipment are owned by the Bank. As of Dec. 31, 1997, the Bank had 53 banking offices located throughout the greater Chicago metropolitan area. Seventeen of the branches were located in Dominick's(R) and Cub(R) food stores in the Chicago area. All branch locations, except for three drive-up facilities, are full-service offices that provide a full range of banking services. Of the 53 banking offices, 31 were owned and 22 were leased as of Dec. 31, 1997. Also, the Bank owned five administrative buildings and leases administrative office space in an office complex near the Bank's home office. During 1997, the Bank purchased a 70,000-square-foot facility in a surrounding suburb of Chicago which will act as an operations center. Management plans to consolidate at least two of the leased facilities into this operations center. The Bank also exercised its option, during 1997, under a capital lease arrangement to purchase a branch facility. At Dec. 31, 1997, the aggregate net book value of St. Paul Federal's banking and administrative offices owned and the leasehold improvements at the offices leased was $34.7 million. Management believes all these properties are in good condition.
     In addition to its land, buildings and leasehold improvements, the Bank had an aggregate net investment in equipment of $17.4 million at Dec. 31, 1997. Included in the equipment owned by the Bank are mainframe, hardware, teller platforms, desktop computers, ATMs and furnishings.


REGULATIONS

The Company, as a savings and loan holding company, and the Bank, as a federally chartered savings bank, are subject to extensive regulation, supervision and examination by the OTS as their primary federal regulator. The Bank also is subject to regulations, supervision and examination by the Federal Deposit Insurance Corporation (the "FDIC") and as to certain matters by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). See Management's Discussion and Analysis and Notes to Consolidated Financial Statements as to the impact of certain laws, rules and regulations on the operations of the Company and the Bank. Set forth below is a description of certain recent regulatory developments.
     Legislation was enacted in September 1996 to address the undercapitalization of the Savings Association Insurance Fund (the "SAIF"), of which the Bank is a member (the "1996 Legislation"). The 1996 legislation also contemplates the merger of the SAIF with the Bank Insurance Fund (the "BIF"), which generally insures deposits in national and state-chartered banks. The combined deposit insurance fund, which will be formed no earlier than Jan. 1, 1999, will insure deposits at all FDIC-insured depository institutions. As a condition to the combined insurance fund, however, no insured depository institution can be chartered as a savings association. Several proposals for abolishing the federal thrift charter were introduced in Congress during 1997 in bills addressing financial services modernization, including a proposal from the Treasury Department developed pursuant to requirements of the 1996 Legislation. While no legislation was passed in 1997, it is anticipated that the issue will be taken up again by Congress in 1998. If legislation is passed abolishing the federal thrift charter, the Bank may be required to convert its federal charter to either a national bank or a new federal type of bank charter or state depository institution charter. Future legislation also may result in the Company becoming regulated as a bank holding company by the Federal Reserve Board, rather than a savings and loan holding company regulated by the OTS. Regulation by the Federal Reserve Board could subject the Company to capital requirements that are not currently applicable to the Company as a holding company under OTS regulation and may result in statutory limitations on the type of business activities in which the Company may engage at the holding company level, which business activities currently are not restricted. The Company and the Bank are unable to predict whether such legislation will be enacted.
     Various proposals were introduced in Congress in 1997 to permit the payment of interest on required reserve balances, and to permit savings institutions and other regulated financial institutions to pay interest on business demand accounts. While this legislation appears to have strong support from many constituencies, the Company and the Bank are unable to predict whether such legislation will be enacted.
     During 1997, OTS continued its comprehensive review of its regulations to eliminate duplicative, unduly burdensome and unnecessary regulations concerning liqudity requirements, capital distributions, deposit accounts and application processing.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
   ANNUAL REPORT ON FORM 10-K (CONTINUED)                 St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
   EXHIBITS (C)

   FINANCIAL STATEMENTS FILED                  Page
   ------------------------------------------------
   St. Paul Bancorp, Inc.
   Consolidated Financial Statements             40
   Notes to Consolidated Financial Statements    44
   Report of Independent Auditors                65


     Schedules to the consolidated financial statements required by
Article 9 of Regulation S-X are omitted, since the required information is included in the footnotes or is not applicable.
     No reports on Form 8-K were filed during the last quarter of 1997.
     The following Exhibit Index lists the Exhibits to this Annual Report on Form 10-K.


EXHIBIT NUMBER 3
------------------------------------------------------------------------
Certificate of Incorporation and Bylaws
i      Certificate of Incorporation (a).
ii     Bylaws of Registrant, as amended (a).
iii    Amendments to Bylaws of Registrant dated as of Dec. 18, 1989,
       July 18, 1992, Sept. 27, 1993, Oct. 25, 1993 and Feb. 28, 1994,
       respectively (a).


------------------------------------------------------------------------------
EXHIBIT NUMBER 10
------------------------------------------------------------------------------
Material Contracts
i       Stock Option Plan, as amended (a)(b).

ii      Amendment to Stock Option Plan dated May 13, 1992 (a)(b).

iii     Amendment to Stock Option Plan dated May 4, 1994 (a)(b).

iv      1995 Incentive Plan (a)(b).

v       Employment Agreements, dated Dec. 19, 1994, among St. Paul
        Bancorp, Inc., St. Paul Federal Bank For Savings and Joseph C.
        Scully and Patrick J. Agnew, respectively (a)(b).

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


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
   ANNUAL REPORT ON FORM 10-K (CONTINUED)                 St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

xiv First Amendment to Agreement in Trust, dated Dec. 31, 1989, by and between St. Paul Federal Bank For Savings and Alan J. Fredian,
        Michael R. Notaro and Faustin A. Pipal, as trustees (a)(b).

xv      St. Paul Federal Bank For Savings and St. Paul Bancorp, Inc.
        Nonqualified Retirement Plan for Directors, as amended and restated as of March 28, 1994 (a)(b).

xvi     First Amendment to St. Paul Federal Bank For Savings and St. Paul
        Bancorp, Inc. Nonqualified Retirement Plan for Directors, dated as of Dec. 31, 1995 (a)(b).

xvii St. Paul Federal Bank For Savings Supplemental Retirement Plan and Excess Benefit Plan as amended and restated (b).

xviii St. Paul Federal Bank For Savings Supplemental Retirement Trust as amended and restated (b).

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

xxii    Letter, dated Jan. 19, 1996, among St. Paul Federal Bank For
        Savings Employee Stock Ownership Trust, St. Paul Bancorp, Inc.
        and Northwest Savings Bank, as successor in interest to Nationar (a).

xxiii   Shareholders Right Plan, dated Oct. 26, 1992 (a).

xxiv Indenture and First Supplemental Indenture, dated Feb. 11, 1997, between St. Paul Bancorp, Inc. and Harris Trust and Savings
        Bank (a).

xxv     Indenture dated as of July 1, 1989, between St. Paul Federal Bank
        For Savings and Bankers Trust Company, Trustee (a).

xxvi    Revolving Loan Agreement, dated as of Sept. 15, 1995, between
        St. Paul Bancorp, Inc. and LaSalle National Bank (a).

xxvii   First Amendment to Revolving Loan Agreement, dated as of Oct. 15,
        1996, between St. Paul Bancorp, Inc. and LaSalle National Bank (a).


EXHIBIT NUMBER 13
--------------------------------------------------
1997 Annual Report to Shareholders

EXHIBIT NUMBER 21
--------------------------------------------------
Subsidiaries of Registrant

EXHIBIT NUMBER 23
--------------------------------------------------
Consent of Ernst & Young LLP

EXHIBIT NUMBER 27
--------------------------------------------------
Financial Data Schedule






(a) Exhibit has heretofore been filed with the Securities and Exchange Commission and is incorporated herein by reference.

(b) Management contract or compensation plan or arrangement required to be filed as an exhibit.

(c) Copies of the Exhibits will be furnished upon request and payment of the Company's expenses in furnishing the Financial Statement Schedule and Exhibits.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
SIGNATURES            ST. PAUL BANCORP OFFICERS          St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
Pursuant to the requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on March 27, 1998 on its behalf by the undersigned thereunto duly authorized.

St. Paul Bancorp, Inc.
Joseph C. Scully
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below on March 27, 1998 by the following persons on behalf of the registrant and in the capacities indicated.

Joseph C. Scully                              John W. Croghan
Chairman and Chief Executive Officer          Director

Patrick J. Agnew                              Alan J. Fredian
President and Chief Operating Officer         Director

Robert N. Parke                               Paul C. Gearen
Senior Vice President and Treasurer           Director
(principal financial officer)
                                              Kenneth J. James
Paul J. Devitt                                Director
First Vice President and Controller
(principal accounting officer)                Jean C. Murray, O.P.
                                              Director
William A. Anderson
Director                                      John J. Viera
                                              Director


DIRECTORS
---------------------------------------------------------------
Joseph C. Scully
Chairman and Chief Executive Officer, St. Paul Bancorp, Inc.
and St. Paul Federal-A B C D* E F

Patrick J. Agnew
President and Chief Operating Officer, St. Paul Bancorp, Inc.
and St. Paul Federal-A B C D E F

William A. Anderson
Retired Partner, Ernst & Young LLP-A B D G*

John W. Croghan
President, Lincoln Partners-investment counseling-A* G I

Alan J. Fredian
Retired Professor, Institute of Human Resources and Industrial
Relations, Loyola University-D E* H* I*

Paul C. Gearen
President, Nicolson, Porter and List, Inc.-corporate real estate-C

Kenneth J. James
Chairman, James Investment Co.-real estate development-B* C*

Jean C. Murray, O.P.
Retired President, Dominican University (formerly Rosary
College)-E F

John J. Viera
Retired Vice President, Commonwealth Edison Company-public utility-D F* G H I



Joseph C. Scully, 57, has been Chairman since 1989 and Chief Executive Officer since 1982. He joined the Company in 1963 and has also served as President, Senior Vice President, Corporate Secretary and Vice President.

Patrick J. Agnew, 55, has been President and Chief Operating Officer since 1989. Previous positions include Executive Vice President, Senior Vice President and General Counsel for the Company. Before joining St. Paul in 1979, he was a partner in the law firm of Righeimer, Martin and Cinquino.

James R. Lutsch, 50, was named Senior Vice President and Director of Information Services in 1986. He joined St. Paul in 1972 and has also served as a Vice President and as a Manager in the Bank's systems department.

Robert N. Parke, 53, was named Senior Vice President and Chief Financial Officer in 1981. Previous positions include Treasurer. Before joining St. Paul in 1977, he was a certified public accountant with Ernst & Young LLP.

Robert N. Pfeiffer, 49, was named Senior Vice President and Director of Human Resources in 1990 and Director of Customer Operations in 1996. Previous positions include First Vice President, Vice President, Branch Manager and Manager of SPF Insurance Agency, Inc., the Bank's insurance subsidiary.

Thomas J. Rinella, 53, Senior Vice President, was named Director of Community Lending in 1987. Previous positions include Marketing Director, Human Resources Director, Loan Department Manager and Systems Analyst with the Bank.

Donald G. Ross, 49, was named Senior Vice President, Director of Retail Banking in 1986. Previous positions include First Vice President, Vice President and Assistant Vice President with the Bank.

Clifford M. Sladnick, 41, was named Senior Vice President, General Counsel and Corporate Secretary in 1991. Before joining St. Paul in 1990, he was a partner with the law firm of McDermott, Will & Emery. He is also a certified public accountant.






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

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
INVESTOR INFORMATION                                      St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CORPORATE OFFICES
6700 West North Avenue
Chicago, Illinois 60707-3937
Telephone: (773) 622-5000
St. Paul News Hotline: (773) 889-SPBC (7722)

COMMON STOCK
St. Paul Bancorp common stock is listed under the symbol "SPBC" on the NASDAQ Stock MarketSM. Newspaper stock tables often list the stock as "StPaulB" or "StPaulBncp."
     As of Dec. 31, 1997, St. Paul Bancorp had 34,204,659* shares of common stock outstanding. At that date, there were 6,336 shareholders of record.
     As of the close of business on Feb. 12, 1998, St. Paul Bancorp's stock price was $25.25.

STOCK PRICE INFORMATION
The table below shows the quarterly price range of SPBC common stock and dividends paid over the past two years. The St. Paul Bancorp, Inc. Board of Directors voted on December 16, 1996 and again on June 20, 1997 to increase the quarterly dividend per share. The dividend was increased by 25 percent on both occasions.

STOCK PRICES*

-----------------------------------------------------------------------------------
                  1st               2nd               3rd              4th
               Quarter            Quarter           Quarter         Quarter
-----------------------------------------------------------------------------------
1996       12 3/4  - 13 3/4    12 3/16 - 13 1/4     1 1 7/8-14     13 3/4 - 16 5/16
1997       15 3/16 - 19 5/16   17 1/2  - 23 1/16    21 13/16-25     22 1/2 - 29
-----------------------------------------------------------------------------------

DIVIDENDS PER SHARE PAID*

-----------------------------------------------------------------------------------
                                                   1997             1996
-----------------------------------------------------------------------------------
First Quarter                                     $0.080           $0.053
Second Quarter                                    $0.080           $0.053
Third Quarter                                     $0.100           $0.064
Fourth Quarter                                    $0.100           $0.064
-----------------------------------------------------------------------------------


* Restated for a five-for-four stock split distributed on January 14, 1997 and a three-for-two stock split distributed on July 14, 1997.

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

STOCKHOLDER INQUIRIES
The Company's annual report on Form 10-K is on file with the Securities and Exchange Commission and is included in this report. To obtain additional information on St. Paul Bancorp free of charge, call the St. Paul News Hotline at (773) 889-SPBC (7722) or the Company's Investor Relations Department at
(773) 804-2283. You may also ask to be added to the mailing list for quarterly earnings releases. The Bank maintains a Web site at www.stpaulbank.com.
     Other inquiries may be directed to Investor Relations Director Robert E. Williams, (773) 804-2284, or Chief Financial Officer Robert N. Parke, (773) 804-2360.
     Inquiries about stockholder records, stock transfers, ownership changes, address changes, dividend payments or the dividend reinvestment plan should be directed to:

TRANSFER AGENT AND REGISTRAR
BankBoston, N.A. c/o Boston Equiserve
P.O. Box 8040
Boston, MA 02266-8040
(800) 730-4001
Fax(781) 828-8813
www.equiserve.com

ANNUAL MEETING
You are cordially invited to St. Paul Bancorp's annual meeting of stockholders, to be held at 10 a.m. Wednesday, May 6, 1998 at Drury Lane Oakbrook, 100 Drury Lane, Oakbrook Terrace, IL. Mark your proxy card if you wish to attend. The record date for voting at the meeting is Tuesday, March 17, 1998.

Independent Auditors
Ernst & Young LLP
233 South Wacker Drive
Chicago, Illinois 60606-6301

Corporate Counsel
Clifford M. Sladnick
Senior Vice President and General Counsel
St. Paul Bancorp, Inc.

--------------------------------------------------------------------------------

                              LIST OF LOCATIONS


Home Office

6700 West North Avenue
Chicago, IL 60707-3937
(773) 622-5000

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

MONEY CONNECTION CENTERS
Clark and Diversey  (Chicago)
Clark and Division  (Chicago)

-------------------------------------------------------------------------------
                                                                             7