Form 10-K405, Exhibit 13
period 1998-12-31
ST PAUL BANCORP INC
filed 1999-03-31
CIK 810578

                                                                      EXHIBIT 13

BUSINESS HIGHLIGHTS / FINANCIAL REVIEW                    St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------

[GRAPH]

ASSETS AT YEAR-END 1998                                LOAN PORTFOLIO



[GRAPH]                                                [GRAPH]


LOAN PORTFOLIO AT YEAR-END 1998                        NONPEROFRMING ASSETS


[GRAPH]                                                [GRAPH]


DEPOSITS AT YEAR-END 1998                              NET LOAN CHARGE-OFFS


[GRAPH]                                                [GRAPH]


CONTENTS

18   Five-Year Summary                                        FINANCIAL STATEMENTS AND NOTES
     MANAGEMENT'S DISCUSSION AND ANALYSIS                40   Consolidated Financial Statements
19   Overview                                            44   Notes to Consolidated Financial Statements
21   Statement of Financial Condition                    69   Report of Independent Auditors
24   Cash Flow Activity                                       10-K
27   Results of Operations                               70   Annual Report on Form 10-K
34   Credit RiskManagement                               74   Officers and Directors
37   Interest Rate Risk                                  76   Investor Information

FIVE-YEAR SUMMARY                                        St. Paul Bancorp, Inc.

-----------------------------------------------------------------------------------------------------------------------------------
At or for the years ended Dec. 31--
Dollars in thousands, except per share amounts              1998 (a)        1997            1996 (b)         1995             1994
-----------------------------------------------------------------------------------------------------------------------------------
SUMMARY OF FINANCIAL CONDITION
ASSETS:
Cash and cash equivalents.........................  $    439,320    $    238,133    $    220,806     $    239,331     $    195,020
Investment securities.............................       213,882         187,576         203,598          277,543          286,648
Mortgage-backed securities/
 securities due from brokers......................       602,102         955,290       1,214,814          998,264        1,153,377
Loans receivable-net of allowance.................     4,477,581       3,626,533       3,150,718        2,992,526        2,855,428
Other assets......................................       301,231         218,312         197,278          200,218          202,403
                                                    ------------------------------------------------------------------------------
    Total assets..................................  $  6,034,116    $  5,225,844    $  4,987,214     $  4,707,882     $  4,692,876
                                                    ==============================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits..........................................  $  3,894,971    $  3,871,400    $  3,897,201     $  3,758,941     $  3,737,348
Borrowings........................................     1,520,679         792,994         563,786          458,719          504,341
Other liabilities.................................       108,542          75,119          76,171           65,064           58,982
Stockholders' equity..............................       509,924         486,331         450,056          425,158          392,205
                                                    ------------------------------------------------------------------------------
    Total liabilities and stockholders' equity....  $  6,034,116    $  5,225,844    $  4,987,214     $  4,707,882     $  4,692,876
                                                    ==============================================================================

SUMMARY OF OPERATIONS
Interest income...................................  $    370,963    $    359,863    $    338,384     $    318,720     $    288,468
Interest expense..................................       212,809         205,645         190,998          179,300          148,018
                                                    ------------------------------------------------------------------------------
    Net interest income...........................       158,154         154,218         147,386          139,420          140,450
Provision for loan losses.........................         1,860             360           1,905            2,059            5,461
                                                    ------------------------------------------------------------------------------
    Net interest income after provision
     for loan losses..............................       156,294         153,858         145,481          137,361          134,989
Other income......................................        57,047          56,308          44,848           41,591           37,788
Cost reduction plan charge........................        25,000            --              --               --               --
Merger-related charge.............................         9,025            --              --               --               --
SAIF recapitalization.............................          --              --            21,000             --               --
Other general and administrative expense..........       135,906         125,884         119,294          111,607          108,171
Gain (loss) on foreclosed real estate.............             4             386            (607)          (1,133)          (2,015)
Income taxes......................................        14,709          28,206          16,382           23,614           21,663
                                                    ------------------------------------------------------------------------------
    Income before extraordinary item..............        28,705          56,462          33,046           42,598           40,928
Extraordinary loss, net of income taxes...........          --               403            --               --               --
                                                    ------------------------------------------------------------------------------
    Net income....................................  $     28,705    $     56,059    $     33,046     $     42,598     $     40,928
                                                    ==============================================================================
Basic earnings per share before
 extraordinary item (c)...........................  $       0.71    $       1.41    $       0.85     $       1.06     $       0.99
Diluted earnings per share before
 extraordinary item (c)...........................          0.69            1.37            0.81             1.01             0.94
                                                    ==============================================================================
Basic earnings per share (c)......................  $       0.71    $       1.40    $       0.85     $       1.06     $       0.99
Diluted earnings per share (c)....................          0.69            1.36            0.81             1.01             0.94
                                                    ==============================================================================

SELECTED FINANCIAL AND OTHER DATA
Weighted average basic shares
 outstanding (c)..................................    40,296,222      39,905,921      39,059,590       40,277,889       41,375,283
Weighted average diluted shares
 outstanding (c)..................................    41,511,580      41,292,684      41,020,068       42,336,300       43,567,705
Dividends per share (c)...........................  $       0.50    $       0.36    $       0.23     $       0.16     $       0.16
Dividend payout ratio (d).........................         72.46%          26.28%          28.40%           15.84%           17.02%
Nonperforming assets to total assets..............          0.33%           0.25%           0.29%            0.68%            0.65%
Return on average assets..........................          0.52%           1.09%           0.68%            0.92%            0.92%
Average equity as a percentage of
 average assets (a) (b)...........................          9.08%           9.08%           8.88%            8.99%            8.86%
Return on average stockholders'
 equity (net worth) (a) (b).......................          5.71%          11.99%           7.67%           10.25%           10.36%
Number of office locations........................            65              66              64               63               62
                                                    ------------------------------------------------------------------------------

(a) In 1998, without the $11.5 million merger-related charge and the $25.0 million cost reduction plan charge, net income would have been $54.6 million, or $1.32 per diluted share outstanding. In addition, return on average assets would have been 0.99% and return on average stockholders' equity would have been 10.85%.

(b) In 1996, without the $21.0 million non-recurring charge to recapitalize the SAIF, net income would have been $46.9 million, or $1.14 per diluted share outstanding. In addition, return on average assets and return on average equity would have been 0.97% and 10.89%, respectively.

(c) All share and per share amounts have been restated for all stock splits and stock dividends.

(d)  Based upon diluted earnings per share.

MANAGEMENT'S DISCUSSION AND ANALYSIS                      St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
OVERVIEW
--------------------------------------------------------------------------------
St. Paul Bancorp, Inc. (the "Company") is the holding company for St. Paul Federal Bank For Savings (the "Bank"), the largest independent savings institution in the state of Illinois. At December 31, 1998, the Company had total assets of over $6.0 billion.

   On July 1, 1998, the Company merged with Beverly Bancorporation, Inc. ("Beverly"), the bank holding company of Beverly National Bank and Beverly Trust Company. Beverly National Bank, with total assets of $705 million at June 30, 1998, operated 12 branches primarily in the south and southwestern suburbs of Chicago. Beverly Trust Company provided a variety of trust and fund management services for individuals and corporations, including asset management of personal living trusts and corporate employee benefit plans, and the administration of land trusts. Through the Beverly merger, in addition to trust and fund management services, the Company acquired a commercial loan portfolio and a commercial lending department, as well as commercial checking services. The Company issued 1.063 shares of its common stock in exchange for each outstanding common share of Beverly. In total, the Company issued approximately
6.1 million new shares of common stock and reserved an additional 558,000 shares of common stock in exchange for the outstanding stock options issued to Beverly officers and directors. The combined shares issued and stock options outstanding resulted in an initial transaction value of approximately $151.0 million.

   The merger was accounted for as a pooling-of-interests transaction. Accordingly, the Company has restated all financial information and analyses to incorporate Beverly's results on a historical basis.

   In connection with the merger, the Company recorded, in the third quarter of 1998 a merger-related charge of $11.5 million before income taxes. This charge included one-time transaction costs, contract termination penalties, severance and additional provisions for loan losses to conform Beverly's allowance for loan loss to the Company's methodology. Management expects to reduce annual Beverly expenses by $4.8 million or 19 percent of Beverly's general and administrative expenses. In addition, by introducing the Bank's products, such as brokerage and annuity products, to the Beverly customers, and Beverly products, such as trust operations and commercial banking, to St. Paul customers, other income is expected to be enhanced by at least $1.0 million. See Results of Operations-Comparison of Years Ended December 31, 1998 and 1997 and Note B -- Non-Recurring Charges for further details.

   In August 1998, the Company announced a cost reduction plan and certain information technology replacements to lower expenses and improve information systems. In connection with this program, the Company recorded a $25 million one-time pre-tax charge against earnings. The largest part of the charge related to changes in compensation and benefit plans. The Company's supplemental executive and directors' pension plans were modified and future accruals have been frozen and converted to single sum account balance(1). In addition, the Company's leveraged employee stock ownership plan was terminated(2). The Company also offered an early retirement opportunity to certain employees, made other workforce reductions and suspended the earnings based incentive bonus for 1999. In aggregate, these cost reduction actions are expected to result in pre-tax annual cost savings of approximately $9.0 million. A portion of the charge was also related to certain information technology initiatives. The Company converted its core transaction processing systems to the EDS Miser system. The conversion included replacing the deposit, loan servicing and general ledger transaction processing systems and the teller platform system, as well as converting transaction processing systems that supported the old Beverly Bank locations to the Miser system. In addition, the Bank converted its 1-4 family loan servicing system to the Alltel loan servicing system during the fourth quarter of 1998. See Results Of Operations Comparison of Years Ended December 31, 1998 and 1997 and Note B -- Non-Recurring Charges for further details.

   At December 31, 1998, the Bank's branch network consisted of 65 locations, including the 12 Beverly locations. The network included freestanding branches, banking offices located in grocery supermarkets and two "Money Connection Centers." The Bank closed one of its in-store locations in the second quarter of 1998, due to the closing of the grocery store in which the branch was located. The Bank will also close four other in-store banking offices in 1999 when the grocery stores in which they are located also close. Management expects to relocate one of these branches and combine the operations of the other three with nearby branches. The Bank's two Money Connection Centers were opened in late 1997 and early 1998. These locations were designed to occupy a smaller space by combining self-service banking options with branch personnel to deliver a full line of banking services.

   The Bank also operates one of the largest networks of automated teller machines ("ATMs") in the Chicagoland area with 550 machines. This network includes 251 ATMs located in White Hen Pantry convenience stores and additional ATMs in grocery stores, gas stations and other convenience stores. See Results Of Operations - Comparison Of Years Ended December 31, 1998 and 1997 for further discussion of ATM operations.

   Both the Company and the Bank operated other wholly owned financial services companies in 1998, including Investment Network, Inc., Annuity Network, Inc., SPF Insurance Agency, Inc., St. Paul Financial Development Corporation ("SPFD") and St. Paul Trust Company. At December 31, 1998, customers maintained $722 million of investments through Investment Network, Inc. and $347 million of annuity contracts through Annuity Network, Inc. SPFD is a residential and commercial land development company focused in the greater Chicagoland area, providing both equity and debt financing for real estate development projects. At December 31, 1998, SPFD had $21.0 million in real estate equity and financing investments. St. Paul Trust Company (formerly known as Beverly Trust Company) provides a variety of trust and fund management services to customers and at December 31, 1998 had $349 million of assets under management. In addition, in January 1998, ATM Connection, Inc. began operations as a new subsidiary of the Bank. This subsidiary owns and operates the ATM network of the Bank. See Note A -- Summary of Significant Accounting Policies for descriptions of all affiliates and subsidiaries.

(1) A Rabbi Trust has been established for the benefit of plan participants while the amounts remain as general obilgations of the Company.

(2) Subject to receipt of favorable determination letter from the Internal Revenue Service

MANAGEMENT'S DISCUSSION AND ANALYSIS                      St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

   In January 1998, the Bank acquired a privately held residential mortgage broker serving Chicago and its surrounding suburbs. This broker now operates as a separate subsidiary of the Bank under the name Serve Corps Mortgage Corporation ("Serve Corps"). Serve Corps originates 1-4 family residential mortgages primarily for sale, with servicing released, to third-party investors. The Bank also purchases loans for its portfolio from Serve Corps. The acquisition of this mortgage brokerage operation helped increase overall 1-4 family loan origination volume and enhanced other income through gains on loans sold to third-party investors. Some lending responsibilities previously performed by the Bank were transferred to Serve Corps' operations. During 1998, Serve Corps originated $412.3 million of 1-4 family loans, including $144.6 million of loans originated for the Bank's portfolio.

   In general, the business of the Bank is to reinvest deposits collected from branch facilities into interest-yielding assets, such as loans secured by mortgages on real estate, securities and, to a lesser extent, consumer and commercial loans. The Bank's 1-4 family residential mortgage products are originated through its mortgage brokerage operation, retail banking offices and telephone banking facility. The Bank eliminated its 1-4 family correspondent lending unit in the third quarter. The Bank also originates a variety of consumer loan products, including home equity loans, secured lines of credit, education, automobile and credit card loans through the retail banking offices. During 1998, the Bank (including Serve Corps) originated $924.7 million of 1-4 family loans, including home equity/line of credit loans, and $23.3 million of other consumer loans.

   The Bank offers mortgage loans to qualifying borrowers to finance apartment buildings and commercial real estate, as well as other commercial loan products. During 1998, the Bank originated $399.5 million of commercial and commercial real estate loans. The commercial real estate loan portfolio is mainly comprised of loans secured by multifamily real estate. The Bank acquired a commercial lending department and commercial and commercial real estate loan portfolio of approximately $188 million in connection with the Beverly merger. Originations from this source totaled nearly $60 million in 1998. The Bank plans to expand this business unit and has set a budget of $100 million for originations in 1999. Most of Beverly's commercial loan portfolio was secured by real estate. Approximately $55 million of this portfolio included other commercial loans, such as business lines of credit, term loans, letters of credit, equipment lease financing, municipal financing, overdrafts, receivable financing, SBA loans and agricultural loans. The portfolio is located primarily in Illinois and Indiana. In recent years, the Bank made income property loans only in specific Midwestern states, such as Illinois, Indiana, Wisconsin, Minnesota and Ohio. In 1997, however, the Bank resumed its nationwide income property lending program in selected markets outside the Midwest. The Bank has set an origination budget of $275 million for 1999 for its income property lending activities. Originations from this unit were nearly $340 million in 1998. See Credit Risk Management for further details.

   To grow earning assets and offset the heavy loan prepayments in excess of loan originations, the Bank has actively purchased 1-4 family adjustable rate whole loans for its portfolio. During 1998, the Bank purchased over $1.6 billion of 1-4 family adjustable rate loans, with the majority of the purchases occurring during the last half of the year. The Bank purchases loans to supplement its originations. Management expects to use additional loan purchases in 1999 to continue to build assets and offset the anticipated continuation of the high level of loan repayments. The Bank also invests in mortgage-backed securities ("MBS"), federal, state, municipal and corporate debt securities and other equity securities. The Bank assumed a state, municipal and corporate bond portfolio from Beverly. The Bank classifies investment securities as either available for sale ("AFS") or held to maturity ("HTM"). Unrealized gains and losses on AFS securities are recorded as an adjustment to stockholders' equity, net of related taxes.

   The Bank offers a variety of deposit products including checking, savings, money market accounts and certificates of deposit ("CDs"). The Bank also relies on borrowings to help finance operations and fund growth of interest earning assets.

   Earnings of the Bank are susceptible to interest rate risk to the extent that the Bank's deposits and borrowings reprice on a different basis and in different periods than its securities and loans. Prepayment options embedded in loans and MBS and varying demand for loan products, due to changes in interest rates, create additional operating risk for the Bank in matching the repricing of its assets and liabilities. The Bank tries to structure its balance sheet to reduce exposure to interest rate risk and to maximize its return on equity, commensurate with risk levels that do not jeopardize the financial safety and soundness of the institution. See Interest Rate Risk discussion following for further information.

   Changes in real estate market values also affect the Bank's earnings. As changes occur in interest rates, the forces of supply and demand for real estate, and the economic conditions of real estate markets, the risk of actual losses in the Bank's loan portfolio will also change. Changing economic conditions, market interest rates and the overall business environment could also affect the risk of actual loss in the Bank's commercial loan portfolio. See Credit Risk Management for further details.

SEGMENT REPORTING: The Company operates many different businesses in the financial services sector, and has organized these businesses into four distinct segments. The segments are as follows: 1) Consumer Financial Services, which includes the branch network, other deposit gathering support services of the Bank, discount brokerage, insurance agency, annuity sales, ATM operations, and trust and fund management services; 2) Commercial and Multifamily Lending, which includes commercial and commercial real estate lending of the Bank, real estate development operations and investments in low-income housing; 3) Community Lending, which includes 1-4 family loan originations, consumer loan activities and the servicing of these portfolios; and 4) Money Management, which includes the wholesale acquisition of 1-4 family loans, investment portfolios, wholesale financing activities, internal funds transfer pricing allocations, tax management and the activities of the Company.

MANAGEMENT'S DISCUSSION AND ANALYSIS                      St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

   In the segment reporting process, balance sheets are constructed for each segment by allocating the assets, liabilities and equity contained in each business line within the segment. The development of each segment's balance sheet includes the effects of allocations of capital using a risk-adjusted method and the balances allocated from a central funding center in connection with internal transfer pricing. An internal transfer pricing mechanism is used to value financial assets and liabilities for each segment. Market yield curves are used to assign rates to various balance sheet categories, which results in a funding charge and/or credit to the segment. Because this allocation is an internal funding system, the resulting charge or credit is eliminated in interest income/expense.

   The financial results for the year ended December 31, 1998 for each segment are reported in Note BB -- Segment Reporting. Because Beverly did not have any "segment" information, it was not practicable to provide 1997 comparable segment results.

   This report contains certain "forward-looking statements." The Company desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and is including this statement for the express purpose of availing itself of the protection of the safe harbor with respect to all such forward-looking statements. These forward-looking statements describe future plans or strategies and include the Company's expectations of future financial results. The Company's ability to predict results or the effect of future plans or strategies is inherently uncertain. Factors that could affect actual results include but are not limited to i) general market rates, ii) changes in market interest rates and the shape of the yield curve, iii) general economic conditions, iv) real estate markets, v) legislative/regulatory changes,
vi) monetary and fiscal policies of the U.S. Treasury and the Federal Reserve,
vii) changes in the quality or composition of the Company's loan and investment portfolios, viii) demand for loan products, ix) the level of loan and MBS repayments, x) deposit flows, xi) competition, xii) demand for financial services in the Company's markets, xiii) changes in accounting principles, policies or guidelines, xiv) inability to realize expected merger cost savings and revenue enhancements within the expected timeframe or otherwise, xv) greater than expected operational difficulties, customer service problems and unanticipated cost overruns related to the integration of the business of Beverly and systems conversions, xvi) inability to realize expected cost savings associated with the cost reduction plan within the expected timeframe, xvii) unanticipated costs or expenses, xviii) higher than anticipated costs pertaining to benefit plan modifications, early retirement program and technology initiatives, and xix) changes in projections of capital expenditures and costs associated with correction and testing of systems in connection with the Year 2000 issue. These factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements.

   The Company does not undertake and specifically disclaims any obligation to update any forward-looking statements to reflect occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

--------------------------------------------------------------------------------
STATEMENT OF FINANCIAL CONDITION
--------------------------------------------------------------------------------

Total assets of the Company were $6.0 billion at year-end 1998, an $808.3 million or 15.5 percent increase over the prior year-end. An $851.0 million increase in loans receivable and higher cash and cash equivalents of $201.2 million produced the growth in total assets. On the liability side, borrowings funded most of the increase in total assets as year-end balances increased $727.7 million over the prior year-end, while deposit balances were mostly flat.

   Cash and cash equivalents totaled $439.3 million at December 31, 1998, an increase of $201.2 million over December 31, 1997. See Cash Flow Activity and Consolidated Statements of Cash Flow for further details.

   Investment securities, consisting of U.S. Treasury and agency marketable-debt securities, municipal and corporate bonds, and other marketable-equity securities, totaled $213.9 million at December 31, 1998, a $26.3 million increase over the prior year-end. At both December 31, 1998 and 1997, all of the Company's investment securities were classified as AFS. The Company recorded an unrealized gain of $2.5 million on AFS investment securities at year-end 1998, compared to an unrealized gain of $1.6 million at December 31, 1997.

   MBS balances, including MBS classified as securities due from brokers, declined $353.2 million, or 37.0 percent, to $602.1 million at December 31, 1998. Principal repayments received during the year primarily produced the reduction in MBS balance. The purchase of $30.0 million of MBS partly offset repayments. See Cash Flow Activity for further detail. The weighted average yield of the entire MBS portfolio was 6.71 percent at December 31, 1998, down 13 basis points from December 31, 1997. The repayment of higher rate securities produced the decline in the weighted average rate. At year-end 1998, approximately one-half of the MBS portfolio was classified as AFS, and the Company recorded an unrealized loss on its AFS MBS of $740,000, compared to an unrealized gain of $2.7 million at December 31, 1997.

   Loans receivable increased $851.0 million, or 23.5 percent, to $4.5 billion at December 31, 1998. The increase in loans receivable was due to Management's strategy to expand interest earning asset levels. Most of this growth was accomplished through the purchase of over $1.6 billion of 1-4 family whole loans in 1998. In addition, during 1998, the Company originated $1.1 billion of 1-4 family, commercial, commercial real estate and consumer loans for portfolio. While the Company increased both loan purchases and originations, heavy repayments, which were approximately $1.7 billion in 1998, limited the growth in loans receivable. The low interest rate environment caused a historically high level of repayments in the Company's loan portfolios. The Bank also increased its 1-4 family loan origination capacities with the early 1998 acquisition of Serve Corps. During 1998, the Bank purchased for its own portfolio $144.6 million of loans from Serve Corps. Originations from Serve Corps are either sold to third-party investors or purchased for the Bank's portfolio. The operations of Serve Corps produced the increase in loans held for sale, which totaled $65.4 million at December 31, 1998, compared to $19.5 million at the end of 1997. See Loan Portfolio table for further details of the composition of the loan portfolios. Also, see Results of Operations - Comparison of Years Ended December 31, 1998 and 1997 - Net Interest Income for

MANAGEMENT'S DISCUSSION AND ANALYSIS                      St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

further discussion. The weighted average rates on loans receivable declined 43 basis points to 7.14 percent at December 31, 1998, compared to 7.57 percent at December 31, 1997. The purchase and origination of loans at weighted average rates less than the portfolio average and the repayment of higher yielding loans produced the continued decline in the weighted average rate.

   Deposit balances totaled $3.89 billion at December 31, 1998, up slightly from $3.87 billion at December 31, 1997. While period-end balances increased only slightly, the composition of product balances shifted significantly within deposits. Period-end CD balances declined by $107.5 million, while the lower costing checking account balances increased by $87.1 million. This shift in the composition of deposits along with reductions in the rates paid on checking, savings and money market accounts also contributed to the decline in the weighted average rate paid on deposits. The weighted average deposit rate dropped 38 basis points to 3.78 percent at year-end 1998 from 4.16 percent at the end of the previous year. The low interest rate environment allowed the Bank to lower its deposit rates and reduce offering rates on new CDs. The Bank also did not retain some higher rate CD balances issued in 1997. See Cash Flow Activity, Results of Operations -- Years Ended December 31, 1998 and 1997 and Note N -- Deposits for further details.

   In 1998, Management relied primarily on borrowing balances to fund asset growth. Total borrowings increased 91.8 percent to $1.5 billion at December 31, 1998, up from $793.0 million at the previous year-end. Most of the increase occurred in long-term borrowing balances. Short-term borrowings, which totaled $395.3 million at December 31, 1998, mainly consist of advances from the Federal Home Loan Bank ("FHLB") and borrowings under agreements to repurchase securities sold. Long-term advances, which totaled $1.1 billion at December 31, 1998, were mainly comprised of FHLB advances and $100 million of senior notes issued by the Company in February 1997. See Cash Flow Activity, Results of Operations - Years Ended December 31, 1998 and 1997 and Note O -- Borrowings for further details.

   The combined weighted average cost of borrowings declined to 5.37 percent at December 31, 1998 from 6.22 percent at December 31, 1997. Lower rates on new long-term borrowing, and a decrease on the rate paid on short-term borrowings due to the low interest rate environment caused the decline in the weighted average borrowing rate.

   Stockholders' equity reached $509.9 million at December 31, 1998, up $23.6 million from $486.3 million at the previous year-end. Book value per share increased to $12.52 per share at year-end 1998 from $12.06 per share at December 31, 1997. Net income for 1998 of $28.7 million, $8.1 million of capital supplied by the exercise of director and officer stock options, and $6.6 million of capital provided by the release of unearned employee stock ownership plan shares mainly produced the increase in stockholders' equity. However, the declaration of $19.6 million of dividends to shareholders partly offset these increases to stockholders' equity.

   In January 1999, the Company announced its intentions to purchase during the first six months of 1999 up to 2 million shares of its outstanding common stock, or approximately 5 percent of shares outstanding at year-end 1998. The purchases will be made from time to time in open market and privately negotiated transactions(3). In addition, in January 1999, the Company's Board of Directors approved a 33 percent increase in the regular quarterly dividend to 20 cents per share from 15 cents. The increase in the quarterly dividend will begin with the first quarter 1999 dividend payment. The Company had previously increased the quarterly dividend rate during the third quarter of 1998 to 15 cents per share from 10 cents per share. See Cash Flow Activity -- Holding Company Liquidity for further details.

   Except for certain interest rate exchange agreements used in connection with interest rate risk management activities and forward loan sales commitments, the Company does not use derivatives in its operations. The notional amount (off-balance sheet) of interest rate exchange agreements at December 31, 1998 was $84.3 million, compared to $99.8 million at December 31, 1997. During 1998, the amortization of $15.5 million of notional amounts produced the decrease in the notional amount of interest rate exchange agreements. See Interest Rate Risk, Note A -- Summary of Significant Accounting Policies and Note T -- Financial Instruments With Off-Balance Sheet Credit Risk for further details.

   During 1997, the Company adopted SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. The implementation of some of the provisions of this Statement was delayed until 1998 as required by SFAS No. 127, Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125. These Statements provide accounting and reporting standards for the sale, securitization and servicing of receivables and other financial assets and the extinguishment of liabilities. The adoption of this Statement did not affect operations in a material way. In accordance with SFAS No. 125, as amended by SFAS No. 127, the Company began to report the collateral that has been pledged to a third party in connection with a repurchase agreement and for which the third party may sell or repledge the collateral and which the Company does not have the right to redeem on short notice, as "Securities Due from Brokers" on the Consolidated Statements of Financial Condition. The amount due from brokers consists of the carrying value of MBS pledged as collateral.

   In 1998, the Company adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for the reporting of financial information from operating segments in annual and interim financial statements. This Statement requires that financial information be reported on the basis that it is reported internally for evaluating segment performance. Because this Statement addresses how supplemental financial information is disclosed in annual and interim reports, the adoption will not impact the primary financial statements. See Note BB -- Segment Reporting for further details.

(3) During 1997, the Company executed a stock repurchase program by acquiring 981,825 shares of Company common stock, at a weighted average price of $16.56.

MANAGEMENT'S DISCUSSION AND ANALYSIS                      St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

   In February 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 132, Employers' Disclosure about Pensions and Other Post-retirement Benefits. This Statement revises an employer's financial statement disclosures for pension and other post-retirement benefit plans. This Statement does not, however, change the measurement or recognition of those plans, and will therefore have no effect on operations. This Statement is effective for 1998. See Note S -- Employee Benefit Plans for further details.

   In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which is required to be adopted in years beginning after June 15, 1999. This Statement provides a standard for the recognition and measurement of derivatives and hedging activities. Because of the Company's minimal use of derivatives, Management does not anticipate that the adoption of the new Statement will have a significant impact on earnings or the financial position of the Company. However, the Statement is complex and defines derivatives broadly and will require an extensive accounting analysis to determine if the Bank's instruments and contracts are subject to the Standard.

   In October 1998, the FASB issued SFAS No. 134, Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Entity -- An Amendment of FASB No. 65. This Statement requires that after the securitization of mortgage loans, an entity classify the resulting mortgage-backed securities or other retained interest based on its ability and intent to sell or hold those securities (i.e., trading, available for sale or held to maturity). Since the Company does not securitize the loans it holds for sale this Statement will not have a material impact on operations. This Statement does not become effective until 1999, but early adoption is permitted.

   In January 1999, the Company adopted SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. The SOP provides guidance on accounting for the costs related to developing, obtaining, modifying and/or implementing internal use software. The prospective implementation of this SOP should not have a material impact on the Company.

   CAPITAL: The Office of Thrift Supervision ("OTS") sets regulatory capital requirements for federally insured institutions such as the Bank. The OTS requires the Bank to maintain minimum capital level ratios of core and tangible capital to adjusted assets and total regulatory capital to risk-weighted assets. At December 31, 1998, the Bank's core and tangible capital ratio of 7.62 percent and risk-based capital of 15.62 percent exceeded the required capital levels. Under separate prompt corrective action regulations, the OTS can enforce certain restrictions on savings institutions classified as undercapitalized. These regulations require the Bank to maintain minimum ratios of total and Tier I capital to risk-weighted assets, and Tier I capital to average assets. At December 31, 1998, the ratio of total capital to risk-weighted assets of 15.62 percent, Tier I capital to risk-weighted assets of 14.37 percent and Tier I capital to regulatory assets of 7.62 percent allowed the Bank to be considered "well capitalized" under the OTS's prompt corrective action regulations(4). See Note Q -- Stockholders' Equity for further details and a reconciliation of the Company's stockholders' equity to the regulatory capital of the Bank.

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

   The OTS may establish capital requirements in excess of the generally applicable minimum for a particular savings institution if the OTS determines the institution's capital was or may become inadequate in view of its particular circumstances. Individual minimum capital requirements may be appropriate where the savings institution is receiving special supervisory attention, has a high degree of exposure to interest rate risk, or poses safety or soundness concerns. The Bank has no such requirements.

   Regulatory rules currently impose limitations on all capital distributions by savings institutions, including dividends, stock repurchase and cash-out mergers. Under current OTS capital distribution regulations, as long as the Bank meets the OTS capital requirements before and after the payment of dividends and meets the standards for expedited treatment of applications (including having certain regulatory composite, compliance and Community Reinvestment Act ratings), the Bank may pay dividends to the Company without prior OTS approval equal to the net income to date over the calendar year, plus retained net income over the preceding two years. In addition, the OTS has the discretion to prohibit any otherwise permitted capital distribution on general safety and soundness grounds, and must be given 30 days' advance notice of all capital distributions during which time it may object to any proposed distribution.

   During 1998, the Bank paid dividends to the Company equal to 100 percent of the Bank's prior quarter's net income. However, in the third quarter of 1998 the Bank recorded a loss due to the one-time merger-related and cost reduction plan charges and the Bank paid no dividends to the Company during the quarter.

   See Note Q -- Stockholders' Equity for a further discussion of regulatory capital requirements.


(4) All three of the capital ratios have each declined between 100 and 110 basis points from December 31, 1997 to December 31, 1998. The lower ratios were caused by an increase in both risk-weighted assets and regulatory assets, as the level of regulatory capital has remained relatively level over the period. The higher asset levels were due primarily to the purchasing of 1-4 family loans.

MANAGEMENT'S DISCUSSION AND ANALYSIS                      St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------


CASH FLOW ACTIVITY
--------------------------------------------------------------------------------
Cash and cash equivalent balances at December 31, 1998 totaled $439.3 million, compared to $238.1 million at December 31, 1997. During 1998, the major sources of funds included new borrowings and loan and MBS repayments. The Company's major uses of funds included purchases and originations of loans for portfolio.

   During 1998, the Company built interest earning asset levels through the purchase of 1-4 family whole loans and the origination of new loans for portfolio. Purchases of 1-4 family whole loans in 1998 totaled over $1.6 billion and new loans originated for portfolio totaled $1.1 billion, resulting in a significant use of funds during the year (5). Loan repayments of approximately $1.7 billion provided a significant source of cash during the year. The low interest rate environment has produced a significant amount of repayment activity in the Company's loan portfolio, and the levels have increased over 1997 repayments. Management expects the trend of high repayments to continue into 1999. Management intends to continue to use additional 1-4 family whole loan purchases to not only supplement loan originations in offsetting these prepayments but also to increase loan balances. In comparison, 1-4 family whole loan purchases in 1997 of $798 million generally produced the majority of the $472.3 million net increase in loans receivables in 1997.

   An increase in loans held for sale at December 31, 1998 was also a significant use of cash during 1998. The addition of Serve Corps accounted for most of the $45.9 million increase in assets held for sale during the year. During 1998, Serve Corps originated $412.3 million of loans, including $144.6 million of loans purchased by the Bank. Serve Corps sales of loans during the year totaled $350.9 million.

   New borrowings were a major source of funds during 1998, as Management used new borrowings to fund the whole loan purchases in an attempt to leverage the balance sheet and enhance net interest income. The Company increased borrowing balances by $730.6 million during the year, with most of the increase occurring in long-term borrowing balances. Of the increase in borrowing balances, $875 million was attributable to new long-term borrowings. In comparison, during 1997, the Company increased net borrowing balances by $228.1 million, largely to fund whole loan purchases.

   MBS repayments also provided a significant source of funds in 1998. MBS repayments totaled $377.5 million in 1998 compared to $256.9 million during 1997. The Company also purchased $30.0 million of MBS in 1998 compared to $5.0 million in the previous year.

   During 1998, the Company had net deposit inflows of $23.6 million, compared to net deposit outflows during the prior year of $22.7 million. During 1998, net checking and savings account balances increased, while CD balances declined over $100 million. The Bank did not retain some of the higher costing CD products issued in 1997 in an effort to reduce deposit costs.

   Other uses of funds during 1998 included an $80.0 million net increase in investment securities, $25.2 million for the purchase of FHLB stock, $19.6 million of dividends paid to common shareholders and the purchase of $16.1 million of office property and equipment.

Holding Company Liquidity: At December 31, 1998, the Company had $122.7 million of cash and cash equivalents, which included amounts due from depository institutions and investment securities with original maturities of less than 90 days. In addition, the Company had $12.6 million of investment securities. The Company also maintains a $20.0 million revolving line of credit agreement from another financial institution. At December 31, 1998, no funds were borrowed under this line of credit.

   Sources of liquidity for St. Paul Bancorp during 1998 included $34.8 million of dividends from the Bank (6), $28.7 million of repayments of advances to the Bank, $10.7 million of repayments of advances to SPFD, $8.1 million of proceeds from the issuance of common shares in connection with the exercise of employee stock options and $1.4 million in dividends from the Company's other subsidiaries. Uses of St. Paul Bancorp's liquidity during 1998 included $19.6 million of dividends paid to stockholders and the purchase of $4.5 million of investment securities. See Note W - Parent Company-Only Financial Information for further details.

   The OTS regulates dividend payments from the Bank to the Company. Management plans to pay dividends to the Company from the Bank equal to 100 percent of the Bank's net income during 1999. See Capital and Note Q - Stockholders' Equity for further details.

   In January 1999, the Company's Board of Directors approved a 33 percent increase in the quarterly dividend rate to $0.20 per share from $0.15 per share. The new quarterly dividend rate began with the quarterly dividend paid in February 1999. In January 1999, the Board of Directors also approved a six-month stock repurchase program. Management is authorized to repurchase up to 2 million shares of its common stock (or approximately 5 percent of the outstanding common stock at December 31, 1998). The purchases will be made from time to time in open market and privately negotiated transactions. The Company will use existing liquidity and dividends received from its subsidiaries to fund the repurchase program and dividend increase.

Regulatory Liquidity Requirements: Savings institutions are required to maintain average daily balances of liquid assets equal to a specified percentage of the institution's average net withdrawable deposits plus short-term borrowings. Liquid assets include cash, certain time deposits, federal funds sold and certain securities. This liquidity requirement may be changed from time to time by the Director of the OTS to any amount within the range of 4 percent to 10 percent, depending upon economic conditions and the deposit flows of savings institutions. In November 1997, the OTS revised its liquidity requirement to 4 percent from 5 percent and expanded the asset types that qualify as liquid assets. The OTS also added a qualitative liquidity requirement so the Bank must maintain liquidity to ensure safe and sound operations. Because of the expanded definition of liquid assets, the Bank's liquidity at December 31, 1998 of $706.3 million substantially exceeded the 4 percent requirement of $181.5 million. Because of the change in regulation, Management's regulatory liquidity compliance focus has shifted from quantitative measures to qualitative safety and soundness concerns.


(5)  See Credit for further details of new loan purchases.

(6) During 1998, the Company used its excess liquidity to advance funds to the Bank for use in the Bank's operation. The advances were due upon demand and earned a rate of interest comparable to what the Company could earn on its investment portfolio. The advance was repaid at the end of 1998.

MANAGEMENT'S DISCUSSION AND ANALYSIS                      St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------


AVERAGE BALANCES, INTEREST AND AVERAGE YIELDS

At or for the years ending Dec. 31 - Dollars in thousands


                                       At Dec. 31, 1998                    1998                             1997
--------------------------------------------------------------------------------------------------------------------------------
                                                 Weighted                           Effective                          Effective
                                                    Yield/     Average                  Yield/     Average                Yield/
                                    Balance          Rate      Balance(a)  Interest      Rate  Balance (a)   Interest       Rate
---------------------------------------------------------   ---------------------------------  ---------------------------------
Investments (b):
Taxable investment
   securities ..................  $  467,229        5.04%   $  385,575   $   21,327    5.53%   $  301,960   $   17,736     5.87%
Non-taxable investment
   securities (c) ..............      44,548        7.13        41,376        2,003    7.45        40,944        2,025     7.61
Equity investment
   securities (d) ..............      78,771        6.36        64,392        4,185    6.50        46,185        3,082     6.67
                                  ----------------------   --------------------------------   ---------------------------------
Total investments ..............     590,548        5.38       491,343       27,515    5.82       389,089       22,843     6.15
Mortgage-backed
   securities/securities
   due from brokers ............     602,102        6.71       781,667       50,620    6.48     1,097,475       74,996     6.83
Loans receivable (e) ...........   4,583,358        7.14     4,018,719      292,828    7.29     3,427,050      262,024     7.65
                                  ----------------------   --------------------------------   ---------------------------------
Total interest-earning
   assets . ....................  $5,776,008       6.92%    $5,291,729  $   370,963   7.03%   $4,913,614   $   359,863     7.35%
                                  =====================     ==============================    =================================


Deposits:
Interest-bearing
   transaction ................   $  404,456       1.01%   $  392,242   $    4,397    1.10%   $  307,095   $    5,640      1.78%
Non-interest-bearing
   transaction ................      282,789                     --        248,167    --            --        276,442      --
Money market accounts .........      280,503       3.68       261,986        8,614    3.29       254,200        8,866      3.56
Savings accounts ..............      782,415       2.17       775,879       17,812    2.30       781,777       19,141      2.45
Certificates of deposit .......    2,144,808       5.40     2,190,620      121,785    5.56     2,267,915      128,463      5.66
                                  ----------------------   --------------------------------   ---------------------------------
Total deposits ................    3,894,971       3.78     3,868,894      152,608    3.94     3,887,429      162,110      4.17
Borrowings (f):
Short-term ....................      395,318       5.56       319,878       18,510    5.79       422,398       24,419      5.78
Long-term .....................    1,125,361       5.31       740,955       41,691    5.63       281,613       19,116      6.79
                                  ----------------------   --------------------------------   ---------------------------------
Total borrowings ..............    1,520,679       5.37     1,060,833       60,201    5.67       704,011       43,535      6.18
                                  ----------------------   --------------------------------   ---------------------------------
Total interest-bearing
   liabilities ................   $5,415,650       4.23%   $4,929,727   $  212,809    4.32%   $4,591,440   $  205,645      4.48%
                                  =====================    ===============================    =================================


Excess of interest-earning
   assets over interest-
   bearing liabilities ........  $   360,358                $  362,002                         $  322,174
                                 =============================================================================================

Ratio of interest-earning
   assets to interest-
   bearing liabilities ........         1.07x                     1.07x                              1.07x
                                 =============================================================================================

Interest income ...............                                         $  158,154                         $  154,218
                                 =============================================================================================

Interest rate spread
   (tax equivalent yield) .....                    2.69%
                                 =============================================================================================

"Average" interest
   rate spread
   (tax equivalent yield) .....                                         2.71%                                             2.87%
                                 =============================================================================================

Net yield on average
   earning assets
   (tax equivalent yield) .....                                         3.01%                                             3.16%
                                 =============================================================================================



                                             1996
----------------------------------------------------------------
                                                       Effective
                                Average                   Yield/
                                Balance (a)     Interest    Rate
----------------------------------------------------------------
Investments (b):
Taxable investment
   securities ...............   $  367,410   $   19,022   5.18%
Non-taxable investment
   securities (c) ...........       36,641        1,826   7.67
Equity investment
   securities (d) ...........       36,126        2,426   6.72
                                ------------------------------
Total investments ...........      440,177       23,274   5.51
Mortgage-backed
   securities/securities
   due from brokers .........      908,899       57,548   6.33
Loans receivable (e) ........    3,317,612      257,562   7.77
                                ------------------------------
Total interest-earning
   assets ...................   $4,666,688   $  338,384   7.28%
                                ==============================

Deposits:
Interest-bearing
   transaction ..............   $  313,224   $    5,645   1.80%
Non-interest-bearing
   transaction ..............      249,252         --      --
Money market accounts .......      240,638        7,920   3.29
Savings accounts ............      798,480       19,592   2.45
Certificates of deposit .....    2,223,945      124,931   5.62
                                ------------------------------

Total deposits ..............    3,825,539      158,088   4.13
Borrowings (f):
Short-term ..................      267,979       15,239   5.69
Long-term ...................      248,642       17,671   7.11
                                ------------------------------
Total borrowings ............      516,621       32,910   6.37
                                ------------------------------

Total interest-bearing
   liabilities ..............   $4,342,160   $  190,998   4.40%
                                ==============================


Excess of interest-earning
   assets over interest-
   bearing liabilities         $ 324,528
                               ===============================

Ratio of interest-earning
   assets to interest-
   bearing liabilities ......       1.07x
                               ===============================

Interest income ..............                $  147,386
                               ===============================

Interest rate spread
   (tax equivalent yield) ...
                               ===============================

"Average" interest
   rate spread
   (tax equivalent yield) ...                             2.88%
                               ===============================

Net yield on average
   earning assets
   (tax equivalent yield) ...                             3.18%
                               ===============================


(a)  All average balances based on daily balances.
(b) Average balances exclude the effect of unrealized gains or losses on available for sale investment securities.
(c) Effective yield and weighted average rate on tax-exempt securities are on a tax equivalent basis assuming a 35% tax rate.
(d)  Includes investment in FHLB stock and other equity investments.
(e)  Includes loans held for sale and loans placed on a nonaccrual status.
(f) Includes FHLB advances, securities sold under agreements to repurchase and other borrowings.
--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS                      St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
Rate/Volume Analysis
Years ended Dec. 31 - Dollars in thousands

                                                                      1998 vs. 1997                  1997 vs. 1996
                                                               increase/(decrease) due to      increase/(decrease) due to
--------------------------------------------------------------------------------------------------------------------------
                                                                Total                            Total
                                                               Volume       Rate     Change     Volume      Rate    Change
--------------------------------------------------------------------------------------------------------------------------
Change in Interest and Dividend Income:
Loans receivable............................................ $ 43,568   $(12,764)  $ 30,804    $ 8,408   $(3,946)  $ 4,462
Mortgage-backed securities/securities due from brokers .....  (20,625)    (3,751)   (24,376)    12,624     4,824    17,448
Taxable investment securities...............................    4,675     (1,084)     3,591     (3,648)    2,362    (1,286)
Non-taxable investment securities ..........................       37        (59)       (22)       227       (28)      199
Dividends on equity investment securities ..................    1,185        (82)     1,103        671       (15)      656
                                                              ------------------------------------------------------------
   Total interest income ...................................   28,840    (17,740)    11,100     18,282     3,197    21,479

Change in Interest Expense:
Deposits ...................................................     (770)    (8,732)    (9,502)     2,573     1,449     4,022
Short-term borrowings ......................................   (5,932)        23     (5,909)     8,923       257     9,180
Long-term borrowings .......................................   26,352     (3,777)    22,575      2,265      (820)    1,445
                                                              ------------------------------------------------------------
   Total interest expense ..................................   19,650    (12,486)     7,164     13,761       886    14,647
                                                              ------------------------------------------------------------
Net change in net interest and dividend income before
 provision for loan losses..................................  $ 9,190   $ (5,254)   $ 3,936    $ 4,521   $ 2,311   $ 6,832
                                                              ============================================================

The above analysis allocates the change in interest and dividend income and expense related to volume based upon the change in the average balance and prior period's applicable yield or rate paid. The change in interest and dividend income and expense related to rate is based upon the change in yield or rate paid and the prior period's average balances. Changes due to both rate and volume have been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each. The effect of nonperforming assets has been included in the rate variance. Average balances exclude the effect of unrealized gains and losses.
--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS                      St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------


RESULTS OF OPERATIONS
--------------------------------------------------------------------------------
Comparison of Years Ended Dec. 31, 1998 and 1997

GENERAL: The Company recorded net income of $28.7 million during 1998, or $0.69 per diluted share outstanding. Without the one-time merger- related pre-tax charge of $11.5 million and the $25.0 million cost reduction plan pre-tax charge, the Company would have recorded net income of $54.6 million or $1.32 per diluted share outstanding, compared to $56.1 million or $1.36 per diluted share outstanding in 1997. During 1998, higher general and administrative costs ("G&A"), partly offset by higher net interest income, lower provisions for loan losses and an increase in other income, produced the decline in net income. Operating results during 1997 also included a $403,000 extraordinary loss, net of tax, on the early extinguishment of the Company's $34.5 million of subordinated notes.

NET INTEREST INCOME: Net interest income totaled $158.2 million during 1998, a $3.9 million or 2.6 percent increase over the $154.2 million reported in 1997. Interest income rose $11.1 million to $371.0 million, while interest expense increased $7.2 million to $212.8 million. During 1998, the Company increased average interest earning asset levels by $378.1 million to $5.3 billion. This growth in the interest earning asset levels was achieved primarily through the purchase of whole loans, funded mostly with new borrowing balances.

   The net interest margin ("NIM"), on a tax-equivalent basis, was 3.01 percent during 1998, compared to 3.16 percent during 1997. During 1998, lower yields earned on assets put downward pressure on the NIM. The lower yield was caused by the high level of repayments in the loan and MBS portfolios, as higher rate assets paid off and were replaced with new, lower yielding balances. In addition, a greater reliance on borrowings as a source of funds also contributed to lower NIM. The Bank was able to offset some of the spread contraction as the cost of deposits fell, but to a lesser degree. Management expects the high level of repayments to continue into 1999 and anticipates that repayments may continue to cause some contraction in the NIM.

INTEREST INCOME: Interest income on loans receivable increased nearly 12 percent to $292.8 million during 1998 from $262.0 million during 1997. The increase in income was produced by a $591.7 million increase in average balances partly offset by a 36 basis point decline in the effective loan yield. The increase in average loan balances, which totaled $4.0 billion during 1998, was produced by the purchase of over $1.6 billion of loans during 1998 and the origination of $1.1 billion of loans for portfolio. These originations and purchases were partly offset by loan repayments. The level of repayments increased during 1998 from 1997 as a result of the low interest rate environment that produced a significant amount of refinance activity. The heavy repayment also contributed to the decline in the effective loan yield. As the higher yielding loans were repaid, the balances were replaced with lower yielding purchases and originations, causing a decline in the weighted average loan rate.

   MBS interest income decreased $24.4 million, or 32.5 percent, during 1998 to total $50.6 million. A $315.8 million decline in average balances and a 35 basis point decline in the effective MBS yield generated the lower income from MBS. As with the loan portfolio, the MBS portfolio has experienced a high level of repayments during the year.

   Interest income from investments increased $4.7 million during the year to total $27.5 million, compared to $22.8 million during 1997. An increase in average balances, partly offset by a decline in the effective investment yield, caused the increase in income. Average investment balances increased $102.3 million during 1998 to $491.3 million. The high level of loan and MBS repayments experienced during the year caused the increase in average balances as these repayments were placed in investment balances until deployed into loans. The declining interest rate environment and the maturity of some higher rate securities caused the 33 basis point decline in the effective investment yield.

INTEREST EXPENSE: Deposit interest expense declined by $9.5 million to $152.6 million during 1998, compared to $162.1 million during the prior year. A decline in the effective deposit cost produced most of the decrease in the deposit interest expense. The effective deposit cost decreased 23 basis points to 3.94 percent. During 1998, Management lowered the rates paid on checking, savings and money market accounts in response to the declining interest rate environment. In addition, the Company reduced the offering rates on new CD products and did not retain some of the higher rate CDs that matured during the year, also contributing to the lower effective costs. Average deposit balances decreased slightly to $3.9 billion, down $18.5 million from 1997. While average deposit balances declined slightly, average CD balances were down by over $77 million. A $56.9 million increase in checking account balances partly offset this decrease.

   Borrowing interest expense jumped $16.7 million to $60.2 million during 1998 from $43.5 million during 1997. The increase was largely due to a $356.8 million increase in average balances, which totaled $1.1 billion in 1998. The use of borrowings to fund the interest earning asset growth produced the increase in average balances. In addition to new borrowings, which were at lower rates, Management refinanced some of the short-term borrowings with lower costing long-term borrowings, contributing to the lower average interest cost.

INTEREST RATE SPREAD: The Bank's ability to sustain current net interest income levels during future periods is largely dependent not only on the level of interest earning assets but also the size of the interest rate spread. The interest rate spread, on a tax-equivalent basis, was 2.69 percent at year-end 1998, compared to 2.80 percent at December 31, 1997. Similar to the NIM, the interest rate spread has been impacted by loan and MBS repayments, as higher yielding assets were repaid and replaced with lower yielding assets. In addition, while the whole loan purchases have contributed greatly to the growth in net interest income, these transactions have substantially compressed the interest rate spread. Since the spread between the weighted average rate earned on the new loans and

MANAGEMENT'S DISCUSSION AND ANALYSIS                      St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

the weighted average rate paid on the new borrowings was narrower than the overall interest rate spread, these transactions caused the interest rate spread to contract, even though net interest income increased. These contractions in the interest rate spread were partly offset by lower rates paid on both deposit and borrowing balances. The high level of loan and MBS repayments and the lower yields earned on new loans are expected to continue to put downward pressure on the interest rate spread in 1999.

   External forces, such as the performance of the economy, actions of the Board of Governors of the Federal Reserve System and market interest rates, can significantly influence the size of the interest rate spread and are beyond the control of Management. In response to these forces, Management evaluates market conditions and deploys strategies that it believes will produce a sustainable and profitable interest rate spread.

PROVISION FOR LOAN LOSSES: The Company recorded a $1.9 million provision for loan loss during 1998, including a $2.5 million provision during the third quarter of 1998 in connection with the Beverly merger to conform the Beverly portfolio to the Company's loan loss methodology. Without this Beverly provision, the Company reversed $640,000 of provisions during 1998 compared to additional loan loss provisions of $360,000 during 1997. See Credit Risk Management for further discussion of loss provisions and the adequacy of the accumulated provisions for losses.

OTHER INCOME: Other income during 1998 totaled $57.0 million compared to $56.3 million in the prior year, an increase of $739,000. A $4.3 million increase in gains on loan sales and a $173,000 increase in trust revenues were partly offset by a decline in loan servicing fees of $1.6 million, lower revenues from real estate development operations of $758,000, a $700,000 decrease in gains on security sales, lower insurance and annuity commissions of $445,000, and a $360,000 reduction in ATM revenues.

   During 1998, the Company recorded $5.8 million of gains on loan sales compared to $1.5 million during 1997. The increase was produced by the addition of Serve Corps, the Bank's new mortgage brokerage subsidiary. Serve Corps was acquired by the Bank in January 1998, and operates as a residential mortgage loan broker. Loans originated by Serve Corps are either sold to third-party investors, resulting in the recognition of gains on loan sales, or purchased by the Bank for portfolio (7). Serve Corps origination volumes benefited from the low interest rate environment in 1998, and Management expects originations in 1999 to continue to benefit from refinancing activity.

   Revenues from trust operations totaled $2.4 million in 1998 compared to $2.2 million during 1997. Trust services had been offered at only the Beverly branches as this line of business was acquired as part of the Beverly merger. The cross selling of these services throughout the St. Paul branch network will provide an opportunity to expand revenues during 1999.

   Income from real estate development activities declined to $3.4 million during the year from $4.1 million during 1997. Most of the decrease in revenues was due to a bulk land sale of a residential subdivision in 1997 that resulted in a large gain. Revenues from the real estate development subsidiary can vary from year to year due to changes in demand for residential and commercial real estate, the general interest rate environment and other economic trends. In addition, the availability of quality financing investment opportunities, the amount of land in inventory and the ability to acquire new development projects may cause revenue volatility in future years. Real estate development operations focus on providing equity and debt financing for residential and commercial land development and no longer conduct residential home building.

   Loan servicing fee revenues declined to $266,000 during 1998 from $1.8 million during 1997. Both a decline in the loan servicing portfolio and the write-downs of the mortgage servicing rights, caused by the heavy repayments, caused the decline in revenues.

   Gains on security sales totaled $465,000 during 1998, compared to $1.2 million during the prior year. Lower sales volumes in 1998 produced this decrease in other income.

   Revenues from insurance and annuity sales declined $445,000 during 1998 to total $3.1 million. The lower revenues were caused by a decline in annuity sales volumes, due primarily to the low interest rate environment, which makes annuities less attractive to investors. Revenues from discount brokerage operations declined by $80,000 to $6.9 million during 1998. Turbulence in the equity markets in 1998 impacted revenues as transaction volumes declined sharply during the downturn in the markets that began in the third quarter. Many other factors can affect revenues from discount brokerage and insurance and annuity operations, including interest rates, changes in the tax laws, and general market and economic conditions. In addition, the sale of annuities can also be impacted by the sale of other Bank products, such as CDs and discount brokerage services. The Bank expects to increase annuity and discount brokerage sales in 1999 through the introduction of these products into the Beverly branches.

   Income from ATM operations decreased $360,000 during 1998 to $12.2 million, down from $12.6 million during the prior year. Declining transaction volumes, due to saturation of the market with ATM machines and changes in usage patterns to avoid machines that charge fees, caused the decrease in revenues. The Company may also eventually lose up to 51 machines currently in a grocery store chain, as that chain installs branches of another financial institution. To offset the potential loss of ATMs, Management is considering new locations and changes to the fee structure. The Company increased the access fee charged to non-customers who used certain Bank ATMs.

   Similar to 1998, Management expects a modest increase in other income in 1999. Most of the growth in 1999 will come from higher checking fees as the Bank introduces its fee structure into the Beverly branches. In addition, revenues from annuity, discount brokerage and trust operations are also expected to increase as these products are sold throughout the St. Paul branch network.



(7) Gains are not recorded for loans transferred to the Bank.

MANAGEMENT'S DISCUSSION AND ANALYSIS                      St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
GENERAL AND ADMINISTRATIVE EXPENSE: General and administrative expenses ("G&A") totaled $169.9 million in 1998, including the $25.0 million charge related to the Company's cost reduction plan and the $9.025 million charge related to the Beverly merger. Without these charges, G&A expense would have been $135.9 million in 1998 compared to $125.9 million during 1997, an increase of $10.0 million or 8.0 percent. This increase was produced by higher office property and equipment, compensation and benefits, and other costs.

   As previously discussed, the Company recorded an $11.5 million pre-tax charge associated with the Beverly merger. Of this charge, $9.025 million was recorded as G&A expense while the remaining $2.5 million was recorded as an additional loan loss provision. The charge recorded in G&A included buyer and seller transaction costs, severance and other human resource costs, contract termination penalties and other costs. Management expects to save approximately $4.8 million annually in G&A costs as a result of the merger. Savings will mainly occur in the compensation and benefits area, as well as lower occupancy and office expense, professional services and other expenses.

   At December 31, 1998, of the total merger-related charge, $2.6 million had not yet been paid out. The amounts relate primarily to contract termination costs, severance to be paid to transition employees and other accrued costs, most of which is expected to be paid within the first six months of 1999. Most of the contract termination costs and the remaining severance were paid during the first quarter of 1999. See Note B - Non-Recurring Charges for further details of the charges and a rollforward of amounts paid and written off.

   The Company also recorded a $25.0 million charge associated with a cost reduction plan and certain information technology initiatives. The cost reduction plan is expected to save approximately $9.0 million in G&A expenses annually. Most of the cost reduction plan focused on employee compensation and benefit plans. Approximately $7.8 million of the charge was associated with modifications to executives' and directors' pension plans. Under the plan, future accruals have been frozen, and converted to single sum account balance. This decision is expected to save approximately $1.3 million annually.

   Of the total cost reduction charge, $3.7 million of the charge was related to the Company's leveraged employee stock ownership plan. The termination of this plan is estimated to save the Company about $1.1 million annually. An accounting change in 1993 made maintaining the leveraged plan cost prohibitive beyond 1998.

   Another $6.4 million of the charge was related to the early retirement option offered to certain employees, as well as a reduction in workforce. This program will allow the Company to reduce staffing levels by approximately 90 people and compensation and benefit costs by approximately $3.5 million annually. A portion of the savings related to staff reductions will not take place until the first quarter of 1999, after the Company completes several technology initiatives.

   Management also suspended the incentive bonus paid to officers in order to save approximately $3.0 million per year. Management will reevaluate this program beginning in 2000.

   Information systems initiatives comprised $5.7 million of the charge, mainly attributed to the write-offs of computer hardware and software and severance. Almost all major systems have been upgraded or replaced, including the Bank's core deposit, loan servicing and general ledger transaction processing systems (including the systems that supported the old Beverly locations), the teller platform systems and enhancements to the automated telephone response system. The Company has entered into a licensing arrangement with EDS whereby EDS will supply its core transaction process applications to the Bank. These new system upgrades should allow the Company to adapt more quickly to technological advances and to assimilate acquisitions, such as Beverly.

   Of the total $25.0 million charge, at December 31, 1998, $354,000 of expense had not yet been paid out. See Note B - Non-Recurring Charges for further details of the charges and a rollforward of amounts paid and written off.

   Most of the increase in G&A, exclusive of the two one-time charges, was related to higher occupancy, equipment and other office expense, which totaled $43.6 million during 1998 compared to $38.7 million in 1997, an increase of $4.9 million. These increases were related primarily to higher operating costs associated with data processing and systems conversions. During the fourth quarter of 1998, the Company completed the conversion to the Alltel mortgage servicing system for most of its serviced 1-4 family mortgage loans, and in February 1999, the Company converted other core transactions processing systems to the EDS Miser system. The Company experienced higher than anticipated non-recurring costs associated with these conversions, particularly during the fourth quarter and continuing into the first quarter of 1999. During the fourth quarter of 1998, the Company incurred approximately $1.5 million of non-recurring costs associated with the data conversions and other consulting. Management expects the non-recurring costs to be at least $1 million during the first quarter of 1999(8). Data processing expenses also included costs for testing work in preparation for the year 2000 (see below for additional details for the Company's preparation for the year 2000). In addition to higher data processing costs, the Company incurred higher costs associated with the establishment of its new operations center during the first half of 1998, and higher telephone costs associated with the installation of a digital telephone system.

   Salaries and employee benefits totaled $69.6 million during 1998 compared to $68.8 million during the prior year, an increase of $786,000 or 1.1 percent. In January 1998, the Bank acquired Serve Corps. Without Serve Corps, 1998 compensation and benefits would have been much lower than 1997, as compensation and benefits at Serve Corps totaled $4.2 million during 1998. Several factors contributed to the lower compensation and benefit costs. Lower costs from the suspended officers'





(8) In addition, the conversions may impact other servicing fees earned on deposit products as the Bank has waived more returned check charges, overdrafts and non-sufficient fund fees during the transition period to the new transaction processing system than it would have otherwise.

MANAGEMENT'S DISCUSSION AND ANALYSIS                      St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
incentive program were somewhat offset by higher sales incentives. In addition, the elimination of certain duplicative positions related to the Beverly merger and a reduction in force instituted by the Bank in the fourth quarter also caused a decrease in compensation and employee benefits. Management expects a decrease in compensation and benefits in 1999 as a result of implementation of the cost reduction plan discussed above. Cost savings will come from the changes to the employee stock ownership and pension plans, the suspension of the incentive bonus paid to officers, early retirement and other reduction in force.

   Other expense rose $3.5 million during 1998 to $12.4 million, compared to $8.9 million during the previous year. Higher professional fees and management fees, associated with the addition of Serve Corps, mainly produced the higher expenses during the year.

   Higher planned advertising produced the increase in advertising expense during 1998. Advertising expense was $7.5 million during 1998, compared to $6.5 million during the prior year, an increase of $992,000 or 15.2 percent.

   With expected cost savings resulting from the Beverly merger and the cost reduction plan implemented during late 1998, Management expects total G&A expense during 1999 to be less than during 1998, adjusted for the two one-time charges. However, during the first quarter of 1999, Management expects to incur higher G&A expense associated with the system conversion work and the retention of certain key employees who accepted the early retirement option. Many of these individuals will act as consultants to the Bank until the system conversions are complete.

   The Company incurred G&A costs in 1998 and will continue to incur additional costs in 1999 related to the systems requirements needed to ensure that the Bank can process transactions subsequent to January 1, 2000. The Year 2000 compliance issues result from both certain computer programs and certain hardware recognizing only the last two digits of a year instead of four digits. As a result, transactions processed beginning in Year 2000 may not be recognized by the computer systems in the correct period. This issue could result in system failures and miscalculations causing a disruption of operations, and among other things, the inability to process transactions. In order to address the Year 2000 issue, the Company established a Year 2000 project in 1996.

   Based upon initial assessments, the Company determined that it needed to modify or replace significant portions of its software and certain hardware so that those systems would properly process transactions beginning on January 1, 2000. As mentioned previously, the Company did replace some of these systems, including the core transaction processing system. The Company currently believes that with these modifications and the replacement of certain software and hardware components, the Year 2000 compliance issue will be mitigated. However, if such modifications and replacements do not succeed, or are not made in a timely fashion, the Year 2000 compliance issue could have a material impact on the Company. Furthermore, there can be no assurances that the Company's assessment has uncovered every possible Year 2000 issue that could affect the Company. Failure by the Company and/or its major vendors, third-party network service providers or other material service providers or customers to adequately address their respective Year 2000 issues in a timely manner (insofar as they relate to the Company's business) could have a material adverse effect on the Company's business, results of operations and financial condition. Potential worst case scenarios include the inability to process customer deposit transactions, ATM service outages, ACH and payroll deposit file transmission difficulties, inability to service the loan portfolio, disruption of customer service and inability to produce accurate financial statements. The amount of the potential liability, if any, that relates to these risks, cannot be reasonably estimated at this time.

   The Company has divided work on the Year 2000 project into four phases: assessment, correction, testing and implementation. The Company began assessment of the Year 2000 issue in 1996. Critical risk elements were identified and an inventory of computer hardware, software applications, Bank vendors and available internal resources was prepared. From this work, a plan was prepared and approved by the Bank's Board of Directors in early 1997. The plan focused on transaction processing applications, mainframe computer systems, mid-range computer systems, networks, personal computers and operational systems. The Company also identified key third-party vendors and customers to assess their respective states of readiness on the Year 2000 issue. The assessment phase of the Year 2000 plan has been completed. With the Beverly merger, the Company's Year 2000 plan was expanded to incorporate Beverly.

   Work on the correction phase of the Year 2000 project began in 1997 and continued in 1998. In the third quarter of 1998, Management decided to replace its core transaction processing systems. While Management believed it could make its mission critical systems Year 2000 compliant within the required timeframe, Management nevertheless decided to replace all of its systems for reasons previously discussed.

   The Company converted its residential loans to the Alltel loan servicing system in the fourth quarter of 1998. Other major business applications and interfaces were converted to the EDS/Miser system in the first quarter of 1999, running under a new Unisys operating environment. The teller platform system was also replaced. Management believes that these new systems are Year 2000 compliant and has received such assurances from its vendors. The Company is taking steps to confirm the vendors' compliance. The conversions to the new systems required new mainframe hardware, as well as new interfaces to other systems and personal computer hardware. The Company is making initial capital investments of approximately $10.0 million associated with the new replacement systems and, as part of the cost reduction plan, recognized $5.7 million of charges in the third quarter of 1998 in connection with these initiatives. Management expects to complete Year 2000 testing work on the mainframe systems during the first quarter of 1999. Compliance and testing work on operational systems and hardware has been completed or will be completed by the end of the first quarter of 1999. Work on some of the specialized systems, such as the human resources information system, is not expected to be completed until April 1999.

MANAGEMENT'S DISCUSSION AND ANALYSIS                      St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
   The Company has assumed additional operating risks with the substantial conversions during the first quarter of 1999. These risks include a decrease in the level of customer service, disruption of operations and financial costs already noted. Management has taken steps to address the additional risk. A senior level steering committee was assigned to oversee the conversions. The committee hired an outside consultant to manage the project and coordinate with the resources provided by the vendors. Management hopes to complete these conversions within the required timetable.

   Management currently estimates that the costs that the Bank has incurred through 1998 for work on the Year 2000 project have been approximately $2.7 million. Management also currently estimates that the Company will end up spending an additional $800,000 to remedy the Year 2000 issue in 1999. The above estimated expenses only include amounts spent on external consultants, replacement hardware and software, and other incremental costs. The estimated amounts do not include the cost of internal resources devoted to the project. The Company expenses these costs when incurred, and intends to continue to fund these costs from operations and excess liquidity.

   The Company is currently formulating contingency plans for business resumption in the event of a Year 2000 interruption in certain critical applications. These plans include, among other things, plans for recovering data and mobilization of resources to resume core operations.

OPERATIONS OF FORECLOSED REAL ESTATE: The net gain generated from foreclosed real estate operations was $4,000 during 1998, compared to $386,000 for 1997. The decrease in the net gain resulted from higher gains recorded during 1997 on the sale of REO properties. See Credit Risk Management for further discussion of REO.

INCOME TAXES: The Company's effective annual income tax rate during 1998 was
33.9 percent compared to 33.3 percent during 1997. The increase in the effective tax rate was associated with certain non-tax deductible charges contained in the merger and cost reduction plan charges. Without these charges, the effective income tax rate would have been approximately 31.7 percent. The implementation of certain tax planning strategies produced the lower effective income tax rate in 1998, exclusive of the effect of the one-time charges. The Company expects to post an effective tax rate below 33 percent during 1999.

RESULTS OF OPERATIONS
--------------------------------------------------------------------------------
COMPARISON OF YEARS ENDED DEC. 31, 1997 AND 1996

GENERAL: Net income during 1997 totaled $56.1 million, or $1.36 per diluted share outstanding, a 19 percent increase over 1996 net income of $46.9 million or $1.14 per diluted share outstanding, not including a one-time charge to recapitalize the Savings Association Insurance Fund ("SAIF"). Including this one-time $21.0 million charge, net income in 1996 was $33.0 million, or $0.81 per diluted share outstanding. Higher other income and net interest income, as well as a lower loan loss provision and lower costs to operate foreclosed real estate, produced the increase in net income during 1997. These increases in income were partly offset by higher general and administrative ("G&A") expenses
(9). In addition, 1997 results included a $403,000 extraordinary loss on the early extinguishment of the Company's $34.5 million of subordinated debt.

NET INTEREST INCOME: Net interest income rose 4.6 percent to $154.2 million in 1997, compared to $147.4 million in 1996. Expanded interest earning asset levels produced most of the increase in net interest income. Management built average interest earning assets, which increased $246.9 million to total $4.9 billion during 1997, through the purchase of 1-4 family whole loans. Increased borrowings and the use of liquidity mainly funded this growth. While net interest income increased, the net interest margin ("NIM"), on a tax-equivalent basis, declined 2 basis points to 3.16 percent in 1997 from 3.18 percent in 1996. Although higher interest earning asset levels benefited net interest income, rising funding costs and a declining loan yield produced the decrease in the NIM. The increased use of borrowings produced the rise in the Company's funding costs, while the purchase and origination of new loans at rates less than the portfolio average and the repayment of higher rate loans produced the decline in the effective loan yield.

   Higher income from the loan and MBS portfolios produced most of the increase in interest income. Income from loans increased by $4.5 million, while MBS interest income rose by $17.4 million. Higher average balances produced most of the increase. Average MBS balances benefited from the securitization of $381 million of loans receivable into MBS in December 1996, and loan purchases produced the increase in average loan balances.

   On the liability side, borrowing interest expense increased by $10.6 million, largely due to higher average borrowing balances. Borrowings were used as a significant source of funds for whole loan purchases. An increase in average deposit balances also generated most of the increase in deposit interest expense, which increased $4.0 million during 1997. During 1996 and the first half of 1997, the Company increased deposit balances, particularly CD balances, as a source of funds.

PROVISION FOR LOAN LOSSES: The Company recorded a provision for loan loss of $360,000 during 1997 compared to $1.9 million during 1996. The reduction in the provision for loan loss reflected continued positive trends in credit quality, low level of nonperforming assets and declining balances in the commercial real estate portfolio.


(9)  Excluding the one-time SAIF charge in 1996.

MANAGEMENT'S DISCUSSION AND ANALYSIS                      St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
OTHER INCOME: Other income rose over 25 percent to $56.3 million during 1997, compared to $44.8 million during the previous year. Most of the increase was due to higher revenues from ATM operations. Higher contributions from real estate development and discount brokerage and annuity operations also contributed to the increase in other income.

   Revenues from ATM operations increased over 100 percent to $12.6 million in 1997, up from $6.3 million during 1996. The January 1997 introduction of access fees to non-customers who use a St. Paul ATM and the expansion of the ATM network in mid-1996 generated the increase in ATM revenues. Revenues from real estate development operations increased $1.6 million, or 64.4 percent, in 1997 to $4.1 million. Most of the increase in revenues was produced by the bulk sale of a 63 residential lot subdivision during the fourth quarter of 1997. Higher demand for the Company's discount brokerage products caused the $1.6 million increase in revenues from discount brokerage products. An increase in transaction volumes, along with an increase in the average commission earned on mutual fund sales, produced the increase in revenues. Higher annuity sales volumes also contributed to the $487,000 increase in revenues from insurance and annuity operations.

G&A EXPENSE: G&A expenses rose 5.5 percent to $125.9 million during 1997 compared to $119.3 million in 1996, excluding the one-time $21.0 million SAIF charge. Including the SAIF charge, 1996 G&A expense was $140.3 million. Increases in compensation and benefits and occupancy and office equipment produced the higher level of G&A expense. However, lower federal deposit insurance premiums partly offset these increases.

   Compensation and benefits rose $5.2 million, to total $68.8 million in 1997. The increase in compensation and benefits was associated with annual merit increases, higher sales incentives and an increase in employment taxes. Occupancy, equipment and office expense rose $5.0 million to $38.7 million in 1997. The 1996 expansion of the ATM network, establishment of the Bank's new operation center, system projects and depreciation on the new capital investments produced the increase in occupancy, equipment and office expense during 1997.

   During the third quarter of 1996, President Clinton signed legislation that mandated the recapitalization of SAIF. This law required members of the SAIF, such as the Bank, to pay a one-time assessment to bring the SAIF up to desired capitalization levels. The Bank's share of the special assessment was $21.0 million, which was included in G&A expense during 1996. After this special assessment, the Bank's annual SAIF insurance premiums dropped to about one-fourth of the previous level. Because of the lower premiums, federal deposit insurance premiums decreased by $4.7 million to $3.0 million in 1997.

OPERATIONS OF FORECLOSED REAL ESTATE: The Company also benefited from improved credit quality through the reduction in the net loss from the operation of foreclosed real estate. In 1997, the Company recorded a gain of $386,000 for foreclosed real estate operations. A gain on the sale of one property and the reversal of $100,000 of prior real estate owned ("REO") provisions produced the net gain in 1997. During 1996, the Company reported a net loss of $607,000. The loss was mainly due to an REO provision recorded to reflect a loss on the sale of a commercial real estate asset in 1996(10).

INCOME TAXES: The provision for income taxes was $28.2 million during 1997 compared to $16.4 million during 1996. A higher level of pre-tax income in 1997 as compared to 1996 (including the effect of the SAIF charge) primarily produced the increase in expense. The effective income tax rate was 33.3 percent in 1997 compared to 33.1 percent during 1996. See Note P - Income Taxes for a reconciliation of income tax expense at the federal statutory rate to the Company's effective tax rate.

EXTRAORDINARY ITEM: During the first quarter of 1997, the Company recorded a $403,000 extraordinary loss, net of $207,000 of tax, on the early extinguishment, at par, of its $34.5 million of 8.25 percent subordinated debt due in 2000. The write-off of unamortized issuance costs and discounts created the loss at extinguishment. The subordinated debt was repaid with a portion of the proceeds from the Company's issuance of $100 million of 7.125 percent senior notes due in 2004. The future savings from replacing the higher costing subordinated notes with the senior notes are expected to more than offset the extraordinary loss incurred.




(10) The additional loss on sale in 1996 occurred when the Bank entered into a sales contract with a buyer to sell a multifamily property at a value lower than its then-current book value. While the book value was supported by a then-current appraisal, Management elected to accept a liquidation value, principally due to the high vacancy levels, rather than holding this asset in an effort to achieve stabilization of occupancy.

MANAGEMENT'S DISCUSSION AND ANALYSIS                      St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Key Credit Statistics
At or for the years ended Dec. 31-Dollars in thousands

Key Credit Ratios

                                                                                                    1998      1997      1996
----------------------------------------------------------------------------------------------------------------------------
Net loan charge-offs to average loans receivable...............................................        *%     0.05%     0.12%
Loan loss allowance to total loans ............................................................     0.89      1.05      1.25
Loan loss allowance to nonperforming loans ....................................................   226.96    343.63    355.74
Loan loss allowance to impaired loans ......................................................... 1,234.50    197.90     71.20
Nonperforming assets to total assets ..........................................................     0.33      0.25      0.29
General valuation allowance to nonperforming assets ...........................................  2 03.83    290.51    241.33
                                                                                                ============================

* Less than 0.01%
--------------------------------------------------------------------------------


Loan Portfolio
                                         1998              1997             1996             1995             1994
---------------------------------------------------------------------------------------------------------------------------
                                               Percent           Percent          Percent          Percent          Percent
                                              of Total          of Total         of Total         of Total         of Total
                                       Amount    Loans   Amount    Loans  Amount    Loans  Amount    Loans  Amount    Loans
---------------------------------------------------------------------------------------------------------------------------
Mortgage and Commercial Loans
1-4 family units...........        $3,427,918    76% $2,443,135   67% $1,930,957     60% $1,813,533   60%  $1,672,433   58%%
Commercial real estate ....           997,588    22   1,105,191   30   1,137,225     36   1,108,197   36    1,121,894    38
Commercial/industrial......            47,731     1      55,309    1      55,492      2      50,258    2       50,339     2
Land and land development .               910     *       1,467    *       2,834      *       1,940    *          224     *
Consumer...................            43,857     1      60,000    2      61,298      2      60,741    2       56,729     2
                                   ----------------------------------------------------------------------------------------
  Total loans held for investment  $4,518,004   100% $3,665,102  100% $3,187,806    100% $3,034,669  100%  $2,901,619   100%
                                   ========================================================================================

* Less than 1%
--------------------------------------------------------------------------------


Geographic Concentration of Nonperforming Assets

                                                                                             1998                1997
--------------------------------------------------------------------------------------------------------------------------
                                                                                        Amount  Percent     Amount Percent
--------------------------------------------------------------------------------------------------------------------------
State
California ...........................................................................    $266      1.3%      $965     7.5%
Florida...............................................................................     617      3.1          -       -
Illinois..............................................................................  15,168     76.2      9,623    75.1
Maryland .............................................................................       -        -        638     5.0
Missouri .............................................................................     535      2.7        508     4.0
New York..............................................................................   1,073      5.4          -       -
Ohio .................................................................................     588      2.9        296     2.3
Other.................................................................................   1,149      5.8        715     5.6
Consumer loans .......................................................................     512      2.6         76     0.5
                                                                                       -----------------------------------
   Total ............................................................................. $19,908    100.0%   $12,821   100.0%
                                                                                       ===================================

MANAGEMENT'S DISCUSSION AND ANALYSIS                      St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CREDIT RISK MANAGEMENT
--------------------------------------------------------------------------------
At December 31, 1998, the loans receivable portfolio was comprised of 1-4 family mortgage loans, loans secured by commercial real estate, commercial loans and, to a lesser extent, consumer loans. See Key Credit Statistics for further details.

   Nonperforming assets totaled $19.9 million at December 31, 1998, up $7.1 million from $12.8 million of nonperforming assets at the previous year-end. Half of the increase related to 1-4 family assets and the other half related to commercial real estate loans. While nonperforming assets have increased since the prior year-end, the level represents only 0.33 percent of total assets. See Nonperforming Assets following for further details and Note A - Summary of Significant Accounting Policies for a description of the Company's policy for placing loans on nonaccrual.

   At December 31, 1998, the Bank had a net investment in impaired loans, as defined by SFAS No. 114, Accounting by Creditors for Impairment of a Loan, of $3.2 million, compared to $19.5 million at December 31, 1997 (11). At December 31, 1998 all of the impaired loans were performing but considered impaired. As anticipated by Management, the level of impaired loans has been reduced significantly over the past two years.

   The level of net charge-offs in recent years has declined due to the continued trend of the low level of nonperforming loans and the reductions in balances in the Company's commercial real estate portfolio. Net loan charge-offs during 1998 were only $6,000, compared to $1.8 million during 1997 and $4.1 million during 1996. The gross charge-offs in 1998 totaled $1.1 million and consisted of $444,000 of charge-offs on 1-4 family loans and $358,000 on commercial and commercial real estate loans, with the remainder occurring in the consumer loan portfolio. Recoveries in 1998 of $1.1 million were mainly from the commercial and commercial real estate portfolio. The ratio of net charge-offs to average loans receivable declined to less than 0.01 percent in 1998 compared to
0.05 percent during 1997 and 0.12 percent in 1996. See Allowance for Losses Activity and Key Credit Statistics tables for further detail.

   The Company recorded a $1.9 million loss provision during 1998, which included a $2.5 million provision as part of the Beverly merger-related charge to conform Beverly's loan portfolio to the Company's loan allowance methodology. Without this charge, the Company reversed $640,000 of loan loss provisions during 1998, compared to provisions of $360,000 and $1.9 million during 1997 and 1996, respectively. The general trend of improved credit quality, the decrease in the size of the Bank's commercial real estate portfolio, declining classified assets and the low level of nonperforming assets, as well as the decrease in the net charge-offs, has caused the allowance for loan losses to decrease in recent years. The future level of loan loss provisions, or reversal of previous provisions, will be determined based upon a careful review of the risk elements of the portfolio by Management. See Key Credit Statistics for further details. Also, see Note A - Summary of Significant Accounting Policies for a discussion of the Bank's loan loss methodology.

   The general valuation allowance is evaluated based on a careful review of the various risk components that are inherent in each of the loan portfolios. The risk components that are evaluated include the level of nonperforming and classified assets, geographic concentrations of credit, economic conditions, trends in real estate values and the impact of changing interest rates on borrower debt service, as well as historical loss experience, peer group comparisons and regulatory guidance.

   The Loan Loss Reserve Committee ("Reserve Committee") of the Bank's Board of Directors approves the adequacy of the allowance for loan losses on a quarterly basis. The allowance for loan losses reflects Management's best estimate of the risk of credit loss perceived in the Bank's portfolios. However, actual results could differ from this estimate, and future additions or subtractions to the allowance may be necessary based on unforeseen changes in economic conditions. In addition, federal regulators periodically review the Bank's allowance for losses on loans. Such regulators have the authority to require the Bank to recognize additions to the allowance at the time of their examinations.

   In addition to originating loans secured by 1-4 family mortgages and a variety of consumer loans, the Company originates commercial loans and loans secured by commercial real estate. The Company's commercial real estate loan origination efforts during the past several years have focused on the midwestern states. However, the Company began to originate new commercial real estate loans in selected markets outside the Midwest. The Bank's current commercial loan portfolio was mainly acquired through the Beverly merger, and Management expects to use the experience and expertise of the Beverly personnel retained to build upon this portfolio. The commercial loan portfolio is concentrated in the area surrounding the Company's banking offices.

   During 1998, the Bank purchased over $1.6 billion of whole loans secured by 1-4 family residences throughout the United States. These transactions were used to offset heavy prepayments in this portfolio and expand interest earning asset levels. The Bank applies its own loan origination underwriting standards as part of the due diligence efforts in connection with the purchase of these loans. All purchased loans are subject to the Bank's quarterly review of the adequacy of the general valuation allowance.

   Management continues to monitor events in the submarkets in which the Bank has substantial loan concentrations, particularly California. The Bank's largest concentration of commercial and commercial real estate loans outside Illinois is California and Washington. See Note V - Concentration of Credit Risk for further details.

   As of December 31, 1998, the Bank's ratio of classified assets to tangible capital and general valuation allowance was 6.5 percent. Classified assets include REO and loans considered "substandard," "doubtful" or "loss" under regulatory accounting purposes and the Bank's loan rating system.




(11) "Impaired loans" are defined by generally accepted accounting principles when it is probable, based upon current information and events, that the Bank will be unable to collect all amounts due in accordance with the original contractual agreement.

MANAGEMENT'S DISCUSSION AND ANALYSIS                      St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
FORECLOSED REAL ESTATE: Foreclosed real estate assets increased slightly to $2.1 million at December 31, 1998 compared to $1.6 million at the prior year-end. At both December 31, 1998 and 1997, all REO assets were 1-4 family residences. See
Note I - Foreclosed Real Estate and Results of Operations - Comparison of Years Ended December 31, 1998 and 1997 - Operations of Foreclosed Real Estate for further detail.

   The allowance for REO losses was $155,000 at December 31, 1998, compared to $157,000 at December 31, 1997. Net charge-offs on prior REO sales produced the reduction in the allowance for REO losses during the year. No provision for REO losses were recorded in 1998, and the Company reversed $100,000 of REO provisions during 1997.


Allowance for Loan Losses Activity
At or for the years ended Dec. 31-Dollars in thousands

                                                                 1998      1997     1996      1995     1994
-----------------------------------------------------------------------------------------------------------
Balance at Jan. 1............................................ $38,569   $39,985  $42,143   $46,191  $50,600
Charge-offs:
Real estate and commercial loans:
   1-4 family ...............................................     444       582      316       850      532
   Commercial real estate....................................     348     2,258    4,903     7,448    9,433
   Commercial/industrial.....................................      10        61       58       269      125
   Land and land development ................................       -         -        -         -       85
Consumer ....................................................     332       390      204       413    1,036
                                                              ---------------------------------------------
Total charge-offs ...........................................   1,134     3,291    5,481     8,980   11,211

Recoveries:
Real estate loans and commercial loans:
   1-4 family ...............................................     152        45       49       121       66
   Commercial real estate ...................................     867     1,313    1,096     2,250      646
   Commercial/industrial ....................................       -         -       33        73      263
   Land and land development ................................       -         -        -         -        -
Consumer ....................................................     109       157      240       429      366
                                                              ---------------------------------------------
Total recoveries ............................................   1,128     1,515    1,418     2,873    1,341
                                                              ---------------------------------------------
   Net charge-offs ..........................................       6     1,776    4,063     6,107    9,870
Provisions for losses charged to operations .................   1,860       360    1,905     2,059    5,461
                                                              ---------------------------------------------
Balance at December 31 ...................................... $40,423   $38,569  $39,985   $42,143  $46,191
                                                              =============================================

Ratio of net charge-offs to average loans:
Real estate and commercial loans:
   1-4 family ...............................................    0.01%     0.02%    0.01%     0.02%    0.02%
   Commercial real estate ...................................   (0.01)     0.02     0.11      0.18     0.32
   Commercial/industrial ....................................       *         *        *      0.01        *
   Land and land development ................................       -         -        -         -        *
Consumer ....................................................       *      0.01        *         *     0.02
                                                              ---------------------------------------------
                                                                    *%     0.05%    0.12%     0.21%    0.36%
                                                              =============================================

* Less than 0.01%.
--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS                      St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Allocation of the Allowance for Loan Losses
At Dec. 31- Dollars in thousands

                                      1998                1997             1996              1995             1994
--------------------------------------------------------------------------------------------------------------------------
                                        Percent            Percent           Percent            Percent            Percent
                                       of Total           of Total          of Total           of Total           of Total
                                 Amount   Loans     Amount   Loans    Amount   Loans     Amount   Loans    Amount    Loans
--------------------------------------------------------------------------------------------------------------------------
Balance applicable to:
Real estate and commercial loans:
   1-4 family...............    $ 7,890   75.7%    $ 6,600    66.5%  $ 3,861   60.6%    $ 3,968   59.7%   $ 3,318    57.5%
   Commercial, land and
     commercial real estate      31,781   23.3      30,658    31.8    35,365   37.5      37,159   38.3     41,599    40.5
Consumer ...................        752    1.0       1,311     1.7       759    1.9       1,016    2.0      1,274     2.0
                                ------------------------------------------------------------------------------------------
                                $40,423  100.0%    $38,569   100.0%  $39,985  100.0%    $42,143  100.0%   $46,191   100.0%
                                ==========================================================================================


Nonperforming Assets
At Dec. 31-Dollars in thousands

                                                                              1998      1997     1996      1995      1994
-------------------------------------------------------------------------------------------------------------------------
Loans accounted for on a nonaccrual basis (a):
   Nonaccrual loans....................................................... $12,121   $ 7,739  $ 5,033   $15,453   $ 8,524
   Other loans 90 days past due (b) ......................................   5,690     3,485    6,207     4,158     3,799
                                                                           ----------------------------------------------
   Total nonperforming loans..............................................  17,811    11,224   11,240    19,611    12,323
   REO ...................................................................   2,097     1,597    3,267    12,235    18,237
                                                                           ----------------------------------------------

Total nonperforming assets ............................................... $19,908   $12,821  $14,507   $31,846   $30,560
                                                                           ==============================================
Troubled debt restructuring .............................................. $   257   $   857  $     -   $     -   $     -
                                                                           ==============================================

(a) During 1998, the Bank recorded $608,000 of interest income on loans accounted for on a nonaccrual basis at Dec. 31, 1998. Interest income for 1998 included $67,000 that would have been earned in 1997 had the loans been accounted for on an accrual basis. The above table does not include impaired loans that are considered performing, but nonetheless accounted for on a cash basis. See Note A-Summary of Significant Accounting Policies for further discussion of the Bank's policy for placing loans on a nonaccrual status. Also see Note F - Loans Receivable for detail of impaired loans.

(b) The Bank continues to accrue interest on government insured and 1-4 family loans with original loan-to-value ratios of 80% or less that are 90 days or more delinquent. While these loans are still accruing interest, they are reported as nonperforming. See Note A-Summary of Significant Accounting Policies for further discussion of the Bank's policy for placing loans on a nonaccrual status.
--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS                      St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
INTEREST RATE RISK
--------------------------------------------------------------------------------
The operations of the Company are subject to risk resulting from interest rate fluctuations to the extent that there is a difference between the amount of the Company's interest-earning assets and the amount of interest-bearing liabilities that are prepaid/withdrawn, mature or reprice in a specified period. Interest rate risk generally exists because the Bank chooses to accept this risk in connection with its profit motives and business objectives. The principal objective of the Company's asset/liability management activities is to maximize the level of net interest income while maintaining acceptable levels of interest rate and liquidity risk and facilitating the funding needs of the Company.

   In December 1998, the OTS issued guidelines regarding the management of interest rate risk. The OTS is requiring institutions, such as the Bank, to establish and maintain Board of Directors' approved limits on ratios involving the net present value of the institution's existing assets, liabilities and off-balance sheet contracts (referred to as net portfolio value or "NPV"). Financial simulations calculating the NPV ratios (NPV divided by the present value of assets) under immediate interest rate shock scenarios of 100, 200 and 300 basis points are required. An institution with more than $1.0 billion in assets is required to maintain a financial model capable of measuring its own NPV and interest rate sensitivity. However, the OTS will assess each institution's overall interest rate risk position based on the NPV results generated by the OTS model. As part of the Bank's regular examination and rating by OTS examiners, conclusions regarding the Bank's level of interest rate risk will depend primarily upon interest rate sensitivity of the Bank's NPV, defined as the change in NPV ratios based on a flat interest rate environment and a rate shock of 200 basis points.

   The OTS also requires Management to assess the risks and returns associated with complex securities and financial derivatives. As to significant transactions, the analysis must reflect the incremental effect of the proposed transaction on the interest rate risk profile of the institution, including the expected change in the institution's NPV as a result of changes of 100, 200 and 300 basis points in the yield curve. Complex securities and financial derivative transactions may require analysis of the wider range of scenarios. In general, the use of financial derivatives or complex securities with high price sensitivity should be limited to transaction strategies that lower an institution's interest rate risk, as measured by NPV.

   Management already uses its own complex financial models to capture and measure the Bank's exposure to interest rate risk. These models measure interest rate risk by computing the change in net income and market value of the Company's net assets due to significant increases and decreases in interest rates. The results of both the Bank and the OTS models are reported quarterly to the Bank's Board of Directors and reviewed to determine that the risks assumed are in conformity with the Bank's policies for interest rate risk. The results of these models influence asset and liability pricing decisions and the development of other strategies to mitigate interest rate risk.

   Changes in interest rates can significantly impact the level of the Company's net interest income and the market value of its net assets. On the asset side, changes in interest rates affect the mortgage loans and MBS yields and influence the amount of prepayments of these assets. The Company maintains a significant amount of adjustable rate loans and MBS to better match repricing of assets and liabilities in changing interest rate environments. Fluctuations in interest rates also impact the yields earned on the investment portfolio, which are mostly short-term in nature. On the liability side, changes in interest rates can impact the cost of the Company's source of funds, such as borrowings and the CD portfolio. However, the Company's portfolio of checking, savings and money market accounts helps mitigate the impact of rapid changes in interest rates. At December 31, 1998, using the Company's sensitivity analysis model, a 200 basis point increase in market interest rates would cause a $46.4 million, or 8.1 percent, decline in the market value of its net portfolio assets, and only a nominal (less than 1 percent) decrease in net interest income (12). In comparison, at December 31, 1997, a 200 basis point increase in market interest rates would have caused a $27.4 million decrease in its net portfolio assets and a $17.9 million decline in net interest income. The larger decrease in the net portfolio value caused by a 200 basis point increase in market interest rates from December 31, 1997 to December 31, 1998 was due primarily to the significant 1-4 family purchases during 1998, mainly for the purchase of loans with initial fixed interest rates funded with callable debt. These amounts were determined by considering the impact of hypothetical changes in the current yield earned on the Company's interest-sensitive assets and the rates paid on its interest-sensitive liabilities. The model also considers the scheduled and assumed repricing and maturity of these assets and liabilities. However, the model only assumes a rapid change in interest rates and does not consider actions Management may take to help mitigate the impact of these changes. In the event of a significant change in interest rates, Management may take actions to modify the structure of its balance sheet and deploy other strategies to mitigate the impact on net interest income or the market value of net assets. This sensitivity analysis does not reflect the impact of these actions.

   Traditionally, financial institutions also use "GAP" analysis as a measure of their interest rate sensitivity. GAP is the ratio of interest rate-sensitive assets to interest rate-sensitive liabilities over specified time horizons, expressed as a percent of total assets. A positive GAP indicates that cumulative interest rate-sensitive assets exceed cumulative interest rate-sensitive liabilities at the dates indicated, and suggests that net interest income would increase if market rates increased. The GAP also assumes that volumes and spreads are constant. Generally, the Bank's policy is to maintain a balanced GAP. Management considers a range of plus or minus 15 percent to be a desirable one-year GAP position. Although GAP analysis provides some narrow insights into the repricing of the Bank's balance sheet, for various reasons, GAP analysis in recent years has not provided the Bank with a reliable measure of its interest



(12) Management selected the 200 basis point increase in interest rate scenario because the OTS requires the Bank to measure its interest rate risk based upon 200 basis point changes in interest rates.

MANAGEMENT'S DISCUSSION AND ANALYSIS                      St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
rate risk exposure because of its inherent limitations (13). Internally, Management relies on its models and financial simulations to evaluate interest rate risk.

   The Bank's estimated one-year GAP was 9.86 percent at December 31, 1998. The positive one-year GAP indicates that the cumulative one-year interest-rate sensitive assets exceed the cumulative one-year interest-rate sensitive liabilities.


Loan Maturity Table*
Based upon contractual maturities at Dec. 31, 1998-Dollars in thousands


                                                                                                    2004 and
                                                                             1999     2000-2003   thereafter        Total
-------------------------------------------------------------------------------------------------------------------------
Mortgage and Commercial Loans
1-4 family units.........................................................$ 54,806     $  60,296   $3,312,816   $3,427,918
Commercial, commercial real estate, and land and land development ....... 145,690       274,205      626,334    1,046,229
                                                                         ------------------------------------------------
                                                                          200,496       334,501    3,939,150    4,474,147
Consumer loans ..........................................................   5,659        30,301        7,897       43,857
                                                                         ------------------------------------------------
Total loans receivable ..................................................$206,155      $364,802   $3,947,047   $4,518,004
                                                                         ================================================

* Excludes loans held for sale.
--------------------------------------------------------------------------------


Loans Due After Dec. 31, 1999*
Based upon contractual maturities at Dec. 31, 1998-Dollars in thousands


                                                                                          Fixed   Adjustable
                                                                                           Rate         Rate        Total
-------------------------------------------------------------------------------------------------------------------------
Mortgage and Commercial Loans
1-4 family units.....................................................................$1,053,201   $2,319,911   $3,373,112
Commercial, commercial real estate, and land and land development ...................   206,771      693,768      900,539
                                                                                     ------------------------------------
                                                                                      1,259,972    3,013,679    4,273,651
Consumer loans ......................................................................    38,115           83       38,198
                                                                                     ------------------------------------
Total loans receivable ..............................................................$1,298,087   $3,013,762   $4,311,849
                                                                                     ====================================

* Excludes loans held for sale.
--------------------------------------------------------------------------------







(13) Management believes that GAP analysis is of limited value in assessing the extent of interest rate risk because it fails to account for interest rate floors and caps; basis risk (i.e., the divergent characteristics of different types of financial instruments) when repricing occurs; and the interplay of the pricing of new transactions upon the net interest spread, especially during a volatile interest rate horizon. GAP analysis also has other inherent problems. For example, an institution's assets could theoretically reprice on the first day of the year and the institution's liabilities could reprice on the last day of the year but be perfectly matched under GAP. In this example, the institution actually would be exposed to interest rate risk the entire year because of the repricing differences. GAP also assumes that the interest rate spread between interest earning assets and liabilities is constant and that the "GAP" represents the only risk. However, in reality, the interest rate spread is constantly changing, sometimes significantly, as transactions occur or instruments reprice. See Results of Operations - Comparison of Years Ended December 31, 1998 and 1997 - Net Interest Income for a discussion of factors affecting the Bank's interest rate spread.

MANAGEMENT'S DISCUSSION AND ANALYSIS                      St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
Investment Portfolio
At Dec. 31, 1998-Dollars in thousands

                                                                                              1998          1997       1996
---------------------------------------------------------------------------------------------------------------------------
Federal funds sold and interest-bearing bank balances...............................    $   83,300    $   66,845 $   80,472
Cash equivalent marketable-debt securities:
   U.S. Treasury securities.........................................................       221,568        53,807     14,451
   Commercial paper.................................................................         5,494         4,188      2,048
Marketable-debt securities of the U.S. government...................................       151,241       122,688    139,820
Obligations of state and political subdivisions.....................................        47,136        35,218     42,365
Corporate debt securities...........................................................         3,038        17,933     19,464
Marketable-equity securities........................................................        12,467        11,737        962
MBS:
   Federal Home Loan Mortgage Corporation (FHLMC)...................................        49,216        80,550    108,944
   Federal National Mortgage Corporation (FNMA).....................................       166,191       419,467    531,045
   Privately issued.................................................................       244,822(a)    332,660    433,108
   Collateralized Mortgage Obligations (CMOs).......................................        62,194(a)    122,613    141,717
                                                                                        -----------------------------------
Total MBS...........................................................................       522,423       955,290  1,214,814
Investment in Federal Home Loan Bank stock..........................................        66,304        40,106     35,211
Investment in Federal Reserve stock.................................................             -         1,008        987
                                                                                        -----------------------------------
                                                                                        $1,112,970(b) $1,308,820 $1,550,594
                                                                                        ===================================


(a) The following table summarizes securities of issuers in excess of 10% of stockholders' equity at Dec. 31, 1998.

Issuer
Fair Value                                                                                          Amortized         Cost
---------------------------------------------------------------------------------------------------------------------------
Countrywide Mortgage-Backed Securities, Inc......................................................... $ 81,579      $ 85,157
Merrill Lynch Mortgage Investors, Inc...............................................................   57,631        59,118
                                                                                                     ----------------------
Total............................................................................................... $139,210      $144,275
                                                                                                     ======================

(b) See Note C - Cash and Cash Equivalents, Note D - Investment Securities and Note E - Mortgage-backed Securities/Securities Due From Brokers for contractual maturity information.
--------------------------------------------------------------------------------



Short-Term Borrowings
For the years ended Dec. 31-Dollars in thousands

                                                                                           1998         1997         1996
-------------------------------------------------------------------------------------------------------------------------
FHLB advances
Average month-end balance ........................................................... $ 195,083     $183,400     $229,900
Average month-end rate...............................................................      5.60%        5.95%        5.81%
Highest month-end balance............................................................ $ 573,000     $305,000     $330,300

Securities sold under agreements to repurchase (a)
Average month-end balance ........................................................... $ 110,833     $249,600     $ 43,800
Average month-end rate...............................................................      5.67%        5.73%        5.57%
Highest month-end balance............................................................ $ 280,000     $330,000     $ 50,000

Mortgage-backed notes
Average month-end balance ........................................................... $   8,200            -            -
Average month-end rate...............................................................      8.54%           -            -
Highest month-end balance............................................................ $  16,400            -            -
                                                                                      -----------------------------------
Funds purchased and retail repurchase agreements
Average month-end balance ........................................................... $   3,748     $  5,278     $  5,604
Average month-end rate...............................................................      4.91%        4.93%        5.00%
Highest month-end balance............................................................ $   3,918     $ 12,454     $ 11,461
                                                                                      ===================================

(a) At December 31, 1998, the Company had one agreement totaling $75.0 million with Morgan Stanley, Dean Witter, Discover & Co., which exceeded 10 percent of the Company's stockholders' equity. The agreement matured on February 16, 1999.
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION            St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------

At Dec. 31-Dollars in thousands                                                                     1998             1997
---------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents-Note C
    Cash and amounts due from depository institutions.......................................     128,958          113,293
    Federal funds sold and interest-bearing bank balances ..................................      83,300           66,845
    Short-term cash equivalent securities ..................................................     227,062           57,995
                                                                                              ---------------------------
    Total cash and cash equivalents ........................................................     439,320          238,133
Investment securities-Notes D and O
    (Market: Dec. 31, 1998-$214,227; Dec. 31, 1997-$187,765) ...............................     213,882          187,576
Mortgage-backed securities-Notes E and O
    (Market: Dec. 31, 1998-$525,774; Dec. 31, 1997-$958,664) ...............................     522,423          955,290
Securities due from brokers-Notes E and O
    (Market: Dec. 31, 1998-$79,679).........................................................      79,679                -
Loans receivable-Notes F, G, O and V
    (Net of allowance for loan losses: Dec. 31, 1998-$40,423; Dec. 31, 1997-$38,569) .......   4,477,581        3,626,533
Loans held for sale, at lower of cost or market-Note H
    (Market: Dec. 31, 1998-$66,241; Dec. 31, 1997-$19,567) .................................      65,354           19,504
Accrued interest receivable ................................................................      35,048           30,730
Foreclosed real estate-Note I
    (Net of allowance for losses: Dec. 31, 1998-$155; Dec. 31, 1997-$157) ..................       1,942            1,480
Real estate held for development or investment-Note J ......................................      12,552           15,287
Investment in Federal Home Loan Bank stock-Notes K and O ...................................      66,304           41,114
Office properties and equipment-Note L .....................................................      75,020           69,127
Prepaid expenses and other assets ..........................................................      45,011           41,070
                                                                                              ---------------------------
    Total assets ...........................................................................  $6,034,116       $5,225,844
                                                                                              ===========================

LIABILITIES
Deposits-Note N ............................................................................  $3,894,971       $3,871,400
Short-term borrowings-Note O ...............................................................     395,318          373,537
Long-term borrowings-Note O ................................................................   1,125,361          419,457
Advance payments by borrowers for taxes and insurance ......................................      14,484           23,790
Other liabilities ..........................................................................      94,058           51,329
                                                                                              ---------------------------
    Total liabilities ......................................................................   5,524,192        4,739,513

COMMITMENTS-Notes L, T and U

STOCKHOLDERS' EQUITY-Notes Q and R
Preferred stock (par value $.01 per share: authorized-10,000,000 shares; none issued) ......           -                -
Common stock (par value $.01 per share: authorized-80,000,000 shares;
    issued: Dec. 31, 1998-41,592,023 shares; Dec. 31, 1997-41,576,631 shares;
    outstanding: Dec. 31, 1998-40,724,824 shares; Dec. 31, 1997-40,337,423 shares) .........         416              415
Paid-in capital ............................................................................     158,764          152,353
Retained income, substantially restricted ..................................................     363,931          354,797
Accumulated other comprehensive income:
    Unrealized gain on securities, net of taxes-Notes C, D and E
    ($1,234 at Dec. 31, 1998 and $1,652 at Dec. 31,1997) ...................................       2,138            2,680
Borrowings by employee stock ownership plan-Notes O and S ..................................           -            (221)
Unearned employee stock ownership plan shares
    (364,963 shares at Dec. 31, 1997)-Note S ...............................................           -           (2,858)
Treasury stock (Dec. 31, 1998-867,199 shares; Dec. 31, 1997-1,239,208 shares) ..............     (15,325)         (20,835)
                                                                                              ---------------------------
    Total stockholders' equity .............................................................     509,924          486,331
                                                                                              ---------------------------
    Total liabilities and stockholders' equity .............................................  $6,034,116       $5,225,844
                                                                                              ===========================



See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY           St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------

For the years ended Dec. 31--Dollars in thousands, except per share amounts


                                                                       Accumulated  Borrowings   Unearned
                                                                             Other by Employee   Employee
                                        Common Stock                       Compre-       Stock      Stock                   Total
                                        ------------   Paid-In  Retained   hensive   Ownership  Ownership  Treasury  Stockholders'
                                        Shares Amount  Capital    Income    Income       Plan Plan Shares     Stock        Equity
----------------------------------------------------------------------------------------------------------------------------------
Dec. 31, 1995 ................      39,794,718  $421   $162,765   $288,315   $  (278)    $(485)  $(2,883)    $(22,697)    $425,158

Comprehensive income:
    Net income ...............               -     -          -     33,046         -         -         -            -       33,046
    Change in unrealized gain/(loss)
       on securities (net of tax of
       $1,494)-Notes C, D and E              -     -          -          -     2,349         -         -            -        2,349
                                                                                                                          --------

Comprehensive income .........                                                                                              35,395

Issuance of common stock .....       1,347,751    14     15,426          -         -         -         -            -       15,440
Stock option exercises-Note R          989,737     9      7,824          -         -         -         -            -        7,833
Cash dividends ($0.23 per share)             -     -          -     (8,953)        -         -         -            -       (8,953)
Repayments of ESOP
    principal-Note O .........               -     -          -          -         -        89         -            -           89
Treasury stock purchases .....      (1,903,125)    -          -          -         -         -         -      (24,906)     (24,906)
----------------------------------------------------------------------------------------------------------------------------------

Dec. 31, 1996 ................      40,229,081   444    186,015    312,408     2,071      (396)   (2,883)     (47,603)     450,056

Comprehensive income:
    Net income ...............               -     -          -     56,059         -         -         -            -       56,059
    Change in unrealized gain
       on securities (net of tax of
       $393)-Notes C, D and E                -     -          -          -       609         -         -            -          609
                                                                                                                          --------

Comprehensive income .........                                                                                              56,668

Retirement of treasury stock .               -   (38)   (41,177)         -         -         -         -       41,215            -
Retirement of fractional shares         (1,880)    -        (34)         -         -         -         -            -          (34)
Stock option exercises-Note R        1,092,047     9      7,490          -         -         -         -        2,790       10,289
Cash dividends ($0.36 per share)             -     -          -    (13,670)        -         -         -            -      (13,670)
Release of SOP 93-6 shares-
    Note S ...................               -     -         59          -         -         -        25            -           84
Repayments of ESOP
    principal-Note O .........               -     -          -          -         -       175         -            -          175
Treasury stock purchases .....        (981,825)    -          -          -         -         -         -      (17,237)     (17,237)
----------------------------------------------------------------------------------------------------------------------------------

Dec. 31, 1997 ................      40,337,423   415    152,353    354,797     2,680      (221)   (2,858)     (20,835)     486,331

Comprehensive income:
    Net income ...............               -     -          -     28,705         -         -         -            -       28,705
    Change in unrealized gain
       on securities (net of tax of
       $419)-Notes C, D and E                -     -          -          -      (542)        -         -            -         (542)
                                                                                                                          --------

Comprehensive income .........                                                                                              28,163

Stock option exercises-Note R          385,035     -      2,563          -         -         -         -        5,537        8,100
Cash dividends ($0.50 per share)             -     -          -    (19,571)        -         -         -            -      (19,571)
Issuance of common stock .....           3,366     1         76          -         -         -         -            -           77
Release of SOP 93-6 shares-
    Note S ...................               -     -      3,772          -         -         -     2,858            -        6,630
Repayments of ESOP
    principal-Note O .........               -     -          -          -         -       221         -            -          221
Treasury stock purchases......          (1,000)    -          -          -         -         -         -          (27)         (27)
----------------------------------------------------------------------------------------------------------------------------------

DEC. 31, 1998 ................      40,724,824  $416   $158,764   $363,931   $ 2,138     $   -   $     -     $(15,325)    $509,924
                                    ==============================================================================================

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME                         St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------

For the years ended Dec. 31--Dollars in thousands, except per share amounts         1998            1997             1996
---------------------------------------------------------------------------------------------------------------------------
INTEREST AND DIVIDEND INCOME
Loans receivable.............................................................   $292,828        $262,024         $257,562
Mortgage-backed securities/securities due from brokers.......................     50,620          74,996           57,548
Taxable investment securities................................................     21,327          17,736           19,022
Nontaxable investment securities.............................................      2,003           2,025            1,826
Dividends on equity investment securities....................................      4,185           3,082            2,426
                                                                                -----------------------------------------

    Total interest and dividend income.......................................    370,963         359,863          338,384

INTEREST EXPENSE
Deposits-Note N..............................................................    152,608         162,110          158,088
Short-term borrowings........................................................     18,510          24,419           15,239
Long-term borrowings.........................................................     41,691          19,116           17,671
                                                                                -----------------------------------------

    Total interest expense...................................................    212,809         205,645          190,998
                                                                                -----------------------------------------
    Net interest income......................................................    158,154         154,218          147,386
Provision for loan losses-Note G.............................................      1,860             360            1,905
                                                                                -----------------------------------------

    Net interest income after provision for loan losses......................    156,294         153,858          145,481

OTHER INCOME
Other fee income.............................................................     22,471          22,300           21,962
ATM operations...............................................................     12,242          12,602            6,294
Discount brokerage commissions...............................................      6,914           6,994            5,435
Income from real estate operations-Note J....................................      3,381           4,139            2,517
Insurance and annuity commissions............................................      3,090           3,535            3,048
Trust revenues...............................................................      2,405           2,232            2,008
Gain on loan sales...........................................................      5,813           1,500              965
Gain on securities sales.....................................................        465           1,165            1,043
Loan servicing fees..........................................................        266           1,841            1,576
                                                                                -----------------------------------------

    Total other income.......................................................     57,047          56,308           44,848

GENERAL AND ADMINISTRATIVE EXPENSE
Salaries and employee benefits...............................................     69,592          68,806           63,650
Occupancy, equipment and other office expense................................     43,576          38,683           33,685
Advertising..................................................................      7,522           6,530            5,782
Federal deposit insurance....................................................      2,779           2,965            7,642
Other........................................................................     12,437           8,900            8,535
Cost reduction charge-Note B ................................................     25,000               -                -
Merger-related charge-Note B ................................................      9,025               -                -
SAIF recapitalization-Note B ................................................          -               -           21,000
                                                                                -----------------------------------------

    General and administrative expense.......................................    169,931         125,884          140,294
Gain (loss) on foreclosed real estate-Note I.................................          4             386            (607)
                                                                                -----------------------------------------

    Income before income taxes and extraordinary item........................     43,414          84,668           49,428
Income taxes-Note P..........................................................     14,709          28,206           16,382
                                                                                -----------------------------------------

    Income before extraordinary item.........................................     28,705          56,462           33,046
Extraordinary item:
    Loss on early extinguishment of debt, net of tax of $207.................          -             403                -
                                                                                -----------------------------------------

    Net income...............................................................   $ 28,705        $ 56,059         $ 33,046
                                                                                =========================================

INCOME BEFORE EXTRAORDINARY ITEM PER SHARE-NOTES A AND AA
    Basic....................................................................      $0.71        $   1.41         $   0.85
    Diluted..................................................................       0.69            1.37             0.81
                                                                                =========================================

NET INCOME PER SHARE-NOTE A
    Basic....................................................................   $   0.71        $   1.40         $   0.85
    Diluted..................................................................       0.69            1.36             0.81
                                                                                =========================================

DIVIDENDS PER SHARE..........................................................   $   0.50        $   0.36         $   0.23
                                                                                =========================================

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS                     St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------

For the years ended Dec. 31-Dollars in thousands                                           1998            1997             1996
--------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income.........................................................................     $28,705         $56,059          $33,046
Adjustments to reconcile net income to net cash provided by operating activities:
    Provision for loan losses .....................................................       1,860             360            1,905
    Provision for losses on foreclosed real estate ................................           -            (100)             868
    Provision for depreciation ....................................................      10,109           9,435            9,096
    (Increase) decrease in assets held for sale ...................................     (45,850)         (4,615)          19,418
    Increase in accrued interest receivable .......................................      (4,318)           (137)            (413)
    Increase in prepaid expenses and other assets .................................      (3,941)         (3,116)          (2,525)
    Increase (decrease) in other liabilities ......................................      42,729          (3,350)          12,599
    Net amortization of yield adjustments .........................................       5,996          (1,522)           8,149
    Other items, net ..............................................................       5,752          (4,064)         (25,134)
                                                                                       -----------------------------------------
       Net cash provided by operating activities ..................................      41,042          48,950           57,009

INVESTING ACTIVITIES
Increase in loans receivable ......................................................    (858,490)       (472,326)        (555,554)
Principal repayments on available for sale mortgage-backed securities .............     211,515         139,692           64,844
Principal repayments on held to maturity mortgage-backed securities ...............     165,980         117,168          153,084
Purchase of available for sale mortgage-backed securities .........................     (29,995)         (5,000)         (32,840)
Purchase of held to maturity mortgage-backed securities ...........................           -               -          (51,065)
Sale of available for sale mortgage-backed securities .............................           -               -           27,542
Maturities of available for sale investment securities ............................      85,618          81,310           92,170
Maturities of held to maturity investment securities ..............................         350           8,981            3,268
Purchase of available for sale investment securities ..............................    (129,798)       (119,539)         (68,104)
Purchase of held to maturity investment securities ................................           -            (751)          (3,413)
Sale of available for sale investment securities ..................................      18,119          47,195           47,344
Additions to real estate ..........................................................      (3,879)        (10,235)         (16,294)
Real estate sold ..................................................................       8,484          16,315           46,117
(Increase) decrease in Federal Home Loan Bank stock ...............................     (25,190)         (4,916)             213
Purchase of office properties and equipment .......................................     (16,114)        (15,866)         (13,852)
Proceeds from sale of office properties and equipment..............................         112             (16)               _
                                                                                       -----------------------------------------
    Net cash used in investing activities .........................................    (573,288)       (217,988)        (306,540)

FINANCING ACTIVITIES
Net increase (decrease) in deposits ...............................................      23,571         (22,674)         135,133
New long-term borrowings ..........................................................     875,000         298,418           50,598
Repayment of long-term borrowings .................................................           -         (74,500)         (15,000)
Increase (decrease) in short-term borrowings, net .................................    (144,411)          4,150           69,965
Dividends paid to stockholders ....................................................     (19,571)        (13,670)          (8,953)
Net proceeds from exercise of stock options .......................................       8,100          10,289            7,833
Issuance of common stock...........................................................          77               -           15,440
Purchase of treasury stock ........................................................         (27)        (17,237)         (24,906)
Increase (decrease) in advance payments by borrowers for taxes and insurance.......      (9,306)            294              512
                                                                                       -----------------------------------------
    Net cash provided by financing activities .....................................     733,433         185,070          230,622
                                                                                       -----------------------------------------
Increase (Decrease) in Cash and Cash Equivalents ..................................     201,187          16,032          (18,909)
    Cash and cash equivalents at beginning of year ................................     238,133         222,101          241,010
                                                                                       -----------------------------------------
Cash and Cash Equivalents at End of Year ..........................................    $439,320        $238,133         $222,101
                                                                                       =========================================

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
NOTE A
--------------------------------------------------------------------------------
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION: The consolidated financial statements are comprised of the accounts of St. Paul Bancorp, Inc. (the "Company") and its wholly owned subsidiaries, St. Paul Federal Bank For Savings (the "Bank"), St. Paul Financial Development Corporation ("St. Paul Financial"), Annuity Network, Inc. ("Annuity Network") and St. Paul Trust Company.

   The Bank is a consumer-oriented retail financial institution operating 65 banking offices throughout the Chicago, Illinois, metropolitan area. In July 1998, the Company completed a merger with Beverly Bancorporation ("Beverly"). See Aquisitions following for further details. St. Paul Trust Company (formerly known as Beverly Trust Company) provides a variety of trust and fund management services for individuals and corporations and the administration of land trusts. St. Paul Financial engages in residential and commercial real estate development and equity and debt financing in the Chicago metropolitan area. Annuity Network sells annuity products to the Bank's customers through its branch network.

The financial statements of the Bank include the accounts of its wholly owned subsidiaries: SPF Insurance Agency, Inc.; St. Paul Securities, Inc.;
Managed Properties, Inc.; MPI Illinois Corporation; Community Finance Corporation; EFS/San Diego Service Corporation; Serve Corps Mortgage Corporation; ATM Connection, Inc.; and St. Paul Investment Corporation.
St. Paul Investment Corporation is incorporated in the state of Delaware; all other subsidiaries are incorporated in the state of Illinois.

   SPF Insurance Agency, Inc. is an insurance agency providing a variety of insurance products for property, automobile, life, disability income, special multi-peril, commercial automobile, dwelling, fire, liability, bonds, workers' compensation and group health plans.

   The Bank offers discount brokerage services directly to its customers through Investment Network, Inc., a wholly owned subsidiary of St. Paul Securities, Inc. Investment Network, Inc. provides a full line of investment brokerage services through the Bank's branch network, and as a registered broker/dealer is subject to regulation under the Securities Exchange Act of 1934. Investment Network, Inc. also provides investment planning services for customers through a subsidiary, Investment Network Advisors, Inc.

   Managed Properties, Inc. and MPI Illinois Corporation are engaged in the management of real estate, primarily multifamily and commercial, acquired by the Bank through foreclosure.

   Community Finance Corporation primarily holds equity investments in companies that acquire limited partnership interests in low-income building development projects and complies with the provisions of the Community Reinvestment Act.

   EFS/San Diego Service Corporation owns assets leased to others.

   Serve Corps Mortgage Corporation operates as a 1-4 family mortgage loan broker. The Bank acquired the operations of Serve Corps in January 1998.

   ATM Connection, Inc. owns and operates the Bank's automated teller machine network, and began operations in January 1998.

   St. Paul Investment Corporation, and its subsidiary, St. Paul Asset Management Company, acquire and manage certain real estate-related assets for the Bank. St. Paul Investment Corporation also has a small non-real estate investment portfolio. St. Paul Asset Management was liquidated during 1998.

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

ACQUISITIONS: On July 1, 1998, the Company completed a merger with Beverly Bancorporation, Inc. ("Beverly"). The transaction was accounted for as a pooling of interests, and, accordingly, all financial statements and information have been restated to incorporate Beverly's results on a historical basis. Beverly had two subsidiaries, Beverly Bank and Beverly Trust Company. Beverly Bank was a commercial bank serving the south and southwest Chicagoland area with 12 branches. Beverly Bank was merged into the Bank's operations. Beverly Trust Company provided a variety of trust and fund management services for individuals and corporations and the administration of land trusts. Beverly Trust Company was renamed St. Paul Trust Company. At July 1, 1998, Beverly had total assets of $705 million and stockholders' equity of $73.4 million. Each share of Beverly was exchanged for 1.063 shares of the Company's $0.01 par value common stock, resulting in the issuance of 6.1 million of Company common stock. The Company also reserved 558,000 of additional common shares for the outstanding stock options issued to Beverly officers and directors.

   The following table shows gross revenues (interest income and non-interest income), extraordinary items, net income and diluted earnings per share for the periods indicated for the Company and Beverly individually and on a combined basis:

                            FOR SIX MONTHS    For the Year Ended
                             ENDED JUNE 30,          December 31,
----------------------------------------------------------------
                                      1998       1997       1996
----------------------------------------------------------------
REVENUES:
St. Paul ......................   $180,042   $360,383   $331,976
Beverly .......................     28,932     55,788     51,256
                                  ------------------------------
Combined ......................   $208,974   $416,171   $383,232
                                  ==============================
EXTRAORDINARY LOSS (net of tax):
St. Paul ......................   $      -   $   (403)  $      -
Beverly .......................          -          -          -
                                  ------------------------------
Combined ......................   $      -   $    403)  $      -
                                  ==============================
NET INCOME:
St. Paul ......................   $ 24,654   $ 49,058   $ 26,257
Beverly .......................      2,562      7,001      6,789
                                  ------------------------------
Combined ......................   $ 27,216   $ 56,059   $ 33,046
                                  ==============================
DILUTED EARNINGS PER SHARE:
St. Paul ......................   $   0.70   $   1.40   $   0.74
Beverly .......................       0.42       1.23       1.43
                                  ------------------------------
Combined ......................   $   0.65   $   1.36   $   0.81
                                  ==============================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
   The combined consolidated results of operations are not necessarily indicative of the results that would have occurred had the merger been consummated in the past or may be attained in the future. In connection with the merger, the Company recorded a $11.5 million merger-related charge. See Note B - Non-Recurring Charges for further details.

CASH AND CASH EQUIVALENTS: Cash and cash equivalents in the Consolidated Statements of Financial Condition and Consolidated Statements of Cash Flows include cash and amounts due from depository institutions, federal funds sold, interest-bearing bank balances and cash equivalent securities with original maturities of three months or less.

INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES ("MBS"): The Company classifies investment securities and MBS, including securities pledged to brokers under repurchase agreements, as held to maturity, trading or available for sale. The carrying amount of a security is dependent upon its classification, and the accounting for securities in each of the three categories is as follows:
1) Held to Maturity: Securities classified as held to maturity are recorded at cost, net of unamortized premiums and discounts. Premiums and discounts are amortized using the interest method over the contractual life of investment securities or estimated life of MBS. Interest income is charged or credited for any adjustment to unamortized premiums and discounts when actual MBS repayments differ from estimates. Declines in value judged to be other than temporary are included in gain or loss on asset sales based upon a specific identification method. Management classifies in this category only those securities that it has the positive intent and ability to hold to maturity.
2) Trading Account: Trading account transactions are carried at fair value, with unrealized gains and losses included in earnings. The Company has not classified any securities as trading during 1998, 1997 and 1996.
3) Available for Sale: Securities classified as available for sale are carried at fair value, with unrealized gains and losses included in other comprehensive income, net of the related tax. Premiums and discounts are amortized using the interest method over the contractual life of investment securities or estimated life of MBS. Interest income is charged or credited for any adjustment to unamortized premiums and discounts when actual MBS repayments differ from estimates. Realized gains and losses and declines in value judged to be other than temporary are included in gain or loss on asset sales, based on a specific identification method.

   The Company did not transfer assets between categories in 1998, 1997 or 1996.

LOANS RECEIVABLE: Loans receivable classified as held to maturity are recorded at cost, adjusted for unamortized premiums and discounts and net deferred loan origination fees. Net deferred loan origination fees are comprised of loan origination fees less certain deferred direct origination costs. Net deferred loan origination fees or costs on originated loans are amortized using the interest method over the remaining contractual life of the assets. Interest income is charged or credited for any unamortized premiums, discounts and net deferred loan origination fees (or costs) when loans receivable are repaid prior to their contractual maturities. Premiums and discount on loans purchased as part of a pool of loans, and for which prepayments were probable and reasonably estimated, are amortized using the interest method over the estimated life of the pool of loans. Interest income is charged or credited for any adjustment to unamortized premiums and discounts when actual repayments on these pools differ from estimates.

   Interest income on loans is credited to income when earned. The Bank stops accruing interest on loans deemed potentially uncollectible as a result of delinquency or impairment (as defined by Statement of Financial Accounting Standards ("SFAS") No. 114, Accounting by Creditors for Impairment of a Loan). Whenever the accrual of interest is stopped, previously accrued but uncollected interest income is reserved. Thereafter, interest is recognized only as cash is received, unless the loan is reinstated. In some cases, cash payments may be applied to principal. Commercial and commercial real estate loans are placed on nonaccrual status when they become 60 days delinquent or become impaired. The accrual of interest on government insured loans and 1-4 family mortgages with original loan to value ratios of 80% or less is not discontinued regardless of delinquency. All other 1-4 family and consumer loans generally are placed on nonaccrual status when they become 90 days delinquent.

   Reserves for uncollectible loan principal are provided for through the Bank's loan loss allowance. See discussion following.

ALLOWANCE FOR LOAN LOSSES: The allowance for loan losses is comprised of specific and general valuation allowances. The Company establishes specific valuation allowances ("SVA") on impaired commercial and commercial real estate loans. A loan is considered impaired (and an SVA is established for an amount equal to the impairment) when the carrying amount of the loan exceeds the present value of the expected future cash flows, discounted at the loan's original effective interest rate or based upon the fair value of the underlying collateral.

   General valuation allowances are based on an evaluation of the various risk components that are inherent in each of the credit portfolios. The risk components that are evaluated include the level of nonperforming and classified assets, geographic concentrations of credit, economic conditions, trends in real estate values and the impact of changing interest rates on borrower debt service, as well as historical loss experience, peer group comparisons and regulatory guidance.

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

   The Loan Loss Reserve Committee of the Bank's Board of Directors approves the adequacy of the allowance for loan losses on a quarterly basis. The allowance for loan losses reflects Management's best estimate of the reserves needed to provide for impairment of commercial and commercial real estate loans, as well as other perceived credit risks of the Bank. However, actual results could differ from this estimate, and future additions or reductions to the allowance may be necessary based on unforeseen changes in economic conditions. In addition, federal regulators periodically review the Bank's allowance for loan losses. Such regulators have the authority to require the Bank to recognize additions to the allowance at the time of their examination.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
LOANS HELD FOR SALE: Loans classified as "held for sale" are comprised of 1-4 family real estate loans originated for resale in the secondary market and certain education loans. Loans are identified as held for sale before or soon after origination or purchase.

   Loans held for sale are accounted for at the lower of cost or market, with each periodic lower of cost or market adjustment included in earnings. The lower of cost or market value is determined on an individual loan basis. The fair value of loans held for sale is based on actual sales contracts and bids published by the secondary market.

REAL ESTATE OWNED ("REO") AND REO IN-SUBSTANCE FORECLOSURES ("REOISF"): REO and REOISF initially are recorded at the lower of net book value or fair value, less estimated costs to sell. The accumulated provision for loan losses is charged for any excess of net book value over fair value at the foreclosure or in-substance foreclosure date. The Bank had no REOISF at Dec. 31, 1998 or 1997.

   Subsequent to foreclosure, the allowance for foreclosed real estate losses is used to establish loss provisions on individual REO properties if declines in market value occur and to provide a general allowance for losses associated with risks inherent in the REO portfolio. In evaluating the adequacy of the allowance for foreclosed real estate losses, Management considers the market value of each specific real estate asset in relationship to its book value, as well as the potential for further market value declines.

LOAN SERVICING FEES AND RELATED RECEIVABLES: The Bank retains and services certain mortgage loans that have been originated and sold to investors. Fees earned for servicing loans owned by investors are reported as income when the related mortgage loan payments are collected. Loan servicing costs are charged to expense as incurred.

   On Jan. 1, 1997, the Bank adopted SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, which, among other items, provides guidance for establishing, amortizing and valuing mortgage servicing rights.

   For loans that the Bank originates, and sells or securitizes with servicing retained, and where the resulting MBS are classified by the Bank as available for sale, the carrying value of the asset is allocated between mortgage servicing rights and the loan (or security) based upon the relative fair values of those assets at the time of sale or securitization in accordance with SFAS No. 125. Mortgage servicing rights are assets or liabilities created from the beneficial interests of servicing mortgage loans that have been sold to investors. Beneficial interests of servicing mortgage loans include contractual servicing fees, late charges and other ancillary income. When these beneficial interests are greater than the adequate compensation needed by the servicer to perform the servicing, the mortgage servicing rights are recorded as assets. If the beneficial interests fall short of adequate compensation, the mortgage servicing rights are recorded as liabilities. Capitalized mortgage servicing rights are amortized in proportion to, and over the period of, estimated net servicing income. See Note M - Mortgage Servicing Rights for further details. Mortgage servicing rights must be stratified in accordance with accounting rules and evaluated for impairment. The carrying value of each stratum of mortgage servicing rights is adjusted down when it exceeds fair value. Also see Note X - Fair Value of Financial Instruments for further details of the fair value of mortgage servicing rights.

   When mortgage loans are sold, the gain or loss on the transaction is adjusted to recognize an interest-only strip receivable. In general, this receivable represents the present value of the servicing fee rate that exceeds the contractually specified servicing fee rate over the estimated life of the underlying mortgage loans. The interest-only strip receivable is amortized as an adjustment to future loan servicing fee income using the interest method over the remaining contractual term adjusted for estimated mortgage loan prepayments.

OFFICE PROPERTIES AND EQUIPMENT: Office properties and equipment, including assets under capital leases, are carried at amortized cost. Depreciation and amortization are computed principally using the straight-line method over the estimated useful lives of the assets or the remaining term of the capital lease.

TRUST ASSETS: Assets held in fiduciary or agency capacities are not included in the consolidated statement of financial condition, since these assets are not owned by the Company.

EMPLOYEE BENEFITS: Net pension costs are based on the provisions of SFAS No. 87, Employers' Accounting for Pensions. The actuarially determined pension benefits are based on the projected unit credit method. The projected future cost of providing post-retirement benefits, such as health care and life insurance, and post-employment benefits (other than retirement) are also recognized as an expense as employees render service.

   The Company discontinued its leveraged Employee Stock Ownership Plan ("ESOP") in 1998. The ESOP debt was repaid in 1998, using proceeds from the sale of unallocated shares. In accordance with the Employee Retirement Income Security Act ("ERISA"), all residual shares were allocated to all plan participants. The Company is waiting for a final determination from the Internal Revenue Service before final distribution of the allocated shares. The Company applied the provisions of the American Institute of Certified Public Accountants ("AICPA") Statement of Position ("SOP") 93-6, Employers' Accounting for Employee Stock Ownership Plans, which was prospectively adopted in 1994. SOP 93-6 requires that the recognition of compensation expense for ESOP shares acquired after 1992 and not committed to be released before the beginning of 1994 be measured based on the fair value of those shares when committed to be released to employees, rather than based on their original cost. In addition, under SOP 93-6, unallocated shares were not considered outstanding and were excluded from the earnings per share ("EPS") calculation beginning in 1994. Also, under SOP 93-6, dividends on the unallocated ESOP shares were reported as a reduction of accrued interest on the ESOP borrowing rather than as a reduction of retained earnings.

   During 1998, the ESOP released 364,963 shares that were accounted for under SOP 93-6. Accordingly, the Company recognized $3.7 million of expense as part of the one-time cost reduction plan charge for the release of these shares. During 1997, only 3,193 shares subject to SOP 93-6 were released, which increased compensation expense by $83,816.

   Shares acquired by the ESOP prior to 1994 were accounted for in accordance with the AICPA SOP 76-3, Accounting Practices for Certain Employee Stock Ownership Plans. Compensation expense was charged for the contributions made by the Bank to service the ESOP borrowing and other contributions approved by the Company. The ESOP borrowing was reported as a liability and a reduction in stockholders' equity on the Company's Consolidated Statements of Financial Condition. Both the lia-

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
bility and contra-equity accounts are reduced as the borrowing is repaid. In 1997, the remaining shares accounted for under SOP No. 76-3 were released to participants.

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

   The Company provides the required pro forma disclosures of SFAS No. 123, Accounting for Stock-Based Compensation. See Note R - Stock Option Plans for further details.

INCOME TAXES: The Company files a consolidated tax return with its wholly owned subsidiaries. The intercompany settlement of taxes is based on a tax sharing agreement that generally allocates taxes to each entity based upon a separate return basis. The Company provides for income taxes based upon the provisions of SFAS No. 109, Accounting for Income Taxes. The provision for income tax expense is determined using the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred taxes arise because certain transactions affect the determination of taxable income for financial reporting purposes in periods different from the period in which the transactions affect taxable income for tax return purposes. Current tax expense is provided based upon the actual tax liability incurred for tax return purposes.

DERIVATIVE FINANCIAL INSTRUMENTS: The Company uses certain derivative financial instruments in its operations. These financial instruments include interest rate exchange agreements and forward loan sales commitments, and are used as risk management tools to hedge certain assets and liabilities. Interest rate exchange agreements involve the receipt of floating rate amounts in exchange for fixed rate payments over the life of the agreements, without exchange of the underlying notional amount. These agreements are accounted for on an accrual basis. The differential to be paid or received is accrued as interest rates change and recognized as an adjustment to interest income or interest expense related to the hedged item. The related amount payable to or receivable from counterparties is included in other liabilities or assets. The recognition of any gain or loss on termination of these agreements will be dependent on the disposition of the related hedged asset or liability. The fair values of these agreements are not recognized in the primary financial statements. See Impact of Recently Issued Accounting Standards following for further details. See Note T - Financial Instruments With Off-Balance Sheet Credit Risk for details of the interest rate exchange agreements. Market losses of forward loan sale commitments are included in the Consolidated Statements of Income. The fair value of all derivative financial instruments are disclosed in Note X - Fair Value of Financial Instruments in accordance with SFAS No. 119, Disclosures About Derivative Financial Instruments and Fair Value of Financial Instruments.

EARNINGS PER SHARE: On Dec. 31, 1997, the Company adopted SFAS No. 128, Earnings per Share. To conform, the Company changed the method used to compute earnings per share and restated all prior periods. The Company reports basic and diluted earnings per share in the place of the previously reported primary and fully diluted earnings per share. The computation of basic earnings per share excludes the dilutive effect of common stock equivalents. Stock options issued to employees and directors represent the only common stock equivalent of the Company. Diluted earnings per share reflect the potential dilutive effect of stock options, computed using the treasury stock method and the average market price of the Company's common stock over the period. Diluted earnings per share approximate the previously reported primary earnings per share.

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

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS: During 1997, the Company adopted SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. The implementation of some of the provisions of this Statement was delayed until 1998 as required by SFAS No. 127, Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125. These Statements provide accounting and reporting standards for the sale, securitization and servicing of receivables and other financial assets and the extinguishment of liabilities. The adoption of these Statements did not affect operations in a material way. In accordance with SFAS No. 125, as amended by SFAS No. 127, the Company began to report the collateral that has been pledged to a third party in connection with a repurchase agreement and for which the third party may sell or repledge the collateral and which the Company does not have the right to redeem on short notice as "Securities Due from Brokers" on the Consolidated Statements of Financial Position. The amount due from brokers consists of the carrying value of MBS pledged as collateral.

   In 1998, the Company adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for the reporting of financial information from operating segments in annual and interim financial statements. This Statement requires that financial information be reported on the basis that it is reported internally for evaluating segment performance. Because this Statement addresses how supplemental financial information is disclosed in annual and interim reports, the adoption will not impact the primary financial statements. See Note BB - Segment Reporting for further details.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
   In February 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 132, Employers' Disclosure about Pensions and Other Post-retirement Benefits. This Statement revises an employer's financial statement disclosures for pension and other post-retirement benefit plans. This Statement does not, however, change the measurement or recognition of those plans, and will therefore have no effect on the financial statements. This Statement is effective for 1998. See Note S - Employee Benefit Plans for further details.

   In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which is required to be adopted in years beginning after June 15, 1999. This Statement provides a standard for the recognition and measurement of derivatives and hedging activities. Because of the Company's limited use of derivatives, Management does not anticipate that the adoption of the new Statement will have a significant impact on earnings or the financial position of the Company. However, the Statement is complex and defines derivatives broadly and will require an extensive accounting analysis to determine if any unidentified provision within instruments and contracts of the Company are subject to the Standard.

   In October 1998, the FASB issued SFAS No. 134, Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Entity - An Amendment of FASB No. 65. This Statement requires that after the securitization of mortgage loans, an entity classify the resulting mortgage-backed securities or other retained interest based on its ability and intent to sell or hold those securities in accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities (i.e., trading, available for sale or held to maturity). This Statement will not have a material impact on operations. This Statement does not become effective until 1999, but early adoption is permitted.

   In January 1999, the Company adopted SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. This SOP provides guidance on accounting for the costs related to developing, obtaining, modifying and/or implementing internal use software. The prospective implementation of this SOP should not have a material impact on the Company.

RECLASSIFICATIONS: Certain prior year amounts have been reclassified to conform to the 1998 presentation. All share and per share amounts have been restated for stock splits and dividends.

NOTE B
--------------------------------------------------------------------------------
NON-RECURRING CHARGES
In 1998, the Company recorded two non-recurring charges, a $11.5 million pre-tax charge related to the Beverly merger and a $25.0 million pre-tax charge related to the cost reduction plan announced in August 1998.

   The $11.5 million pre-tax charge associated with the Beverly merger was comprised of $9.025 million of costs recorded as general and administrative costs and a $2.5 million provision for loan losses to conform the Beverly loan portfolio to the Company's loan loss allowance methodology. The costs recorded as general and administrative expenses included buyer and seller transaction costs, severance and other human resource costs, contract termination penalties and other costs.

   The Company also recorded a $25.0 million charge associated with a cost reduction plan and certain information technology initiatives. Most of the cost reduction plan focused on the employee compensation and benefit plans. Approximately $7.8 million of the charge was associated with modifications to executives' and directors' pension plans. The current obligations of both plans were frozen at current levels and will be funded. The charge also included $3.7 million related to the termination of the Company's leveraged employee stock ownership plan, as an accounting change in 1993 made maintaining the leveraged plan cost prohibitive beyond 1998. Another $6.4 million of the charge was related to the early retirement option offered to certain employees, as well as a reduction in workforce. This program will allow the Company to reduce staffing levels by approximately 90. Information systems initiatives comprise $5.7 million of the charge, mainly attributed to the write-offs of computer hardware and software and severance. Almost all major systems have been upgraded or replaced, including the Bank's core deposit, loan and general ledger transaction processing systems (including the systems that supported the old Beverly locations), the teller platform systems and enhancements to the automated telephone response system.

   The following table provides a rollforward of the two one-time charges in 1998, including the amounts paid and written off and the amount still to be paid as of December 31, 1998:


                                                     Asset
                                                  Write-down/  Balance
                                Charge    Amount   Valuation     to Be
Dollars in thousands          Recorded      Paid   Allowance      Paid
----------------------------------------------------------------------
Merger-Related Charge
Buyer/seller costs.....        $ 2,749  $ (2,714)  $     -      $   35
Contract termination costs       2,609      (842)        -       1,767
Human resource costs ..          2,241    (1,902)        -         339
Provision for loan losses        2,500         -    (2,500)          -
Other..................          1,426      (126)     (886)        414
                               ---------------------------------------
Total merger-related charge    $11,525  $ (5,584)  $(3,386)     $2,555

Cost Reduction Plan Charge
Changes to pension plan (a)    $ 7,800  $ (7,800)  $     -      $    -
ESOP ..................          3,747    (3,747)        -           -
Early retirement plan (b)        6,401    (6,401)        -           -
System upgrade ........          5,736      (416)   (5,236)         84
Other..................          1,316         -    (1,046)        270
                               ---------------------------------------
Total cost reduction plan      $25,000  $(18,364)  $(6,282)       $354
                               ---------------------------------------
Grand total ...........        $36,525  $(23,948)  $(9,668)     $2,909
                               =======================================


(a) A Rabbi Trust for the benefit of plan participants has been established, while the amounts remain as general obligations of the Company.
(b) Amounts have been charged to expense in accordance with SFAS No. 88, Employers' Accounting for Settlement and Curtailment of Defined Benefit Pension Plans and for Termination Benefits, and will be paid out of the Plan assets in accordance with ERISA.
--------------------------------------------------------------------------------

   In 1996, the Company also recorded a $21.0 million pre-tax charge to recapitalize the Savings Association Insurance Fund ("SAIF"). During that year, federal legislation was enacted that required members of the SAIF, such as the Bank, to pay a one-time assessment to bring the SAIF up to desired capitalization levels. The Bank's share of the charge was $21.0 million and was included in general and administrative expenses in 1996. After payment of the special assessment, the Bank's insurance premiums dropped to about one-fourth of the previous level.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTE C
--------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS

The following tables present the amortized cost and fair values of cash and cash equivalents as of Dec. 31, 1998 and 1997.

Dollars in thousands                                           DEC. 31, 1998
----------------------------------------------------------------------------------------
                                                              Gross        Gross
                                            Amortized    Unrealized   Unrealized    Fair
                                                 Cost         Gains       Losses   Value
----------------------------------------------------------------------------------------
BY TYPE:
Cash and amounts due from
   depository institutions ................   $128,958   $     --    $    --   $128,958
Federal funds sold and interest-
   bearing bank balances ..................     83,300         --         --     83,300
Short-term cash equivalent securities:
   U.S. Treasury securities ...............    221,570         23         25    221,568
   Commercial paper .......................      5,494         --         --      5,494
                                              -----------------------------------------
Total cash and cash
   equivalents ............................   $439,322   $     23    $    25   $439,320
                                              =========================================

Dollars in thousands                                   Dec. 31, 1997
------------------------------------------------------------------------------------
                                                       Gross        Gross
                                       Amortized  Unrealized   Unrealized      Fair
                                            Cost       Gains       Losses     Value
------------------------------------------------------------------------------------
BY TYPE:
Cash and amounts due from
   depository institutions ...........   $113,293   $  --        $   --     $113,293
Federal funds sold and interest-
   bearing bank balances .............     66,845      --            --       66,845
Short-term cash equivalent securities:
   U.S. Treasury securities ..........     53,769      38            --       53,807
   Commercial paper ..................      4,188      --            --        4,188
                                         -------------------------------------------
Total cash and cash
   equivalents .......................   $238,095   $  38        $   --     $238,133
                                         ===========================================

     Included in "cash and amounts due from depository institutions" at Dec. 31, 1998 was a $12.2 million reserve requirement maintained with the Federal Reserve Bank of Chicago.

NOTE D
--------------------------------------------------------------------------------
INVESTMENT SECURITIES

The following tables present the amortized cost and fair values of marketable debt and equity investment securities at Dec. 31, 1998 and 1997.

Dollars in thousands                                Dec. 31, 1998
--------------------------------------------------------------------------------
                                                     Gross        Gross
                                     Amortized  Unrealized   Unrealized    Fair
                                          Cost       Gains       Losses   Value
--------------------------------------------------------------------------------
AVAILABLE FOR SALE:
U.S. Treasury securities ..........   $ 30,101   $    404   $   --     $ 30,505
U.S. agency securities ............    118,411        268         10    118,669
Obligations of state and
   political subdivisions .........     37,856      1,391          2     39,245
Corporate debt securities .........      3,048       --           10      3,038
Equity securities .................     11,987        805        325     12,467
                                      ------------------------------------------
                                       201,403      2,868        347    203,924
HELD TO MATURITY:
U.S. Treasury .....................      2,067         23       --        2,090
Obligations of state and
   political subdivisions .........      7,891        322       --        8,213
                                      ------------------------------------------
                                         9,958        345       --       10,303
                                      ------------------------------------------
Total investment securities .......   $211,361   $  3,213   $    347   $214,227
                                      =========================================


Dollars in thousands                                  Dec. 31, 1997
--------------------------------------------------------------------------------
                                                  Gross       Gross
                                  Amortized  Unrealized  Unrealized       Fair
                                       Cost       Gains      Losses      Value
--------------------------------------------------------------------------------
AVAILABLE FOR SALE:
U.S. Treasury securities .......   $ 51,466   $     45       $  141   $ 51,370
U.S. agency securities .........     69,375         45          214     69,206
Obligations of state and
   political subdivisions ......     23,538        429           15     23,952
Corporate debt securities ......     17,162        771         --       17,933
Equity securities ..............     11,104        635            2     11,737
                                   -------------------------------------------
                                    172,645      1,925          372    174,198
HELD TO MATURITY:
U.S. Treasury ..................      2,112       --                   7 2,105
Obligations of state and
   political subdivisions ......     11,266        202            6     11,462
                                   -------------------------------------------
                                     13,378        202           13     13,567
                                   -------------------------------------------
Total investment securities ....   $186,023   $  2,127       $  385   $187,765
                                   ===========================================

        The following table summarizes, by amortized cost and fair value, the
maturity        tion of marketable-debt securities as of Dec. 31, 1998 based upon contractual maturities. This table does not include marketable-equity securities, with an amortized cost and fair value of $12.0 million and $12.5 million, respectively, which have no stated maturity date.

Dollars in thousands              MATURITY SCHEDULE AS OF DEC. 31, 1998
----------------------------------------------------------------------------------
                           1 Year     1 Year to   5 Years to   More Than
                           or Less    5 Years     10 Years      10 Years   Total
----------------------------------------------------------------------------------
AMORTIZED COST:
Available for sale ....   $ 53,018    $ 88,493    $ 21,448    $ 26,457    $189,416
Held to maturity ......      2,400       3,863       3,137         558       9,958
                          --------------------------------------------------------
                          $ 55,418    $ 92,356    $ 24,585    $ 27,015    $199,374
                          ========================================================
FAIR VALUE:
Available for sale ....   $ 53,056    $ 89,170    $ 22,358    $ 26,873    $191,457
Held to maturity ......      2,434       3,920       3,340         609      10,303
                          --------------------------------------------------------
                          $ 55,490    $ 93,090    $ 25,698    $ 27,482    $201,760
                          ========================================================
Weighted
   average yield
   (tax-equivalent
   basis) .............       5.65%       5.98%       7.31%       6.20%       6.08%
                          ========================================================

   During 1998, $18.1 million of investment securities were sold, resulting in a gross gain of $465,000 and a tax liability of $153,000. During 1997, $47.2 million of investment securities were sold, resulting in a gross gain of $1.2 million and a tax liability of $396,000. During 1996, $47.3 million of investment securities were sold, resulting in a gross gain of $138,000 and a tax liability of $45,000.

     U.S. Treasury securities are used as collateral for tax deposits and public funds and ESOP borrowings. The amortized cost of securities used as collateral at Dec. 31, 1998 and 1997 was $42.5 million and $44.5 million, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTE E
--------------------------------------------------------------------------------

MORTGAGE-BACKED SECURITIES/SECURITIES DUE FROM BROKERS

The following tables present the amortized cost and fair values of MBS and securities due from brokers at Dec. 31, 1998 and 1997, including securities issued by Federal National Mortgage Association ("FNMA") and Federal Home Loan Mortgage Corporation ("FHLMC"), as well as Collateralized Mortgage Obligations ("CMOs").

Dollars in thousands                                DEC. 31, 1998
-------------------------------------------------------------------------------
                                                      Gross      Gross
                                      Amortized  Unrealized  Unrealized   Fair
                                           Cost       Gains      Losses   Value
-------------------------------------------------------------------------------
AVAILABLE FOR SALE:
FNMA (MBS) ........................   $149,393   $  1,212   $    257   $150,348
FNMA (due from brokers) ...........     78,908        771       --       79,679
FHLMC .............................     49,523        158        465     49,216
Privately issued ..................     33,115        163        968     32,310
CMOs ..............................     25,872        140         14     25,998
                                      -----------------------------------------
                                       336,811      2,444      1,704    337,551

HELD TO MATURITY:
Privately issued ..................    212,513      4,829      1,606    215,736
CMOs ..............................     36,196        306         67     36,435
FNMA ..............................     15,842       --          111     15,731
                                      -----------------------------------------
                                       264,551      5,135      1,784    267,902
                                      -----------------------------------------
Total MBS/securities due
   from brokers ...................   $601,362   $  7,579   $  3,488   $605,453
                                      =========================================


Dollars in thousands                             Dec. 31, 1997
-------------------------------------------------------------------------------
                                                      Gross      Gross
                                      Amortized  Unrealized  Unrealized   Fair
                                           Cost       Gains      Losses   Value
-------------------------------------------------------------------------------
AVAILABLE FOR SALE:
FNMA ..............................   $385,201   $  5,906   $    977   $390,130
FHLMC .............................     81,940          1      1,391     80,550
Privately issued ..................     15,108         40        991     14,157
CMOs ..............................     35,273        174         20     35,427
                                      -----------------------------------------
                                       517,522      6,121      3,379    520,264

HELD TO MATURITY:
Privately issued ..................    318,503      4,700      2,157    321,046
CMOs ..............................     87,186        785         40     87,931
FNMA ..............................     29,337         93          7     29,423
                                      -----------------------------------------
                                       435,026      5,578      2,204    438,400
                                      -----------------------------------------
Total MBS .........................   $952,548   $ 11,699   $  5,583   $958,664
                                      =========================================

     The following table summarizes, by amortized cost and fair value, the contractual maturities of MBS held as of Dec. 31, 1998:


Dollars in thousands               MATURITY SCHEDULE AS OF DEC. 31, 1998
---------------------------------------------------------------------------------------
                                 1 Year     1 Year to  5 Years to  More Than
                                or Less       5 Years    10 Years    10 Years    Total
---------------------------------------------------------------------------------------
AMORTIZED COST:
Available for sale .........   $  8,550    $ 28,332    $ 31,986    $267,943    $336,811
Held to maturity ...........       --        12,033        --       252,518     264,551
                               --------------------------------------------------------
                               $  8,550    $ 40,365    $ 31,986    $520,461    $601,362
                               ========================================================

FAIR VALUE:
Available for sale .........   $  8,584    $ 28,333    $ 32,125    $268,509    $337,551
Held to maturity ...........       --        11,983        --       255,919     267,902
                               --------------------------------------------------------

                               $  8,584    $ 40,316    $ 32,125    $524,428    $605,453
                               ========================================================
Weighted
   average yield ...........       5.41%       5.50%       6.65%       6.82%       6.71%
                               ========================================================

   The amortized cost of MBS used to collateralize certain deposits, securities sold under agreements to repurchase, recourse arrangements, public funds and various other borrowings was $113.5 million at Dec. 31, 1998 and $410.9 million at Dec. 31, 1997.

   MBS totaling $156.2 million and $292.2 million at Dec. 31, 1998 and 1997, respectively, represented loans originated, securitized and serviced by the Bank.

   During 1998 and 1997, no available for sale MBS were sold. During 1996, $27.5 million of available for sale MBS were sold, resulting in a gross gain of $855,000 and a tax liability of $289,000. No held to maturity MBS were sold during 1998, 1997 or 1996.

NOTE F
--------------------------------------------------------------------------------
LOANS RECEIVABLE

Loans receivable as of Dec. 31, 1998 and 1997 are summarized as follows:

Dollars in thousands                         1998            1997
--------------------------------------------------------------------------------
MORTGAGE AND COMMERCIAL LOANS:
1-4 family units ..................   $ 3,406,333     $ 2,434,403
Commercial real estate ............     1,000,835       1,108,946
Commercial and industrial .........        47,628          55,291
Land and land development .........           910           1,467
                                      ---------------------------
                                        4,455,706       3,600,107
                                      ---------------------------
CONSUMER LOANS:
Credit card .......................          --             1,237
Automobile ........................        28,769          39,200
Other .............................         9,948          14,758
Personal ..........................         2,375           2,684
Secured by deposits ...............         2,356           1,015
Home improvement ..................            89             136
Education .........................           240           1,281
                                      ---------------------------
                                           43,777          60,311
                                      ---------------------------
Contract amount of loans receivable     4,499,483       3,660,418
ADD (DEDUCT):
Net unearned premiums .............        15,257           5,189
Net deferred loan costs (fees) ....         3,264            (505)
                                      ---------------------------
Loans receivable ..................     4,518,004       3,665,102
                                      ---------------------------
Less: accumulated provision for
   loan losses-Note G .............       (40,423)        (38,569)
                                      ---------------------------
Net loans receivable ..............   $ 4,477,581     $ 3,626,533
                                      ===========================
Combined weighted average
   yield of loans receivable ......          7.14%           7.57%
                                      ===========================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

   The Company classifies loans in its portfolio as impaired in accordance with SFAS No. 114, as amended by SFAS No. 118. The following schedules provide a rollforward of the total recorded investment in impaired loans, the recorded investment in impaired loans for which there is no specific allowance for credit losses and the recorded investment in impaired loans for which there is a related specific allowance during 1998 and 1997. Most of the Company's impaired loans are commercial real estate loans.


                                                                                        The Amount of the
                                                                                 Recorded Investment for Which
                                                                                          There is No
                                  The Total Recorded Investment in                     Related "Specific"
                                           Impaired Loans                          Allowance for Credit Loss
-------------------------------------------------------------------------------------------------------------------
                                                                   Total                                      Total
                                 Performing   Nonperforming     Impaired    Performing   Nonperforming     Impaired
Dollars in thousands                  Loans           Loans        Loans         Loans           Loans        Loans
-------------------------------------------------------------------------------------------------------------------
Balance at Jan. 1, 1997 .......   $ 61,420    $   --           $ 61,420       $ 56,161     $   --         $ 56,161
New Impairments ...............      1,069        --              1,069            718         --              718
Transfers to REO ..............       --        (1,920)          (1,920)          --         (1,920)        (1,920)
Transfers to nonperforming ....    (10,579)     10,579             --           (9,803)       9,803           --
Charge-offs ...................     (1,568)       --             (1,568)            57         --               57
Improvement in valuation ......    (18,981)     (7,710)         (26,691)       (18,060)      (7,710)       (25,770)
Repayments ....................    (10,392)       (949)         (11,341)        (9,583)        (173)        (9,756)
                                  --------------------------------------------------------------------------------

Balance at Dec. 31, 1997 ......     20,969        --             20,969         19,490         --           19,490
New Impairments ...............         34        --                 34            107         --              107
Transfers to REO ..............       --          --               --             --           --             --
Recoveries ....................        288        --                288           --           --             --
Improvement in valuation ......    (17,178)       --            (17,178)       (15,590)        --          (15,590)
Repayments ....................       (839)       --               (839)          (733)        --             (733)
                                  --------------------------------------------------------------------------------

BALANCE AT DEC. 31, 1998 ......   $  3,274    $   --           $  3,274       $  3,274     $   --         $  3,274
                                  ================================================================================

                                          The Amount of the
                                   Recorded Investment for Which
                                            There is a
                                         Related "Specific"
                                     Allowance for Credit Loss
                                  ------------------------------
Balance at Jan. 1, 1997 .......   $ 5,259    $  --      $ 5,259
New Impairments ...............       351       --          351
Transfers to REO ..............      --         --         --
Transfers to nonperforming ....      (776)       776       --
Charge-offs ...................    (1,625)      --       (1,625)
Improvement in valuation ......      (921)      --         (921)
Repayments ....................      (809)      (776)    (1,585)
                                  -----------------------------

Balance at Dec. 31, 1997 ......     1,479       --        1,479
New Impairments ...............       (73)      --          (73)
Transfers to REO ..............      --         --         --
Recoveries ....................       288       --          288
Improvement in valuation ......    (1,588)      --       (1,588)
Repayments ....................      (106)      --         (106)

                                  -----------------------------
Balance at Dec. 31, 1998 ......   $  --      $  --      $  --
                                  =============================



   The following table presents the average recorded investment in impaired loans during the years ending Dec. 31, 1998, 1997 and 1996 and the amount of interest income recorded on a cash basis during that same period. All interest income recorded on impaired loans was from cash received.


Dollars in thousands                 1998                      1997                     1996
--------------------------------------------------------------------------------------------------------
                                        Interest                  Interest                      Interest
                                          Income                    Income                        Income
                             Average    Recorded      Average     Recorded       Average        Recorded
                            Recorded        on a     Recorded         on a      Recorded            on a
                          Investment  Cash Basis   Investment   Cash Basis    Investment      Cash Basis
--------------------------------------------------------------------------------------------------------
Performing loans ........   $ 9,082   $   755        $34,538       $ 2,525       $48,204         $ 3,535
Nonperforming loans .....      --        --            2,643          --           1,330            --
                            ----------------------------------------------------------------------------
Total ...................   $ 9,082   $   755        $37,181       $ 2,525       $49,534         $ 3,535
                            ============================================================================


     At Dec. 31, 1998, the Bank had $14.0 million of nonperforming loans that were not subject to the provisions of SFAS No. 114 because they were considered part of large, homogeneous loan portfolios.

   As of Dec. 31, 1998 and 1997, the Bank had $257,000 and $857,000,
respectively, of trouble debt restructured loans ("TDRs"). The loans reported as TDRs at Dec. 31, 1998 and 1997 were performing in accordance with the terms of the debt restructurings. Interest income of $101,000 and $25,000 was recorded on TDRs during 1998 and 1997, respectively, that equaled the amount of cash payments received.

NOTE G
--------------------------------------------------------------------------------
ALLOWANCE FOR LOAN LOSSES

Activity in the allowance for loan losses is summarized as follows:

Dollars in thousands
--------------------------------------------------------------------------------
                              Real Estate/
                                Commercial     Consumer       Total
                                     Loans       Loans       Loans
--------------------------------------------------------------------------------
Balance at Jan. 1, 1996 ......   $ 41,127    $  1,016    $ 42,143
Provision for losses .........      1,905        --         1,905
Charge-offs ..................     (5,277)       (204)     (5,481)
Recoveries ...................      1,178         240       1,418
Transfers ....................        293        (293)       --
                                 --------------------------------
Balance at Dec. 31, 1996 .....     39,226         759      39,985
Provision for losses .........        360        --           360
Charge-offs ..................     (2,901)       (390)     (3,291)
Recoveries ...................      1,358         157       1,515
Transfers ....................       (785)        785        --
                                 --------------------------------
Balance at Dec. 31, 1997 .....     37,258       1,311      38,569
Provision for losses .........      1,710         150       1,860
Charge-offs ..................       (802)       (332)     (1,134)
Recoveries ...................      1,019         109       1,128
Transfers ....................        486        (486)       --
                                 --------------------------------
Balance at Dec. 31, 1998 .....   $ 39,671    $    752    $ 40,423
                                 ================================

   See Note A-Summary of Significant Accounting Policies for a description of the Company's accounting policy for the allowance of loan losses.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTE H
--------------------------------------------------------------------------------
LOANS HELD FOR SALE AND LOANS SERVICED FOR OTHERS

Loans held for sale as of Dec. 31, 1998 and 1997 are as follows:

Dollars in thousands                          1998                  1997
--------------------------------------------------------------------------------
                                         Cost   Fair Value     Cost   Fair Value
--------------------------------------------------------------------------------
1-4 family real estate loans ....     $57,796     $58,683   $11,742      $11,805
Education loans .................       7,558       7,558     7,762        7,762
                                      ------------------------------------------
Loans held for sale .............     $65,354     $66,241   $19,504      $19,567
                                      ==========================================

     The following are related mortgage servicing portfolio statistics at Dec. 31, 1998, 1997 and 1996:

Dollars in thousands                                1998         1997       1996
------------------------------------------------------------------------------------
Total mortgage servicing portfolio ..........   $2,883,632   $3,080,036   $3,272,275
Loans serviced for others ...................      608,628      794,689      970,363
Loans serviced and held in MBS portfolio ....      156,196      292,228      391,919
                                                ------------------------------------


NOTE I
--------------------------------------------------------------------------------
FORECLOSED REAL ESTATE

     The components of foreclosed real estate at Dec. 31, 1998 and 1997 are as follows:

Dollars in thousands                                              1998     1997
-------------------------------------------------------------------------------
REO........................................................... $2,097    $1,637
Less allowance for REO losses ................................   (155)     (157)
                                                               ------    ------
Total foreclosed real estate ................................. $1,942    $1,480
                                                               ======    ======

   The following schedule provides a rollforward of the allowance for REO losses:

Dollars in thousands                                        1998       1997       1996
--------------------------------------------------------------------------------------
Balance at Jan. 1 ....................................   $   157    $   284    $ 1,974
Provision for losses (reversal of provision) .........      --         (100)       868
Charge-offs ..........................................       (10)      (130)    (2,662)
Recoveries ...........................................         8        103        104
                                                         -------    -------    -------
Balance at Dec. 31 ...................................   $   155    $   157    $   284
                                                         =======    =======    =======

   The following schedule provides details of the results of operations on foreclosed real estate for the years ended Dec. 31, 1998, 1997 and 1996:

Dollars in thousands                                  1998       1997      1996
--------------------------------------------------------------------------------
Operating income on foreclosed real estate .....   $  --      $   133   $ 1,687
Operating expense on foreclosed real estate ....       208        252     1,472
                                                   ----------------------------
Net operating gain (loss) on
   foreclosed real estate ......................      (208)      (119)      215
Gain on sale of foreclosed real estate .........       212        405        46
Reversal of provision
   (provision for) losses on REO ...............      --          100      (868)
                                                   ----------------------------
Gain (loss) on foreclosed real estate ..........   $     4    $   386   $  (607)
                                                   ============================

NOTE J
--------------------------------------------------------------------------------
REAL ESTATE HELD FOR DEVELOPMENT OR INVESTMENT

Income from real estate development or investment operations is summarized as follows:

Dollars in thousands                                        1998      1997      1996
------------------------------------------------------------------------------------
Sales of real estate .................................   $ 8,854   $14,164   $12,956
Cost of sales ........................................     5,473    10,025    10,439
                                                         ---------------------------
Income from real estate development ..................     3,381     4,139     2,517
Other income .........................................        19        94        42
General and administrative expense ...................     1,016     1,310     1,502
Interest income, net of interest expense .............     1,056       916       123
                                                         ---------------------------
Income before income taxes ...........................   $ 3,440   $ 3,839   $ 1,180
                                                         ===========================

     Interest capitalized to the balance of real estate held for development or investment amounted to $626,000, $1.0 million and $567,000 during 1998, 1997 and 1996, respectively.

NOTE K
--------------------------------------------------------------------------------
FEDERAL HOME LOAN BANK STOCK

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

   Dividends earned on FHLB stock were $3.2 million, $2.6 million and $2.4 million in 1998, 1997 and 1996, respectively. Dividend income is included with dividends on equity investment securities on the Consolidated Statements of Income.

   FHLB stock is used as collateral for FHLB advances.

NOTE L
--------------------------------------------------------------------------------
OFFICE PROPERTIES AND EQUIPMENT

Office properties and equipment at December 31, 1998 and 1997 are summarized as follows:

Dollars in thousands                                    1998       1997
--------------------------------------------------------------------------------
Cost:
Land ............................................   $ 13,840   $ 13,872
Buildings and improvements ......................     65,183     60,852
Furniture, fixtures and equipment ...............     51,203     54,851
Leasehold improvements ..........................      4,207      3,604
                                                    -------------------
                                                     134,433    133,179
Less allowances for depreciation and amortization     59,413     64,052
                                                    -------------------
Total office properties and equipment ...........   $ 75,020   $ 69,127
                                                    ===================

   The Bank entered into a 20-year capital lease agreement in connection with a former Beverly branch in 1996. The Company has the option to purchase the building in later years and has classified the lease as a capital lease. The Bank also has operating leases on certain office properties. Rent expense incurred in connection with these leases was $3.1 million, $4.5 million and $2.9 million in 1998, 1997 and 1996, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
   Minimum future operating lease commitments are summarized as follows:

Dollars in thousands                             Year ending Dec. 31
--------------------------------------------------------------------
                                                Capital    Operating
                                                 Leases       Leases
--------------------------------------------------------------------
1999 ........................................   $    74      $ 1,943
2000 ........................................        76        1,771
2001 ........................................        79        1,712
2002 ........................................        81        1,584
2003 ........................................        83        1,365
Later years .................................     1,230        8,828
                                                --------------------
Total .......................................   $ 1,623      $17,203
                                                ====================
Less amount representing interest............    (1,016)
                                                -------
Present value of net minimum
     lease payments under capital lease .....   $   607
                                                =======


NOTE M
---------------------------------------------------------------------------
MORTGAGE SERVICING RIGHTS
During 1997, the Company adopted SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. See Note A - Summary of Significant Accounting Policies for further details. The following table provides a rollforward of mortgage servicing rights for the years ended Dec. 31, 1998 and 1997:

Dollars in thousands                               1998        1997
-------------------------------------------------------------------
Balance at Jan. 1............................   $ 3,401      $3,804
Additions....................................     1,208         561
Amortization.................................      (876)       (871)
Valuation allowance..........................    (1,754)        (93)
                                                -------------------
Balance at Dec. 31...........................   $ 1,979      $3,401
                                                ===================

   For the purpose of evaluating and measuring impairment of capitalized mortgage servicing rights, the Bank stratifies these rights based on two predominant risk characteristics - property type (i.e., 1-4 family vs. commercial and commercial real estate) and interest rate type (i.e., fixed vs. adjustable). Impairment is recognized through a valuation allowance related to each individual stratum. Valuation allowance activity during 1998 and 1997 was caused by higher than anticipated loan prepayments. In 1998, additions to the valuation allowance, which were charged to operations, totaled $1.7 million, compared to $93,000 in 1997. There were no additions to the valuation allowance in 1996. The fair value of mortgage servicing rights was $2.2 million and $3.8 million at Dec. 31, 1998 and 1997, respectively. See Note X - Fair Value of Financial Instruments.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTE N
--------------------------------------------------------------------------------
Deposits
Deposit balances at Dec. 31, 1998 and 1997 are summarized as follows:

Dollars in thousands                                         1998      1997                       1998                   1997
----------------------------------------------------------------------------------------------------------------------------------
                                                        Weighted Average Interest Rate
                                                                as of Dec. 31              Amount    Percent      Amount   Percent
----------------------------------------------------------------------------------------------------------------------------------
Transaction, savings and money market accounts:
Interest-bearing transaction............................      1.01%     1.30%           $ 404,456      10.4%    $386,577      10.0%
Noninterest-bearing transaction ........................         -         -              282,789       7.2      213,543       5.5
Savings accounts .......................................      2.17      2.34              782,415      20.1      771,409      19.9
Money market accounts ..................................      3.68      3.65              280,503       7.2      247,528       6.4
                                                              -------------------------------------------------------------------
Transaction, savings and money market accounts .........      1.79      1.98            1,750,163      44.9    1,619,057      41.8
Certificates of deposit (a):
3 months and under .....................................      4.32      4.49               33,851       0.9       42,204       1.1
4 months ...............................................      4.06      4.23                2,111       0.1        3,605       0.1
5 months ...............................................      4.73      5.71               13,211       0.3       39,441       1.0
6 months ...............................................      4.72      5.27              269,730       6.9      245,249       6.3
7 months ...............................................      5.60      5.78              581,840      15.0      151,473       3.9
8 months ...............................................      5.21      5.43               12,442       0.3           11         *
9 months ...............................................      4.89      5.44               12,679       0.3       17,449       0.5
11 months ..............................................      4.86      5.40               90,232       2.3          100         *
12 months ..............................................      4.96      5.46              370,307       9.5      332,626       8.6
13 months ..............................................      5.65      5.88               26,178       0.7      725,065      18.7
15 months ..............................................      5.62      5.83              204,617       5.3       79,227       2.1
18 months ..............................................      4.88      5.66               82,386       2.1       84,152       2.2
24 months ..............................................      5.35      5.76               87,013       2.2       79,246       2.1
30 months ..............................................      5.59      5.37               48,829       1.3       70,895       1.8
36 months ..............................................      5.67      5.82               62,439       1.6       70,173       1.8
42 months ..............................................      5.49      5.60                1,473         *        2,587       0.1
48 months ..............................................      5.89      5.85               16,161       0.4       16,486       0.4
60 months ..............................................      5.71      5.57              142,026       3.7      205,336       5.3
84-120 months ..........................................      6.09      6.09               59,100       1.5       59,934       1.5
Jumbo accounts .........................................      3.41      3.01                  970         *          478         *
Other...................................................      9.75      9.46               27,213       0.7       26,606      0.7
                                                              -------------------------------------------------------------------
Certificates of deposit ................................      5.40      5.72            2,144,808      55.1    2,252,343     58.2
                                                              -------------------------------------------------------------------
Total deposits (b) .....................................      3.78%     4.16%          $3,894,971     100.0%  $3,871,400    100.0%
                                                              ===================================================================
Accrued interest .......................................                               $   16,488             $    7,649
                                                              -------------------------------------------------------------------
Total deposit-related liabilities ......................                               $3,911,459             $3,879,049
                                                              ===================================================================

 * Less than 0.1%.
(a)  Based upon original maturities.
(b)  Includes $513.7 million and $481.4 million of deposits in denominations of
     $100,000 or more at Dec. 31, 1998 and 1997, respectively.
--------------------------------------------------------------------------------

     Interest expense by category of deposit is summarized as follows:

Dollars in thousands                        1998        1997        1996
------------------------------------------------------------------------
Checking accounts..................    $   4,397    $  5,640    $  5,645
Savings accounts....................     17, 812      19,141      19,592
Money market accounts...............       8,614       8,866       7,920
Certificates of deposit.............     121,785     128,463     124,931
                                       ---------------------------------
                                        $152,608    $162,110    $158,088
                                       =================================

     The following table represents the scheduled maturity of certificates of deposit in each of the next five years and thereafter:

Dollars in thousands
----------------------------------------------------------------------
                                            Scheduled         Weighted
                                             Maturity     Average Rate
----------------------------------------------------------------------
Year ending Dec. 31,
1999....................................   $1,799,849            5.24%
2000....................................      177,344            5.56
2001....................................       57,548            5.66
2002....................................       40,308            6.42
2003....................................       43,701            5.73
2004 and thereafter.....................       26,058            8.73
                                           --------------------------
                                           $2,144,808            5.40%
                                           ==========================


     The following table presents the amounts of the Bank's time deposits of $100,000 or more at Dec. 31, 1998 maturing during the periods indicated:

Dollars in thousands                                   1997
-----------------------------------------------------------
Jan 1, 1999 to March 31, 1999                      $101,946
April 1, 1999 to June 30, 1999                       71,977
July 1, 1999 to Dec. 31, 1999                        44,985
After Dec. 31, 1999                                  35,568
                                                   --------
                                                   $254,476
                                                   ========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTE O
--------------------------------------------------------------------------------
BORROWINGS

Borrowings consisted of the following at Dec. 31, 1998 and 1997:


Dollars in thousands                            1998                          1997
-----------------------------------------------------------------------------------------------
                                                      Weighted                         Weighted
                                        Amount         Average         Amount           Average
                                      Borrowed   Interest Rate       Borrowed     Interest Rate
-----------------------------------------------------------------------------------------------
SHORT-TERM:
FHLB advances ...................   $  300,000        5.49%        $   40,000            5.76%
Securities sold under agree-
   ments to repurchase ..........       75,000        5.22            330,000            5.81
Retail repurchase
   agreements ...................        3,918        4.97              3,334            4.83
Mortgage-backed notes ...........       16,400        8.54               --              --
ESOP borrowings .................         --          --                  203            8.50
                                    ---------------------------------------------------------
                                       395,318        5.56            373,537            5.81
LONG-TERM:
FHLB advances ...................    1,026,085        5.10            301,085            5.82
Senior notes (net of
   unamortized discount
   in 1998 of $1,331 and
   in 1997 of $1,531) ...........       98,669        7.43             98,469            7.43
Mortgage-backed notes ...........         --          --               16,400            8.54
Capital lease obligations .......          607       12.47                602           12.47
ESOP borrowings .................         --          --                2,901            8.50
                                    ---------------------------------------------------------
                                     1,125,361        5.31            419,457            6.34
                                    ---------------------------------------------------------
Total borrowings ................   $1,520,679        5.37%        $  792,994            6.22%
                                    =========================================================

     The following table presents the maturity distribution of borrowings at Dec. 31, 1998:


Dollars in thousands                                                  Year-End 1998 Borrowings by Maturity
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                             After
                                        1999          2000          2001          2002          2003          2003         Total
--------------------------------------------------------------------------------------------------------------------------------
SHORT-TERM:
FHLB advances .................    $ 300,000    $     --      $     --       $    --      $     --      $     --      $  300,000
Securities sold under
 agreements to repurchase .....       75,000          --            --            --            --            --          75,000
Retail repurchase agreement ...        3,918          --            --            --            --            --           3,918
Mortgage-backed notes .........       16,400          --            --            --            --            --          16,400
                                   ---------------------------------------------------------------------------------------------
                                     395,318          --            --            --            --            --         395,318
LONG-TERM:
FHLB advances .................         --         150,000       250,247       100,000       225,000       300,838     1,026,085
Senior notes ..................         --            --            --            --            --          98,669        98,669
Capital lease obligations .....         --            --            --            --            --             607           607
                                   ---------------------------------------------------------------------------------------------
                                        --         150,000       250,247       100,000       225,000       400,114     1,125,361
                                   ---------------------------------------------------------------------------------------------
Total borrowings ..............    $ 395,318    $  150,000    $  250,247    $  100,000    $  225,000    $  400,114    $1,520,679
                                   =============================================================================================
Weighted average rate .........         5.56%         5.29%         5.08%         5.37%         4.90%         5.67%         5.37%
                                   =============================================================================================

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

      Securities sold under agreements to repurchase can have varying maturities. In exchange for the loan, the Bank pledges the designated collateral to the securities dealer. At Dec. 31, 1998, the collateral securing these borrowings had a carrying amount of $78.9 million and a fair value of $79.7 million. As of Dec. 31, 1998, the Bank had approximately $1.3 billion of unused credit lines available to borrow under agreements to repurchase.

SENIOR NOTES: In February 1997, the Company issued $100 million of unsecured 7.125% Senior Notes. The notes were used to redeem the $34.5 million of outstanding 8.25% subordinated notes and for general corporate purposes. The notes will mature on Feb. 15, 2004 and may not be redeemed prior to maturity.

MORTGAGE-BACKED NOTES: The Bank had $16.4 million of mortgage-backed notes outstanding as of Dec. 31, 1998 and 1997. The mortgage-backed notes are secured by MBS held by an independent trustee.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Collateral agreements require maintaining an aggregate market value of not less than the amount necessary to affect a maturity collateral substitution if necessary. At Dec. 31, 1998, the collateral securing these notes had a carrying amount and fair value of approximately $18.2 million and $18.1 million, respectively. At Dec. 31, 1997, the collateral securing these notes had a carrying amount and fair value of approximately $20.7 million and $20.3 million, respectively. As of Dec. 31, 1998, these notes had a "AAA" rating from Moody's Investors Service. The Bank may issue up to an additional $400.0 million of such notes with varying terms through an existing underwriting agreement, subject to market conditions and collateral availability.

ESOP BORROWINGS: A noncontributory, leveraged employee stock ownership plan was established by the Company in April 1987. This borrowing was repaid in 1998 and all collateral released. See Note A - Summary of Significant Accounting Policies for further details.

At Dec. 31, 1997, Company stock securing the $3.1 million borrowings had an original cost of $2.9 million and fair value of $9.6 million. At Dec. 31, 1997, the marketable-debt securities securing the borrowings had a carrying amount, which approximated their fair value, of $164,000.

CAPITAL LEASE OBLIGATIONS: The Bank entered into a capital lease in connection with a Beverly Branch. See Note L - Office Properties and Equipment for further details.

LINE OF CREDIT: The Company has obtained a $20.0 million revolving unsecured line of credit from another financial institution. The Company can elect the interest rate on this borrowing to be either the prime rate or 75 basis points over the 3-month LIBOR rate. No funds had been borrowed as of Dec. 31, 1998 or 1997.

NOTE P
--------------------------------------------------------------------------------
INCOME TAXES

The following schedule summarizes the components of income tax expense for 1998, 1997 and 1996.


                                For the Years Ended Dec. 31,
--------------------------------------------------------------------------------
Dollars in thousands             1998        1997        1996
--------------------------------------------------------------------------------
FEDERAL INCOME TAX EXPENSE:
Current provision ............$ 22,901    $ 30,707    $ 14,013
Deferred expense (benefit) ...  (7,518)     (2,597)      1,969
                              --------------------------------
                                15,383      28,110      15,982
                              --------------------------------
STATE INCOME TAX EXPENSE:
Current provision ............     283         174          95
Deferred expense (benefit) ...    (957)        (78)        305
                              --------------------------------
                                  (674)         96         400
                              --------------------------------
TOTAL INCOME TAX EXPENSE:

Current provision ............  23,184      30,881      14,108
Deferred expense (benefit) ...  (8,475)     (2,675)      2,274
                              --------------------------------
                              $ 14,709    $ 28,206    $ 16,382
                              ================================


   A reconciliation from expected federal income tax expense to consolidated effective income tax expense before extraordinary item for the years ended Dec. 31, 1998, 1997 and 1996 is as follows:

Dollars in thousands                           1998         1997         1996
--------------------------------------------------------------------------------
Federal income tax expense at
   statutory rate (35%) ................   $ 15,195     $ 29,634     $ 17,300
State tax expense (benefit),
   net of federal taxes ................       (438)          62          260
Tax exempt interest, net of cost to
   carry investment ....................       (613)        (682)        (623)
Other ..................................        565         (808)        (555)
                                           ----------------------------------
Income taxes ...........................   $ 14,709     $ 28,206     $ 16,382
                                           ==================================
Effective income tax rate ..............       33.9%        33.3%        33.1%
                                           ==================================

   The sources of the differences in timing between items affecting the recognition of income and expense for tax and financial statement purposes and their resulting effect on income tax expense for the years ended Dec. 31, 1998, 1997 and 1996 are as follows:

Dollars in thousands                                1998       1997       1996
--------------------------------------------------------------------------------
General loan loss allowance ...................  $  (637)   $(1,375)   $ 1,798
Excess of tax accumulated provision
   for losses over base year amount ...........      (69)      --         --
Yield adjustments on interest-earning
   assets and interest-bearing liabilities ....      579        398        160
Tax depreciation in excess of
   book depreciation ..........................     (474)        61       (326)
Prepaid expenses ..............................     (434)         1        (37)
Accrued compensation and benefits .............   (5,456)      (555)      (557)
Stock dividends on FHLB stock .................      172         21        (45)
Other, net ....................................   (2,156)    (1,226)     1,281
                                                 -----------------------------
Total deferred expense (benefit) ..............  $(8,475)   $(2,675)   $ 2,274
                                                 =============================


      The following schedule summarizes current and deferred income tax liabilities and assets as of Dec. 31, 1998 and 1997.

Dollars in thousands                                  1998        1997
--------------------------------------------------------------------------------
INCOME TAX ASSETS AND (LIABILITIES):
Income taxes currently payable
   included in or "Other liabilities" .........   $(20,062)   $   (169)
                                                  ====================
Deferred income tax assets ....................   $ 26,714    $ 19,774
Deferred income tax liabilities ...............     (5,813)     (7,766)
                                                  --------------------
Net deferred income tax assets included in
   "Prepaid expenses and other assets" ........   $ 20,901    $ 12,008
                                                  ====================

   The sources of the deferred income tax assets and liabilities at Dec. 31, 1998 and 1997 are as follows:

Dollars in thousands                                        1998        1997
--------------------------------------------------------------------------------
General loan loss allowance .........................   $ 15,306    $ 14,669
Accrued compensation and benefits ...................      9,807       4,351
Other ...............................................      1,601         754
                                                        ====================
Total deferred assets ...............................     26,714      19,774

Stock dividends on FHLB stock .......................     (1,618)     (1,446)
Unrealized gain on available for sale securities ....     (1,234)     (1,652)
Tax depreciation in excess of book depreciation .....       (601)     (1,075)
Prepaid expenses ....................................       (277)       (711)
Yield adjustments on interest-earning assets
   and interest-bearing liabilities .................     (1,945)     (1,366)
Excess tax accumulated provision for losses over
   base year amount .................................       (138)       (207)
Other ...............................................       --        (1,309)
                                                        --------------------
Total deferred liabilities ..........................     (5,813)     (7,766)
                                                        --------------------
Net deferred tax asset ..............................   $ 20,901    $ 12,008
                                                        ====================


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

   Retained earnings at Dec. 31, 1998 and 1997 included approximately $49.2 million of income for which no deferred federal income tax liability has been recognized. This amount represents earnings appropriated to bad debt reserves and deducted for federal income tax purposes and is not available for payment of cash dividends or other distributions to shareholders, including distributions on redemption, dissolution or liquidation of the Bank, without incurring a tax liability. If triggered, the tax liability related to the appropriated earnings would have been $18.6 million at Dec. 31, 1998 and 1997.

NOTE Q
--------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY

HOLDING COMPANY: The Company's Certificate of Incorporation authorizes up to 80 million shares of common stock and up to 10 million shares of preferred stock. The number of authorized common shares was increased to 80 million shares, at the June 1998 Special Meeting of Shareholders, from 40 million shares. The preferred stock may rank prior to the common stock as to dividend rights, liquidation preferences or both, and may have full or limited voting rights.

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

   In general, the Rights become exercisable if another person or entity without Board approval acquires 10% or more of the Company's outstanding common stock, makes a tender offer for that amount of stock or files a regulatory application for approval of a change in control of the Company. The acquiring person or entity would not be entitled to exercise the Rights. These Rights expire at the earliest of Nov. 13, 2002, redemption of the Rights by the Company at a price of $0.01 per Right or exchange of the Rights in accordance with the Plan. The Rights will cause substantial dilution to a person or entity attempting to acquire the Company without conditioning the offer on the Rights being redeemed or a substantial number of Rights being acquired. At Dec. 31, 1998 and 1997, there were 164,300 and 134,578 shares of preferred stock reserved for future exercise of the Rights, respectively.

   As of Dec. 31, 1998, the Company held 867,199 shares of its own outstanding common stock under prior share repurchase plans. In January 1999, the Company announced its intentions to repurchase up to 2.0 million shares of its common stock (or about 5% of the outstanding shares) during the first six months of 1999. The Company retired, in 1997, 3.75 million of its repurchased shares. During 1998, the Company also issued 385,035 of shares previously reacquired in connection with the exercise of stock options by employees and directors.

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

   Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets. Tier I capital equals the capital of the Bank less certain intangible assets and the net assets of non-includable subsidiaries. Total capital equals Tier I capital plus the Bank's general allowance for loan losses up to certain limits. As of Dec. 31, 1998, the Bank meets all capital adequacy requirements to which it is subject.

   At both Dec. 31, 1998 and 1997, the Bank met the requirements of the Office of Thrift Supervision ("OTS") to be categorized as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based capital ratios, Tier I risk-based ratios and Tier I leverage ratios as set forth in the table below. The Bank's actual amounts and ratios are also presented in the following table:

                                                                                                   To Be Well Capitalized
                                                                                  For Capital     Under Prompt Corrective
                                                            Actual            Adequacy Purposes      Action Provisions
--------------------------------------------------------------------------------------------------------------------------
Dollars in thousands                                    Amount    Ratio        Amount      Ratio        Amount       Ratio
--------------------------------------------------------------------------------------------------------------------------
AS OF DEC. 31, 1998:
Total capital (to risk weighted assets).............  $486,590    15.62%  >=$249,195   >=8.00%   >=$311,494   >=10.00%
Tier I capital (to risk weighted assets) ...........   447,635    14.37   >= 124,597   >=4.00    >= 186,896   >= 6.00
Tier I capital (core) (to regulatory assets) .......   447,635     7.62   >= 234,935   >=4.00    >= 293,668   >= 5.00

AS OF DEC. 31, 1997:
Total capital (to risk weighted assets).............  $475,129    16.63%  >=$228,522   >=8.00%   >=$285,652   >=10.00%
Tier I capital (to risk weighted assets) ...........   440,754    15.43   >= 114,261   >=4.00    >= 171,391   >= 6.00
Tier I capital (core) (to regulatory assets) .......   440,754     8.62   >= 204,509   >=4.00    >= 255,637   >= 5.00
                                                      -------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
   In addition to the Tier I leverage ratio, the Bank must maintain a ratio of tangible capital to regulatory assets of 1.50%. As of Dec. 31, 1998 and 1997, the Bank's tangible capital ratio of 7.62% and 8.62%, respectively, exceeded the minimum required ratio.

   The following schedule reconciles stockholders' equity of the Company to each of the components of regulatory capital of the Bank at Dec. 31, 1998 and 1997:

In thousands                                           1998         1997
------------------------------------------------------------------------
Stockholders' equity of the Company..............  $509,924     $486,331
Less: Capitalization of the Company
   and non-Bank subsidiaries.....................   (59,174)     (37,287)
                                                   ---------------------
Stockholder's equity of the Bank.................   450,750      449,044
Less: Unrealized gain on available for sale
   investment securities, net of taxes...........    (1,706)      (2,265)
Less: Investment in non-includable subsidiaries..      (580)      (1,495)
Less: Intangible assets and other
   non-includable assets ........................      (829)      (4,530)
                                                   ---------------------
Tangible and core capital........................   447,635      440,754
Plus: Allowable general valuation allowances.....    38,955       34,375
                                                   ---------------------
Risk-based capital...............................  $486,590     $475,129
                                                   =====================

   Regulatory rules currently impose limitations on all capital distributions by savings institutions, including dividends, stock repurchase and cash-out mergers. In 1998, the Bank paid quarterly dividends of 100% of the quarterly net income to the Company. However, during the third quarter the Bank recorded an operating loss because of the two one-time charges and paid no dividend to the Company. The Bank intends to dividend 100% of its income to the Company in 1999.

NOTE R
-------------------------------------------------------------------------------
STOCK OPTION PLANS
The Company maintains five stock option programs for the benefit of employees, officers and directors, including two plans acquired in the Beverly merger. The programs are for the benefit of directors, officers and other employees of the Company and its subsidiaries. A total of 5,484,552 shares of authorized but unissued common stock was reserved for issuance under all plans approved by shareholders.

   Under the three St. Paul plans, the Company may grant non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, performance shares and performance units to key employees and nonemployee directors. The third plan does not provide for the issuance of options to directors. As of Dec. 31, 1998, the Company has issued only non-qualified stock options under these plans. During 1998 and 1997, there were 1,221,713 and 596,513 non-qualified stock options issued under these plans, respectively. The plans authorize the Stock Option Committee of the Board of Directors to administer the plans and make recommendations to award stock-based compensation to officers, directors and employees. Stock-based compensation is granted at the discretion of the Stock Option Committee. Stock options are granted at an option price equal to the fair market value of the Company's common stock on the date of grant and have a 10-year term. Options granted to employees under the first two St. Paul plans are exercisable in respect of 50% of the number of shares on the first anniversary of the date of grant and are exercisable in respect of an additional 12.5% on each of the second, third, fourth and fifth anniversaries of the date of grant. However, the options are 100% exercisable for any employee who has completed five years of employment with the Company. Options granted to directors become exercisable on the first anniversary of the date of the grant. Options granted under the third plan are exercisable in respect of 50% of the number of shares on the first anniversary of the date of grant and are exercisable in respect of an additional 25% on each of the second and third anniversaries of the date of grant. All options also become exercisable upon any merger or consolidation of the Company in which the Company is not the surviving entity.

   The Company also administers two stock option plans that were maintained by Beverly. The first plan (the Incentive Stock Option Plan) is for the benefit of directors, members of the advisory boards and officers. This plan allows the issuances of incentive stock options. Under this plan, 68,120 shares of common stock are available for distribution. The options allow for the purchase of common stock at a price not less than fair market value on the date the option is granted. The options vest ratably over a five-year period and are exercisable no later than 10 years after the date of grant. The second plan (the Long-Term Stock Incentive Plan) is for the benefit of key officers and employees of the Company. This plan allows for the grant of non-qualified stock options. Under this Plan, 108,828 shares of common stock are available for distribution. The options allow for the purchase of common stock at a price not less than 85% of fair market value. The options vest based upon the Board of Directors' recommendation for each option grant. All options outstanding under both former Beverly plans became fully vested in July 1998, when the Company completed a merger with Beverly, and are exercisable no later than 10 years after the date of grant.

   The Company has elected to continue to apply Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"), and related Interpretations in accounting for its employee stock options rather than the alternative fair value accounting provided for under SFAS Statement No. 123, Accounting for Stock-Based Compensation. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

   Even though SFAS No. 123 was not adopted for accounting purposes, its disclosure requirements are required. SFAS No. 123 requires use of option valuation models for measuring the compensation cost of employee stock options. Pro forma information regarding net income and earnings per share is required by SFAS No. 123 and has been determined as if the Company had accounted for its employee stock options as compensation under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1998, 1997 and 1996:

                                               1998        1997          1996
------------------------------------------------------------------------------
Risk-free interest rate................         5.3%        6.3%          6.9%
Dividend yield ........................         2.6%        1.5%          1.7%
Expected volatility of the Company's
   common stock .......................        0.27        0.37          0.36
Weighted-average expected life
   of the option ......................   6.9 years    5.6 years     7.0 years
Weighted-average fair value of options
   granted during the year ............       $6.59        $8.41         $5.29
                                          ------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

   For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Compensation costs chargeable to income under SFAS No. 123 was $10.2 million, $2.3 million and $3.7 million during 1998, 1997 and 1996, respectively. The amount recognized as compensation expense for 1998, 1997 and 1996 pro forma disclosures may not be representative of the pro forma net income for future years, because options can vest over several years and additional awards are generally made each year. The Company's pro forma information follows:


Dollars in thousands, except per share amounts             1998         1997        1996
-----------------------------------------------------------------------------------------
Pro forma net income .............................   $   22,334   $   54,717   $   30,695
Pro forma earnings per share:
   Basic .........................................         0.55   $     1.37   $     0.79
   Diluted .......................................   $     0.54   $     1.33   $     0.75
                                                     ------------------------------------

   A summary of the Company's stock option activity and related information for the years ended Dec. 31 follows:


                                                                 1998                          1997                             1996
                                                     Weighted-Average               Weighted-Average                Weighted-Average
                                              1998       Option Price         1997      Option Price        1996        Option Price
------------------------------------------------------------------------------------------------------------------------------------
Options outstanding at Jan. 1 .......... 3,879,484          $   11.97    4,240,696        $  8.37    4,504,616             6.84
Granted ................................ 1,221,713              22.99      789,808          21.48      760,534            12.43
Exercised ..............................  (385,035)              9.51   (1,092,047)          5.41     (989,737)            4.42
Canceled/forfeited .....................   (95,926)             21.04      (58,973)         14.77      (34,717)            8.03
                                         --------------------------------------------------------------------------------------
Options outstanding at Dec. 31 ......... 4,620,236          $   14.57    3,879,484        $ 11.77    4,240,696           $ 8.37
                                         ======================================================================================
Options exercisable at Dec. 31 ......... 4,155,460          $   13.70    3,006,315        $  9.72    3,800,033    $        8.18
Shares available for future grant
 at Dec. 31.............................   864,316                       1,059,099                   1,091,262
                                         ======================================================================================


   A summary of the Company's stock options outstanding and exercisable by stock option price ranges at December 31, 1998 follows:


                                     Weighted-Average    Weighted-Average                  Weighted-Average
                                       Exercise Price      Remaining Life                    Exercise Price
      Exercise             Options         of Options          of Options       Options          of Options
   Price Range         Outstanding        Outstanding         Outstanding   Exercisable         Exercisable
-----------------------------------------------------------------------------------------------------------
$ 3.38 to $ 7.82 ....    1,223,990        $    6.14               3.65        1,223,990         $    6.14
$ 7.83 to $12.77 ....    1,505,954        $   11.88               6.76        1,496,566         $   11.87
$12.78 to $18.92 ....      130,785        $   16.63               8.28          130,785         $   16.63
$18.92 to $24.88 ....    1,759,507        $   22.59               9.29        1,304,119         $   22.60
                         --------------------------------------------------------------------------------
   Total ............    4,620,236        $   14.57               6.94        4,155,460         $   13.70
                         ================================================================================

NOTE S
--------------------------------------------------------------------------------
EMPLOYEE BENEFIT PLANS

PENSION PLANS: The Bank sponsors a defined benefit pension plan ("the Plan") covering substantially all employees of the Company. Effective Jan. 1, 1999, the Company amended the Plan and converted it into a Cash Balance Pension Plan. The benefit formula under the Plan was frozen effective Dec. 31, 1998, and each participant's accrued benefit as of that date was converted into a cash balance using the interest rate that would be used by the Pension Benefit Guaranty Corporation for determining the present value of a lump sum distribution upon Plan termination. The Cash Balance Pension Plan will provide each participant with an individual account balance similar to a savings account. Each year, an employer contribution based on the participant's years of service as defined in the Plan, as well as an earnings credit of 4.1% or higher, will be credited to each participant's pension account.

   Additionally, prior to Jan. 1, 1999, the Bank sponsored a supplemental retirement plan ("the Supplemental Plan"). Prior to Jan. 1, 1999, the Bank also sponsored a non-qualifying, defined benefit retirement plan for the Company's directors ("the Directors' Plan"). Effective Jan. 1, 1999, the Supplemental Plan and the Directors' Plan were frozen at current levels and will be funded into a Rabbi Trust. Payments due under the Supplemental Plan and the Directors' Plan will be funded from the Bank's assets when due. In the future, earnings from the assets funded into the Rabbi Trust will equal the expense to recognize the additional obligation to participants.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

   Total net periodic pension cost for 1998, 1997 and 1996 was $3.5 million, $3.8 million and $3.7 million, respectively. In 1998, the Company incurred $12.5 million of additional pension costs associated with special termination benefits and plan amendments and modifications. Pension cost was comprised of the following components:

Dollars in thousands                           1998        1997        1996
---------------------------------------------------------------------------
THE PLAN:
Service cost benefits earned
   during the period ...................   $  2,042    $  2,111    $  1,950
Interest cost ..........................      2,106       1,960       1,791
Expected return on plan assets .........     (2,369)     (1,705)     (1,561)
Amortization of:
   Actuarial loss ......................       --           247         306
   Prior service cost ..................        (61)        (61)        (73)
   Transition (asset) ..................        (70)        (70)        (70)
                                           --------------------------------
Net periodic pension cost ..............   $  1,648    $  2,482    $  2,343
                                           ================================
Special termination benefits ...........   $  2,624    $   --      $   --
SFAS 88 charges:
   Curtailments ........................        (32)       --          --
   Settlements .........................      2,343        --          --
                                           --------------------------------
Additional pension cost ................   $  4,935    $   --      $   --
                                           ================================

THE SUPPLEMENTAL PLAN:
Service cost benefits earned
   during the period ...................   $    250    $    315    $    331
Interest cost ..........................        807         476         447
Amortization of:
   Actuarial loss ......................         58          72          77
   Prior service cost ..................        413         150         150
   Transition obligation ...............         25          25          25
                                           --------------------------------
Net periodic pension cost ..............   $  1,553    $  1,038    $  1,030
                                           ================================
Special termination benefits ...........   $    130    $   --      $   --
FAS 88 charges:
   Curtailments ........................      1,931        --          --
   Settlements .........................      6,075        --          --
                                           --------------------------------
Additional pension cost ................   $  8,136    $   --      $   --
                                           ================================

THE DIRECTORS' PLAN:
Service cost benefits earned
   during the period ...................   $     77    $     79    $     97
Interest cost on projected interest cost         92         102          98
Amortization of:
   Actuarial (gain) ....................        (35)        (26)       --
   Prior service cost ..................        144         144         144
                                           --------------------------------
Net periodic pension cost ..............   $    278    $    299    $    339
                                           ================================
SFAS 88 charges:
   Curtailments ........................        109        --          --
   Settlements .........................       (639)       --          --
                                           --------------------------------
Additional pension cost ................   $   (530)   $   --      $   --
                                           ================================

TOTAL:
Service cost benefits earned
   during the period ...................   $  2,369    $  2,505    $  2,378
Interest cost ..........................      3,005       2,538       2,336
Expected return on plan assets .........     (2,369)     (1,705)     (1,561)
Amortization of:
   Actuarial loss ......................         23         293         383
   Prior service cost ..................        496         233         221
   Transition (asset) ..................        (45)        (45)        (45)
                                           --------------------------------
Net periodic pension cost ..............   $  3,479    $  3,819    $  3,712
                                           ================================
Special termination benefits ...........   $  2,754    $   --      $   --
SFAS 88 charges:
   Curtailments ........................      2,008        --          --
   Settlements .........................      7,779        --          --
                                           --------------------------------
Additional pension cost ................   $ 12,541    $   --      $   --
                                           ================================


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

   The following table sets forth the plans' funded status and amounts recognized in the Company's Consolidated Statements of Financial Condition at Dec. 31:

Dollars in thousands                                           1998
------------------------------------------------------------------------------------------------
                                           Employees'    Supplemental     Directors'
                                         Pension Plan           Plan           Plan       Total
------------------------------------------------------------------------------------------------
CHANGE IN BENEFIT OBLIGATION:
Benefit obligation beginning of year ....   $ 31,029        $ 10,827       $  1,518    $ 43,374
Service cost ............................      2,042             250             77       2,369
Interest cost ...........................      2,106             807             92       3,005
Plan amendments .........................     (3,392)           --             --        (3,392)
Actuarial loss/(gain) ....................      3,655             447           (173)      3,929
Curtailments ............................       --            (4,173)          --        (4,173)
Settlements .............................       --             6,075           (295)      5,780
Special termination benefits ............       --               130           --           130
Benefits paid ...........................     (1,466)            (62)          --        (1,528)
Lump sums payable due to
 terminated employees ...................     (9,283)         (1,126)          --       (10,409)
                                            ----------------------------------------------------
Benefit obligation end of year ..........   $ 24,691        $ 13,175       $  1,219    $ 39,085
                                            ===================================================

CHANGE IN PLAN ASSETS:
Fair value beginning of year ............   $ 25,764        $   --         $   --      $ 25,764
Actual return on assets .................      1,429            --             --         1,429
Company contributions ...................      2,841           1,188           --         4,029
Benefits paid ...........................     (1,466)            (62)          --        (1,528)
Lump sums payable due to
 terminated employees ...................     (9,283)         (1,126)          --       (10,409)
                                            ----------------------------------------------------
Fair value end of year ..................   $ 19,285        $   --         $   --      $ 19,285
                                            ===================================================

RECONCILIATION OF FUNDED STATUS:
Funded status end of year ...............   $ (5,406)       $(13,175)      $ (1,219)   $(19,800)
Unrecognized net transition
 obligation (asset) .....................       (117)           --             --          (117)
Unrecognized prior service cost .........     (3,797)           --             --        (3,797)
Unrecognized net loss/(gain) .............      2,447            --             --         2,447
                                            ----------------------------------------------------
Accrued benefit liability
 recognized at end of year ..............   $ (6,873)       $(13,175)      $ (1,219)   $(21,267)
                                            ===================================================


Dollars in thousands                                         1997
----------------------------------------------------------------------------------------------
                                           Employees'     Supplemental   Directors'
                                         Pension Plan            Plan         Plan       Total
----------------------------------------------------------------------------------------------
CHANGE IN BENEFIT OBLIGATION:
Benefit obligation beginning of year ....   $ 26,623          $  6,198    $  1,541    $ 34,362
Service cost ............................      2,111               315          79       2,505
Interest cost ...........................      1,960               476         102       2,538
Plan amendments .........................       --               3,517        --         3,517
Actuarial loss/(gain) ....................      2,696               327        (133)      2,890
Curtailments ............................       --                --          --          --
Settlements .............................       --                --          --          --
Special termination benefits ............       --                --          --          --
Benefits paid ...........................     (2,361)               (6)        (71)     (2,438)
Lump sums payable due to
 terminated employees ...................       --                --          --          --
                                            --------------------------------------------------
Benefit obligation end of year ..........   $ 31,029          $ 10,827    $  1,518    $ 43,374
                                            --------------------------------------------------
CHANGE IN PLAN ASSETS:
Fair value beginning of year ............   $ 20,233          $   --      $   --      $ 20,233
Actual return on assets .................      5,472              --          --         5,472
Company contributions ...................      2,420                 6          71       2,497
Benefits paid ...........................     (2,361)               (6)        (71)     (2,438)
Lump sums payable due to
 terminated employees ...................       --                --          --          --
                                            --------------------------------------------------
Fair value end of year ..................   $ 25,764          $   --      $   --      $ 25,764
                                            ==================================================

RECONCILIATION OF FUNDED STATUS:
Funded status end of year ...............   $ (5,265)         $(10,827)   $ (1,518)   $(17,610)
Unrecognized net transition
 obligation (asset) .....................       (281)               92        --          (189)
Unrecognized prior service cost .........       (497)            4,727         253       4,483
Unrecognized net loss/(gain) .............      2,912             1,334        (206)      4,040
                                            --------------------------------------------------
Accrued benefit liability
 recognized at end of year ..............   $ (3,131)         $ (4,674)   $ (1,471)   $ (9,276)
                                            ==================================================


      The following table presents the development of the accrued pension cost at Dec. 31, 1998, 1997 and 1996:


Dollars in thousands                             1998        1997        1996
-----------------------------------------------------------------------------
THE PLAN:
Accrued pension cost as of Jan. 1 ........   $ (3,131)   $ (3,069)   $ (2,458)
Pension cost .............................     (1,648)     (2,482)     (2,343)
SFAS 88 and special benefits cost ........     (4,935)       --          --
Employer contributions ...................      2,841       2,420       1,732
                                             --------------------------------
Accrued pension cost as of Dec. 31 .......   $ (6,873)   $ (3,131)   $ (3,069)
                                             ================================

THE SUPPLEMENTAL PLAN:
Accrued pension cost as of Jan. 1 ........   $ (4,674)   $ (3,642)   $ (3,190)
Pension cost .............................     (1,553)     (1,038)     (1,030)
SFAS 88 and special benefits cost ........     (8,136)       --          --
Employer contributions ...................      1,188           6         578
                                             --------------------------------
Accrued pension cost as of Dec. 31 .......   $(13,175)   $ (4,674)   $ (3,642)
                                             ================================

THE DIRECTORS' PLAN:
Accrued pension cost as of Jan. 1 ........   $ (1,471)   $ (1,243)   $   (910)
Pension cost .............................       (278)       (299)       (339)
SFAS 88 and special benefits cost ........        530        --          --
Employer contributions ...................       --            71           6
                                             --------------------------------
Accrued pension cost as of Dec. 31 .......   $ (1,219)   $ (1,471)   $ (1,243)
                                             ================================

TOTAL:
Accrued pension cost as of Jan. 1 ........   $ (9,276)   $ (7,954)   $ (6,558)
Pension cost .............................     (3,479)     (3,819)     (3,712)
SFAS 88 and special benefits cost (income)    (12,541)       --          --
Employer contributions ...................      4,029       2,497       2,316
                                             --------------------------------
Accrued pension cost as of Dec. 31 .......   $(21,267)   $ (9,276)   $ (7,954)
                                             ================================


      At Dec. 31, 1998, no additional minimum liability or intangible asset existed in the pension plans. At Dec. 31, 1997, an additional minimum liability and intangible asset existed in the Supplemental Plan and Directors' Plan in the amount of $1.5 million and $47,000, respectively.

      The following weighted-average actuarial assumptions were used in calculating benefit obligations:


                                                       1998       1997
-----------------------------------------------------------------------
Discount rate....................................      6.75%      7.00%
Long-term rate of return on assets ..............      8.50       8.50
Rate of increase in future
   compensation levels ..........................      4.00       5.00
                                                       ---------------


   The following weighted-average actuarial assumptions were used in calculating net pension cost:


                                             1998       1997       1996
------------------------------------------------------------------------
Discount rate..........................      7.00%      7.50%      7.25%
Long-term rate of return on assets ....      8.50       8.50       8.50
Rate of increase in future
   compensation levels ................      5.00       5.00       5.00
                                             --------------------------



   At Dec. 31, 1998, the Plan's assets consisted of various equity securities, corporate and government bonds, and cash equivalents. Included in the equity securities is $9.1 million (or 334,158 shares) of Company stock. Total dividends received by the Plan on Company common stock totaled $167,079.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
EMPLOYEE STOCK OWNERSHIP PLAN: The Company adopted a plan to terminate the leveraged ESOP during the third quarter of 1998, and at that time the account of each participant became fully vested. In September 1998, the ESOP fully paid the outstanding borrowing balance of $3.0 million with proceeds from the sale of unallocated shares. The remaining unallocated shares have been allocated to plan participants in accordance with ERISA. See Note A - Summary of Significant Accounting Policies for further details.
   The Company had established the leveraged ESOP to invest in the common stock of the Company for the benefit of employees of the Company. All employees who had completed at least one year of credited service at the Bank were eligible to participate in the ESOP. The ESOP was subject to ERISA and was intended to constitute a qualified stock bonus plan for income tax purposes.
   Leveraged shares of Company stock were held by the ESOP trustee as collateral on the loan. As principal and interest on the loan were paid, shares held as collateral were released. The ESOP loan was being repaid from Bank contributions. Dividends on the unallocated shares of Company stock were used either to repay the ESOP loan or purchase additional shares of Company stock for the ESOP. Dividends on allocated shares were used to purchase additional Company stock for the ESOP.
   Contributions to the ESOP were made at the sole discretion of the Board of Trustees of the ESOP, but could not exceed 15% of the aggregate compensation of all participants. Since the ESOP's inception, contributions had been sufficient to service the ESOP debt and, in certain years, have allowed the ESOP to acquire additional shares of Company stock or reduce the outstanding loan amount.
   The following table presents the ESOP compensation and interest expense for the years indicated:

Dollars in thousands                              1998   1997   1996
--------------------------------------------------------------------
Contributions to ESOP:
   Compensation expense .......................   $738   $621   $442
   Interest expense associated with shares
     accounted for under SOP 93-6 .............    165    237    239
                                                  -----------------

   In addition, the Company incurred a $3.7 million charge in 1998 associated with the termination of the ESOP. See Note B - Non-Recurring Charges for further details.

   The following table summarizes shares of Company stock held by the ESOP:

Dec. 31                                      1998           1997           1996
-------------------------------------------------------------------------------
Beginning allocated shares ........     1,350,970      1,389,846      1,359,462
 Shares allocated due
to:
   Debt service ...................       209,963         36,654         29,734
   Contributions and dividends used
     to purchase additional shares         17,906         50,398         43,913
   Withdrawals ....................       (33,165)      (125,928)       (43,263)
                                      -----------------------------------------
Shares allocated to participants ..     1,545,674      1,350,970      1,389,846
Unallocated shares:
   Grandfathered under SOP 93-6 ...          --             --           33,461
   Unearned ESOP shares ...........          --          364,963        368,157
                                      -----------------------------------------
Total .............................     1,545,674      1,715,933      1,791,464
                                      =========================================
Fair value of unearned ESOP shares    $      --      $ 9,580,279    $ 5,767,781
                                      =========================================

PROFIT SHARING PLAN: Beverly maintained a 401(k) plan covering all of its full-time and certain part-time employees after completion of one year of service as defined. Contributions from participants were voluntary and were limited to the Internal Revenue Code maximum contribution. Beverly also had a partial matching program. Total Company contributions to the plan for 1998, 1997 and 1996 were $94,000, $305,000 and $295,000, respectively. The Beverly 401(K)
plan was merged into the Company's 401(K) plan.

NOTE T


--------------------------------------------------------------------------------
FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET CREDIT RISK

LOANS SOLD WITH RECOURSE: At Dec. 31, 1998 and 1997, the Bank serviced $1.5 million and $29.6 million, respectively, of commercial real estate loans sold with recourse. The Bank's credit exposure with respect to these loans sold with recourse at Dec. 31, 1998 totaled $1.5 million and was collateralized by $2.1 million of MBS. In comparison, the Bank's credit exposure for these loans at Dec. 31, 1997 totaled $8.1 million and was collateralized by $7.2 million of MBS.

   The commercial real estate loans were originated prior to 1990 by the Bank based upon its normal underwriting standards and continue to be serviced and analyzed by the Bank. The maximum loss related to commercial real estate loans sold with recourse that would be recognized by the Bank in the event of complete default by the borrowers and worthlessness of the underlying collateral at Dec. 31, 1998 and 1997 was $1.5 million and $8.1 million, respectively. The Company did not repurchase any commercial loans sold with recourse because of the recourse provisions in 1998 or 1997.

   The following schedule presents the geographical distribution of the real estate collateral of commercial real estate loans sold with recourse as of Dec. 31, 1998 and 1997:


Dollars in thousands              1998                    1997
---------------------------------------------------------------------------------------------------------------------------
                            Amount  Percentage     Amount    Percentage
---------------------------------------------------------------------------------------------------------------------------
Minnesota..............   $   --           --%    $14,914          50.4%
California ............      1,506      100.0      10,070          34.0
Washington ............       --       --           3,211          10.9
Other .................       --       --           1,390           4.7
                          ---------------------------------------------
                          $  1,506      100.0%    $29,585         100.0%
                          =============================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
   At Dec. 31, 1998, the Bank serviced $16.7 million of 1-4 family loans sold with recourse. The 1-4 family loans were originated by the Bank based upon its normal underwriting standards and continue to be monitored by the Bank. The maximum loss that would be recognized by the Bank in the event of a complete default by the borrowers and the complete worthlessness of the underlying collateral at Dec. 31, 1998 was $16.7 million. There were no additional 1-4 family loans sold with recourse and no 1-4 family loans repurchased under recourse provisions during 1998. At Dec. 31, 1998, the Bank also had $156.2 million of MBS that if sold from its portfolio would have recourse to the Bank.

   At Dec. 31, 1997, the Bank serviced $22.6 million of 1-4 family loans sold with recourse. The maximum loss that would be recognized by the Bank in the event of a complete default by the borrowers and the worthlessness of the underlying collateral at Dec. 31, 1997 was $22.6 million. There were no additional 1-4 family loans sold with recourse and no 1-4 family loans repurchased under recourse provision during 1997. At Dec. 31, 1997, the Bank also had $292.2 million of MBS that if sold from its portfolio would have recourse to the Bank.

LOAN ORIGINATION COMMITMENTS: At Dec. 31, 1998, the Bank had $127.0 million in outstanding loan commitments to originate 1-4 family mortgage and consumer loans, as well as $118.9 million of commitments to originate commercial and commercial real estate and land and land development loans. Most of these commitments expire after 60 days.

   At Dec. 31, 1997, the Bank had $25.0 million in outstanding loan commitments to originate 1-4 family mortgage and consumer loans, as well as $62.2 million of commitments to originate commercial and commercial real estate and land and land development loans.

   The Bank enters into loan commitments after a determination is made regarding the borrower's ability to repay the loan and the adequacy of the property as collateral. The Bank attempts to fulfill loan commitments as long as no violations of conditions established in the contract occur. Historically, approximately 90% of its loan commitments have been fulfilled.

FORWARD SALE COMMITMENTS: As of Dec. 31, 1998, the Bank had forward loan sale commitments of $58.5 million, including $58.2 million of forward contracts related to loan origination commitments. As of Dec. 31, 1997, the Bank had forward loan sale commitments of $19.2 million, including $10.7 million of forward contracts related to loan origination commitments. All market value losses on forward sale commitments have been reflected in the consolidated financial statements.

UNUSED CREDIT LINES: The Bank had outstanding unused home equity lines of credit of $143.4 million and $128.0 million as of Dec. 31, 1998 and 1997, respectively. Home equity lines of credit represent junior mortgages on 1-4 family homes. Home equity lines of credit have fixed expiration dates. The Company had $26.5 million and $15.9 million of unused lines of credit issued to commercial customers at Dec. 31, 1998 and 1997, respectively. Because many of the line of credit commitments will expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The maximum loss that would be recognized by the Bank as of Dec. 31, 1998 and 1997, in the event that borrowers used 100% of their outstanding credit limits and, subsequently, a complete default by the borrowers and worthlessness of underlying collateral occurred, would be $169.9 million and $143.9 million, respectively.

LETTERS OF CREDIT: At Dec. 31, 1998 and 1997, the Company had issued $6.4 million and $10.7 million, respectively, of standby letters of credit. The Company has issued letters of credit to various counties and villages as a performance guarantee of land development and improvements. The letters of credit were issued on behalf of St. Paul Financial Development or commercial customers. The credit risk involved in issuing letters of credit is essentially the same as that involved in lending. As of Dec. 31, 1998 and 1997, the maximum loss that would be recognized by the Company in the event of a complete default by the performing party and worthlessness of the underlying collateral was $6.4 million and $10.7 million, respectively.

INTEREST RATE EXCHANGE AGREEMENTS: The Bank used interest rate exchange agreements in 1998 and 1997 to help reduce certain interest rate exposures. At Dec. 31, 1998 and 1997, the Bank had $84.3 million and $99.8 million, respectively, in notional amount interest rate exchange agreements outstanding on which the Bank pays a fixed interest rate and receives a floating interest rate, based on a referenced index, from the counterparty. These exchange agreements are held for purposes other than trading.

   The following table provides a rollforward of the notional amount of interest rate exchange agreements:

Dollars in thousands                             1998         1997
------------------------------------------------------------------
Balance at beginning of year.............    $ 99,766      $93,560
Additions................................           -       25,000
Maturities...............................           -            -
Amortization.............................    (15,476))     (18,794)
                                             ---------------------
Balance at year-end......................    $ 84,290     $ 99,766
                                             =====================

   Included in interest expense in 1998, 1997 and 1996 was $498,000, $487,000 and $939,000, respectively, on interest rate exchange agreements. In 1998 and 1997, interest income was reduced by $59,000 and $51,000, respectively, related to hedging of fixed-rate loans.

   The following table presents a summary of interest rate exchange agreements at Dec. 31, 1998 (dollars in thousands):

Original    Current       Fixed
Notional   Notional     Payment
 Amount      Amount        Rate      Variable Receipt Rate       Maturity Date      Purpose
------------------------------------------------------------------------------------------------------------------------------------
$ 50,526*   $23,590       6.34%      6-month LIBOR (5.41406%)    03/24/99           Hedge matched funding used to acquire MBS
  49,100*    20,650       6.63%      6-month LIBOR (5.41406%)    03/24/99           Hedge matched funding used to acquire MBS
  34,685*    15,050       6.54%      6-month LIBOR (5.25000%)    04/01/99           Hedge matched funding used to acquire MBS
  25,000     25,000       6.44%      6-month LIBOR (5.75000%)    07/23/02           Hedge fixed-rate loan originations
------------------------------------------------------------------------------------------------------------------------------------
$159,311    $84,290
====================================================================================================================================

*Notional amount amortizes semi-annually.
------------------------------------------------------------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTE U
--------------------------------------------------------------------------------
LEGAL PROCEEDINGS

Although the Company is a defendant in various legal proceedings arising in the ordinary course of its business, there are no legal proceedings that, in the opinion of counsel, may result in a material loss to the Company.



NOTE V
--------------------------------------------------------------------------------
CONCENTRATION OF CREDIT RISK

The following schedule presents the geographical distribution of the Company's collateral on mortgage and commercial loans receivable as of Dec. 31, 1998 and 1997:


                                                                                  1998
--------------------------------------------------------------------------------------------------------------------
                          1-4 Family Real Estate Loans  Commercial and Other Real Estate Loans         Total
-------------------------------------------------------------------------------------------------------------------
Dollars in thousands            Amount            %         Amount         %                        Amount        %
-------------------------------------------------------------------------------------------------------------------
California...........       $  303,899          8.9%    $  370,930      35.3%                  $  674,829      15.1%
Illinois.............        1,362,791         40.0        405,710      38.7                    1,768,501      39.7
Maryland.............           59,349          1.8         25,076       2.4                       84,425       1.9
Michigan.............          239,036          7.0           --        --                        239,036       5.4
Missouri.............           61,022          1.8           --        --                         61,022       1.4
Washington...........           24,792          0.7        100,451       9.6                      125,243       2.8
Other................        1,355,444         39.8        147,206      14.0                    1,502,650      33.7
                            ---------------------------------------------------------------------------------------
Total................       $3,406,333        100.0%    $1,049,373     100.0%                  $4,455,706     100.0%
                            =======================================================================================


                                                                                       1997
-------------------------------------------------------------------------------------------------------------------------------
                                   1-4 Family Real Estate Loans    Commercial and Other Real Estate Loans           Total
-------------------------------------------------------------------------------------------------------------------------------
Dollars in thousands                     Amount        %                Amount          %                    Amount           %
-------------------------------------------------------------------------------------------------------------------------------
California.....................     $  147,337       6.0%          $   497,146       42.6%                $    644,483     17.9%
Illinois.......................      1,116,502      45.9               380,858       32.7                    1,497,360     41.6
Maryland ......................         62,603       2.6                27,732        2.4                       90,335      2.5
Michigan ......................         77,399       3.2                  --          --                        77,399      2.1
Missouri ......................        140,653       5.8                  --          --                       140,653      3.9
Washington ....................         24,348       1.0                89,377        7.7                      113,725      3.2
Other .........................        865,561      35.5               170,591       14.6                    1,036,152     28.8
                                    -------------------------------------------------------------------------------------------
Total..........................     $2,434,403     100.0%          $ 1,165,704      100.0%                $  3,600,107    100.0
                                    ===========================================================================================


   See Note T-Financial Instruments With Off-Balance Sheet Credit Risk for geographical concentration of commercial real estate loans sold with recourse.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


NOTE W
--------------------------------------------------------------------------------
PARENT COMPANY-ONLY FINANCIAL INFORMATION



STATEMENTS OF FINANCIAL CONDITION

                                                              Dec. 31,
--------------------------------------------------------------------------------
Dollars in thousands                                      1998          1997
--------------------------------------------------------------------------------
ASSETS:
Cash and cash equivalents ........................   $ 122,729    $  59,203
Investment securities ............................      12,623       11,902
Mortgage-backed securities .......................        --          5,000
Investment in St. Paul Federal Bank ..............     450,750      449,044
Investment in other subsidiaries .................      13,891       12,885
Advances to St. Paul Federal Bank ................        --         28,730
Advances to other subsidiaries ...................      11,000       21,700
Prepaid expenses and other assets ................       1,058          632
                                                     ----------------------
Total assets .....................................   $ 612,051    $ 589,096
                                                     ======================
LIABILITIES AND STOCKHOLDERS' EQUITY:
Borrowings .......................................   $  98,669    $  98,469
Other liabilities ................................       3,458        4,296
                                                     ----------------------
Total liabilities ................................     102,127      102,765
Common stock .....................................         416          415
Paid-in capital ..................................     158,764      152,353
Retained earnings ................................     363,931      354,797
Unrealized gain on securities, net of tax ........       2,138        2,680
Borrowings by employee stock ownership plan ......        --           (221)
Unearned employee stock ownership plan shares ....        --         (2,858)
Treasury stock ...................................     (15,325)     (20,835)
                                                     ----------------------
Total stockholders' equity .......................     509,924      486,331
                                                     ----------------------
Total liabilities and stockholders' equity .......   $ 612,051    $ 589,096
                                                     ======================

STATEMENTS OF INCOME


Dollars in thousands, except per share amounts           1998         1997          1996
----------------------------------------------------------------------------------------
Equity in earnings of
   St. Paul Federal Bank .......................   $   25,891   $   54,791    $   33,859
Equity in earnings of
   other subsidiaries ..........................        2,411        2,682         1,251
St. Paul Bancorp gain (loss) ...................          403       (1,414)       (2,064)
                                                   -------------------------------------
Net income .....................................   $   28,705   $   56,059    $   33,046
                                                   =====================================
Income before extraordinary item per share:
   Basic .......................................   $     0.71   $     1.41    $     0.85
   Diluted .....................................         0.69         1.37          0.81
                                                   =====================================
Net income per share:
   Basic .......................................   $     0.71   $     1.40    $     0.85
   Diluted .....................................         0.69         1.36          0.81
                                                   =====================================


--------------------------------------------------------------------------------
STATEMENTS OF CASH FLOWS

Dollars in thousands                              1998        1997        1996
-------------------------------------------------------------------------------
OPERATING ACTIVITIES:
Net income ................................   $ 28,705    $ 56,059    $ 33,046
Earnings of St. Paul Federal Bank
   not providing cash .....................    (25,891)    (54,791)    (33,859)
Earnings of other subsidiaries
   not providing cash .....................     (2,411)     (2,682)     (1,251)
Other uses, net ...........................     (5,216)     (1,503)     (4,926)
                                              --------------------------------
Net cash used in operating activities .....     (4,813)     (2,917)     (6,990)
INVESTING ACTIVITIES:
Maturities of available for sale
   investment securities ..................        165      10,200         250
Maturity of available for sale
   mortgage-backed securities .............      5,000        --          --
Purchase of available for sale
   investment securities ..................     (4,540)    (21,587)       (201)
Purchase of available for sale
   mortgage-backed securities .............       --        (5,000)       --
Sale of available for sale
   investment securities ..................      3,500       1,523        --
Dividends received from
   St. Paul Federal Bank ..................     34,800      48,100      17,450
Dividends received from
   other subsidiaries .....................      1,405       2,365       2,226
Net repayments from (advances to)
   St. Paul Federal Bank ..................     28,730     (28,730)       --
Net repayments from (advances to)
   other subsidiaries .....................     10,700     (12,950)     (6,101)
                                              --------------------------------
Net cash provided by (used in)
   investing activities ...................     79,760      (6,079)     13,624
FINANCING ACTIVITIES:
New long-term borrowings ..................       --        98,418        --
Repayment of long-term borrowings .........       --       (34,500)    (11,000)
Purchase of treasury stock ................        (27)    (17,237)    (24,906)
Dividends paid ............................    (19,571)    (13,670)     (8,953)
Net proceeds from issuance of stock .......      8,177      10,289      23,273
                                              --------------------------------
Net cash provided by (used in)
   financing activities ...................    (11,421)     43,300     (21,586)
                                              --------------------------------
Total cash provided (used) ................     63,526      34,304     (14,952)
Cash and cash equivalents
   at beginning of year ...................     59,203      24,899      39,851
                                              --------------------------------
Cash and cash equivalents
   at end of year..........................   $122,729    $ 59,203    $ 24,899
                                              ================================

   The parent company's current primary activity is that of a unitary, non-diversified savings and loan holding company.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTE X
--------------------------------------------------------------------------------
FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table presents the carrying amounts and fair values of the Company's financial instruments at Dec. 31, 1998 and 1997. SFAS No. 107, Disclosures About Fair Value of Financial Instruments, defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.


                                                                 Dec. 31
---------------------------------------------------------------------------------------------
Dollars in thousands                               1998                         1997
---------------------------------------------------------------------------------------------
                                         Carrying           Fair      Carrying           Fair
                                           Amount          Value        Amount          Value
---------------------------------------------------------------------------------------------
Cash and cash equivalents .........   $   439,320    $   439,320   $   238,133    $   238,133
Investment securities:
   Available for sale .............       203,924        203,924       174,198        174,198
   Held to maturity ...............         9,958         10,303        13,378         13,567
                                      -------------------------------------------------------
                                          213,882        214,227       187,576        187,765
Mortgage-backed securities/
 securities due from brokers:
   Available for sale .............       337,551        337,551       520,264        520,264
   Held to maturity ...............       264,551        267,902       435,026        438,400
                                      -------------------------------------------------------
                                          602,102        605,453       955,290        958,664
Loans receivable:
   1-4 family units ...............     3,406,333      3,460,415     2,434,403      2,455,452
   Commercial real estate .........     1,000,835      1,008,375     1,108,946      1,122,624
   Commercial and industrial ......        47,628         47,628        55,291         55,291
   Land and land development ......           910            910         1,467          1,467
   Consumer loans .................        43,777         46,454        60,311         59,639
   Loans held for sale ............        65,354         66,241        19,504         19,567
   Net deferred costs .............        18,521           --           4,684           --
   Allowance for
     loan losses ..................       (40,423)          --         (38,569)          --
                                      -------------------------------------------------------
                                        4,542,935      4,630,023     3,646,037      3,714,040

Accrued interest receivable .......        35,048         35,048        30,730         30,730
FHLB stock ........................        66,304         66,304        41,114         41,114
Other financial assets ............         2,200          2,427         3,687          4,287
                                      -------------------------------------------------------
Total financial assets ............   $ 5,901,791    $ 5,992,802   $ 5,102,567    $ 5,174,733
                                      =======================================================

Deposits:
   Checking, savings and money
     market accounts .............   $ 1,750,163    $ 1,750,163   $ 1,619,057    $ 1,619,057
   Certificates of deposit ........     2,144,808      2,154,845     2,252,343      2,254,870
                                      -------------------------------------------------------
                                        3,894,971      3,905,008     3,871,400      3,873,927
Borrowings:
   FHLB advances ..................     1,326,085      1,300,460       341,085        336,225
   Securities sold under
     agreements to repurchase .....        75,000         75,016       330,000        329,994
   Senior notes ...................        98,669        101,000        98,469        103,000
   Mortgage-backed notes ..........        16,400         16,759        16,400         16,974
   ESOP borrowings ................          --             --           3,104          3,104
   Retail purchase agreements .....         3,918          3,918         3,334          3,334
   Capital lease ..................           607            607           602            602
                                      -------------------------------------------------------
                                        1,520,679      1,497,760       792,994        793,233

Accrued interest payable ..........        26,091         26,091        15,479         15,479
Other financial liabilities .......          --            1,577          --            1,062
                                      -------------------------------------------------------
Total financial liabilities .......   $ 5,441,741    $ 5,430,436   $ 4,679,873    $ 4,683,701
                                      =======================================================


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

MORTGAGE-BACKED SECURITIES AND SECURITIES DUE FROM BROKERS: The fair value of MBS and securities due from brokers was determined based on bid quotations received from securities dealers.

LOANS RECEIVABLE: The fair value of 1-4 family mortgages was based upon future cash flows discounted at a rate that reflects an estimate of current market rates for the underlying mortgage loans and in certain instances, quotes received from the secondary market.

   The fair value of commercial and commercial real estate loans, land and consumer loans was calculated based on an estimate of the timing of future cash flows, discounted at a rate that reflects an estimate of current market rates for these types of loans. The discount rate for the Bank's classified loans was adjusted for the inherent credit risk in those assets. The estimate of the timing of cash flows was based on the same prepayment assumptions used for regulatory interest rate risk reporting. Most of the Bank's commercial and commercial real estate loans and land loans are adjustable rate mortgages.

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

DEPOSITS: The fair value of deposits with no stated maturity, such as savings, checking and money market accounts, is considered to be equal to the amount payable on demand. The fair value of certificates of deposit was computed as the present value of future cash outflows, based on contractual maturities, discounted at rates equivalent to those offered by the Bank at Dec. 31, 1998 and 1997 for certificates of deposit with similar maturities.

BORROWINGS: The fair value of FHLB advances was determined based upon a discounted cash flow analysis using a discount rate commensurate with rates currently offered by the FHLB for similar remaining maturities. The fair values of the repurchase agreements, senior notes and the mortgage-backed note were based upon quotes received from securities dealers. The fair value of the ESOP borrowing and retail purchase agreements approximates their carrying amount because the borrowings reprice frequently at market interest rates.

ACCRUED INTEREST PAYABLE: The carrying amount of accrued interest payable is a reasonable estimate of its fair value because its maturity is short-term.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

OTHER FINANCIAL ASSETS AND LIABILITIES: Other financial assets and liabilities include mortgage servicing rights, loan origination and sales commitments, letters of credit, recourse provisions on loans sold with recourse and interest rate exchange agreements.

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

   The fair value of forward loan sale commitments represents the gain the Bank would realize to enter into an offsetting agreement and was determined from quotes received from securities dealers.

   The fair value of the letters of credit represents the amount the Company would have to pay a third party to assume the related liability.

   It is not practicable to estimate the fair value of the Company's liability with respect to loans sold with recourse because of the significance of the cost to obtain external quotes. The fair value of the liability for loans sold with recourse would represent the amount the Bank would have to pay a third party to assume the recourse obligation.

   The fair value of interest rate exchange agreements was obtained from a dealer quote and represents the estimated amount the Bank would receive or pay to terminate the agreements, taking into account current interest rates and the creditworthiness of the counterparties.

NOTE Y
--------------------------------------------------------------------------------
SELECTED QUARTERLY INFORMATION (UNAUDITED)

STATEMENTS OF INCOME                                                          For the Quarters Ended
---------------------------------------------------------------------------------------------------------------------------
                                           Dec. 31               Sept. 30              June 30                March 31
---------------------------------------------------------------------------------------------------------------------------
Dollars in thousands,
 except per share amounts             1998       1997       1998        1997        1998        1997       1998       1997
---------------------------------------------------------------------------------------------------------------------------
Interest income ..................$ 97,858   $ 90,263   $ 93,018    $ 92,121    $ 89,388    $ 89,871   $ 90,699    $ 87,608
Interest expense .................  58,021     53,209     53,250      52,640      50,071      50,355     51,467      49,441
                                  -----------------------------------------------------------------------------------------
Net interest income ..............  39,837     37,054     39,768      39,481      39,317      39,516     39,232      38,167
Provision for (reversal of)
 loan losses .....................    --          180      2,500         180        (320)       --         (320)       --
Gain on assets sold ..............   2,153        992      1,234         659       1,598         446      1,293         568
Other income .....................  11,985     14,708     12,788      13,235      13,239      13,151     12,757      12,549
Cost reduction plan charge .......    --         --       25,000        --          --          --         --          --
Merger-related charge ............    --         --        9,025        --          --          --         --          --
Other G&A expense ................  35,150     31,585     32,368      31,867      35,060      31,931     33,328      30,501
Gain (loss) on REO ...............      97        439        (14)        (69)        (43)         61        (36)        (45)
                                  -----------------------------------------------------------------------------------------
Net income (loss) before income
 taxes and extraordinary item ....  18,922     21,428    (15,117)     21,259      19,371      21,243     20,238      20,738
Income taxes .....................   5,739      7,052     (3,423)      7,075       6,002       7,132      6,391       6,947
                                  -----------------------------------------------------------------------------------------
Net income (loss) before
 extraordinary item ..............  13,183     14,376    (11,694)     14,184      13,369      14,111     13,847      13,791
Extraordinary loss, net of tax ...    --         --         --          --          --          --         --           403
                                  -----------------------------------------------------------------------------------------
Net income (loss) after
 extraordinary item ..............$ 13,183   $ 14,376   $(11,694)   $ 14,184    $ 13,369    $ 14,111   $ 13,847    $ 13,388
                                  =========================================================================================
Income before extraordinary
 item per share:
   Basic .........................$   0.32   $   0.36   $  (0.29)   $   0.36    $   0.33    $   0.36   $   0.35    $   0.33
   Diluted .......................    0.32       0.35      (0.29)       0.34        0.32        0.34       0.33        0.32
                                  =========================================================================================
Net income per share:
   Basic .........................$   0.32   $   0.36   $  (0.29)   $   0.36    $   0.33    $   0.36   $   0.35    $   0.33
   Diluted .......................    0.32       0.35      (0.29)       0.34        0.32        0.34       0.33        0.32
                                  =========================================================================================
Cash dividends per share .........$  0.150   $  0.100   $  0.150    $  0.100    $  0.100    $  0.080   $  0.100    $  0.080
                                  =========================================================================================

AVERAGE BALANCE SHEET                                                For the Quarters Ended
---------------------------------------------------------------------------------------------------------------------------------
                                        Dec. 31                  Sept. 30                  June 30                  March 31
---------------------------------------------------------------------------------------------------------------------------------
Dollars in thousands              1998         1997         1998         1997         1998         1997         1998         1997
---------------------------------------------------------------------------------------------------------------------------------
Total assets ............   $6,005,306   $5,246,161   $5,503,636   $5,208,711   $5,289,886   $5,089,279   $5,222,137   $5,046,600
Investments .............      469,251      382,346      489,549      375,952      466,847      370,869      476,047      427,125
MBS .....................      657,093    1,001,299      734,635    1,073,064      818,005    1,131,063      920,345    1,186,782
Loans receivable ........    4,631,281    3,618,579    4,045,957    3,522,782    3,758,319    3,361,002    3,627,904    3,200,189
Deposits ................    3,872,798    3,853,810    3,865,688    3,858,766    3,858,544    3,906,203    3,852,809    3,929,581
Borrowings ..............    1,496,278      827,878    1,024,660      789,051      834,375      630,371      882,085      530,914
Stockholders' equity ....      502,729      484,111      507,779      471,350      497,214      455,556      492,707      455,888
                            =====================================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTE Z
--------------------------------------------------------------------------------
SUPPLEMENTAL CASH FLOW DISCLOSURES

Dollars in thousands                                1998      1997      1996
--------------------------------------------------------------------------------
Interest paid on deposits ...................   $141,013   $176,774   $151,687
Loans exchanged for
   mortgage-backed securities ...............   $   --     $   --     $380,929
Interest paid on borrowings .................     58,500     38,936     31,523
Income taxes paid, net ......................      1,383     23,339     15,440
Real estate acquired through foreclosure ....      2,559      3,975     23,596
Loans originated in connection with real
   estate acquired through foreclosure ......       --        2,677     23,446
                                                ------------------------------

NOTE AA
--------------------------------------------------------------------------------
EARNINGS PER SHARE

The following table sets forth the computation for basic and diluted earnings per share for the years ended Dec. 31, 1998, 1997 and 1996:


                                                          1998          1997          1996
------------------------------------------------------------------------------------------
Income before extraordinary item ...............   $    28,705   $    56,462   $    33,046
                                                   =======================================
Denominator for basic earnings per
   share-weighted average shares ...............    40,296,222    39,905,921    39,059,590
Effect of diluted securities:
   Stock options issued to
   employees and directors .....................     1,215,358     1,386,763     1,960,478
                                                   ---------------------------------------
Denominator for diluted earnings per
   share-adjusted weighted average
   shares and assumed conversions ..............    41,511,580    41,292,684    41,020,068
                                                   =======================================
Income before extraordinary item per share:
     Basic .....................................   $      0.71   $      1.41   $      0.85
                                                   =======================================
     Diluted ...................................   $      0.69   $      1.37   $      0.81
                                                   =======================================


NOTE BB
--------------------------------------------------------------------------------
SEGMENT REPORTING

The Company operates many different businesses in the financial services sector. For Segment Reporting, the Company has organized these businesses into four distinct segments.

CONSUMER FINANCIAL SERVICES: This segment includes the following business activities: the branch network and other deposit gathering support services of the Bank, discount brokerage (Investment Network, Inc.), insurance agency (Annuity Network, Inc. and SPF Insurance Agency, Inc.), ATM operations (ATM Connection, Inc.) and trust services (St. Paul Trust Co.).

COMMERCIAL AND MULTIFAMILY LENDING: This segment is comprised of the multifamily, commercial real estate, and business lending portfolios and related activities of the Bank, activities of the real estate development company (St. Paul Financial Development) and investments in low-income housing with tax credits (Community Finance Corporation).

COMMUNITY LENDING: This segment includes the Company originated 1-4 family loan portfolio including MBS swaps and gains on sales, all consumer loan activities, loan originations and gains on sales from mortgage brokerage (Serve Corps Mortgage Corporation), and loan servicing for these portfolio loans and loans sold with servicing retained.

MONEY MANAGEMENT: This segment is comprised of the wholesale acquisitions of 1-4 family mortgage portfolios, investment portfolios, wholesale financing activities, internal funds transfer pricing allocations, holding company activities and tax management.


FINANCIAL RESULTS: FOR THE YEAR ENDED DECEMBER 31, 1998


                                              Consumer    Commercial/
                                             Financial   Multifamily     Community          Money
Dollars in thousands                          Services       Lending       Lending     Management
-------------------------------------------------------------------------------------------------
Interest income ........................   $   228,960   $    96,290   $   118,020    $   220,476
Interest expense .......................       154,247        67,133        94,976        189,236
                                           ------------------------------------------------------
Net interest income ....................        74,713        29,157        23,044         31,240
Provisions .............................          --            (537)            9           (112)
                                           ------------------------------------------------------
Net interest income after provisions ...        74,713        29,694        23,035         31,352
Other income ...........................        46,591         2,223         6,789          1,444
Other expense ..........................        99,435         8,624        21,727          6,120
                                           ------------------------------------------------------
Net operating income ...................        21,869        23,293         8,097         26,676
Gain on foreclosed real estate .........          --               4          --             --
                                           ------------------------------------------------------
Net income before tax ..................        21,869        23,297         8,097         26,676
Income taxes ...........................         8,667         8,475         3,185          4,998
                                           ------------------------------------------------------
Net income .............................   $    13,202   $    14,822   $     4,912    $    21,678
                                           ======================================================

Average assets .........................   $ 4,219,678   $ 1,200,629   $ 1,648,194    $ 3,724,644
                                           ======================================================


                                                                         Consolidated
                                                 Special                    Financial
                                                Charges   Eliminations     Statements
                                            -----------------------------------------
Interest income .........................   $      --      $  (292,783)   $   370,963
Interest expense ........................          --         (292,783)       212,809
                                            -----------------------------------------
Net interest income .....................          --             --          158,154
Provisions ..............................         2,500           --            1,860
                                           -----------------------------------------
Net interest income after provisions ....        (2,500)          --          156,294
Other income ............................          --             --           57,047
Other expense ...........................        34,025           --          169,931
                                            -----------------------------------------
Net operating income ....................       (36,525)          --           43,410
Gain on foreclosed real estate ..........          --             --                4
                                            -----------------------------------------
Net income before tax ...................       (36,525)          --           43,414
Income taxes ............................       (10,616)          --           14,709
                                            -----------------------------------------
Net income ..............................   $   (25,909)   $      --      $    28,705
                                            =========================================

Average assets ..........................   $      --      $(5,250,748)   $ 5,542,397
                                            =========================================



   In the segment reporting process, balance sheets are created for each segment, allocating assets, liabilities and equity based on the business lines contained in the segment. The development of balance sheets for each segment also includes the effects of allocations of capital using a risk-adjusted method, and the balances allocated from a central funding center in connection with internal transfer pricing. The "eliminations" category adjusts for the consolidated effects of the internal allocations.

   An internal ("transfer pricing") mechanism is used to value financial assets and liabilities for each segment. Market yield curves are used to assign rates to the various balance sheet items that result in a funding charge and/or credit to the segment. Because this is an internal funding system, the resulting charge or credit is eliminated in interest income/expense.

      Because Beverly Bank did not have any "segment" information, it was not practicable to provide 1997 comparable segment results.

REPORT OF INDEPENDENT AUDITORS                            St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
BOARD OF DIRECTORS AND STOCKHOLDERS
ST. PAUL BANCORP, INC.

We have audited the accompanying consolidated statements of financial condition of St. Paul Bancorp, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 1997 and 1996 financial statements of Beverly Bancorporation, Inc., which statements reflect total assets constituting 13% of the consolidated financial statement totals as of December 31, 1997 and which reflect net income constituting 12% and 21% of the consolidated financial statement totals for the two years in the period ended December 31, 1997. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for Beverly Bancorporation, Inc., is based solely on the report of the other auditors.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and, for 1997 and 1996, the report of other auditors provide a reasonable basis for our opinion.

   In our opinion, based on our audits and, for 1997 and 1996, the report of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of St. Paul Bancorp, Inc. and subsidiaries at December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.



                                                     /s/ Ernst & Young LLP

Chicago, Illinois
January 28, 1999

ANNUAL REPORT ON FORM 10-K                                St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Securities and Exchange Commission
Washington, D.C. 20549

Annual Report Pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 for the fiscal year ended Dec. 31, 1998.
Commission File Number 0-15580

ST. PAUL BANCORP, INC.
Incorporated in the State of Delaware
IRS Employer Identification #36-3504665
Address: 6700 West North Avenue
Chicago, Illinois 60707-3937
Telephone: (773) 622-5000

Securities registered to Section 12(g) of the Act: Common Stock, Par Value $0.01; Preferred Stock Purchase Rights.

   As of Jan. 29, 1999, St. Paul Bancorp, Inc. had 40,795,468 shares of common stock outstanding. The aggregate market value of common stock held by non-affiliates as of Jan. 29, 1999, was $846,192,222. (1)

   St. Paul Bancorp, Inc. has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months and has been subject to such filing requirements for the past 90 days.

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


CROSS-REFERENCE                                                           Page
--------------------------------------------------------------------------------
PART I
Item 1   Business
         General                                              19-21, 44-45, 71
         Distribution of Assets, Liabilities
         and Stockholders' Equity; Interest Rates and
              Interest Differential                                      25-26
         Investment Portfolio                                        39, 49-50
         Loan Portfolio                               33-36, 38, 45, 50-52, 64
         Summary of Loan Loss Experience                         35-36, 45, 51
         Deposits                                                       25, 54
         Return on Equity and Assets                                        18
         Short-Term Borrowings                                       39, 54-56
Item 2   Properties                                                         71
Item 3   Legal Proceedings                                                none
Item 4   Submission of Matters to a Vote of Security Holders              none

PART II
Item 5   Market for the Registrant's Common Equity and Related
              Stockholder Matters             19, 23, 24, 34, 57-59, 70-73, 76
Item 6   Selected Financial Data                                            18
Item 7   Management's Discussion and Analysis of
              Financial Condition and Results of Operations              19-39
Item 7a  Quantitative and Qualitative
              Disclosure about Market Risk                               37-38
Item 8   Financial Statements and Supplemental Data                      40-69
Item 9   Changes in and Disagreements with Accountants
              on Accounting and Financial Disclosures                     none

PART III
Item 10  Directors and Executive Officers of the Registrant                 74*
Item 11  Executive Compensation                                               *
Item 12  Security Ownership of Certain Beneficial Owners
              and Management                                                  *
Item 13  Certain Relationships and Related Transactions                       *

PART IV
Item 14  Exhibits, Financial Statement Schedules and
              Reports on Form 8-K                                        72-73

(1) Solely for the purpose of this calculation, all executive officers and directors of the registrant are considered to be affiliated. Also included are the shares held by various employee benefit plans where trustees are directors of St. Paul Bancorp, Inc.

* St. Paul Bancorp's definitive proxy statement for the 1999 Annual Meeting of Shareholders is incorporated herein by reference, other than the sections entitled Report of the Organizational Planning and Stock Option Committees on Executive Compensation and Comparative Performance Graph.

ANNUAL REPORT ON FORM 10-K                                St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
COMPETITION
--------------------------------------------------------------------------------
St. Paul Bancorp experiences substantial competition in attracting and retaining deposit accounts, making mortgage, commercial and other loans, and selling investment products and trust services. Competition for deposit accounts, including commercial deposits, comes primarily from other federally insured financial institutions, such as saving institutions, commercial banks and credit unions; money market funds; and other investment alternatives. Competition for origination of loan products comes primarily from mortgage brokers, other savings institutions, mortgage banking firms, commercial banks, insurance companies and finance companies. Competition for investment product sales and trust services comes primarily from other brokerage operations, insurance companies, mutual funds, commercial banks and other money management firms. Many of St. Paul's competitors are unregulated and are not subject to the same restrictions as the Bank.

   St. Paul's market area is experiencing increased competition from the acquisition of local financial institutions by larger commercial banking and savings institutions.

PROPERTIES
--------------------------------------------------------------------------------
All the office properties and most of the equipment appearing in the Consolidated Statements of Financial Condition and Note L - Office Properties and Equipment are owned by the Bank. As of Dec. 31, 1998, the Bank had 65 banking offices located throughout the greater Chicago metropolitan area. Sixteen of the branches were located in Dominick's(R) and Cub(R) food stores in the Chicago area. All branch locations, except for three drive-up facilities, are full-service offices that provide a full range of banking services. Of the 65 banking offices, 41 were owned and 24 were leased. Also, the Bank owned six administrative buildings. Office properties include 12 branch office locations acquired by the Company in the Beverly merger. The leased office space includes spaced leased by Beverly in the south and southwestern suburbs of Chicago for executive offices, business development and mortgage originations. The Company also acquired a lease for office space in a southwestern suburb of Chicago when the Bank acquired the operations of Serve Corps. During 1998, the Bank also began to occupy a 70,000 square foot facility in a suburb of Chicago that serves as an operations center. At Dec. 31, 1998, the aggregate net book value of St. Paul Federal's banking and administrative offices owned and the leasehold improvements at the offices leased was $36.3 million. Management believes all these properties are in good condition.

   In addition to its land, buildings and leasehold improvements, the Bank had an aggregate net investment in equipment of $11.6 million at Dec. 31, 1998. Included in the equipment owned by the Bank are mainframe, hardware, teller platforms, desktop computers, ATMs and furnishings.

REGULATIONS
--------------------------------------------------------------------------------
The Company, as a savings and loan holding company, and the Bank, as a federally chartered savings bank, are subject to extensive regulation, supervision and examination by the Office of Thrift Supervision ("OTS") as their primary federal regulator. The Bank also is subject to regulations, supervision and examination by the Federal Deposit Insurance Corporation ("FDIC") and as to certain matters by the Board of Governors of the Federal Reserve System ("Federal Reserve Board"). See Management's Discussion and Analysis and Notes to Consolidated Financial Statements as to the impact of certain laws, rules and regulations on the operations of the Company and the Bank. Set forth below is a description of certain recent regulatory developments.

   Legislation was enacted in 1996 which contemplates the merger of the Savings Association Insurance Fund ("SAIF"), of which the Bank is a member, with the Bank Insurance Fund (the "BIF"), which generally insures deposits in national and state-chartered banks. A condition to the combined insurance fund, however, is that the savings association charter be eliminated. Several proposals in this regard were introduced in Congress during 1997, but were not included in financial modernization legislation considered in 1998. While no legislation has been passed to date, the issue may be considered by Congress again in 1999. If legislation is passed abolishing the federal thrift charter, the Bank may be required to convert to a national bank holding company regulated by the Federal Reserve Board, rather than a savings and loan holding company regulated by the OTS. Regulation by the Federal Reserve Board could subject the Company as a holding company under OTS regulation and may result in statutory limitations on the type of business activities in which the Company may engage at the holding company level, which business activities currently are not restricted. The Company and the Bank are unable to predict whether such legislation will be enacted.

ANNUAL REPORT ON FORM 10-K (continued)                    St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------


EXHIBITS (C)
--------------------------------------------------------------------------------

FINANCIAL STATEMENTS FILED                                                Page
--------------------------------------------------------------------------------
St. Paul Bancorp, Inc.
Consolidated Financial Statements                                          40
Notes to Consolidated Financial Statements                                 44
Report of Independent Auditors                                             69
   Schedules to the consolidated financial statements required by
Article 9 of Regulation S-X are omitted, since the required information is included in the footnotes or is not applicable.
   No reports on Form 8-K were filed during the last quarter of 1998.
   The following Exhibit Index lists the Exhibits to this Annual Report on Form 10-K.

EXHIBIT NUMBER 3
--------------------------------------------------------------------------------
Certificate of Incorporation and Bylaws

i     Certificate of Incorporation (a).

ii Certificate of Amendment of Certificate of Incorporation of Registrant, dated June 26, 1998.

iii   Bylaws of Registrant, as amended (a).

iv Amendments to Bylaws of Registrant dated as of Dec. 18, 1989, July 18, 1992, Sept. 27, 1993, Oct. 25, 1993 and Feb. 28, 1994, respectively (a).

v     Amendment to Bylaws of Registrant, dated June 22, 1998.



EXHIBIT NUMBER 10
--------------------------------------------------------------------------------
MATERIAL CONTRACTS

i     Stock Option Plan, as amended (a) (b).

ii    Amendment to Stock Option Plan dated May 13, 1992 (a) (b).

iii   Amendment to Stock Option Plan dated May 4, 1994 (a) (b).

iv    1995 Incentive Plan (a) (b).

v     Amendment to 1995 Incentive Plan dated May 6, 1998 (b).

vi    Beverly Bancorporation Stock Option Plan (a) (b).

vii   Beverly Bancorporation 1997 Long-Term Stock Incentive Plan (a) (b).

viii Employment Agreements, dated Dec. 19, 1994, among St. Paul Bancorp, Inc., St. Paul Federal Bank For Savings and Joseph C. Scully and Patrick J. Agnew, respectively (a) (b).

ix Amendments to Employment Agreements, dated as of May 22, 1995, among St. Paul Bancorp, Inc., St. Paul Federal Bank For Savings and Joseph C. Scully and Patrick J. Agnew, respectively (a) (b).

x Amendments to Employment Agreements, dated as of Aug. 28, 1995, among St. Paul Bancorp, Inc., St. Paul Federal Bank For Savings and Joseph C. Scully and Patrick J. Agnew, respectively (a) (b).

xi Amendments to Employment Agreements, dated as of Dec. 31, 1995, among St. Paul Bancorp, Inc., St. Paul Federal Bank For Savings and Joseph C. Scully and Patrick J. Agnew, respectively (a) (b).

xii Severance Agreements, dated as of Dec. 21, 1992, among St. Paul Bancorp, Inc., St. Paul Federal Bank For Savings and Robert N. Parke, Thomas J. Rinella, Donald G. Ross and Clifford M. Sladnick, respectively (a) (b).

xiii Amendments to Severance Agreements, dated as of Dec. 19, 1994, among St. Paul Bancorp, Inc., St. Paul Federal Bank For Savings and Robert N. Parke, Thomas J. Rinella, Donald G. Ross and Clifford M. Sladnick, respectively
      (a)(b).

xiv Amendments to Severance Agreements, dated as of May 22, 1995, among St. Paul Bancorp, Inc., St. Paul Federal Bank For Savings and Robert N. Parke, Thomas J. Rinella, Donald G. Ross and Clifford M. Sladnick, respectively
      (a)(b).

ANNUAL REPORT ON FORM 10-K                                St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
xv Amendments to Severance Agreements, dated as of Aug. 28, 1995, among St. Paul Bancorp, Inc., St. Paul Federal Bank For Savings and Robert N. Parke, Thomas J. Rinella, Donald G. Ross and Clifford M. Sladnick, respectively
      (a)(b).

xvi St. Paul Federal Bank For Savings Deferred Compensation Trust Agreement, dated April 21, 1987 (a) (b).

xvii First Amendment to Agreement in Trust, dated Dec. 31, 1989, by and between St. Paul Federal Bank For Savings and Alan J. Fredian, Michael R. Notaro and Faustin A. Pipal, as trustees (a) (b).

xviii St. Paul Federal Bank For Savings and St. Paul Bancorp, Inc. Nonqualified
      Retirement Plan for Directors, as amended and restated as of January 1, 1999 (b).

xix St. Paul Federal Bank For Savings Supplemental Retirement Plan and Excess Benefit Plan as amended and restated as of January 1, 1999 (b).

xx St. Paul Federal Bank For Savings Supplemental Retirement Trust as amended and restated as of December 31, 1998 (b).

xxi St. Paul Bancorp, Inc. and St. Paul Federal Bank For Savings Employee Severance Compensation Plan, executed Dec. 20, 1993 (a) (b).

xxii First Amendment to St. Paul Bancorp, Inc. and St. Paul Federal Bank For Savings Employee Severance Compensation Plan, executed as of October 26, 1998 (b).

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


EXHIBIT NUMBER 13
--------------------------------------------------------------------------------
1998 Annual Report to Shareholders

EXHIBIT NUMBER 21
--------------------------------------------------------------------------------
Subsidiaries of Registrant

EXHIBIT NUMBER 23
--------------------------------------------------------------------------------
Consent of Ernst & Young LLP
Consent of Grant Thornton LLP
Report of Independent Auditors Grant Thornton LLP

EXHIBIT NUMBER 27
--------------------------------------------------------------------------------
Financial Data Schedule




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

SIGNATURES                    ST. PAUL BANCORP OFFICERS   St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Pursuant to the requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on March 22, 1999 on its behalf by the undersigned thereunto duly authorized.

St. Paul Bancorp, Inc.
Joseph C. Scully
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below on March 22, 1999 by the following persons on behalf of the registrant and in the capacities indicated.

Joseph C. Scully                             Alan J. Fredian
Chairman and Chief Executive Officer         Director

Patrick J. Agnew                             Paul C. Gearen
President and Chief Operating Officer        Director

Robert N. Parke                              Kenneth J. James
Senior Vice President and Treasurer          Director
(principal financial officer)
                                             Jean C. Murray, O.P.
Paul J. Devitt                               Director
First Vice President and Controller
(principal accounting officer)               Anthony R. Pasquinelli
                                             Director
William A. Anderson
Director                                     John J. Viera
                                             Director
John W. Croghan
Director


DIRECTORS
--------------------------------------------------------------------------------
Joseph C. Scully
Chairman and Chief Executive Officer, St. Paul Bancorp, Inc.
and St. Paul Federal-A B C D* E F

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

Alan J. Fredian
Retired Professor, Institute of Human Resources and Industrial Relations, Loyola University-D E* H* I*

Paul C. Gearen
President, Nicolson, Porter and List, Inc.-corporate real estate-C

Kenneth J. James
Chairman, James Investment Co.-real estate development-B* C*

Jean C. Murray, O.P.
Retired President, Dominican University (formerly Rosary College)-E F

Anthony R. Pasquinelli
Executive Vice President and Secretary, Pasquinelli Construction Co.; former Chairman, Beverly Bancorporation-C

John J. Viera
Retired Vice President, Commonwealth Edison Companypublic utility-D F* G H I

Joseph C. Scully, 58, has been Chairman since 1989 and Chief Executive Officer since 1982. He joined the Company in 1963 and has also served as President, Senior Vice President, Corporate Secretary and Vice President.

Patrick J. Agnew, 56, has been President and Chief Operating Officer since 1989. Previous positions include Executive Vice President, Senior Vice President and General Counsel for the Company. Before joining St. Paul in 1979, he was a partner in the law firm of Righeimer, Martin and Cinquino.

James R. Lutsch, 51, was named Senior Vice President and Director of Information Services in 1986. He joined St. Paul in 1972 and has also served as a Vice President and as a Manager in the Bank's systems department.

Robert N. Parke, 54, was named Senior Vice President and Chief Financial Officer in 1981. Previous positions include Treasurer. Before joining St. Paul in 1977, he was a certified public accountant with Ernst & Young LLP.

Robert N. Pfeiffer, 50, was named Senior Vice President and Director of Human Resources in 1990 and Director of Customer Operations in 1996. Previous positions include First Vice President, Vice President, Branch Manager and Manager of SPF Insurance Agency, Inc., the Bank's insurance subsidiary.

Thomas J. Rinella, 54, Senior Vice President, was named Director of Community Lending in 1987. Previous positions include Marketing Director, Human Resources Director, Loan Department Manager and Systems Analyst with the Bank.

Donald G. Ross, 50, was named Senior Vice President, Director of Retail Banking in 1986. Previous positions include First Vice President, Vice President and Assistant Vice President with the Bank.

Clifford M. Sladnick, 42, was named Senior Vice President, General Counsel and Corporate Secretary in 1991. Before joining St. Paul in 1990, he was a partner with the law firm of McDermott, Will & Emery. He is also a certified public accountant.





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

COMMON STOCK
St. Paul Bancorp common stock is listed under the symbol "SPBC" on the NASDAQ Stock MarketSM. Newspaper stock tables often list the stock as "StPaulB" or "StPaulBncp."
   As of Dec. 31, 1998, St. Paul Bancorp had 40,724,824 shares of common stock outstanding. At that date, there were 6,476 shareholders of record.
   As of the close of business on Feb. 25, 1999, St. Paul Bancorp's stock price was $21.94.

STOCK PRICE INFORMATION
The table below shows the quarterly price range of SPBC common stock and dividends paid over the past two years. The St. Paul Bancorp, Inc. Board of Directors voted on June 22, 1998 and again on January 25, 1999 to increase the quarterly dividend per share. The dividend was increased by 50 percent and 33 percent, respectively.

STOCK PRICES
--------------------------------------------------------------------------------
                     1st               2nd                3rd                4th
                 Quarter           Quarter            Quarter            Quarter
--------------------------------------------------------------------------------
1997   15 3/16 - 19 5/16  17 1/2 - 23 1/16  21 13/16 - 25 3/8    22 1/2 - 29
1998    21 3/4 -  27 1/8  22 1/2 -  26 3/4    17 1/8 - 25 1/4  16 11/16 - 27 1/2
--------------------------------------------------------------------------------

DIVIDENDS PER SHARE PAID*
--------------------------------------------------------------------------------
                                                         1998               1997
--------------------------------------------------------------------------------
First Quarter                                          $0.100             $0.080
Second Quarter                                         $0.100             $0.080
Third Quarter                                          $0.150             $0.100
Fourth Quarter                                         $0.150             $0.100
--------------------------------------------------------------------------------
* Restated for a three-for-two stock split distributed on July 14, 1997.

DIVIDEND PAYMENT DATES
St. Paul Bancorp pays dividends in February, May, August and November, with record dates earlier in those same months. Specific dates are announced in the Company's quarterly earnings releases.

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

STOCKHOLDER INQUIRIES
The Company's annual report on Form 10-K is on file with the Securities and Exchange Commission and is included in this report. To obtain additional information on St. Paul Bancorp free of charge, call the St. Paul News Hotline at (773) 889-SPBC (7722) or the Company's Investor Relations Department at (773) 804-2284. You may also ask to be added to the mailing list for quarterly earnings releases. The Bank maintains a Web site at www.stpaulbank.com.
   Other inquiries may be directed to Investor Relations Director Robert E. Williams, (773) 804-2284, or Chief Financial Officer Robert N. Parke, (773) 804-2360.
   Inquiries about stockholder records, stock transfers, ownership changes, address changes, dividend payments or the dividend reinvestment plan should be directed to:

TRANSFER AGENT AND REGISTRAR
BankBoston, N.A.
Mail Stop 45-02-64
P.O. Box 8040
Boston, MA 02266-0664
(800) 730-4001
Fax(781) 828-8813
www.equiserve.com

ANNUAL MEETING
You are cordially invited to St. Paul Bancorp's annual meeting of stockholders, to be held at 10 a.m. Wednesday, May 26, 1999 at Drury Lane Oakbrook, 100 Drury Lane, Oakbrook Terrace, IL. Mark your proxy card if you wish to attend. The record date for voting at the meeting is April 6, 1999.

Independent Auditors
Ernst & Young LLP
233 South Wacker Drive
Chicago, Illinois 60606-6301

Corporate Counsel
Clifford M. Sladnick
Senior Vice President and General Counsel
St. Paul Bancorp, Inc.

76